Form 10-K405, Exhibit 13
period 1996-12-31
KANKAKEE BANCORP INC
filed 1997-03-26
CIK 891523

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
            -------------------------------------------------------

                                                                            DECEMBER 31,
                                                  ----------------------------------------------------------------
                                                     1996         1995         1994         1993          1992
                                                  -----------  -----------  -----------  -----------  ------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Selected Financial Condition Data:
    Total assets................................  $   350,643  $   355,103  $   304,425  $   281,895   $  276,859
    Loans, net, including loans held for sale...      233,963      230,467      212,813      191,854      174,945
    Mortgage-backed securities held-to-
      maturity..................................          246          363        6,357        8,488        3,807
    Mortgage-backed securities available-for-
      sale......................................       34,467       36,119            0            0            0
    Investment securities held-to-maturity (1)..          623          913       43,031       61,027       43,273
    Investment securities available-for-sale....       51,345       47,711       17,318            0       10,108
    Deposits....................................      277,348      286,080      265,570      242,703      240,745
    Total borrowings............................       34,545       29,645            0            0            0
    Stockholders' equity........................       36,494       36,451       35,526       36,075       33,389
    Shares outstanding..........................    1,414,918    1,453,418    1,522,918    1,676,268    1,750,000
    Stockholders' equity per share..............  $     25.79  $     25.08  $     23.32  $     21.52   $    19.08


                                                                                                      NINE MONTHS
                                                               YEARS ENDED DECEMBER 31,                  ENDED
                                                  --------------------------------------------------  DECEMBER 31,
                                                     1996         1995         1994         1993          1992
                                                  -----------  -----------  -----------  -----------  ------------
                                                                       (DOLLARS IN THOUSANDS)
Selected Operations Data:
    Total interest income.......................  $    25,808  $    22,830  $    20,297  $    20,374   $   16,034
    Total interest expense......................       15,199       12,562        9,222        9,248        8,593
                                                  ----------------------------------------------------------------
      Net interest income.......................       10,609       10,268       11,075       11,126        7,441
    Provision for losses on loans...............           42          173          296          420          838
                                                  ----------------------------------------------------------------
    Net interest income after provision for
      losses on loans...........................       10,567       10,095       10,779       10,706        6,603
                                                  ----------------------------------------------------------------
    Loan fees and other fee income..............          791          620          659          747          568
    Gain on sales of loans, mortgage-backed
      securities and investment securities......          109           69           43        2,013          367
    Other non-interest income...................        1,237          492          484          546          560
                                                  ----------------------------------------------------------------
      Total non-interest income.................        2,137        1,181        1,186        3,306        1,495
                                                  ----------------------------------------------------------------
    Other expenses..............................       10,215        8,494        8,330        8,415        5,606
    Income tax expense..........................          713          934        1,240        1,904          848
                                                  ----------------------------------------------------------------
      Total non-interest expense................       10,928        9,428        9,570       10,319        6,454
                                                  ----------------------------------------------------------------
    Net income before cumulative effect of
      accounting change.........................        1,776        1,848        2,395        3,693        1,644
    Cumulative effect of changing method of
      accounting for post-retirement health
      benefits, net of income taxes.............            0            0            0         (156)           0
                                                  ----------------------------------------------------------------
    Net income after cumulative effect
      adjustment................................  $     1,776  $     1,848  $     2,395  $     3,537   $    1,644
                                                  -----------  -----------  -----------  -----------  ------------
                                                  -----------  -----------  -----------  -----------  ------------

----------
(1) Includes certificates of deposit and non-marketable equity securities.

      -------------------------------------------------------------------

                                                                                                               NINE MONTHS
                                                                            YEARS ENDED DECEMBER 31,              ENDED
                                                                   ------------------------------------------  DECEMBER 31,
                                                                     1996       1995       1994       1993         1992
                                                                   ---------  ---------  ---------  ---------  ------------
Selected Financial Ratios and Other Data:
Performance Ratios:
    Return on assets (ratio of net income to average total
      assets)....................................................       0.50 (5)      0.58%      0.82%      1.31 (3)        0.82%(4)
    Interest rate spread information:
      Average during the year....................................       2.78%      2.98%      3.60%      3.73%        3.77%(4)
      End of year................................................       2.88%      2.64%      3.14%      3.68%        3.36%
    Net interest margin (1)......................................       3.11%      3.37%      3.96%      4.11%        3.93%(4)
    Ratio of operating expense to average total assets...........       2.87 (6)      2.67%      2.86%      2.98%        2.81%(4)
    Return on equity (ratio of net income to average equity).....       4.95 (7)      5.10%      6.66%     10.59 (3)       11.20%(4)
    Ratio of average interest-earning assets to average
      interest-bearing liabilities...............................     107.40%    109.33%    110.83%    110.97%      103.49%
Quality Ratios:
    Non-performing assets to total assets at end of period.......       1.16%      0.64%      0.75%      0.49%        0.65%
    Allowance for losses on loans to non-performing loans........      60.92%    163.45%    114.85%    410.82%      175.29%
    Classified assets to total assets at end of period (2).......       1.88%      2.15%      3.14%      3.37%        3.79%
    Allowance for losses on loans to classified assets...........      35.80%     31.30%     23.52%     22.77%       22.68%
Capital Ratios:
    Equity to total assets at end of period......................      10.41%     10.26%     11.67%     12.80%       12.06%
    Average equity to average assets.............................      10.06%     11.38%     12.34%     12.37%        7.36%
    Dividend payout ratio........................................      33.90%     33.90%        --         --           --
Other data:
    Number of full service branch offices........................          9         10         10          9            9

----------
(1) Net interest income divided by average interest earning assets.
(2) Includes items classified as special mention.
(3) Excludes cumulative effect of changing method of accounting for post-retirement health benefits.
(4) Annualized.
(5) Without the effect of the special one-time assessment on SAIF-insured deposits and the gain on the sale of a branch, the return on average assets would have been 0.67%.
(6) Without the effect of the special one-time assessment on SAIF-insured deposits, the ratio of operating expenses to average assets would have been 2.40%.
(7) Without the effect of the special one-time assessment on SAIF-insured deposits and the gain on the sale of a branch, the return on average stockholders' equity would have been 6.71%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------

General
Kankakee Bancorp, Inc. (the "Company") was formed as part of the conversion of Kankakee Federal Savings and Loan Association from a mutual savings and loan association to a federal stock savings bank known as Kankakee Federal Savings Bank (the "Bank"), which was completed on December 30, 1992. The Company's primary business activity is acting as the holding company for the Bank. All references to the Company in the following discussion include the Bank and the Bank's wholly-owned service corporation, KFS Service Corporation ("KFS"), unless indicated otherwise. The Company's results of operations are dependent primarily on net interest income, which is the difference, or "spread", between the interest income earned on its loan, mortgage-backed securities and investment portfolios and its cost of funds, consisting of interest paid on its deposits and on borrowed funds. The Company's operating expenses principally consist of employee compensation and benefits, occupancy, federal deposit insurance premiums, marketing and other general and administrative expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.
The Company's mission is to provide, safely and profitably, financial services to families and businesses in the communities served by its offices. In seeking to accomplish this mission, management has adopted a business strategy designed to: (i) maintain the level of the Bank's tangible capital well in excess of regulatory requirements; (ii) maintain a high level of asset quality; (iii) manage the Company's exposure to changes in market interest rates; (iv) increase the Company's interest rate spread; and (v) take advantage of loan and deposit growth opportunities in the Company's principal market areas, to the extent available. The Company has attempted to achieve these goals by focusing on: (i) the origination of adjustable-rate mortgage loans ("ARMs") on residential properties for retention in its portfolio; (ii) the sale of most of the long-term fixed-rate residential mortgage loans which it originates; (iii) supplementing its residential lending with commercial real estate, consumer, commercial business, multi-family and, to a lesser extent, construction lending;
(iv) providing high quality service to enhance customer loyalty; and (v) offering a variety of financial products to serve as comprehensively as practicable the financial needs of families and community businesses in its market areas.

Asset/Liability Management
The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity
"gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based

                         [PHOTO]
 IN 1996 THE BANK MADE A SUBSTANTIAL INVESTMENT IN TRAINING
KEEPING THE SKILLS OF TELLERS AND FINANCIAL COUNSELORS IN STEP
               WITH TECHNOLOGICAL ADVANCES.

upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income.
During a period of falling interest rates, a negative gap


                     MANAGEMENT'S DISCUSSION AND ANALYSIS 9
would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. At December 31, 1996, total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing in the same period by $51.1 million, representing a positive cumulative one-year gap equal to 14.6% of total assets.

In an attempt to manage its exposure to changes in interest rates, management closely monitors the Company's interest rate risk. The Bank has an asset/liability management committee consisting of the president, certain vice presidents and the controller of the Bank which meets monthly and reviews the Bank's interest rate risk position and makes quarterly recommendations for adjusting such position to the Bank's Board of Directors. In addition, on a quarterly basis the Board reviews the Bank's asset/liability position, including simulations of the effect on the Bank's capital of various interest rate scenarios.

In managing its asset/liability mix, the Company, at times, depending on the relationship between long-term and short-term interest rates, market conditions and consumer preferences, may place somewhat greater emphasis on maximizing its net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to improve its net income. Management believes that the increased net income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declining or stable interest rates, provide returns that justify the increased exposure to sudden and unexpected increases in interest rates which can result from such a mismatch.

To the extent consistent with its interest margin objectives, the Company has attempted to reduce its interest rate risk and has taken a number of steps to restructure its assets and liabilities. First, the Company has focused its one-to-four family residential lending program on ARMs. ARM originations exceeded fixed-rate originations during 1996. In excess of half of fixed-rate one-to-four family loan originations during 1996 were in loans with an initial term to maturity of 15 years or less. Such loans are retained in the Company's portfolio. At December 31, 1996, approximately $98.8 million, or 66.3% of the Company's one-to-four family residential loan portfolio consisted of ARMs. Second, the Company has continued building its portfolio of consumer loans having terms to maturity that are significantly shorter than residential loans. Third, the Company has continued to build its portfolio of adjustable-rate commercial real estate and multi-family loans. Fourth, the Company has increased originations of commercial business and construction loans having adjustable or floating interest rates, relatively short terms to maturity, or a combination thereof. Fifth, the Company has adopted a policy of selling substantially all of its newly originated conventional 30-year, fixed-rate residential mortgage loans, with servicing retained.

At December 31, 1996, the Company held $50.1 million of fixed-rate one-to-four family loans, of which $13.5 million had original terms of more than 15 years (i.e., long-term loans). The Company's current policy is to sell substantially all newly originated 30 year, fixed-rate loans, and $640,000 were classified as held for sale at December 31, 1996. The remaining $12.8 million of these loans are seasoned loans that have been carried in the Company's permanent loan portfolio and are intended to be held until maturity.

The following table sets forth the interest rate sensitivity of the Bank's assets and liabilities at December 31, 1996. Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period are determined in accordance with the earlier of the term to repricing or maturity of the asset or liability. The Bank has assumed that its passbook savings, checking and money market accounts, which totaled $101.0 million at December 31, 1996, are withdrawn at the annual percentage rates of 15.0%, 37.5% and 37.6%, respectively. Certificate accounts are assumed to reprice at the date of contractual maturity. Finally, the Bank has assumed that its annual percentage withdrawal rates and its annual loan prepayment rates are

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 10
consistent with the withdrawal and prepayment assumptions of the Office of Thrift Supervision ("OTS").

                                                              MATURING OR REPRICING
                                         ----------------------------------------------------------------
                                                    4 MONTHS
                                            1-3      TO ONE    OVER 1-3   OVER 3-5    OVER 5
                                          MONTHS      YEAR       YEARS      YEARS      YEARS      TOTAL
                                         ---------  ---------  ---------  ---------  ---------  ---------
                                          AMOUNT     AMOUNT     AMOUNT     AMOUNT     AMOUNT     AMOUNT
                                         ---------  ---------  ---------  ---------  ---------  ---------
Fixed rate one-to-four family
  (including mortgage-backed
  securities, (commercial real estate
  and construction loans...............  $   4,908  $   8,339  $  15,823  $  10,884  $  31,504  $  71,458
Adjustable rate one-to-four family
  commercial real estate and
  construction loans...................     57,959    102,088         --         --         --    160,047
Commercial business loans..............      7,516        980      1,447         --         --      9,943
Consumer loans.........................     11,709      6,466      7,206      2,786      2,402     30,569
Investment securities and other........     22,239      2,002      4,979     16,051     17,054     62,325
                                         ---------  ---------  ---------  ---------  ---------  ---------
        Total interest-earning
          assets.......................    104,331    119,875     29,455     29,721     50,960    334,342
                                         ---------  ---------  ---------  ---------  ---------  ---------
Savings deposits.......................      2,028      5,769     12,258      8,856     23,056     51,967
Checking and money market..............      5,136     13,258     11,519      6,928     12,204     49,045
Certificates...........................     49,778     62,985     48,395     14,988         --    176,146
FHLB advances..........................      7,000      7,350        375         --         --     14,725
Other borrowings.......................     19,820         --         --         --         --     19,820
                                         ---------  ---------  ---------  ---------  ---------  ---------
        Total interest-bearing
          liabilities..................     83,762     89,362     72,547     30,772     35,260    311,703
                                         ---------  ---------  ---------  ---------  ---------  ---------
Interest-earning assets less interest-
  bearing liabilities..................  $  20,569  $  30,513  $ (43,092) $  (1,051) $  15,700  $  22,639
                                         ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------
Cumulative interest-rate sensitivity
  gap..................................  $  20,569  $  51,082  $   7,990  $   6,939  $  22,639
                                         ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------
Cumulative interest-rate gap as a
  percentage of assets.................      5.87%     14.57%      2.28%      1.98%      6.46%
                                         ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------

Certain shortcomings are inherent in the method of analysis presented in the foregoing table.
For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARMs, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 11

                      [PHOTO]

                                                                             THE
                                                          BANK HAS RECEIVED
                                                          EXCELLENT RESPONSE TO
                                                          ITS NEW
                                                                    RELATIONSHIP
                                                          BANKING PROGRAM, MERIT
                                                          PLUS GOLD.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 12

Financial Condition
Total assets decreased by $4.5 million or 1.3% to $350.6 million at December 31, 1996, from $355.1 million at December 31, 1995. The decrease in total assets during 1996 was primarily attributed to the sale of the Bank's branch office in Carlyle, Illinois.

Cash and cash equivalents decreased by $8.5 million to $17.2 million at December 31, 1996, from $25.7 million at December 31, 1995. The decrease was primarily attributed to the decrease in deposit account balances of $8.7 million, of which $8.6 million was the result of the branch sale. The decrease was also attributed to purchases of investment and mortgage-backed securities, and an increase in loans. These decreases were partially offset by an increase in borrowings, and the sale and maturity of investment and mortgage-backed securities.

Loans held for sale increased $59,000 or 10.1% to $640,000 at December 31, 1996. This was the result of the origination of approximately $4.0 million of 30 year, fixed-rate loans, offset by the sale with servicing retained of approximately $4.0 million of such loans to the Federal Home Loan Mortgage Corporation.

The Company participates in government-sponsored, insured and guaranteed loan programs, such as those offered by the Veterans' Administration ("VA") and the Federal Housing Authority ("FHA"). During 1996, $872,000 of such loans were originated and sold to investors with servicing released. Borrowers are notified at the time of application that their loan will be sold to, and serviced by, a party other than the Company.

During 1996, the Company, as per its agreement with the Student Loan Marketing Association, sold $792,000 in student loans at the time the loans went into repayment status.

During the year ended December 31, 1996, net loans increased by $3.4 million or 1.5% to $233.3 million from $229.9 million at December 31, 1995. The increase was the result of the origination of $30.3 million of real estate loans, the origination of $45.9 million of consumer and commercial business loans, the purchase of $1.1 million of commercial business loans, and was offset by the sale of $3.8 million in loans, as part of the sale of the Carlyle branch, and loan repayments which totaled $70.0 million.

At December 31, 1996, investment securities available-for-sale totaled $51.3 million, an increase of $3.6 million or 7.5% from the amount classified as available-for-sale at December 31, 1995. The increase was the result of the purchase of $27.0 million of available-for-sale securities during the year. The increase was partially offset by sales of $7.3 million, maturities of $15.5 million of available-for-sale securities and a negative adjustment of $815,000 in the market value of available-for-sale securities during the fiscal year ended December 31, 1996.

At December 31, 1996, mortgage-backed securities available-for-sale totaled $34.5 million, a decrease of $1.7 million from the amount classified as available-for-sale at December 31, 1995. The decrease in mortgage-backed securities available-for-sale was the result of principal repayments totaling $9.3 million, sales of $4.9 million and an adjustment to market value of $91,000, during the year ended December 31, 1996. These decreases were partially offset by purchases of $13.0 million of mortgage-backed securities available-for-sale during 1996.

Held-to-maturity investment securities and non-marketable equity securities decreased by $52,000 to $573,000 at December 31, 1996, from $626,000 at December 31, 1995. This decrease was the result of a principal pay down of $2,000 of held-to-maturity investment securities and the sale of $50,000 in non-marketable equity securities due to a buy-out by that company's management.

Deposits decreased by $8.7 million (3.1%) to $277.3 million at December 31, 1996, from $286.1 million at December 31, 1995. The decrease resulted from a $4.3 million decrease in certificates of deposit and a $4.4 million decrease in passbook savings, checking and money market accounts. During the year, the Bank sold its branch office in Carlyle, Illinois, which included $4.9 million in certificates of deposit and $3.7 million in passbook savings, checking and money market accounts.

Borrowed money increased by $4.9 million (16.5%) to $34.5 million at December 31, 1996, from $29.6 million at December 31, 1995. Borrowed money consisted of $14.7 million in advances from


                               [PHOTO]
                  LAPTOP COMPUTERS HAVE INCREASED
                LOAN APPLICATION EFFICIENCY FOR BOTH
                       CUSTOMERS AND THE BANK

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 13
the Federal Home Loan Bank of Chicago ("FHLB") and $19.8 million was derived from securities sold under agreements to repurchase. Approximately $30.0 million of the borrowed money was used to purchase and retain mortgage-backed securities in order to generate additional net interest income and as a method of increasing the leverage on the Company's capital. The remaining borrowed money resulted from short-term cash management requirements.

Stockholders' equity on a per share basis increased from $25.08 at December 31, 1995, to $25.79 at December 31, 1996. Stockholders' equity increased by $43,000 (0.1%) and remained at $36.5 million at December 31, 1996. The increase in stockholders' equity was attributed to net income of $1.8 million. The increase was partially offset by the repurchase of 39,200 shares of Company common stock at a total cost of $762,000, the market value adjustment on available-for-sale securities required under SFAS No. 115, which, net of provision for income taxes, amounted to $598,000 and the payment of dividends of $572,000, during the year ended December 31, 1996.

Asset Quality
Asset quality is an important aspect of the financial condition of a savings institution such as the Company. Measurements of asset quality are indicators of both the current strength of a financial institution and of its ability to generate the desired returns from its business activities.
Company management performs a quarterly analysis of the adequacy of the allowance for losses on loans. Management classifies problem assets into one of four categories: Substandard, Doubtful, Loss and Special Mention. During the year ended December 31, 1996, total classified assets decreased by $1.0 million to $6.6 million from $7.6 million at December 31, 1995. This decrease was due to decreases of $619,000 in real estate owned, $109,000 in assets classified as Substandard, and $310,000 in assets categorized as Special Mention.

Non-performing assets include foreclosed assets, loans that have been placed on non-accrual status and loans 90 days or more past due that continue to accrue interest. During the year ended December 31, 1996, total non-performing assets increased by $1.8 million, or 78.1%, to $4.1 million from $2.3 million at December 31, 1995. The increase was due to increases of $1.2 million in non-accrual construction and development loans, $436,000 in accruing commercial loans 90 days or more delinquent and $570,000 in accruing construction and development loans 90 days or more delinquent, which were partially offset by a decrease of $635,000 in foreclosed assets. The increase was due primarily to the categorization of three loans totaling $2.2 million as non-performing. The loans are secured by a retail commercial building, a residential subdivision and an office building, with principal balances of $1.2 million, $499,000 and $436,000, respectively. Based on its review of these loans, management does not anticipate that the Company will incur a material loss.

Results of Operations
The Company's results of operations depend primarily on the level of its net interest and non-interest income and its control of operating expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 14

Net Interest Income Analysis

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                              YEAR ENDED DECEMBER 31, 1996
                                          ------------------------------------
                                            AVERAGE
                                          OUTSTANDING   INTEREST
                                            BALANCE    EARNED/PAID  YIELD/RATE
                                          -----------  -----------  ----------
                                                 (DOLLARS IN THOUSANDS)
Interest-earning assets:
    Loans receivable (1)................  $  233,064   $   19,138       8.21%
    Mortgage-backed securities (2)......      33,696        2,147       6.37%
    Investments securities (2)..........      55,396        3,645       6.58%
    Other interest-earning assets.......      17,258          752       4.36%
    FHLB stock..........................       1,862          126       6.77%
                                          -----------  -----------
        Total interest-earning assets...     341,276       25,808       7.56%
                                          -----------  -----------
Other assets............................      15,251
                                          -----------
Total assets............................  $  356,527
                                          -----------
                                          -----------
Interest-bearing liabilities:
    Certificate of deposit accounts.....  $  182,687       10,516       5.76%
    Savings deposits....................      53,987        1,453       2.69%
    Demand and NOW deposits.............      51,626        1,531       2.97%
    Borrowings..........................      29,457        1,699       5.77%
                                          -----------  -----------
        Total interest-bearing
          liabilities...................     317,757       15,199       4.78%
                                          -----------  -----------
Other liabilities.......................       2,918
                                          -----------
Total liabilities.......................     320,675
                                          -----------
Stockholders' equity....................      35,852
                                          -----------
Total liabilities and stockholders'
  equity................................  $  356,527
                                          -----------
                                          -----------
Net interest income.....................               $   10,609
                                                       -----------
                                                       -----------
Net interest rate spread................                                2.78%
                                                                    ----------
                                                                    ----------
Net earning assets......................  $   23,519
                                          -----------
                                          -----------
Net yield on average interest-earning
  assets
  (net interest margin).................                                3.11%
                                                                    ----------
                                                                    ----------
Average interest-earning assets to
  average interest-bearing
  liabilities...........................                  107.40%
                                                       -----------
                                                       -----------

--------------------------
(1)Calculated including loans held for sale, and net of deferred loan fees, loan discounts, loans in process and the allowance for losses on loans.

(2)Calculated including mortgage-backed or investment securities available for sale.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 14

                                              YEAR ENDED DECEMBER 31, 1995          YEAR ENDED DECEMBER 31, 1994
                                          ------------------------------------  ------------------------------------
                                            AVERAGE                               AVERAGE
                                          OUTSTANDING   INTEREST                OUTSTANDING   INTEREST
                                            BALANCE    EARNED/PAID  YIELD/RATE    BALANCE    EARNED/PAID  YIELD/RATE
                                          -----------  -----------  ----------  -----------  -----------  ----------
                                                                    (DOLLARS IN THOUSANDS)
Interest-earning assets:
    Loans receivable (1)................  $  223,477   $   17,717       7.93%   $  198,191   $   15,146       7.64%
    Mortgage-backed securities (2)......      17,250        1,100       6.38%        7,231          486       6.72%
    Investments securities (2)..........      49,716        3,225       6.49%       60,852        4,231       6.95%
    Other interest-earning assets.......      12,720          688       5.41%       11,732          350       2.98%
    FHLB stock..........................       1,502          100       6.66%        1,407           84       5.97%
                                          -----------  -----------              -----------  -----------
        Total interest-earning assets...     304,665       22,830       7.49%      279,413       20,297       7.26%
                                          -----------  -----------              -----------  -----------
Other assets............................      13,616                                12,037
                                          -----------                           -----------
Total assets............................  $  318,281                            $  291,450
                                          -----------                           -----------
                                          -----------                           -----------
Interest-bearing liabilities:
    Certificate of deposit accounts.....  $  160,548        8,943       5.57%   $  135,768        6,055       4.46%
    Savings deposits....................      55,298        1,413       2.56%       65,392        1,663       2.54%
    Demand and NOW deposits.............      51,628        1,576       3.05%       48,727        1,370       2.81%
    Borrowings..........................      11,182          630       5.63%        2,231          134       6.01%
                                          -----------  -----------              -----------  -----------
        Total interest-bearing
          liabilities...................     278,656       12,562       4.51%      252,118        9,222       3.66%
                                          -----------  -----------              -----------  -----------
Other liabilities.......................       3,416                                 3,353
                                          -----------                           -----------
Total liabilities.......................     282,072                               255,471
                                          -----------                           -----------
Stockholders' equity....................      36,209                                35,979
                                          -----------                           -----------
Total liabilities and stockholders'
  equity................................  $  318,281                            $  291,450
                                          -----------                           -----------
                                          -----------                           -----------
Net interest income.....................               $   10,268                            $   11,075
                                                       -----------                           -----------
                                                       -----------                           -----------
Net interest rate spread................                                2.98%                                 3.60%
                                                                    ----------                            ----------
                                                                    ----------                            ----------
Net earning assets......................  $   26,009                            $   27,295
                                          -----------                           -----------
                                          -----------                           -----------
Net yield on average interest-earning
  assets
  (net interest margin).................                                3.37%                                 3.96%
                                                                    ----------                            ----------
                                                                    ----------                            ----------
Average interest-earning assets to
  average interest-bearing
  liabilities...........................                  109.33%                               110.83%
                                                       -----------                           -----------
                                                       -----------                           -----------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 15

The following table sets forth the weighted average yields on the Company's interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the Company's weighted average yields and rates at the dates indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                                                    AT DECEMBER 31,
                                                                            -------------------------------
                                                                              1996       1995       1994
                                                                            ---------  ---------  ---------
Weighted average yield on:
    Loans receivable (1)..................................................      8.05%      8.06%      7.37%
    Mortgaged-backed securities (2).......................................      6.89%      6.94%      6.67%
    Investment securities (2).............................................      6.34%      6.31%      6.86%
    Other interest-earning assets.........................................      6.14%      5.41%      5.58%
        Combined weighted average yield on interest-earning assets........      7.68%      7.53%      7.19%
Weighted average rate paid on:
    Saving deposits.......................................................      2.72%      2.66%      2.56%
    Demand and NOW deposits...............................................      2.95%      3.03%      3.23%
    Certificates..........................................................      5.77%      5.93%      5.00%
    Borrowings............................................................      5.62%      5.86%      0.00%
        Combined weighted average rate paid on interest-bearing
          liabilities.....................................................      4.80%      4.89%      4.05%
Spread....................................................................      2.88%      2.64%      3.14%

----------
(1) Includes loans held for sale.
(2) Includes securities available for sale.

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

                                                           YEAR ENDED                         YEAR ENDED
                                                   DECEMBER 31, 1996 VS. 1995         DECEMBER 31, 1995 VS. 1994
                                                ---------------------------------  ---------------------------------
                                                      INCREASE                           INCREASE
                                                 (DECREASE) DUE TO       TOTAL      (DECREASE) DUE TO       TOTAL
                                                --------------------   INCREASE    --------------------   INCREASE
                                                 VOLUME      RATE     (DECREASE)    VOLUME      RATE     (DECREASE)
                                                ---------  ---------  -----------  ---------  ---------  -----------
                                                                       (DOLLARS IN THOUSANDS)
Interest earning assets:
    Loans receivable..........................  $     779  $     642   $   1,421   $   1,981  $     590   $   2,571
    Mortgage-backed securities................      1,049         (2)      1,047         640        (26)        614
    Investment securities.....................        374         46         420        (739)      (267)     (1,006)
    Other interest-earning assets.............        141        (77)         64          31        307         338
    FHLB stock................................         24          2          26          13          3          16
                                                ---------  ---------  -----------  ---------  ---------  -----------
        Total interest-earning assets.........  $   2,367  $     611   $   2,978   $   1,926  $     607   $   2,533
                                                ---------  ---------  -----------  ---------  ---------  -----------
                                                ---------  ---------  -----------  ---------  ---------  -----------
Interest bearing liabilities:
    Certificate of deposit accounts...........  $   1,262  $     312   $   1,574   $   1,221  $   1,666   $   2,887
    Savings deposits..........................        (33)        73          40        (263)        13        (250)
    Demand and NOW deposits...................          0        (45)        (45)         85        121         206
    Borrowings................................      1,053         16       1,069         504         (8)        496
                                                ---------  ---------  -----------  ---------  ---------  -----------
        Total interest-bearing
          liabilities.........................  $   2,282  $     356   $   2,638   $   1,547  $   1,792   $   3,339
                                                ---------  ---------  -----------  ---------  ---------  -----------
                                                ---------  ---------  -----------  ---------  ---------  -----------
Net interest income...........................                         $     340                          $    (806)
                                                                      -----------                        -----------
                                                                      -----------                        -----------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 16

Comparison of Operating Results for the Year Ended December 31, 1996, to the Year Ended December 31, 1995

General
Consolidated net income was $1.8 million, or $1.18 per share, for both the year ended December 31, 1996 and the year ended December 31, 1995. Net income for 1996 was impacted by two events which took place during the third quarter of the year. The first event was a one-time assessment by the Federal Deposit Insurance Corporation ("FDIC") on deposits insured by the Savings Association Insurance Fund ("SAIF") for which the Company recorded an expense of $1.7 million. Net of tax benefit of $578,000, this assessment reduced net income for the year by $1.1 million, or $.73 per share. The second event was the sale by the Bank of its branch in Carlyle, Illinois. The sale of the branch resulted in a gain of $708,000. Net of provision for income taxes of $241,000, this sale increased net income for the year by $467,000, or $.31 per share. Absent these two events, consolidated net income for 1996 would have been $2.4 million, or $1.60 per share.
Net Interest Income
Net interest income was $10.6 million for the year ended December 31, 1996, an increase of $340,000, or 3.3%, during the 1996 period as compared to the year ended December 31, 1995. The increase was primarily attributable to the increase in interest income resulting from the increase in volume of interest-earning assets exceeding the increase in interest expense resulting from the increase in volume of interest-bearing liabilities.

Interest Income
Interest income totaled $25.8 million for the year ended December 31, 1996, an increase of $3.0 million as compared to $22.8 million for the year ended December 31, 1995, a 13.0% increase. The increase during 1996 resulted from an increase in the yield earned on assets from 7.49% during 1995 to 7.56% during 1996 and from a $36.6 million increase in average interest-earning assets from $304.7 million during 1995 to $341.3 million during 1996.

Interest on loans was $19.1 million for the year ended December 31, 1996, an increase of $1.4 million or 8.0%, as compared to the year ended December 31, 1995. The increase was primarily attributable to the effect of a $9.6 million increase in the average loans outstanding and an increase in the yield on loans from 7.93% during 1995 to 8.21% during 1996. The increase in the yield on loans was primarily due to increases in outstanding balances of higher yielding commercial and consumer loans during the year. The higher average balance of loans during the year ended December 31, 1996, reflected an increase in the origination of consumer and commercial business loans.

Interest earned on mortgage-backed securities was $2.1 million for the year ended December 31, 1996, as compared to $1.1 million for the year ended December 31, 1995. This represented an increase of 95.2% between the periods and was primarily due to an increase of $16.4 million in the average outstanding balance of mortgage-backed securities during the 1996 period.

Interest earned on investment securities and other interest-earning assets and dividends on FHLB stock totaled $4.5 million for the year ended December 31, 1996, as compared to $4.0 million for the year ended December 31, 1995. This represented an increase of 12.7% during 1996. The increase was primarily due to an increase in the average balance of these assets from $63.9 million in 1995 to $74.5 million in 1996, which was partially offset by a decrease in the average yield on these assets from 6.27% in 1995 to 6.07% in 1996.

Interest Expense
Interest expense was $15.2 million for the year ended December 31, 1996, an increase of $2.6 million or 21.0%, as compared to the year ended December 31, 1995. The increase was due to

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 17
average yields on interest-bearing liabilities increasing to 4.78% for the year ended December 31, 1996, from 4.51% for the year ended December 31, 1995, and an increase in the average balance outstanding to $317.8 million for the year ended December 31, 1996, from $278.7 million for the year ended December 31, 1995. The increase in average yield during 1996 was attributable to a shift in the composition of interest-bearing liabilities to certificates of deposit accounts and borrowings, and away from lower cost non-certificate of deposit accounts.

During 1996, $1.7 million of the Company's interest expense, compared to $630,000 during 1995, related to advances from the FHLB and from securities sold under agreements to repurchase.

Provision for Losses on Loans
The provision for losses on loans totaled $42,000 for the year ended December 31, 1996, compared to $173,000 for the year ended December 31, 1995. The provision for losses on loans decreased by 76.0% during 1996. Charge-offs during 1996 increased to $126,000, from $60,000 during 1995. The increase in charge-offs during 1996 was partially offset by an increase in recoveries to $56,000 in 1996 from $23,000 in 1995. While the percentage increase of charge-offs during the year ended December 31, 1996 compared to the year ended December 31, 1995 may appear to be substantial, the level of charge-offs actually remained very low in terms of both total dollars and percentage of outstanding loans. Based upon the Company's quarterly analysis of the adequacy of the allowance for losses on loans, considering remaining collateral of loans with more than a normal degree of risk, historical loan loss percentages and economic conditions, it is management's belief that the $42,000 provision for losses on loans and the $2.4 million allowance for losses on loans at December 31, 1996 are adequate to cover future possible losses.

The allowance for losses on loans is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's methodology to determine the adequacy of the allowance considers specific credit reviews, past loan loss experience, current economic conditions and trends, and the volume, growth and composition of the loan portfolio.

Each credit on the Company's internal loan "watch list" is evaluated periodically to estimate potential losses. In addition, minimum loss estimates for each category of watch list credits also are provided for based on management's judgment which considers past loan loss experience and other factors. For installment and real estate mortgage loans, specific allocations are based on past loss experience adjusted for recent portfolio growth and economic trends. The total of the estimated loss exposure resulting from the analysis is considered the "allocated" portion of the allowance for losses on loans. The amounts specifically provided for individual loans and pools of loans are supplemented by an unallocated portion of the allowance for losses on loans. This unallocated amount is determined based on management's judgment which considers, among other things, the risk of error in the specific allocations, other potential exposure in the loan portfolio, economic conditions and trends, and other factors.

The allowance for losses on loans is charged when management determines that the prospects of recovery of the principal of a loan have significantly diminished. Subsequent recoveries, if any, are credited to the allowance. Credit card loans are charged off at the earlier of notice of bankruptcy, when at least 120 days past due, or when otherwise deemed to be uncollectible. All other installment loans that are 90 to 120 days past due are charged off monthly unless the loans are insured for credit loss or where scheduled payments are being received. Real estate mortgage loans are written down to fair value upon the earlier of receipt of a deed of foreclosure or upon completion of foreclosure proceedings. Commercial and other loan charge-offs are made based on management's on-going evaluation of non-performing loans.

The Company will continue to monitor and adjust its allowance for losses on loans based on management's analysis of its loan portfolio and general economic conditions.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 18

Other Income
Other income increased $956,000 for the year ended December 31, 1996 to $2.1 million, compared to $1.2 million for the year ended December 31, 1995. The increase in other income is primarily related to a gain of $708,000 on the sale by the Bank of its branch in Carlyle, Illinois, and to increases in fee income, insurance commissions and net gain on the sale of real estate. These increases were partially offset by small decreases in net gains on the sale of loans and the sale of investment and mortgage-backed securities. During the year ended December 31, 1996, the Company sold $4.0 million fixed-rate one-to-four family loans from its held for sale portfolio, as compared to $1.9 million of similar sales during the year ended December 31, 1995.

Other Expenses
Other expenses were $10.2 million for the year ended December 31, 1996, as compared to $8.5 million for the year ended December 31, 1995. This represents an increase of $1.7 million or 20.3% during 1996. The increase in other expenses was primarily due to an increase of $1.7 million in deposit insurance premiums which was the result of the special one-time assessment on SAIF-insured deposits. As a direct result of the special one-time assessment on SAIF-insured deposits, deposit insurance premiums will be substantially reduced in future years. These future reductions should result in full recovery of the special one-time assessment in less than four years. The amortization of intangible assets was $232,000 for the year ended December 31, 1996, as compared to $97,000 for the year ended December 31, 1995. The increase of $135,000, or 137.6%, was the result of amortization of intangible assets related to the December 8, 1995 acquisition of a branch office in Momence, Illinois. Absent changes in intangible assets, amortization costs during the next several years should remain at approximately the 1996 level.

Income Taxes
Federal income tax expense was $713,000 for the year ended December 31, 1996, as compared to $934,000 for the year ended December 31, 1995. This decrease was primarily the result of decreased pre-tax income and a reduction in the effective tax rate. The Company's effective tax rate was 29% and 34% for the years ended December 31, 1996 and 1995. A summary of the significant tax components is provided in Note 9 of the Notes to the Consolidated Financial Statements included later in this report.

Comparison of Operating Results for the Year Ended December 31, 1995, to the Year Ended December 31, 1994

General
Net income for the year ended December 31, 1995, was $1.8 million, or $1.18 per share as compared to $2.4 million, or $1.44 per share, for the year ended December 31, 1994. This represented a decrease of 22.8% during 1995 from the 1994 earnings. The decrease in net income was primarily the result of a decrease in net interest income brought about by changes during the year in market interest rates.

Net Interest Income
Net interest income was $10.3 million for the year ended December 31, 1995, a decrease of $806,000, or 7.3%, during the 1995 period as compared to the year ended December 31, 1994. The decrease was primarily attributable to a decrease in the interest rate spread to 2.98% during the year ended December 31, 1995, from 3.60% during the year ended December 31, 1994.

Interest Income
Interest income totaled $22.8 million for the year ended December 31, 1995, an increase of $2.5 million as compared to $20.3 million for the year ended December 31, 1994, a 12.5% increase. The increase during 1995 resulted from an increase in the yield earned on assets from 7.26%

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 19
during 1994 to 7.49% during 1995 and from a $25.3 million increase in average interest-earning assets from $279.4 million during 1994 to $304.7 million during 1995.

Interest on loans was $17.7 million for the year ended December 31, 1995, an increase of $2.6 million or 17.0%, as compared to the year ended December 31, 1994. The increase was primarily attributable to the effect of a $25.3 million increase in the average loans outstanding and an increase in the yield on loans from 7.64% during 1994 to 7.93% during 1995. The increase in the yield on loans was primarily due to increases in outstanding balances of higher yielding commercial and consumer loans during the year. The higher average balance of loans during the year ended December 31, 1995, reflected an increase in the origination of consumer and commercial business loans. Additionally, approximately 80% of one-to-four family loan originations during 1995 were ARM loans which were retained in the Company's portfolio.

Interest earned on mortgage-backed securities was $1.1 million for the year ended December 31, 1995, as compared to $486,000 for the year ended December 31, 1994. This represents an increase of 126.4% between the periods and was primarily due to an increase of $10.0 million in the average outstanding balance of mortgage-backed securities during the 1995 period.
Interest earned on investment securities and other interest-earning assets and dividends from FHLB stock totaled $4.0 million for the year ended December 31, 1995, as compared to $4.7 million for the year ended December 31, 1994. This represented a decrease of 14.0% during 1995. The decrease was primarily due to a decrease in the average balance of these assets from $74.0 million in 1994 to $63.9 million in 1995 and a slight decrease in the average yield on these assets from 6.30% in 1994 to 6.27% in 1995. The decrease in the average balance reflected a continuing effort by management to shift the composition of the Company's assets from investment securities to loans.

Interest Expense
Interest expense was $12.6 million for the year ended December 31, 1995, an increase of $3.4 million or 36.2%, as compared to the year ended December 31, 1994. The increase was due to average yields on interest-bearing liabilities increasing to 4.51% for the year ended December 31, 1995, from 3.66% for the year ended December 31, 1994, and an increase in the average balance outstanding to $278.7 million for the year ended December 31, 1995, from $252.1 million for the year ended December 31, 1994. The increase in average yield during 1995 was attributable to the general increase in market interest rates during 1994 and early 1995. During 1995, $630,000 of the Company's interest expense related to borrowings from the FHLB and from securities sold under agreements to repurchase.

                         Provision for Losses on Loans
                             The provision for losses on loans totaled $173,000 for the year ended December 31, 1995, compared to $296,000 for the year ended December 31, 1994. The provision for losses on loans

                         [PHOTO]
                         FURTHERING ITS MISSION TO PROVIDE CONVENIENT SERVICE, THE BANK PLACED ADDITIONAL ATM MACHINES IN SERVICE DURING 1996 MAKING FUNDS ACCESSIBLE TO CUSTOMERS
                         24 HOURS A DAY.

                             decreased by 41.5% during 1995. The amount of the provision for each of 1995 and 1994 was intended to maintain the allowance for losses on loans at the higher levels established during the 1992 and 1993 fiscal years. Charge-offs during 1995 decreased to $60,000, from $245,000 during 1994.

                         Other Income
                             Other income remained stable for the year ended December 31, 1995, and totaled $1.2 million, as it had for the year ended December 31, 1994. The decreases in other income were primarily related to decreases in net gain on sales of real estate, fee income and insurance commissions. These decreases

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 20
were partially offset by increases in net gain on the sales of investment securities and net gain on the sale of loans. During the year ended December 31, 1995, the Company sold $1.9 million fixed-rate one-to-four family loans from its held for sale portfolio, as compared to $6.9 million of similar sales during the year ended December 31, 1994.

Other Expenses
Other expenses were $8.5 million for the year ended December 31, 1995, as compared to $8.3 million for the year ended December 31, 1994. This represents an increase of $164,000 or 2.0% during 1995.

Income Taxes
Federal income tax expense was $934,000 for the year ended December 31, 1995, as compared to $1.2 million for the year ended December 31, 1994. This decrease was primarily a result of decreased pre-tax income with the effective tax rate of approximately 34.0% remaining the same.
Liquidity and Capital Resources
The Company's primary sources of funds are deposits, proceeds from principal and interest payments on loans and investment and mortgage-backed securities. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In a period of declining interest rates, mortgage loan prepayments generally increase. As a result, the proceeds from mortgage loan prepayments are invested in lower yielding loans or other investments which have the effect of reducing interest income. In a period of rising interest rates, mortgage loan prepayments generally decrease and the proceeds from such prepayments are invested in higher yielding loans or investments which would have the effect of increasing interest income.
The Company's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended December 31, 1996, 1995 and 1994, respectively:

                                                                           YEARS ENDED DECEMBER 31,
                                                                        -------------------------------
                                                                          1996       1995       1994
                                                                        ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
Net income............................................................    $ 1,776    $ 1,848    $ 2,395
Adjustments to reconcile net income to net cash provided (used) by
  operating activities................................................       (393)       105      4,871
                                                                        ---------  ---------  ---------
Net cash provided by operating activities.............................      1,383      1,953      7,266
Net cash used by investing activities.................................    (13,327)   (37,715)   (24,918)
Net cash provided by financing activities.............................      3,409     47,410     20,368
                                                                        ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents..................     (8,535)    11,648     (2,716)
Cash and cash equivalents at beginning of period......................     25,695     14,047     11,331
                                                                        ---------  ---------  ---------
Cash and cash equivalents at end of period............................    $17,160    $25,695    $14,047
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

The primary investing activities of the Company are the origination of loans, the purchase of investment and mortgage-backed securities, and, to a lesser extent, the purchase of loans and loan participations. During the years ended December 31, 1996, 1995 and 1994, respectively, the Company's loan originations totaled $81.9 million, $73.7 million and $91.9 million, respectively, and purchases of loans totaled $1.1 million, $378,000 and $150,000, respectively. Purchases of mortgage-backed securities totaled $13.0 million and $34.7 million for the years ended December 31, 1996, and 1995, respectively. There were no purchases of mortgage-backed securities during the year ended December 31, 1994. Other investment activities included the

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 21
purchase of investment securities which totaled $27.0 million, $11.1 million and $8.8 million for the years ended December 31, 1996, 1995 and 1994, respectively. During the years ended December 31, 1996, 1995 and 1994, these activities were funded primarily by maturities of investment securities totaling $15.5 million, $9.0 million and $6.0 million, respectively, by sales of investment securities totaling $7.3 million, $13.8 million and $4.1 million, respectively, and by principal repayments on loans and mortgage-backed securities and proceeds from the sale of mortgaged-backed securities totaling $84.2 million, $57.2 million and $65.6 million, respectively.

The major source of cash from financing activities during the year ended December 31, 1996, was an increase of $4.9 million in borrowed money. Additionally, financing activities for the year ended December 31, 1996, included the repurchase of common stock totaling $762,000. The major sources of cash from financing activities during the year ended December 31, 1995, were an increase in deposits of $20.5 million and an increase in borrowed money of $29.6 million. Additionally, financing activities for the year ended December 31, 1995, included the repurchase of common stock totaling $1.5 million. The major source of cash from financing activities during the year ended December 31, 1994, was an increase in deposits of $22.9 million. Additionally, financing activities for the year ended December 31, 1994, included the repurchase of common stock totaling $2.7 million. Net cash provided from financing activities was used to offset the net cash used in investing activities for the years ended December 31, 1996, 1995 and 1994.
The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be waived at the discretion of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Bank's regulatory liquidity ratio was 14.8% at December 31, 1996, which exceeded the then required ratio of 5.0%.

The Company's most liquid assets are cash, cash in banks and highly liquid, short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1996, 1995 and 1994, these liquid assets totaled $17.2 million, $25.7 million, and $14.0 million, respectively. The high level of liquid assets at December 31, 1995, was primarily due to the receipt of $13.9 million of cash in settlement of a branch purchase which closed on December 8, 1995. Additionally, securities available-for-sale under SFAS No. 115 may be utilized to meet liquidity needs.

Liquidity management for the Company is both a daily and long-term function of the Company's management strategy. Excess funds are generally invested in short-term investments such as federal funds. In the event that the Company should require funds beyond its ability to generate them internally, additional sources of funds are available, including
                        FHLB advances. At December 31, 1996, the Company had outstanding borrowings totaling $34.5 million, of which $14.7 million were advances from FHLB and $19.8 million were funds borrowed on securities sold under agreements to repurchase.

                        At December 31, 1996, the Company had outstanding commitments to originate mortgage loans of $3.2 million, of which 33.0% were at fixed

                        [PHOTO]
                        BANK CUSTOMERS REGISTER FOR A MYRIAD OF GROUP TRAVEL OPPORTUNITIES THROUGH OUR POPULAR MERIT PLUS GOLD PROGRAM

                        interest rates. These commitments provided that the loans would be secured by properties located in the Company's primary market areas. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which were scheduled to mature in one year or less from December 31, 1996, totaled $108.7 million. Based upon the historically stable nature of the Company's deposit base, management believes that a significant portion of such deposits will remain with the Company. The Company also had unused lines of credit provided to customers of $17.1 million and $15.5 million at December 31, 1996, and 1995, respectively.

At December 31, 1996, the Bank exceeded all of its capital requirements on a fully phased-in basis. See Note 10 of the Notes to Consolidated Financial Statements and the discussion of the Company's financial condition above.

Dividends
A thrift institution is precluded under current regulations of the OTS from declaring or paying a dividend or repurchasing any of its common stock if either of such actions would reduce the institution's core, tangible or risk-based capital levels below its liquidation account balance or any of the three current minimum regulatory capital requirements. The institution is authorized to make capital distributions, such as dividends, during a calendar year in an amount equal to the greater of: (i) up to 100% of its net income to date during the calendar year, plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year; or (ii) 75% of its net income over the immediately preceding four calendar quarters. The Bank declared and paid dividends totaling $3.8 million and $1.0 million to the Company, its sole stockholder, during the years ended December 31, 1996 and December 31, 1995, respectively. No dividends were either declared or paid by the Bank during the year ended December 31, 1994.
At its January 10, 1995, meeting, the Board of Directors of the Company declared its first cash dividend since becoming a public company. Cash dividends in the total amount of $.40 per share per year were paid during 1996 and 1995. At its January 14, 1997, meeting, the Board of Directors of the Company declared a quarterly cash dividend of $.12 per share payable on February 28, 1997, to stockholders of record as of February 14, 1997. This represented a twenty percent (20%) increase from prior quarterly dividends. Although future dividends will depend primarily upon the Company's earnings, financial condition and need for funds, as well as restrictions imposed by regulatory authorities regarding dividend payments and net worth requirements, it is expected that the quarterly dividend will continue through 1997.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 This report, including the Chairman's Letter to Stockholders, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality of composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and account principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 23

INDEPENDENT AUDITOR'S REPORT
------------------------------------

To the Stockholders and Board of Directors
Kankakee Bancorp, Inc.
Kankakee, Illinois

We have audited the accompanying consolidated statements of financial condition of Kankakee Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Kankakee Bancorp, Inc. and Subsidiary, for the year ended December 31, 1994, were audited by other auditors whose report dated January 27, 1995, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kankakee Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ McGladrey and Pullen, LLP

Champaign, Illinois
January 30, 1997

                        INDEPENDENT AUDITOR'S REPORT 24

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
          -----------------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                                                         DECEMBER 31,
                                                                                                ------------------------------
                                                                                                     1996            1995
                                                                                                --------------  --------------
Assets
    Cash and due from banks...................................................................  $    4,291,857  $    8,849,933
    Federal funds sold........................................................................       7,985,000      13,090,000
    Money market funds........................................................................       4,883,256       3,754,576
                                                                                                --------------  --------------
    Cash and cash equivalents.................................................................      17,160,113      25,694,509
                                                                                                --------------  --------------
    Certificate of deposit....................................................................          50,000         287,500
                                                                                                --------------  --------------
    Securities:
    Investment securities:
      Available-for-sale, at fair value.......................................................      51,345,158      47,710,703
      Held-to-maturity, at cost (fair value: 1996 $72,223; 1995 $74,545)......................          72,223          74,545
                                                                                                --------------  --------------
        Total investment securities...........................................................      51,417,381      47,785,248
                                                                                                --------------  --------------
    Mortgage-backed securities:
      Available-for-sale, at fair value.......................................................      34,467,377      36,118,544
      Held-to-maturity, at cost (fair value: 1996 $255,058; 1995 $378,182)....................         246,303         362,843
                                                                                                --------------  --------------
        Total mortgage-backed securities......................................................      34,713,680      36,481,387
                                                                                                --------------  --------------
    Nonmarketable equity securities...........................................................         501,100         551,100
                                                                                                --------------  --------------
    Loans.....................................................................................     235,682,573     232,274,230
    Less: Allowance for losses on loans.......................................................       2,359,889       2,387,856
                                                                                                --------------  --------------
    Net loans.................................................................................     233,322,684     229,886,374
                                                                                                --------------  --------------
    Loans held for sale.......................................................................         639,861         581,054
    Real estate held for sale.................................................................         215,027         834,136
    Federal Home Loan Bank stock, at cost.....................................................       1,956,000       1,546,500
    Office properties and equipment...........................................................       4,721,060       5,099,536
    Accrued interest receivable...............................................................       2,638,066       2,483,548
    Prepaid expenses and other assets.........................................................         914,693       1,269,868
    Intangible assets.........................................................................       2,393,422       2,602,237
                                                                                                --------------  --------------
Total assets..................................................................................  $  350,643,087  $  355,102,997
                                                                                                --------------  --------------
                                                                                                --------------  --------------

                                                                                                         DECEMBER 31,
                                                                                                ------------------------------
                                                                                                     1996            1995
                                                                                                --------------  --------------
Liabilities and stockholders' equity
    Liabilities:
        Deposits
          Noninterest bearing.................................................................  $    7,643,667  $    7,849,790
          Interest bearing....................................................................     269,704,540     278,229,960
        Short term borrowings.................................................................      26,820,000      20,370,000
        Other borrowings......................................................................       7,725,000       9,275,000
        Advance payments by borrowers for taxes and insurance.................................       1,436,595       1,630,066
        Other liabilities.....................................................................         819,064       1,297,494
                                                                                                --------------  --------------
    Total liabilities.........................................................................     314,148,866     318,652,310
                                                                                                --------------  --------------

    Stockholders' Equity
        Preferred stock, $.01 par value; authorized, 500,000 shares; none outstanding.........              --              --
        Common stock, $.01 par value; authorized 3,500,000 shares; 1,750,000 shares issued....          17,500          17,500
        Additional paid-in capital............................................................      16,181,726      16,186,914
        Retained income, substantially restricted.............................................      27,219,741      26,015,559
        Less: Cost of treasury stock (335,082 and 296,582 shares in 1996 and 1995,
        respectively).........................................................................      (5,876,509)     (5,126,646)
        Unrealized gains (losses) on securities available-for-sale, net of related income
        taxes.................................................................................        (409,353)        188,849
                                                                                                --------------  --------------
        Total stockholders' equity before Employee Stock Ownership Plan Loan and Bank
        Incentive Plans and Trusts............................................................      37,133,105      37,282,176
        Employee Stock Ownership Plan Loan....................................................        (604,844)       (756,055)
        Bank Incentive Plans and Trusts.......................................................         (34,040)        (75,434)
                                                                                                --------------  --------------
        Total stockholders' equity............................................................      36,494,221      36,450,687
                                                                                                --------------  --------------

Total liabilities and stockholders' equity....................................................  $  350,643,087  $  355,102,997
                                                                                                --------------  --------------
                                                                                                --------------  --------------

          See Accompanying Notes to Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                  --------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                                           YEARS ENDED DECEMBER 31,
                                                                                  -------------------------------------------
                                                                                      1996           1995           1994
                                                                                  -------------  -------------  -------------
Interest income:
    Loans.......................................................................  $  19,138,450  $  17,716,834  $  15,145,673
    Mortgage-backed securities..................................................      2,146,885      1,099,812        485,727
    Investment securities.......................................................      4,522,142      4,013,456      4,665,605
                                                                                  -------------  -------------  -------------
        Total interest income...................................................     25,807,477     22,830,102     20,297,005
                                                                                  -------------  -------------  -------------
Interest expense:
    Deposits....................................................................     13,499,576     11,931,312      9,088,413
    Borrowed funds..............................................................      1,698,996        630,329        133,736
                                                                                  -------------  -------------  -------------
        Total interest expense..................................................     15,198,572     12,561,641      9,222,149
                                                                                  -------------  -------------  -------------
    Net interest income.........................................................     10,608,905     10,268,461     11,074,856

Provision for losses on loans...................................................         41,647        173,415        295,876
                                                                                  -------------  -------------  -------------
        Net interest income after provision for losses on loans.................     10,567,258     10,095,046     10,778,980

Other income:
    Net gain (loss) on sales of securities available-for-sale...................         20,344         24,440        (35,094)
    Net gain (loss) on sales of real estate held for sale.......................         44,555         (3,539)        79,612
    Net gain (loss) on sales of loans held for sale.............................         44,451         47,664         (1,753)
    Net gain on sale of branch..................................................        707,675             --             --
    Fee income..................................................................        790,387        619,938        659,311
    Insurance commissions.......................................................        111,643         63,984         84,488
    Other.......................................................................        417,798        428,126        399,400
                                                                                  -------------  -------------  -------------
        Total other income......................................................      2,136,853      1,180,613      1,185,964
                                                                                  -------------  -------------  -------------
Other expenses:
    Compensation and benefits...................................................      4,332,053      4,542,387      4,602,436
    Occupancy...................................................................        697,073        698,334        663,723
    Furniture and equipment.....................................................        381,036        289,797        410,071
    Federal insurance premiums..................................................      2,273,216        598,151        565,534
    Advertising.................................................................        164,149        184,291        209,339
    Provision for losses on real estate held for sale...........................             --         64,000             --
    Data processing services....................................................        318,609        245,420        189,341
    Telephone and postage.......................................................        282,040        250,295        197,623
    Amortization of intangible assets...........................................        231,683         97,493          8,034
    Other general and administrative............................................      1,535,042      1,523,486      1,483,335
                                                                                  -------------  -------------  -------------
        Total other expenses....................................................     10,214,901      8,493,654      8,329,436
                                                                                  -------------  -------------  -------------
Income before income taxes......................................................      2,489,210      2,782,005      3,635,508
Income taxes....................................................................        712,771        934,115      1,240,400
                                                                                  -------------  -------------  -------------
    Net income..................................................................  $   1,776,439  $   1,847,890  $   2,395,108
                                                                                  -------------  -------------  -------------
                                                                                  -------------  -------------  -------------
Earnings Per Share..............................................................  $        1.18  $        1.18  $        1.44
                                                                                  -------------  -------------  -------------
                                                                                  -------------  -------------  -------------

          See Accompanying Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1996, 1995 and 1994
         --------------------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                           UNREALIZED
                                                                              GAINS
                                                                           (LOSSES) ON   EMPLOYEE      BANK
                                       ADDITIONAL                          SECURITIES     STOCK      INCENTIVE      TOTAL
                            COMMON      PAID-IN     RETAINED    TREASURY   AVAILABLE-   OWNERSHIP    PLANS AND   STOCKHOLDERS'
                             STOCK      CAPITAL      INCOME      STOCK      FOR-SALE    PLAN LOAN     TRUSTS        EQUITY
                          -----------  ----------  ----------  ----------  -----------  ----------  -----------  ------------
Balance at December 31,
  1993..................   $  17,500   $16,205,549 $22,372,794 $(1,107,450)  $      --  $(1,058,477)  $(354,588)  $36,075,328
Implementation of change
  in accounting for
  securities
  available-for-sale,
  net of related income
  taxes.................          --           --          --          --     992,213           --          --       992,213
Change in unrealized
  gains (losses) on
  securities
  available-for-sale,
  net of related income
  taxes.................          --           --          --          --  (1,607,252)          --          --    (1,607,252)
Purchase of 153,350
  shares of treasury
  stock.................          --           --          --  (2,650,709)         --           --          --    (2,650,709)
Principal payment of
  ESOP loan.............          --           --          --          --          --      151,211          --       151,211
Amortization of award of
  Bank Incentive Plan
  stock.................          --       29,131          --          --          --           --     140,839       169,970
Net income..............          --           --   2,395,108          --          --           --          --     2,395,108
                          -----------  ----------  ----------  ----------  -----------  ----------  -----------  ------------
Balance, December 31,
  1994..................      17,500   16,234,680  24,767,902  (3,758,159)   (615,039)    (907,266)   (213,749)   35,525,869
Change in unrealized
  gains (losses) on
  securities
  available-for-sale,
  net of related income
  taxes.................          --           --          --          --     803,888           --          --       803,888
Purchase of 76,000
  shares of treasury
  stock.................          --           --          --  (1,480,441)         --           --          --    (1,480,441)
Exercise of stock
  options...............          --           --          --      64,188          --           --          --        64,188
Adjustment to paid-in
  capital due to
  exercise of stock
  options...............          --      (47,766)         --      47,766          --           --          --            --
Dividends paid on common
  stock--$.40 per
  share.................          --           --    (600,233)         --          --           --          --      (600,233)
Principal payment on
  ESOP loan.............          --           --          --          --          --      151,211          --       151,211
Amortization of award of
  Bank Incentive Plan
  stock.................          --           --          --          --          --           --     138,315       138,315
Net income..............          --           --   1,847,890          --          --           --          --     1,847,890
                          -----------  ----------  ----------  ----------  -----------  ----------  -----------  ------------
Balance, December 31,
  1995..................      17,500   16,186,914  26,015,559  (5,126,646)    188,849     (756,055)    (75,434)   36,450,687
Change in unrealized
  gains (losses) on
  securities
  available-for-sale,
  net of related income
  taxes.................          --           --          --          --    (598,202)          --          --      (598,202)
Purchase of 39,200
  shares of treasury
  stock.................          --           --          --    (761,963)         --           --          --      (761,963)
Exercise of stock
  options...............          --           --          --       6,192          --           --          --         6,192
Adjustment to paid-in
  capital due to
  exercise of stock
  options...............          --       (5,188)         --       5,188          --           --          --            --
Dividends paid on common
  stock--$.40 per
  share.................          --           --    (572,257)         --          --           --          --      (572,257)
Principal payment on
  ESOP loan.............          --           --          --          --          --      151,211          --       151,211
Amortization of award of
  Bank Incentive Plan
  stock.................          --           --          --          --          --           --      41,394        41,394
Net income..............          --           --   1,776,439          --          --           --          --     1,776,439
                          -----------  ----------  ----------  ----------  -----------  ----------  -----------  ------------
Balance, December 31,
  1996..................   $  17,500   $16,181,726 $27,219,741 $(5,877,229)  $(409,353) $ (604,844)  $ (34,040)   $36,493,501
                          -----------  ----------  ----------  ----------  -----------  ----------  -----------  ------------
                          -----------  ----------  ----------  ----------  -----------  ----------  -----------  ------------

          See Accompanying Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               -------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------------------
                                                                                       1996           1995           1994
                                                                                   -------------  -------------  -------------
Cash Flows from Operating Activities
    Net income...................................................................  $   1,776,439  $   1,847,890  $   2,395,108
    Adjustments to reconcile net income to net cash provided by operating activities:
        Provision for losses on loans............................................         41,647        173,415        295,876
        Provision for losses on real estate held for sale........................             --         64,000             --
        Depreciation and amortization............................................        692,304        488,418        463,520
        Amortization of investment premiums and discounts, net...................        335,089         80,310         29,477
        Accretion of loan fees and discounts.....................................        (94,362)      (129,316)      (220,584)
        Deferred income tax provision (benefit)..................................         17,894         73,656        (72,800)
        Origination of loans held for sale.......................................     (5,684,990)    (3,844,863)    (2,596,168)
        Proceeds from sales of loans.............................................      5,670,634      3,422,416      7,510,890
        Increase in interest receivable..........................................       (172,918)      (343,840)       (90,157)
        Increase (decrease) in interest payable on deposits......................        (86,326)       128,874         71,897
        Proceeds from sales of trading securities................................     21,412,500             --      1,717,813
        Purchase of trading securities...........................................    (21,644,844)            --     (1,737,188)
        Net (gain) loss on sales of loans........................................        (44,451)       (47,664)         1,753
        Net (gain) loss on sales of securities available-for-sale................        (20,344)       (24,440)        35,094
        Net (gain) loss on sales of real estate held for sale....................        (44,555)         3,539        (79,612)
        Net gain on sale of branch...............................................       (707,675)            --             --
        Other, net...............................................................        (62,941)        60,446       (459,094)
                                                                                   -------------  -------------  -------------
    Net cash from operating activities...........................................      1,383,101      1,952,841      7,265,825
                                                                                   -------------  -------------  -------------
Cash Flow from Investing Activities
    Investment securities:
        Available-for-sale:
            Purchases............................................................    (26,967,466)    (9,073,854)    (2,055,312)
            Proceeds from sales..................................................      7,301,376     13,789,429      4,093,907
            Proceeds from calls and maturities...................................     15,500,000      1,000,000             --
        Held-to-maturity:
            Purchases............................................................             --     (2,000,000)    (6,790,730)
            Proceeds from maturities.............................................          2,322      8,002,182      6,002,051
    Mortgage-backed securities:
        Available-for-sale:
            Purchases............................................................    (12,998,838)   (34,707,109)            --
            Proceeds from sales..................................................      4,912,617             --             --
            Proceeds from maturities and paydowns................................      9,330,390      3,632,743             --
        Held-to-maturity:
            Proceeds from maturities and paydowns................................        116,540        859,148      2,129,545
    Purchases of certificates of deposit.........................................       (826,640)      (875,000)    (1,807,826)
    Proceeds from maturities of certificates of deposit..........................      1,064,140      2,135,326        260,000
    Proceeds from sales of real estate...........................................        945,481         21,018        414,772
    Net loan fees deferred.......................................................          1,910         98,482        141,955
    Loans originated.............................................................    (76,214,411)   (69,841,600)   (89,301,761)
    Loans purchased..............................................................     (1,120,000)      (378,136)      (150,378)
    Principal collected on loans.................................................     69,821,907     52,667,335     63,461,568
    Purchases of office properties and equipment, net............................       (320,326)    (1,129,905)      (523,171)
    Cash transferred to buyer on sale of branch..................................     (3,852,993)            --             --
    Payment of acquisition costs.................................................        (22,868)    (1,915,219)      (792,545)
                                                                                   -------------  -------------  -------------
    Net cash from investing activities...........................................    (13,326,859)   (37,715,160)   (24,917,925)
                                                                                   -------------  -------------  -------------

         -------------------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------------------
                                                                                       1996           1995           1994
                                                                                   -------------  -------------  -------------
Cash Flows from Financing Activities
    Net (decrease) increase in non-certificate of deposit accounts...............  $    (725,722) $ (13,585,310) $  15,424,172
    Net increase in certificate of deposit accounts..............................        704,198     33,966,657      7,370,676
    Increase (decrease) in advance payments by borrowers for taxes and
      insurance..................................................................       (141,806)      (600,138)       224,386
    Proceeds from short-term borrowings..........................................     59,280,000     48,230,000      8,000,000
    Repayments of short-term borrowings..........................................    (52,830,000)   (27,860,000)    (8,000,000)
    Proceeds from other borrowings...............................................      3,650,000      9,275,000             --
    Repayments of other borrowings...............................................     (5,200,000)            --             --
    Proceeds from exercise of stock options......................................          6,912         64,188             --
    Dividends paid...............................................................       (572,257)      (600,233)            --
    Purchase of treasury stock...................................................       (761,963)    (1,480,441)    (2,650,709)
                                                                                   -------------  -------------  -------------
        Net cash from financing activities.......................................      3,409,362     47,409,723     20,368,525
                                                                                   -------------  -------------  -------------
Increase (decrease) in cash and cash equivalents.................................  $  (8,534,396) $  11,647,404  $   2,716,425
Cash and cash equivalents:
    Beginning of year............................................................     25,694,509     14,047,105     11,330,680
                                                                                   -------------  -------------  -------------
    End of year..................................................................  $  17,160,113  $  25,694,509  $  14,047,105
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
Supplemental Disclosures of Cash Flow Information
    Cash paid during the year for:
        Interest on deposits.....................................................  $  13,413,300  $  11,802,400  $   9,016,500
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
        Interest on borrowed funds...............................................  $   1,709,200  $     424,500  $     119,700
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
        Income taxes.............................................................  $     789,436  $     678,000  $   1,335,000
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
Supplemental Disclosures of Noncash Investing Activities:
    Real estate acquired through foreclosure.....................................  $     281,817  $     225,823  $     129,726
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
    Securities held for investment purposes transferred to available-for-sale
      portfolio..................................................................  $          --  $          --  $  20,329,530
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
    Change in unrealized gains (losses) on securities available-for-sale.........  $     906,232  $  (1,218,013) $   2,435,230
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
    Change in deferred taxes attributable to the unrealized gains (losses) on
      securities available-for-sale..............................................  $    (308,030) $     414,125  $    (827,978)
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
    Amortized cost of securities transferred from held-to-maturity to available-
      for-sale:
        Investment securities....................................................  $          --  $  34,924,732  $          --
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
        Mortgage-backed securities...............................................  $          --  $   5,133,070  $          --
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
    Reduction of Employee Stock Ownership Plan loan..............................  $     151,211  $     151,211  $     151,211
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
Sale of Branch:
    Assets disposed:
        Loans....................................................................  $  (3,845,182) $          --  $          --
        Accrued interest receivable..............................................        (18,400)            --             --
        Premises and equipment...................................................       (238,181)            --             --
        Other assets.............................................................        (15,468)            --             --
    Liabilities assumed by buyer:
        Non-certificates of deposit..............................................      3,684,830             --             --
        Certificates of deposit..................................................      4,922,897             --             --
        Accrued interest payable.................................................         15,966             --             --
        Escrows on loans.........................................................         51,664             --             --
        Other liabilities........................................................          2,542             --             --
    Gain on sale of branch.......................................................       (707,675)            --             --
                                                                                   -------------  -------------  -------------
    Cash paid....................................................................  $   3,852,993  $          --  $          --
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------

          See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------
KANKAKEE BANCORP, INC. AND SUBSIDIARY

1. Significant Accounting Policies
Through Kankakee Federal Savings Bank (the "Bank"), Kankakee Bancorp, Inc. (the "Company") provides a full range of banking services to individual and corporate customers through its nine locations throughout central Illinois. The Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products. Additionally, the Company and the Bank are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

The significant accounting and reporting policies of the Company and its subsidiary follow:

Basis of consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. Significant intercompany accounts and transactions have been eliminated in consolidation.
The consolidated financial statements of the Company and the Bank have been prepared in conformity with generally accepted accounting principles and conform to predominate practice within the banking industry.

In preparing the consolidated financial statements, Company management is required to make estimates and assumptions which significantly affect the amounts reported in the consolidated financial statements. Significant estimates which are particularly susceptible to change in a short period of time include the determination of the allowance for losses on loans and valuation of real estate and other properties acquired in connection with foreclosures or in satisfaction of amounts due from borrowers on loans. Actual results could differ from those estimates.

Securities
The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994. Application of SFAS No. 115 resulted in an increase of $992,213 in stockholders' equity as of January 1, 1994, representing the recognition of unrealized appreciation, net of deferred income taxes of $511,140, for the Company's investment in debt and equity securities determined to be available-for-sale, previously carried at amortized cost or lower of cost of market.

Securities classified as held-to-maturity are those securities the Company has both the positive intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

Securities classified as available-for-sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity and marketable equity securities. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available-for-sale are carried at fair value. The difference between fair value and cost, adjusted for amortization of premium and accretion of discounts, results in an unrealized gain or loss. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Gains or losses on the sale of securities are determined on the basis of the specific security sold and are included in earnings. Premiums and discounts are recognized in interest income using the interest method over their contractual lives.

                      NOTES TO CONSOLIDATED STATEMENTS 31

Government bonds held principally for resale in the near term, and mortgage-backed securities held for sale in conjunction with the Bank's mortgage banking activities, are classified as trading account securities and recorded at their fair values. Unrealized gains and losses on trading account securities are included immediately in other income.

Loans
Loans originated or purchased are identified as either held for sale or portfolio at origination or purchase. Loans held for portfolio are originated or purchased with the intent to hold them to maturity for the purpose of earning interest income. Since the Bank has the ability to hold such loans as intended, they are recorded at cost. Loans held for sale are recorded at the lower of aggregate cost or market until they are sold. Any transfers between portfolios, which are rare, are recorded at the lower of cost or market.

Unearned interest on installment loans is credited to income over the term of the loan using the interest method. For all other loans, interest is credited to income as earned using the simple interest method applied to the daily balances of the principal outstanding.
A loan is considered to be impaired when, based on current information and events, it is probable the Bank will not be able to collect all amounts due. The portion of the allowance for losses on loans applicable to impaired loans has been computed based on the present value of the estimated future cash flows of interest and principal discounted at the loan's effective interest rate or on the fair value of the collateral for collateral dependent loans. The entire change in present value of expected cash flows of impaired loans or of collateral value is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

The accrual of interest income on loans is discontinued when, in the opinion of management, there is reasonable doubt as to the borrower's ability to meet payments of interest or principal when they become due. Interest income on these loans is recognized to the extent interest payments are received and the principal is considered fully collectible.

Loan origination fees and certain direct origination costs are being amortized as an adjustment of the yield over the contractual life of the related loan, adjusted for prepayments, using the interest method.

Allowance for losses on loans
The allowance for losses on loans is established through a provision for losses on loans charged to operating expenses. Loans are charged against the allowance for losses on loans when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, various regulatory agencies periodically review the allowance for losses on loans. These agencies may require the Bank to make additions to the allowance for losses on loans based on their judgments of collectibility based on information available to them at the time of their examination.

Intangible assets
The excess of cost over the fair value of assets acquired for transactions accounted for as purchases is recorded as an asset by the Company. This amount is amortized into other expense on a straight-line basis using periods of eight to fifteen years.

                      NOTES TO CONSOLIDATED STATEMENTS 32

Real estate held for sale
Real estate acquired through foreclosure or deed in lieu of foreclosure represents specific assets to which the Company has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at the property's fair value at the date of foreclosure (cost). Initial valuation adjustments, if any, are charged against the allowance for losses on loans. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value, valuation allowances to reduce the carrying amount to fair value less estimated cost to dispose are recorded as necessary. Revenues and expenses related to holding and operating these properties are included in operations.

Office properties and equipment
Office properties and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

Deferred income taxes
Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are also recognized for operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to an amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Earnings per share
Earnings per share are determined by dividing net income for the year by the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents assume exercise of stock options and use of proceeds to purchase treasury stock at the average market price for the period. The weighted average shares outstanding were 1,507,827, 1,570,592 and 1,662,528 for 1996, 1995 and 1994, respectively.

Cash and cash equivalents
For reporting cash flows, cash and cash equivalents represent highly liquid investments with maturities of 90 days or less at the time of purchase and includes cash on hand, due from bank accounts (including cash items in process of clearing), and federal funds sold.

Accounting for transfers and servicing of financial assets and extinguishment of liabilities
In June 1996, the Financial Accounting Standards Board issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (SFAS No. 125). SFAS No. 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interest in the transferred assets is received in exchange. SFAS No. 125 also establishes standards on the initial recognition and measurement of servicing assets and other retained interests and servicing liabilities, and their subsequent measurement.

SFAS No. 125 requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation in return them in certain circumstances in which the secured party has taken control of those assets. In addition, SFAS No. 125 requires that a liability be derecognized only if the debtor is relieved of its obligation through payment to the creditor or by being legally released from being the primary obligor under the liability either judicially or by the creditor.

SFAS No. 125 is effective for transactions occurring after December 31, 1996, except for secured borrowings and collateral for which the effective date is December 15, 1997. The Company

                      NOTES TO CONSOLIDATED STATEMENTS 33
believes the adoption of SFAS No. 125 will not have a material impact on its consolidated financial statements.

Reclassifications
Certain amounts in the 1994 and 1995 consolidated financial statements have been reclassified to conform with the 1996 presentation. Such reclassifications have no effect on previously reported net income.

2. Securities
During 1995, the Financial Accounting Standards Board decided to allow all enterprises to make a one-time reassessment of the classification of securities made under No. SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company transferred debt securities with an amortized cost of $40,057,802 from the Held-to-Maturity classification to the Available-for-Sale classification and recorded, as a component of equity, an unrealized gain of $133,597, net of $68,824 of deferred taxes to allow for more flexibility in managing the Company's asset mix.
Amortized costs and fair values of securities are summarized as follows:

                                                                    AVAILABLE-FOR-SALE
                                                                    DECEMBER 31, 1996
                                                   ----------------------------------------------------
                                                                    GROSS        GROSS
                                                    AMORTIZED    UNREALIZED   UNREALIZED
                                                       COST         GAINS       LOSSES      FAIR VALUE
                                                   ------------  -----------  -----------  ------------
U. S. government and agency securities...........  $ 51,533,323   $ 184,336    $ 703,491   $ 51,014,168
Mutual fund shares...............................       340,858          --        9,868        330,990
                                                   ------------  -----------  -----------  ------------
    Total investment securities..................    51,874,181     184,336      713,359     51,345,158
Mortgage-backed securities.......................    34,558,450      55,045      146,118     34,467,377
                                                   ------------  -----------  -----------  ------------
    Total........................................  $ 86,432,631   $ 239,381    $ 859,477   $ 85,812,535
                                                   ------------  -----------  -----------  ------------
                                                   ------------  -----------  -----------  ------------


                                                                    DECEMBER 31, 1995
                                                   ----------------------------------------------------
U. S. government and agency securities...........  $ 47,106,028   $ 794,513    $ 514,291   $ 47,386,250
Mutual fund shares...............................       319,017       5,436           --        324,453
                                                   ------------  -----------  -----------  ------------
    Total investment securities..................    47,425,045     799,949      514,291     47,710,703
Mortgage-backed securities.......................    36,118,066     120,967      120,489     36,118,544
                                                   ------------  -----------  -----------  ------------
    Total........................................  $ 83,543,111   $ 920,916    $ 634,780   $ 83,829,247
                                                   ------------  -----------  -----------  ------------
                                                   ------------  -----------  -----------  ------------

                                                                         HELD-TO-MATURITY
                                                                        DECEMBER 31, 1996
                                                        --------------------------------------------------
                                                                        GROSS         GROSS
                                                         AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                                           COST         GAINS        LOSSES        VALUE
                                                        -----------  -----------  -------------  ---------
Municipal bonds.......................................   $  72,223    $      --     $      --    $  72,223
Mortgage-backed securities............................     246,303        8,755            --      255,058
                                                        -----------  -----------        -----    ---------
    Total.............................................   $ 318,526    $   8,755     $      --    $ 327,281
                                                        -----------  -----------        -----    ---------
                                                        -----------  -----------        -----    ---------


                                                                        DECEMBER 31, 1995
                                                        --------------------------------------------------
Municipal bonds.......................................   $  74,545    $      --     $      --    $  74,545
Mortgage-backed securities............................     362,843       15,339            --      378,182
                                                        -----------  -----------        -----    ---------
    Total.............................................   $ 437,388    $  15,339     $      --    $ 452,727
                                                        -----------  -----------        -----    ---------
                                                        -----------  -----------        -----    ---------

The amortized cost and fair value of securities classified as held-to-maturity and available-for-sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties, and certain securities require principal repayments prior to maturity.

                      NOTES TO CONSOLIDATED STATEMENTS 34

Therefore, these securities and mutual fund shares are not included in the maturity categories in the following maturity summary.

                                                     HELD-TO-MATURITY         AVAILABLE-FOR-SALE
                                                  ----------------------  --------------------------
                                                   AMORTIZED     FAIR      AMORTIZED        FAIR
                                                     COST        VALUE        COST         VALUE
                                                  -----------  ---------  ------------  ------------
Due within 1 year...............................   $      --   $      --  $  4,001,500  $  4,009,375
Due after 1 year through 5 years................          --          --    31,546,621    31,262,813
Due after 5 through 10 years....................          --          --     9,008,813     8,976,355
Due after 10 years..............................      72,223      72,223     6,976,389     6,765,625
Mortgage-backed securities......................     246,303     255,058    34,558,450    34,467,677
Mutual fund shares..............................          --          --       340,858       330,990
                                                  -----------  ---------  ------------  ------------
    Total.......................................   $ 318,526   $ 327,281  $ 86,432,631  $ 85,812,835
                                                  -----------  ---------  ------------  ------------
                                                  -----------  ---------  ------------  ------------

The Bank, as a member of the Federal Home Loan Bank of Chicago (the "FHLB"), is required to maintain an investment in capital stock of the FHLB in an amount equal to 1% of its outstanding home loans. No ready market exists for the FHLB stock, and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value which is equal to cost.
U. S. government and agency securities with a carrying value of approximately $8,118,000 and $7,306,000 at December 31, 1996 and 1995, respectively, were pledged to collateralize certain deposit accounts with balances in excess of $100,000, securities sold under agreement to repurchase and for other purposes as required or permitted by law.

Realized gains and losses were as follows:

                                                                         YEAR ENDED DECEMBER 31,
                                                                    ----------------------------------
                                                                       1996        1995        1994
                                                                    ----------  ----------  ----------
Realized gains....................................................  $  280,039  $  220,490  $   92,248
Realized losses...................................................    (259,695)   (196,050)   (127,342)
                                                                    ----------  ----------  ----------
    Net gain (loss)...............................................  $   20,344  $   24,440  $  (35,094)
                                                                    ----------  ----------  ----------
                                                                    ----------  ----------  ----------

                      NOTES TO CONSOLIDATED STATEMENTS 35

3. Loans
Loans consist of the following:

                                                                                  DECEMBER 31,
                                                                          ----------------------------
                                                                              1996           1995
                                                                          -------------  -------------
Real estate mortgage loans:
    One-to-four family..................................................  $ 148,903,767  $ 146,426,087
    Multifamily.........................................................     14,172,327     14,475,092
    Commercial..........................................................     28,720,502     28,273,080
    Construction and development........................................      5,525,096      8,247,871
Consumer loans:
    Mobile home loans...................................................      3,161,164      3,122,199
    Student loans.......................................................        918,177      1,150,984
    Home improvement loans..............................................         56,047        208,203
    Home equity loans...................................................     14,165,844     12,846,582
    Credit card loans...................................................      1,705,381      1,870,064
    Motor vehicle loans.................................................      4,032,898      3,219,237
    Personal loans......................................................      5,941,680      3,918,477
    Loans secured by savings accounts...................................        587,844        744,975
Commercial loans........................................................      9,942,838      9,245,424
                                                                          -------------  -------------
Gross loans.............................................................    237,833,565    233,748,275
Less:
    Unearned discounts..................................................         13,215         11,785
    Deferred loan fees, net.............................................        411,809        505,692
    Undisbursed portion of loan proceeds................................      1,725,968        956,568
                                                                          -------------  -------------
                                                                          $ 235,682,573  $ 232,274,230
                                                                          -------------  -------------
                                                                          -------------  -------------

The Company's lending activities have been concentrated primarily in the market areas immediately surrounding the branch locations. The largest portion of the Company's loans are originated for the purpose of enabling borrowers to purchase residential real estate property secured by first liens on such property and generally maintain loan-to-value ratios of no greater than 80%. At December 31, 1996, approximately 62% of the Company's loans were secured by owner-occupied, one-to-four family residential property. Borrowers of commercial loans are engaged in a wide variety of commercial enterprises.

The Company's opinion as to the ultimate collectibility of these loans is subject to estimates regarding the future cash flows from operations and the value of property, real and personal, pledged as collateral. These estimates are affected by changing economic conditions and the economic prospects of the borrowers.

Loans serviced by the Company for others approximated $35,377,000, $36,111,000 and $38,767,000 at December 31, 1996, 1995 and 1994.

4. Allowance for Losses on Loans
Changes in the allowance for losses on loans were as follows:

                                                                        YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------
                                                                    1996         1995         1994
                                                                 -----------  -----------  -----------
Balance at beginning of year...................................  $ 2,387,856  $ 2,251,166  $ 2,165,179
Provision for losses on loans..................................       41,647      173,415      295,876
Charge-offs....................................................     (125,666)     (59,726)    (244,685)
Recoveries.....................................................       56,052       23,001       34,796
                                                                 -----------  -----------  -----------
Balance at end of year.........................................  $ 2,359,889  $ 2,387,856  $ 2,251,166
                                                                 -----------  -----------  -----------
                                                                 -----------  -----------  -----------

                      NOTES TO CONSOLIDATED STATEMENTS 36

5. Office Properties and Equipment
Office properties and equipment consist of:

                                                                                   DECEMBER 31,
                                                                            --------------------------
                                                                                1996          1995
                                                                            ------------  ------------
Office properties:
    Land..................................................................  $    522,262  $    631,762
    Building..............................................................     4,217,253     4,434,292
Parking facilities:
    Land..................................................................       340,862       340,862
    Improvements..........................................................       133,418       133,418
Land acquired for future use..............................................     1,278,534     1,278,534
Furniture and equipment...................................................     3,648,197     4,647,082
                                                                            ------------  ------------
                                                                              10,140,526    11,465,950
Less: Accumulated depreciation............................................     5,419,466     6,366,414
                                                                            ------------  ------------
                                                                            $  4,721,060  $  5,099,536
                                                                            ------------  ------------
                                                                            ------------  ------------

Depreciation expense amounted to $460,621, $386,400 and $462,381 for the years ended December 31, 1996, 1995, and 1994, respectively.

6. Deposits
As of December 31, 1996, certificates of deposit have scheduled maturity dates as follows:

YEAR OF MATURITY                                                                   AMOUNT        PERCENT
------------------------------------------------------------------------------  -------------  -----------
1997..........................................................................  $ 108,744,211        61.7%
1998..........................................................................     32,790,895        18.6
1999..........................................................................     18,828,188        10.7
2000..........................................................................     11,090,743         6.3
2001 and thereafter...........................................................      4,692,420         2.7
                                                                                -------------       -----
                                                                                $ 176,146,457       100.0%
                                                                                -------------       -----
                                                                                -------------       -----

The aggregate amount of time certificates of deposit in denominations of $100,000 or more was $14,065,040 and $14,225,822 at December 31, 1996 and 1995,
respectively.

A maturity distribution of time certificates of deposit in denominations of $100,000 or more as of December 31, 1996, were as follows:

3 months or less..............................................................  $3,750,181
Over 3 months through 6 months................................................   1,906,664
Over 6 months through 12 months...............................................   2,747,946
Over 12 months................................................................   5,660,249
                                                                                ----------
Total.........................................................................  $14,065,040
                                                                                ----------
                                                                                ----------

                      NOTES TO CONSOLIDATED STATEMENTS 37

7. Short-Term Borrowings
Short-term borrowings consist of:

                                                                             YEAR ENDED DECEMBER 31,
                                                                            --------------------------
                                                                                1996          1995
                                                                            ------------  ------------
Securities sold under agreements to repurchase............................  $ 19,820,000  $ 19,720,000
Federal Home Loan Bank short-term advances................................     7,000,000       650,000
                                                                            ------------  ------------
Total.....................................................................  $ 26,820,000  $ 20,370,000
                                                                            ------------  ------------
                                                                            ------------  ------------

All repurchase agreements as of December 31, 1996, were due within three months or less. Mortgage-backed securities available-for-sale with a carrying value of approximately $20,451,000 and $20,504,000 were pledged to collateralize the repurchase agreements as of December 31, 1996 and 1995, respectively.

Advances from the FHLB which were due within three months or less are considered short term. The advances from the FHLB are collateralized by one-to-four family residential mortgages.
Average and maximum balances and rates on aggregate short-term borrowings outstanding were as follows:

                                                                             YEAR ENDED DECEMBER 31,
                                                                            --------------------------
                                                                                1996          1995
                                                                            ------------  ------------
Maximum month-end balance.................................................  $ 26,820,000  $ 21,195,000
Average month-end balance.................................................    22,151,000     7,518,000
Weighted average interest rate for the year...............................          5.73%         5.53%
Weighted average interest rate at year-end................................          5.53%         5.79%

8. Other Borrowings
Other borrowings at December 31, 1996 and 1995 consisted of advances from the FHLB of $7,725,000 and $9,275,000, respectively. The weighted average maturity date was approximately 8 months and 12 months, respectively, and the weighted average interest rates were approximately 5.92% and 6.02%, respectively.

The advances from the FHLB are collateralized by one-to-four family residential mortgages.

Future payments at December 31, 1996, for all other borrowings were as follows:

YEAR ENDED                                                                                   AMOUNT
-----------------------------------------------------------------------------------------  -----------
1997.....................................................................................  $ 7,350,000
1998.....................................................................................      375,000
                                                                                           -----------
Total....................................................................................  $ 7,725,000
                                                                                           -----------
                                                                                           -----------

9. Income Taxes
Under provisions of the Internal Revenue Code and similar sections of the Illinois income tax law that applies to tax years beginning before December 31, 1995, qualifying thrifts were allowed to claim bad debt deductions based on the greater of (1) a specified percentage of taxable income, as defined, or (2) actual loss experience. If, in the future, any of the accumulated bad debt deductions are used for any purpose other than to absorb bad debt losses, gross taxable income may result and income taxes may be payable.

The Small Business Job Protection Act became law on August 20, 1996. One of the provisions in this law repealed the reserve method of accounting for bad debts with thrift institutions so that the bad debt deduction described in the preceding paragraph will no longer be effective for tax years beginning after December 31, 1995. The change in the law requires that the tax bad debt

                      NOTES TO CONSOLIDATED STATEMENTS 38
reserves accumulated after December 31, 1988 be recaptured into taxable income over a six-year period. The start of the six-year period can be delayed for up to two tax years if the Company meets certain residential lending thresholds. Deferred taxes have been provided on the portion of the tax reserve for loan loss that must be recaptured.

Retained earnings at December 31, 1996 and 1995, includes approximately $8,998,000 of the tax reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $3,059,000 as of December 31, 1996 and 1995.

As of December 31, 1996, the Bank had State net operating loss carryforwards of approximately $10,220,000 for income tax purposes. The difference between book and tax net operating income results from interest income from certain investments which is exempt from income tax for state income tax purposes. For financial reporting purposes, a valuation allowance of $490,297 based on the effective state tax rate of 4.8% has been recognized to offset the deferred tax assets related to those carryforwards. The net operating loss carryforwards expire through 2007.

The income taxes consist of:

                                                                          YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------
                                                                       1996       1995        1994
                                                                     ---------  ---------  -----------
Current............................................................  $ 694,877  $ 860,459  $ 1,313,200
Deferred...........................................................     17,894     73,656      (72,800)
                                                                     ---------  ---------  -----------
                                                                     $ 712,771  $ 934,115  $ 1,240,400
                                                                     ---------  ---------  -----------
                                                                     ---------  ---------  -----------

A reconciliation from expected federal income taxes to consolidated effective income taxes follows:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                              1996         1995         1994
                                                                           -----------  -----------  -----------
Statutory federal income tax rate........................................       35.0%        35.0%        35.0%
Effect of:
    State income tax, net of federal benefit.............................         --          1.1%         1.9%
    Utilization of state net operating loss carryforwards................         --         (1.1)%       (1.9)%
    Other................................................................       (6.4)%       (1.4)%       (0.9)%
                                                                                 ---          ---          ---
                                                                                28.6%        33.6%        34.1%
                                                                                 ---          ---          ---
                                                                                 ---          ---          ---

Deferred income taxes result from temporary differences in the recognition of income and expense for tax and financial statement purposes. The sources of these temporary differences and their resulting effect on income tax expense are as follows:

                                                                          YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------
                                                                       1996       1995        1994
                                                                     ---------  ---------  -----------
General valuation allowance........................................  $  (4,717) $ (10,078) $   (52,200)
Excess of tax accumulated provision for losses over base year......     28,264     48,782        8,300
Loan fees deferred for income tax purposes.........................     24,356     (6,657)      (7,500)
Loan costs deferred for book purposes..............................    (38,154)        --           --
Depreciation and amortization......................................    (36,672)   (32,883)          --
Stock dividend on FHLB stock.......................................         --      7,310         (800)
Accrued benefits...................................................     22,213     92,820      (12,400)
Other, net.........................................................     22,604    (25,638)      (8,200)
                                                                     ---------  ---------  -----------
                                                                     $  17,894  $  73,656  $   (72,800)
                                                                     ---------  ---------  -----------
                                                                     ---------  ---------  -----------

                      NOTES TO CONSOLIDATED STATEMENTS 39

Significant components of the deferred tax liabilities and assets are as follows:

                                                                                    DECEMBER 31,
                                                                              ------------------------
                                                                                 1996         1995
                                                                              -----------  -----------
Deferred tax assets:
    Allowance for losses on loans...........................................  $   803,552  $   783,668
    State net operating loss carryforwards..................................      490,297      504,170
    Accrued benefits........................................................       22,213           --
    Unrealized loss on assets available-for-sale............................      210,743           --
    Other...................................................................       70,598      161,935
                                                                              -----------  -----------
        Total deferred tax assets...........................................    1,597,403    1,449,773
    Valuation allowance for deferred tax assets.............................      490,297      504,170
                                                                              -----------  -----------
        Total deferred tax assets...........................................    1,107,106      945,603
                                                                              -----------  -----------
Deferred tax liabilities:
    Unrealized gain in assets available-for-sale............................           --      (97,286)
    Loan fees deferred for income tax purposes..............................     (122,009)    (146,365)
    Excess of tax accumulated provision for losses over base year...........     (182,912)    (274,177)
    Stock dividend on FHLB stock............................................      (54,604)     (54,604)
    Loan costs deferred for book purposes...................................      (38,154)          --
    Other...................................................................      (33,848)     (23,516)
                                                                              -----------  -----------
        Total deferred tax liabilities......................................     (431,527)    (595,948)
                                                                              -----------  -----------
Net deferred tax assets.....................................................  $   675,579  $   349,655
                                                                              -----------  -----------
                                                                              -----------  -----------

The Company believes that it is more likely than not that the deferred tax asset will be realized based upon historical taxable income levels. The Company has reported federal taxable income and pretax book income amounts totaling approximately $8.6 million and $8.9 million over the past three years, respectively.
10. Stockholders' Equity and Regulatory Capital
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Tier I capital (as defined by the regulations) to tangible assets (as defined), Total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meet all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Office of Thrift Supervision (the "OTS") categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table on the following page. There are no conditions or events since that notification that management believes have changed the Bank's category.

                      NOTES TO CONSOLIDATED STATEMENTS 40

                                                                                               TO BE WELL CAPITALIZED
                                                                          FOR CAPITAL          UNDER PROMPT CORRECTIVE
                                                  ACTUAL               ADEQUACY PURPOSES          ACTION PROVISIONS
                                         -------------------------  ------------------------  -------------------------
                                            AMOUNT        RATIO       AMOUNT        RATIO        AMOUNT        RATIO
                                         ------------  -----------  -----------  -----------  ------------  -----------
                                                                     (DOLLARS IN THOUSANDS)
As of December 31, 1996
Tangible Capital to Tangible Assets
  Kankakee Federal Savings Bank........  $ 28,907,448       8.41%   $ 5,155,065       1.50%            N/A
Core Capital to Tangible Assets
  Kankakee Federal Savings Bank........    28,907,448       8.41%    10,310,130       3.00%            N/A
Tier I Capital to Risk Weighted Assets
  Kankakee Federal Savings Bank........    28,907,448      14.53%     7,957,720       4.00%   $ 11,936,580       6.00%
Total Capital to Risk Weighted Assets
  Kankakee Federal Savings Bank........    30,982,337      15.57%    15,915,440       8.00%     19,894,300      10.00%
Tier I Capital to Average Adjusted
  Assets
  Kankakee Federal Savings Bank........    28,907,448       8.34%    10,403,085       3.00%     17,338,475       5.00%

A liquidation account in the amount of $17,720,139 has been established for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after the December 30, 1992 conversion from a mutual savings and loan association to a stock savings bank. In the unlikely event of a complete liquidation of the Bank, each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then-current adjusted balance for deposit accounts held, before any distribution may be made with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock if the effect thereof would cause the net worth of the Bank to be reduced below the amount required for the liquidation account.
The OTS capital distribution regulations restrict the Bank's cash dividend payments or other capital distributions. The OTS regulations generally provide that an institution can make capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half the excess capital over fully phased-in capital requirements at the beginning of the calendar year. Any additional capital distributions would also require prior notice to the OTS. The Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders; however, the ability of the Company to pay future dividends will depend on dividends from the Bank.

11. Officer, Director and Employee Plans

Money Purchase Pension Plan and Trust
The Bank sponsors a Money Purchase Pension Plan and Trust (the "Money Purchase Plan") for the benefit of its employees meeting certain age and service requirements. The Bank contributes to the Money Purchase Plan on behalf of each Participant an amount equal to 7% of the Participant's compensation, as defined by the Money Purchase Plan. Expense related to the Money Purchase Plan amounted to approximately $204,000, $229,000 and $212,500, for the years ended December 31, 1996, 1995 and 1994, respectively.

401(k) Savings Plan
The Bank established a qualified, tax-exempt pension plan qualifying under section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Virtually all employees are eligible to participate after meeting certain age and service requirements. Eligible employees are permitted to contribute 1% to 10% of their compensation to the 401(k) Plan. Expense related to the 401(k) Plan, including plan administration, amounted to approximately $11,100, $22,400 and $23,200, for the years ended December 31, 1996, 1995 and 1994, respectively.

                      NOTES TO CONSOLIDATED STATEMENTS 41

Bank Incentive Plans and Trusts
The 52,500 shares of Company common stock in the Bank Incentive Plans and Trusts (the "BIPs") are available for issuance to officers, directors, and employees of the Bank. The awards are earned over a three- or five-year period depending on age and years of service. The aggregate purchase price of these shares is being amortized to expense as the persons become vested in their stock awards. The unamortized cost is reflected as a reduction of stockholders' equity. Expense relating to the BIPs was approximately $41,394, $138,315 and $140,839 for the years ended December 31, 1996, 1995 and 1994, respectively.

Employee Stock Ownership Plan
The Kankakee Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP") covers all full time employees who have completed twelve months of service and have attained the minimum age of twenty-one. A participant is 100 percent vested after seven years of credited service.

The ESOP operates as a leveraged employee stock ownership plan. These shares are held in trust and allocated to participants' accounts in the ESOP as the related loan obligation is repaid.
The following table reflects the shares held by the ESOP:

                                                                             DECEMBER 31,
                                                                 -------------------------------------
                                                                    1996         1995         1994
                                                                 -----------  -----------  -----------
Shares allocated to participants...............................     58,886.0     45,168.5     30,622.0
Unallocated shares (grandfathered under SOP 93-6)..............     61,250.0     76,562.5     91,875.0
                                                                 -----------  -----------  -----------
Total..........................................................    120,136.0    121,731.0    122,497.0
                                                                 -----------  -----------  -----------
                                                                 -----------  -----------  -----------

The ESOP borrowed from the Company to purchase the shares of common stock. The loan obligation is considered unearned employee compensation and is recorded as a reduction of stockholders' equity.

The Bank makes discretionary cash contributions to the ESOP which, along with dividend payments, will be sufficient to service the principal payments plus interest at 7 percent over the eight year loan term.

Interest expense recognized by the ESOP was $50,278, $60,862 and $71,447 for the years ended December 31, 1996, 1995 and 1994, respectively. The Bank contributed $174,409, $175,662 and $222,658 to the ESOP to fund principal and interest payments for the years ended December 31, 1996, 1995 and 1994, respectively.

The Board of Directors of the Company may direct payment of dividends with respect to shares allocated to the participants to be paid in cash to the participants. Dividends on unallocated shares are to be used to make payments on the loan. All shares of stock owned by the ESOP are considered outstanding and included in the weighted average shares outstanding for calculating earnings per share.

Stock Option Plan
In 1992, the Company adopted an incentive stock option plan for the benefit of directors, officers, and employees of the Company or the Bank (the "Stock Option Plan"). The number of shares of common stock authorized under the Stock Option Plan is 175,000. The option exercise price must be at least equal to the fair market value per share of the common stock on the date of grant. The Stock Option Plan also provides for the issuance of restricted stock and stock

                      NOTES TO CONSOLIDATED STATEMENTS 42
appreciation rights and limited stock appreciation rights. Activity in the Stock Option Plan was as follows:

                                                     1996                    1995                    1994
                                            ----------------------  ----------------------  ----------------------
                                                        WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                         AVERAGE                 AVERAGE                 AVERAGE
                                                        EXERCISE                EXERCISE                EXERCISE
FIXED OPTIONS                                SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
------------------------------------------  ---------  -----------  ---------  -----------  ---------  -----------
Outstanding at beginning of year..........    149,425   $   9.940     154,175   $   9.875     154,175   $   9.875
Granted...................................         --          --       1,750      15.500          --          --
Exercised.................................       (700)      9.875      (6,500)      9.875          --          --
Forfeited.................................         --          --          --          --          --          --
                                            ---------               ---------               ---------
Outstanding at end of year................    148,725       9.941     149,425       9.940     154,175       9.875
                                            ---------               ---------               ---------
                                            ---------               ---------               ---------
Options exercisable at year-end...........    148,725                 149,425                 154,175
                                            ---------               ---------               ---------
                                            ---------               ---------               ---------
Weighted-average fair value of options
  granted during the year.................                     --                   5.260                     N/A
                                                       -----------             -----------
                                                       -----------             -----------

Grants under the Stock Option Plan are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under the Stock Option Plan.

12. Commitments and Contingencies
In the normal course of business, there are outstanding various contingent liabilities such as claims and legal action, which are not reflected in the consolidated financial statements. In the opinion of management, the ultimate resolution of these matters is not expected to have a material effect on the financial position or on the results of operations of the Company and its subsidiary.

13. Financial Instruments
The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss, in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit, is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Bank has entered into an agreement to provide credit enhancement for a rental apartment development project. The Bank guarantees the repayment of principal and interest on Municipal Revenue Bonds, which are secured by first mortgages. Investment securities with a carrying value of approximately $2,002,000 at December 31, 1996, are pledged as collateral of the guarantees. The bonds have a principal amount of $17,000,000 (of which the Bank has guaranteed $1,000,000) and expire in 2009.

The Bank had outstanding commitments to originate new loans totaling approximately $3,199,000 and $5,946,000 at December 31, 1996 and 1995,
respectively. In addition, the Bank committed to approximately $17,140,000 and $15,463,000 of lines of credit, which were undrawn at December 31, 1996 and 1995, respectively. Such commitments are recorded in the financial

                      NOTES TO CONSOLIDATED STATEMENTS 43
statements when they are funded or related fees are incurred or received. These commitments are principally at variable interest rates.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit written are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Company and the Bank do not engage in the use of interest rate swaps, futures, forwards, or option contracts.
14. Fair Value of Financial Instruments
The following table reflects a comparison of carrying amounts and the fair values of the financial instruments:

                                                                  DECEMBER 31,
                                           ----------------------------------------------------------
                                                       1996                          1995
                                           ----------------------------  ----------------------------
                                             CARRYING                      CARRYING
                                              AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                           -------------  -------------  -------------  -------------
Assets:
    Cash and cash equivalents............  $  17,160,113  $  17,160,113  $  25,694,509  $  25,694,509
    Certificates of deposit..............         50,000         50,000        287,500        287,500
    Investment and mortgage-backed
      securities.........................     86,131,061     86,139,816     84,266,635     84,281,974
    Nonmarketable equity securities......        501,100        501,100        551,100        551,100
    Loans................................    235,682,573    234,647,800    232,274,230    232,796,300
    Loans held for sale..................        639,861        651,559        581,054        590,515
    FHLB stock...........................      1,956,000      1,956,000      1,546,500      1,546,500

Liabilities:
    Deposits.............................  $ 277,348,207  $ 278,348,779  $ 286,079,750  $ 285,567,450
    Borrowed funds.......................     34,545,000     34,540,979     29,645,000     29,645,569
    Advance payments by borrowers for
      taxes and insurance................      1,436,595      1,436,595      1,630,066      1,630,066

The fair values utilized in the table were derived using the information described below for the group of instruments listed. It should be noted that the fair values disclosed in this table do not represent market values of all assets and liabilities of the Company and, thus, should not be interpreted to represent a market or liquidation value for the Company,

The following methods and assumptions were used by the Bank in estimating the fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS AND CERTIFICATES OF DEPOSIT: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

                      NOTES TO CONSOLIDATED STATEMENTS 44

LOANS: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

LOANS HELD FOR SALE: Fair values are based on quoted market price.

OFF-BALANCE-SHEET INSTRUMENTS: Fair values for the Bank's off-balance-sheet instruments (guarantees and loan commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value for such commitments is nominal.

DEPOSITS: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable-rate, fixed-term money market accounts approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.
SHORT-TERM BORROWINGS AND OTHER BORROWINGS: Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

15. Branch Acquisition
On December 8, 1995, the Company acquired the Momence, Illinois, branch (the "Acquisition") of First of America Bank--Illinois, National Association, Bannockburn, Illinois. The branch had approximately $16 million in deposits at the date of acquisition. In addition to assuming the deposit liabilities attributable to the branch, the Company acquired certain assets associated with the branch, including the building. The operations of the Momence branch are included in the Company's Consolidated Statements of Income from the acquisition date and reflect the application of the purchase method of accounting.

Under this method of accounting, the aggregate cost to the Company of the Acquisition was allocated to the assets acquired and the liabilities assumed, based on their estimated fair value as of December 9, 1995. Goodwill and the estimated value of the customer deposit base acquired intangibles in the amount of $1,811,219 and $104,000, respectively, were recorded by the Bank in connection with the Acquisition. The goodwill is being amortized on a straight-line basis over 15 years.

16. Branch Disposition
On September 13, 1996, the Company completed the sale of the Bank's branch office in Carlyle, Illinois. The sale of the branch's $8.6 million in deposits, fixed assets and a portion of the outstanding loans resulted in a gain of $707,675.

17. Savings Association Insurance Fund Special Assessment
Effective September 30, 1996, legislation was passed to recapitalize the Savings Association Insurance Fund (the "SAIF") by imposing a one-time assessment on deposits insured by SAIF. This assessment was equal to 65.7 basis points on March 31, 1995 deposits and was payable November 29, 1996. The total assessment paid by the Bank increased the 1996 FDIC premium expense by $1,659,549 and is recorded in other expenses.

                      NOTES TO CONSOLIDATED STATEMENTS 45

18. Condensed Parent Company Only Financial Statements

                                                                                   DECEMBER 31,
                                                                            --------------------------
                                                                                1996          1995
                                                                            ------------  ------------
STATEMENT OF FINANCIAL CONDITION
Assets:
    Cash and cash equivalents.............................................  $  3,609,325  $    667,048
    Certificate of deposit................................................        50,000
    Investment and mortgage-backed securities, available-for-sale.........     1,094,055     1,484,391
    Equity in net assets of Kankakee Federal Savings Bank.................    31,757,185    34,260,121
    Other assets..........................................................        67,204       111,829
                                                                            ------------  ------------
                                                                            $ 36,577,769  $ 36,523,389
                                                                            ------------  ------------
                                                                            ------------  ------------
Liabilities and stockholders' equity:
    Other liabilities.....................................................  $     83,548  $     72,702
    Common stock..........................................................        17,500        17,500
    Additional paid-in capital............................................    16,181,726    16,186,914
    Retained income.......................................................    27,219,741    26,015,559
    Unrealized gains (losses) on securities available-for-sale, net of
      tax.................................................................      (409,353)      188,849
    Treasury stock........................................................    (5,876,509)   (5,126,646)
    Employee Stock Ownership Plan loan....................................      (604,844)     (756,055)
    Bank Incentive Plans and Trusts.......................................       (34,040)      (75,434)
                                                                            ------------  ------------
                                                                            $ 36,577,769  $ 36,523,389
                                                                            ------------  ------------
                                                                            ------------  ------------

                                                                       YEAR ENDED DECEMBER 31,
                                                                -------------------------------------
                                                                   1996         1995         1994
                                                                -----------  -----------  -----------
STATEMENT OF OPERATIONS
Dividends from subsidiary.....................................  $ 3,824,600  $ 1,026,100  $        --
Interest income...............................................      258,639      234,776      297,998
                                                                -----------  -----------  -----------
Net interest income...........................................    4,083,239    1,260,876      297,998
                                                                -----------  -----------  -----------
Equity in undistributed earnings of
  Kankakee Federal Savings Bank...............................   (1,963,859)     965,449    2,440,616
Other noninterest income......................................        4,839        2,848           --
                                                                -----------  -----------  -----------
Total other income............................................   (1,959,020)     968,297    2,440,616
Other expenses................................................      391,809      480,368      366,906
                                                                -----------  -----------  -----------
Income before income tax benefit..............................    1,732,410    1,748,805    2,371,708
Income tax benefit............................................       44,029       99,085       23,400
                                                                -----------  -----------  -----------
Net income....................................................  $ 1,776,439  $ 1,847,890  $ 2,395,108
                                                                -----------  -----------  -----------
                                                                -----------  -----------  -----------
STATEMENT OF CASH FLOWS
Operating activities:
    Net income................................................  $ 1,776,439  $ 1,847,890  $ 2,395,108
    Adjustments to reconcile net income to net cash provided
      by operating activities:
        Equity in undistributed earnings of Kankakee Federal
          Savings Bank........................................    1,963,859     (965,449)  (2,440,616)
        Other.................................................       37,740     (129,017)     127,207
                                                                -----------  -----------  -----------
Net cash provided by operating activities.....................    3,778,038      753,424       81,699
                                                                -----------  -----------  -----------
Investing activities:
    Held-to-maturity investment and mortgage-backed
      securities..............................................
    Proceeds from maturities..................................           --           --    1,000,000
    Principal collected.......................................           --      209,686      380,105
    Available-for-sale investment securities
        Purchase..............................................           --      (63,630)  (1,066,562)
        Proceeds from sales...................................      390,336      811,176           --
    Purchase of certificate of deposit........................      (50,000)          --           --
    Purchase of office equipment..............................           --           --         (956)
                                                                -----------  -----------  -----------
Net cash provided by investing activities.....................      340,336      957,232      312,587
                                                                -----------  -----------  -----------

                      NOTES TO CONSOLIDATED STATEMENTS 46

                                                                       YEAR ENDED DECEMBER 31,
                                                                -------------------------------------
                                                                   1996         1995         1994
                                                                -----------  -----------  -----------
Financing activities:
    Principal collected on ESOP loan..........................      151,211      151,211      151,211
    Purchase of treasury stock................................     (761,963)  (1,480,441)  (2,650,709)
    Dividends paid to stockholders............................     (572,257)    (600,233)          --
    Proceeds from exercise of stock options...................        6,912       64,188           --
                                                                -----------  -----------  -----------
Net cash used in financing activities.........................   (1,176,097)  (1,865,275)  (2,499,498)
                                                                -----------  -----------  -----------
Increase (decrease) in cash and cash equivalents..............    2,942,277     (154,619)  (2,105,212)

Cash and cash equivalents:
    Beginning of period.......................................      667,048      821,667    2,926,879
                                                                -----------  -----------  -----------
    End of period.............................................  $ 3,609,325  $   667,048  $   821,667
                                                                -----------  -----------  -----------
                                                                -----------  -----------  -----------

19. Quarterly Results of Operations (Unaudited)

                                                             YEAR ENDED DECEMBER 31, 1996
                                                 ----------------------------------------------------
                                                                  THREE MONTHS ENDED
                                                 ----------------------------------------------------
                                                 DECEMBER 31   SEPTEMBER 30    JUNE 30     MARCH 31
                                                 ------------  ------------  -----------  -----------
Interest income................................   $6,454,327    $6,471,478   $ 6,481,551  $ 6,400,121
Interest expense...............................    3,733,916     3,804,719     3,831,807    3,828,130
                                                 ------------  ------------  -----------  -----------
Net interest income............................    2,720,411     2,666,759     2,649,744    2,571,991
Provision for losses on loans..................      (19,750)       23,300        28,650        9,447
                                                 ------------  ------------  -----------  -----------
Net interest income after provision for losses
  on loans.....................................    2,740,161     2,643,459     2,621,094    2,562,544
Other income...................................      404,310     1,127,942       340,406      264,195
Other expense..................................    1,927,738     3,811,916     2,167,172    2,308,075
                                                 ------------  ------------  -----------  -----------
Income before income taxes.....................    1,216,733       (40,515)      794,328      518,664
Income taxes...................................      414,010       (13,760)      190,430      122,091
                                                 ------------  ------------  -----------  -----------
Net income.....................................   $  802,723    $  (26,755)  $   603,898  $   396,573
                                                 ------------  ------------  -----------  -----------
                                                 ------------  ------------  -----------  -----------
Earnings per share.............................   $     0.54    $    (0.02)  $      0.40  $      0.26
                                                 ------------  ------------  -----------  -----------
                                                 ------------  ------------  -----------  -----------

                                                             YEAR ENDED DECEMBER 31, 1995
                                                 ----------------------------------------------------
                                                                  THREE MONTHS ENDED
                                                 ----------------------------------------------------
                                                 DECEMBER 31   SEPTEMBER 30    JUNE 30     MARCH 31
                                                 ------------  ------------  -----------  -----------
Interest income................................   $6,188,985    $5,838,488   $ 5,485,187  $ 5,317,442
Interest expense...............................    3,628,914     3,289,914     2,928,675    2,714,138
                                                 ------------  ------------  -----------  -----------
Net interest income............................    2,560,071     2,548,574     2,556,512    2,603,304
Provision for losses on loans..................       16,190        22,835        73,820       60,570
                                                 ------------  ------------  -----------  -----------
Net interest income after provision for losses
  on loans.....................................    2,543,881     2,525,739     2,482,692    2,542,734
Other income...................................      374,363       264,024       266,717      275,509
Other expense..................................    2,156,918     2,151,183     2,269,985    1,915,568
                                                 ------------  ------------  -----------  -----------
Income before income taxes.....................      761,326       638,580       479,424      902,675
Income taxes...................................      247,065       217,100       162,950      307,000
                                                 ------------  ------------  -----------  -----------
Net income.....................................   $  514,261    $  421,480   $   316,474  $   595,675
                                                 ------------  ------------  -----------  -----------
                                                 ------------  ------------  -----------  -----------
Earnings per share.............................   $     0.34    $     0.27   $      0.20  $      0.38
                                                 ------------  ------------  -----------  -----------
                                                 ------------  ------------  -----------  -----------

                      NOTES TO CONSOLIDATED STATEMENTS 47