Form 10-K405, Exhibit 13
period 1997-12-31
KANKAKEE BANCORP INC
filed 1998-03-24
CIK 891523

                                                                    Exhibit 13

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
            -------------------------------------------------------

                                                                         DECEMBER 31,
                                                ---------------------------------------------------------------
                                                   1997         1996         1995         1994         1993
                                                -----------  -----------  -----------  -----------  -----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Selected Financial Condition Data:
    Total assets..............................  $   343,409  $   350,643  $   355,103  $   304,425  $   281,895
    Loans, net, including loans held for
      sale....................................      239,050      233,963      230,467      212,813      191,854
    Mortgage-backed securities held-to-
      maturity................................          204          246          363        6,357        8,488
    Mortgage-backed securities available-
      for-sale................................       28,300       34,467       36,119           --           --
    Investment securities held-to-maturity
      (1).....................................        2,173          623          913       43,031       61,027
    Investment securities
      available-for-sale......................       36,823       51,345       47,711       17,318           --
    Deposits..................................      280,022      277,348      286,080      265,570      242,703
    Total borrowings..........................       23,495       34,545       29,645           --           --
    Stockholders' equity......................       37,821       36,494       36,451       35,526       36,075
    Shares outstanding........................    1,371,638    1,414,918    1,453,418    1,522,918    1,676,268
    Stockholders' equity per share............  $     27.57  $     25.79  $     25.08  $     23.32  $     21.52


                                                                   YEARS ENDED DECEMBER 31,
                                                ---------------------------------------------------------------
                                                   1997         1996         1995         1994         1993
                                                -----------  -----------  -----------  -----------  -----------
                                                                    (DOLLARS IN THOUSANDS)
Selected Operations Data:
    Total interest income.....................  $    24,895  $    25,808  $    22,830  $    20,297  $    20,374
    Total interest expense....................       14,273       15,199       12,562        9,222        9,248
                                                ---------------------------------------------------------------
      Net interest income.....................       10,622       10,609       10,268       11,075       11,126
    Provision for losses on loans.............           33           42          173          296          420
                                                ---------------------------------------------------------------
    Net interest income after provision for
      losses on loans.........................       10,589       10,567       10,095       10,779       10,706
                                                ---------------------------------------------------------------
    Fee income................................        1,023          791          620          659          747
    Gain on sales of loans, mortgage-backed
      securities and investment securities....          112          109           69           43        2,013
    Other non-interest income.................          554        1,237          492          484          546
                                                ---------------------------------------------------------------
        Total non-interest income.............        1,689        2,137        1,181        1,186        3,306
                                                ---------------------------------------------------------------
    Other expenses............................        8,185       10,215        8,494        8,330        8,415
    Income tax expense........................        1,081          713          934        1,240        1,904
                                                ---------------------------------------------------------------
        Total non-interest expense............        9,266       10,928        9,428        9,570       10,319
                                                ---------------------------------------------------------------
    Net income before cumulative effect of
      accounting change.......................        3,012        1,776        1,848        2,395        3,693
    Cumulative effect of changing method of
      accounting for post-retirement health
      benefits, net of income taxes...........           --           --           --           --         (156)
                                                ---------------------------------------------------------------
    Net income after cumulative effect
      adjustment..............................  $     3,012  $     1,776  $     1,848  $     2,395  $     3,537
                                                -----------  -----------  -----------  -----------  -----------
                                                -----------  -----------  -----------  -----------  -----------

----------
(1) Includes certificates of deposit and non-marketable equity securities.

      -------------------------------------------------------------------

                                                                                   YEARS ENDED DECEMBER 31,
                                                                ---------------------------------------------------------------
                                                                   1997         1996         1995         1994         1993
                                                                -----------  -----------  -----------  -----------  -----------
Selected Financial Ratios and Other Data:
Performance Ratios:
  Return on assets (rations of net income to average total
    assets)...................................................       0.87%        0.50%(4)     0.58%        0.82%        1.31%(3)
  Interest rate spread information:
    Average during the year...................................       2.86%        2.78%        2.98%        3.60%        3.73%
    End of year...............................................       2.73%        2.88%        2.64%        3.14%        3.68%
    Net interest margin (1)...................................       3.22%        3.11%        3.37%        3.96%        4.11%
    Ratio of operating expense to average total assets........       2.36%        2.87%(5)     2.67%        2.86%        2.98%
    Return on equity (ratio of net income to average
      equity).................................................       8.04%        4.95%(6)     5.10%        6.66%       10.59%(3)
    Ratio of average interest-earning assets to average
      interest-earning liabilities............................     108.25%      107.40%      109.33%      110.83%      110.97%

Quality Ratios:
    Non-performing assets to total assets at end of period....       1.27%        1.16%        0.64%        0.75%        0.49%
    Allowance for loan losses to non-performing loans.........      75.64%       60.92%      163.45%      114.85%      410.82%
    Classified assets to total assets at end of period (2)....       1.89%        1.88%        2.15%        3.14%        3.37%
    Allowance for loan losses to classified assets............      32.86%       35.80%       31.30%       23.52%       22.77%

Capital ratios:
    Equity to total assets at end of period...................      11.01%       10.41%       10.26%       11.67%       12.80%
    Average equity to average assets..........................      10.71%       10.06%       11.38%       12.34%       12.37%
    Dividend payout ratio.....................................      24.00%       33.90%       33.90%          --           --

Other Data:
    Number of full service branch offices.....................          9            9           10           10            9

----------
(1) Net interest income divided by average interest earning assets.
(2) Includes items classified as special mention.
(3) Excludes cumulative effect of changing method of accounting for post-retirement health benefits.
(4) Without the effect of the special assessment on SAIF-insured deposits and the gain on the sale of a branch, the Return on Average Assets would have been 0.67%.
(5) Without the effect of the special assessment on SAIF-insured deposits, the ratio of Operating Expenses to Average Assets would have been 2.40%.
(6) Without the effect of the special assessment on SAIF-insured deposits and the gain on the sale of a branch, the Return on Average Stockholders' Equity would have been 6.71%.

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

The Company's mission is to provide, safely and profitably, financial services to families and businesses in the communities served by its offices. In seeking to accomplish this mission, management has adopted a business strategy designed to: (i) maintain the level of the Bank's tangible capital well in excess of regulatory requirements; (ii) maintain a high level of asset quality; (iii) manage the Company's exposure to changes in market interest rates; (iv) increase the Company's interest rate spread; and (v) take advantage of loan and deposit growth opportunities in the Company's principal market areas, to the extent available. The Company has attempted to achieve these goals by focusing on: (i) the origination of adjustable-rate mortgage loans ("ARMs") on residential properties for retention in its portfolio; (ii) the sale of most of the long-term fixed-rate residential mortgage loans which it originates; (iii) supplementing its residential lending with commercial real estate, consumer, commercial business, and, to a lesser extent, multi-family and construction lending; (iv) providing high quality service to enhance customer loyalty; and
(v) offering a variety of financial products to serve as comprehensively as practicable the financial needs of families and community businesses in its market areas.

ASSET/LIABILITY MANAGEMENT
The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a

CUSTOMERS RECEIVE IMMEDIATE ANSWERS ABOUT THE STATUS OF THEIR ACCOUNTS USING ACCOUNTLINE, THE NEW BANK-BY-PHONE ACCOUNT INFORMATION AND TRANSACTION INQUIRY SERVICE.

[PHOTO]

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. At December 31, 1997, total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing in the same period by $45.8 million, representing a positive cumulative one-year gap equal to 13.3% of total assets.

In an attempt to manage its exposure to changes in interest rates, management closely monitors the Company's interest rate risk. The Bank has an asset/liability management committee consisting of the president, certain vice presidents and the controller of the Bank which meets monthly and reviews the Bank's interest rate risk position and makes quarterly recommendations for adjusting such position to the Bank's Board of Directors. In addition, on a quarterly basis, the Board reviews the Bank's asset/liability position including simulations of the effect on the Bank's capital of various interest rate scenarios.

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

To the extent consistent with its interest margin objectives, the Company has attempted to reduce its interest rate risk and has taken a number of steps to restructure its assets and liabilities. First, the Company, to the extent requested in its lending areas, has focused its one-to-four family residential lending program on ARMs. Approximately 49.8% of one-to-four family residential loans originated in 1997 were ARMs. In excess of half of the fixed-rate one-to-four family loan originations during 1997 were in loans with an initial term to maturity of 15 years or less. Such loans are originated at market rates, and, provided they bear an interest rate of 7.00% or greater, they are retained in the Company's portfolio. At December 31, 1997, approximately $100.9 million, or 64.0% of the Company's one-to-four family residential loan portfolio consisted of ARMs. Second, the Company has continued building its portfolio of consumer loans having terms to maturity that are significantly shorter than residential loans. Third, the Company has increased originations of commercial business and construction loans having adjustable or floating interest rates, relatively short terms to maturity, or a combination thereof. Fourth, the Company has adopted a policy of selling substantially all of its newly originated conventional 30-year, fixed-rate residential mortgage loans and all of its newly originated conventional 15-year, fixed rate residential mortgage loans with an interest rate of less than 7.00%, with servicing retained.

At December 31, 1997, the Company held $56.9 million of fixed-rate one-to-four family loans, of which $12.3 million had original terms of more than 15 years (i.e., long-term loans). The Company's current policy is to sell substantially all newly originated 30 year, fixed-rate loans, and $254,000 were classified as held for sale at December 31, 1997. Most of the remaining $12.1 million of these loans are seasoned loans that have been carried in the Company's permanent loan portfolio and are intended to be held until maturity.

The Company currently does not enter into derivative financial instruments including futures, forwards, interest rate risk swaps, option contracts, or other financial instruments with similar characteristics. However, the Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers such as commitments to extend credit and letters of credit.

Commitments to extend credit and letters of credit are not recorded as an asset by the Company until the instrument is exercised.

The Company's exposure to market risk is reviewed on a regular basis by the Asset/Liability Committee. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. Tools used by management include the standard GAP report and the quarterly Office of Thrift Supervision (the "OTS") report measuring interest rate

                    MANAGEMENT'S DISCUSSION AND ANALYSIS
sensitivity. The OTS report provides the Company the economic value of each type of asset, liability, and off-balance sheet contract under the assumption that the Treasury yield curve shifts instantaneous and parallel up and down by 100 to 400 basis points in 100 basis point increments. The Company has no market risk sensitive instruments held for trading purposes. It appears that the Company's market risk is reasonable at this time. The following condensed GAP report summarizing the Company's interest rate sensitivity sets forth the interest rate sensitivity of the Bank's assets and liabilities at December 31, 1997. Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period are determined in accordance with the earlier of the term to repricing or maturity of the asset or liability. The Bank has assumed that its passbook and statement savings, checking and money market accounts, which totaled $99.9 million at December 31, 1997, are withdrawn at the annual percentage rates of 15.0%, 37.4% and 37.6%, respectively. Certificate accounts are assumed to reprice at the date of contractual maturity.

                                                       MATURING OR REPRICING
                                  ----------------------------------------------------------------
                                             4 MONTHS
                                     1-3      TO ONE    OVER 1-3   OVER 3-5    OVER 5
                                   MONTHS      YEAR       YEARS      YEARS      YEARS      TOTAL
                                  ---------  ---------  ---------  ---------  ---------  ---------
Fixed rate one-to-four family
  (including mortgage-backed
  securities, commercial real
  estate and construction
  loans)........................  $   4,592  $   7,918  $  16,727  $  11,861  $  31,415  $  72,513
Adjustable rate one-to-four
  family (including mortgage-
  backed securities, commercial
  real estate and construction
  loans)........................     50,627     74,847     13,506     12,139         --    151,119
Commercial business loans.......      9,990        841      1,143        204          7     12,185
Consumer loans..................     16,256      6,230      8,032      2,828      1,817     35,163
Investment securities and
  other.........................     27,800      3,000      7,543      4,937     13,908     57,188
                                  ---------  ---------  ---------  ---------  ---------  ---------
          Total interest-earning
            assets..............    109,265     92,836     46,951     31,969     47,147    328,168
Savings deposits................      1,550      5,748     12,052      8,707     22,670     50,727
Checking and money market.......      4,509     13,849     18,773      7,344      4,718     49,193
Certificates....................     38,670     79,211     53,806      8,234         --    179,921
FHLB advances...................      9,200        375         --     10,700         --     20,275
Other borrowings................      3,220         --         --         --         --      3,220
                                  ---------  ---------  ---------  ---------  ---------  ---------
        Total interest-bearing
          liabilities...........     57,149     99,183     84,631     34,985     27,388    303,336
Interest-earning assets less
  interest-bearing
  liabilities...................  $  52,116  ($  6,347) ($ 37,680) ($  3,016) $  19,759  $  24,832
                                  ---------  ---------  ---------  ---------  ---------  ---------
                                  ---------  ---------  ---------  ---------  ---------  ---------
Cumulative interest-rate
  sensitivity gap...............  $  52,116    $45,769    $ 8,089    $ 5,073    $24,832
                                  ---------  ---------  ---------  ---------  ---------
                                  ---------  ---------  ---------  ---------  ---------
Cumulative interest-rate gap as
  a percentage of assets........     15.18%     13.33%      2.36%      1.48%      7.23%
                                  ---------  ---------  ---------  ---------  ---------
                                  ---------  ---------  ---------  ---------  ---------

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARMs, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed



[PHOTO]

THE BANK INTRODUCED ITS CHECK FREE VISA-REGISTERED TRADEMARK- DEBIT CARD PROGRAM IN SPRING OF 1997. BEFORE YEAR-END, CARD USAGE SURGED PAST INTRODUCTORY GOALS.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS
in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

FINANCIAL CONDITION
Total assets decreased by $7.2 million or 2.1% to $343.4 million at December 31, 1997, from $350.6 million at December 31, 1996. The decrease in total assets during 1997 was primarily attributed to the use of principal receipts from maturities and prepayments of investment and mortgage-backed securities available-for-sale, to repay short-term borrowings.

Cash and cash equivalents increased by $5.6 million to $22.8 million at December 31, 1997, from $17.2 million at December 31, 1996. The increase was primarily attributed to the decrease in investment and mortgage-backed securities, and the increase in deposit balances and other borrowings. These increases were partially offset by an increase in loans and a decrease in short-term borrowings.

Loans held for sale decreased $385,000 or 60.2% to $254,000 at December 31, 1997. This was the result of the origination of approximately $5.9 million of 30 year, fixed-rate loans, offset by the sale with servicing retained of approximately $6.3 million of such loans to the Federal Home Loan Mortgage Corporation.

The Company participates in government-sponsored, insured and guaranteed loan programs, such as those offered by the Veterans' Administration and the Federal Housing Authority. During 1997, $250,000 of such loans were originated and sold to investors with servicing released. Borrowers under these programs are notified at the time of application that their loan will be sold to, and serviced by, a party other than the Company.

Pursuant to its agreement with the Student Loan Marketing Association, during 1997 the Company sold $502,000 in student loans at the time the loans went into repayment status.

During the year ended December 31, 1997, net loans increased by $5.5 million or 2.3% to $238.8 million from $233.3 million at December 31, 1996. The increase was the result of the origination of $47.0 million of real estate loans, the purchase of $260,000 of real estate loans, the origination of $40.4 million of consumer and commercial business loans, the purchase of $1.9 million of commercial business loans, and loan repayments which totaled $83.0 million.

At December 31, 1997, investment securities available-for-sale totaled $36.8 million, a decrease of $14.5 million or 28.3% from the amount classified as available-for-sale at December 31, 1996. The decrease was the result of sales of $8.0 million and maturities of $10.2 million of available-for-sale securities, which were partially offset by the purchases of $3.2 million of available-for-sale securities and a positive adjustment of $462,000 in the market value of available-for-sale securities during the fiscal year ended December 31, 1997.

At December 31, 1997, mortgage-backed securities available-for-sale totaled $28.3 million, a decrease of $6.2 million from the amount classified as available-for-sale at December 31, 1996. The decrease in mortgage-backed securities available-for-sale was the result of principal repayments totaling $6.3 million, which was partially offset by an adjustment to market value of $267,000 during the year.

Held-to-maturity investment securities and non-marketable equity securities decreased by $2,000 to $571,000 at December 31, 1997, from $573,000 at December 31, 1996. This decrease was the result of a principal pay down of $2,000 of held-to-maturity investment securities.

Deposits increased by $2.7 million (1.0%) to $280.0 million at December 31, 1997, from $277.3 million at December 31, 1996. The increase resulted from a $3.8 million increase in certificates of deposit, partially offset by a $1.1 million decrease in passbook savings, checking and money market accounts.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS

Borrowed money decreased by $11.0 million (32.0%) to $23.5 million at December 31, 1997, from $34.5 million at December 31, 1996. Borrowed money consisted of $20.3 million in advances from the Federal Home Loan Bank of Chicago (the "FHLB") and $13.2 million from securities sold under agreements to repurchase. Borrowed money was primarily used to purchase and retain mortgage-backed securities in order to generate additional net interest income and as a method of increasing the leverage on the Company's capital. Periodically borrowed money is used for both short-term and long-term cash management requirements.

Stockholders' equity on a per share basis increased from $25.79 at December 31, 1996, to $27.57 at December 31, 1997. Stockholders' equity increased by $1.3 million (3.6%) to $37.8 million at December 31, 1997. The increase in stockholders' equity was attributed to net income of $3.0 million and the market value adjustment on available-for-sale securities required under SFAS No. 115, which, net of provision for income taxes, amounted to $481,000. The increase was partially offset by the repurchase of 55,000 shares of Company common stock at a total cost of $1.8 million and the payment of dividends of $676,000, during the year ended December 31, 1997.

ASSET QUALITY
Asset quality is an important aspect of the financial condition of a savings institution such as the Company. Measurements of asset quality are indicators of both the current strength of a financial institution and of its ability to generate the desired returns from its business activities. See also "Comparison of Operating Results for the Year Ended December 31, 1997, to the Year Ended December 31, 1996 -- Provision for Losses on Loans".

Company management performs a quarterly analysis of the adequacy of the allowance for losses on loans. Management classifies problem assets into one of four categories: Substandard, Doubtful, Loss and Special Mention. During the year ended December 31, 1997, total classified assets decreased by $109,000 to $6.5 million from $6.6 million at December 31, 1996. This decrease was due to decreases of $212,000 in assets classified as Loss, and $566,000 in assets categorized as Special Mention, which were partially offset by an increase of $669,000 in assets classified as Substandard. The decrease in the loss category was due primarily to the write-off of $160,000, which had been fully reserved.

Non-performing assets include foreclosed assets, loans that have been placed on non-accrual status, loans 90 days or more past due that continue to accrue interest and restructured troubled debt. During the year ended December 31, 1997, total non-performing assets increased by $278,000, or 6.8%, to $4.3 million from $4.1 million at December 31, 1996. The increase was due to increases of $1.1 million in foreclosed assets, $209,000 in restructured troubled debt, $669,000 in non-accruing construction and development loans and $222,000 in accruing consumer loans 90 days or more delinquent. These increases were partially offset by decreases of $1.2 million, $505,000 and $363,000 in non-accruing commercial real estate loans, accruing construction and development loans 90 days or more delinquent and accruing commercial real estate loans 90 days or more delinquent, respectively. Based on its review of these loans, management does not anticipate that the Company will incur a material loss.

RESULTS OF OPERATIONS

The Company's results of operations depend primarily on the level of its net interest and non-interest income and its control of operating expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

[PHOTO]

THE MERIT PLUS GOLD PROGRAM RECEIVED NATIONAL EXPOSURE AND WAS THE FIRST FEATURED CASE STUDY IN BANK MARKETING'S 1997 JANUARY-FEBRUARY ISSUE. IT ALSO RECEIVED A NATIONAL AWARD IN BANK MARKETING'S ANNUAL GOLDEN COIN COMPETITION.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS

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

                                              YEAR ENDED DECEMBER 31, 1997
                                          ------------------------------------
                                            AVERAGE
                                          OUTSTANDING   INTEREST
                                            BALANCE    EARNED/PAID  YIELD/RATE
                                          -----------  -----------  ----------
Interest-earning assets:
    Loans (1)...........................  $  233,745   $   18,894       8.08%
    Mortgage-backed securities (2)......      32,309        2,198       6.80%
    Investments securities (2)..........      46,817        2,941       6.28%
    Other interest-earning assets.......      14,775          734       4.97%
    FHLB stock..........................       1,887          128       6.78%
                                          -----------  -----------
        Total interest-earning assets...     329,533       24,895       7.55%
                                          -----------  -----------
Other assets............................      14,750
                                          -----------
Total assets............................  $  344,283
                                          -----------
                                          -----------
Interest-bearing liabilities:
    Time deposits.......................  $  177,357        9,968       5.62%
    Savings deposits....................      51,777        1,409       2.72%
    Demand and NOW deposits.............      49,021        1,387       2.83%
    Borrowings..........................      26,273        1,509       5.74%
                                          -----------  -----------
        Total interest-bearing
          liabilities...................     304,428       14,273       4.69%
                                          -----------  -----------
Other liabilities.......................       2,394
                                          -----------
Total liabilities.......................     306,822
                                          -----------
Stockholders' equity....................      37,461
                                          -----------
Total liabilities and stockholders'
  equity................................  $  344,283
                                          -----------
                                          -----------
Net interest income.....................               $   10,622
                                                       -----------
                                                       -----------
Net interest rate spread................                                2.86%
                                                                    ----------
                                                                    ----------
Net earning assets......................  $   25,105
                                          -----------
                                          -----------
Net yield on average interest-earning
  assets (net interest margin)..........                                3.22%
                                                                    ----------
                                                                    ----------
Average interest-earning assets to
  average interest-bearing
  liabilities...........................                   108.25%
                                                       -----------
                                                       -----------

----------
(1) Calculated including loans held for sale, and net of deferred loan fees, loan discounts, loans in process and the allowance for losses on loans.

(2) Calculated including mortgage-backed or investment securities available-for-sale.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS

                                              YEAR ENDED DECEMBER 31, 1996          YEAR ENDED DECEMBER 31, 1995
                                          ------------------------------------  ------------------------------------
                                            AVERAGE                               AVERAGE
                                          OUTSTANDING   INTEREST                OUTSTANDING   INTEREST
                                            BALANCE    EARNED/PAID  YIELD/RATE    BALANCE    EARNED/PAID  YIELD/RATE
                                          -----------  -----------  ----------  -----------  -----------  ----------
Interest-earning assets:
    Loans (1)...........................  $  233,064   $   19,138       8.21%   $  223,477   $   17,717       7.93%
    Mortgage-backed securities (2)......      33,696        2,147       6.37%       17,250        1,100       6.38%
    Investments securities (2)..........      55,396        3,645       6.58%       49,716        3,225       6.49%
    Other interest-earning assets.......      17,258          752       4.36%       12,720          688       5.41%
    FHLB stock..........................       1,862          126       6.77%        1,502          100       6.66%
                                          -----------  -----------              -----------  -----------
        Total interest-earning assets...     341,276       25,808       7.56%      304,665       22,830       7.49%
                                          -----------  -----------              -----------  -----------
Other assets............................      15,251                                13,616
                                          -----------                           -----------
Total assets............................  $  356,527                            $  318,281
                                          -----------                           -----------
                                          -----------                           -----------
Interest-bearing liabilities:
    Time deposits.......................  $  182,687       10,516       5.76%   $  160,548        8,943       5.57%
    Savings deposits....................      53,987        1,453       2.69%       55,298        1,413       2.56%
    Demand and NOW deposits.............      51,626        1,531       2.97%       51,628        1,576       3.05%
    Borrowings..........................      29,457        1,699       5.77%       11,182          630       5.63%
                                          -----------  -----------              -----------  -----------
        Total interest-bearing
          liabilities...................     317,757       15,199       4.78%      278,656       12,562       4.51%
                                          -----------  -----------              -----------  -----------
Other liabilities.......................       2,918                                 3,416
                                          -----------                           -----------
Total liabilities.......................     320,675                               282,072
                                          -----------                           -----------
Stockholders' equity....................      35,852                                36,209
                                          -----------                           -----------
Total liabilities and stockholders'
  equity................................  $  356,527                            $  318,281
                                          -----------                           -----------
                                          -----------                           -----------
Net interest income.....................               $   10,609                            $   10,268
                                                       -----------                           -----------
                                                       -----------                           -----------
Net interest rate spread................                                2.78%                                 2.98%
                                                                    ----------                            ----------
                                                                    ----------                            ----------
Net earning assets......................  $   23,519                            $   26,009
                                          -----------                           -----------
                                          -----------                           -----------
Net yield on average interest-earning
  assets (net interest margin)..........                                3.11%                                 3.37%
                                                                    ----------                            ----------
                                                                    ----------                            ----------
Average interest-earning assets to
  average interest-bearing
  liabilities...........................                   107.40%                               109.33%
                                                       -----------                           -----------
                                                       -----------                           -----------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS

The following table sets forth the weighted average yields on the Company's interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the Company's weighted average yields and rates at the dates indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                                                    AT DECEMBER 31,
                                                                            -------------------------------
                                                                              1997       1996       1995
                                                                            ---------  ---------  ---------
Weighted average yield on:
    Loans receivable (1)..................................................      8.02%      8.05%      8.06%
    Mortgaged-backed securities (2).......................................      6.89%      6.89%      6.94%
    Investment securities (2).............................................      6.08%      6.34%      6.31%
    Other interest-earning assets.........................................      5.37%      6.14%      5.41%
    Combined weighted average yield on interest-earning assets............      7.53%      7.68%      7.53%
Weighted average rate paid on:
    Saving deposits                                                             2.77%      2.72%      2.66%
    Demand and NOW deposits...............................................      2.79%      2.95%      3.03%
    Certificates..........................................................      5.80%      5.77%      5.93%
    Borrowings............................................................      5.67%      5.62%      5.86%
        Combined weighted average rate paid on interest-bearing
          liabilities.....................................................      4.80%      4.80%      4.89%
Spread....................................................................      2.73%      2.88%      2.64%

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

                                                                YEAR ENDED                           YEAR ENDED
                                                        DECEMBER 31, 1997 VS. 1996           DECEMBER 31, 1996 VS. 1995
                                                   -------------------------------------  ---------------------------------
                                                    INCREASE (DECREASE)                   INCREASE (DECREASE)
                                                           DUE TO              TOTAL             DUE TO            TOTAL
                                                   ----------------------    INCREASE     --------------------   INCREASE
                                                     VOLUME       RATE      (DECREASE)     VOLUME      RATE     (DECREASE)
                                                   -----------  ---------  -------------  ---------  ---------  -----------
                                                                            (DOLLARS IN THOUSANDS)
Interest earning assets:
    Loans receivable.............................   $      55   $    (299)   $    (244)   $     779  $     642   $   1,421
    Mortgage-backed securities...................         (80)        131           51        1,049         (2)      1,047
    Investment securities........................        (544)       (160)        (704)         374         46         420
    Other interest-earning assets................        (116)         98          (18)         141        (77)         64
    Federal Home Loan Bank stock.................           2          --            2           24          2          26
                                                   -----------  ---------       ------    ---------  ---------  -----------
        Total interest-earning assets............   $    (683)  $    (230)   $    (913)   $   2,367  $     611   $   2,978
                                                   -----------  ---------       ------    ---------  ---------  -----------
                                                   -----------  ---------       ------    ---------  ---------  -----------
Interest bearing liabilities:
    Certificate accounts.........................   $    (299)  $    (249)   $    (548)   $   1,262  $     312   $   1,574
    Savings deposits.............................         (60)         16          (44)         (33)        73          40
    Demand and NOW deposits......................         (74)        (70)        (144)          --        (45)        (45)
    Borrowings...................................        (181)         (9)        (190)       1,053         16       1,069
                                                   -----------  ---------       ------    ---------  ---------  -----------
        Total interest-bearing liabilities.......   $    (614)  $    (312)   $    (926)   $   2,282  $     356   $   2,638
                                                   -----------  ---------       ------    ---------  ---------  -----------
                                                   -----------  ---------       ------    ---------  ---------  -----------
    Net interest income..........................                            $      13                           $     340
                                                                                ------                          -----------
                                                                                ------                          -----------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997, TO THE YEAR ENDED DECEMBER 31, 1996

GENERAL
Consolidated net income was $3.0 million, or $2.00 per share (diluted), for the year ended December 31, 1997 compared to $1.8 million, or $1.18 per share (diluted), for the year ended December 31, 1996. Absent two non-recurring events, which occurred in the third quarter of 1996, consolidated net income for 1996 would have been $2.4 million, or $1.60 per share (diluted). These events are discussed in the "Comparison of Operating Results for the Year Ended December 31, 1996, to the Year Ended December 31, 1995--General".

NET INTEREST INCOME
Net interest income was $10.6 million for the year ended December 31, 1997, an increase of $13,000, or 0.1%, during the 1997 period as compared to the year ended December 31, 1996. Net interest income remained at the same level primarily because the decrease in interest expense resulting from the decrease in volume of interest-bearing liabilities was offset by the decrease in interest income resulting from the decrease in volume of interest-earning assets.

INTEREST INCOME
Interest income totaled $24.9 million for the year ended December 31, 1997, a decrease of $913,000, or 3.5%, as compared to $25.8 million for the year ended December 31, 1996. This resulted from a decrease in the yield earned on assets from 7.56% during 1996 to 7.55% during 1997 and from an $11.8 million decrease in average interest-earning assets from $341.3 million during 1996 to $329.5 million during 1997.

Interest on loans was $18.9 million for the year ended December 31, 1997, a decrease of $244,000 or 1.3%, as compared to the year ended December 31, 1996. This was primarily attributable to the effect of a decrease in the yield on loans from 8.21% during 1996 to 8.08% during 1997, which was partially offset by an increase of $681,000 in average outstanding loans. The lower yield on loans was primarily due to decreases in market interest rates during the year.

Interest earned on mortgage-backed securities was $2.2 million for the year ended December 31, 1997, as compared to $2.1 million for the year ended December 31, 1996. This represented an increase of 2.4% between the periods and was primarily due to an increase in the yield on mortgage-backed securities to 6.80% during the 1997 period from 6.37% during the 1996 period.

Interest earned on investment securities and other interest-earning assets and dividends on FHLB stock totaled $3.8 million for the year ended December 31, 1997, as compared to $4.5 million for the year ended December 31, 1996. This represented a decrease of 15.9% during 1997. This was primarily due to a decrease in the average balance of these assets from $74.5 million in 1996 to $63.5 million in 1997, and a lower average yield on these assets from 6.07% in 1996 to 5.99% in 1997.

INTEREST EXPENSE
Interest expense was $14.3 million for the year ended December 31, 1997, or $926,000 (6.1%), lower than in 1996. This was due to average yields on interest-bearing liabilities decreasing to 4.69% for the year ended December 31, 1997, from 4.78% for the year ended December 31, 1996, and a decrease in the average balance outstanding to $304.4 million for the year ended December 31, 1997, from $317.8 million for the year ended December 31, 1996. The lower average yield during 1997 was attributable to decreases in the average cost of certificates of deposit accounts and borrowings, which resulted from a reduction in market rates.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS

During 1997, $1.5 million of the Company's interest expense, compared to $1.7 million during 1996, related to advances from the FHLB and from securities sold under agreements to repurchase.

PROVISION FOR LOSSES ON LOANS
The provision for losses on loans totaled $33,000 for the year ended December 31, 1997, or 19.8% less than the $42,000 provision for the year ended December 31, 1996. Charge-offs during 1997 increased to $296,000, from $126,000 during 1996. In addition to the increase in charge-offs, recoveries during 1997 decreased to $33,000 from $56,000 in 1996. The increase of charge-offs during 1997 compared to the year earlier was primarily due to the charge-off of $160,000 against a specific reserve which had been established in prior years. The level of charge-offs actually remained very low in terms of both total dollars and percentage of outstanding loans.

The allowance for losses on loans is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's methodology to determine the adequacy of the allowance considers specific credit reviews, past loan loss experience, current economic conditions and trends, and the volume, growth and composition of the loan portfolio. Based upon the Company's quarterly analysis of the adequacy of the allowance for losses on loans, considering remaining collateral of loans with more than a normal degree of risk, historical loan loss percentages and economic conditions, it is management's belief that the $2.1 million allowance for losses on loans at December 31, 1997 was adequate. There can be no assurance that the allowance for loan losses will be adequate to cover all losses.

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

OTHER INCOME
Other income decreased $448,000 for the year ended December 31, 1997 to $1.7 million, compared to $2.1 million for the year ended December 31, 1996. The decrease in other income was primarily related to a non-recurring gain of $708,000 recorded during the year ended December 31, 1996, on the sale by the Bank of its branch in Carlyle, Illinois, and to a decrease in net gain on the sale of real estate held for sale. These decreases were partially offset by increases in fee income, insurance commissions and net gain on the sale of loans held for sale. During

                    MANAGEMENT'S DISCUSSION AND ANALYSIS

1997, the Company sold $6.3 million fixed-rate one-to-four family loans from its held for sale portfolio, as compared to $4.0 million of similar sales during 1996.

OTHER EXPENSES
Other expenses were $8.2 million for the year ended December 31, 1997, as compared to $10.2 million for the year ended December 31, 1996. This represented a decrease of $2.0 million or 19.9% during 1997, which was primarily due to a decrease of $2.1 million in deposit insurance premiums. During 1996 the Company paid a special one-time assessment of $1.7 million on its insured deposits as a result of federal legislation intended to recapitalize the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). As a direct result of this special one-time assessment, deposit insurance premiums were substantially reduced beginning in 1997. The premium reductions of 1997 and those anticipated in future years should result in a full recovery of the special assessment no later than the end of the year 2000. In addition to reduced deposit insurance premiums, the decrease in other expenses was due to decreases in data processing costs, telephone and postage expense, and other expense. These decreases were partially offset by increases in occupancy costs, furniture and equipment expense and advertising.

INCOME TAXES
Federal income tax expense was $1.1 million for the year ended December 31, 1997, as compared to $713,000 for the year ended December 31, 1996. This increase was primarily the result of increased pre-tax income and a reduction in the effective tax rate. The Company's effective tax rate was 26% and 29% for the years ended December 31, 1997 and 1996. A summary of the significant tax components is provided in Note 9 of the Notes to Consolidated Financial Statements included later in this report.

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1996, TO THE YEAR ENDED DECEMBER 31, 1995

GENERAL
Consolidated net income was $1.8 million, or $1.18 per share on a diluted basis, for both the year ended December 31, 1996 and the year ended December 31, 1995. Net income for 1996 was impacted by two events which took place during the third quarter of the year. The first event was a one-time assessment by the FDIC on deposits insured by the SAIF for which the Company recorded an expense of $1.7 million. Net of tax benefit of $578,000, this assessment reduced net income for the year by $1.1 million, or $.73 per share. The second event was the sale by the Bank of its branch in Carlyle, Illinois. The sale of the branch resulted in a gain of $708,000. Net of provision for income taxes of $241,000, this sale increased net income for the year by $467,000, or $.31 per share. Absent these two events, consolidated net income for 1996 would have been $2.4 million, or $1.60 per share on a diluted basis.

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

                    MANAGEMENT'S DISCUSSION AND ANALYSIS

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

INTEREST EXPENSE
Interest expense was $15.2 million for the year ended December 31, 1996, an increase of $2.6 million or 21.0%, as compared to the year ended December 31, 1995. The increase was due to average yields on interest-bearing liabilities increasing to 4.78% for the year ended December 31, 1996, from 4.51% for the year ended December 31, 1995, and an increase in the average balance outstanding to $317.8 million for the year ended December 31, 1996, from $278.7 million for the year ended December 31, 1995. The increase in average yield during 1996 was attributable to a shift in the composition of interest-bearing liabilities to certificates of deposit accounts and borrowings, and away from lower cost non-certificate of deposit accounts.

During 1996, $1.7 million of the Company's interest expense, compared to $630,000 during 1995, related to advances from the FHLB and from securities sold under agreements to repurchase.

PROVISION FOR LOSSES ON LOANS
The provision for losses on loans totaled $42,000 for the year ended December 31, 1996, compared to $173,000 for the year ended December 31, 1995. The provision for losses on loans decreased by 76.0% during 1996. Charge-offs during 1996 increased to $126,000, from $60,000 during 1995. The increase in charge-offs during 1996 was partially offset by an increase in recoveries to $56,000 in 1996 from $23,000 in 1995. While the percentage increase of charge-offs during the year ended December 31, 1996 compared to the year ended December 31, 1995 may have appeared to be substantial, the level of charge-offs actually remained low in terms of both total dollars and percentage of outstanding loans.

OTHER INCOME
Other income increased $956,000 for the year ended December 31, 1996 to $2.1 million, compared to $1.2 million for the year ended December 31, 1995. The increase in other income is primarily related to a gain of $708,000 on the sale by the Bank of its branch in Carlyle, Illinois, and to increases in fee income, insurance commissions and net gain on the sale of real estate. These increases were partially offset by small decreases in net gains on the sale of loans and the sale of investment and mortgage-backed securities. During the year ended December 31, 1996,

                    MANAGEMENT'S DISCUSSION AND ANALYSIS
the Company sold $4.0 million fixed-rate one-to-four family loans from its held for sale portfolio, as compared to $1.9 million of similar sales during the year ended December 31, 1995.

OTHER EXPENSES
Other expenses were $10.2 million for the year ended December 31, 1996, as compared to $8.5 million for the year ended December 31, 1995. This represented an increase of $1.7 million or 20.3% during 1996. The increase in other expenses was primarily due to an increase of $1.7 million in deposit insurance premiums which was the result of the special one-time assessment on SAIF-insured deposits. As a direct result of the special one-time assessment on SAIF-insured deposits, deposit insurance premiums will be substantially reduced in future years, as compared to 1996 levels. The amortization of intangible assets was $232,000 for the year ended December 31, 1996, as compared to $97,000 for the year ended December 31, 1995. The increase of $135,000, or 137.6%, was the result of amortization of intangible assets related to the December 8, 1995 acquisition of a branch office in Momence, Illinois. Absent changes in intangible assets, amortization costs during the next several years should remain at approximately the 1996 level.

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

The Company's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended December 31, 1997, 1996 and 1995, respectively:

                                                                             YEARS ENDED DECEMBER 31,
                                                                          -------------------------------
                                                                            1997       1996       1995
                                                                          ---------  ---------  ---------
                                                                              (DOLLARS IN THOUSANDS)
Net income..............................................................  $   3,012  $   1,776  $   1,848
Adjustments to reconcile net income to net cash provided (used) by
  operating activities..................................................     (1,319)      (393)       105
                                                                          ---------  ---------  ---------
Net cash provided by operating activities...............................      4,331      1,383      1,953
Net cash provided (used) by investing activities........................     12,078    (13,327)   (37,715)
Net cash provided (used) by financing activities........................    (10,743)     3,409     47,410
                                                                          ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents....................      5,666     (8,535)    11,648
Cash and cash equivalents at beginning of period........................     17,160     25,695     14,047
                                                                          ---------  ---------  ---------
Cash and cash equivalents at end of period..............................  $  22,826  $  17,160  $  25,695
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

The primary investing activities of the Company are the origination of loans, the purchase of investment and mortgage-backed securities, and, to a lesser extent, the purchase of loans and

                    MANAGEMENT'S DISCUSSION AND ANALYSIS
loan participations. During the years ended December 31, 1997, 1996 and 1995, respectively, the Company's loan originations totaled $94.1 million, $81.9 million and $73.7 million, respectively, and purchases of loans totaled $2.2 million, $1.1 million and $378,000, respectively. Purchases of mortgage-backed securities totaled $13.0 million and $34.7 million for the years ended December 31, 1996, and 1995, respectively. There were no purchases of mortgage-backed securities during the year ended December 31, 1997. Other investment activities included the purchase of investment securities which totaled $3.2 million, $27.0 million and $11.1 million for the years ended December 31, 1997, 1996 and 1995, respectively. During the years ended December 31, 1997, 1996 and 1995, these activities were funded primarily by maturities of investment securities totaling $10.2 million, $15.5 million and $9.0 million, respectively, by sales of investment securities totaling $8.0 million, $7.3 million and $13.8 million, respectively, and by principal repayments on loans and mortgage-backed securities and proceeds from the sale of mortgaged-backed securities totaling $93.8 million, $84.2 million and $57.2 million, respectively.

The major use of cash from financing activities during the year ended December 31, 1997 was a decrease of $11.1 million in borrowed money. Additionally, financing activities for the year ended December 31, 1997 included the repurchase of common stock totaling $1.8 million and the payment of dividends to stockholders totaling $676,000. The major source of cash from financing activities during the year ended December 31, 1996, was an increase of $4.9 million in borrowed money. Additionally, financing activities for the year ended December 31, 1996, included the repurchase of common stock totaling $762,000. The major sources of cash from financing activities during the year ended December 31, 1995, were an increase in deposits of $20.5 million and an increase in borrowed money of $29.6 million. Additionally, financing activities for the year ended December 31, 1995, included the repurchase of common stock totaling $1.5 million. Net cash provided from financing activities was used to offset the net cash used in investing activities for the years ended December 31, 1996 and 1995. Net cash used in financing activities was offset by the net cash provided by investing activities for the year ended December 31, 1997.

The Bank is required to maintain minimum levels of liquid assets as defined by the OTS regulations. This requirement, which may be waived at the discretion of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Bank's regulatory liquidity ratio was 13.7% at December 31, 1997, which exceeded the then required ratio of 4.0%.

The Company's most liquid assets are cash, cash in banks and highly liquid, short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1997, 1996 and 1995, these liquid assets totaled $22.8 million, $17.2 million, and $25.7 million, respectively. The high level of liquid assets at December 31, 1997 was due to loan principal repayments and to investment maturities. The high level of liquid assets at December 31, 1995, was primarily due to the receipt of $13.9 million of cash in settlement of a branch purchase which closed on December 8, 1995. Additionally, securities available-for-sale under SFAS No. 115 may be utilized to meet liquidity needs.

Liquidity management for the Company is both a daily and long-term function of the Company's management strategy. Excess funds are generally invested in short-term investments such as federal funds. In the event that the Company should require funds beyond its ability to generate them internally, additional sources of funds are available, including FHLB advances. At December 31, 1997, the Company had outstanding borrowings totaling $23.5 million, of which $20.3 million were advances from FHLB and $3.2 million were funds borrowed on securities sold under agreements to repurchase.

At December 31, 1997, the Company had outstanding commitments to originate mortgage loans of $4.0 million, of which 66.2% were at fixed interest rates. These commitments provided that the loans would be secured by properties located in the Company's primary market areas. The Company anticipates that it will have sufficient funds available to meet its current loan

                    MANAGEMENT'S DISCUSSION AND ANALYSIS
commitments. Certificates of deposit which were scheduled to mature in one year or less from December 31, 1997, totaled $116.1 million. Based upon the historically stable nature of the Company's deposit base, management believes that a significant portion of such deposits will remain with the Company. The Company also had unused lines of credit provided to customers of $19.2 million and $17.1 million at December 31, 1997, and 1996, respectively.

At December 31, 1997, the Bank exceeded all of its capital requirements on a fully phased-in basis. See Note 10 of the Notes to Consolidated Financial Statements and the discussion of the Company's financial condition above.

DIVIDENDS
A federal thrift institution is precluded under current regulations of the OTS from declaring or paying a dividend or repurchasing any of its common stock if either of such actions would reduce the institution's core, tangible or risk-based capital levels below its liquidation account balance or any of the three current minimum regulatory capital requirements. The institution is authorized to make capital distributions, such as dividends, during a calendar year in an amount equal to the greater of: (i) up to 100% of its net income to date during the calendar year, plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year; or (ii) 75% of its net income over the immediately preceding four calendar quarters. The Bank declared and paid dividends totaling $1.8 million, $3.8 and $1.0 million to the Company, its sole stockholder, during the years ended December 31, 1997, 1996 and 1995, respectively.

At its January 10, 1995, meeting, the Board of Directors of the Company declared its first cash dividend since becoming a public company. Cash dividends in the total amount of $.48 per share were paid during 1997, and cash dividends in the total amount of $.40 per share per year were paid during 1996 and 1995. At its January 13, 1998, meeting, the Board of Directors of the Company declared a quarterly cash dividend of $.12 per share payable on February 27, 1998, to stockholders of record as of February 13, 1998. Although future dividends will depend primarily upon the Company's earnings, financial condition and need for funds, as well as restrictions imposed by regulatory authorities regarding dividend payments and net worth requirements, it is expected that the quarterly dividend will continue through 1998.

BANK ACQUISITION
On January 29, 1998, the Company completed the acquisition of Coal City National Bank ("CCNB") from Coal City Corporation, a multi-bank holding company headquartered in Chicago, Illinois. CCNB was based in Coal City, Illinois, which is 30 miles northwest of Kankakee, and also had offices in nearby Braidwood and Diamond, Illinois. All three offices of CCNB became offices of the Bank upon completion of the merger.

At the time of purchase, CCNB had total assets of approximately $56.0 million, deposits of approximately $51.7 million and stockholders' equity of approximately $3.7 million. The cash purchase price was $7.8 million, and the transaction will be accounted for as a purchase. Intangible assets of about $4.3 million will be recorded as a result of this purchase.

BUSINESS DEVELOPMENTS
The Company continues to seek new opportunities and to examine existing programs in an effort to enhance its long-term profitability. The Company is currently involved in a number of new projects and in improving and expanding several areas of its business.

In addition to the three new offices acquired with the purchase of CCNB, the Bank also plans to open a new office in Urbana, Illinois, and, subject to regulatory approval, to open a new grocery store office in Coal City, Illinois. The total capital expenditure for these offices is estimated to be $800,000 and $200,000, respectively. Regulatory approval has been received for the office in

                    MANAGEMENT'S DISCUSSION AND ANALYSIS

Urbana, Illinois, and construction is proceeding on schedule. It is anticipated that both offices will open for business during the second quarter of 1998.

The Bank is in the process of constructing a new office building to replace its existing office in Herscher, Illinois. The total capital expenditure for this new office is estimated to be $575,000. The new office will be more convenient, and provide greater accessibility to services, for the Bank's customers. Regulatory approval for an office relocation has been received, construction is proceeding on schedule, and it is expected to open during the second quarter of 1998.

In February 1998, the Bank received regulatory approval to begin offering trust services. Although granted full trust powers, it is the Bank's intention to initially focus on personal trust services and limited employee plan services. It is anticipated that the trust operations will generate operating losses of approximately $80,000 and $40,000 during 1998 and 1999, respectively, and will break-even or produce a small profit in the year 2000.

During the second quarter of 1998, the Bank's check processing operation will be brought in-house following three years with an outside vendor. The primary reason for returning to in-house check processing is to improve customer service. The capital expenditure for the check processing operation will be approximately $500,000. Operating costs associated with the new operation are expected to be no more than the operating costs associated with the current outside vendor.

YEAR 2000 PLANNING AND CONCERNS
The "Year 2000" issue is the result of computer programs having been written using a two-digit field, as opposed to a four-digit field, to define the applicable year. Programs that are time sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. Computer system failure or significant miscalculations could result from this problem.

The Company licenses all software used in conducting its business from third party software vendors. None of the Company's software has been internally developed. The Company has developed a comprehensive list of all software and all hardware in use within the organization. Every vendor has been contacted regarding the Year 2000 issue, and the Company is closely tracking the progress each is making in resolving the problems associated with the issue. Software is upgraded as the vendors resolve Year 2000 problems. The vendor of the primary software inuse at the Bank is scheduled to release its Year 2000 compliant software in May 1998. Testing standards are being formulated for comprehensive testing of this software during the last half of 1998. Additionally, the Company has begun the process of contacting its borrowers to determine the level of progress they have made in addressing the impact that the Year 2000 issue will have on their respective businesses. At the present time, no situations that will require material cost expenditures to become fully compliant have been identified.

[PHOTO]

A NEW FULL-SERVICE BANKING FACILITY WILL BE COMPLETED IN HERSCHER
BY MID-1998.

The Company has incurred costs totaling approximately $20,000 related to hardware and software upgrades because of the Year 2000 issue and anticipates incurring additional costs of approximately $40,000 during 1998, primarily related to additional planning and testing.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 This report, including the Chairman's Letter to Stockholders, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and the Federal Reserve Board, the quality of composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS

                 (This page has been left blank intentionally.)

INDEPENDENT AUDITOR'S REPORT
------------------------------------

To the Stockholders and Board of Directors
Kankakee Bancorp, Inc.
Kankakee, Illinois

We have audited the accompanying consolidated statements of financial condition of Kankakee Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kankakee Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP
    ------------------

Champaign, Illinois
January 22, 1998

                        INDEPENDENT AUDITOR'S REPORT

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
          -----------------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                                                         DECEMBER 31,
                                                                                                ------------------------------
                                                                                                     1997            1996
                                                                                                --------------  --------------
Assets
    Cash and due from banks...................................................................  $    9,184,362  $    4,291,857
    Federal funds sold........................................................................       8,575,000       7,985,000
    Money market funds........................................................................       5,066,530       4,883,256
                                                                                                --------------  --------------
    Cash and cash equivalents.................................................................      22,825,892      17,160,113
                                                                                                --------------  --------------
    Certificates of deposit...................................................................       1,602,000          50,000
                                                                                                --------------  --------------
    Securities:
    Investment securities:
        Available-for-sale, at fair value.....................................................      36,823,019      51,345,158
        Held-to-maturity, at cost (fair value: 1997 $69,752; 1996 $72,223)....................          69,752          72,223
                                                                                                --------------  --------------
    Total investment securities...............................................................      36,892,771      51,417,381
                                                                                                --------------  --------------
    Mortgage-backed securities:
        Available-for-sale, at fair value.....................................................      28,299,596      34,467,377
        Held-to-maturity, at cost (fair value: 1997 $207,815; 1996 $255,058)..................         203,662         246,303
                                                                                                --------------  --------------
    Total mortgage-backed securities..........................................................      28,503,258      34,713,680
                                                                                                --------------  --------------
    Nonmarketable equity securities...........................................................         501,100         501,100
                                                                                                --------------  --------------
    Loans.....................................................................................     240,925,455     235,682,573
    Less: Allowance for losses on loans.......................................................       2,130,146       2,359,889
                                                                                                --------------  --------------
    Net loans.................................................................................     238,795,309     233,322,684
                                                                                                --------------  --------------
    Loans held for sale.......................................................................         254,406         639,861
    Real estate held for sale.................................................................       1,326,302         215,027
    Federal Home Loan Bank stock, at cost.....................................................       1,856,000       1,956,000
    Office properties and equipment...........................................................       5,340,406       4,721,060
    Accrued interest receivable...............................................................       2,465,594       2,638,066
    Prepaid expenses and other assets.........................................................         884,458         914,693
    Intangible assets.........................................................................       2,161,740       2,393,422
                                                                                                --------------  --------------
Total assets..................................................................................  $  343,409,236  $  350,643,087
                                                                                                --------------  --------------
                                                                                                --------------  --------------

                                                                                                         DECEMBER 31,
                                                                                                ------------------------------
                                                                                                     1997            1996
                                                                                                --------------  --------------
Liabilities and stockholders' equity
    Liabilities:
        Deposits
            Noninterest bearing...............................................................  $    9,720,181  $    7,643,667
            Interest bearing..................................................................     270,301,558     269,704,540
        Short term borrowings.................................................................       8,220,000      26,820,000
        Other borrowings......................................................................      15,275,000       7,725,000
        Advance payments by borrowers for taxes and insurance.................................       1,428,880       1,436,595
        Other liabilities.....................................................................         642,250         819,064
                                                                                                --------------  --------------
    Total liabilities.........................................................................     305,587,869     314,148,866
                                                                                                --------------  --------------

    Stockholders' Equity
        Preferred stock, $.01 par value; authorized, 500,000 shares; none outstanding.........              --              --
        Common stock, $.01 par value; authorized 3,500,000 shares; shares issued 1,750,000....          17,500          17,500
        Additional paid-in capital............................................................      16,090,239      16,181,726
        Retained income, substantially restricted.............................................      29,554,920      27,219,741
        Less: Cost of treasury stock (378,362 and 335,082 shares in 1997 and 1996,
            respectively).....................................................................      (7,459,540)     (5,876,509)
        Unrealized gains (losses) on securities available-for-sale, net of related income
        taxes.................................................................................          71,881        (409,353)
                                                                                                --------------  --------------
        Total stockholders' equity before Employee Stock Ownership Plan loan and Bank
            Incentive Plans and Trusts........................................................      38,275,000      37,133,105
        Employee Stock Ownership Plan loan....................................................        (453,633)       (604,844)
        Bank Incentive Plans and Trusts.......................................................              --         (34,040)
                                                                                                --------------  --------------
        Total stockholders' equity............................................................      37,821,367      36,494,221
                                                                                                --------------  --------------

Total liabilities and stockholders' equity....................................................  $  343,409,236  $  350,643,087
                                                                                                --------------  --------------
                                                                                                --------------  --------------

          See accompanying Notes to Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                  --------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                    ----------------------------------------
                                                                                        1997          1996          1995
                                                                                    ------------  ------------  ------------
Interest income:
    Loans.........................................................................  $ 18,893,603  $ 19,138,450  $ 17,716,834
    Mortgage-backed securities....................................................     2,198,282     2,146,885     1,099,812
    Investment securities.........................................................     3,802,714     4,522,142     4,013,456
                                                                                    ------------  ------------  ------------
        Total interest income.....................................................    24,894,599    25,807,477    22,830,102
                                                                                    ------------  ------------  ------------
Interest expense:
    Deposits......................................................................    12,763,541    13,499,576    11,931,312
    Borrowed funds................................................................     1,509,196     1,698,996       630,329
                                                                                    ------------  ------------  ------------
        Total interest expense....................................................    14,272,737    15,198,572    12,561,641
                                                                                    ------------  ------------  ------------
    Net interest income...........................................................    10,621,862    10,608,905    10,268,461
Provision for losses on loans.....................................................        33,395        41,647       173,415
                                                                                    ------------  ------------  ------------
    Net interest income after provision for losses on loans.......................    10,588,467    10,567,258    10,095,046
                                                                                    ------------  ------------  ------------
Other income:
    Net gain on sales of securities available-for-sale............................        34,146        20,344        24,440
    Net gain (loss) on sales of real estate held for sale.........................        19,008        44,555        (3,539)
    Net gain on sales of loans held for sale......................................        58,512        44,451        47,664
    Net gain on sale of branch....................................................            --       707,675            --
    Fee income....................................................................     1,023,243       790,387       619,938
    Insurance commissions.........................................................       128,184       111,643        63,984
    Other.........................................................................       426,170       417,798       428,126
                                                                                    ------------  ------------  ------------
        Total other income........................................................     1,689,263     2,136,853     1,180,613
                                                                                    ------------  ------------  ------------
Other expenses:
    Compensation and benefits.....................................................     4,411,759     4,332,053     4,542,387
    Occupancy.....................................................................       748,084       697,073       698,334
    Furniture and equipment.......................................................       480,930       381,036       289,797
    Federal insurance premiums....................................................       170,107     2,273,216       598,151
    Advertising...................................................................       238,775       164,149       184,291
    Provision for losses on real estate held for sale.............................         7,534            --        64,000
    Data processing services......................................................       280,054       318,609       245,420
    Telephone and postage.........................................................       246,857       282,040       250,295
    Amortization of intangible assets.............................................       231,682       231,683        97,493
    Other general and administrative..............................................     1,368,812     1,535,042     1,523,486
                                                                                    ------------  ------------  ------------
        Total other expenses......................................................     8,184,594    10,214,901     8,493,654
                                                                                    ------------  ------------  ------------
    Income before income taxes....................................................     4,093,136     2,489,210     2,782,005
Income taxes......................................................................     1,081,500       712,771       934,115
                                                                                    ------------  ------------  ------------
    Net income....................................................................  $  3,011,636  $  1,776,439  $  1,847,890
                                                                                    ------------  ------------  ------------
                                                                                    ------------  ------------  ------------
Basic Earnings Per Share..........................................................  $       2.13  $       1.24  $       1.23
                                                                                    ------------  ------------  ------------
                                                                                    ------------  ------------  ------------
Diluted Earnings Per Share........................................................  $       2.00  $       1.18  $       1.18
                                                                                    ------------  ------------  ------------
                                                                                    ------------  ------------  ------------

          See accompanying Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1997, 1996 and 1995
         --------------------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                                UNREALIZED
                                                                                   GAINS
                                                                                (LOSSES) ON   EMPLOYEE       BANK
                                            ADDITIONAL                          SECURITIES      STOCK      INCENTIVE      TOTAL
                                 COMMON      PAID-IN     RETAINED    TREASURY   AVAILABLE-    OWNERSHIP    PLANS AND   STOCKHOLDERS'
                                  STOCK      CAPITAL      INCOME      STOCK      FOR-SALE     PLAN LOAN     TRUSTS        EQUITY
                               -----------  ----------  ----------  ----------  -----------  -----------  -----------  ------------
Balance, December 31, 1994...   $  17,500   $16,234,680 $24,767,902 $(3,758,159)  $(615,039)  $(907,266)   $(213,749)   $35,525,869
Change in unrealized gains
 (losses) on securities
 available-for-sale, net of
 related income taxes........          --           --          --          --     803,888           --           --       803,888
Purchase of 76,000 shares of
 treasury stock..............          --           --          --  (1,480,441)         --           --           --    (1,480,441)
Exercise of stock options....          --           --          --      64,188          --           --           --        64,188
Adjustment to paid-in capital
 due to exercise of stock
 options.....................          --      (47,766)         --      47,766          --           --           --            --
Dividends paid on common
 stock--$.40 per share.......          --           --    (600,233)         --          --           --           --      (600,233)
Principal payment on ESOP
 loan........................          --           --          --          --          --      151,211           --       151,211
Amortization of award of Bank
 Incentive Plan stock........          --           --          --          --          --           --      138,315       138,315
Net income...................          --           --   1,847,890          --          --           --           --     1,847,890
                               -----------  ----------  ----------  ----------  -----------  -----------  -----------  ------------
Balance, December 31, 1995...      17,500   16,186,914  26,015,559  (5,126,646)    188,849     (756,055)     (75,434)   36,450,687
Change in unrealized gains
 (losses) on securities
 available-for-sale, net of
 related income taxes........          --           --          --          --    (598,202)          --           --      (598,202)
Purchase of 39,200 shares of
 treasury stock..............          --           --          --    (761,963)         --           --           --      (761,963)
Exercise of stock options....          --           --          --       6,912          --           --           --         6,912
Adjustment to paid-in capital
 due to exercise of stock
 options.....................          --       (5,188)         --       5,188          --           --           --            --
Dividends paid on common
 stock--$.40 per share.......          --           --    (572,257)         --          --           --           --      (572,257)
Principal payment on ESOP
 loan........................          --           --          --          --          --      151,211           --       151,211
Amortization of award of Bank
 Incentive Plan stock........          --           --          --          --          --           --       41,394        41,394
Net income...................          --           --   1,776,439          --          --           --           --     1,776,439
                               -----------  ----------  ----------  ----------  -----------  -----------  -----------  ------------
Balance, December 31, 1996...      17,500   16,181,726  27,219,741  (5,876,509)   (409,353)    (604,844)     (34,040)   36,494,221
Change in unrealized gains
 (losses) on securities
 available-for-sale, net of
 related income taxes........          --           --          --          --     481,234           --           --       481,234
Purchase of 55,000 shares of
 treasury stock..............          --           --          --  (1,790,253)         --           --           --    (1,790,253)
Exercise of stock options....          --           --          --     115,735          --           --           --       115,735
Adjustment to paid-in capital
 due to exercise of stock
 options.....................          --      (91,487)         --      91,487          --           --           --            --
Dividends paid on common
 stock--$.48 per share.......          --           --    (676,457)         --          --           --           --      (676,457)
Principal payment on ESOP
 loan........................          --           --          --          --          --      151,211           --       151,211
Amortization of award of Bank
 Incentive Plan stock........          --           --          --          --          --           --       34,040        34,040
Net income...................          --           --   3,011,636          --          --           --           --     3,011,636
                               -----------  ----------  ----------  ----------  -----------  -----------  -----------  ------------
Balance, December 31, 1997...   $  17,500   $16,090,239 $29,554,920 $(7,459,540)  $  71,881   $(453,633)   $      --    $37,821,367
                               -----------  ----------  ----------  ----------  -----------  -----------  -----------  ------------
                               -----------  ----------  ----------  ----------  -----------  -----------  -----------  ------------

          See accompanying Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               -------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------------------
                                                                                       1997           1996           1995
                                                                                   -------------  -------------  -------------
Cash Flows from Operating Activities
    Net income...................................................................  $   3,011,636  $   1,776,439  $   1,847,890
    Adjustments to reconcile net income to net cash provided by operating activities:
        Provision for losses on loans............................................         33,395         41,647        173,415
        Provision for losses on real estate held for sale........................          7,534             --         64,000
        Depreciation and amortization............................................        763,483        692,304        488,418
        Amortization of investment premiums and discounts, net...................        139,640        335,089         80,310
        Accretion of loan fees and discounts.....................................        (33,971)       (94,362)      (129,316)
        Deferred income tax provision (benefit)..................................        (28,728)        17,894         73,656
        Origination of loans held for sale.......................................     (6,673,198)    (5,684,990)    (3,844,863)
        Proceeds from sales of loans.............................................      7,117,165      5,670,634      3,422,416
        (Increase) decrease in interest receivable...............................        172,472       (172,918)      (343,840)
        Increase (decrease) in interest payable on deposits......................        (28,120)       (86,326)       128,874
        Proceeds from sales of trading securities................................             --     21,412,500             --
        Purchase of trading securities...........................................             --    (21,644,844)            --
        Net gain on sales of loans...............................................        (58,512)       (44,451)       (47,664)
        Net gain on sales of securities available-for-sale.......................        (34,146)       (20,344)       (24,440)
        Net (gain) loss on sales of real estate held for sale....................        (19,008)       (44,555)         3,539
        Net gain on sale of branch...............................................             --       (707,675)            --
        Other, net...............................................................        (38,494)       (62,941)        60,446
                                                                                   -------------  -------------  -------------
Net cash from operating activities...............................................      4,331,148      1,383,101      1,952,841
                                                                                   -------------  -------------  -------------
Cash Flow from Investing Activities
    Investment securities:
        Available-for-sale:
            Purchases............................................................     (3,194,888)   (26,967,466)    (9,073,854)
            Proceeds from sales..................................................      8,024,060      7,301,376     13,789,429
            Proceeds from calls and maturities...................................     10,189,000     15,500,000      1,000,000
        Held-to-maturity:
            Purchases............................................................             --             --     (2,000,000)
            Proceeds from maturities.............................................          2,471          2,322      8,002,182
    Mortgage-backed securities:
        Available-for-sale:
            Purchases............................................................             --    (12,998,838)   (34,707,109)
            Proceeds from sales..................................................             --      4,912,617             --
            Proceeds from maturities and paydowns................................      6,295,394      9,330,390      3,632,743
        Held-to-maturity:
            Proceeds from maturities and paydowns................................         42,641        116,540        859,148
    Purchases of certificates of deposit.........................................     (2,357,500)      (826,640)      (875,000)
    Proceeds from maturities of certificates of deposit..........................        805,500      1,064,140      2,135,326
    Proceeds from sales of real estate...........................................        209,351        945,481         21,018
    Deferred loan fees and costs, net............................................       (179,669)         1,910         98,482
    Loans originated.............................................................    (87,475,090)   (76,214,411)   (69,841,600)
    Loans purchased..............................................................     (2,180,000)    (1,120,000)      (378,136)
    Principal collected on loans.................................................     83,047,771     69,821,907     52,667,335
    Purchases of office properties and equipment, net............................     (1,151,147)      (320,326)    (1,129,905)
    Cash transferred to buyer on sale of branch..................................             --     (3,852,993)            --
    Payment of acquisition costs.................................................             --        (22,868)    (1,915,219)
                                                                                   -------------  -------------  -------------
Net cash from investing activities...............................................     12,077,894    (13,326,859)   (37,715,160)
                                                                                   -------------  -------------  -------------

         -------------------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------------------
                                                                                       1997           1996           1995
                                                                                   -------------  -------------  -------------
Cash Flows from Financing Activities
    Net decrease in non-certificate of deposit accounts..........................  $  (1,072,434) $    (725,722) $ (13,585,310)
    Net increase in certificate of deposit accounts..............................      3,774,086        704,198     33,966,657
    Decrease in advance payments by borrowers for taxes and insurance............        (43,940)      (141,806)      (600,138)
    Proceeds from short-term borrowings..........................................     66,430,000     59,280,000     48,230,000
    Repayments of short-term borrowings..........................................    (85,030,000)   (52,830,000)   (27,860,000)
    Proceeds from other borrowings...............................................     34,550,000      3,650,000      9,275,000
    Repayments of other borrowings...............................................    (27,000,000)    (5,200,000)            --
    Proceeds from exercise of stock options......................................        115,735          6,912         64,188
    Dividends paid...............................................................       (676,457)      (572,257)      (600,233)
    Purchase of treasury stock...................................................     (1,790,253)      (761,963)    (1,480,441)
                                                                                   -------------  -------------  -------------
Net cash from financing activities...............................................    (10,743,263)     3,409,362     47,409,723
                                                                                   -------------  -------------  -------------
Increase (decrease) in cash and cash equivalents.................................      5,665,779     (8,534,396)    11,647,404
Cash and cash equivalents:
    Beginning of year............................................................     17,160,113     25,694,509     14,047,105
                                                                                   -------------  -------------  -------------
    End of year..................................................................  $  22,825,892  $  17,160,113  $  25,694,509
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
Supplemental Disclosures of Cash Flow Information
    Cash paid during the year for:
        Interest on deposits.....................................................  $  12,735,400  $  13,413,300  $  11,802,400
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
        Interest on borrowed funds...............................................  $   1,580,700  $   1,709,200  $     424,500
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
        Income taxes.............................................................  $   1,386,969  $     789,436  $     678,000
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
Supplemental Disclosures of Noncash Investing Activities:
    Real estate acquired through foreclosure.....................................  $   1,314,939  $     281,817  $     225,823
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
    (Increase) decrease in unrealized gains (losses) on securities available-for-
      sale.......................................................................  $     729,140  $    (906,232) $   1,218,013
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
    Increase (decrease) in deferred taxes attributable to the unrealized gains
      (losses) on securities available-for-sale..................................  $    (247,906) $     308,030  $    (414,125)
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
    Amortized cost of securities transferred from held-to-maturity to available-
      for-sale:
        Investment securities....................................................  $          --  $          --  $  34,924,732
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
        Mortgage-backed securities...............................................  $          --  $          --  $   5,133,070
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
    Reduction of Employee Stock Ownership Plan loan..............................  $     151,211  $     151,211  $     151,211
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
Sale of Branch:
    Assets disposed:
        Loans....................................................................  $          --  $  (3,845,182) $          --
        Accrued interest receivable..............................................             --        (18,400)            --
        Premises and equipment...................................................             --       (238,181)            --
        Other assets.............................................................             --        (15,468)            --
    Liabilities assumed by buyer:
        Non-certificates of deposit..............................................             --      3,684,830             --
        Certificates of deposit..................................................             --      4,922,897             --
        Accrued interest payable.................................................             --         15,966             --
        Escrows on loans.........................................................             --         51,664             --
        Other liabilities........................................................             --          2,542             --
    Gain on sale of branch.......................................................             --       (707,675)            --
                                                                                   -------------  -------------  -------------
    Cash paid....................................................................  $          --  $   3,852,993  $          --
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------

          See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------
KANKAKEE BANCORP, INC. AND SUBSIDIARY

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES
Through Kankakee Federal Savings Bank (the "Bank"), Kankakee Bancorp, Inc. (the "Company") provides a full range of banking services to individual and corporate customers through its nine locations throughout central Illinois. The Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products. Additionally, the Company and the Bank are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

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

SECURITIES
Securities classified as held-to-maturity are those securities the Company has both the positive intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

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

Government bonds held principally for resale in the near term, and mortgage-backed securities held for sale in conjunction with the Bank's mortgage banking activities, are classified as trading account securities and recorded at their fair values. Unrealized gains and losses on trading account securities are included in other income.

NONMARKETABLE EQUITY SECURITIES
Nonmarketable equity securities are carried at cost as fair values are not readily determinable.

                      NOTES TO CONSOLIDATED STATEMENTS

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

REAL ESTATE HELD FOR SALE
Real estate acquired through foreclosure or deed in lieu of foreclosure represents specific assets to which the Company has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at the property's fair value at the date of foreclosure (cost). Initial valuation adjustments, if any, are charged against the allowance for losses on loans. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value. Subsequent declines in estimated fair value are charged to expense when incurred. Revenues and expenses related to holding and operating these properties are included in operations.

                      NOTES TO CONSOLIDATED STATEMENTS

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

EARNINGS PER SHARE
In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" (SFAS No. 128). SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS No. 128 requirements.

Basic earnings per share is computed by dividing net income for the year by the weighted average number of shares outstanding of 1,412,136, 1,431,011 and 1,499,239 for 1997, 1996 and 1995, respectively.

Diluted earnings per share is determined by dividing net income for the year by the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents assume exercise of stock options and use of proceeds to purchase treasury stock at the average market price for the period. The weighted average shares outstanding were 1,502,639, 1,507,827 and 1,570,592 for 1997, 1996 and 1995, respectively.

CASH AND CASH EQUIVALENTS
For reporting cash flows, cash and cash equivalents represent highly liquid investments with maturities of 90 days or less at the time of purchase and includes cash on hand, due from bank accounts (including cash items in process of clearing), money market funds and federal funds sold.

RECLASSIFICATIONS
Certain amounts in the 1995 and 1996 consolidated financial statements have been reclassified to conform with the 1997 presentation. Such reclassifications have no effect on previously reported net income.

IMPACT OF NEW FINANCIAL ACCOUNTING STANDARDS

REPORTING COMPREHENSIVE INCOME
In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" (SFAS No. 130). Comprehensive income, as defined by SFAS No. 130, is the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. In addition to an enterprise's net income, change in

                      NOTES TO CONSOLIDATED STATEMENTS
equity components under comprehensive income reporting would also include such items as the net change in unrealized gain or loss on available-for-sale securities and foreign currency translation adjustments. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements.

SFAS No. 130 is effective for financial statement periods beginning after December 15, 1997. The Company believes the adoption of SFAS No. 130 will not have a material impact on its consolidated financial statements.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION
In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No.
131). SFAS No. 131 establishes standards for the manner in which a publicly-held enterprise reports certain information about operating segments of their business in both their annual and interim financial reports provided to shareholders. The information required to be disclosed for an entity's operating segments not only consists of financial information, but also certain related disclosures of the segment's products and services, geographic areas, and major customers. The requirements of the new standard may result in identification of different segments than those now used by the Company.

SFAS No. 131 is effective for financial statement periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated, unless impracticable. In addition, the provisions of SFAS No. 131 need not be applied to interim financial statements issued in the initial year of application. The Company believes the adoption of SFAS No. 131 will not have a material impact on its consolidated financial statements.

NOTE 2. SECURITIES
During 1995, the Financial Accounting Standards Board decided to allow all enterprises to make a one-time reassessment of the classification of securities made under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company transferred debt securities with an amortized cost of $40,057,802 from the Held-to-Maturity classification to the Available-for-Sale classification and recorded, as a component of equity, an unrealized gain of $133,597, net of $68,824 of deferred taxes to allow for more flexibility in managing the Company's asset mix.

Amortized costs and fair values of securities are summarized as follows:

                                                                    AVAILABLE-FOR-SALE
                                                   ----------------------------------------------------
                                                                    GROSS        GROSS
                                                    AMORTIZED    UNREALIZED   UNREALIZED
                                                       COST         GAINS       LOSSES      FAIR VALUE
                                                   ------------  -----------  -----------  ------------
December 31, 1997
U. S. government and agency securities...........  $ 36,526,165   $ 170,871    $ 233,557   $ 36,463,479
Mutual fund shares...............................       363,922          --        4,382        359,540
                                                   ------------  -----------  -----------  ------------
    Total investment securities..................    36,890,087     170,871      237,939     36,823,019
Mortgage-backed securities.......................    28,123,484     189,953       13,841     28,299,596
                                                   ------------  -----------  -----------  ------------
    Total........................................  $ 65,013,571   $ 360,824    $ 251,780   $ 65,122,615
                                                   ------------  -----------  -----------  ------------
                                                   ------------  -----------  -----------  ------------

December 31, 1996
U. S. government and agency securities...........  $ 51,533,323   $ 184,336    $ 703,491   $ 51,014,168
Mutual fund shares...............................       340,858          --        9,868        330,990
                                                   ------------  -----------  -----------  ------------
    Total investment securities..................    51,874,181     184,336      713,359     51,345,158
Mortgage-backed securities.......................    34,558,450      55,045      146,118     34,467,377
                                                   ------------  -----------  -----------  ------------
    Total........................................  $ 86,432,631   $ 239,381    $ 859,477   $ 85,812,535
                                                   ------------  -----------  -----------  ------------
                                                   ------------  -----------  -----------  ------------

                      NOTES TO CONSOLIDATED STATEMENTS

                                                                     HELD-TO-MATURITY
                                                   ----------------------------------------------------
                                                                    GROSS        GROSS
                                                    AMORTIZED    UNREALIZED   UNREALIZED
                                                       COST         GAINS       LOSSES      FAIR VALUE
                                                   ------------  -----------  -----------  ------------
December 31, 1997
Municipal bonds..................................  $     69,752   $      --    $      --   $     69,752
Mortgage-backed securities.......................       203,662       4,153           --        207,815
                                                   ------------  -----------  -----------  ------------
    Total........................................  $    273,414   $   4,153    $      --   $    277,567
                                                   ------------  -----------  -----------  ------------
                                                   ------------  -----------  -----------  ------------

December 31, 1996
Municipal bonds..................................  $     72,223   $      --    $      --   $     72,223
Mortgage-backed securities.......................       246,303       8,755           --        255,058
                                                   ------------  -----------  -----------  ------------
    Total........................................  $    318,526   $   8,755    $      --   $    327,281
                                                   ------------  -----------  -----------  ------------
                                                   ------------  -----------  -----------  ------------

The amortized cost and fair value of securities classified as held-to-maturity and available-for-sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties, and certain securities require principal repayments prior to maturity. Therefore, these securities and mutual fund shares are not included in the maturity categories in the following maturity summary.

                                                     HELD-TO-MATURITY         AVAILABLE-FOR-SALE
                                                  ----------------------  --------------------------
                                                   AMORTIZED     FAIR      AMORTIZED
                                                     COST        VALUE        COST       FAIR VALUE
                                                  -----------  ---------  ------------  ------------
Due within 1 year...............................   $      --   $      --  $  8,000,419  $  7,988,967
Due after 1 year through 5 years................          --          --    16,543,471    16,416,094
Due after 5 through 10 years....................          --          --     7,004,219     7,102,600
Due after 10 years..............................      69,752      69,752     4,978,056     4,955,818
Mortgage-backed securities......................     203,662     207,815    28,123,484    28,299,596
Mutual fund shares..............................          --          --       363,922       359,540
                                                  -----------  ---------  ------------  ------------
    Total.......................................   $ 273,414   $ 277,567  $ 65,013,571  $ 65,122,615
                                                  -----------  ---------  ------------  ------------
                                                  -----------  ---------  ------------  ------------

The Bank, as a member of the Federal Home Loan Bank of Chicago (the "FHLB"), is required to maintain an investment in capital stock of the FHLB in an amount equal to 1% of its outstanding home loans. No ready market exists for the FHLB stock, and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value which is equal to cost.

U. S. government and agency securities with a carrying value of approximately $5,639,000 and $8,118,000 at December 31, 1997 and 1996, respectively, were pledged to collateralize certain deposit accounts with balances in excess of $100,000, securities sold under agreement to repurchase and for other purposes as required or permitted by law.

Realized gains and losses were as follows:

                                                                           YEAR ENDED DECEMBER 31,
                                                                      ---------------------------------
                                                                        1997        1996        1995
                                                                      ---------  ----------  ----------
Realized gains......................................................  $  34,146  $  280,039  $  220,490
Realized losses.....................................................         --    (259,695)   (196,050)
                                                                      ---------  ----------  ----------
    Net gain (loss).................................................  $  34,146  $   20,344  $   24,440
                                                                      ---------  ----------  ----------
                                                                      ---------  ----------  ----------

                      NOTES TO CONSOLIDATED STATEMENTS

NOTE 3. LOANS
Loans consist of the following:

                                                                                  DECEMBER 31,
                                                                          ----------------------------
                                                                              1997           1996
                                                                          -------------  -------------
Real estate mortgage loans:
    One-to-four family..................................................  $ 157,510,095  $ 148,903,767
    Multifamily.........................................................      7,480,075     14,172,327
    Commercial..........................................................     20,880,715     28,720,502
    Construction and development........................................      9,004,399      5,525,096
Consumer loans:
    Mobile home loans...................................................      3,292,603      3,161,164
    Student loans.......................................................        824,768        918,177
    Home improvement loans..............................................         13,393         56,047
    Home equity loans...................................................     16,794,915     14,165,844
    Credit card loans...................................................      1,533,987      1,705,381
    Motor vehicle loans.................................................      4,475,984      4,032,898
    Personal loans......................................................      7,407,321      5,941,680
    Loans secured by savings accounts...................................        819,537        587,844
Commercial loans........................................................     12,184,593      9,942,838
                                                                          -------------  -------------
Gross loans.............................................................    242,222,385    237,833,565
Less:
    Unearned discounts..................................................         12,935         13,215
    Deferred loan fees, net.............................................        162,973        411,809
    Undisbursed portion of loan proceeds................................      1,121,022      1,725,968
                                                                          -------------  -------------
                                                                          $ 240,925,455  $ 235,682,573
                                                                          -------------  -------------
                                                                          -------------  -------------

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

Loans serviced by the Company for others approximated $36,999,000, $35,377,000 and $36,111,000 at December 31, 1997, 1996 and 1995.

NOTE 4. ALLOWANCE FOR LOSSES ON LOANS
Changes in the allowance for losses on loans were as follows:

                                                                        YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------
                                                                    1997         1996         1995
                                                                 -----------  -----------  -----------
Balance at beginning of year...................................  $ 2,359,889  $ 2,387,856  $ 2,251,166
Provision for losses on loans..................................       33,395       41,647      173,415
Charge-offs....................................................     (296,432)    (125,666)     (59,726)
Recoveries.....................................................       33,294       56,052       23,001
                                                                 -----------  -----------  -----------
Balance at end of year.........................................  $ 2,130,146  $ 2,359,889  $ 2,387,856
                                                                 -----------  -----------  -----------
                                                                 -----------  -----------  -----------

                      NOTES TO CONSOLIDATED STATEMENTS

NOTE 5. OFFICE PROPERTIES AND EQUIPMENT
Office properties and equipment consist of:

                                                                                   DECEMBER 31,
                                                                            --------------------------
                                                                                1997          1996
                                                                            ------------  ------------
Office properties:
    Land..................................................................  $  1,050,278  $    522,262
    Building..............................................................     4,357,469     4,217,253
Parking facilities:
    Land..................................................................       340,862       340,862
    Improvements..........................................................       133,418       133,418
Land acquired for future use..............................................     1,303,484     1,278,534
Furniture and equipment...................................................     4,039,788     3,648,197
                                                                            ------------  ------------
                                                                              11,225,299    10,140,526
Less: Accumulated depreciation............................................     5,884,893     5,419,466
                                                                            ------------  ------------
                                                                            $  5,340,406  $  4,721,060
                                                                            ------------  ------------
                                                                            ------------  ------------

Depreciation expense amounted to $531,801, $460,621 and $386,400 for the years ended December 31, 1997, 1996, and 1995, respectively.

NOTE 6. DEPOSITS
As of December 31, 1997, certificates of deposit have scheduled maturity dates as follows:

YEAR OF MATURITY                                                                            AMOUNT
                                                                                         -------------
1998...................................................................................  $ 116,072,311
1999...................................................................................     41,374,050
2000...................................................................................     14,240,634
2001...................................................................................      4,839,392
2002 and thereafter....................................................................      3,394,155
                                                                                         -------------
                                                                                         $ 179,920,542
                                                                                         -------------
                                                                                         -------------

The aggregate amount of time certificates of deposit in denominations of $100,000 or more was $15,477,441 and $14,065,040 at December 31, 1997 and 1996,
respectively.

NOTE 7. SHORT-TERM BORROWINGS
Short-term borrowings consist of:

                                                                              YEAR ENDED DECEMBER 31,
                                                                             -------------------------
                                                                                1997          1996
                                                                             -----------  ------------
Securities sold under agreements to repurchase.............................  $ 3,220,000  $ 19,820,000
Federal Home Loan Bank short-term advances.................................    5,000,000     7,000,000
                                                                             -----------  ------------
Total......................................................................  $ 8,220,000  $ 26,820,000
                                                                             -----------  ------------
                                                                             -----------  ------------

All repurchase agreements as of December 31, 1997, were due within three months or less. Mortgage-backed securities available-for-sale with a carrying value of approximately $3,285,000 and $20,451,000 were pledged to collateralize the repurchase agreements as of December 31, 1997 and 1996, respectively.

Advances from the FHLB which were due within three months or less are considered short term. The advances from the FHLB are collateralized by one-to-four family residential mortgages.

                      NOTES TO CONSOLIDATED STATEMENTS

Average and maximum balances and rates on aggregate short-term borrowings outstanding were as follows:

                                                                             YEAR ENDED DECEMBER 31,
                                                                            --------------------------
                                                                                1997          1996
                                                                            ------------  ------------
Maximum month-end balance.................................................  $ 24,990,000  $ 26,820,000
Average month-end balance.................................................    12,071,000    22,151,000
Weighted average interest rate for the year...............................          5.60%         5.73%
Weighted average interest rate at year-end................................          5.78%         5.53%

NOTE 8. OTHER BORROWINGS
Other borrowings at December 31, 1997 and 1996 consisted of advances from the FHLB of $15,275,000 and $7,725,000, respectively. The weighted average maturity date was approximately 44 months and 8 months, respectively, and the weighted average interest rates were approximately 5.61% and 5.92%, respectively.

Advances from the FHLB are collateralized by one-to-four family residential mortgages.

Future payments at December 31, 1997, for all other borrowings were as follows:

YEAR ENDED                                                                                   AMOUNT
                                                                                          ------------
1998....................................................................................  $    375,000
1999....................................................................................     4,200,000
2000....................................................................................            --
2001....................................................................................            --
2002....................................................................................    10,700,000
                                                                                          ------------
Total...................................................................................  $ 15,275,000
                                                                                          ------------
                                                                                          ------------

NOTE 9. INCOME TAXES
Under provisions of the Internal Revenue Code and similar sections of the Illinois income tax law that apply to tax years beginning before December 31, 1995, qualifying thrifts were allowed to claim bad debt deductions based on the greater of (1) a specified percentage of taxable income, as defined, or (2) actual loss experience. If, in the future, any of the accumulated bad debt deductions are used for any purpose other than to absorb bad debt losses, gross taxable income may result and income taxes may be payable.

The Small Business Job Protection Act became law on August 20, 1996. One of the provisions in this law repealed the reserve method of accounting for bad debts for thrift institutions so that the bad debt deduction described in the preceding paragraph will no longer be effective for tax years beginning after December 31, 1995. The change in the law requires that the tax bad debt reserves accumulated after December 31, 1987 be recaptured into taxable income over a six-year period. The start of the six-year period can be delayed for up to two tax years if the Company meets certain residential lending thresholds. Deferred taxes have been provided on the portion of the tax reserve for loan loss that must be recaptured.

Retained earnings at December 31, 1997 and 1996 includes approximately $8,998,000 of the tax reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $3,059,000 as of December 31, 1997 and 1996.

                      NOTES TO CONSOLIDATED STATEMENTS

As of December 31, 1997, the Bank had State net operating loss carryforwards of approximately $9,447,000 for income tax purposes. The difference between book and tax net operating income results from interest income from certain investments which is exempt from income tax for state income tax purposes. For financial reporting purposes, a valuation allowance of $447,673 based on the effective state tax rate of 4.8% has been recognized to offset the deferred tax assets related to those carryforwards. The net operating loss carryforwards expire through 2007.

Income taxes consist of:

                                                                          YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------
                                                                        1997        1996       1995
                                                                     -----------  ---------  ---------
Current............................................................  $ 1,110,228  $ 694,877  $ 860,459
Deferred...........................................................      (28,728)    17,894     73,656
                                                                     -----------  ---------  ---------
                                                                     $ 1,081,500  $ 712,771  $ 934,115
                                                                     -----------  ---------  ---------
                                                                     -----------  ---------  ---------

The Company's income tax expense differed from the statutory federal rate of 34% as follows:

                                                                          YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------
                                                                        1997        1996       1995
                                                                     -----------  ---------  ---------
Expected income taxes..............................................  $ 1,391,666  $ 846,331  $ 945,882
Income tax effect of:
    State income tax, net of federal benefit.......................       65,399         --     31,632
    Utilization of state net operating loss carryforwards..........      (65,399)        --    (31,632)
    Bank Incentive Plan............................................      (31,168)   (38,495)   (14,854)
    Other..........................................................     (278,998)   (95,065)     3,087
                                                                     -----------  ---------  ---------
                                                                     $ 1,081,500  $ 712,771  $ 934,115
                                                                     -----------  ---------  ---------
                                                                     -----------  ---------  ---------

Significant components of the deferred tax liabilities and assets are as follows:

                                                                                    DECEMBER 31,
                                                                              ------------------------
                                                                                 1997         1996
                                                                              -----------  -----------
Deferred tax assets:
    Allowance for losses on loans...........................................  $   724,590  $   803,552
    State net operating loss carryforwards..................................      447,673      490,297
    Accrued benefits........................................................       67,614       22,213
    Unrealized loss on assets available-for-sale............................           --      210,743
    Other...................................................................      183,477       70,598
                                                                              -----------  -----------
        Total deferred tax assets...........................................    1,423,354    1,597,403
    Valuation allowance for deferred tax assets.............................      447,673      490,297
                                                                              -----------  -----------
        Total deferred tax assets, net of valuation allowance...............      975,681    1,107,106
                                                                              -----------  -----------
Deferred tax liabilities:
    Unrealized gain in assets available-for-sale............................      (37,163)          --
    Loan fees deferred for income tax purposes..............................     (105,229)    (122,009)
    Excess of tax accumulated provision for losses over base year...........     (146,330)    (182,912)
    Stock dividend on FHLB stock............................................      (51,812)     (54,604)
    Loan costs deferred for book purposes...................................     (113,056)     (38,154)
    Other...................................................................      (65,690)     (33,848)
                                                                              -----------  -----------
        Total deferred tax liabilities......................................     (519,280)    (431,527)
                                                                              -----------  -----------
Net deferred tax assets.....................................................  $   456,401  $   675,579
                                                                              -----------  -----------
                                                                              -----------  -----------

The Company believes that it is more likely than not that the deferred tax asset will be realized based upon historical taxable income levels. The Company has reported federal taxable income and pretax book income amounts totaling approximately $8.5 million and $9.4 million over the past three years, respectively.

                      NOTES TO CONSOLIDATED STATEMENTS

NOTE 10. STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-- and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Core capital (as defined by the regulations) to tangible assets (as defined) and Total and Tier I capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Office of Thrift Supervision (the "OTS"), categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                            TO BE WELL CAPITALIZED
                                                                    FOR CAPITAL ADEQUACY    UNDER PROMPT CORRECTIVE
                                                  ACTUAL                  PURPOSES             ACTION PROVISIONS
                                          -----------------------  -----------------------  -----------------------
                                             AMOUNT       RATIO       AMOUNT       RATIO       AMOUNT       RATIO
                                          ------------  ---------  ------------  ---------  ------------  ---------
                                                                   (DOLLARS IN THOUSANDS)
As of December 31, 1997
Tangible Capital to Tangible Assets
  Kankakee Federal Savings Bank.........  $ 30,258,952      9.00%  $  5,044,218      1.50%           N/A
Core Capital to Tangible Assets
  Kankakee Federal Savings Bank.........    30,258,952      9.00%    10,088,436      3.00%  $ 16,814,060      5.00%
Tier I Capital to Risk Weighted Assets
  Kankakee Federal Savings Bank.........    30,258,952     15.26%           N/A               11,897,880      6.00%
Total Capital to Risk Weighted Assets
  Kankakee Federal Savings Bank.........    32,314,088     16.30%    15,863,840      8.00%    19,829,800     10.00%

As of December 31, 1996
Tangible Capital to Tangible Assets
  Kankakee Federal Savings Bank.........  $ 28,907,448      8.41%  $  5,155,065      1.50%           N/A
Core Capital to Tangible Assets
  Kankakee Federal Savings Bank.........    28,907,448      8.41%    10,310,130      3.00%  $ 17,183,550      5.00%
Tier I Capital to Risk Weighted Assets
  Kankakee Federal Savings Bank.........    28,907,448     14.53%           N/A               11,936,580      6.00%
Total Capital to Risk Weighted Assets
  Kankakee Federal Savings Bank.........    30,982,337     15.57%    15,915,440      8.00%    19,894,300     10.00%

A liquidation account in the amount of $17,720,139 was established for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after the December 30, 1992 conversion from a mutual savings and loan association to a stock savings bank. In the unlikely event of a complete liquidation of the Bank, each eligible deposit account holder would be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then-current adjusted balance for deposit accounts held, before any distribution may be made with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock if the effect thereof would cause the net worth of the Bank to be reduced below the amount required for the liquidation account. Due to various natural events, such as death, relocation and general attrition

                      NOTES TO CONSOLIDATED STATEMENTS
of accounts, the balance in the liquidation account has been reduced to $6,119,108 as of December 31, 1997.

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

NOTE 11. OFFICER, DIRECTOR AND EMPLOYEE PLANS

MONEY PURCHASE PENSION PLAN AND TRUST
The Bank sponsors a Money Purchase Pension Plan and Trust (the "Money Purchase Plan") for the benefit of its employees meeting certain age and service requirements. The Bank contributes to the Money Purchase Plan on behalf of each Participant an amount equal to 7% of the Participant's compensation, as defined by the Money Purchase Plan. Expense related to the Money Purchase Plan amounted to approximately $210,000, $204,000 and $229,000, for the years ended December 31, 1997, 1996 and 1995, respectively.

401(K) SAVINGS PLAN
The Bank established a qualified, tax-exempt pension plan qualifying under section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Virtually all employees are eligible to participate after meeting certain age and service requirements. Eligible employees are permitted to contribute 1% to 10% of their compensation to the 401(k) Plan. Expense related to the 401(k) Plan, including plan administration, amounted to approximately $14,700, $11,100 and $22,400, for the years ended December 31, 1997, 1996 and 1995, respectively.

BANK INCENTIVE PLANS AND TRUSTS
The 52,500 shares of Company common stock in the Bank Incentive Plans and Trusts (the "BIPs") were available for issuance to officers, directors, and employees of the Bank. The awards were earned over a three- or five-year period depending on age and years of service. The aggregate purchase price of these shares was amortized to expense as the persons became vested in their stock awards. The unamortized cost was reflected as a reduction of stockholders' equity. Expense relating to the BIPs was approximately $34,040, $41,394 and $138,315 for the years ended December 31, 1997, 1996 and 1995, respectively.

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

The following table reflects the shares held by the ESOP:

                                                                              DECEMBER 31
                                                                    -------------------------------
                                                                      1997       1996       1995
                                                                    ---------  ---------  ---------
Shares allocated to participants..................................   70,833.5   58,886.0   45,168.5
Unallocated shares (grandfathered under SOP 93-6).................   45,937.5   61,250.0   76,562.5
                                                                    ---------  ---------  ---------
Total.............................................................  116,771.0  120,136.0  121,731.0
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

                      NOTES TO CONSOLIDATED STATEMENTS

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

Interest expense recognized by the ESOP was $39,693, $50,278 and $60,862 for the years ended December 31, 1997, 1996 and 1995, respectively. The Bank contributed $165,764, $174,409 and $175,662 to the ESOP to fund principal and interest payments for the years ended December 31, 1997, 1996 and 1995, respectively.

The Board of Directors of the Company may direct payment of dividends with respect to shares allocated to the participants to be paid in cash to the participants. Dividends on unallocated shares are to be used to make payments on the loan. All shares of stock owned by the ESOP are considered outstanding and included in the weighted average shares outstanding for calculating earnings per share.

STOCK OPTION PLAN
In 1992, the Company adopted an incentive stock option plan for the benefit of directors, officers, and employees of the Company or the Bank (the "Stock Option Plan"). The number of shares of common stock authorized under the Stock Option Plan is 175,000. The option exercise price of an incentive stock option must be at least equal to the fair market value per share of the common stock on the date of grant. The Stock Option Plan also provides for the issuance of non-qualified stock options, restricted stock and stock appreciation rights and limited stock appreciation rights. Activity in the Stock Option Plan was as follows:

                                                1997                    1996                    1995
                                       ----------------------  ----------------------  ----------------------
                                                   WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                    AVERAGE                 AVERAGE                 AVERAGE
                                                   EXERCISE                EXERCISE                EXERCISE
FIXED OPTIONS                           SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                       ---------  -----------  ---------  -----------  ---------  -----------
Outstanding at beginning of year.....    148,725   $   9.941     149,425   $   9.940     154,175   $   9.875
Granted..............................         --          --          --          --       1,750      15.500
Exercised............................    (11,720)      9.875        (700)      9.875      (6,500)      9.875
Forfeited............................         --          --          --          --          --          --
                                       ---------               ---------               ---------
Outstanding at end of year...........    137,005       9.947     148,725       9.941     149,425       9.940
                                       ---------               ---------               ---------
                                       ---------               ---------               ---------
Options exercisable at year-end......    137,005                 148,725                 149,425
                                       ---------               ---------               ---------
                                       ---------               ---------               ---------
Weighted-average fair value of
  options granted during the year....                     --                      --                   5.260
                                                  -----------             -----------             -----------
                                                  -----------             -----------             -----------

Grants under the Stock Option Plan are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under the Stock Option Plan.

NOTE 12. COMMITMENTS AND CONTINGENCIES
In the normal course of business, there are outstanding various contingent liabilities such as claims and legal action, which are not reflected in the consolidated financial statements. In the opinion of management, the ultimate resolution of these matters is not expected to have a material effect on the financial position or on the results of operations of the Company and its subsidiary.

                      NOTES TO CONSOLIDATED STATEMENTS

NOTE 13. FINANCIAL INSTRUMENTS
The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss, in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit, is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Financial instruments whose contract represent credit risk at December 31, 1996 and 1997 follows:

                                                                                   DECEMBER 31,
                                                                            --------------------------
                                                                                1997          1996
                                                                            ------------  ------------
Commitments to originate new loans........................................  $  6,511,000  $  3,199,000
Commitments to extend credit..............................................    19,246,000    17,140,000
Standby letters of credit.................................................     1,240,000     2,041,000

Such commitments are recorded in the financial statements when they are funded or related fees are incurred or received. These commitments are principally at variable interest rates.

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

                      NOTES TO CONSOLIDATED STATEMENTS

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS
The following table reflects a comparison of carrying amounts and the fair values of the financial instruments:

                                                                  DECEMBER 31
                                           ----------------------------------------------------------
                                                       1997                          1996
                                           ----------------------------  ----------------------------
                                             CARRYING                      CARRYING
                                              AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                           -------------  -------------  -------------  -------------
Assets:
    Cash and cash equivalents............  $  22,825,892  $  22,825,892  $  17,160,113  $  17,160,113
    Certificates of deposit..............      1,602,000      1,602,000         50,000         50,000
    Investment and mortgage-backed
      securities.........................     65,396,029     65,400,182     86,131,061     86,139,816
    Nonmarketable equity securities......        501,100        501,100        501,100        501,100
    Loans................................    240,925,455    241,212,400    235,682,573    234,647,800
    Loans held for sale..................        254,406        258,499        639,861        651,559
    FHLB stock...........................      1,856,000      1,856,000      1,956,000      1,956,000
Liabilities:
    Deposits.............................  $ 280,021,739  $ 280,755,697  $ 277,348,207  $ 278,348,779
    Borrowed funds.......................     23,495,000     23,321,613     34,545,000     34,540,979
    Advance payments by borrowers for
      taxes and insurance................      1,428,880      1,428,880      1,436,595      1,436,595

The fair values utilized in the table were derived using the information described below for the group of instruments listed. It should be noted that the fair values disclosed in this table do not represent market values of all assets and liabilities of the Company and, thus, should not be interpreted to represent a market or liquidation value for the Company.

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

NON-MARKETABLE EQUITY SECURITIES AND FHLB STOCK: These securities are carried at cost, as fair values are not readily determinable.

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

                      NOTES TO CONSOLIDATED STATEMENTS

NOTE 15. BRANCH DISPOSITION
On September 13, 1996, the Company completed the sale of the Bank's branch office in Carlyle, Illinois. The sale of the branch's $8.6 million in deposits, fixed assets and a portion of the outstanding loans resulted in a gain of $707,675.

NOTE 16. SUBSEQUENT EVENT--BANK ACQUISITION
On January 29, 1998, the Company, through its Bank subsidiary, completed the acquisition of Coal City National Bank ("CCNB") for $7,800,000 in cash. At the acquisition date, CCNB had three office locations, assets of approximately $56.0 million, deposits of approximately $51.7 million and equity of approximately $3.7 million. The transaction will be accounted for using the purchase method.

NOTE 17. SAVINGS ASSOCIATION INSURANCE FUND SPECIAL ASSESSMENT
Effective September 30, 1996, legislation was passed to recapitalize the Savings Association Insurance Fund (the "SAIF") by imposing a one-time assessment on deposits insured by SAIF. This assessment was equal to 65.7 basis points on March 31, 1995 deposits and was payable November 29, 1996. The total assessment paid by the Bank increased the 1996 FDIC premium expense by $1,659,549 and is recorded in other expenses.

NOTE 18. CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

                                                                                   DECEMBER 31,
                                                                            --------------------------
                                                                                1997          1996
                                                                            ------------  ------------
STATEMENT OF FINANCIAL CONDITION
Assets:
    Cash and cash equivalents.............................................  $  3,702,223  $  3,609,325
    Certificate of deposit................................................        50,000        50,000
    Investment and mortgage-backed securities, available-for-sale.........       469,132     1,094,055
    Equity in net assets of Kankakee Federal Savings Bank.................    33,458,707    31,757,185
    Other assets..........................................................       216,814        67,204
                                                                            ------------  ------------
                                                                            $ 37,896,876  $ 36,577,769
                                                                            ------------  ------------
                                                                            ------------  ------------
Liabilities and stockholders' equity:
    Other liabilities.....................................................  $     75,509  $     83,548
    Common stock..........................................................        17,500        17,500
    Additional paid-in capital............................................    16,090,239    16,181,726
    Retained income.......................................................    29,554,920    27,219,741
    Unrealized gains (losses) on securities available-for-sale, net of
      tax.................................................................        71,881      (409,353)
    Treasury stock........................................................    (7,459,540)   (5,876,509)
    Employee Stock Ownership Plan loan....................................      (453,633)     (604,844)
    Bank Incentive Plans and Trusts.......................................            --       (34,040)
                                                                            ------------  ------------
                                                                            $ 37,896,876  $ 36,577,769
                                                                            ------------  ------------
                                                                            ------------  ------------

                      NOTES TO CONSOLIDATED STATEMENTS

                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                  1997          1996          1995
                                                              ------------  ------------  ------------
STATEMENT OF OPERATIONS
Dividends from subsidiary...................................  $  1,776,237  $  3,824,600  $  1,026,100
Interest income.............................................       308,308       258,639       234,776
                                                              ------------  ------------  ------------
    Operating income........................................     2,084,545     4,083,239     1,260,876
                                                              ------------  ------------  ------------
Equity in undistributed earnings of Kankakee Federal Savings
  Bank......................................................     1,195,689    (1,963,859)      965,449
Other noninterest income....................................         2,641         4,839         2,848
                                                              ------------  ------------  ------------
    Total other income......................................     1,198,330    (1,959,020)      968,297
Other expenses..............................................       403,739       391,809       480,368
                                                              ------------  ------------  ------------
    Income before income tax benefit........................     2,879,136     1,732,410     1,748,805
Income tax benefit..........................................       132,500        44,029        99,085
                                                              ------------  ------------  ------------
    Net income..............................................  $  3,011,636  $  1,776,439  $  1,847,890
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------


                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                  1997          1996          1995
                                                              ------------  ------------  ------------
STATEMENT OF CASH FLOWS
Operating activities:
    Net income..............................................  $  3,011,636  $  1,776,439  $  1,847,890
    Adjustments to reconcile net income to net cash provided
      by operating activities:
      Equity in undistributed earnings of Kankakee Federal
        Savings Bank........................................    (1,195,689)    1,963,859      (965,449)
      Other.................................................      (161,650)       59,581      (129,017)
                                                              ------------  ------------  ------------
        Net cash provided by operating activities...........     1,654,297     3,799,879       753,424
                                                              ------------  ------------  ------------
Investing activities:
    Held-to-maturity investment and mortgage-backed
      securities:
        Principal collected.................................            --            --       209,686
    Available-for-sale investment and mortgage backed
      securities:
        Purchase............................................       (23,064)      (21,841)      (63,630)
        Proceeds from sales.................................            --            --       811,176
        Proceeds from maturities and paydowns...............       661,429       390,336            --
    Purchase of certificate of deposit......................            --       (50,000)           --
                                                              ------------  ------------  ------------
        Net cash provided by investing activities...........       638,365       318,495       957,232
                                                              ------------  ------------  ------------
Financing activities:
    Principal collected on ESOP loan........................       151,211       151,211       151,211
    Purchase of treasury stock..............................    (1,790,253)     (761,963)   (1,480,441)
    Dividends paid to stockholders..........................      (676,457)     (572,257)     (600,233)
    Proceeds from exercise of stock options.................       115,735         6,912        64,188
                                                              ------------  ------------  ------------
        Net cash used in financing activities...............    (2,199,764)   (1,176,097)   (1,865,275)
                                                              ------------  ------------  ------------
Increase (decrease) in cash and cash equivalents............        92,898     2,942,277      (154,619)
Cash and cash equivalents:
    Beginning of period.....................................     3,609,325       667,048       821,667
                                                              ------------  ------------  ------------
    End of period...........................................  $  3,702,223  $  3,609,325  $    667,048
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------

                      NOTES TO CONSOLIDATED STATEMENTS

NOTE 19. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                             YEAR ENDED DECEMBER 31, 1997
                                                 ----------------------------------------------------
                                                                  THREE MONTHS ENDED
                                                 DECEMBER 31   SEPTEMBER 30    JUNE 30     MARCH 31
                                                 ------------  ------------  -----------  -----------
Interest income................................   $6,159,060    $6,201,268   $ 6,246,804  $ 6,287,467
Interest expense...............................    3,584,453     3,580,617     3,540,647    3,567,020
                                                 ------------  ------------  -----------  -----------
Net interest income............................    2,574,607     2,620,651     2,706,157    2,720,447
Provision for losses on loans..................       12,720        20,675         3,550       (3,550)
                                                 ------------  ------------  -----------  -----------
Net interest income after provision for losses
  on loans.....................................    2,561,887     2,599,976     2,702,607    2,723,997
Other income...................................      518,635       424,522       370,343      375,763
Other expense..................................    2,133,534     2,003,060     2,033,970    2,014,030
                                                 ------------  ------------  -----------  -----------
Income before income taxes.....................      946,988     1,021,438     1,038,980    1,085,730
Income taxes...................................      199,590       285,890       280,310      315,710
                                                 ------------  ------------  -----------  -----------
Net income.....................................   $  747,398    $  735,548   $   758,670  $   770,020
                                                 ------------  ------------  -----------  -----------
                                                 ------------  ------------  -----------  -----------
Basic earnings per share.......................   $     0.54    $     0.52   $      0.53  $      0.54
                                                 ------------  ------------  -----------  -----------
                                                 ------------  ------------  -----------  -----------
Diluted earnings per share.....................   $     0.51    $     0.48   $      0.50  $      0.51
                                                 ------------  ------------  -----------  -----------
                                                 ------------  ------------  -----------  -----------

                                                             YEAR ENDED DECEMBER 31, 1996
                                                 ----------------------------------------------------
                                                                  THREE MONTHS ENDED
                                                 DECEMBER 31   SEPTEMBER 30    JUNE 30     MARCH 31
                                                 ------------  ------------  -----------  -----------
Interest income................................   $6,454,327    $6,471,478   $ 6,481,551  $ 6,400,121
Interest expense...............................    3,733,916     3,804,719     3,831,807    3,828,130
                                                 ------------  ------------  -----------  -----------
Net interest income............................    2,720,411     2,666,759     2,649,744    2,571,991
Provision for losses on loans..................      (19,750)       23,300        28,650        9,447
                                                 ------------  ------------  -----------  -----------
Net interest income after provision for losses
  on loans.....................................    2,740,161     2,643,459     2,621,094    2,562,544
Other income...................................      404,310     1,127,942       340,406      264,195
Other expense..................................    1,927,738     3,811,916     2,167,172    2,308,075
                                                 ------------  ------------  -----------  -----------
Income before income taxes.....................    1,216,733       (40,515)      794,328      518,664
Income taxes...................................      414,010       (13,760)      190,430      122,091
                                                 ------------  ------------  -----------  -----------
Net income.....................................   $  802,723    $  (26,755)  $   603,898  $   396,573
                                                 ------------  ------------  -----------  -----------
                                                 ------------  ------------  -----------  -----------
Basic earnings per share.......................   $     0.57    $    (0.02)  $      0.42  $      0.27
                                                 ------------  ------------  -----------  -----------
                                                 ------------  ------------  -----------  -----------
Diluted earnings per share.....................   $     0.54    $    (0.02)  $      0.40  $      0.26
                                                 ------------  ------------  -----------  -----------
                                                 ------------  ------------  -----------  -----------

The 1996 and first three quarters of 1997 earnings per share amounts have been restated to comply with Statement of Financial Accounting Standards No. 128, "Earnings per Share."

                      NOTES TO CONSOLIDATED STATEMENTS