Form 10-K405, Exhibit 13
period 1998-12-31
KANKAKEE BANCORP INC
filed 1999-03-19
CIK 891523

                                                                     EXHIBIT 13


                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
            -------------------------------------------------------

                                                                         DECEMBER 31,
                                                ---------------------------------------------------------------
                                                   1998         1997         1996         1995         1994
                                                -----------  -----------  -----------  -----------  -----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Selected Financial Condition Data:
    Total assets..............................  $   411,779  $   343,409  $   350,643  $   355,103  $   304,425
    Loans, net, including loans held for
      sale....................................      247,144      239,050      233,963      230,467      212,813
    Mortgage-backed securities held-to-
      maturity................................          168          204          246          363        6,357
    Mortgage-backed securities available-
      for-sale................................       18,578       28,300       34,467       36,119           --
    Investment securities held-to-
      maturity (1)............................          893        2,173          623          913       43,031
    Investment securities
      available-for-sale......................       75,943       36,823       51,345       47,711       17,318
    Deposits..................................      346,803      280,022      277,348      286,080      265,570
    Total borrowings..........................       22,900       23,495       34,545       29,645           --
    Stockholders' equity......................       39,677       37,821       36,494       36,451       35,526
    Shares outstanding........................    1,367,358    1,371,638    1,414,918    1,453,418    1,522,918
    Stockholders' equity per share............  $     29.02  $     27.57  $     25.79  $     25.08  $     23.32
    Stockholders' tangible equity
      per share (2)...........................        24.93        26.00        24.10        23.29        22.81


                                                   1998         1997         1996         1995         1994
                                                -----------  -----------  -----------  -----------  -----------
                                                                    (DOLLARS IN THOUSANDS)
Selected Operations Data:
    Total interest income.....................  $    27,522  $    24,895  $    25,808  $    22,830  $    20,297
    Total interest expense....................       16,126       14,273       15,199       12,562        9,222
                                                -----------  -----------  -----------  -----------  -----------
      Net interest income.....................       11,396       10,622       10,609       10,268       11,075
    Provision for losses on loans.............           --           33           42          173          296
                                                -----------  -----------  -----------  -----------  -----------
    Net interest income after provision for
      losses on loans.........................       11,396       10,589       10,567       10,095       10,779
    Fee income................................        1,532        1,023          791          620          659
    Gain on sales of loans, mortgage-backed
      securities and investment securities....          179          112          109           69           43
    Other non-interest income.................          765          554        1,237          492          484
                                                -----------  -----------  -----------  -----------  -----------
        Total non-interest income.............        2,476        1,689        2,137        1,181        1,186
    Other expenses............................       10,432        8,185       10,215        8,494        8,330
    Income tax expense........................        1,151        1,081          713          934        1,240
                                                -----------  -----------  -----------  -----------  -----------
        Total non-interest expense............       11,583        9,266       10,928        9,428        9,570
                                                -----------  -----------  -----------  -----------  -----------
    Net income................................  $     2,289  $     3,012  $     1,776  $     1,848  $     2,395
                                                -----------  -----------  -----------  -----------  -----------
                                                -----------  -----------  -----------  -----------  -----------

----------
(1) Includes certificates of deposit and non-marketable equity securities.
(2) Calculated by subtracting intangible assets from stockholders' equity and dividing by shares outstanding.

      -------------------------------------------------------------------

                                                                                   YEARS ENDED DECEMBER 31,
                                                                ---------------------------------------------------------------
                                                                   1998         1997         1996         1995         1994
                                                                -----------  -----------  -----------  -----------  -----------
Selected Financial Ratios and Other Data:
Performance Ratios:
  Return on assets (ratio of net income to average total
    assets)...................................................       0.57%        0.87%        0.50%(3)      0.58%       0.82%
  Interest rate spread information:
    Average during the year...................................       2.92%        2.86%        2.78%        2.98%        3.60%
    End of year...............................................       2.68%        2.73%        2.88%        2.64%        3.14%
    Net interest margin (1)...................................       3.07%        3.22%        3.11%        3.37%        3.96%
    Ratio of operating expense to average total assets........       2.60%        2.36%        2.87%(4)      2.67%       2.86%
    Return on equity (ratio of net income to average
      equity).................................................       5.86%        8.04%        4.95%(5)      5.10%       6.66%
    Ratio of average interest-earning assets to average
      interest-bearing liabilities............................     103.47%       108.25 %     107.40 %     109.33 %     110.83 %

Quality Ratios:
    Non-performing assets to total assets at
      end of period...........................................        0.82 %       1.27 %       1.16 %       0.64 %       0.75 %
    Allowance for loan losses to non-performing loans.........      160.43 %      75.64 %      60.92 %     163.45 %     114.85 %
    Classified assets to total assets at end of period (2)....        1.70 %       1.89 %       1.88 %       2.15 %       3.14 %
    Allowance for loan losses to classified assets............       33.95 %      32.86 %      35.80 %      31.30 %      23.52 %

Capital Ratios:
    Equity to total assets at end of period...................        9.64 %      11.01 %      10.41 %      10.26 %      11.67 %
    Average equity to average assets..........................        9.75 %      10.71 %      10.06 %      11.38 %      12.34 %
    Dividend payout ratio.....................................       30.77 %      24.00 %      33.90 %      33.90 %         --

Other data:
    Number of full service branch offices.....................          15            9            9           10           10

----------
(1) Net interest income divided by average interest earning assets.
(2) Includes items classified as special mention.
(3) Without the effect of the special assessment on SAIF-insured deposits and the gain on the sale of a branch, the Return on Average Assets would have been 0.67%.
(4) Without the effect of the special assessment on SAIF-insured deposits, the ratio of Operating Expenses to Average Assets would have been 2.40%.
(5) Without the effect of the special assessment on SAIF-insured deposits and the gain on the sale of a branch, the Return on Average Stockholders' Equity would have been 6.71%.

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

The Company's mission is to provide, safely and profitably, financial services to families and businesses in the communities served by its offices. In seeking to accomplish this mission, management has adopted a business strategy designed to: (i) maintain the Bank's tangible capital at a level that exceeds regulatory requirements; (ii) maintain a high level of asset quality; (iii) manage the Company's exposure to changes in market interest rates; (iv) increase the Company's interest rate spread; and (v) take advantage of loan and deposit growth opportunities in the Company's principal market areas, to the extent available. The Company has attempted to achieve these goals by focusing on: (i) the origination of adjustable-rate mortgage loans ("ARMs") on residential properties for retention in its portfolio; (ii) the sale of most of the 30-year, fixed-rate residential mortgage loans which it originates; (iii) supplementing its residential lending with commercial real estate, consumer, commercial business, and, to a lesser extent, multi-family and construction lending; (iv) providing high quality service to enhance customer loyalty; and (v) offering a variety of financial products and services to serve as comprehensively as practicable the financial needs of families and community businesses in its market areas.

Asset/Liability Management

The matching of assets and liabilities
may be analyzed by examining the extent
to which such assets and liabilities
are "interest rate sensitive" and by
monitoring an institution's interest
rate sensitivity "gap". An asset or
liability is said to be interest rate
sensitive within a specific time period
if it will mature or reprice within
that time period. The interest rate
sensitivity gap is defined as the
difference between the amount of
interest-earning assets anticipated,
based upon certain assumptions, to
mature or reprice within a specific
time period and the amount of
interest-bearing liabilities
anticipated, based upon certain
assumptions, to mature or reprice                         [GRAPHIC]
within that same time period. A gap is
considered positive when the amount of
interest rate sensitive assets exceeds
the amount of interest rate sensitive
liabilities. A gap is considered                   THE BANK BEGAN OFFERING A
negative when the amount of interest              FULL LINE OF TRUST SERVICES
rate sensitive liabilities exceeds the                   IN MARCH 1998.
amount of interest rate

                     MANAGEMENT'S DISCUSSION AND ANALYSIS 9
sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. At December 31, 1998, total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing in the same period by $16.0 million, representing a positive cumulative one-year gap equal to 3.9% of total assets.

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

To the extent consistent with its interest margin objectives, the Company has attempted to reduce its interest rate risk and has taken a number of steps to restructure its assets and liabilities. First, the Company, to the extent requested in its lending areas, has focused its one-to-four family residential lending program on ARMs. Approximately 22.6% of one-to-four family residential loans originated in 1998 were ARMs. In excess of half of the fixed-rate one-to-four family loan originations, including loans originated for sale, during 1998 were in loans with an initial term to maturity of 20 years or less. Such loans are originated at market rates, and, based on the policy in effect at the time the application is taken, they are designated for sale or for retention in the Company's portfolio. At December 31, 1998, approximately $84.6 million, or 53.5% of the Company's one-to-four family residential loan portfolio consisted of ARMs. Second, the Company has continued its origination of consumer loans having terms to maturity that are significantly shorter than residential loans. Third, the Company has increased originations of commercial business and construction loans having adjustable or floating interest rates, relatively short terms to maturity, or a combination thereof. Fourth, the Company has adopted a policy of selling substantially all of its newly originated conventional 30-year, fixed-rate residential mortgage loans with servicing retained. The Company also sells a portion of its newly originated conventional 15-year, fixed-rate residential mortgage loans and conventional 20-year, fixed-rate residential mortgage loans which bear an interest rate of less than a specified level, with servicing retained. The specified rate level is reviewed on a monthly basis and changed based on market conditions and interest rate forecasts.

At December 31, 1998, the Company held $75.4 million of fixed-rate one-to-four family loans, of which $15.8 million had original terms of more than 15 years (i.e., long-term loans). The Company's current policy is to sell substantially all newly originated 30 year, fixed-rate loans, and $1.9 million were classified as held for sale at December 31, 1998. Most of the remaining $13.9 million of these loans are seasoned loans that have been carried in the Company's permanent loan portfolio and are intended to be held until maturity.

The Company currently does not enter into derivative financial instruments including futures, forwards, interest rate risk swaps, option contracts, or other financial instruments with similar characteristics. However, the Company is party to financial instruments with off-balance sheet

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 10
risk in the normal course of business to meet the financing needs of its customers such as commitments to extend credit and letters of credit.

Commitments to extend credit and letters of credit are not recorded as an asset by the Company until the instrument is exercised.

The Company's exposure to market risk is reviewed on a regular basis by the Asset/Liability Committee. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. Tools used by management include the standard GAP report and the quarterly Office of Thrift Supervision (the "OTS") report measuring interest rate sensitivity. The OTS report provides the Company the economic value of each type of asset, liability, and off-balance sheet contract under the assumption that the Treasury yield curve shifts instantaneously and parallel up and down by 100 to 400 basis points in 100 basis point increments. The Company has no market risk sensitive instruments held for trading purposes. Management believes that the Company's market risk is reasonable at this time. The following condensed GAP report summarizing the Company's interest rate sensitivity sets forth the interest rate sensitivity of the Bank's assets and liabilities at December 31, 1998. Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period are determined in accordance with the earlier of the term to repricing or maturity of the asset or liability. The Bank has assumed that its passbook and statement savings accounts, checking accounts and money market accounts, which totaled $136.2 million at December 31, 1998, are withdrawn at the annual percentage rates of 15.0%, 37.4% and 37.6%, respectively. Certificate accounts are assumed to reprice at the date of contractual maturity.

                                                            MATURING OR REPRICING
                                   ------------------------------------------------------------------------
                                                4 MONTHS TO   OVER 1-3     OVER 3-5     OVER 5
                                   1-3 MONTHS    ONE YEAR       YEARS        YEARS       YEARS      TOTAL
                                   -----------  -----------  -----------  -----------  ---------  ---------
                                     AMOUNT       AMOUNT       AMOUNT       AMOUNT      AMOUNT     AMOUNT
                                   -----------  -----------  -----------  -----------  ---------  ---------
Fixed rate one-to-four family
  (including mortgage-backed
  securities, commercial real
  estate and construction
  loans).........................   $   7,005    $  14,296    $  24,451    $  15,896   $  28,174  $  89,822
Adjustable rate one-to-four
  family (including
  mortgage-backed securities,
  commercial real estate and
  construction loans)............      41,414       63,541       15,247        9,426          37    129,665
Commercial business loans........      12,351        2,481        2,036          420          77     17,365
Consumer loans...................      16,966        6,220        6,489        2,009       1,528     33,212
Investment securities and
  other..........................      32,113       13,016       13,098       36,442      11,141    105,810
                                   -----------  -----------  -----------  -----------  ---------  ---------
  Total interest-earning
    assets.......................     109,849       99,554       61,321       64,193      40,957    375,874
                                   -----------  -----------  -----------  -----------  ---------  ---------
Savings deposits.................       1,776        6,874       14,412       10,412      27,109     60,583
Checking and money market........       6,976       21,264       28,823       11,275       7,245     75,583
Certificates.....................      53,300       99,020       51,780        6,303          --    210,403
FHLB advances....................       4,200           --           --       10,700       8,000     22,900
Other borrowings.................          --           --           --           --          --         --
                                   -----------  -----------  -----------  -----------  ---------  ---------
  Total interest-bearing
    liabilities..................      66,252      127,158       95,015       38,690      42,354    369,469
                                   -----------  -----------  -----------  -----------  ---------  ---------
Interest-earning assets less
  interest-bearing liabilities...   $  43,597    $ (27,604)   $ (33,694)   $  25,503   $  (1,397) $   6,405
                                   -----------  -----------  -----------  -----------  ---------  ---------
                                   -----------  -----------  -----------  -----------  ---------  ---------
Cumulative interest-rate
  sensitivity gap................   $  43,597    $  15,993    $ (17,701)   $   7,802   $   6,405
                                   -----------  -----------  -----------  -----------  ---------
                                   -----------  -----------  -----------  -----------  ---------
Cumulative interest-rate gap as a
  percentage of assets...........      10.59%        3.88%       (4.30%)       1.89%       1.56%
                                   -----------  -----------  -----------  -----------  ---------
                                   -----------  -----------  -----------  -----------  ---------

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 11
interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARMs, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

Bank Acquisition and Other Developments

On January 29, 1998, the Company completed the acquisition of Coal City National Bank ("CCNB") from Coal City Corporation, a multi-bank holding company headquartered in Chicago, Illinois. CCNB was based in Coal City, Illinois, which is 30 miles northwest of Kankakee, and also had offices in nearby Braidwood and Diamond, Illinois. All three offices of CCNB became offices of the Bank upon completion of the merger, and their operating results have been included with those of the Bank since January 29, 1998.

At the time of purchase, CCNB had total assets of approximately $56.0 million, deposits of approximately $51.7 million and stockholders' equity of approximately $3.7 million. The cash purchase price, including acquisition costs, was $8.2 million, and the transaction was accounted for as a purchase. Intangible assets of about $3.8 million have been recorded as a result of this purchase.

In addition to the purchase of CCNB, three new branch offices of the Bank were opened during 1998. A branch in a grocery store in Coal City, Illinois, and a stand-alone branch in Urbana, Illinois, opened for business in June. A branch in a superstore in Bradley, Illinois, opened for business in November. The Company also completed construction of a new building to replace its Herscher, Illinois, branch. The new building was occupied and opened for business in August.

During the second quarter of 1998, the Company's item processing was converted to an in-house operation. Additionally, during the second quarter the Company completed the data processing conversion of the deposit and loan accounts acquired with the acquisition of CCNB.

                               In February 1998, the Bank received regulatory approval to begin offering trust services. Although granted full trust powers, the Bank has initially focused on personal trust services and limited employee plan services. It is anticipated that the trust operations will generate operating losses during the year ending December 31, 1999, and are not projected to break even or produce a small profit until the year 2000.

                               Financial Condition

                               Total assets increased by $68.4 million or 19.9%
                               to $411.8 million at December 31, 1998, from
                               $343.4 million at December 31, 1997. The increase
                               in total assets during 1998 was primarily
                               attributed to the acquisition of CCNB and to
                               additional net deposit growth during the year.
    [PHOTO]
                               Cash and cash equivalents increased by $24.2
                               million to $47.0 million at December 31, 1998,
PICTURED IS THE NEWLY          from $22.8 million at December 31, 1997. The
BUILT IN-STORE BANKING         increase was primarily attributed to the
CENTER INSIDE THE              acquisition of CCNB, the decrease in mortgage-
COAL CITY TESTA'S IGA.         backed securities, an increase in other
                               borrowings, and the additional increase in
deposit balances. These increases were partially offset by increases in investment securities and by a decrease in short-term borrowings.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 12

Loans held for sale increased $1.7 million to $1.9 million at December 31, 1998. This was the result of the origination for sale of approximately $35.1 million of fixed-rate loans, offset by the sale with servicing retained of approximately $33.4 million of such loans, primarily to the Federal Home Loan Mortgage Corporation.

The Company participates in government-sponsored, insured and guaranteed loan programs, such as those offered by the Veterans' Administration and the Federal Housing Authority. During 1998, $89,000 of such loans were originated and sold to investors with servicing released. Borrowers under these programs are notified at the time of application that their loan will be sold to, and serviced by, a party other than the Company.

As a result of legislation which changed the pricing on education loans purchased by Student Loan Marketing Association ("Sallie Mae"), the Company elected to sell its education loan portfolio. During the second quarter of 1998, education loans totaling $867,000 were sold, resulting in a gain of $22,000, as the result of this decision. The Company continues to offer student loans. Pursuant to its ongoing agreement with Sallie Mae, during 1998 the Company sold an additional $222,000 in student loans at the time the loans were fully disbursed.

During the year ended December 31, 1998, net loans increased by $6.4 million or 2.7% to $245.2 million from $238.8 million at December 31, 1997. The increase was the result of the acquisition of $17.6 million in loans with CCNB, the origination of $61.7 million of real estate loans, the origination of $42.4 million of consumer and commercial business loans, the purchase of $300,000 of commercial business loans, and loan repayments which totaled $115.0 million. The high level of interest loan repayments during 1998 was due to low market rates which resulted in a high volume of refinancing in one-to-four family, commercial and consumer loans.

At December 31, 1998, investment securities available-for-sale totaled $75.9 million, an increase of $39.1 million or 106.2% from the amount classified as available-for-sale at December 31, 1997. The increase was the result of the acquisition of $15.0 million of available-for-sale securities with CCNB, the purchases of $55.9 million of available-for-sale securities and a positive adjustment of $432,000 in the market value of available-for-sale securities, which were partially offset by maturities and calls totaling $32.3 million of available-for-sale securities, during the fiscal year ended December 31, 1998.

At December 31, 1998, mortgage-backed securities available-for-sale totaled $18.6 million, a decrease of $9.7 million from the amount classified as available-for-sale at December 31, 1997. The decrease in mortgage-backed securities available-for-sale was the result of principal repayments totaling $18.5 million, and a negative adjustment to market value of $75,000 during the year, which were partially offset by the purchase of $8.8 million in mortgage-backed securities available-for-sale.

Held-to-maturity investment securities and non-marketable equity securities increased by $272,000 to $843,000 at December 31, 1998, from $571,000 at
December 31, 1997. This increase was the result of the acquisition of $179,000 of held-to-maturity investment securities with CCNB and the purchase of $1.2 million of such securities, which was partially offset by the maturity of $1.1 million of held-to-maturity securities.

Deposits increased by $66.8 million (23.8%) to $346.8 million at December 31, 1998, from $280.0 million at December 31, 1997. The increase resulted from the acquisition of $51.9 million in deposits with the purchase of CCNB, a $7.8 million increase in certificates of deposit, and a $7.1 million increase in passbook savings, checking and money market accounts.

Borrowed money decreased by $595,000 (2.5%) to $22.9 million at December 31, 1998, from $23.5 million at December 31, 1997. Borrowed money consisted entirely of advances from the Federal Home Loan Bank of Chicago (the "FHLB"). There were no borrowings using securities sold under agreements to repurchase at December 31, 1998. Borrowed money was primarily used to purchase and retain mortgage-backed securities in order to generate additional net interest

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 13
income and as a method of increasing the leverage on the Company's capital. Periodically, borrowed money is used for both short-term and long-term cash management requirements.

Stockholders' equity on a per share basis increased from $27.57 at December 31, 1997, to $29.02 at December 31, 1998. Stockholders' equity increased by $1.9 million (4.9%) to $39.7 million at December 31, 1998. The increase in stockholders' equity was attributed to net income of $2.3[nb]million and to an increase in the market value adjustment on available-for-sale securities required under Statement of Financial Accounting Standards (""SFAS No. 115''), which, net of provision for income taxes, amounted to $258,000. The increase was partially offset by the repurchase of 13,650 shares of Company common stock at a total cost of $347,000 and the payment of dividends of $661,000, during the year ended December 31, 1998.

Asset Quality

Asset quality is an important aspect of the economic condition of a financial institution such as the Company. Measurements of asset quality are indicators of both the current strength of a financial institution and of its ability to generate the desired returns from its business activities. See also ""Comparison of Operating Results for the Year Ended December 31, 1998, to the Year Ended December 31, 1997[cad 228]Provision for Losses on Loans''.

Company management performs a quarterly analysis of the adequacy of the allowance for losses on loans. Management classifies problem assets into one of four categories: Substandard, Doubtful, Loss and Special Mention. During the year ended December 31, 1998, total classified assets increased by $515,000 to $7.0 million from $6.5 million at December 31, 1997. This increase was due to increases of $98,000 in assets classified as Loss, and $1.0 million in assets categorized as Special Mention, which were partially offset by a decrease of $584,000 in assets classified as Substandard. The increase in assets classified as Special Mention was due primarily to the inclusion of a $1.3 million loan on a townhouse development on which there has been some downward movement in asset value. However, no loss is anticipated at this time with respect to this loan.

Non-performing assets include foreclosed assets, loans that have been placed on non-accrual status, loans 90 days or more past due that continue to accrue interest and restructured troubled debt. During the year ended December 31, 1998, total non-performing assets decreased by $988,000, or 22.7%, to $3.4 million from $4.3 million at December 31, 1997. The decrease was due to decreases of $209,000 in restructured troubled debt, $669,000 in non-accruing construction and development loans, $234,000 in accruing construction and development loans 90 days or more past due, $556,000 in accruing multi-family loans 90 days or more past due and $53,000 in non-accruing one-to-four family loans. These decreases were partially offset by increases of $58,000, $91,000, $39,000 and $21,000 in non-accruing commercial real estate loans, non-accruing commercial business loans, accruing consumer loans 90 days or more past due and accruing commercial business loans 90 days or more past due, respectively. Based on its review of the non-performing loans, management does not anticipate that the Company will incur a material loss.

Results of Operations

The Company's results of operations depend primarily on the level of its net interest and non-interest income and its control of operating expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

               (This page has been left blank intentionally.) 15

Net Interest Income Analysis

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances.

                                                                       YEAR ENDED DECEMBER 31, 1998
                                                                     ---------------------------------
                                                                       AVERAGE    INTEREST
                                                                     OUTSTANDING   EARNED/    YIELD/
                                                                       BALANCE      PAID       RATE
                                                                     -----------  ---------  ---------
Interest-earning assets:
    Loans receivable (1)...........................................   $ 248,148   $  20,291      8.18%
    Mortgage-backed securities (2).................................      24,409       1,486      6.09%
    Investments securities (3).....................................      61,739       3,813      6.18%
    Other interest-earning assets..................................      34,879       1,809      5.19%
    FHLB stock.....................................................       1,848         123      6.66%
                                                                     -----------  ---------
        Total interest-earning assets..............................     371,023      27,522      7.42%
                                                                     -----------  ---------
Other assets.......................................................      29,486
                                                                     -----------
        Total assets...............................................   $ 400,509
                                                                     -----------
                                                                     -----------
Interest-bearing liabilities:
    Certificate accounts...........................................   $ 204,622      11,465      5.60%
    Savings deposits...............................................      59,242       1,598      2.70%
    Demand and NOW deposits........................................      71,010       1,775      2.50%
    Borrowings.....................................................      23,722       1,288      5.43%
                                                                     -----------  ---------
        Total interest-bearing liabilities.........................     358,596      16,126      4.50%
                                                                     -----------  ---------
Other liabilities..................................................       2,876
                                                                     -----------
        Total liabilities..........................................     361,472
                                                                     -----------
Stockholders' equity...............................................      39,037
                                                                     -----------
        Total liabilities and stockholders' equity.................   $ 400,509
                                                                     -----------
                                                                     -----------
Net interest income................................................               $  11,396
                                                                                  ---------
                                                                                  ---------
Net interest rate spread...........................................                              2.92%
                                                                                             ---------
                                                                                             ---------
Net earning assets.................................................   $  12,427
                                                                     -----------
                                                                     -----------
Net yield on average interest-earning assets (net interest
  margin)..........................................................                              3.07%
                                                                                             ---------
                                                                                             ---------
Average interest-earning assets to average interest-bearing
  liabilities......................................................                 103.47%
                                                                                  ---------
                                                                                  ---------

----------
(1) Calculated including loans held for sale, and net of deferred loan fees, loan discounts, loans in process and the allowance for losses on loans.
(2) Calculated including mortgage-backed securities available-for-sale.
(3) Calculated including investment securities available-for-sale and certificates of deposit.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 16

  YEAR ENDED DECEMBER 31, 1997       YEAR ENDED DECEMBER 31, 1996
---------------------------------  ---------------------------------
  AVERAGE    INTEREST                AVERAGE    INTEREST
OUTSTANDING   EARNED/    YIELD/    OUTSTANDING   EARNED/    YIELD/
  BALANCE      PAID       RATE       BALANCE      PAID       RATE
-----------  ---------  ---------  -----------  ---------  ---------
 $ 233,745   $  18,894      8.08%   $ 233,064   $  19,138      8.21%
    32,309       2,198      6.80%      33,696       2,147      6.37%
    46,817       2,941      6.28%      55,396       3,645      6.58%
    14,775         734      4.97%      17,258         752      4.36%
     1,887         128      6.78%       1,862         126      6.77%
-----------  ---------             -----------  ---------
   329,533      24,895      7.55%     341,276      25,808      7.56%
-----------  ---------             -----------  ---------
    14,750                             15,251
-----------                        -----------
 $ 344,283                          $ 356,527
-----------                        -----------
-----------                        -----------
 $ 177,357       9,968      5.62%   $ 182,687      10,516      5.76%
    51,777       1,409      2.72%      53,987       1,453      2.69%
    49,021       1,387      2.83%      51,626       1,531      2.97%
    26,273       1,509      5.74%      29,457       1,699      5.77%
-----------  ---------             -----------  ---------
   304,428      14,273      4.69%     317,757      15,199      4.78%
-----------  ---------             -----------  ---------
     2,394                              2,918
-----------                        -----------
   306,822                            320,675
-----------                        -----------
    37,461                             35,852
-----------                        -----------
 $ 344,283                          $ 356,527
-----------                        -----------
-----------                        -----------
             $  10,622                          $  10,609
             ---------                          ---------
             ---------                          ---------
                            2.86%                              2.78%
                        ---------                          ---------
                        ---------                          ---------
 $  25,105                          $  23,519
-----------                        -----------
-----------                        -----------
                            3.22%                              3.11%
                        ---------                          ---------
                        ---------                          ---------
               108.25%                            107.40%
             ---------                          ---------
             ---------                          ---------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 17

The following table sets forth the weighted average yields on the Company's interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the Company's weighted average yields and rates at the dates indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                                                    AT DECEMBER 31,
                                                                            -------------------------------
                                                                              1998       1997       1996
                                                                            ---------  ---------  ---------
Weighted average yield on:
    Loans receivable (1)..................................................      7.77%      8.02%      8.05%
    Mortgaged-backed securities (2).......................................      7.18%      6.89%      6.89%
    Investment securities (3).............................................      5.89%      6.08%      6.34%
    Other interest-earning assets.........................................      4.60%      5.37%      6.14%
    Combined weighted average yield on interest-earning assets............      7.09%      7.53%      7.68%
Weighted average rate paid on:
    Saving deposits.......................................................      2.44%      2.77%      2.72%
    Demand and NOW deposits...............................................      2.27%      2.79%      2.95%
    Certificates..........................................................      5.63%      5.80%      5.77%
    Borrowings............................................................      5.34%      5.67%      5.62%
    Combined weighted average rate paid on interest-bearing liabilities...      4.41%      4.80%      4.80%
Spread....................................................................      2.68%      2.73%      2.88%

----------
(1) Includes loans held for sale.
(2) Includes mortgage-backed securities available for sale.
(3) Includes investment securities available for sale and certificates of deposit.

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

                                                    YEAR ENDED                              YEAR ENDED
                                            DECEMBER 31, 1998 VS. 1997              DECEMBER 31, 1997 VS. 1996
                                       -------------------------------------  ---------------------------------------
                                       INCREASE (DECREASE)                     INCREASE (DECREASE)
                                               DUE                                     DUE
                                                TO                                      TO
                                       --------------------  TOTAL INCREASE   ----------------------  TOTAL INCREASE
                                        VOLUME      RATE       (DECREASE)       VOLUME       RATE       (DECREASE)
                                       ---------  ---------  ---------------  -----------  ---------  ---------------
                                                                   (DOLLARS IN THOUSANDS)
Interest earning assets:
    Loans receivable.................  $   1,152  $     245     $   1,397      $      55   $    (299)    $    (244)
    Mortgage-backed securities.......       (538)      (174)         (712)           (80)        131            51
    Investment securities............        935        (63)          872           (544)       (160)         (704)
    Other interest-earning assets....        998         77         1,075           (116)         98           (18)
    FHLB stock.......................         (3)        (2)           (5)             2           0             2
                                       ---------  ---------        ------     -----------  ---------        ------
        Total interest-earning
          assets.....................  $   2,544  $      83     $   2,627      $    (683)  $    (230)    $    (913)
                                       ---------  ---------        ------     -----------  ---------        ------
                                       ---------  ---------        ------     -----------  ---------        ------
Interest bearing liabilities:
    Certificate accounts.............  $   1,537  $     (40)    $   1,497      $    (299)  $    (249)    $    (548)
    Savings deposits.................        202        (13)          189            (60)         16           (44)
    Demand and NOW deposits..........        622       (234)          388            (74)        (70)         (144)
    Borrowings.......................       (147)       (74)         (221)          (181)         (9)         (190)
                                       ---------  ---------        ------     -----------  ---------        ------
        Total interest-bearing
          liabilities................  $   2,214  $    (361)    $   1,853      $    (614)  $    (312)    $    (926)
                                       ---------  ---------        ------     -----------  ---------        ------
                                       ---------  ---------        ------     -----------  ---------        ------
Net interest income..................                           $     774                                $      13
                                                                   ------                                   ------
                                                                   ------                                   ------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 18

Comparison of Operating Results for the Year Ended December 31, 1998, to the Year Ended December 31, 1997

General

Consolidated net income was $2.3 million, or $1.56 per share (diluted), for the year ended December 31, 1998 compared to $3.0 million, or $2.00 per share (diluted), for the year ended December 31, 1997.

Net Interest Income

Net interest income was $11.4 million for the year ended December 31, 1998, an increase of $774,000, or 7.3%, during 1998 as compared to 1997. Net interest income increased due primarily to the increase in interest income resulting from the increase in volume of interest-earning assets exceeding the increase in interest expenses resulting from the increase in volume of interest-bearing liabilities, and to the decrease in rate on interest bearing liabilities exceeding the decrease in rate on interest-earning assets.

Interest Income

Interest income totaled $27.5 million for the year ended December 31, 1998, an increase of $2.6 million or 10.6%, as compared to $24.9 million for 1997. This resulted from a $41.5 million increase in average interest-earning assets from $329.5 million during 1997 to $371.0 million during 1998, which was partially offset by a decrease in the yield earned on assets from 7.55% during 1997 to 7.42% during 1998.

Interest on loans was $20.3 million for 1998, an increase of $1.4 million or 7.4%, as compared to 1997. This was primarily attributable to the effect of an increase of $14.4 million in average outstanding loans and an increase in the yield on loans from 8.08% during 1997 to 8.18% during 1998.

Interest earned on mortgage-backed securities was $1.5 million for 1998, as compared to $2.2 million for 1997. This represented a decrease of 32.4% between the periods and was primarily due to a decrease of $7.9 million in average mortgage-backed securities and a decrease in the yield on mortgage-backed securities to 6.09% during 1998 from 6.80% during 1997.

Interest earned on investment securities and other interest-earning assets and dividends on FHLB stock totaled $5.7 million for 1998, as compared to $3.8 million for 1997. This represented an increase of 51.1% during 1998. This was primarily due to an increase in the average balance of these assets from $63.5 million in 1997 to $98.5 million in 1998, which was partially offset by a lower average yield on these assets from 5.99% in 1997 to 5.83% in 1998.

Interest Expense

Interest expense was $16.1 million for 1998, or $1.9 million (13.0%), higher than in 1997. This was due to an increase in the average balance outstanding of interest-bearing liabilities to $358.6 million for 1998, from $304.4 million for 1997, which was partially offset by a decrease in average yields to 4.50% for 1998 from 4.69% for 1997. The lower average yield during 1998 was attributable to decreases in the average cost of deposit accounts and borrowings, which resulted from a reduction in market rates.

During 1998, $1.3 million of the Company's interest expense, compared to $1.5 million during 1997, related to advances from the FHLB and from securities sold under agreements to repurchase.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 19

Provision for Losses on Loans

The provision for losses on loans totaled $33,000 for the year ended December 31, 1997. No provision for losses on loans was deemed necessary during 1998 based on management's review of the adequacy of the allowance for losses on loans subsequent to the acquisition of $398,000 in allowance for losses on loans as part of the purchase of CCNB in January, 1998. Charge-offs during 1998 decreased to $224,000, from $296,000 during 1997. In addition to the decrease in charge-offs, recoveries during 1998 increased to $71,000 from $33,000 in 1997. The ratio of net charge-offs to average outstanding loans decreased to 0.06% in 1998 from 0.11% in 1997.

The allowance for losses on loans is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's methodology to determine the adequacy of the allowance considers specific credit reviews, past loan loss experience, current economic conditions and trends, and the volume, growth and composition of the loan portfolio. Based upon the Company's quarterly analysis of the adequacy of the allowance for losses on loans, considering remaining collateral of loans with more than a normal degree of risk, historical loan loss percentages and economic conditions, it is management's belief that the $2.4 million allowance for losses on loans at December 31, 1998 was adequate. There can be no assurance that the allowance for losses on loans will be adequate to cover all losses.

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

The allowance for losses on loans is charged when management determines that the prospects of recovery of the principal of a loan have significantly diminished. Subsequent recoveries, if any, are credited to the allowance for losses on loans. Credit card loans are charged off at the earlier of notice of bankruptcy, when at least 120 days past due, or when otherwise deemed to be uncollectible. All other installment loans that are 90 to 120 days past due are charged off monthly unless the loans are insured for credit loss or where scheduled payments are being received. Real estate mortgage loans are written down to fair value upon the earlier of receipt of a deed of foreclosure or upon completion of foreclosure proceedings. Commercial and other loan charge-offs are made based on management's on-going evaluation of non-performing loans.

The following is a summary of loan loss experience and nonperforming assets for the years ended December 31, 1998 and 1997:

                                                                                     1998       1997
                                                                                   ---------  ---------
Total loans......................................................................  $ 249,519  $ 241,180
Total assets.....................................................................    411,779    343,409
Allowance for losses on loans....................................................      2,376      2,130
Net loan charge-offs.............................................................        153        263
Net loan charge-offs as a percentage of average loans............................      0.06%      0.11%
Nonperforming loans..............................................................  $   1,481  $   3,025
Nonperforming assets.............................................................      3,357      4,345
Nonperforming assets to total assets.............................................      0.82%      1.27%
Allowance for losses on loans to nonperforming loans.............................     160.4%      75.6%

The Company will continue to monitor and adjust its allowance for losses on loans based on management's analysis of its loan portfolio and general economic conditions.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 20

Other Income

Other income increased $787,000 for 1998 to $2.5 million, compared to $1.7 million for 1997. The 46.6% increase in other income was primarily related to increases of $650,000 in fee income, $100,000 in gain on the sale of loans and $67,000 in other income. These increases were partially offset by a decrease in net gain on the sale of securities available-for-sale. The increase in fee income was attributable to the increase in outstanding balances of transaction accounts due to the acquisition of CCNB and normal growth, and attributable to the Company's ongoing review of service charges. During 1998, the Company sold $35.1 million fixed-rate one-to-four family loans from its held for sale portfolio, as compared to $6.3 million of similar sales during 1997.

Other Expenses

Other expenses were $10.4 million for 1998, as compared to $8.2 million for 1997. This represented an increase of $2.2 million or 27.5% during 1998. The increase in other expenses during 1998 was reflected in all but one category of such expense. Federal insurance premiums decreased by $2,000 (1.0%) during 1998. The increases were due to several factors, including: the operating of fifteen offices by year end 1998 compared to nine offices throughout 1997; the start-up and first year operations of a trust department; non-capital costs associated with the data processing conversion of the former CCNB offices; non-capital costs associated with the return of item processing to an in-house operation; and, the increased level of training required to absorb employees of acquired offices and new employees to staff additional offices. Compensation and benefits increased by $1.1 million (25.9%), occupancy increased by $158,000 (21.1%), data processing increased by $102,000 (36.5%), telephone and postage increased by $107,000 (43.3%), amortization of intangible assets increased by $176,000 (75.8%) and other general and administrative expenses increased by $343,000 (25.0%).

Income Taxes

Federal income tax expense was $1.2 million for 1998, as compared to $1.1 million for 1997. This increase was primarily the result of an increase in the effective tax rate which was partially offset by a decrease in pre-tax income. The Company's effective tax rate was 33% and 26% for the years ended December 31, 1998 and 1997. A summary of the significant tax components is provided in
Note 10 of the Notes to Consolidated Financial Statements included later in this report.

Comparison of Operating Results for the Year Ended December 31, 1997, to the Year Ended December 31, 1996

General

Consolidated net income was $3.0
million, or $2.00 per share
(diluted), for the year ended
December 31, 1997 compared to $1.8
million, or $1.18 per share
(diluted), for the year ended
December 31, 1996. Absent two
non-recurring events, which occurred
in the third quarter of 1996,
consolidated net income for 1996
would have been $2.4 million, or
$1.60 per share (diluted). These                       [GRAPHIC]
events were: (1) a one-time                IN NOVEMBER 1998, THE BANK OPENED
assessment by the Federal Deposit          ITS IN-STORE FACILITY INSIDE THE
Insurance Corporation ("FDIC") on          BRADLEY SUPER KMART CENTER. OPEN 65
deposits insured by the Savings            HOURS A WEEK, IT IS THE ONLY BANKING
Association Insurance Fund ("SAIF")        CENTER IN THE AREA WITH SUNDAY HOURS.
for which the Company recorded an
expense of $1.7 million; net of tax
benefit of $578,000, this assessment reduced net income for the year by $1.1 million, or $.73 per share; and (2) the sale by the Bank of its branch in Carlyle, Illinois. The sale of the branch resulted in a gain of $708,000. Net of provision for income taxes of $241,000, this sale increased net income for the year by $467,000, or $.31 per share.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS 21

Net Interest Income

Net interest income was $10.6 million for 1997, an increase of $13,000, or 0.1%, during 1997 as compared to 1996. Net interest income remained at the same level primarily because the decrease in interest expense resulting from the decrease in volume of interest-bearing liabilities was offset by the decrease in interest income resulting from the decrease in volume of interest-earning assets.

Interest Income

Interest income totaled $24.9 million for 1997, a decrease of $913,000, or 3.5%, as compared to $25.8 million for 1996. This resulted from a decrease in the yield earned on assets from 7.56% during 1996 to 7.55% during 1997 and from an $11.8 million decrease in average interest-earning assets from $341.3 million during 1996 to $329.5 million during 1997.

Interest on loans was $18.9 million for 1997, a decrease of $244,000 or 1.3%, as compared to 1996. This was primarily attributable to the effect of a decrease in the yield on loans from 8.21% during 1996 to 8.08% during 1997, which was partially offset by an increase of $681,000 in average outstanding loans. The lower yield on loans was primarily due to decreases in market interest rates during the year.

Interest earned on mortgage-backed securities was $2.2 million for 1997, as compared to $2.1 million for 1996. This represented an increase of 2.4% between the periods and was primarily due to an increase in the yield on mortgage-backed securities to 6.80% during 1997 from 6.37% during 1996.

Interest earned on investment securities and other interest-earning assets and dividends on FHLB stock totaled $3.8 million for 1997, as compared to $4.5 million for 1996. This represented a decrease of 15.9% during 1997. This was primarily due to a decrease in the average balance of these assets from $74.5 million in 1996 to $63.5 million in 1997, and a lower average yield on these assets from 6.07% in 1996 to 5.99% in 1997.

Interest Expense

Interest expense was $14.3 million for 1997, or $926,000 lower than in 1996. This 6.1% decrease was due to average yields on interest-bearing liabilities decreasing to 4.69% for the year ended December 31, 1997, from 4.78% for 1996, and a decrease in the average balance outstanding to $304.4 million for 1997, from $317.8 million for 1996. The lower average yield during 1997 was attributable to decreases in the average cost of certificates of deposit accounts and borrowings, which resulted from a reduction in market rates.

During 1997, $1.5 million of the Company's interest expense, compared to $1.7 million during 1996, related to advances from the FHLB and from securities sold under agreements to repurchase.

Provision for Losses on Loans

The provision for losses on loans totaled $33,000 for 1997, or 19.8% less than the $42,000 provision for the year ended December 31, 1996. Charge-offs during 1997 increased to $296,000, from $126,000 during 1996. In addition to the increase in charge-offs, recoveries during 1997 decreased to $33,000 from $56,000 in 1996. The increase of charge-offs during 1997 compared to the year earlier was primarily due to the charge-off of $160,000 against a specific reserve which had been established in prior years. The level of charge-offs actually remained very low in terms of both total dollars and percentage of outstanding loans.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 22

Other Income

Other income decreased $448,000 for 1997 to $1.7 million, compared to $2.1 million for 1996. The 20.9% decrease in other income was primarily related to a non-recurring gain of $708,000 recorded during 1996, on the sale by the Bank of its branch in Carlyle, Illinois, and to a decrease in net gain on the sale of real estate held for sale. These decreases were partially offset by increases in fee income, insurance commissions and net gain on the sale of loans held for sale. During 1997, the Company sold $6.3 million fixed-rate one-to-four family loans from its held for sale portfolio, as compared to $4.0 million of similar sales during 1996.

Other Expenses

Other expenses were $8.2 million for 1997, as compared to $10.2 million for 1996. This represented a decrease of $2.0 million or 19.9% during 1997, which was primarily due to a decrease of $2.1 million in deposit insurance premiums. During 1996, the Company paid a special one-time assessment of $1.7 million on its insured deposits as a result of federal legislation intended to recapitalize the SAIF of the FDIC. As a direct result of this special one-time assessment, deposit insurance premiums were substantially reduced beginning in 1997. The premium reductions of 1997 and those anticipated in future years should result in a full recovery of the special assessment no later than the end of the year 2000. In addition to reduced deposit insurance premiums, the decrease in other expenses was due to decreases in data processing costs, telephone and postage expense, and other expense. These decreases were partially offset by increases in occupancy costs, furniture and equipment expense and advertising.

Income Taxes

Federal income tax expense was $1.1 million for 1997, as compared to $713,000 for 1996. This increase was primarily the result of increased pre-tax income and a reduction in the effective tax rate. The Company's effective tax rate was 26% and 29% for the years ended December 31, 1997 and 1996.

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

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 23

The Company's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended December 31, 1998, 1997 and 1996, respectively:

                                                                             YEARS ENDED DECEMBER 31,
                                                                          -------------------------------
                                                                            1998       1997       1996
                                                                          ---------  ---------  ---------
                                                                              (DOLLARS IN THOUSANDS)
Net income..............................................................  $   2,289  $   3,012  $   1,776
Adjustments to reconcile net income to net cash provided by operating
  activities............................................................       (774)    (1,319)      (393)
                                                                          ---------  ---------  ---------
Net cash provided by operating activities...............................      1,515      4,331      1,383
Net cash provided (used) by investing activities........................    (12,591)    12,078    (13,327)
Net cash provided (used) by financing activities........................     13,496    (10,743)     3,409
                                                                          ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents....................      2,420      5,666     (8,535)
Cash and cash equivalents at beginning of period........................     22,826     17,160     25,695
Cash acquired with Coal City National Bank..............................     21,745         --         --
                                                                          ---------  ---------  ---------
Cash and cash equivalents at end of period..............................  $  46,991  $  22,826  $  17,160
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

The primary investing activities of the Company are the origination of loans, the purchase of investment and mortgage-backed securities, and, to a lesser extent, the purchase of loans and loan participations. During the years ended December 31, 1998, 1997 and 1996, respectively, the Company's loan originations totaled $142.7 million, $94.1 million and $81.9 million, respectively, and purchases of loans totaled $300,000, $2.2 million and $1.1 million, respectively. Purchases of mortgage-backed securities totaled $8.8 million and $13.0 million for 1998 and 1996, respectively. There were no purchases of mortgage-backed securities during 1997. Other investment activities included the purchase of investment securities which totaled $57.1 million, $3.2 million and $27.0 million for 1998, 1997 and 1996, respectively. During 1998, 1997 and 1996, these activities were funded primarily by maturities of investment securities totaling $33.4 million, $10.2 million and $15.5 million, respectively, by principal repayments on loans and mortgage-backed securities and proceeds from the sale of mortgage-backed securities totaling $133.5 million, $89.4 million and $84.2 million, respectively, and, by sales of investment securities totaling $8.0 million in 1997 and $7.3 million in 1996. There were no sales of investment securities during 1998.

The major source of cash from financing activities during 1998 was an increase of $14.8 million in deposit accounts. Additionally, financing activities for 1998 included the purchase of common stock totaling $347,000, the payment of dividends to stockholders totaling $661,000 and the net repayment of borrowings totaling $595,000. The major use of cash from financing activities during 1997 was a decrease of $11.1 million in borrowed money. Additionally, financing activities for 1997 included the repurchase of common stock totaling $1.8 million and the payment of dividends to stockholders totaling $676,000. The major source of cash from financing activities during 1996 was an increase of $4.9 million in borrowed money. Additionally, financing activities for the 1996 included the repurchase of common stock totaling $762,000. Net cash provided from financing activities was used to offset the net cash used in investing activities for 1998 and 1996. Net cash used in financing activities was offset by the net cash provided by investing activities for 1997.

The Bank is required to maintain minimum levels of liquid assets as defined by the OTS regulations. This requirement, which may be waived at the discretion of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Bank's regulatory liquidity ratio was 27.3% at December 31, 1998, which exceeded the then required ratio of 4.0%.

The Company's most liquid assets are cash, cash in banks and highly liquid, short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1998, 1997 and 1996, these liquid assets totaled $47.0 million, $22.8 million, and $17.2 million, respectively. The very high level of liquid assets at December 31, 1998 was due to the net acquisition of cash with the

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 24

CCNB transaction, loan principal repayments and loan sales. The high level of liquid assets at December 31, 1997 was due to loan principal repayments and to investment maturities. Additionally, securities available-for-sale under SFAS No. 115 may be utilized to meet liquidity needs.

Liquidity management for the Company is both a daily and long-term function of the Company's management strategy. Excess funds are generally invested in short-term investments such as federal funds. In the event that the Company should require funds beyond its ability to generate them internally, additional sources of funds are available, including FHLB advances. At December 31, 1998, the Company had outstanding borrowings totaling $22.9 million, all of which were advances from the FHLB.

At December 31, 1998, the Company had outstanding commitments to originate mortgage loans of $9.1 million, of which 87.8% were at fixed interest rates. These commitments provided that the loans would be secured by properties located in the Company's primary market areas. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which were scheduled to mature in one year or less from December 31, 1998, totaled $150.7 million. Based upon the historically stable nature of the Company's deposit base, management believes that a significant portion of such deposits will remain with the Company. The Company also had unused lines of credit provided to customers of $23.1 million and $19.2 million at December 31, 1998, and 1997, respectively.

At December 31, 1998, the Bank exceeded all of its capital requirements on a fully phased-in basis. See Note 11 of the Notes to Consolidated Financial Statements and the discussion of the Company's financial condition above.

Dividends

A federal thrift institution is precluded under current regulations of the OTS from declaring or paying a dividend or repurchasing any of its common stock if either of such actions would reduce the institution's core, tangible or risk-based capital levels below its liquidation account balance or any of the three current minimum regulatory capital requirements. Under presently effective OTS regulations, the institution is authorized, without OTS approval, to make capital distributions, such as dividends, during a calendar year in an amount equal to the greater of: (i) up to 100% of its net income to date during the calendar year, plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year; or (ii) 75% of its net income over the immediately preceding four calendar quarters. The OTS has amended its regulations governing dividends by thrift institutions effective April 1, 1999. Under the amended regulations, the maximum amount of dividends that a thrift institution will be permitted to pay in any calendar year without prior OTS approval will be limited to the institution's year-to-date net income plus its retained net income for the preceding two years. The Bank declared and paid dividends totaling $1.2 million, $1.8 million and $3.8 million to the Company, its sole stockholder, during 1998, 1997 and 1996, respectively.

The Company paid its first cash dividend since becoming a public company during the first quarter of 1995. Cash dividends in the total amount of $.48 per share per year were paid during 1998 and 1997, and cash dividends in the total amount of $.40 per share per year were paid during 1996 and 1995. The Board of Directors of the Company has declared a quarterly cash dividend of $.12 per share payable on February 26, 1999, to stockholders of record as of February 12, 1999. Although future dividends will depend primarily upon the Company's earnings, financial condition and need for funds, as well as restrictions imposed by regulatory authorities regarding dividend payments and net worth requirements, it is expected that the quarterly dividend will continue through 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 25

Year 2000 Planning and Concerns

The Year 2000 has posed a unique set of challenges to those industries reliant on information technology. As a result of methods employed by early programmers, many software applications and operational programs may be unable to distinguish the Year 2000 from the Year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, the inability of the systems to continue to function altogether. Financial institutions are particularly vulnerable due to the industry's dependence on electronic data processing systems. In late 1996, the Company started the process of identifying the hardware and software issues required to be addressed to assure Year 2000 compliance. The Company began by assessing the issues related to the Year 2000 and the potential for those issues to adversely affect the Company's operations and those of its subsidiaries.

Since that time, the Company has established a Year 2000 management committee to deal with this issue. The management committee meets with and utilizes various representatives from key areas throughout the organization to aid in analysis and testing. It is the mission of this committee to identify areas subject to complications related to the Year 2000 and to initiate remedial measures designed to eliminate any adverse effects on the Company's operations. The committee has identified all mission-critical software and hardware that may be adversely affected by the Year 2000 and has required vendors to represent that the systems and products provided are or will be Year 2000 compliant.

The Company licenses all software used in conducting its business from third party vendors. None of the Company's software has been internally developed. The Company has developed a comprehensive list of all software, all hardware and all service providers used by the Company. Every vendor has been contacted regarding the Year 2000 issue, and the Company continues to closely track the progress each vendor is making in resolving the problems associated with the issue. The vendor of the primary software in use at the Company released its Year 2000 compliant software in July 1998. Testing standards were formulated and comprehensive testing is now substantially complete. By the end of January, 1999, the testing was 95% complete, with no defects reported to the software vendors. The Company actively takes part in a peer users group to aid the testing process. Users of the primary software have monthly discussions concerning Year 2000 testing issues and results. In addition, the Company continues to monitor all other major vendors of services to the Company for Year 2000 issues in order to avoid shortages of supplies and services in the coming months. The Company has not had any material delays regarding its information systems projects as a result of the Year 2000 project.

The Company has two material third party relationships, and thus potential exposure to Year 2000 issues. The Company's main commercial banking relationship is with the LaSalle National Bank in Chicago. LaSalle newsletters and correspondence indicate substantial progress with Year 2000 readiness. The Company also has a material relationship with the Federal Home Loan Bank of Chicago, whose newsletters also indicate substantial progress with Year 2000 readiness.

There are four third parties with whom the Company has a critical though not material relationship; i.e., Ameritech and MCI (phone service), ComEd (electricity) and NICOR (natural gas for heating). The Company has not identified any practical, long-term alternatives to relying on these companies for basic utility services. The Company's main office disaster plan has included a generator for short-term power outages and will be used to keep the main office running in case of power outages caused by Year 2000 issues.

The Company also has tested such things as vault doors, alarm systems, networks, etc., and is not aware of any significant problems with such systems.

The Company's cumulative costs of the Year 2000 project through the fourth quarter of 1998 have been $65,000. After capitalization of purchased software and hardware, this represents 2.9% of the annual information systems budget. The estimated total cost of the Year 2000 project is approximately $100,000. This includes costs to upgrade equipment specifically for the purpose of

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 26

Year 2000 compliance and certain administrative expenditures. After capitalization of purchased software and hardware, this represents approximately 5.5% of the annual information systems budget. At the present time, no situations that will require material cost expenditures to become fully compliant have been identified. However, the Year 2000 problem is pervasive and complex and can potentially affect any computer process. Accordingly, no assurance can be given that Year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results.

It is not possible at this time to quantify the estimated future costs due to possible business disruption caused by vendors, suppliers, customers, or even the possible loss of electric power or phone service; however, such costs could be substantial.

The Company is committed to a plan for achieving compliance, focusing not only on its own data processing systems, but also on its loan and deposit customers. The management committee has taken steps to educate and assist its customers with identifying their Year 2000 compliance problems. In addition, the management committee has proposed policy and procedure changes to help identify potential risks to the Company and to gain an understanding of how customers are managing the risks associated with the Year 2000. The Company is assessing the impact, if any, the Year 2000 will have on its credit risk, loan underwriting and cash needs. In connection with potential credit risk related to the Year 2000 issue, the Company has contacted its large commercial loan customers regarding their level of preparedness for Year 2000. Based on its review of the preparedness of commercial loan customers for dealing with the Year 2000 issue, management, at this time, does not anticipate additional loss exposure as the result of the issue. The Company has also contacted large commercial depositors to determine their potential cash needs over year end 1999.

The Company has developed contingency plans for various Year 2000 problems and continues to revise those plans based on testing results and vendor notifications.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This report, including the Chairman's
Letter to Stockholders, contains certain
forward-looking statements within the
meaning of Section 27A of the Securities
Act of 1933, as amended, and Section 21E
of the Securities Exchange Act of 1934, as
amended. The Company intends such
forward-looking statements to be covered
by the safe harbor provisions for
forward-looking statements contained in
the Private Securities Reform Act of 1995,
and is including this statement for
purposes of these safe harbor provisions.
Forward-looking statements, which are
based on certain assumptions and describe
future plans, strategies and expectations
of the Company, are generally identifiable
by use of the words "believe," "expect,"
"intend," "anticipate," "estimate,"
"project" or similar expressions. The
Company's ability to predict results or
the actual effect of future plans or
strategies is inherently uncertain.
Factors which could have a material                    [PHOTO]
adverse affect on the operations and
future prospects of the Company and the
subsidiaries include, but are not limited
to, changes in: interest rates, general
economic conditions, legislative/
regulatory changes, monetary and fiscal
policies of the U. S. Government,
including policies of the U. S. Treasury        THE URBANA OFFICE IS THE BANK'S
and the Federal Reserve Board, the quality      SECOND FULL-SERVICE BANKING
of composition of the loan or investment        FACILITY IN THE GROWING
portfolios, demand for                          CHAMPAIGN/URBANA COMMUNITY.



                    MANAGEMENT'S DISCUSSION AND ANALYSIS 27
products, deposit flows, competition, demand for financial services in the Company's market area and account principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS 28

INDEPENDENT AUDITOR'S REPORT
------------------------------------

To the Stockholders and Board of Directors
Kankakee Bancorp, Inc.
Kankakee, Illinois

We have audited the accompanying consolidated statements of financial condition of Kankakee Bancorp, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kankakee Bancorp, Inc. and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

       [SIG]

Champaign, Illinois
January 22, 1999

                        INDEPENDENT AUDITOR'S REPORT 29

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
          -----------------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                                                         DECEMBER 31,
                                                                                                ------------------------------
                                                                                                     1998            1997
                                                                                                --------------  --------------
Assets
    Cash and due from banks...................................................................  $   15,154,733  $    9,184,362
    Federal funds sold........................................................................      18,525,000       8,575,000
    Money market funds........................................................................      13,310,905       5,066,530
                                                                                                --------------  --------------
    Cash and cash equivalents.................................................................      46,990,638      22,825,892
                                                                                                --------------  --------------
    Certificates of deposit...................................................................          50,000       1,602,000
                                                                                                --------------  --------------
    Securities:
    Investment securities:
        Available-for-sale, at fair value.....................................................      75,942,836      36,823,019
        Held-to-maturity, at cost (fair value: 1998 $345,318; 1997 $69,752)...................         341,647          69,752
                                                                                                --------------  --------------
    Total investment securities...............................................................      76,284,483      36,892,771
                                                                                                --------------  --------------
    Mortgage-backed securities:
        Available-for-sale, at fair value.....................................................      18,577,927      28,299,596
        Held-to-maturity, at cost (fair value: 1998 $172,340; 1997 $207,815)..................         167,741         203,662
                                                                                                --------------  --------------
    Total mortgage-backed securities..........................................................      18,745,668      28,503,258
                                                                                                --------------  --------------
    Nonmarketable equity securities, at cost..................................................         501,100         501,100
                                                                                                --------------  --------------
    Loans.....................................................................................     247,608,314     240,925,455
    Less: Allowance for losses on loans.......................................................       2,375,533       2,130,146
                                                                                                --------------  --------------
    Net loans.................................................................................     245,232,781     238,795,309
                                                                                                --------------  --------------
    Loans held for sale.......................................................................       1,910,966         254,406
    Real estate held for sale.................................................................       1,882,324       1,326,302
    Federal Home Loan Bank stock, at cost.....................................................       1,801,100       1,856,000
    Office properties and equipment...........................................................       8,729,971       5,340,406
    Accrued interest receivable...............................................................       2,772,872       2,465,594
    Prepaid expenses and other assets.........................................................       1,289,077         884,458
    Intangible assets.........................................................................       5,587,678       2,161,740
                                                                                                --------------  --------------
Total assets..................................................................................  $  411,778,658  $  343,409,236
                                                                                                --------------  --------------
                                                                                                --------------  --------------

                        INDEPENDENT AUDITOR'S REPORT 30

                                                                                                         DECEMBER 31,
                                                                                                ------------------------------
                                                                                                     1998            1997
                                                                                                --------------  --------------
Liabilities and Stockholders' Equity
    Liabilities
        Deposits
            Noninterest bearing...............................................................  $   17,533,020  $    9,720,181
            Interest bearing..................................................................     329,269,826     270,301,558
        Short term borrowings.................................................................              --       8,220,000
        Other borrowings......................................................................      22,900,000      15,275,000
        Advance payments by borrowers for taxes and insurance.................................       1,532,482       1,428,880
        Other liabilities.....................................................................         866,721         642,250
                                                                                                --------------  --------------
    Total liabilities.........................................................................     372,102,049     305,587,869
                                                                                                --------------  --------------
    Stockholders' Equity
        Preferred stock, $.01 par value; authorized, 500,000 shares; none outstanding                       --              --
        Common stock, $.01 par value; authorized 3,500,000 shares; shares issued 1,750,000....          17,500          17,500
        Additional paid-in capital............................................................      16,070,157      16,090,239
        Retained income, substantially restricted.............................................      31,183,528      29,554,920
        Treasury stock (382,642 and 378,362 shares in 1998 and 1997, respectively), at cost...      (7,621,599)     (7,459,540)
        Accumulated comprehensive income......................................................         329,445          71,881
                                                                                                --------------  --------------
    Total stockholders' equity before Employee Stock Ownership Plan Loan......................      39,979,031      38,275,000
        Employee Stock Ownership Plan Loan....................................................        (302,422)       (453,633)
                                                                                                --------------  --------------
    Total stockholders' equity................................................................      39,676,609      37,821,367
                                                                                                --------------  --------------
Total liabilities and stockholders' equity....................................................  $  411,778,658  $  343,409,236
                                                                                                --------------  --------------
                                                                                                --------------  --------------

          See accompanying Notes to Consolidated Financial Statements.

                        INDEPENDENT AUDITOR'S REPORT 31

                       CONSOLIDATED STATEMENTS OF INCOME
                  --------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                    ----------------------------------------
                                                                                        1998          1997          1996
                                                                                    ------------  ------------  ------------
Interest income:
    Loans.........................................................................  $ 20,291,307  $ 18,893,603  $ 19,138,450
    Mortgage-backed securities....................................................     1,485,642     2,198,282     2,146,885
    Investment securities and other...............................................     5,745,120     3,802,714     4,522,142
                                                                                    ------------  ------------  ------------
        Total interest income.....................................................    27,522,069    24,894,599    25,807,477
                                                                                    ------------  ------------  ------------
Interest expense:
    Deposits......................................................................    14,838,161    12,763,541    13,499,576
    Borrowed funds................................................................     1,288,296     1,509,196     1,698,996
                                                                                    ------------  ------------  ------------
        Total interest expense....................................................    16,126,457    14,272,737    15,198,572
                                                                                    ------------  ------------  ------------
    Net interest income...........................................................    11,395,612    10,621,862    10,608,905
Provision for losses on loans.....................................................            --        33,395        41,647
                                                                                    ------------  ------------  ------------
        Net interest income after provision for losses on loans...................    11,395,612    10,588,467    10,567,258
                                                                                    ------------  ------------  ------------
Other income:
    Net gain on sales of securities available-for-sale............................            --        34,146        20,344
    Net gain on sales of real estate held for sale................................        20,367        19,008        44,555
    Net gain on sales of loans held for sale......................................       158,551        58,512        44,451
    Net gain on sale of branch....................................................            --            --       707,675
    Fee income....................................................................     1,673,609     1,023,243       790,387
    Insurance commissions.........................................................       130,470       128,184       111,643
    Other.........................................................................       493,151       426,170       417,798
                                                                                    ------------  ------------  ------------
        Total other income........................................................     2,476,148     1,689,263     2,136,853
                                                                                    ------------  ------------  ------------
Other expenses:
    Compensation and benefits.....................................................     5,553,788     4,411,759     4,332,053
    Occupancy.....................................................................       906,201       748,084       697,073
    Furniture and equipment.......................................................       593,600       480,930       381,036
    Federal insurance premiums....................................................       168,322       170,107     2,273,216
    Advertising...................................................................       334,659       238,775       164,149
    Provision for losses on real estate held for sale.............................        20,442         7,534            --
    Data processing services......................................................       382,263       280,054       318,609
    Telephone and postage.........................................................       353,626       246,857       282,040
    Amortization of intangible assets.............................................       407,191       231,682       231,683
    Other general and administrative..............................................     1,711,455     1,368,812     1,535,042
                                                                                    ------------  ------------  ------------
        Total other expenses......................................................    10,431,547     8,184,594    10,214,901
                                                                                    ------------  ------------  ------------
    Income before income taxes....................................................     3,440,213     4,093,136     2,489,210
Income taxes......................................................................     1,151,047     1,081,500       712,771
                                                                                    ------------  ------------  ------------
    Net income....................................................................  $  2,289,166  $  3,011,636  $  1,776,439
                                                                                    ------------  ------------  ------------
                                                                                    ------------  ------------  ------------
Basic Earnings Per Share..........................................................  $       1.66  $       2.13  $       1.24
                                                                                    ------------  ------------  ------------
                                                                                    ------------  ------------  ------------
Diluted Earnings Per Share........................................................  $       1.56  $       2.00  $       1.18
                                                                                    ------------  ------------  ------------
                                                                                    ------------  ------------  ------------

          See accompanying Notes to Consolidated Financial Statements

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1998, 1997 and 1996
         --------------------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                                                        EMPLOYEE       BANK
                                                   ADDITIONAL                           ACCUMULATED       STOCK      INCENTIVE
                                        COMMON      PAID-IN     RETAINED    TREASURY   COMPREHENSIVE    OWNERSHIP    PLANS AND
                                         STOCK      CAPITAL      INCOME      STOCK         INCOME       PLAN LOAN     TRUSTS
                                      -----------  ----------  ----------  ----------  --------------  -----------  -----------
Balance, December 31, 1995..........   $  17,500   $16,186,914 $26,015,559 $(5,126,646)   $  188,849    $(756,055)   $ (75,434)
Comprehensive income:
  Net income........................          --           --   1,776,439          --            --            --           --
  Unrealized gain on securities
    available for sale arising
    during the period, net of tax of
    $(386,176)......................          --           --          --          --      (610,665)           --           --
  Less: Reclassifications adjustment
    for gains included in net
    income, net of tax of $7,881....          --           --          --          --        12,463            --           --
                                                                                       --------------
                                                                                           (598,202)
                                                                                       --------------
Comprehensive income................
Purchase of 39,200 shares of
 treasury stock.....................          --           --          --    (761,963)           --            --           --
Exercise of stock options...........          --           --          --       6,912            --            --           --
Adjustment to paid-in capital due to
 exercise of stock options..........          --       (5,188)         --       5,188            --            --           --
Dividends paid on common stock--$.40
 per share..........................          --           --    (572,257)         --            --            --           --
Principal payment on ESOP loan......          --           --          --          --            --       151,211           --
Amortization of award of Bank
 Incentive Plan stock...............          --           --          --          --            --            --       41,394
                                      -----------  ----------  ----------  ----------  --------------  -----------  -----------
Balance, December 31, 1996..........      17,500   16,181,726  27,219,741  (5,876,509)     (409,353)     (604,844)     (34,040)
Comprehensive income:
  Net income........................          --           --   3,011,636          --            --            --           --
  Unrealized gain on securities
    available for sale arising
    during the period, net of tax of
    $291,098........................          --           --          --          --       460,316            --           --
  Less: Reclassifications adjustment
    for gains included in net
    income, net of tax of $13,228...          --           --          --          --        20,918            --           --
                                                                                       --------------
                                                                                            481,234
                                                                                       --------------
Comprehensive income................
Purchase of 55,000 shares of
 treasury stock.....................          --           --          --  (1,790,253)           --            --           --
Exercise of stock options...........          --           --          --     115,735            --            --           --
Adjustment to paid-in capital due to
 exercise of stock options..........          --      (91,487)         --      91,487            --            --           --
Dividends paid on common stock--$.48
 per share..........................          --           --    (676,457)         --            --            --           --
Principal payment on ESOP loan......          --           --          --          --            --       151,211           --
Amortization of award of Bank
 Incentive Plan stock...............          --           --          --          --            --            --       34,040
                                      -----------  ----------  ----------  ----------  --------------  -----------  -----------
Balance, December 31, 1997..........      17,500   16,090,239  29,554,920  (7,459,540)       71,881      (453,633)          --
Comprehensive income:
  Net income........................          --           --   2,289,166          --            --            --           --
  Unrealized gain on securities
    available for sale arising
    during the period, net of tax of
    $162,880........................          --           --          --          --       257,564            --           --
Comprehensive income
Purchase of 13,650 shares of
 treasury stock.....................          --           --          --    (346,995)           --            --           --
Exercise of stock options...........          --           --          --      92,529            --            --           --
Adjustment to paid-in capital due to
 exercise of stock options..........          --      (20,082)         --      92,407            --            --           --
Dividends paid on common stock--$.48
 per share..........................          --           --    (660,558)         --            --            --           --
Principal payment on ESOP loan......          --           --          --          --            --       151,211           --
                                      -----------  ----------  ----------  ----------  --------------  -----------  -----------
Balance, December 31, 1998..........   $  17,500   $16,070,157 $31,183,528 $(7,621,599)   $  329,445    $(302,422)   $      --
                                      -----------  ----------  ----------  ----------  --------------  -----------  -----------
                                      -----------  ----------  ----------  ----------  --------------  -----------  -----------


                                         TOTAL
                                      STOCKHOLDERS'
                                         EQUITY
                                      ------------
Balance, December 31, 1995..........   $36,450,687
Comprehensive income:
  Net income........................    1,776,439
  Unrealized gain on securities
    available for sale arising
    during the period, net of tax of
    $(386,176)......................     (610,665)
  Less: Reclassifications adjustment
    for gains included in net
    income, net of tax of $7,881....       12,463
                                      ------------
                                         (598,202)
                                      ------------
Comprehensive income................    1,178,237
Purchase of 39,200 shares of
 treasury stock.....................     (761,963)
Exercise of stock options...........        6,912
Adjustment to paid-in capital due to
 exercise of stock options..........           --
Dividends paid on common stock--$.40
 per share..........................     (572,257)
Principal payment on ESOP loan......      151,211
Amortization of award of Bank
 Incentive Plan stock...............       41,394
                                      ------------
Balance, December 31, 1996..........   36,494,221
Comprehensive income:
  Net income........................    3,011,636
  Unrealized gain on securities
    available for sale arising
    during the period, net of tax of
    $291,098........................      460,316
  Less: Reclassifications adjustment
    for gains included in net
    income, net of tax of $13,228...       20,918
                                      ------------
                                          481,234
                                      ------------
Comprehensive income................    3,492,870
Purchase of 55,000 shares of
 treasury stock.....................   (1,790,253)
Exercise of stock options...........      115,735
Adjustment to paid-in capital due to
 exercise of stock options..........           --
Dividends paid on common stock--$.48
 per share..........................     (676,457)
Principal payment on ESOP loan......      151,211
Amortization of award of Bank
 Incentive Plan stock...............       34,040
                                      ------------
Balance, December 31, 1997..........   37,821,367
Comprehensive income:
  Net income........................    2,289,166
  Unrealized gain on securities
    available for sale arising
    during the period, net of tax of
    $162,880........................      257,564
                                      ------------
Comprehensive income                    2,546,730
Purchase of 13,650 shares of
 treasury stock.....................     (346,995)
Exercise of stock options...........       92,529
Adjustment to paid-in capital due to
 exercise of stock options..........       72,325
Dividends paid on common stock--$.48
 per share..........................     (660,558)
Principal payment on ESOP loan......      151,211
                                      ------------
Balance, December 31, 1998..........   $39,676,609
                                      ------------
                                      ------------

          See accompanying Notes to Consolidated Financial Statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               -------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------------------
                                                                                       1998           1997           1996
                                                                                   -------------  -------------  -------------
Cash Flows from Operating Activities
    Net income...................................................................  $   2,289,166  $   3,011,636  $   1,776,439
    Adjustments to reconcile net income to net cash provided by operating activities:
        Provision for losses on loans............................................             --         33,395         41,647
        Provision for losses on real estate held for sale........................         20,442          7,534             --
        Depreciation and amortization............................................      1,064,712        763,483        692,304
        Amortization of investment premiums and discounts, net...................        299,937        139,640        335,089
        Accretion of loan fees and discounts.....................................        (45,066)       (33,971)       (94,362)
        Deferred income tax provision (benefit)..................................        (33,968)       (28,728)        17,894
        Origination of loans held for sale.......................................    (38,590,159)    (6,673,198)    (5,684,990)
        Proceeds from sales of loans.............................................     37,092,150      7,117,165      5,670,634
        (Increase) decrease in interest receivable...............................            196        172,472       (172,918)
        Increase (decrease) in interest payable on deposits......................         86,190        (28,120)       (86,326)
        Proceeds from sales of trading securities................................             --             --     21,412,500
        Purchase of trading securities...........................................             --             --    (21,644,844)
        Net gain on sales of loans...............................................       (158,551)       (58,512)       (44,451)
        Net gain on sales of securities available-for-sale.......................             --        (34,146)       (20,344)
        Net gain on sales of real estate held for sale...........................        (20,367)       (19,008)       (44,555)
        Net gain on sale of branch...............................................             --             --       (707,675)
        Other, net...............................................................       (489,956)       (38,494)       (62,941)
                                                                                   -------------  -------------  -------------
Net cash from operating activities...............................................      1,514,726      4,331,148      1,383,101
                                                                                   -------------  -------------  -------------

Cash Flow from Investing Activities
    Investment securities:
      Available-for-sale:
        Purchases.......................................................  (55,944,227)  (3,194,888) (26,967,466)
        Proceeds from sales.............................................           --    8,024,060    7,301,376
        Proceeds from calls and maturities..............................   32,295,000   10,189,000   15,500,000
      Held-to-maturity:
        Purchases.......................................................   (1,150,000)          --           --
        Proceeds from maturities........................................    1,056,629        2,471        2,322
    Mortgage-backed securities:
      Available-for-sale:
        Purchases.......................................................   (8,771,840)          --  (12,998,838)
        Proceeds from sales.............................................           --           --    4,912,617
        Proceeds from maturities and paydowns...........................   18,473,627    6,295,394    9,330,390
      Held-to-maturity:
        Proceeds from maturities and paydowns...........................       35,921       42,641      116,540
  Purchases of certificates of deposit..................................     (765,692)  (2,357,500)    (826,640)
  Proceeds from maturities of certificates of deposit...................    2,317,692      805,500    1,064,140
  Proceeds from sales of real estate....................................      323,492      209,351      945,481
  Deferred loan fees and costs, net.....................................       23,210     (179,669)       1,910
  Loans originated......................................................  (104,134,300) (87,475,090) (76,214,411)
  Loans purchased.......................................................     (300,000)  (2,180,000)  (1,120,000)
  Principal collected on loans..........................................  115,028,208   83,047,771   69,821,907
  Purchases of office properties and equipment, net.....................   (2,665,242)  (1,151,147)    (320,326)
  Cash transferred to buyer on sale of branch...........................           --           --   (3,852,993)
  Payment of acquisition costs..........................................           --           --      (22,868)
  Acquisition of Coal City National Bank................................   (8,084,596)          --           --
  Payments of improvements on real estate...............................     (328,986)          --           --
                                                                          -----------  -----------  -----------
Net cash from investing activities......................................  (12,591,104)  12,077,894  (13,326,859)
                                                                          -----------  -----------  -----------
Cash Flows from Financing Activities
  Net increase (decrease) in non-certificate of deposit accounts........    7,039,825   (1,072,434)    (725,722)
  Net increase in certificate of deposit accounts.......................    7,790,818    3,774,086      704,198
  Increase (decrease) in advance payments by borrowers for taxes and
    insurance...........................................................      103,172      (43,940)    (141,806)
  Proceeds from short-term borrowings...................................           --   66,430,000   59,280,000
  Repayments of short-term borrowings...................................   (8,220,000) (85,030,000) (52,830,000)
  Proceeds from other borrowings........................................    8,000,000   34,550,000    3,650,000
  Repayments of other borrowings........................................     (375,000) (27,000,000)  (5,200,000)
  Proceeds from exercise of stock options...............................      164,854      115,735        6,912
  Dividends paid........................................................     (660,558)    (676,457)    (572,257)
  Purchase of treasury stock............................................     (346,995)  (1,790,253)    (761,963)
                                                                          -----------  -----------  -----------
Net cash from financing activities......................................   13,496,116  (10,743,263)   3,409,362
                                                                          -----------  -----------  -----------

         -------------------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------------------
                                                                                       1998           1997           1996
                                                                                   -------------  -------------  -------------
Increase (decrease) in cash and cash equivalents.................................  $   2,419,738  $   5,665,779  $  (8,534,396)
Cash and cash equivalents:
  Beginning of year..............................................................     22,825,892     17,160,113     25,694,509
  Cash acquired with Coal City National Bank.....................................     21,745,008             --             --
                                                                                   -------------  -------------  -------------
  End of year....................................................................  $  46,990,638  $  22,825,892  $  17,160,113
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
Supplemental Disclosures of Cash Flow Information
  Cash paid during the year for:
    Interest on deposits.........................................................  $  14,924,400  $  12,735,400  $  13,413,300
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
    Interest on borrowed funds...................................................  $   1,308,500  $   1,580,700  $   1,709,200
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
    Income taxes.................................................................  $   1,177,335  $   1,386,969  $     789,436
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
Supplemental Disclosures of Noncash Investing Activities:
  Real estate acquired through foreclosure.......................................  $     550,603  $   1,314,939  $     281,817
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
  (Increase) decrease in unrealized gains (losses) on securities
    available-for-sale...........................................................  $     361,490  $     729,140  $    (906,232)
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
  Increase (decrease) in deferred taxes attributable to the unrealized gains
    (losses) on securities available-for-sale....................................  $    (103,926) $    (247,906) $     308,030
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
  Reduction of Employee Stock Ownership Plan loan................................  $     151,211  $     151,211  $     151,211
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
Sale of Branch:
  Assets disposed:
    Loans........................................................................  $          --  $          --  $  (3,845,182)
    Accrued interest receivable..................................................             --             --        (18,400)
    Premises and equipment.......................................................             --             --       (238,181)
    Other assets.................................................................             --             --        (15,468)
  Liabilities assumed by buyer:
    Non-certificates of deposit..................................................             --             --      3,684,830
    Certificates of deposit......................................................             --             --      4,922,897
    Accrued interest payable.....................................................             --             --         15,966
    Escrows on loans.............................................................             --             --         51,664
    Other liabilities............................................................             --             --          2,542
  Gain on sale of branch.........................................................             --             --       (707,675)
                                                                                   -------------  -------------  -------------
Cash paid........................................................................  $          --  $          --  $   3,852,993
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------
Acquisition of Coal City National Bank
    Cash paid....................................................................  $  (8,084,596) $          --  $          --
  Assets acquired:
    Cash.........................................................................     21,745,008             --             --
    Investments..................................................................     15,538,921             --             --
    Loans........................................................................     17,560,127             --             --
    Accrued interest receivable..................................................        307,474             --             --
    Premises and equipment.......................................................        696,288             --             --
    Other assets.................................................................        122,646             --             --
  Liabilities assumed:
    Non-certificates of deposit..................................................    (28,996,351)            --             --
    Certificates of deposit......................................................    (22,691,676)            --             --
    Accrued interest payable.....................................................       (176,247)            --             --
    Other liabilities............................................................       (459,339)            --             --
    Equity.......................................................................     (3,646,851)            --             --
                                                                                   -------------  -------------  -------------
                                                                                   $  (8,084,596) $          --  $          --
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------

          See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------
KANKAKEE BANCORP, INC. AND SUBSIDIARY

Note 1. Significant Accounting Policies

Through Kankakee Federal Savings Bank (the "Bank"), Kankakee Bancorp, Inc. (the "Company") provides a full range of banking services to individual and corporate customers through its 15 locations throughout central Illinois. The Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products. Additionally, the Company and the Bank are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

The significant accounting and reporting policies of the Company and its subsidiary follow:

Basis of Consolidation and Financial Statement Presentation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. Significant intercompany accounts and transactions have been eliminated in consolidation.

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

Effective January 1, 1998, the Bank adopted Financial Accounting Standards Board's Statement No. 130, which was issued in June 1997. Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components, but has no effect on the Company's net income or total stockholders' equity. Statement No. 130 requires unrealized gains and losses on the Company's available-for-sale securities which prior to adoption were reported separately in stockholders' equity to be included in comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement No. 130.

Effective January 1, 1998, the Company adopted Financial Accounting Standards Board Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." Statement No. 131 requires a publicly-held entity to disclose financial and other descriptive information about all of its reportable operating segments. The Statement requires disclosure of net income or loss, certain specific revenue and expense items, and assets for each segment presented and disclosure of a reconciliation of this information with the corresponding amounts recognized in the financial statements of the entity. This Statement also requires disclosure of other pertinent segment information, including the products and services provided by its operating segments and the method by which the operating segments were determined.

Based on the Company's approach to decision making, it has decided that its business is comprised of a single segment and that Statement No. 131 therefore has no impact on its consolidated financial statements.

Securities
Securities classified as held-to-maturity are those securities the Company has both the positive intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for

                      NOTES TO CONSOLIDATED STATEMENTS 36
amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

Securities classified as available-for-sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity and marketable equity securities. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available-for-sale are carried at fair value. The difference between fair value and cost, adjusted for amortization of premium and accretion of discounts, results in an unrealized gain or loss. Unrealized gains or losses are reported as accumulated comprehensive income, net of the related deferred tax effect. Gains or losses on the sale of securities are determined on the basis of the specific security sold and are included in earnings. Premiums and discounts are recognized in interest income using the interest method over their contractual lives.

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

Unearned interest on installment loans is credited to income over the term of the loan using the interest method. For all other loans, interest is credited to income as earned using the simple interest method applied to the daily balances of the principal outstanding

A loan is considered to be impaired when, based on current information and events, it is probable the Bank will not be able to collect all amounts due. The portion of the allowance for losses on loans applicable to impaired loans has been computed based on the present value of the estimated future cash flows of interest and principal discounted at the loan's effective interest rate or on the fair value of the collateral for collateral dependent loans. The entire change in present value of expected cash flows of impaired loans or of collateral value is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

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

Allowance for Losses on Loans
The allowance for losses on loans is established through a provision for losses on loans charged to operating expenses. Loans are charged against the allowance for losses on loans when management believes that the collectibility of the principal is unlikely. The allowance is an

                      NOTES TO CONSOLIDATED STATEMENTS 37
amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, various regulatory agencies periodically review the allowance for losses on loans. These agencies may require the Bank to make additions to the allowance for losses on loans based on their judgments of collectibility based on information available to them at the time of their examination.

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

Intangible Assets
The excess of cost over the fair value of assets acquired for transactions accounted for as purchases is recorded as an asset by the Company. This amount is amortized into other expense on a straight-line basis using periods of eight to twenty years.

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

Earnings Per Share
Basic earnings per share is computed by dividing net income for the year by the average number of shares outstanding of 1,375,553, 1,412,136 and 1,431,011 for 1998, 1997 and 1996, respectively.

Diluted earnings per share is determined by dividing net income for the year by the average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents assume exercise of stock options and use of proceeds to purchase treasury stock at the average market price for the period. The average shares outstanding were 1,464,029, 1,502,639 and 1,507,827 for 1998, 1997 and 1996, respectively.

Cash and Cash Equivalents
For reporting cash flows, cash and cash equivalents represent highly liquid investments with maturities of 90 days or less at the time of purchase and includes cash on hand, due from bank accounts (including cash items in process of clearing), money market funds and federal funds sold.

                      NOTES TO CONSOLIDATED STATEMENTS 38

Trust Assets
Assets of the trust department, other than trust cash on deposit at the Bank, are not included in these financial statements because they are not assets of the Bank.

Reclassifications
Certain amounts in the 1997 consolidated financial statements have been reclassified to conform with the 1998 presentation. Such reclassifications have no effect on previously reported net income.

Emerging Accounting Standards
In June 1998, The Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Bank has not determined whether to adopt the new statement early. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings.

Because of the Bank's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on the Bank's earnings or financial position.

Note 2. Acquisition of Coal City National Bank

On January 29, 1998, the Company acquired for cash all of the outstanding shares of Coal City National Bank for $8,084,596. The acquisition has been accounted for using the purchase method of accounting. As such, the results of operations of the acquired entity is excluded from the consolidated financial statements of income for the periods prior to the acquisition date. The purchase price has been allocated based on the fair values at the date of acquisition. This allocation resulted in intangible assets of $3,833,128 which are being amortized over twenty years. At closing, Coal City National Bank had assets of $55,973,464, deposits of $51,688,027 and stockholders' equity of $3,646,851.

The following information presents a summary of consolidated operations for unaudited pro forma results of operations for the years ended December 31, 1998 and 1997 as though Coal City National Bank had been acquired as of January 1, 1997:

                                                                                      1998       1997
                                                                                    ---------  ---------
                                                                                       (IN THOUSANDS)
Interest income...................................................................  $  27,737  $  28,827
Interest expense..................................................................     16,155     16,116
Net income........................................................................      2,166      3,322
Basic earnings per share..........................................................       1.57       2.35
Diluted earnings per share........................................................       1.48       2.21

These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense as a result of goodwill and additional depreciation expense on the revaluation of purchased assets. They do not purport to be indicative of the results of operations that actually would have resulted had the combination occurred on January 1, 1997 or of future results of operations of the consolidated entities.

                      NOTES TO CONSOLIDATED STATEMENTS 39

Note 3. Securities

Amortized costs and fair values of securities are summarized as follows:

                                                                    AVAILABLE-FOR-SALE
                                                   ----------------------------------------------------
                                                                    GROSS        GROSS
                                                    AMORTIZED    UNREALIZED   UNREALIZED
                                                       COST         GAINS       LOSSES      FAIR VALUE
                                                   ------------  -----------  -----------  ------------
December 31, 1998
U. S. government and agency securities...........  $ 75,186,187   $ 485,222    $ 116,501   $ 75,554,908
Mutual fund shares...............................       387,040         888           --        387,928
                                                   ------------  -----------  -----------  ------------
    Total investment securities..................    75,573,227     486,110      116,501     75,942,836
Mortgage-backed securities.......................    18,477,002     127,403       26,478     18,577,927
                                                   ------------  -----------  -----------  ------------
    Total........................................  $ 94,050,229   $ 613,513    $ 142,979   $ 94,520,763
                                                   ------------  -----------  -----------  ------------
                                                   ------------  -----------  -----------  ------------

December 31, 1997
U. S. government and agency securities...........  $ 36,526,165   $ 170,871    $ 233,557   $ 36,463,479
Mutual fund shares...............................       363,922          --        4,382        359,540
                                                   ------------  -----------  -----------  ------------
    Total investment securities..................    36,890,087     170,871      237,939     36,823,019
Mortgage-backed securities.......................    28,123,484     189,953       13,841     28,299,596
                                                   ------------  -----------  -----------  ------------
    Total........................................  $ 65,013,571   $ 360,824    $ 251,780   $ 65,122,615
                                                   ------------  -----------  -----------  ------------
                                                   ------------  -----------  -----------  ------------


                                                                     HELD-TO-MATURITY
                                                   ----------------------------------------------------
                                                                    GROSS        GROSS
                                                    AMORTIZED    UNREALIZED   UNREALIZED
                                                       COST         GAINS       LOSSES      FAIR VALUE
                                                   ------------  -----------  -----------  ------------
December 31, 1998
Municipal bonds..................................  $    341,647   $   3,739    $      68   $    345,318
Mortgage-backed securities.......................       167,741       4,599           --        172,340
                                                   ------------  -----------  -----------  ------------
    Total........................................  $    509,388   $   8,338    $      68   $    517,658
                                                   ------------  -----------  -----------  ------------
                                                   ------------  -----------  -----------  ------------
December 31, 1997
Municipal bonds..................................  $     69,752   $      --    $      --   $     69,752
Mortgage-backed securities.......................       203,662       4,153           --        207,815
                                                   ------------  -----------  -----------  ------------
    Total........................................  $    273,414   $   4,153    $      --   $    277,567
                                                   ------------  -----------  -----------  ------------
                                                   ------------  -----------  -----------  ------------

The amortized cost and fair value of securities classified as held-to-maturity and available-for-sale at December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties, and certain securities require principal repayments prior to maturity. Therefore, these securities and mutual fund shares are not included in the maturity categories in the following maturity summary.

                                                     HELD-TO-MATURITY         AVAILABLE-FOR-SALE
                                                  ----------------------  --------------------------
                                                   AMORTIZED     FAIR      AMORTIZED
                                                     COST        VALUE        COST       FAIR VALUE
                                                  -----------  ---------  ------------  ------------
Due within 1 year...............................   $  31,488   $  31,711  $ 15,016,068  $ 15,040,506
Due after 1 year through 5 years................      55,715      56,489    49,168,921    49,516,836
Due after 5 through 10 years....................     176,745     179,308     9,001,198     9,002,976
Due after 10 years..............................      77,699      77,810     2,000,000     1,994,596
Mortgage-backed securities......................     167,741     172,340    18,477,002    18,577,927
Mutual fund shares..............................          --          --       387,040       387,922
                                                  -----------  ---------  ------------  ------------
    Total.......................................   $ 509,388   $ 517,658  $ 94,050,229  $ 94,520,763
                                                  -----------  ---------  ------------  ------------
                                                  -----------  ---------  ------------  ------------

The Bank, as a member of the Federal Home Loan Bank of Chicago (the "FHLB"), is required to maintain an investment in capital stock of the FHLB in an amount equal to 1% of its outstanding home loans. No ready market exists for the FHLB stock, and it has no quoted

                      NOTES TO CONSOLIDATED STATEMENTS 40
market value. For disclosure purposes, such stock is assumed to have a market value which is equal to cost.

U. S. government and agency securities with a carrying value of approximately $17,126,000 and $5,639,000 at December 31, 1998 and 1997, respectively, were pledged to collateralize certain deposit accounts with balances in excess of $100,000, securities sold under agreement to repurchase and for other purposes as required or permitted by law. Realized gains and losses were as follows:

                                                                           YEAR ENDED DECEMBER 31,
                                                                      ---------------------------------
                                                                        1998        1997        1996
                                                                      ---------  ----------  ----------
Realized gains......................................................  $      --  $   34,146  $  280,039
Realized losses.....................................................         --          --    (259,695)
                                                                      ---------  ----------  ----------
    Net gain (loss).................................................  $      --  $   34,146  $   20,344
                                                                      ---------  ----------  ----------
                                                                      ---------  ----------  ----------

Note 4. Loans

Loans consist of the following:

                                                                                  DECEMBER 31,
                                                                          ----------------------------
                                                                              1998           1997
                                                                          -------------  -------------
Real estate mortgage loans:
    One-to-four family..................................................  $ 158,044,604  $ 157,510,095
    Multifamily.........................................................      5,556,309      7,480,075
    Commercial..........................................................     21,291,086     20,880,715
    Construction and development........................................     13,937,820      9,004,399
Consumer loans:
    Mobile home loans...................................................      2,825,500      3,292,603
    Student loans.......................................................        231,319        824,768
    Home improvement loans..............................................          6,915         13,393
    Home equity loans...................................................     17,215,139     16,794,915
    Credit card loans...................................................      1,376,329      1,533,987
    Motor vehicle loans.................................................      3,830,236      4,475,984
    Personal loans......................................................      6,900,189      7,407,321
    Loans secured by savings accounts...................................        826,849        819,537
Commercial loans........................................................     17,365,311     12,184,593
                                                                          -------------  -------------
Gross loans.............................................................    249,407,606    242,222,385
Less:
    Unearned discounts..................................................            904         12,935
    Deferred loan fees, net.............................................        126,860        162,973
    Undisbursed portion of loan proceeds................................      1,671,528      1,121,022
                                                                          -------------  -------------
                                                                          $ 247,608,314  $ 240,925,455
                                                                          -------------  -------------
                                                                          -------------  -------------

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

Loans serviced by the Company for others approximated $71,322,000, $36,999,000 and $35,377,000 at December 31, 1998, 1997 and 1996.

                      NOTES TO CONSOLIDATED STATEMENTS 41

Note 5. Allowance for Losses on Loans

Changes in the allowance for losses on loans were as follows:

                                                                        YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------
                                                                    1998         1997         1996
                                                                 -----------  -----------  -----------
Balance at beginning of year...................................  $ 2,130,146  $ 2,359,889  $ 2,387,856
Balance acquired...............................................      398,178           --           --
Provision for losses on loans..................................           --       33,395       41,647
Charge-offs....................................................     (223,869)    (296,432)    (125,666)
Recoveries.....................................................       71,078       33,294       56,052
                                                                 -----------  -----------  -----------
Balance at end of year.........................................  $ 2,375,533  $ 2,130,146  $ 2,359,889
                                                                 -----------  -----------  -----------
                                                                 -----------  -----------  -----------

Note 6. Office Properties and Equipment

Office properties and equipment consist of:

                                                                                   DECEMBER 31,
                                                                            --------------------------
                                                                                1998          1997
                                                                            ------------  ------------
Office properties:
    Land..................................................................  $  1,667,011  $  1,050,278
    Building..............................................................     5,936,174     4,357,469
    Leasehold improvements................................................       205,826            --
Parking facilities:
    Land..................................................................       340,862       340,862
    Improvements..........................................................       133,418       133,418
Land acquired for future use..............................................     1,493,634     1,303,484
Furniture and equipment...................................................     5,495,194     4,039,788
                                                                            ------------  ------------
                                                                              15,272,119    11,225,299
Less: Accumulated depreciation and amortization...........................     6,542,148     5,884,893
                                                                            ------------  ------------
                                                                            $  8,729,971  $  5,340,406
                                                                            ------------  ------------
                                                                            ------------  ------------

Depreciation and amortization expense amounted to $657,521, $531,801 and $460,621 for the years ended December 31, 1998, 1997 and 1996, respectively.

The Company leases space inside three grocery stores, which are the locations of the Bank's Braidwood and Bradley offices, and one of its Coal City offices. The leases on the Braidwood and Coal City locations expire in 2000 with options to renew for three additional periods of five years. The lease on the Bradley location expires in 2013, but the lease terms provide for early termination in either 2003 or 2008, providing certain advance notice requirements are met.

The total minimum rental commitment including all option periods, at December 31, 1998, under the leases mentioned above is as follows:

YEAR OF MATURITY                                                                            AMOUNT
                                                                                         -------------
1999...................................................................................  $      71,946
2000...................................................................................         81,449
2001...................................................................................         84,067
2002...................................................................................         84,067
2003...................................................................................         85,911
Thereafter.............................................................................      1,049,194
                                                                                         -------------
                                                                                         $   1,456,634
                                                                                         -------------
                                                                                         -------------

The total rental expense included in the income statement for the year ended December 31, 1998 was $27,797. There was no expense related to these lease agreements included in the income statement for the year ended December 31, 1997.

                      NOTES TO CONSOLIDATED STATEMENTS 42

Note 7. Deposits

As of December 31, 1998, certificates of deposit had scheduled maturity dates as follows:

YEAR OF MATURITY                                                                            AMOUNT
                                                                                         -------------
1999...................................................................................  $ 150,745,011
2000...................................................................................     43,842,060
2001...................................................................................      9,512,536
2002...................................................................................      3,750,437
2003 and thereafter....................................................................      2,552,992
                                                                                         -------------
                                                                                         $ 210,403,036
                                                                                         -------------
                                                                                         -------------

The aggregate amount of time certificates of deposit in denominations of $100,000 or more was $24,717,651 and $15,477,441 at December 31, 1998 and 1997,
respectively.

Note 8. Short-Term Borrowings

Short-term borrowings consist of:

                                                                                    DECEMBER 31,
                                                                              ------------------------
                                                                                 1998         1997
                                                                              -----------  -----------
Securities sold under agreements to repurchase..............................  $        --  $ 3,220,000
Federal Home Loan Bank short-term advances..................................           --    5,000,000
                                                                              -----------  -----------
Total.......................................................................  $        --  $ 8,220,000
                                                                              -----------  -----------
                                                                              -----------  -----------

All repurchase agreements as of December 31, 1997, were due within three months or less. Mortgage-backed securities available-for-sale with a carrying value of approximately $3,285,000 were pledged to collateralize the repurchase agreements as of December 31, 1997.

Advances from the FHLB which were due within three months or less are considered short term. The advances from the FHLB are collateralized by one-to-four family residential mortgages.

Average and maximum balances and rates on aggregate short-term borrowings outstanding were as follows:

                                                                              YEAR ENDED DECEMBER 31,
                                                                             -------------------------
                                                                                1998          1997
                                                                             -----------  ------------
Maximum month-end balance..................................................  $ 8,220,000  $ 24,990,000
Average month-end balance..................................................      685,000    12,071,000
Weighted average interest rate for the year................................        5.77%          5.60
Weighted average interest rate at year-end.................................           --          5.78

Note 9. Other Borrowings

Other borrowings at December 31, 1998 and 1997 consisted of advances from the FHLB of $22,900,000 and $15,275,000, respectively. The weighted average maturity date was approximately 60 months and 44 months, respectively, and the weighted average interest rates were approximately 5.34% and 5.61%, respectively.

Advances from the FHLB are collateralized by one-to-four family residential mortgages.

                      NOTES TO CONSOLIDATED STATEMENTS 43

Future payments at December 31, 1998, for all other borrowings were as follows:

YEAR ENDED                                                                                   AMOUNT
                                                                                          ------------
1999....................................................................................  $  4,200,000
2000....................................................................................            --
2001....................................................................................            --
2002....................................................................................    10,700,000
2003....................................................................................            --
Thereafter..............................................................................     8,000,000
                                                                                          ------------
Total...................................................................................  $ 22,900,000
                                                                                          ------------
                                                                                          ------------

Note 10. Income Taxes

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

Retained earnings at December 31, 1998 and 1997 includes approximately $8,998,000 of the tax reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $3,059,000 as of December 31, 1998 and 1997.

As of December 31, 1998, the Bank had State net operating loss carryforwards of approximately $9,123,000 for income tax purposes. The difference between book and tax net operating income results from interest income from certain investments which is exempt from income tax for state income tax purposes. For financial reporting purposes, a valuation allowance of $432,324 based on the effective state tax rate of 4.8% has been recognized to offset the deferred tax assets related to those carryforwards. The net operating loss carryforwards expire through 2007.

Income taxes consist of:

                                                                         YEAR ENDED DECEMBER 31,
                                                                   -----------------------------------
                                                                      1998         1997        1996
                                                                   -----------  -----------  ---------
Current..........................................................  $ 1,185,015  $ 1,110,228  $ 694,877
Deferred.........................................................      (33,968)     (28,728)    17,894
                                                                   -----------  -----------  ---------
                                                                   $ 1,151,047  $ 1,081,500  $ 712,771
                                                                   -----------  -----------  ---------
                                                                   -----------  -----------  ---------

                      NOTES TO CONSOLIDATED STATEMENTS 44

The Company's income tax expense differed from the maximum statutory federal rate of 35% as follows:

                                                                         YEAR ENDED DECEMBER 31,
                                                                   -----------------------------------
                                                                      1998         1997        1996
                                                                   -----------  -----------  ---------
Expected income taxes............................................  $ 1,204,075  $ 1,432,598  $ 871,224
Income tax effect of:
    State income tax, net of federal benefit.....................        9,816       65,399         --
    Income taxed at lower rate...................................      (34,402)     (40,932)   (24,893)
    Utilization of state net operating loss carryforwards........       (9,816)     (65,399)        --
    Bank Incentive Plan..........................................       (3,329)     (31,168)   (38,495)
    Other........................................................      (15,297)    (278,998)   (95,065)
                                                                   -----------  -----------  ---------
                                                                   $ 1,151,047  $ 1,081,500  $ 712,771
                                                                   -----------  -----------  ---------
                                                                   -----------  -----------  ---------

Significant components of the deferred tax liabilities and assets are as follows:

                                                                                    DECEMBER 31,
                                                                              ------------------------
                                                                                 1998         1997
                                                                              -----------  -----------
Deferred tax assets:
    Allowance for losses on loans...........................................  $   811,472  $   724,590
    State net operating loss carryforwards..................................      432,324      447,673
    Accrued benefits........................................................      125,256       67,614
    Intangible assets.......................................................       43,454       46,550
    Other...................................................................       37,511      136,927
                                                                              -----------  -----------
        Total deferred tax assets...........................................    1,450,017    1,423,354
    Valuation allowance for deferred tax assets.............................      432,324      447,673
                                                                              -----------  -----------
        Total deferred tax assets, net of valuation allowance...............    1,017,693      975,681
                                                                              -----------  -----------
Deferred tax liabilities:
    Unrealized gain in assets available-for-sale............................     (141,089)     (37,163)
    Loan fees deferred for income tax purposes..............................      (79,850)    (105,229)
    Excess of tax accumulated provision for losses over base year...........     (109,747)    (146,330)
    Stock dividend on FHLB stock............................................      (50,280)     (51,812)
    Loan costs deferred for book purposes...................................     (171,923)    (113,056)
    Mortgage servicing rights...............................................     (105,465)     (28,194)
    Other...................................................................      (40,832)     (37,496)
                                                                              -----------  -----------
        Total deferred tax liabilities......................................     (699,186)    (519,280)
                                                                              -----------  -----------
Net deferred tax assets.....................................................  $   318,507  $   456,401
                                                                              -----------  -----------
                                                                              -----------  -----------

The Company believes that it is more likely than not that the deferred tax asset will be realized based upon historical taxable income levels. The Company has reported federal taxable income and pretax book income amounts totaling approximately $8.6 million and $8.5 million over the past three years, respectively.

Note 11. Stockholders' Equity and Regulatory Capital

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Core capital

                      NOTES TO CONSOLIDATED STATEMENTS 45

(as defined by the regulations) to tangible assets (as defined) and Total and Tier I capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the Office of Thrift Supervision (the "OTS"), categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                            TO BE WELL
                                                                                        CAPITALIZED UNDER
                                                                     FOR CAPITAL        PROMPT CORRECTIVE
                                                  ACTUAL          ADEQUACY PURPOSES     ACTION PROVISIONS
                                           --------------------  --------------------  --------------------
                                            AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT      RATIO
                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                                (DOLLARS IN THOUSANDS)
As of December 31, 1998
Tangible Capital to Tangible Assets
  Kankakee Federal Savings Bank..........  $  27,832      6.95%  $   6,011      1.50%        N/A
Core Capital to Tangible Assets
  Kankakee Federal Savings Bank..........     27,832      6.95%     16,030      4.00%  $  20,037      5.00%
Tier I Capital to Risk Weighted Assets
  Kankakee Federal Savings Bank..........     27,832     12.61%        N/A                13,239      6.00%
Total Capital to Risk Weighted Assets
  Kankakee Federal Savings Bank..........     30,045     13.62%     17,653      8.00%     22,066     10.00%
As of December 31, 1997
Tangible Capital to Tangible Assets
  Kankakee Federal Savings Bank            $  30,259      9.00%  $   5,044      1.50%        N/A
Core Capital to Tangible Assets
  Kankakee Federal Savings Bank..........     30,259      9.00%     13,451      4.00%  $  16,814      5.00%
Tier I Capital to Risk Weighted Assets
  Kankakee Federal Savings Bank..........     30,259     15.26%        N/A                11,898      6.00%
Total Capital to Risk Weighted Assets
  Kankakee Federal Savings Bank..........     32,314     16.30%     15,864      8.00%     19,830     10.00%

A liquidation account in the amount of $17,720,139 was established for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after the December 30, 1992 conversion from a mutual savings and loan association to a stock savings bank. In the unlikely event of a complete liquidation of the Bank, each eligible deposit account holder would be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then-current adjusted balance for deposit accounts held, before any distribution may be made with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock if the effect thereof would cause the net worth of the Bank to be reduced below the amount required for the liquidation account. Due to various natural events, such as death, relocation and general attrition of accounts, the balance in the liquidation account has been reduced to $5,343,857 as of December 31, 1998.

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

                      NOTES TO CONSOLIDATED STATEMENTS 46

Note 12. Officer, Director and Employee Plans

Money Purchase Pension Plan and Trust

The Bank sponsors a Money Purchase Pension Plan and Trust (the "Money Purchase Plan") for the benefit of its employees meeting certain age and service requirements. The Bank contributes to the Money Purchase Plan on behalf of each Participant an amount equal to 7% of the Participant's compensation, as defined by the Money Purchase Plan. Expense related to the Money Purchase Plan amounted to approximately $245,000, $210,000 and $204,000, for the years ended December 31, 1998, 1997 and 1996, respectively.

401(k) Savings Plan

The Bank established a qualified, tax-exempt pension plan qualifying under section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Virtually all employees are eligible to participate after meeting certain age and service requirements. Eligible employees are permitted to contribute 1% to 10% of their compensation to the 401(k) Plan. Expense related to the 401(k) Plan, including plan administration, amounted to approximately $15,400, $14,700 and $11,100, for the years ended December 31, 1998, 1997 and 1996, respectively.

Bank Incentive Plans and Trusts

The 52,500 shares of Company common stock in the Bank Incentive Plans and Trusts (the "BIPs") were available for issuance to officers, directors, and employees of the Bank. The awards were earned over a three- or five-year period depending on age and years of service. The aggregate purchase price of these shares was amortized to expense as the persons became vested in their stock awards. The unamortized cost was reflected as a reduction of stockholders' equity. The BIPs were fully amortized at December 31, 1997. Expense relating to the BIPs was approximately $34,040 and $41,394 for the years ended December 31, 1997 and 1996, respectively.

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

The following table reflects the shares held by the ESOP:

                                                                              DECEMBER 31
                                                                    -------------------------------
                                                                      1998       1997       1996
                                                                    ---------  ---------  ---------
Shares allocated to participants..................................   82,172.0   70,833.5   58,886.0
Unallocated shares (grandfathered under SOP 93-6).................   30,625.0   45,937.5   61,250.0
                                                                    ---------  ---------  ---------
Total.............................................................  112,797.0  116,771.0  120,136.0
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

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

Interest expense recognized by the ESOP was $29,108, $39,693 and $50,278 for the years ended December 31, 1998, 1997 and 1996, respectively. The Bank contributed $158,061, $165,764 and $174,409 to the ESOP to fund principal and interest payments for the years ended December 31, 1998, 1997 and 1996, respectively.

                      NOTES TO CONSOLIDATED STATEMENTS 47

The Board of Directors of the Company may direct payment of dividends with respect to shares allocated to the participants to be paid in cash to the participants. Dividends on unallocated shares are to be used to make payments on the loan. All shares of stock owned by the ESOP are considered outstanding and included in the weighted average shares outstanding for calculating earnings per share.

Stock Option Plan

In 1992, the Company adopted an incentive stock option plan for the benefit of directors, officers, and employees of the Company or the Bank (the "Stock Option Plan"). The number of shares of common stock authorized under the Stock Option Plan is 175,000. The option exercise price of an incentive stock option must be at least equal to the fair market value per share of the common stock on the date of grant. The Stock Option Plan also provides for the issuance of nonqualified stock options, restricted stock and stock appreciation rights and limited stock appreciation rights. Activity in the Stock Option Plan was as follows:

                                                1998                    1997                    1996
                                       ----------------------  ----------------------  ----------------------
                                                   WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                    AVERAGE                 AVERAGE                 AVERAGE
                                                   EXERCISE                EXERCISE                EXERCISE
FIXED OPTIONS                           SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                       ---------  -----------  ---------  -----------  ---------  -----------
Outstanding at beginning of year.....    137,005   $   9.947     148,725   $   9.941     149,425   $   9.940
Granted..............................         --          --          --          --          --          --
Exercised............................     (9,370)      9.875     (11,720)      9.875        (700)      9.875
Forfeited............................         --          --          --          --          --          --
                                       ---------               ---------               ---------
Outstanding at end of year...........    127,635       9.952     137,005       9.947     148,725       9.941
                                       ---------               ---------               ---------
                                       ---------               ---------               ---------
Options exercisable at year-end......    127,635                 137,005                 148,725
                                       ---------               ---------               ---------
                                       ---------               ---------               ---------
Weighted-average fair value of
  options granted during the year....                     --                      --                      --
                                                  -----------             -----------             -----------
                                                  -----------             -----------             -----------

Grants under the Stock Option Plan are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under the Stock Option Plan.

Note 13. Commitments and Contingencies

In the normal course of business, there are outstanding various contingent liabilities such as claims and legal action, which are not reflected in the consolidated financial statements. In the opinion of management, the ultimate resolution of these matters is not expected to have a material effect on the financial position or on the results of operations of the Company and its subsidiary.

Note 14. Financial Instruments

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

                      NOTES TO CONSOLIDATED STATEMENTS 48

Financial instruments whose contract represent credit risk at December 31, 1997 and 1998 follows:

                                                                                   DECEMBER 31,
                                                                            --------------------------
                                                                                1998          1997
                                                                            ------------  ------------
Commitments to originate new loans........................................  $ 14,184,000  $  6,511,000
Commitments to extend credit..............................................    23,055,000    19,246,000
Standby letters of credit.................................................     2,212,000     1,240,000

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

The Company has entered into a construction contract in the amount of $1.1 million for the renovation of the main facility in Kankakee.

Note 15. Fair Value of Financial Instruments

The following table reflects a comparison of carrying amounts and the fair values of the financial instruments:

                                                                  DECEMBER 31
                                           ----------------------------------------------------------
                                                       1998                          1997
                                           ----------------------------  ----------------------------
                                             CARRYING                      CARRYING
                                              AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                           -------------  -------------  -------------  -------------
Assets:
    Cash and cash equivalents............  $  46,990,638  $  46,990,638  $  22,825,892  $  22,825,892
    Certificates of deposit..............         50,000         50,000      1,602,000      1,602,000
    Investment and mortgage-backed
      securities.........................     95,030,151     95,038,421     65,396,029     65,400,182
    Nonmarketable equity securities......        501,100        501,100        501,100        501,100
    Loans................................    247,608,314    248,188,723    240,925,455    241,212,400
    Loans held for sale..................      1,910,966      1,936,844        254,406        258,499
    FHLB stock...........................      1,801,100      1,801,100      1,856,000      1,856,000
    Accrued interest receivable..........      2,772,872      2,772,872      2,465,594      2,465,594
Liabilities:
    Deposits.............................  $ 346,802,846  $ 348,206,411  $ 280,021,739  $ 280,755,697
    Borrowed funds.......................     22,900,000     22,883,988     23,495,000     23,321,613
    Advance payments by borrowers for
      taxes and insurance................      1,532,482      1,532,482      1,428,880      1,428,880
    Accrued interest payable.............        385,442        385,442        319,667        319,667

The fair values utilized in the table were derived using the information described below for the group of instruments listed. It should be noted that the fair values disclosed in this table do not

                      NOTES TO CONSOLIDATED STATEMENTS 49
represent market values of all assets and liabilities of the Company and, thus, should not be interpreted to represent a market or liquidation value for the Company.

The following methods and assumptions were used by the Bank in estimating the fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS AND CERTIFICATES OF DEPOSIT: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amounts of accrued interest approximates their fair values.

NONMARKETABLE EQUITY SECURITIES AND FHLB STOCK: Those securities are carried at cost as fair values are not readily determinable.

LOANS: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amounts of accrued interest approximates their fair value.

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

DEPOSITS: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable-rate, fixed-term money market accounts approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amounts of accrued interest approximates their fair value.

SHORT-TERM BORROWINGS AND OTHER BORROWINGS: Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Note 16. Branch Disposition

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

                      NOTES TO CONSOLIDATED STATEMENTS 50

Note 18. Condensed Parent Company Only Financial Statements

                                                                                   DECEMBER 31,
                                                                            --------------------------
                                                                                1998          1997
                                                                            ------------  ------------
STATEMENT OF FINANCIAL CONDITION
Assets:
    Cash and cash equivalents.............................................  $  4,272,790  $  3,702,223
    Certificate of deposit................................................        50,000        50,000
    Investment and mortgage-backed securities, available-for-sale.........       387,928       469,132
    Equity in net assets of Kankakee Federal Savings Bank.................    34,868,336    33,458,707
    Other assets..........................................................       156,640       216,814
                                                                            ------------  ------------
                                                                            $ 39,735,694  $ 37,896,876
                                                                            ------------  ------------
                                                                            ------------  ------------
Liabilities and stockholders' equity:
    Other liabilities.....................................................  $     59,085  $     75,509
    Common stock..........................................................        17,500        17,500
    Additional paid-in capital............................................    16,070,157    16,090,239
    Retained income.......................................................    31,183,528    29,554,920
    Accumulated comprehensive income......................................       329,445        71,881
    Treasury stock........................................................    (7,621,599)   (7,459,540)
    Employee Stock Ownership Plan loan....................................      (302,422)     (453,633)
                                                                            ------------  ------------
                                                                            $ 39,735,694  $ 37,896,876
                                                                            ------------  ------------
                                                                            ------------  ------------

                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                  1998          1997          1996
                                                              ------------  ------------  ------------
STATEMENT OF OPERATIONS
Dividends from subsidiary...................................  $  1,210,525  $  1,776,237  $  3,824,600
Interest income.............................................       259,616       308,308       258,639
                                                              ------------  ------------  ------------
    Operating income........................................     1,470,141     2,084,545     4,083,239
                                                              ------------  ------------  ------------
Equity in undistributed earnings of Kankakee Federal Savings
  Bank......................................................     1,155,542     1,195,689    (1,963,859)
Other noninterest income....................................           400         2,641         4,839
                                                              ------------  ------------  ------------
    Total other income......................................     1,155,942     1,198,330    (1,959,020)
Other expenses..............................................       404,670       403,739       391,809
                                                              ------------  ------------  ------------
    Income before income tax benefit........................     2,221,413     2,879,136     1,732,410
Income tax benefit..........................................        67,753       132,500        44,029
                                                              ------------  ------------  ------------
    Net income..............................................  $  2,289,166  $  3,011,636  $  1,776,439
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------

                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                  1998          1997          1996
                                                              ------------  ------------  ------------
COMPREHENSIVE INCOME
Net income..................................................     2,289,166     3,011,636     1,776,439
Unrealized gain (loss) on securities available for sale
  arising during the period, net of tax of $162,880,
  $291,098, and $(386,176) in 1998, 1997, and 1996,
  respectively..............................................       257,564       460,316      (610,665)
Less: Reclassification adjustment for gains included in net
  income, net of tax of $0, $13,228, and $7,881 in 1998,
  1997 and 1996, respectively...............................            --        20,918        12,463
                                                              ------------  ------------  ------------
                                                                   257,564       481,234      (598,202)
                                                              ------------  ------------  ------------
Comprehensive income........................................     2,546,730     3,492,870     1,178,237
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------

                      NOTES TO CONSOLIDATED STATEMENTS 51

                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                  1998          1997          1996
                                                              ------------  ------------  ------------
STATEMENT OF CASH FLOWS
Operating activities:
    Net income..............................................  $  2,289,166  $  3,011,636  $  1,776,439
    Adjustments to reconcile net income to net cash provided
      by operating activities:
      Equity in undistributed earnings of Kankakee Federal
        Savings Bank........................................    (1,155,542)   (1,195,689)    1,963,859
    Other...................................................        41,956      (161,650)       59,581
                                                              ------------  ------------  ------------
      Net cash provided by operating activities.............     1,175,580     1,654,297     3,799,879
                                                              ------------  ------------  ------------
Investing activities:
    Available-for-sale investment and mortgage backed
      securities:
      Purchase..............................................       (23,118)      (23,064)      (21,841)
      Proceeds from maturities and paydowns.................       109,593       661,429       390,336
    Purchase of certificate of deposit......................            --            --       (50,000)
                                                              ------------  ------------  ------------
      Net cash provided by investing activities.............        86,475       638,365       318,495
                                                              ------------  ------------  ------------
Financing activities:
    Principal collected on ESOP loan........................       151,211       151,211       151,211
    Purchase of treasury stock..............................      (346,995)   (1,790,253)     (761,963)
    Dividends paid to stockholders..........................      (660,558)     (676,457)     (572,257)
    Proceeds from exercise of stock options.................       164,854       115,735         6,912
                                                              ------------  ------------  ------------
      Net cash used in financing activities.................      (691,488)   (2,199,764)   (1,176,097)
                                                              ------------  ------------  ------------
Increase in cash and cash equivalents.......................       570,567        92,898     2,942,277
Cash and cash equivalents:
    Beginning of period.....................................     3,702,223     3,609,325       667,048
                                                              ------------  ------------  ------------
    End of period...........................................  $  4,272,790  $  3,702,223  $  3,609,325
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------

                      NOTES TO CONSOLIDATED STATEMENTS 52

Note 19. Quarterly Results of Operations (Unaudited)

                                                             YEAR ENDED DECEMBER 31, 1998
                                                 ----------------------------------------------------
                                                                  THREE MONTHS ENDED
                                                 DECEMBER 31   SEPTEMBER 30    JUNE 30     MARCH 31
                                                 ------------  ------------  -----------  -----------
Interest income................................   $6,778,534    $6,972,569   $ 7,034,029  $ 6,736,937
Interest expense...............................    4,077,632     4,145,011     4,050,591    3,853,223
                                                 ------------  ------------  -----------  -----------
Net interest income............................    2,700,902     2,827,558     2,983,438    2,883,714
Provision for losses on loans..................           --            --            --           --
                                                 ------------  ------------  -----------  -----------
Net interest income after provision for losses
  on loans.....................................    2,700,902     2,827,558     2,983,438    2,883,714
Other income...................................      638,495       595,299       642,886      599,468
Other expense..................................    2,809,506     2,611,673     2,720,990    2,289,378
                                                 ------------  ------------  -----------  -----------
Income before income taxes.....................      529,891       811,184       905,334    1,193,804
Income taxes...................................      175,837       271,030       303,052      401,128
                                                 ------------  ------------  -----------  -----------
Net income.....................................   $  354,054    $  540,154   $   602,282  $   792,676
                                                 ------------  ------------  -----------  -----------
                                                 ------------  ------------  -----------  -----------
Basic earnings per share.......................   $     0.26    $     0.39   $      0.44  $      0.57
                                                 ------------  ------------  -----------  -----------
                                                 ------------  ------------  -----------  -----------
Diluted earnings per share.....................   $     0.24    $     0.37   $      0.41  $      0.54
                                                 ------------  ------------  -----------  -----------
                                                 ------------  ------------  -----------  -----------

                                                             YEAR ENDED DECEMBER 31, 1997
                                                 ----------------------------------------------------
                                                                  THREE MONTHS ENDED
                                                 DECEMBER 31   SEPTEMBER 30    JUNE 30     MARCH 31
                                                 ------------  ------------  -----------  -----------
Interest income................................   $6,159,060    $6,201,268   $ 6,246,804  $ 6,287,467
Interest expense...............................    3,584,453     3,580,617     3,540,647    3,567,020
                                                 ------------  ------------  -----------  -----------
Net interest income............................    2,574,607     2,620,651     2,706,157    2,720,447
Provision for losses on loans..................       12,720        20,675         3,550       (3,550)
                                                 ------------  ------------  -----------  -----------
Net interest income after provision provision
  for losses on loans..........................    2,561,887     2,599,976     2,702,607    2,723,997
Other income...................................      518,635       424,522       370,343      375,763
Other expense..................................    2,133,534     2,003,060     2,033,970    2,014,030
                                                 ------------  ------------  -----------  -----------
Income before income taxes.....................      946,988     1,021,438     1,038,980    1,085,730
Income taxes...................................      199,590       285,890       280,310      315,710
                                                 ------------  ------------  -----------  -----------
Net income.....................................   $  747,398    $  735,548   $   758,670  $   770,020
                                                 ------------  ------------  -----------  -----------
                                                 ------------  ------------  -----------  -----------
Basic earnings per share.......................   $     0.54    $     0.52   $      0.53  $      0.54
                                                 ------------  ------------  -----------  -----------
                                                 ------------  ------------  -----------  -----------
Diluted earnings per share.....................   $     0.51    $     0.48   $      0.50  $      0.51
                                                 ------------  ------------  -----------  -----------
                                                 ------------  ------------  -----------  -----------

                      NOTES TO CONSOLIDATED STATEMENTS 53