Form 10-K405, Exhibit 13
period 1999-12-31
KANKAKEE BANCORP INC
filed 2000-03-24
CIK 891523

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
              --------------------------------------------------

                                              December 31,
                         ------------------------------------------------------
                            1999       1998       1997       1996       1995
                         ---------- ---------- ---------- ---------- ----------
                             (Dollars in thousands, except per share data)
Selected Financial
 Condition Data:
  Total assets.......... $  404,718 $  411,779 $  343,409 $  350,643 $  355,103
  Loans, net, including
   loans held for sale..    270,360    247,144    239,050    233,963    230,467
  Mortgage-backed
   securities held-to-
   maturity.............        109        168        204        246        363
  Mortgage-backed
   securities available-
   for-sale.............     17,491     18,578     28,300     34,467     36,119
  Investment securities
   held-to-maturity (1).        857        893      2,173        623        913
  Investment securities
   available-for-sale...     65,132     75,943     36,823     51,345     47,711
  Deposits..............    354,977    346,803    280,022    277,348    286,080
  Total borrowings......     11,200     22,900     23,495     34,545     29,645
  Stockholders' equity..     36,248     39,677     37,821     36,494     36,451
  Shares outstanding....  1,243,383  1,367,358  1,371,638  1,414,918  1,453,418
  Stockholders' equity
   per share............ $    29.15 $    29.02 $    27.57 $    25.79 $    25.08
  Stockholders' tangible
   equity per share (2).      24.97      24.93      26.00      24.10      23.29

                                        Years Ended December 31,
                         ------------------------------------------------------
                            1999       1998       1997       1996       1995
                         ---------- ---------- ---------- ---------- ----------
                                         (Dollars in thousands)
Selected Operations
 Data:
  Total interest income. $   26,900 $   27,522 $   24,895 $   25,808 $   22,830
  Total interest
   expense..............     15,343     16,126     14,273     15,199     12,562
                         ---------- ---------- ---------- ---------- ----------
    Net interest income.     11,557     11,396     10,622     10,609     10,268
  Provision for losses
   on loans.............        --         --          33         42        173
                         ---------- ---------- ---------- ---------- ----------
  Net interest income
   after provision for
   losses on loans......     11,557     11,396     10,589     10,567     10,095
  Fee income............      1,925      1,532      1,023        791        620
  Gain on sales of
   loans, mortgage-
   backed securities and
   investment
   securities...........        365        179        112        109         69
  Other non-interest
   income...............        674        765        554      1,237        492
                         ---------- ---------- ---------- ---------- ----------
    Total non-interest
     income.............      2,964      2,476      1,689      2,137      1,181
  Other expenses........     11,900     10,432      8,185     10,215      8,494
  Income tax expense....        862      1,151      1,081        713        934
                         ---------- ---------- ---------- ---------- ----------
    Total non-interest
     expense............     12,762     11,583      9,266     10,928      9,428
                         ---------- ---------- ---------- ---------- ----------
  Net income............ $    1,759 $    2,289 $    3,012 $    1,776 $    1,848
                         ========== ========== ========== ========== ==========

-------
(1) Includes certificates of deposit and non-marketable equity securities.
(2) Calculated by subtracting intangible assets from stockholders' equity.

           ---------------------------------------------------------

                                            Years Ended December 31,
                                     ------------------------------------------
                                      1999    1998    1997    1996       1995
                                     ------- ------- ------- -------    -------
Selected Financial Ratios and Other
 Data:
Performance Ratios:.................
  Return on assets (ratio of net
   income to average total assets)..   0.43%   0.57%   0.87%   0.50%(3)   0.58%
  Interest rate spread information:
    Average during the year.........   2.99%   2.92%   2.86%   2.78%      2.98%
    End of year.....................   2.96%   2.68%   2.73%   2.88%      2.64%
    Net interest margin (1).........   3.08%   3.07%   3.22%   3.11%      3.37%
    Ratio of operating expense to
     average total assets...........   2.92%   2.60%   2.36%   2.87%(4)   2.67%
    Return on equity (ratio of net
     income to average equity)......   4.61%   5.86%   8.04%   4.95%(5)   5.10%
    Ratio of average interest-
     earning assets to average
     interest-bearing liabilities... 102.39% 103.47% 108.25% 107.40%    109.33%
Quality Ratios:
  Non-performing assets to total
   assets at end of period..........   0.69%   0.82%   1.27%   1.16%      0.64%
  Allowance for loan losses to non-
   performing loans................. 124.20% 160.43%  75.64%  60.92%    163.45%
  Classified assets to total assets
   at end of period (2).............   1.20%   1.70%   1.89%   1.88%      2.15%
  Allowance for loan losses to
   classified assets................  44.84%  33.95%  32.86%  35.80%     31.30%
Capital Ratios:
  Equity to total assets at end of
   period...........................   8.96%   9.64%  11.01%  10.41%     10.26%
  Average equity to average assets..   9.38%   9.75%  10.71%  10.06%     11.38%
  Dividend payout ratio.............  37.50%  30.77%  24.00%  33.90%     33.90%
Other data:
  Number of full service branch
   offices..........................      15      15       9       9         10

-------
(1) Net interest income divided by average interest earning assets.
(2) Includes items classified as special mention.
(3) Without the effect of the special assessment on SAIF-insured deposits and the gain on the sale of a branch, the Return on Average Assets would have been 0.67%.
(4) Without the effect of the special assessment on SAIF-insured deposits, the ratio of Operating Expenses to Average Assets would have been 2.40%.
(5) Without the effect of the special assessment on SAIF-insured deposits and the gain on the sale of a branch, the Return on Average Stockholders' Equity would have been 6.71%.

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------
General
Kankakee Bancorp, Inc. (the "Company") was formed as part of the conversion of Kankakee Federal Savings and Loan Association from a mutual savings and loan association to a federal stock savings bank known as Kankakee Federal Savings Bank (the "Bank"), which was completed on December 30, 1992. The Company's primary business activity is acting as the holding company for the Bank. All references to the Company in the following discussion include the Bank and the Bank's wholly-owned service corporation, KFS Service Corporation ("KFS"), unless indicated otherwise. The Company's results of operations are dependent primarily on net interest income, which is the difference, or "spread", between the interest income earned on its loan, mortgage-backed securities and investment portfolios and its cost of funds, consisting of interest paid on its deposits and on borrowed funds. The Company's operating expenses principally consist of employee compensation and benefits, occupancy, federal deposit insurance premiums, marketing and other general and administrative expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

The Company's mission is to provide, safely and profitably, financial services to families and businesses in the communities served by its offices. In seeking to accomplish this mission, management has adopted a business strategy designed to: (i) maintain the Bank's tangible capital at a level that exceeds regulatory requirements; (ii) maintain a high level of asset quality; (iii) manage the Company's exposure to changes in market interest rates; (iv) increase the Company's interest rate spread; and (v) take advantage of loan and deposit growth opportunities in the Company's principal market areas, to the extent available. The Company has attempted to achieve these goals by focusing on: (i) the origination of adjustable-rate mortgage loans ("ARMs") on residential properties for retention in its portfolio; (ii) the sale, through the end of 1999, of most of the 30-year, fixed-rate residential mortgage loans which it originates; (iii) supplementing its residential lending with commercial real estate, consumer, commercial business, and, to a lesser extent, multi-family and construction lending; (iv) providing high quality service to enhance customer loyalty; and (v) offering a variety of financial products and services to serve as comprehensively as practicable the financial needs of families and community businesses in its market areas.

Asset/Liability Management
The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. At December 31, 1999, total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing in the same period by $8.8 million, representing a positive cumulative one-year gap equal to 2.2% of total assets.

In an attempt to manage its exposure to changes in interest rates, management closely monitors the Company's interest rate risk. The Bank has an asset/liability management committee consisting of the president, certain vice presidents and the controller of the Bank which meets monthly and

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
reviews the Bank's interest rate risk position and makes quarterly recommendations for adjusting such position to the Bank's Board of Directors.
In addition, on a quarterly basis the Board reviews the Bank's asset/liability position, including simulations of the effect on the Bank's capital of various interest rate scenarios.

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

The Company attempts to reduce its interest rate risk to the extent consistent with its interest margin objectives through management of the mix of its assets and liabilities. First, the Company, to the extent requested in its lending areas, has focused its one-to-four family residential lending program on ARMs. Approximately 30.3% of one-to-four family residential loans originated in 1999 were ARMs. In excess of half of the fixed-rate one-to-four family loan originations, including loans originated for sale, during 1999 were in loans with an initial term to maturity of 20 years or less. Such loans are originated at market rates, and, based on the policy in effect at the time the application is taken, they are designated for sale or for retention in the Company's portfolio. At December 31, 1999, approximately $81.7 million, or 49.5%, of the Company's one-to-four family residential loan portfolio consisted of ARMs. Second, the Company has continued its origination of consumer loans having terms to maturity that are significantly shorter than residential loans. Third, the Company has increased originations of commercial business and construction loans having adjustable or floating interest rates, relatively short terms to maturity, or a combination thereof. Fourth, the Company through the end of 1999, sold substantially all of its newly originated conventional 30-year, fixed-rate residential mortgage loans with servicing retained.

At December 31, 1999, the Company held $83.4 million of fixed-rate one-to-four family loans, of which $16.3 million had original terms of more than 15 years (i.e., long-term loans). These loans are seasoned loans that have been carried in the Company's permanent loan portfolio and are intended to be held until maturity. Through December 31, 1999, the Company's policy was to sell substantially all newly originated 30 year, fixed-rate loans, and at December 31, 1999, there were no loans classified as held for sale.

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

The Company's exposure to market risk is reviewed on a regular basis by the Asset/Liability Committee. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. Tools used by management include the standard GAP report and the quarterly Office of Thrift Supervision (the "OTS") report measuring interest rate sensitivity. The OTS report provides the Company the economic value of each type of asset, liability, and off-balance sheet contract under the assumption that the Treasury yield curve shifts instantaneously and parallel up and down by 100 to 300 basis points in 100 basis point increments. The Company has no market risk sensitive instruments held for trading purposes. It appears that the Company's market risk is reasonable at this time. The following condensed GAP report summarizing the Company's interest rate sensitivity sets forth the interest rate sensitivity of the Bank's assets and

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------
liabilities at December 31, 1999. Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period are determined in accordance with the earlier of the term to repricing or maturity of the asset or liability. The Bank has assumed that its passbook and statement savings accounts, checking accounts and money market accounts, which totaled $136.6 million at December 31, 1999, are withdrawn at the annual percentage rates of 15.0%, 37.4% and 37.6%, respectively. Certificate accounts are assumed to reprice at the date of contractual maturity.

                                             Maturing or Repricing
                          ------------------------------------------------------------
                                      4 Months     Over       Over     Over
                          1-3 Months to One Year 1-3 Years  3-5 Years 5 Years  Total
                          ---------- ----------- ---------  --------- ------- --------
                            Amount     Amount     Amount     Amount   Amount   Amount
                          ---------- ----------- ---------  --------- ------- --------
Fixed rate one-to-four
 family (including
 mortgage-backed
 securities, commercial
 real estate and
 construction loans)....   $  8,903   $ 12,104   $ 25,141    $17,933  $41,794 $105,875
Adjustable rate one-to-
 four family (including
 mortgage-backed
 securities, commercial
 real estate and
 construction loans)....     38,392     61,470     17,673     11,306       --  128,841
Commercial business
 loans..................     14,951      3,721      2,709        541       91   22,013
Consumer loans..........     16,764      6,255      7,749      2,681    1,451   34,900
Investment securities
 and other..............     26,469      6,505     19,251     23,496    7,117   82,838
                           --------   --------   --------    -------  ------- --------
 Total interest-earning
  assets................    105,479     90,055     72,523     55,957   50,453  374,467
                           --------   --------   --------    -------  ------- --------
Savings deposits........      2,276      6,829     14,317     10,344   26,933   60,699
Checking and money
 market.................      7,112     21,336     28,917     11,309    7,264   75,938
Certificates............     52,846     90,169     67,853      7,189       --  218,057
FHLB advances...........      6,200         --      5,000         --       --   11,200
Other borrowings........         --         --         --         --       --       --
                           --------   --------   --------    -------  ------- --------
 Total interest-bearing
  liabilities...........     68,434    118,334    116,087     28,842   34,197  365,894
                           --------   --------   --------    -------  ------- --------
Interest-earning assets
 less interest-bearing
 liabilities............   $ 37,045   $(28,279)  $(43,564)   $27,115  $16,256 $  8,573
                           ========   ========   ========    =======  ======= ========
Cumulative interest-rate
 sensitivity gap........   $ 37,045   $  8,766   $(34,798)   $(7,683) $ 8,573
                           ========   ========   ========    =======  =======
Cumulative interest-rate
 gap as a percentage of
 assets.................      9.15%      2.17%     (8.60%)    (1.90%)   2.12%
                           ========   ========   ========    =======  =======

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

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

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

At the time of purchase, CCNB had total assets of approximately $56.0 million, deposits of approximately $51.7 million and stockholders' equity of approximately $3.7 million. The cash purchase price, including acquisition costs, was $8.2 million, and the transaction was accounted for as a purchase. Intangible assets of about $3.8 million were recorded as a result of this purchase.

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

During 1999, the Company completed an addition to its main office building in Kankakee, Illinois, which relocated the primary entrance, additional office space and provided improved customer parking and building access.

In February 1998, the Bank received regulatory approval to begin offering trust services. Although granted full trust powers, the Bank has initially focused on personal trust services and limited employee plan services. It is anticipated that the trust operations will generate operating losses during the year ending December 31, 2000, and are not projected to break even or produce a small profit until the year 2001.

The Year 2000 posed a unique set of challenges to those industries reliant on information technology. Financial institutions are particularly dependent on electronic data processing systems. In late 1996, the Company started the process of identifying the hardware and software issues required to be addressed to assure Year 2000 compliance. The Company began by assessing the issues related to the Year 2000 and the potential for those issues to adversely affect the Company's operations and those of its subsidiaries.

The Company's cumulative costs of the Year 2000 project through the end of 1999 were approximately $100,000. This included costs to upgrade equipment specifically for the purpose of Year 2000 compliance and certain administrative expenditures. Additional costs related to Year 2000 will be limited to payment of invoices, if any, received after the end of 1999.

As a result of the efforts of the Company's Year 2000 Committee, the Company and its subsidiaries experienced an uneventful transition from 1999 to 2000. There was no disruption of services to customers or with internal operations. Among the benefits derived from the time, effort and costs related to Year 2000 was a complete review and update of the Company's disaster recovery and contingency plans. As a result, the Company is now better prepared to deal with technical or natural disasters which could threaten the Company's operations. The Company will continue to remain aware of dates during 2000 which are considered critical, such as 2/29/2000 and 10/10/2000, and will address issues, should they arise.

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

Financial Condition
Total assets decreased by $7.1 million or 1.7% to $404.7 million at December 31, 1999, from $411.8 million at December 31, 1998. The decrease in total assets during 1999 was primarily attributed to decreases in cash and cash equivalents, investment securities and mortgage-backed securities, which were partially offset by an increase in net loans.

Cash and cash equivalents decreased by $16.9 million to $30.1 million at December 31, 1999, from $47.0 million at December 31, 1998. The decrease was primarily attributed to the net loan growth and repayment of other borrowings.

At December 31, 1999, investment securities available-for-sale totaled $65.4 million, a decrease of $10.8 million or 14.2% from the amount classified as available-for-sale at December 31, 1998. The decrease was the result of maturities and calls of $24.0 million of available-for sale securities, sales of $2.0 million of available-for-sale securities and a negative adjustment of $1.7 million in the market value of available-for-sale securities, which were partially offset by purchases totaling $17.0 million of available-for-sale securities, during the fiscal year ended December 31, 1999.

At December 31, 1999, mortgage-backed securities available-for-sale totaled $17.5 million, a decrease of $1.1 million from the amount classified as available-for-sale at December 31, 1998. The decrease in mortgage-backed securities available-for-sale was the result of principal repayments totaling $7.5 million, and a negative adjustment to market value of $424,000 during the year, which were partially offset by the purchase of $7.0 million in mortgage-backed securities available-for-sale.

During the year ended December 31, 1999, net loans increased by $25.2 million or 10.2% to $270.4 million from $245.2 million at December 31, 1998. The increase was the result of the origination of $66.1 million of real estate loans, the origination of $58.3 million of consumer and commercial business loans, the purchase of $1.4 million of commercial real estate loans, and loan repayments which totaled $100.2 million. During 1998, low market rates resulted in a high volume of refinancing in one-to-four family, commercial and consumer loans, which produced a high level of loan repayments. During 1999, increasing market rates resulted in a significantly lower volume of refinancing in one-to-four family and consumer loans, while increased volume in shorter term commercial loans resulted in an increase in prepayments. The net result was an overall decrease in total repayments.

There were no loans held for sale at December 31, 1999, representing a decrease of $1.9 million from December 31, 1998. This was the result of the origination for sale of approximately $7.2 million of fixed-rate loans, offset by the sale with servicing retained of approximately $9.1 million of such loans, primarily to Freddie Mac.

The Company participates in government-sponsored, insured and guaranteed loan programs, such as those offered by the Veterans' Administration and the Federal Housing Authority. During 1999, $505,000 of such loans were originated and sold to investors with servicing released. Borrowers under these programs are notified at the time of application that their loan will be sold to, and serviced by, a party other than the Company.

During the second quarter of 1998, as a result of legislation which changed the pricing on education loans purchased by the Student Loan Marketing Association ("Sallie Mae"), the Company elected to sell its education loan portfolio. As the result of this decision, education loans totaling $867,000 were sold, resulting in a gain of $22,000. The Company continues to offer student loans. Pursuant to its ongoing agreement with Sallie Mae, during 1999 the Company sold $365,000 in student loans at the time the loans were fully disbursed.

Held-to-maturity investment securities and non-marketable equity securities decreased by $36,000 to $807,000 at December 31, 1999, from $843,000 at
December 31, 1998. This decrease was the result of the maturity of held-to-maturity securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Real estate held for sale decreased by $1.3 million (69.4%) to $575,000 at December 31, 1999 from $1.9 million at December 31, 1998. The decrease was the result of the disposal of nine one-to-four family properties and the sale of a large commercial building in Champaign, Illinois. The sale of the commercial building resulted in a deferred gain of $311,000. The gain was not recognized in current income due to the Bank's participation in the buyer's financing through a second mortgage in the amount of $350,000. The second mortgage was made with market terms and at a market rate. The decreases were partially offset by the transfer of nine one-to-four family properties and one small commercial property to real estate held for sale during the year ended December 31, 1999, and to additional expenditures incurred in connection with the commercial building.

Deposits increased by $8.2 million (2.4%) to $355.0 million at December 31, 1999, from $346.8 million at December 31, 1998. The increase resulted from a $7.7 million increase in certificates of deposit, and a $449,000 increase in passbook savings, checking and money market accounts.

Borrowed money decreased by $11.7 million (51.1%) to $11.2 million at December 31, 1999, from $22.9 million at December 31, 1998. Borrowed money consisted entirely of advances from the Federal Home Loan Bank of Chicago (the "FHLB"). There were no borrowings using securities sold under agreements to repurchase at December 31, 1999. Borrowed money was primarily used to purchase and retain mortgage-backed securities in order to generate additional net interest income and as a method of increasing the leverage on the Company's capital. Periodically, borrowed money is used for both short-term and long-term cash management requirements.

Stockholders' equity on a per share basis increased from $29.02 at December 31, 1998, to $29.15 at December 31, 1999. Stockholders' equity decreased by $3.5 million (8.6%) to $36.2 million at December 31, 1999. The decrease in stockholders' equity was attributed to the repurchase of 136,000 shares of Company common stock at a total cost of $3.5 million, the payment of dividends of $634,000 during the year ended December 31, 1999, and to a decrease in the market value adjustment on available-for-sale securities, which, net of provision for income taxes, amounted to $1.4 million. The decrease was partially offset by net income of $1.8 million.

Asset Quality
Asset quality is an important aspect of the economic condition of a financial institution such as the Company. Measurements of asset quality are indicators of both the current strength of a financial institution and of its ability to generate the desired returns from its business activities. See also "Comparison of Operating Results for the Year Ended December 31, 1999, to the Year Ended December 31, 1998--Provision for Losses on Loans".

Company management performs a quarterly analysis of the adequacy of the allowance for losses on loans. Management classifies problem assets into one of four categories: Substandard, Doubtful, Loss and Special Mention. During the year ended December 31, 1999, total classified assets decreased by $2.2 million to $4.8 million from $7.0 million at December 31, 1998. This decrease was due to decreases of $83,000 in assets classified as Loss, $1.7 million in assets categorized as Substandard, and $402,000 in assets classified as Special Mention. The decrease in assets classified as Substandard was due primarily to the sale of the commercial building in Champaign, Illinois.

Non-performing assets include foreclosed assets, loans that have been placed on non-accrual status, loans 90 days or more past due that continue to accrue interest and restructured troubled debt. During the year ended December 31, 1999, total non-performing assets decreased by $576,000, or 17.2%, to $2.8 million from $3.4 million at December 31, 1998. The decrease was due to decreases of $1.3 million in foreclosed assets, $185,000 in non-accruing commercial loans, $133,000 in non-accruing one-to-four family loans, $91,000 in non-accruing commercial business loans, $50,000 in accruing consumer loans 90 days or more past due and accruing commercial loans 90 days or more past due. These decreases were partially offset by increases of $766,000 and $464,000 in accruing commercial real estate loans 90 days or more past due, and restructured troubled debt, respectively. Based on its review of the non-performing loans, management does not anticipate that the Company will incur a material loss.

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

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

                                                      Year Ended December 31,
                                                               1999
                                                    ----------------------------
                                                      Average   Interest
                                                    Outstanding Earned/   Yield/
                                                      Balance     Paid     Rate
                                                    ----------- --------  ------
Interest-earning assets:
  Loans receivable (1).............................  $261,883   $20,407   7.79%
  Mortgage-backed securities (2)...................    19,075     1,125   5.90%
  Investments securities (3).......................    69,980     4,138   5.91%
  Other interest-earning assets....................    21,998     1,109   5.04%
  FHLB stock.......................................     1,808       121   6.69%
                                                     --------   -------
    Total interest-earning assets..................   374,744    26,900   7.18%
                                                     --------   -------
Other assets                                           32,194
                                                     --------
    Total assets...................................  $406,938
                                                     ========
Interest-bearing liabilities:
  Time deposits....................................  $210,899    11,141   5.28%
  Savings deposits.................................    61,413     1,503   2.45%
  Demand and NOW deposits..........................    74,903     1,683   2.25%
  Borrowings.......................................    18,769     1,016   5.41%
                                                     --------   -------
    Total interest-bearing liabilities.............   365,984    15,343   4.19%
                                                     --------   -------
Other liabilities..................................     2,799
                                                     --------
    Total liabilities..............................   368,783
                                                     --------
Stockholders' equity...............................    38,155
                                                     --------
    Total liabilities and stockholders' equity.....  $406,938
                                                     ========
Net interest income................................             $11,557
                                                                =======
Net interest rate spread...........................                       2.99%
                                                                          =====
Net earning assets.................................  $  8,760
                                                     ========
Net yield on average interest-earning assets (net
 interest margin)..................................                       3.08%
                                                                          =====
Average interest-earning assets to average
 interest-bearing liabilities......................              102.39%
                                                                =======

------
(1) Calculated including loans held for sale, and net of deferred loan fees, loan discounts, loans in process and the allowance for losses on loans.
(2) Calculated including mortgage-backed securities available-for-sale.
(3) Calculated including investment securities available-for-sale and certificates of deposit.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


                                    Year Ended December 31,
  Year Ended December 31, 1998               1997
--------------------------------- ----------------------------
    Average      Interest           Average   Interest
  Outstanding    Earned/   Yield/ Outstanding Earned/   Yield/
    Balance        Paid     Rate    Balance     Paid     Rate
---------------- --------  ------ ----------- --------  ------
   $     248,148 $20,291   8.18%   $233,745   $18,894   8.08%
          24,409   1,486   6.09%     32,309     2,198   6.80%
          61,739   3,813   6.18%     46,817     2,941   6.28%
          34,879   1,809   5.19%     14,775       734   4.97%
           1,848     123   6.66%      1,887       128   6.78%
   ------------- -------           --------   -------
         371,023  27,522   7.42%    329,533    24,895   7.55%
   ------------- -------           --------   -------
          29,486                     14,750
   -------------                   --------
   $     400,509                   $344,283
   =============                   ========
   $     204,622  11,465   5.60%   $177,357     9,968   5.62%
          59,242   1,598   2.70%     51,777     1,409   2.72%
          71,010   1,775   2.50%     49,021     1,387   2.83%
          23,722   1,288   5.43%     26,273     1,509   5.74%
   ------------- -------           --------   -------
         358,596  16,126   4.50%    304,428    14,273   4.69%
   ------------- -------           --------   -------
           2,876                      2,394
   -------------                   --------
         361,472                    306,822
   -------------                   --------
          39,037                     37,461
   -------------                   --------
   $     400,509                   $344,283
   =============                   ========
                 $11,396                      $10,622
                 =======                      =======
                           2.92%                        2.86%
                           =====                        =====
   $      12,427                   $ 25,105
   =============                   ========
                           3.07%                        3.22%
                           =====                        =====
                  103.47%                      108.25%
                 =======                      =======

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

The following table sets forth the weighted average yields on the Company's interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the Company's weighted average yields and rates at the dates indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                               At December 31,
                                                              -----------------
                                                              1999  1998  1997
                                                              ----- ----- -----
Weighted average yield on:
  Loans receivable (1)....................................... 7.78% 7.77% 8.02%
  Mortgaged-backed securities (2)............................ 6.41% 7.18% 6.89%
  Investment securities (3).................................. 5.85% 5.89% 6.08%
  Other interest-earning assets.............................. 4.44% 4.60% 5.37%
  Combined weighted average yield on interest-earning assets. 7.22% 7.09% 7.53%
Weighted average rate paid on:
  Saving deposits............................................ 2.50% 2.44% 2.77%
  Demand and NOW deposits.................................... 2.19% 2.27% 2.79%
  Certificates............................................... 5.42% 5.63% 5.80%
  Borrowings................................................. 5.37% 5.34% 5.67%
  Combined weighted average rate paid on interest-bearing
   liabilities............................................... 4.26% 4.41% 4.80%
Spread....................................................... 2.96% 2.68% 2.73%

------
(1) Includes loans held for sale.
(2) Includes mortgage-backed securities available for sale.
(3) Includes investment securities available for sale and certificates of deposit.

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

                           Year Ended December 31,        Year Ended December 31,
                                1999 vs. 1998                  1998 vs. 1997
                          --------------------------- ---------------------------------
                             Increase
                          (Decrease) Due              Increase (Decrease)
                                to           Total           Due to            Total
                          ---------------   Increase  ---------------------   Increase
                          Volume   Rate    (Decrease)   Volume      Rate     (Decrease)
                          ------  -------  ---------- ----------  ---------  ----------
                                           (Dollars in thousands)
Interest earning assets:
  Loans receivable......  $1,104  $  (988)   $ 116    $    1,152  $     245    $1,397
  Mortgage-backed
   securities...........    (316)     (45)    (361)         (538)      (174)     (712)
  Investment securities.     484     (159)     325           935        (63)      872
  Other interest-earning
   assets...............    (650)     (50)    (700)          998         77     1,075
  Federal Home Loan Bank
   stock................      (3)       1       (2)           (3)        (2)       (5)
                          ------  -------    -----    ----------  ---------    ------
    Total interest-
     earning assets.....  $  619  $(1,241)   $(622)   $    2,544  $      83    $2,627
                          ======  =======    =====    ==========  =========    ======
Interest bearing liabil-
 ities:
  Certificate accounts..  $  345  $  (669)   $(324)   $    1,537  $  (   40)   $1,497
  Savings deposits......      57     (152)     (95)          202        (13)      189
  Demand and NOW
   deposits.............      94     (186)     (92)          622       (234)      388
  Borrowings............    (267)      (5)    (272)         (147)       (74)     (221)
                          ------  -------    -----    ----------  ---------    ------
    Total interest-
     bearing
     liabilities........  $  229  $(1,012)   $(783)   $    2,214  $  (  361)   $1,853
                          ======  =======    =====    ==========  =========    ======
Net interest income.....                     $ 161                             $  774
                                             =====                             ======

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Comparison of Operating Results for the Year Ended December 31, 1999, to the Year Ended December 31, 1998

General
Consolidated net income was $1.8 million, or $1.28 per share (diluted), for the year ended December 31, 1999 compared to $2.3 million, or $1.56 per share (diluted), for the year ended December 31, 1998.

Net Interest Income
Net interest income was $11.6 million for the year ended December 31, 1999, an increase of $162,000, or 1.4%, during 1999 as compared to 1998. Net interest income increased due primarily to the decrease in interest expense resulting from the decrease in rate of interest-bearing liabilities exceeding the decrease in interest income resulting from the decrease in rate of interest-earning assets.

Interest Income
Interest income totaled $26.9 million for the year ended December 31, 1999, a decrease of $622,000 or 2.3%, as compared to $27.5 million for 1998. This resulted from a decrease in the yield earned on assets from 7.42% during 1998 to 7.18% during 1999, which was partially offset by a $3.7 million increase in average interest-earning assets from $371.0 million during 1998 to $374.7 million during 1999.

Interest on loans was $20.4 million for 1999, an increase of $116,000, or 0.6%, as compared to 1998. This was primarily attributable to the effect of an increase of $13.7 million in average outstanding loans, which was partially offset by a decrease in the yield on loans from 8.18% during 1998 to 7.79% during 1999.

Interest earned on mortgage-backed securities was $1.1 million for 1999, as compared to $1.5 million for 1998. This represented a decrease of 24.3% between the periods and was primarily due to a decrease of $5.3 million in average mortgage-backed securities and a decrease in the yield on mortgage-backed securities to 5.90% during 1999 from 6.09% during 1998.

Interest earned on investment securities and other interest-earning assets and dividends on FHLB stock totaled $5.4 million for 1999, as compared to $5.7 million for 1998. This represented a decrease of 6.6% during 1999. This was primarily due to a decrease in the average balance of these assets from $98.5 million in 1998 to $93.8 million in 1999 and a lower average yield on these assets from 5.83% in 1998 to 5.72% in 1999.

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

Interest Expense
Interest expense was $15.3 million for 1999, or $784,000 (4.9%) less than in 1998. This was due to a decrease in average yields to 4.19% for 1999 from 4.50% for 1998, which was partially offset by an increase of $7.4 million in the average balance of interest-bearing liabilities to $366.0 million for 1999 from $358.6 million for 1998. The lower average yield during 1999 was attributable to decreases in the average cost of deposit accounts, which resulted from lower market rates during most of the year, and from a reduction in higher cost borrowings.

During 1999, $1.0 million of the Company's interest expense, compared to $1.3 million during 1998, related to advances from the FHLB and from securities sold under agreements to repurchase.

Provision for Losses on Loans
No provision for losses on loans was deemed necessary during either 1999 or 1998 based on management's review of the adequacy of the allowance for losses on loans subsequent to the acquisition of $398,000 in allowance for losses on loans as part of the purchase of CCNB in January, 1998. Charge-offs during 1999 increased to $287,000, from $224,000 during 1998. However, recoveries during 1999 increased to $83,000 from $71,000 in 1998. The ratio of net charge-offs to average outstanding loans increased to 0.08% in 1999 from 0.06% in 1998.

The allowance for losses on loans is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's methodology to determine the adequacy of the allowance for losses on loans considers specific credit reviews, past loan loss experience, current economic conditions and trends, and the volume, growth and composition of the loan portfolio. Based upon the Company's quarterly analysis of the adequacy of the allowance for losses on loans, considering remaining collateral of loans with more than a normal degree of risk, historical loan loss percentages and economic conditions, it is management's belief that the $2.2 million allowance for losses on loans at December 31, 1999 was adequate. However, there can be no assurance that the allowance for losses on loans will be adequate to cover all losses.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

The following is a summary of loan loss experience and nonperforming assets for the years ended December 31, 1999 and 1998:

                                                                1999     1998
                                                              -------- --------
Total loans.................................................. $272,531 $249,519
Total assets.................................................  404,718  411,779
Allowance for losses on loans................................    2,171    2,376
Net loan charge-offs.........................................      204      153
Net loan charge-offs as a percentage of average loans........    0.08%    0.06%
Nonperforming loans.......................................... $  1,748 $  1,481
Nonperforming assets.........................................    2,781    3,357
Nonperforming assets to total assets.........................    0.69%    0.82%
Allowance for losses on loans to nonperforming loans.........   124.2%   160.4%

The Company will continue to monitor and adjust its allowance for losses on loans based on management's analysis of its loan portfolio and general economic conditions.

Other Income
Other income increased $488,000 for 1999 to $3.0 million, compared to $2.5 million for 1998. The 19.7% increase in other income was primarily related to a net gain of $316,000 on the sale of office-related properties, and to increases of $251,000 in fee income, $17,000 in gain on the sale of real estate held for sale and $59,000 in other income. These increases were partially offset by decreases of $148,000 in gain on the sale of loans and $8,000 in insurance commissions. The increase in fee income was attributable to the increase in outstanding balances of transaction accounts through normal growth, and attributable to the Company's ongoing review of service charges. The decrease in gain on the sale of loans was the result of a decrease in the volume of loans originated for sale due to increasing market rates during 1999. During 1999, the Company sold $7.2 million fixed-rate one-to-four family loans from its held for sale portfolio, as compared to $35.1 million of similar sales during 1998.

Other Expenses
Other expenses were $11.9 million for 1999, as compared to $10.4 million for 1998. This represented an increase of $1.5 million or 14.1% during 1999. The increase in other expenses during 1999 was reflected in all but one category of such expense. The amortization of intangible assets decreased by $16,000 (4.0%) during 1999. The increases were due to several factors, including: the operating of fifteen offices throughout 1999 compared to nine offices at the start of 1998, additional costs related to staffing changes in the second year of operations of a trust department; higher than anticipated operating costs associated with the in-house item processing operation; and, an ongoing high level of training required to continue moving the Company to a sales oriented business approach. Compensation and benefits increased by $516,000 (9.3%), occupancy increased by $200,000 (22.0%), furniture and equipment expense increased by $116,000 (19.5%), advertising expense increased by $43,000 (12.8%), the provision for losses on foreclosed assets increased by $23,000 (114.9%) and other general and administrative expenses increased by $573,000 (33.5%).

Income Taxes
Federal income tax expense was $862,000 for 1999, as compared to $1.2 million for 1998. This decrease was primarily the result of a decrease in pre-tax income. The Company's effective tax rate was 33% for the years ended December 31, 1999 and 1998. A summary of the significant tax components is provided in
Note 9 of the Notes to Consolidated Financial Statements included later in this report.

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

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

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

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

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

The Company's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended December 31, 1999, 1998 and 1997, respectively:

                                                    Years Ended December 31,
                                                   ----------------------------
                                                     1999      1998      1997
                                                   --------  --------  --------
                                                     (Dollars in Thousands)
Net income.......................................  $  1,759  $  2,289  $  3,012
Adjustments to reconcile net income to net cash
 provided (used) by operating activities.........     3,724      (774)   (1,319)
                                                   --------  --------  --------
Net cash provided by operating activities........     5,483     1,515     4,331
Net cash provided (used) by investing activities.   (14,903)  (12,591)   12,078
Net cash provided (used) by financing activities.    (7,477)   13,496   (10,743)
                                                   --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents.....................................   (16,897)    2,420     5,666
Cash and cash equivalents at beginning of period.    46,991    22,826    17,160
Cash acquired with Coal City National Bank.......        --    21,745        --
                                                   --------  --------  --------
Cash and cash equivalents at end of period.......  $ 30,094  $ 46,991  $ 22,826
                                                   ========  ========  ========

The primary investing activities of the Company are the origination of loans, the purchase of investment and mortgage-backed securities, and, to a lesser extent, the purchase of loans and loan participations. During the years ended December 31, 1999, 1998 and 1997, respectively, the Company's loan originations totaled $133.5 million, $142.7 million and $94.1 million, respectively, and purchases of loans totaled $1.4 million, $300,000 and $2.2 million, respectively. Purchases of mortgage-backed securities totaled $7.0 million and $8.8 million for 1999 and 1998, respectively. There were no purchases of mortgage-backed securities during 1997. Other investment activities included the purchase of investment securities which totaled $17.0 million, $57.1 million and $3.2 million for 1999, 1998 and 1997, respectively. During 1999, 1998 and 1997, these activities were funded primarily by maturities of investment securities totaling $24.0 million, $33.4 million and $10.2 million, respectively, by principal repayments on loans and mortgage-backed securities and proceeds from the sale of mortgaged-backed securities totaling $107.7 million, $133.5 million and $89.4 million, respectively, and, by sales of investment securities totaling $2.0 million in 1999 and $8.0 million in 1997. There were no sales of investment securities during 1998.

The major source of cash from financing activities during 1999 was an increase of $8.1 million in deposit accounts. Additionally, financing activities for 1999 included the purchase of common stock totaling $3.5 million, the payment of dividends to stockholders totaling $634,000 and the net repayment of borrowings totaling $11.7 million. The major source of cash from financing activities during 1998 was an increase of $14.8 million in deposit accounts. Additionally, financing activities for 1998 included the purchase of common stock totaling $347,000, the payment of dividends to stockholders totaling $661,000 and the net repayment of borrowings totaling $595,000. The major use of cash from financing activities during 1997 was a decrease of $11.1 million in borrowed money. Additionally, financing activities for 1997 included the repurchase of common stock totaling $1.8 million and the payment of dividends to stockholders totaling $676,000. Net cash used in financing activities and investing activities was offset by the net cash provided by operating activities for 1999. Net cash provided from financing activities was used to offset the net cash used in investing activities for 1998. Net cash used in financing activities was offset by the net cash provided by investing activities for 1997.

The Bank is required to maintain minimum levels of liquid assets as defined by the OTS regulations. This requirement, which may be waived at the discretion of the OTS depending upon economic conditions and deposit flows, currently requires the Bank to maintain, for each calendar quarter, an average daily balance of liquid assets (including cash and cash equivalent investments) equal to at least 4% of its liquidity base as of the end of the preceding calendar quarter or the average daily balance of its liquidity base during the preceding calendar quarter. The liquidity base

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
consists of net withdrawable accounts plus borrowings repayable in 12 months or less. The Bank's regulatory liquidity ratio was 20.0% at December 31, 1999.

The Company's most liquid assets are cash, cash in banks and highly liquid, short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1999, 1998 and 1997, these liquid assets totaled $30.1 million, $47.0 million, and $22.8 million, respectively. The high level of liquid assets at December 31, 1999 was due, in part, to larger than normal levels of cash on hand at the Company's offices during the weeks preceding the Year 2000. The very high level of liquid assets at December 31, 1998 was due to the net acquisition of cash with the CCNB transaction, loan principal repayments and loan sales. The high level of liquid assets at December 31, 1997 was due to loan principal repayments and to investment maturities. Additionally, securities available-for-sale may be utilized to meet liquidity needs.

Liquidity management for the Company is both a daily and long-term function of the Company's management strategy. Excess funds are generally invested in short-term investments such as federal funds. In the event that the Company should require funds beyond its ability to generate them internally, additional sources of funds are available, including FHLB advances. At December 31, 1999, the Company had outstanding borrowings totaling $11.2 million, all of which were advances from the FHLB.

At December 31, 1999, the Company had outstanding commitments to originate mortgage loans of $5.1 million, of which 48.8% were at fixed interest rates. These commitments provided that the loans would be secured by properties located in the Company's primary market areas. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which were scheduled to mature in one year or less from December 31, 1999, totaled $140.1 million. Based upon the historically stable nature of the Company's deposit base, management believes that a significant portion of such deposits will remain with the Company. The Company also had unused lines of credit provided to customers of $26.1 million and $23.1 million at December 31, 1999, and 1998, respectively.

At December 31, 1999, the Bank exceeded all of its capital requirements on a fully phased-in basis. See Note 10 of the Notes to Consolidated Financial Statements and the discussion of the Company's financial condition above.

Dividends
A federal thrift institution is precluded under current regulations of the OTS from declaring or paying a dividend or repurchasing any of its common stock if either of such actions would reduce the institution's core, tangible or risk-based capital levels below its liquidation account balance or any of the three current minimum regulatory capital requirements. Under presently effective OTS regulations, the maximum amount of dividends that a thrift institution will be permitted to pay in any calendar year without prior OTS approval is limited to the institution's year-to-date net income plus its retained net income for the preceding two years. The Bank declared and paid dividends totaling $1.0 million, $1.2 million and $1.8 million to the Company, its sole stockholder, during 1999, 1998 and 1997, respectively.

The Company paid its first cash dividend since becoming a public company during the first quarter of 1995. Cash dividends in the total amount of $.48 per share were paid during 1999, 1998 and 1997, and cash dividends in the total amount of $.40 per share per year were paid during 1996 and 1995. The Board of Directors of the Company declared a quarterly cash dividend of $.12 per share payable on February 29, 2000, to stockholders of record as of February 11, 2000. Future dividends will depend primarily upon the Company's earnings, financial condition and need for funds, as well as restrictions imposed by regulatory authorities regarding dividend payments and net worth requirements.

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

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

INDEPENDENT
AUDITOR'S
REPORT
--------------------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------

To the Stockholders and Board of Directors
Kankakee Bancorp, Inc.
Kankakee, Illinois

We have audited the accompanying consolidated statements of financial condition of Kankakee Bancorp, Inc. and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kankakee Bancorp, Inc. and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

[McGladrey & Pullen, LLP Signature]

Champaign, Illinois
January 27, 2000

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
             -----------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                            December 31,
                                                      -------------------------
                                                          1999         1998
                                                      ------------ ------------
Assets
  Cash and due from banks............................ $ 19,118,528 $ 15,154,733
  Federal funds sold.................................    6,321,834   18,525,000
  Money market funds.................................    4,653,221   13,310,905
                                                      ------------ ------------
   Cash and cash equivalents.........................   30,093,583   46,990,638
                                                      ------------ ------------
  Certificates of deposit............................       50,000       50,000
                                                      ------------ ------------
  Securities:
   Investment securities:
    Available-for-sale, at fair value................   65,131,965   75,942,836
    Held-to-maturity, at cost (fair value: 1999
     $284,038; 1998 $345,318)........................      306,241      341,647
                                                      ------------ ------------
     Total investment securities.....................   65,438,206   76,284,483
                                                      ------------ ------------
   Mortgage-backed securities:
    Available-for-sale, at fair value................   17,490,841   18,577,927
    Held-to-maturity, at cost (fair value: 1999
     $109,819; 1998 $172,340)........................      108,724      167,741
                                                      ------------ ------------
     Total mortgage-backed securities................   17,599,565   18,745,668
                                                      ------------ ------------
   Nonmarketable equity securities, at cost..........      501,100      501,100
                                                      ------------ ------------
  Loans, net of allowance for losses on loans of
   $2,171,040 in 1999 and $2,375,533 in 1998.........  270,360,059  245,232,781
  Loans held for sale................................           --    1,910,966
  Real estate held for sale..........................      575,164    1,882,324
  Federal Home Loan Bank stock, at cost..............    1,811,400    1,801,100
  Office properties and equipment....................    8,850,579    8,729,971
  Accrued interest receivable........................    2,889,498    2,772,872
  Prepaid expenses and other assets..................    1,352,138    1,289,077
  Intangible assets..................................    5,196,634    5,587,678
                                                      ------------ ------------
Total assets......................................... $404,717,926 $411,778,658
                                                      ============ ============

                                                          December 31,
                                                    --------------------------
                                                        1999          1998
                                                    ------------  ------------
Liabilities and Stockholders' Equity
  Liabilities
    Deposits
      Noninterest bearing.......................... $ 21,455,669  $ 17,533,020
      Interest bearing.............................  333,521,782   329,269,826
    Other borrowings...............................   11,200,000    22,900,000
    Advance payments by borrowers for taxes and
     insurance.....................................    1,548,998     1,532,482
    Other liabilities..............................      743,750       866,721
                                                    ------------  ------------
  Total liabilities................................  368,470,199   372,102,049
                                                    ------------  ------------
  Stockholders' Equity
    Preferred stock, $.01 par value; authorized,
     500,000 shares; none outstanding..............           --            --
    Common stock, $.01 par value; authorized
     3,500,000 shares; shares issued 1,750,000.....       17,500        17,500
    Additional paid-in capital.....................   16,019,390    16,070,157
    Retained income, partially restricted..........   32,309,425    31,183,528
    Treasury stock (506,617 and 382,642 shares in
     1999 and 1998, respectively), at cost.........  (10,851,899)   (7,621,599)
    Accumulated other comprehensive income (loss)..   (1,095,478)      329,445
                                                    ------------  ------------
  Total stockholders' equity before Employee Stock
   Ownership Plan Loan ............................   36,398,938    39,979,031
    Employee Stock Ownership Plan Loan.............     (151,211)     (302,422)
                                                    ------------  ------------
  Total stockholders' equity.......................   36,247,727    39,676,609
                                                    ------------  ------------
Total liabilities and stockholders' equity......... $404,717,926  $411,778,658
                                                    ============  ============


          See Accompanying Notes to Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                   ----------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                 Years Ended December 31,
                                            -----------------------------------
                                               1999        1998        1997
                                            ----------- ----------- -----------
Interest income:
  Loans.................................... $20,406,989 $20,291,307 $18,893,603
  Mortgage-backed securities...............   1,124,621   1,485,642   2,198,282
  Investment securities and other..........   5,368,712   5,745,120   3,802,714
                                            ----------- ----------- -----------
    Total interest income..................  26,900,322  27,522,069  24,894,599
                                            ----------- ----------- -----------
Interest expense:
  Deposits.................................  14,326,288  14,838,161  12,763,541
  Borrowed funds...........................   1,016,271   1,288,296   1,509,196
                                            ----------- ----------- -----------
    Total interest expense.................  15,342,559  16,126,457  14,272,737
                                            ----------- ----------- -----------
    Net interest income....................  11,557,763  11,395,612  10,621,862
Provision for losses on loans..............          --          --      33,395
                                            ----------- ----------- -----------
    Net interest income after provision for
     losses on loans.......................  11,557,763  11,395,612  10,588,467
                                            ----------- ----------- -----------
Other income:
  Net gain on sales of securities
   available-for-sale......................       1,094          --      34,146
  Net gain on sales of real estate held for
   sale....................................      37,187      20,367      19,008
  Net gain on sales of loans held for sale.      10,880     158,551      58,512
  Net gain on sale of property held for
   expansion...............................     315,596          --          --
  Fee income...............................   1,924,663   1,673,609   1,023,243
  Insurance commissions....................     122,880     130,470     128,184
  Other....................................     551,884     493,151     426,170
                                            ----------- ----------- -----------
    Total other income.....................   2,964,184   2,476,148   1,689,263
                                            ----------- ----------- -----------
Other expenses:
  Compensation and benefits................   6,069,433   5,553,788   4,411,759
  Occupancy................................   1,106,006     906,201     748,084
  Furniture and equipment..................     709,565     593,600     480,930
  Federal insurance premiums...............     168,388     168,322     170,107
  Advertising..............................     377,605     334,659     238,775
  Provision for losses on real estate held
   for sale................................      43,936      20,442       7,534
  Data processing services.................     391,155     382,263     280,054
  Telephone and postage....................     358,887     353,626     246,857
  Amortization of intangible assets........     391,043     407,191     231,682
  Other general and administrative.........   2,284,297   1,711,455   1,368,812
                                            ----------- ----------- -----------
    Total other expenses...................  11,900,315  10,431,547   8,184,594
                                            ----------- ----------- -----------
    Income before income taxes ............   2,621,632   3,440,213   4,093,136
Income taxes...............................     862,150   1,151,047   1,081,500
                                            ----------- ----------- -----------
    Net income............................. $ 1,759,482 $ 2,289,166 $ 3,011,636
                                            =========== =========== ===========
Basic Earnings Per Share................... $      1.35 $      1.66 $      2.13
                                            =========== =========== ===========
Diluted Earnings Per Share................. $      1.28 $      1.56 $      2.00
                                            =========== =========== ===========

          See Accompanying Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1999, 1998 and 1997
             -----------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                           Accumulated  Employee     Bank
                                  Additional                                  Other       Stock    Incentive      Total
                          Common    Paid-In     Retained      Treasury    Comprehensive Ownership  Plans and  Stockholders'
                           Stock    Capital      Income        Stock      Income (Loss) Plan Loan   Trusts       Equity
                          ------- -----------  -----------  ------------  ------------- ---------  ---------  -------------
Balance, December 31,
 1996...................  $17,500 $16,181,726  $27,219,741   $(5,876,509)  $  (409,353) $(604,844) $(34,040)   $36,494,221
Comprehensive income:
 Net income.............       --          --    3,011,636            --            --         --        --      3,011,636
 Unrealized gain on
  securities available-
  for-sale arising
  during the period, net
  of tax of $291,098....       --          --           --            --       460,316         --        --        460,316
 Less: Reclassifications
  adjustment for gains
  included in net
  income, net of tax of
  $13,228...............       --          --           --            --        20,918         --        --         20,918
                                                                                                               -----------
                                                                                                                   481,234
                                                                                                               -----------
Comprehensive income....                                                                                         3,492,870
Purchase of 55,000
 shares of treasury
 stock..................       --          --           --    (1,790,253)           --         --        --     (1,790,253)
Exercise of stock
 options................       --          --           --       115,735            --         --        --        115,735
Adjustment to paid-in
 capital due to exercise
 of stock options.......       --     (91,487)          --        91,487            --         --        --             --
Dividends paid on common
 stock--$.48 per share..       --          --     (676,457)           --            --         --        --       (676,457)
Principal payment on
 ESOP loan..............       --          --           --            --            --    151,211        --        151,211
Amortization of award of
 Bank Incentive Plan
 stock..................       --          --           --            --            --         --    34,040         34,040
                          ------- -----------  -----------  ------------   -----------  ---------  --------    -----------
Balance, December 31,
 1997...................   17,500  16,090,239   29,554,920    (7,459,540)       71,881   (453,633)       --     37,821,367
Comprehensive income:
 Net income.............       --          --    2,289,166            --            --         --        --      2,289,166
 Unrealized gain on
  securities available-
  for-sale arising
  during the period, net
  of tax of $162,880....       --          --           --            --       257,564         --        --        257,564
                                                                                                               -----------
                                                                                                                   257,564
                                                                                                               -----------
Comprehensive income....                                                                                         2,546,730
Purchase of 13,650
 shares of treasury
 stock..................       --          --           --      (346,995)           --         --        --       (346,995)
Exercise of stock
 options................       --          --           --        92,529            --         --        --         92,529
Adjustment to paid-in
 capital due to exercise
 of stock options.......       --     (20,082)          --        92,407            --         --        --         72,325
Dividends paid on common
 stock--$.48 per share..       --          --     (660,558)           --            --         --        --       (660,558)
Principal payment on
 ESOP loan..............       --          --           --            --            --    151,211        --        151,211
                          ------- -----------  -----------  ------------   -----------  ---------  --------    -----------
Balance, December 31,
 1998...................   17,500  16,070,157   31,183,528    (7,621,599)      329,445   (302,422)       --     39,676,609
Comprehensive income:
 Net income.............       --          --    1,759,482            --            --         --        --      1,759,482
 Unrealized loss on
  securities available-
  for-sale arising
  during the period, net
  of tax of $(705,677)..       --          --           --            --    (1,425,645)        --        --     (1,425,645)
 Less: Reclassifications
  adjustment for gains
  included in net
  income, net of tax of
  $372..................       --          --           --            --           722         --        --            722
                                                                                                               -----------
                                                                                                                (1,424,923)
                                                                                                               -----------
Comprehensive income....                                                                                           334,559
Purchase of 136,000
 shares of treasury
 stock..................       --          --           --    (3,472,591)           --         --        --     (3,472,591)
Exercise of stock
 options................       --          --           --       118,747            --         --        --        118,747
Adjustment to paid-in
 capital due to exercise
 of stock options.......       --     (50,767)          --       123,544            --         --        --         72,777
Dividends paid on common
 stock--$.48 per share..       --          --     (633,585)           --            --         --        --       (633,585)
Principal payment on
 ESOP loan..............       --          --           --            --            --    151,211        --        151,211
                          ------- -----------  -----------  ------------   -----------  ---------  --------    -----------
Balance, December 31,
 1999...................  $17,500 $16,019,390  $32,309,425  $(10,851,899)  $(1,095,478) $(151,211)       --    $36,247,727
                          ======= ===========  ===========  ============   ===========  =========  ========    ===========

          See Accompanying Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  ------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                             Years Ended December 31,
                                     ------------------------------------------
                                         1999           1998           1997
                                     -------------  -------------  ------------
Cash Flows from Operating
 Activities
 Net income........................  $   1,759,482  $   2,289,166  $  3,011,636
 Adjustments to reconcile net
  income to net cash provided by
  operating activities:
    Provision for losses on loans..             --             --        33,395
    Provision for losses on real
     estate held for sale..........         43,936         20,442         7,534
    Depreciation and amortization..      1,287,009      1,064,712       763,483
    Amortization of investment
     premiums and discounts, net...        250,846        299,937       139,640
    Accretion of loan fees and
     discounts, net................         41,295        (45,066)      (33,971)
    Deferred income tax provision
     (benefit).....................        100,107        (33,968)      (28,728)
    Origination of loans held for
     sale..........................     (9,091,292)   (38,590,159)   (6,673,198)
    Proceeds from sales of loans...     11,013,138     37,092,150     7,117,165
    (Increase) decrease in interest
     receivable....................       (116,626)           196       172,472
    Increase (decrease) in interest
     payable on deposits...........         71,234         86,190       (28,120)
    Net gain on sales of loans.....        (10,880)      (158,551)      (58,512)
    Net gain on sales of securities
     available-for-sale............         (1,094)            --       (34,146)
    Net gain on sales of real
     estate held for sale..........        (37,187)       (20,367)      (19,008)
    Net gain on sale of property
     held for expansion............       (315,596)            --            --
    Other, net.....................        488,978       (489,956)      (38,494)
                                     -------------  -------------  ------------
Net cash from operating activities.      5,483,350      1,514,726     4,331,148
                                     -------------  -------------  ------------
Cash Flow from Investing Activities
 Investment securities:
   Available-for-sale:
    Purchases......................    (16,972,198)   (55,944,227)   (3,194,888)
    Proceeds from sales............      2,001,094             --     8,024,060
    Proceeds from calls and
     maturities....................     24,000,000     32,295,000    10,189,000
   Held-to-maturity:
    Purchases......................             --     (1,150,000)           --
    Proceeds from maturities.......         33,797      1,056,629         2,471
 Mortgage-backed securities:
   Available-for-sale:
    Purchases......................     (6,991,551)    (8,771,840)           --
    Proceeds from maturities and
     paydowns......................      7,453,485     18,473,627     6,295,394
   Held-to-maturity:
    Proceeds from maturities and
     paydowns......................         59,017         35,921        42,641
 Purchases of certificates of
  deposit..........................             --       (765,692)   (2,357,500)
 Proceeds from maturities of
  certificates of deposit..........             --      2,317,692       805,500
 Proceeds from sales of real
  estate...........................      3,409,153        323,492       209,351
 Deferred loan fees and costs, net.        (79,600)        23,210      (179,669)
 Loans originated..................   (124,417,009)  (104,134,300)  (87,475,090)
 Loans purchased...................     (1,366,276)      (300,000)   (2,180,000)
 Principal collected on loans......    100,159,376    115,028,208    83,047,771
 Purchases of office properties and
  equipment, net...................     (1,845,158)    (2,665,242)   (1,151,147)
 Acquisition of Coal City National
  Bank.............................             --     (8,084,596)           --
 Payments for improvements on real
  estate...........................       (347,623)      (328,986)           --
                                     -------------  -------------  ------------
Net cash from investing activities.    (14,903,493)   (12,591,104)   12,077,894
                                     -------------  -------------  ------------

                                                                     (continued)

             ----------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                              Years Ended December 31,
                                       ----------------------------------------
                                           1999          1998          1997
                                       ------------  ------------  ------------
Cash Flows from Financing Activities
 Net increase (decrease) in non-
  certificate of deposit accounts....       448,994     7,039,825    (1,072,434)
 Net increase in certificate of
  deposit accounts...................     7,654,377     7,790,818     3,774,086
 Increase (decrease) in advance
  payments by borrowers for taxes and
  insurance..........................        34,369       103,172       (43,940)
 Proceeds from short-term borrowings.     3,000,000            --    66,430,000
 Repayments of short-term borrowings.    (3,000,000)   (8,220,000)  (85,030,000)
 Proceeds from other borrowings......            --     8,000,000    34,550,000
 Repayments of other borrowings......   (11,700,000)     (375,000)  (27,000,000)
 Proceeds from exercise of stock
  options............................       191,524       164,854       115,735
 Dividends paid......................      (633,585)     (660,558)     (676,457)
 Purchase of treasury stock..........    (3,472,591)     (346,995)   (1,790,253)
                                       ------------  ------------  ------------
Net cash from financing activities...    (7,476,912)   13,496,116   (10,743,263)
                                       ------------  ------------  ------------
Increase (decrease) in cash and cash
 equivalents.........................   (16,897,055)    2,419,738     5,665,779
Cash and cash equivalents:
 Beginning of year...................    46,990,638    22,825,892    17,160,113
 Cash acquired with Coal City
  National Bank......................            --    21,745,008            --
                                       ------------  ------------  ------------
 End of year.........................  $ 30,093,583  $ 46,990,638  $ 22,825,892
                                       ============  ============  ============
Supplemental Disclosures of Cash Flow
 Information
 Cash paid during the year for:
  Interest on deposits...............  $ 14,326,300  $ 14,924,400  $ 12,735,400
                                       ============  ============  ============
  Interest on borrowed funds.........  $  1,068,200  $  1,308,500  $  1,580,700
                                       ============  ============  ============
  Income taxes.......................  $    632,072  $  1,177,335  $  1,386,969
                                       ============  ============  ============
Supplemental Disclosures of Noncash
 Investing Activities:
 Real estate acquired through
  foreclosure........................  $    534,936  $    550,603  $  1,314,939
                                       ============  ============  ============
 Reduction of Employee Stock
  Ownership Plan loan................  $    151,211  $    151,211  $    151,211
                                       ============  ============  ============
Acquisition of Coal City National
 Bank
 Cash paid...........................  $         --  $ (8,084,596) $         --
 Assets acquired:
  Cash...............................            --    21,745,008            --
  Investments........................            --    15,538,921            --
  Loans..............................            --    17,560,127            --
  Accrued interest receivable........            --       307,474            --
  Premises and equipment.............            --       696,288            --
  Other assets.......................            --       122,646            --
 Liabilities assumed:
  Non-certificates of deposit........            --   (28,996,351)           --
  Certificates of deposit............            --   (22,691,676)           --
  Accrued interest payable...........            --      (176,247)           --
  Other liabilities..................            --      (459,339)           --
  Equity.............................            --    (3,646,851)           --
                                       ------------  ------------  ------------
                                       $         --  $ (8,084,596) $         --
                                       ============  ============  ============

          See Accompanying Notes to Consolidated Financial Statements.

                                               NOTES TO CONSOLIDATED STATEMENTS
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------
KANKAKEE BANCORP, INC. AND SUBSIDIARY

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

The significant accounting and reporting policies of the Company and its subsidiary follow:

Basis of Consolidation and Financial Statement Presentation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. Significant intercompany accounts and transactions have been eliminated in consolidation. Based on the Company's approach to decision making, it has decided that its business is comprised of a single business segment.

The consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles and conform to predominate practice within the banking industry.

In preparing the consolidated financial statements, Company management is required to make estimates and assumptions which significantly affect the amounts reported in the consolidated financial statements. Significant estimates which are particularly susceptible to change in a short period of time include the determination of the market value of investment and mortgage backed securities, the allowance for losses on loans and valuation of real estate and other properties acquired in connection with foreclosures or in satisfaction of amounts due from borrowers on loans. Actual results could differ from those estimates.

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

Securities classified as available-for-sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available-for-sale are carried at fair value. The difference between fair value and cost, adjusted for amortization of premium and accretion of discounts, results in an unrealized gain or loss. Unrealized gains or losses are reported as accumulated other comprehensive income (loss), net of the related deferred tax effect. Gains or losses on the sale of securities are determined on the basis of the specific security sold and are included in earnings. Premiums and discounts are recognized in interest income using the interest method over their contractual lives.

Nonmarketable Equity Securities
Nonmarketable equity securities are carried at cost as fair values are not readily determinable.

NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

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

Unearned discount on installment loans is credited to income over the term of the loan using the interest method. For all other loans, interest is credited to income as earned using the simple interest method applied to the daily balances of the principal outstanding.

A loan is considered to be impaired when, based on current information and events, it is probable the Bank will not be able to collect all amounts due. The portion of the allowance for losses on loans applicable to impaired loans has been computed based on the present value of the estimated future cash flows of interest and principal discounted at the loan's effective interest rate or on the fair value of the collateral for collateral dependent loans. The entire change in present value of expected cash flows of impaired loans or of collateral value is reported as a provision for losses on loans in the same manner in which impairment initially was recognized or as a reduction in the amount of a provision for losses on loans that otherwise would be reported.

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

Allowance for Losses on Loans
The allowance for losses on loans ("allowance") is established through a provision for losses on loans charged to operating expenses. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, various regulatory agencies periodically review the allowance. These agencies may require the Bank to make additions to the allowance based on their judgments of collectibility based on information available to them at the time of their examination.

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

                                               NOTES TO CONSOLIDATED STATEMENTS
-------------------------------------------------------------------------------

Office Properties and Equipment
Office properties and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

Intangible Assets
The excess of cost over the fair value of assets acquired for transactions accounted for as purchases is recorded as an asset by the Company. This amount is amortized into other expense on a straight-line basis using periods of eight to twenty years. On a periodic basis, the Company reviews the intangible assets for events or circumstances that may indicate a change in recoverability of the underlying basis.

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

Earnings Per Share
Basic earnings per share is computed by dividing net income for the year by the average number of shares outstanding of 1,312,235, 1,375,553 and 1,412,136 for 1999, 1998 and 1997, respectively.

Diluted earnings per share is determined by dividing net income for the year by the average number of shares of common stock and dilutive potential common shares outstanding. Dilutive potential common shares assume exercise of stock options and use of proceeds to purchase treasury stock at the average market price for the period. The average shares outstanding were 1,383,613, 1,464,029 and 1,502,639 for 1999, 1998 and 1997, respectively.

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

Emerging Accounting Standards
Accounting for Derivative Instruments and Hedging Activities Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This Statement applies to all entities. FAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application is encouraged. The Statement is not to be applied retroactively to financial statements of prior periods. In June 1999, Statement of Financial Accounting Standard No. 137 was issued to extend the effective date by one year to all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not believe the adoption of FAS 133, as amended by FAS 137, will have a material impact on the consolidated financial statements.

NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

2. Acquisition of Coal City National Bank
On January 29, 1998, the Company acquired for cash all of the outstanding shares of Coal City National Bank for $8,084,596. The acquisition has been accounted for using the purchase method of accounting. As such, the results of operations of the acquired entity are excluded from the consolidated financial statements of income for the periods prior to the acquisition date. The purchase price has been allocated based on the fair values at the date of acquisition. This allocation resulted in intangible assets of $3,833,128 which are being amortized over twenty years. At closing, Coal City National Bank had assets of $55,973,464, deposits of $51,688,027 and stockholders' equity of $3,646,851.

The following information presents a summary of consolidated operations for unaudited pro forma results of operations for the years ended December 31, 1998 and 1997 as though Coal City National Bank had been acquired as of January 1, 1997:

                                                                 1998    1997
                                                                ------- -------
                                                                (in thousands)
Interest income................................................ $27,737 $28,827
Interest expense...............................................  16,155  16,116
Net income.....................................................   2,166   3,322
Basic earnings per share.......................................    1.57    2.35
Diluted earnings per share.....................................    1.48    2.21

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

                                               NOTES TO CONSOLIDATED STATEMENTS
-------------------------------------------------------------------------------

Note 3. Securities
Amortized costs and fair values of securities are summarized as follows:

                                               Available-for-sale
                                  ---------------------------------------------
                                                Gross      Gross
                                   Amortized  Unrealized Unrealized
                                     Cost       Gains      Losses   Fair Value
                                  ----------- ---------- ---------- -----------
December 31, 1999
U. S. government and agency
 securities...................... $66,059,685  $  4,939   1,309,264 $64,755,360
Mutual fund shares...............     409,040        --      32,435     376,605
                                  -----------  --------  ---------- -----------
  Total investment securities....  66,468,725     4,939   1,341,699  65,131,965
Mortgage-backed securities.......  17,813,775    61,365     384,299  17,490,841
                                  -----------  --------  ---------- -----------
  Total.......................... $84,282,500  $ 66,304  $1,725,998 $82,622,806
                                  ===========  ========  ========== ===========
December 31, 1998
U. S. government and agency
 securities...................... $75,186,187  $485,222     116,501 $75,554,908
Mutual fund shares...............     387,040       888          --     387,928
                                  -----------  --------  ---------- -----------
  Total investment securities....  75,573,227   486,110     116,501  75,942,836
Mortgage-backed securities.......  18,477,002   127,403      26,478  18,577,927
                                  -----------  --------  ---------- -----------
  Total.......................... $94,050,229  $613,513  $  142,979 $94,520,763
                                  ===========  ========  ========== ===========

                                                Held-to-maturity
                                  ---------------------------------------------
                                                Gross      Gross
                                   Amortized  Unrealized Unrealized
                                     Cost       Gains      Losses   Fair Value
                                  ----------- ---------- ---------- -----------
December 31, 1999
Municipal bonds.................. $   306,241  $     --  $   22,203 $   284,038
Mortgage-backed securities.......     108,724     1,095          --     109,819
                                  -----------  --------  ---------- -----------
  Total.......................... $   414,965     1,095  $   22,203 $   393,857
                                  ===========  ========  ========== ===========
December 31, 1998
Municipal bonds.................. $   341,647  $  3,739  $       68 $   345,318
Mortgage-backed securities.......     167,741     4,599          --     172,340
                                  -----------  --------  ---------- -----------
  Total.......................... $   509,388  $  8,338  $       68 $   517,658
                                  ===========  ========  ========== ===========

The amortized cost and fair value of securities classified as held-to-maturity and available-for-sale at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties, and certain securities require principal repayments prior to maturity. Therefore, these securities and mutual fund shares are not included in the maturity categories in the following maturity summary.

                                       Held-to-Maturity    Available-for-Sale
                                      ------------------ -----------------------
                                      Amortized   Fair    Amortized
                                        Cost     Value      Cost     Fair Value
                                      --------- -------- ----------- -----------
Due within 1 year.................... $ 34,486  $ 33,883 $17,007,841 $16,936,515
Due after 1 year through 5 years.....   40,307    37,496  44,051,844  43,109,995
Due after 5 through 10 years.........  167,121   148,332   5,000,000   4,708,850
Due after 10 years...................   64,327    64,327          --          --
Mortgage-backed securities...........  108,724   109,819  17,813,775  17,490,841
Mutual fund shares...................       --        --     409,040     376,605
                                      --------  -------- ----------- -----------
  Total.............................. $414,965  $393,857 $84,282,500 $82,622,806
                                      ========  ======== =========== ===========

NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

The Bank, as a member of the Federal Home Loan Bank of Chicago (the "FHLB"), is required to maintain an investment in capital stock of the FHLB in an amount equal to 1% of its outstanding home loans. No ready market exists for the FHLB stock, and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value which is equal to cost.

U. S. government and agency securities with a carrying value of approximately $19,695,000 and $17,126,000 at December 31, 1999 and 1998, respectively, were pledged to collateralize certain deposit accounts with balances in excess of $100,000 for other purposes as required or permitted by law.

Realized gains and losses were as follows:

                                                             Year Ended December
                                                                     31,
                                                             -------------------
                                                              1999  1998  1997
                                                             ------ ---- -------
Realized gains.............................................. $1,094 $ -- $34,146
Realized losses.............................................     --   --      --
                                                             ------ ---- -------
  Net gain (loss)........................................... $1,094 $ -- $34,146
                                                             ====== ==== =======

Note 4. Loans
Loans consist of the following:

                                                            December 31,
                                                      -------------------------
                                                          1999         1998
                                                      ------------ ------------
Real estate mortgage loans:
  One-to-four family................................. $165,088,747 $158,044,604
  Multifamily........................................    8,923,474    5,556,309
  Commercial.........................................   28,868,801   21,291,086
  Construction and development.......................   14,235,389   13,937,820
Consumer loans:
  Mobile home loans..................................    2,157,624    2,825,500
  Student loans......................................      151,055      231,319
  Home improvement loans.............................        2,396        6,915
  Home equity loans..................................   17,027,560   17,215,139
  Credit card loans..................................    1,285,937    1,376,329
  Motor vehicle loans................................    5,541,134    3,830,236
  Personal loans.....................................    7,945,906    6,900,189
  Loans secured by savings accounts..................      788,276      826,849
Commercial loans.....................................   22,012,684   17,365,311
                                                      ------------ ------------
Gross loans..........................................  274,028,983  249,407,606
Less:
  Unearned discounts.................................          882          904
  Deferred loan fees, net............................      102,707      126,860
  Undisbursed portion of loan proceeds...............    1,394,295    1,671,528
  Allowance for losses on loans......................    2,171,040    2,375,533
                                                      ------------ ------------
                                                      $270,360,059 $245,232,781
                                                      ============ ============

The Company's lending activities have been concentrated primarily in the market areas immediately surrounding the branch locations. The largest portion of the Company's loans are originated for the purpose of enabling borrowers to purchase residential real estate property secured by first liens on such property and generally maintain loan-to-value ratios of no greater than 80%.

                                               NOTES TO CONSOLIDATED STATEMENTS
-------------------------------------------------------------------------------

The Company's opinion as to the ultimate collectibility of these loans is subject to estimates regarding the future cash flows from operations and the value of property, real and personal, pledged as collateral. These estimates are affected by changing economic conditions and the economic prospects of the borrowers.

Loans serviced by the Company for others approximated $70,545,000, $71,322,000 and $36,999,000 at December 31, 1999, 1998 and 1997.

Note 5. Allowance for Losses on Loans
Changes in the allowance for losses on loans were as follows:

                                                 Year Ended December 31,
                                             ----------------------------------
                                                1999        1998        1997
                                             ----------  ----------  ----------
Balance at beginning of year................ $2,375,533  $2,130,146  $2,359,889
Balance acquired............................         --     398,178         --
Provision for losses on loans...............         --          --      33,395
Charge-offs.................................   (287,719)   (223,869)   (296,432)
Recoveries..................................     83,226      71,078      33,294
                                             ----------  ----------  ----------
Balance at end of year...................... $2,171,040  $2,375,533  $2,130,146
                                             ==========  ==========  ==========

Note 6. Office Properties and Equipment
Office properties and equipment consist of:

                                                             December 31,
                                                        -----------------------
                                                           1999        1998
                                                        ----------- -----------
Office properties:
  Land................................................. $ 1,751,039 $ 1,667,011
  Building.............................................   7,036,809   5,936,174
  Leasehold improvements...............................     444,902     205,826
Parking facilities:
  Land.................................................     340,862     340,862
  Improvements.........................................     133,418     133,418
Land acquired for future use...........................   1,020,074   1,493,634
Furniture and equipment................................   5,471,423   5,495,194
                                                        ----------- -----------
                                                         16,198,527  15,272,119
Less: Accumulated depreciation and amortization........   7,347,948   6,542,148
                                                        ----------- -----------
                                                        $ 8,850,579 $ 8,729,971
                                                        =========== ===========

Depreciation and amortization expense amounted to $895,966, $657,521 and $531,801 for the years ended December 31, 1999, 1998 and 1997, respectively.

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

NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

The total minimum rental commitment including all option periods, at December 31, 1999, under the leases mentioned above is as follows:

                                                                        Amount
Year of Maturity                                                      ----------
2000................................................................. $   81,449
2001.................................................................     84,067
2002.................................................................     84,067
2003.................................................................     85,911
2004.................................................................     93,593
Thereafter...........................................................    955,601
                                                                      ----------
                                                                      $1,384,688
                                                                      ==========

The total rental expense included in the income statement for the years ended December 31, 1999 and 1998 was $74,083 and $27,797, respectively.

Note 7. Deposits
As of December 31, 1999, certificates of deposit had scheduled maturity dates as follows:

                                                                       Amount
Year of Maturity                                                    ------------
2000............................................................... $140,060,987
2001...............................................................   64,928,780
2002...............................................................    5,878,290
2003...............................................................    2,796,646
2004 and thereafter................................................    4,392,710
                                                                    ------------
                                                                    $218,057,413
                                                                    ============

The aggregate amount of time certificates of deposit in denominations of $100,000 or more was $26,427,470 and $24,717,651 at December 31, 1999 and 1998,
respectively.

Note 8. Other Borrowings
Other borrowings at December 31, 1999 and 1998 consisted of advances from the FHLB of $11,200,000 and $22,900,000, respectively. The weighted average maturity date was approximately 60 months and 60 months, respectively, and the weighted average interest rates were approximately 5.37% and 5.34%, respectively.

Advances from the FHLB are collateralized by one-to-four family residential mortgages.

Future payments at December 31, 1999, for all other borrowings were as follows:

                                                                       Amount
Year Ended                                                           -----------
2000................................................................ $        --
2001................................................................          --
2002................................................................   6,200,000
2003................................................................          --
2004................................................................          --
Thereafter..........................................................   5,000,000
                                                                     -----------
  Total............................................................. $11,200,000
                                                                     ===========

                                               NOTES TO CONSOLIDATED STATEMENTS
-------------------------------------------------------------------------------

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

Retained earnings at December 31, 1999 and 1998 includes approximately $8,998,000 of the tax reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $3,059,000 as of December 31, 1999 and 1998.

As of December 31, 1999, the Bank had State net operating loss carryforwards of approximately $4,356,243 for income tax purposes. The difference between book and tax net operating income results from interest income from certain investments which is exempt from income tax for state income tax purposes. For financial reporting purposes, a valuation allowance of $545,521 based on the effective state tax rate of 4.8% has been recognized to offset the deferred tax assets related to those carryforwards. The net operating loss carryforwards expire through 2007.

Income taxes consist of:

                                                   Year Ended December 31,
                                                -------------------------------
                                                  1999      1998        1997
                                                -------- ----------  ----------
Current........................................ $762,043 $1,185,015  $1,110,228
Deferred.......................................  100,107    (33,968)    (28,728)
                                                -------- ----------  ----------
                                                $862,150 $1,151,047  $1,081,500
                                                ======== ==========  ==========

The Company's income tax expense differed from the maximum statutory federal rate of 35% as follows:

                                                 Year Ended December 31,
                                              --------------------------------
                                                1999       1998        1997
                                              --------  ----------  ----------
Expected income taxes........................ $917,571  $1,204,075  $1,432,598
Income tax effect of:
  State income tax (carryforward), net of
   federal benefit...........................  (46,246)      9,816      65,399
  Income taxed at lower rate.................  (26,216)    (34,402)    (40,932)
  Utilization of (addition to) state net
   operating loss carryforwards..............   46,246      (9,816)    (65,399)
  Bank Incentive Plan........................       --      (3,329)    (31,168)
  Other......................................  (29,205)    (15,297)   (278,998)
                                              --------  ----------  ----------
                                              $862,150  $1,151,047  $1,081,500
                                              ========  ==========  ==========

NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

Significant components of the deferred tax liabilities and assets are as follows:

                                                            December 31,
                                              ---------------------------------
                                                           1999        1998
                                                        ----------  ----------
Deferred tax assets:
  Allowance for losses on loans........................ $  743,560  $  811,472
  State net operating loss carryforwards...............    545,521     432,324
  Accrued benefits.....................................    138,863     125,256
  Intangible assets....................................     27,627      43,454
  Unrealized loss on assets available for sale.........    564,216          --
  Other................................................    108,595      37,511
                                                        ----------  ----------
    Total deferred tax assets..........................  2,128,382   1,450,017
  Valuation allowance for deferred tax assets..........    545,521     432,324
                                                        ----------  ----------
    Total deferred tax assets, net of valuation
     allowance.........................................  1,582,861   1,017,693
                                                        ----------  ----------
Deferred tax liabilities:
  Unrealized gain in assets available-for-sale.........         --    (141,089)
  Loan fees deferred for income tax purposes...........    (63,607)    (79,850)
  Excess of tax accumulated provision for losses over
   base year...........................................    (73,165)   (109,747)
  Stock dividend on FHLB stock.........................    (50,280)    (50,280)
  Loan costs deferred for book purposes................   (215,760)   (171,923)
  Mortgage servicing rights............................   (146,161)   (105,465)
  Other................................................    (87,161)    (40,832)
                                                        ----------  ----------
    Total deferred tax liabilities.....................   (636,134)   (699,186)
                                                        ----------  ----------
Net deferred tax assets................................ $  946,727  $  318,507
                                                        ==========  ==========

The Company believes that it is more likely than not that the deferred tax asset will be realized based upon historical taxable income levels. The Company has reported federal taxable income and pretax book income amounts totaling approximately $8.4 million and $10.2 million over the past three years, respectively.

Note 10. Stockholders' Equity and Regulatory Capital
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Core capital (as defined by the regulations) to tangible assets (as defined) and Total and Tier I capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the Office of Thrift Supervision (the "OTS"), categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total

                                               NOTES TO CONSOLIDATED STATEMENTS
-------------------------------------------------------------------------------
risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                    To be Well
                                                                   Capitalized
                                                                   Under Prompt
                                                                    Corrective
                                                   For Capital        Action
                                     Actual     Adequacy Purposes   Provisions
                                 -------------- --------------------------------
                                 Amount  Ratio   Amount    Ratio  Amount  Ratio
                                 ------- ------ --------- --------------- ------
                                             (Dollars in thousands)
As of December 31, 1999
Tangible Capital to Tangible
 Assets Kankakee Federal
 Savings Bank..................  $29,525  7.40% $   5,982   1.50%     N/A

Core Capital to Tangible Assets
 Kankakee Federal Savings Bank.   29,525  7.40%    15,951   4.00% $19,939  5.00%

Tier I Capital to Risk Weighted
 Assets Kankakee Federal
 Savings Bank..................   29,525 12.44%       N/A          14,237  6.00%

Total Capital to Risk Weighted
 Assets Kankakee Federal
 Savings Bank..................   31,621 13.33%    18,983   8.00%  23,728 10.00%

As of December 31, 1998
Tangible Capital to Tangible
 Assets Kankakee Federal
 Savings Bank..................  $27,832  6.95% $   6,011   1.50%     N/A

Core Capital to Tangible Assets
 Kankakee Federal Savings Bank.   27,832  6.95%    16,030   4.00% $20,037  5.00%

Tier I Capital to Risk Weighted
 Assets Kankakee Federal
 Savings Bank..................   27,832 12.61%       N/A          13,239  6.00%

Total Capital to Risk Weighted
 Assets Kankakee Federal
 Savings Bank..................   30,045 13.62%    17,653   8.00%  22,066 10.00%

A liquidation account in the amount of $17,720,139 was established for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after the December 30, 1992 conversion from a mutual savings and loan association to a stock savings bank. In the unlikely event of a complete liquidation of the Bank, each eligible deposit account holder would be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then-current adjusted balance for deposit accounts held, before any distribution may be made with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock if the effect thereof would cause the net worth of the Bank to be reduced below the amount required for the liquidation account. Due to various natural events, such as death, relocation and general attrition of accounts, the balance in the liquidation account has been reduced to $2,405,944 as of December 31, 1999.

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

NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

Note 11. Officer, Director and Employee Plans

Money Purchase Pension Plan and Trust
The Bank sponsors a Money Purchase Pension Plan and Trust (the "Money Purchase Plan") for the benefit of its employees meeting certain age and service requirements. The Bank contributes to the Money Purchase Plan on behalf of each Participant an amount equal to 7% of the Participant's compensation, as defined by the Money Purchase Plan. Expense related to the Money Purchase Plan amounted to approximately $267,000, $245,000 and $210,000, for the years ended December 31, 1999, 1998 and 1997, respectively.

401(k) Savings Plan
The Bank established a qualified, tax-exempt pension plan qualifying under section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Virtually all employees are eligible to participate after meeting certain age and service requirements. Eligible employees are permitted to contribute 1% to 10% of their compensation to the 401(k) Plan. Expense related to the 401(k) Plan, including plan administration, amounted to approximately $12,700, $15,400 and $14,700, for the years ended December 31, 1999, 1998 and 1997, respectively.

Bank Incentive Plans and Trusts
The 52,500 shares of Company common stock in the Bank Incentive Plans and Trusts (the "BIPs") were available for issuance to officers, directors, and employees of the Bank. The awards were earned over a three- or five-year period depending on age and years of service. The aggregate purchase price of these shares was amortized to expense as the persons became vested in their stock awards. The unamortized cost was reflected as a reduction of stockholders' equity. The BIPs were fully amortized at December 31, 1997. Expense relating to the BIPs was approximately $34,040 for the year ended December 31, 1997.

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

The following table reflects the shares held by the ESOP:

                                                           December 31
                                                  -----------------------------
                                                    1999      1998      1997
                                                  --------- --------- ---------
Shares allocated to participants.................  93,552.5  82,172.0  70,833.5
Unallocated shares (grandfathered under SOP 93-
 6)..............................................  15,312.5  30,625.0  45,937.5
                                                  --------- --------- ---------
  Total.......................................... 108,865.0 112,797.0 116,771.0
                                                  ========= ========= =========

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

Interest expense recognized by the ESOP was $18,523, $29,108 and $39,693 for the years ended December 31, 1999, 1998 and 1997, respectively. The Bank contributed $162,883, $158,061 and $165,764 to the ESOP to fund principal and interest payments for the years ended December 31, 1999, 1998 and 1997, respectively.

                                               NOTES TO CONSOLIDATED STATEMENTS
-------------------------------------------------------------------------------

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

                                1999               1998               1997
                          ------------------ ------------------ ------------------
                                   Weighted-          Weighted-          Weighted-
                                    Average            Average            Average
                                   Exercise           Exercise           Exercise
                          Shares     Price   Shares     Price   Shares     Price
Fixed Options             -------  --------- -------  --------- -------  ---------
Outstanding at beginning
 of year................  127,635   $9.952   137,005   $9.947   148,725   $9.941
Granted.................       --       --        --       --        --       --
Exercise................  (12,025)   9.875    (9,370)   9.875   (11,720)   9.875
Forfeited...............       --       --        --       --        --       --
                          -------            -------            -------
Outstanding at end of
 year...................  115,610    9.960   127,635    9.952   137,005    9.947
                          =======            =======            =======
Options exercisable at
 year-end...............  115,610            127,635            137,005
                          =======            =======            =======
Weighted-average fair
 value
 of options granted
 during
 the year...............                --                 --                 --
                                    ======             ======             ======

Grants under the Stock Option Plan are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under the Stock Option Plan.

Stockholders' Rights Plan
On May 14, 1999, the Company's Board of Directors adopted a Stockholders' Rights Plan. The Plan provides for the distribution of one Right on June 15, 1999, for each share of the Company's outstanding common stock as of May 24, 1999. The Rights have no immediate economic value to stockholders because they cannot be exercised unless and until a person, group or entity acquires 15% or more of the Company's common stock or announces a tender offer. The Plan also permits the Company's Board of Directors to redeem each Right for one cent under various circumstances.

In general, the Rights Plan provides that if a person, group or entity acquires a 15% or larger stake in the Company or announces a tender offer, and the Company's Board chooses not to redeem the Rights, all holders of Rights, other than the 15% stockholder or the tender offeror, will be able to purchase a certain amount of the Company's common stock for half of its market price.

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

NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

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

Financial instruments whose contract represent credit risk at December 31, 1999 and 1998 follows:

                                                             December 31,
                                                        -----------------------
                                                           1999        1998
                                                        ----------- -----------
Commitments to originate new loans..................... $16,944,000 $14,184,000
Commitments to extend credit...........................  26,080,000  23,055,000
Standby letters of credit..............................   2,093,000   2,212,000

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

                                               NOTES TO CONSOLIDATED STATEMENTS
-------------------------------------------------------------------------------

Note 14. Fair Value of Financial Instruments
The following table reflects a comparison of carrying amounts and the fair values of the financial instruments:

                                               December 31,
                            ---------------------------------------------------
                                      1999                      1998
                            ------------------------- -------------------------
                              Carrying                  Carrying
                               Amount     Fair Value     Amount     Fair Value
                            ------------ ------------ ------------ ------------
Assets:
  Cash and cash
   equivalents............. $ 30,093,583 $ 30,093,583 $ 46,990,638 $ 46,990,638
  Certificates of deposit..       50,000       50,000       50,000       50,000
  Investment and mortgage-
   backed securities.......   83,037,771   83,016,663   95,030,151   95,038,421
  Nonmarketable equity
   securities..............      501,100      501,100      501,100      501,100
  Loans....................  272,531,099  269,036,875  247,608,314  248,188,723
  Loans held for sale......           --           --    1,910,966    1,936,844
  FHLB stock...............    1,811,400    1,811,400    1,801,100    1,801,100
  Accrued interest
   receivable..............    2,889,498    2,889,498    2,772,872    2,772,872
Liabilities:
  Deposits................. $354,977,451 $355,501,883 $346,802,846 $348,206,411
  Borrowed funds...........   11,200,000   11,157,454   22,900,000   22,883,988
  Advance payments by
   borrowers for taxes and
   insurance...............    1,548,998    1,548,998    1,532,482    1,532,482
  Accrued interest payable.      404,781      404,781      385,442      385,442

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

Investment and mortgage-backed securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amounts of accrued interest approximates their fair values.

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

NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

Off-balance-sheet instruments: Fair values for the Bank's off-balance-sheet instruments (guarantees and loan commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value for such commitments is nominal.

Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable-rate, fixed-term money market accounts approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amounts of accrued interest payable and advance payments by borrowers for taxes and insurance approximates their fair value.

Borrowed funds: Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Note 15. Condensed Parent Company Only Financial Statements

                                                           December 31,
                                                     -------------------------
                                                         1999         1998
                                                     ------------  -----------
Statement of financial condition
Assets:
  Cash and cash equivalents......................... $  1,284,825  $ 4,272,790
  Certificate of deposit............................       50,000       50,000
  Investment securities, available-for-sale.........      376,605      387,928
  Equity in net assets of Kankakee Federal Savings
   Bank.............................................   34,413,574   34,868,336
  Other assets......................................      203,161      156,640
                                                     ------------  -----------
                                                     $ 36,328,165  $39,735,694
                                                     ============  ===========
Liabilities and stockholders' equity:
  Other liabilities................................. $     80,438  $    59,085
  Common stock......................................       17,500       17,500
  Additional paid-in capital........................   16,019,390   16,070,157
  Retained income...................................   32,309,425   31,183,528
  Accumulated comprehensive income (loss)...........   (1,095,478)     329,445
  Treasury stock....................................  (10,851,899)  (7,621,599)
  Employee Stock Ownership Plan loan................     (151,211)    (302,422)
                                                     ------------  -----------
                                                     $ 36,328,165  $39,735,694
                                                     ============  ===========

                                                NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

                                                  Year Ended December 31,
                                             ----------------------------------
                                                1999         1998       1997
                                             -----------  ---------- ----------
Statement of operations
Dividends from subsidiary..................  $ 1,011,253  $1,210,525 $1,776,237
Interest income............................      170,631     259,616    308,308
                                             -----------  ---------- ----------
  Operating income.........................    1,181,884   1,470,141  2,084,545
                                             -----------  ---------- ----------
Equity in undistributed earnings of
 Kankakee Federal Savings Bank.............      948,175   1,155,542  1,195,689
Other noninterest income...................           --         400      2,641
                                             -----------  ---------- ----------
  Total other income.......................      948,175   1,155,942  1,198,330
Other expenses.............................      473,577     404,670    403,739
                                             -----------  ---------- ----------
  Income before income tax benefit.........    1,656,482   2,221,413  2,879,136
Income tax benefit.........................      103,000      67,753    132,500
                                             -----------  ---------- ----------
  Net income...............................  $ 1,759,482  $2,289,166 $3,011,636
                                             ===========  ========== ==========
Comprehensive income
Net income.................................  $ 1,759,482  $2,289,166 $3,011,636
Unrealized gain (loss) on securities
 available-for-sale arising during the
 period, net of tax of $(705,677),
 $162,880, and $291,098 in 1999, 1998 and
 1997, respectively........................   (1,425,645)    257,564    460,316
Less: Reclassification adjustment for gains
 included in net income, net of tax of
 $372, $0, and $13,228 in 1999, 1998 and
 1997, respectively........................          722          --     20,918
                                             -----------  ---------- ----------
                                              (1,424,923)    257,564    481,234
                                             -----------  ---------- ----------
  Comprehensive income.....................  $   334,559  $2,546,730 $3,492,870
                                             ===========  ========== ==========


NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

                                               Year Ended December 31,
                                         -------------------------------------
                                            1999         1998         1997
                                         -----------  -----------  -----------
Statement of cash flows
Operating activities:
  Net income............................ $ 1,759,482  $ 2,289,166  $ 3,011,636
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Equity in undistributed earnings of
     Kankakee Federal Savings Bank......    (948,175)  (1,155,542)  (1,195,689)
    Other...............................     (13,253)      41,956     (161,650)
                                         -----------  -----------  -----------
      Net cash provided by operating
       activities.......................     798,054    1,175,580    1,654,297
                                         -----------  -----------  -----------
Investing activities:
  Available-for-sale investment and
   mortgage backed securities:
    Purchase............................     (21,999)     (23,118)     (23,064)
    Proceeds from maturities and
     paydowns...........................          --      109,593      661,429
  Purchase of equipment.................        (579)          --           --
                                         -----------  -----------  -----------
      Net cash provided by (used in)
       investing activities.............     (22,578)      86,475      638,365
                                         -----------  -----------  -----------
Financing activities:
  Principal collected on ESOP loan......     151,211      151,211      151,211
  Purchase of treasury stock............  (3,472,591)    (346,995)  (1,790,253)
  Dividends paid to stockholders........    (633,585)    (660,558)    (676,457)
  Proceeds from exercise of stock
   options..............................     191,524      164,854      115,735
                                         -----------  -----------  -----------
      Net cash used in financing
       activities.......................  (3,763,441)    (691,488)  (2,199,764)
                                         -----------  -----------  -----------
Increase (decrease) in cash and cash
 equivalents............................  (2,987,965)     570,567       92,898
Cash and cash equivalents:
  Beginning of period...................   4,272,790    3,702,223    3,609,325
                                         -----------  -----------  -----------
  End of period......................... $ 1,284,825  $ 4,272,790  $ 3,702,223
                                         ===========  ===========  ===========

                                               NOTES TO CONSOLIDATED STATEMENTS
-------------------------------------------------------------------------------

Note 16. Quarterly Results of Operations (Unaudited)

                                          Year Ended December 31, 1999
                                 ----------------------------------------------
                                               Three Months Ended
                                 December 31 September 30  June 30    March 31
                                 ----------- ------------ ---------- ----------
Interest income................. $6,771,650   $6,737,789  $6,752,705 $6,638,178
Interest expense................  3,815,453    3,804,947   3,837,556  3,884,603
                                 ----------   ----------  ---------- ----------
  Net interest income...........  2,956,197    2,932,842   2,915,149  2,753,575
Provision for losses on loans...         --           --          --         --
                                 ----------   ----------  ---------- ----------
  Net interest income after
   provision for losses on
   loans........................  2,956,197    2,932,842   2,915,149  2,753,575
Other income....................    942,170      605,044     631,285    785,685
Other expense...................  3,163,023    2,964,017   2,903,529  2,869,746
                                 ----------   ----------  ---------- ----------
  Income before income taxes....    735,344      573,869     642,905    669,514
Income taxes....................    241,800      188,600     204,108    227,642
                                 ----------   ----------  ---------- ----------
  Net income.................... $  493,544   $  385,269  $  438,797 $  441,872
                                 ==========   ==========  ========== ==========
Basic earnings per share........ $     0.40   $     0.29  $     0.33 $     0.33
                                 ==========   ==========  ========== ==========
Diluted earnings per share...... $     0.38   $     0.28  $     0.31 $     0.31
                                 ==========   ==========  ========== ==========

                                          Year Ended December 31, 1998
                                 ----------------------------------------------
                                               Three Months Ended
                                 December 31 September 30  June 30    March 31
                                 ----------- ------------ ---------- ----------
Interest income................. $6,778,534   $6,972,569  $7,034,029 $6,736,937
Interest expense................  4,077,632    4,145,011   4,050,591  3,853,223
                                 ----------   ----------  ---------- ----------
  Net interest income...........  2,700,902    2,827,558   2,983,438  2,883,714
Provision for losses on loans            --           --          --         --
                                 ----------   ----------  ---------- ----------
  Net interest income after
   provision for losses on
   loans........................  2,700,902    2,827,558   2,983,438  2,883,714
Other income....................    638,495      595,299     642,886    599,468
Other expense...................  2,809,506    2,611,673   2,720,990  2,289,378
                                 ----------   ----------  ---------- ----------
  Income before income taxes....    529,891      811,184     905,334  1,193,804
Income taxes....................    175,837      271,030     303,052    401,128
                                 ----------   ----------  ---------- ----------
  Net income.................... $  354,054   $  540,154  $  602,282 $  792,676
                                 ==========   ==========  ========== ==========
Basic earnings per share........ $     0.26   $     0.39  $     0.44 $     0.57
                                 ==========   ==========  ========== ==========
Diluted earnings per share...... $     0.24   $     0.37  $     0.41 $     0.54
                                 ==========   ==========  ========== ==========

52