Form 10-K, Exhibit 13
period 2000-12-31
KANKAKEE BANCORP INC
filed 2001-03-23
CIK 891523

                                                                      Exhibit 13

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    ---------------------------------------

                                              December 31,
                         ------------------------------------------------------
                            2000       1999       1998       1997       1996
                         ---------- ---------- ---------- ---------- ----------
                             (Dollars in thousands, except per share data)
Selected Financial
 Condition Data:
  Total assets.......... $  459,894 $  404,718 $  411,779 $  343,409 $  350,643
  Loans, net, including
   loans held for sale..    338,956    270,360    247,144    239,050    233,963
  Mortgage-backed
   securities held-to-
   maturity.............         67        109        168        204        246
  Mortgage-backed
   securities available-
   for-sale.............     16,051     17,491     18,578     28,300     34,467
  Investment securities
   held-to-maturity (1).      1,999        857        893      2,173        623
  Investment securities
   available-for-sale...     57,170     65,132     75,943     36,823     51,345
  Deposits..............    388,050    354,977    346,803    280,022    277,348
  Total borrowings......     29,000     11,200     22,900     23,495     34,545
  Stockholders' equity..     39,289     36,248     39,677     37,821     36,494
  Shares outstanding....  1,263,108  1,243,383  1,367,358  1,371,638  1,414,918
  Stockholders' equity
   per share............ $    31.11 $    29.15 $    29.02 $    27.57 $    25.79
  Stockholders' tangible
   equity per share (2).      27.30      24.97      24.93      26.00      24.10

                                        Years Ended December 31,
                         ------------------------------------------------------
                            2000       1999       1998       1997       1996
                         ---------- ---------- ---------- ---------- ----------
                                         (Dollars in thousands)
Selected Operations
 Data:
  Total interest income. $   30,339 $   26,900 $   27,522 $   24,895 $   25,808
  Total interest
   expense..............     17,437     15,343     16,126     14,273     15,199
                         ---------- ---------- ---------- ---------- ----------
    Net interest income.     12,902     11,557     11,396     10,622     10,609
  Provision for losses
   on loans.............         50        --         --          33         42
                         ---------- ---------- ---------- ---------- ----------
  Net interest income
   after provision for
   losses on loans......     12,852     11,557     11,396     10,589     10,567
                         ---------- ---------- ---------- ---------- ----------
  Fee income............      1,942      1,925      1,532      1,023        791
  Gain on sales of
   loans, mortgage-
   backed securities and
   investment
   securities...........        --         365        179        112        109
  Other non-interest
   income...............        572        674        765        554      1,237
                         ---------- ---------- ---------- ---------- ----------
    Total non-interest
     income.............      2,514      2,964      2,476      1,689      2,137
                         ---------- ---------- ---------- ---------- ----------
  Other expenses........     11,472     11,900     10,432      8,185     10,215
  Income tax expense....      1,310        862      1,151      1,081        713
                         ---------- ---------- ---------- ---------- ----------
    Total non-interest
     expense............     12,782     12,762     11,583      9,266     10,928
                         ---------- ---------- ---------- ---------- ----------
  Net income............ $    2,584 $    1,759 $    2,289 $    3,012 $    1,776
                         ========== ========== ========== ========== ==========

-----
(1) Includes certificates of deposit and non-marketable equity securities.
(2) Calculated by subtracting intangible assets from stockholders' equity.

                ----------------------------------------------

                                            Years Ended December 31,
                                     ---------------------------------------
                                      2000    1999    1998    1997    1996
                                     ------- ------- ------- ------- -------
Selected Financial Ratios and Other
 Data:
Performance Ratios:
  Return on assets (ratio of net
   income to average total assets)..   0.60%   0.43%   0.57%   0.87%   0.50%(3)
  Interest rate spread information:
    Average during the year.........   3.13%   2.99%   2.92%   2.86%   2.78%
    End of year.....................   2.85%   2.96%   2.68%   2.73%   2.88%
    Net interest margin (1).........   3.25%   3.08%   3.07%   3.22%   3.11%
    Ratio of operating expense to
     average total assets...........   2.68%   2.92%   2.60%   2.36%   2.87%(4)
    Return on equity (ratio of net
     income to average equity)......   6.95%   4.61%   5.86%   8.04%   4.95%(5)
    Ratio of average interest-
     earning assets to average
     interest-bearing liabilities... 102.66% 102.39% 103.47% 108.25% 107.40%
Quality Ratios:
  Non-performing assets to total
   assets at end of period..........   0.76%   0.69%   0.82%   1.27%   1.16%
  Allowance for losses on loans to
   non-performing loans.............  83.89% 124.20% 160.43%  75.64%  60.92%
  Classified assets to total assets
   at end of period (2).............   1.29%   1.20%   1.70%   1.89%   1.88%
  Allowance for losses on loans to
   classified assets................  36.34%  44.84%  33.95%  32.86%  35.80%
Capital Ratios:
  Equity to total assets at end of
   period...........................   8.54%   8.96%   9.64%  11.01%  10.41%
  Average equity to average assets..   8.70%   9.38%   9.75%  10.71%  10.06%
  Dividend payout ratio.............  24.12%  37.50%  30.77%  24.00%  33.90%
Other data:
  Number of full service branch
   offices..........................      15      15      15       9       9

-----
(1) Net interest income divided by average interest earning assets.
(2) Includes items classified as special mention.
(3) Without the effect of the special assessment on SAIF-insured deposits and the gain on the sale of a branch, the Return on assets would have been 0.67%.
(4) Without the effect of the special assessment on SAIF-insured deposits, the ratio of Operating expenses to average assets would have been 2.40%.
(5) Without the effect of the special assessment on SAIF-insured deposits and the gain on the sale of a branch, the Return on equity would have been 6.71%.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
General
Kankakee Bancorp, Inc. (the "Company") is the holding company for Kankakee Federal Savings Bank (the "Bank"). All references to the Company in the following discussion include the Bank and the Bank's wholly-owned service corporation, KFS Service Corporation ("KFS"), unless indicated otherwise. The Company's results of operations are dependent primarily on net interest income, which is the difference, or "spread", between the interest income earned on its loan, mortgage-backed securities and investment portfolios and its cost of funds, consisting of interest paid on its deposits and on borrowed funds. The Company's operating expenses principally consist of employee compensation and benefits, occupancy, federal deposit insurance premiums, marketing and other general and administrative expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

The Company's mission is to provide, safely and profitably, financial services to families and businesses in the communities served by its offices. In seeking to accomplish this mission, management has adopted a business strategy designed to accomplish a number of goals, including:

  . maintain the Bank's tangible capital at a level that exceeds regulatory requirements;

  . maintain a high level of asset quality;

  . manage the Company's exposure to changes in market interest rates;

  . increase the Company's interest rate spread; and

  . to the extent available, take advantage of loan and deposit growth opportunities in the Company's principal market areas.

The Company has attempted to achieve these goals by focusing on a number of areas, including:

  . the origination, to the extent requested in its lending areas, of adjustable-rate mortgage loans ("ARMs") on residential properties for retention in its portfolio;

  . the retention in its portfolio, beginning in 2000, of most of the 30-year, fixed-rate residential mortgage loans which it originates;

  . the origination of commercial real estate, consumer, commercial business, and, to a lesser extent, multi-family and construction loans;

  . providing high quality service to enhance customer loyalty; and

  . offering a variety of financial products and services to serve as comprehensively as practicable the financial needs of families and community businesses in its market areas.

Asset/Liability Management
The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
positive gap would tend to adversely affect net interest income. At December
31, 2000, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $46.3 million, representing a negative cumulative one-year gap equal to 10.1% of total assets.

In an attempt to manage its exposure to changes in interest rates, management closely monitors the Company's interest rate risk. The Bank has an Asset/Liability Management Committee, consisting of the president, certain vice presidents and the controller of the Bank, which meets monthly and reviews the Bank's interest rate risk position and makes quarterly recommendations for adjusting such position to the Bank's board of directors. In addition, on a quarterly basis the board reviews the Bank's asset/liability position, including simulations of the effect on the Bank's capital of various interest rate scenarios.

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

The Company attempts to manage its interest rate risk to the extent consistent with its interest margin objectives through management of the mix of its assets and liabilities in a number of ways, including the following:

  . To the extent requested in its lending areas, the Company has focused its one-to-four family residential lending program on ARMs. However, ARMs are not currently in great demand, and only about 10% of one-to-four family residential loans originated in 2000 were ARMs. The remaining 90% of the one-to-four family loan originations during 2000 were for fixed rates with maturities ranging from ten years to 30 years. Virtually all one-to-four family loans originated in 2000 were retained in the Company's portfolio. At December 31, 2000, approximately $79.0 million, or 37.3%, of the Company's one-to-four family residential loan portfolio consisted of ARMs.

  . The Company has continued its origination of consumer loans having terms to maturity that are significantly shorter than residential loans.

  . The Company has increased originations of commercial business and construction loans having adjustable or floating interest rates, relatively short terms to maturity, or a combination thereof.

  . Through the end of 1999, the Company sold substantially all of its newly originated conventional 30-year, fixed-rate residential mortgage loans with servicing retained.

At December 31, 2000, the Company held $132.8 million of fixed-rate one-to-four family loans, of which $64.8 million had original terms of more than 15 years (i.e., long-term loans). These loans are seasoned loans that have been carried as part of the Company's permanent loan portfolio and are intended to be held until maturity. Through December 31, 1999, the Company's policy was to sell substantially all newly originated 30-year, fixed-rate loans. During 2000, the Company began to retain substantially all newly originated 30-year, fixed-rate loans, as part of its growth strategy which is discussed in the Business Developments section. At December 31, 2000, there were no loans classified as held for sale.

The Company currently does not enter into derivative financial instruments, including futures, forwards, interest rate risk swaps, option contracts, or other financial instruments with similar characteristics. However, the Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers such as commitments to extend credit and letters of credit.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Commitments to extend credit and letters of credit are not recorded as an asset by the Company until the commitment is accepted and funded or the letter of credit is exercised.

The Company's exposure to market risk is reviewed on a regular basis by the Asset/Liability Committee. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. Tools used by management include the standard GAP report and the quarterly Office of Thrift Supervision (the "OTS") report measuring interest rate sensitivity. The OTS report provides the Company the economic value of each type of asset, liability, and off-balance sheet contract under the assumption that the Treasury yield curve shifts instantaneously and parallel up and down by 100 to 300 basis points in 100 basis point increments. The Company has no market risk sensitive instruments held for trading purposes. It appears that the Company's market risk is reasonable at this time. The following condensed GAP report summarizing the Company's interest rate sensitivity sets forth the interest rate sensitivity of the Bank's assets and liabilities at December 31, 2000. Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period are determined in accordance with the earlier of the term to repricing or maturity of the asset or liability. The Bank has assumed that its passbook and statement savings accounts, checking accounts and money market accounts, which totaled $142.8 million at December 31, 2000, are withdrawn at the annual percentage rates of 15.0%, 37.4% and 37.6%, respectively. Certificate accounts are assumed to reprice at the date of contractual maturity.

                                         Maturing or Repricing
                          -------------------------------------------------------
                                   4 Months
                            1-3     to One   Over 1-3  Over 3-5  Over 5
                           Months    Year     Years     Years     Years   Total
                          -------- --------  --------  --------  ------- --------
                           Amount   Amount    Amount    Amount   Amount   Amount
                          -------- --------  --------  --------  ------- --------
                                         (Dollars in Thousands)
Fixed rate one-to-four
family (including
mortgage-backed
securities, commercial
real estate and
construction loans).....  $ 11,158 $ 18,294  $ 38,502  $ 27,513  $65,637 $161,104
Adjustable rate one-to-
four family (including
mortgage-backed
securities, commercial
real estate and
construction loans).....    42,113   67,660    17,831     7,552       --  135,156
Commercial business
loans...................    15,714    4,140     3,915       612       87   24,468
Consumer loans..........    18,784    6,757     9,464     3,551    1,479   40,035
Investment securities
and other...............    13,633    7,634    33,118    12,230    6,340   72,955
                          -------- --------  --------  --------  ------- --------
 Total interest-earning
 assets.................   101,402  104,485   102,830    51,458   73,543  433,718
                          -------- --------  --------  --------  ------- --------
Savings deposits........     2,107    6,322    13,255     9,577   24,937   56,198
Checking and money
market..................     8,120   24,360    32,998    12,896    8,270   86,644
Certificates............    59,988  122,250    51,381    11,285       --  244,904
FHLB advances...........    24,000    5,000        --        --       --   29,000
Other borrowings........        --       --        --        --       --       --
                          -------- --------  --------  --------  ------- --------
 Total interest-bearing
 liabilities............    94,215  157,932    97,634    33,758   33,207  416,746
                          -------- --------  --------  --------  ------- --------
Interest-earning assets
less interest-bearing
liabilities.............  $  7,187 $(53,447) $  5,196  $ 17,700  $40,336 $ 16,972
                          ======== ========  ========  ========  ======= ========
Cumulative interest-rate
sensitivity gap.........  $  7,187 $(46,260) $(41,064) $(23,364) $16,972
                          ======== ========  ========  ========  =======
Cumulative interest-rate
gap as a percentage of
assets..................     1.56% (10.06)%   (8.93)%   (5.08)%    3.69%
                          ======== ========  ========  ========  =======

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

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Current Economic Climate
During the first month of 2001, the Federal Open Market Committee ("the FOMC") lowered its target short-term interest rates by a total of one full percentage point. The federal funds target went from 6.50% to 5.50% and the Federal Reserve discount rate went from 6.00% to 5.00%. The federal funds rate is the rate at which financial institutions borrow from each other, while the discount rate is the rate which member banks borrow from the Federal Reserve. The FOMC cited a slowing economy and the risk of a recession as the primary reasons for lowering interest rates. Lower short-term interest rates would tend to stimulate economic activity by reducing the financing costs on borrowed funds for both businesses and individuals.

A slowing economy would likely result in some increase in problem assets, and could possibly result in some increase in loan losses. As the economy slows, the cash flows and profits of commercial customers would decrease, which could result in an increase in delinquencies. Additionally, individual borrowers could experience cash flow problems from job loss, reduction in investment returns or other causes. This could also result in an increase in delinquencies.

Lower interest rates, because of the Company's current structure of assets and liabilities, could have a beneficial effect on the Company's interest rate spread and results of operations. Since the Company has a negative cumulative one-year gap of 10.1%, a reduction in market interest rates should have a positive effect on net interest income and the results of operations. This is due to liabilities maturing, and repricing, from their current rates to lower rates, more quickly than assets will mature and reprice to lower rates. This positive effect is mitigated by several factors, including, limits on the company's ability to decrease rates on some of its deposit sources, such as money market accounts and NOW accounts, and by the ability of borrowers to repay loans ahead of schedule and refinance at lower rates. Management believes that the Company's current level of interest rate sensitivity is reasonable, particularly in light of the current trend in market rates. However, significant fluctuations in interest rates may have an adverse effect on the Company's financial condition and results of operations.

Business Developments
During the late 1990s, the Company experienced significant growth and improvement in its office facilities and a widening of its market areas. This was accomplished through the acquisition of a bank, the opening of several new offices and the replacement of an outdated office building. There were also significant changes and improvements in products and services brought about through the use of technology.

During this same period, the Company began the process of shifting its operating philosophy to a sales orientation and away from traditional approaches to banking services. Management continues to support and encourage this process, recognizing that changes, particularly of this type and magnitude, require employee education and customer communication. These changes in philosophy and culture require not only time but allocation of other Company resources. None of these efforts were without cost, and have been, and, to some degree, will continue to be, reflected in operating expenses and net income.

In the first quarter of 2000, management initiated an aggressive growth strategy which was aimed at increasing deposits and growing the loan portfolio, while continuing to reduce the size of the investment portfolio. The benefits to be derived from this strategy included:

  . improved utilization of facilities and increased productivity of personnel;

  . increased capital leverage;

  . improved asset yields, due to increased commercial and consumer lending and the replacement of investments with fixed rate mortgage loans; and

  . improved results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

It was recognized that such a strategy would:

  . likely increase the cost of funds, due to aggressive deposit pricing and the potential need to borrow money at wholesale market rates; and

  . necessitate the assumption of an increased level of interest rate risk, due to aggressive loan pricing and the need to retain longer term, fixed-rate mortgages for the portfolio.

The Company is committed to continuing the profitable growth of its assets and liabilities, if market conditions warrant, although management may control the rate of growth. The Company monitors interest rates and economic conditions in its own market, as well as on a regional and national basis.

During 2000, the Company began offering 100% financing on the purchase of single-family, owner occupied homes. Loans under this program are required to have private mortgage insurance covering the top 35% of the loan balance, and can be either fixed rate or adjustable rate.

During 1999, the Company completed an addition to its main office building in Kankakee, Illinois, which relocated the primary entrance, created some additional office space and provided improved customer parking and building access.

Since receiving regulatory approval in 1998, the Bank has offered trust services. Although granted full trust powers, the Bank has initially focused on personal trust services and limited employee plan services. Initially, it was anticipated that the trust operations would generate operating losses through the year ending December 31, 2000, after which it would break even or produce a small profit. However, current projections indicate that trust operations will continue to generate small operating losses in the near term. While the trust department is continuing to increase its business, many of the contacts currently being made and the referrals which have been received will not result in profitable business until sometime in the future.

The Year 2000 posed a unique set of challenges to those industries, including financial institutions, reliant on information technology. The Company's cumulative costs of the Year 2000 project through the end of 1999 were approximately $100,000. This included costs to upgrade equipment specifically for the purpose of Year 2000 compliance and certain administrative expenditures. Additional costs related to Year 2000 were limited, in 2000, to payment of invoices, if any, received after the end of 1999.

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

Financial Condition
Total assets increased by $55.2 million or 13.6% to $459.9 million at December 31, 2000, from $404.7 million at December 31, 1999. The increase in total assets during 2000 was primarily attributed to an increase in loans which was partially offset by decreases in cash and cash equivalents, investment securities and mortgage-backed securities.

Cash and cash equivalents decreased by $5.0 million to $25.1 million at December 31, 2000, from $30.1 million at December 31, 1999. The decrease was primarily attributed to funding the net loan growth.

At December 31, 2000, investment securities available-for-sale totaled $57.2 million, a decrease of $8.0 million or 12.2% from the amount classified as available-for-sale at December 31, 1999, as the Company continued to attempt to shift its asset mix in favor of higher yielding loans. The decrease

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
was the result of maturities and calls of $17.0 million of available-for-sale securities, which was partially offset by a positive adjustment of $1.5 million in the market value of available-for-sale securities and by purchases totaling $7.5 million of available-for-sale securities, during the year ended December 31, 2000.

At December 31, 2000, mortgage-backed securities available-for-sale totaled $16.1 million, a decrease of $1.4 million from the amount classified as available-for-sale at December 31, 1999. The decrease in mortgage-backed securities available-for-sale was the result of principal repayments totaling $3.7 million, which was partially offset by a positive adjustment to market value of $309,000 and by the purchase of $2.0 million in mortgage-backed securities available-for-sale.

During the year ended December 31, 2000, net loans increased by $68.6 million or 25.4% to $339.0 million from $270.4 million at December 31, 1999. The increase was the result of the origination of $119.6 million of real estate loans, the origination of $55.6 million of consumer and commercial business loans and loan repayments which totaled $106.3 million. There were no loans purchased during 2000. The year 2000 was a period of relatively stable market rates, during which the Company maintained a high volume in shorter term commercial loans. While repayments during 2000 increased over those in 1999, absence of significant refinancing activity resulted in a lower level of repayments than had been experienced in 1998.

There were no loans held for sale at either December 31, 2000 or December 31, 1999. During 2000, one loan of $77,000 was originated for sale and was sold.

The Company participates in government-sponsored, insured and guaranteed loan programs, such as those offered by the Veterans' Administration and the Federal Housing Authority. During 2000, no such loans were either originated or sold, while during 1999, $505,000 of such loans were originated and sold to investors with servicing released. Borrowers under these programs are notified at the time of application that their loan will be sold to, and serviced by, a party other than the Company.

Pursuant to its now expired agreement with Sallie Mae, during 2000 the Company sold $251,000 in student loans at the time the loans were fully disbursed. Currently, the Company has student loan application forms available, but it is no longer involved in either the processing or disbursement of student loans.

Held-to-maturity investment securities and non-marketable equity securities increased by $1.1 million to $1.9 million at December 31, 2000, from $807,000 at December 31, 1999. This increase was the result of the purchase of $1.2 million of held-to-maturity securities, which was partially offset by the maturity or prepayment of $57,000 of such securities.

Real estate held for sale decreased by $91,000 (15.8%) to $484,000 at December 31, 2000 from $575,000 at December 31, 1999. The decrease was the result of the disposal of three one-to-four family properties and the write downs to fair value totaling $98,000. The decreases were partially offset by the transfer of one one-to-four family property and one small commercial property to real estate held for sale during the year ended December 31, 2000, and to additional capital expenditures incurred.

Deposits increased by $33.1 million (9.3%) to $388.1 million at December 31, 2000, from $355.0 million at December 31, 1999. The increase resulted from a $26.9 million increase in certificates of deposit, and a $6.2 million increase in passbook savings, checking and money market accounts.

Borrowed money increased by $17.8 million (158.9%) to $29.0 million at December 31, 2000, from $11.2 million at December 31, 1999. Borrowed money consisted entirely of advances from the Federal Home Loan Bank of Chicago (the "FHLB"). There were no borrowings using securities sold under agreements to repurchase at December 31, 2000. During 2000, borrowed money was primarily used for both short-term and long-term cash management requirements. Approximately $5 million of borrowed money was used to purchase and retain mortgage-backed securities in order

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
to generate additional net interest income and as a method of increasing the leverage on the Company's capital.

Stockholders' equity on a per share basis increased from $29.15 at December 31, 1999, to $31.11 at December 31, 2000. Stockholders' equity increased by $3.1 million (8.4%) to $39.3 million at December 31, 2000. The increase in stockholders' equity was attributed to net income of $2.6 million, an increase in the market value adjustment on available-for-sale securities, which, net of provision for income taxes, amounted to $1.2 million and proceeds from the exercise of stock options totaling $726,000. These increases were partially offset by the payment of dividends of $607,000 during the year ended December 31, 2000 and the repurchase of 46,300 shares of Company common stock at a total cost of $1.0 million.

Asset Quality
Asset quality is an important aspect of the economic condition of a financial institution such as the Company. Measurements of asset quality are indicators of both the current strength of a financial institution and of its ability to generate the desired returns from its business activities. For more information, please refer to the section on Provision for Losses on Loans, which is part of the analysis of the Company's results of operations.

Company management performs a quarterly analysis of the adequacy of the allowance for losses on loans. Management classifies problem assets into one of four categories: Substandard, Doubtful, Loss and Special Mention. During the year ended December 31, 2000, total classified assets increased by $1.1 million to $5.9 million from $4.8 million at December 31, 1999. This increase was due to increases of $11,000 in assets classified as Loss and $1.3 million in assets classified as Special Mention. These increases were partially offset by a decrease of $230,000 in assets categorized as Substandard. The increase in assets categorized as Special Mention was due to the inclusion of loans to three commercial borrowers with short-term cash flow problems, which management believes will be resolved in 2001.

Non-performing assets include foreclosed assets, loans that have been placed on non-accrual status, loans 90 days or more past due that continue to accrue interest and restructured troubled debt. During the year ended December 31, 2000, total non-performing assets increased by $706,000, or 25.4%, to $3.5 million from $2.8 million at December 31, 1999. The increase was due to increases of $207,000 in non-accruing one-to-four family loans, $824,000 in accruing commercial business loans 90 days or more past due and $900,000 in accruing construction and development loans 90 days or more past due. These increases were partially offset by decreases of $797,000 in accruing commercial real estate loans 90 days or more past due, $232,000 in accruing consumer loans 90 days or more past due, $80,000 in non-accruing commercial real estate loans, $81,000 in foreclosed assets and $25,000 in restructured troubled debt. Based on its review of the non-performing loans, management does not anticipate that the Company will incur a material loss with respect to these non-performing assets. However, there can be no assurance that adverse developments, either in the general or local economy, or in the operation of individual businesses, would not result in possible losses.

Results of Operations
The Company's results of operations depend primarily on the level of its net interest and non-interest income and its control of operating expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
Net Interest Income Analysis
The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                      Year Ended December 31,
                                                               2000
                                                    ---------------------------
                                                      Average   Interest
                                                    Outstanding Earned/  Yield/
                                                      Balance     Paid    Rate
                                                    ----------- -------- ------
Interest-earning assets:
  Loans receivable (1).............................  $303,499   $24,220  7.98%
  Mortgage-backed securities (2)...................    17,488     1,222  6.99%
  Investments securities (3).......................    60,764     3,788  6.23%
  Other interest-earning assets....................    13,915       966  6.94%
  FHLB stock.......................................     1,903       143  7.51%
                                                     --------   -------
    Total interest-earning assets..................   397,569    30,339  7.63%
                                                     --------   -------
Other assets                                           29,827
                                                     --------
    Total assets...................................  $427,396
                                                     ========
Interest-bearing liabilities:
  Time deposits....................................  $231,198    12,981  5.61%
  Savings deposits.................................    59,637     1,502  2.52%
  Demand and NOW deposits..........................    77,776     1,835  2.36%
  Borrowings.......................................    18,662     1,119  6.00%
                                                     --------   -------
    Total interest-bearing liabilities.............   387,273    17,437  4.50%
                                                     --------   -------
Other liabilities..................................     2,951
                                                     --------
    Total liabilities..............................   390,224
                                                     --------
Stockholders' equity...............................    37,172
                                                     --------
    Total liabilities and stockholders' equity.....  $427,396
                                                     ========
Net interest income................................             $12,902
                                                                =======
Net interest rate spread...........................                      3.13%
                                                                         =====
Net earning assets.................................  $ 10,296
                                                     ========
Net yield on average interest-earning assets (net
 interest margin)..................................                      3.25%
                                                                         =====
Average interest-earning assets to average
 interest-bearing liabilities......................             102.66%
                                                                =======

-----
(1) Calculated including loans held for sale, and net of deferred loan fees, loan discounts, loans in process and the allowance for losses on loans.
(2) Calculated including mortgage-backed securities available-for-sale.
(3) Calculated including investment securities available-for-sale and certificates of deposit.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

      Year Ended December 31,                      Year Ended December 31,
               1999                                         1998
----------------------------------            ----------------------------------
  Average      Interest                         Average      Interest
Outstanding    Earned/      Yield/            Outstanding    Earned/      Yield/
  Balance        Paid        Rate               Balance        Paid        Rate
-----------    --------     ------            -----------    --------     ------
                         (Dollars in Thousands)
 $261,883       $20,407      7.79%              $248,148      $20,291      8.18%
   19,075         1,125      5.90%                24,409        1,486      6.09%
   69,980         4,138      5.91%                61,739        3,813      6.18%
   21,998         1,109      5.04%                34,879        1,809      5.19%
    1,808           121      6.69%                 1,848          123      6.66%
 --------       -------                         --------      -------
  374,744        26,900      7.18%               371,023       27,522      7.42%
 --------       -------                         --------      -------
   32,194                                         29,486
 --------                                       --------
 $406,938                                       $400,509
 ========                                       ========
 $210,899        11,141      5.28%              $204,622       11,465      5.60%
   61,413         1,503      2.45%                59,242        1,598      2.70%
   74,903         1,683      2.25%                71,010        1,775      2.50%
   18,769         1,016      5.41%                23,722        1,288      5.43%
 --------       -------                         --------      -------
  365,984        15,343      4.19%               358,596       16,126      4.50%
 --------       -------                         --------      -------
    2,799                                          2,876
 --------                                       --------
  368,783                                        361,472
 --------                                       --------
   38,155                                         39,037
 --------                                       --------
 $406,938                                       $400,509
 ========                                       ========
                $11,557                                       $11,396
                =======                                       =======
                             2.99%                                         2.92%
                             =====                                         =====
 $  8,760                                       $ 12,427
 ========                                       ========
                             3.08%                                         3.07%
                             =====                                         =====
                102.39%                                       103.47%
                =======                                       =======

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

The following table sets forth the weighted average yields on the Company's interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the Company's weighted average yields and rates at the dates indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                               At December 31,
                                                              -----------------
                                                              2000  1999  1998
                                                              ----- ----- -----
Weighted average yield on:
  Loans receivable (1)....................................... 8.12% 7.78% 7.77%
  Mortgaged-backed securities (2)............................ 7.09% 6.41% 7.18%
  Investment securities (3).................................. 6.04% 5.85% 5.89%
  Other interest-earning assets.............................. 6.08% 4.44% 4.60%
  Combined weighted average yield on interest-earning assets. 7.74% 7.22% 7.09%
Weighted average rate paid on:
  Saving deposits............................................ 2.57% 2.50% 2.44%
  Demand and NOW deposits.................................... 2.55% 2.19% 2.27%
  Certificates............................................... 6.09% 5.42% 5.63%
  Borrowings................................................. 6.25% 5.37% 5.34%
  Combined weighted average rate paid on interest-bearing
   liabilities............................................... 4.89% 4.26% 4.41%
Spread....................................................... 2.85% 2.96% 2.68%

-----
(1) Includes loans held for sale.
(2) Includes mortgage-backed securities available for sale.
(3) Includes investment securities available for sale and certificates of deposit.

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

                          Year Ended December 31,    Year Ended December 31,
                               2000 vs. 1999              1999 vs. 1998
                          ------------------------- ---------------------------
                            Increase                   Increase
                           (Decrease)                 (Decrease)
                             Due to                     Due to
                          --------------            ---------------
                                           Total                       Total
                                          Increase                    Increase
                          Volume   Rate  (Decrease) Volume   Rate    (Decrease)
                          ------  ------ ---------- ------  -------  ----------
                                        (Dollars in thousands)
Interest earning assets:
  Loans receivable....... $3,305  $  508   $3,813   $1,104  $  (988)   $ 116
  Mortgage-backed
   securities............   (101)    198       97     (316)     (45)    (361)
  Investment securities..   (560)    210     (350)     484     (159)     325
  Other interest-earning
   assets................   (482)    339     (143)    (650)     (50)    (700)
  Federal Home Loan Bank
   stock.................      6      16       22       (3)       1       (2)
                          ------  ------   ------   ------  -------    -----
    Total interest-
     earning assets...... $2,168  $1,271   $3,439   $  619  $(1,241)   $(622)
                          ======  ======   ======   ======  =======    =====
Interest bearing
 liabilities:
  Certificate accounts... $1,116  $  724   $1,840   $  345  $  (669)   $(324)
  Savings deposits.......    (44)     43       (1)      57     (152)     (95)
  Demand and NOW
   deposits..............     67      85      152       94     (186)     (92)
  Borrowings.............     (7)    110      103     (267)      (5)    (272)
                          ------  ------   ------   ------  -------    -----
    Total interest-
     bearing liabilities. $1,132  $  962   $2,094   $  229  $(1,012)   $(783)
                          ======  ======   ======   ======  =======    =====
Net interest income......                  $1,345                      $ 161
                                           ======                      =====

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
Comparison of Operating Results for the Year Ended December 31, 2000, to the Year Ended December 31, 1999

General
Consolidated net income was $2.6 million, or $1.99 per share (diluted), for the year ended December 31, 2000 compared to $1.8 million, or $1.28 per share (diluted), for the year ended December 31, 1999. This 50% increase occurred primarily due to the successful implementation of the growth strategy initiative during 2000.

Net Interest Income
Net interest income was $12.9 million for the year ended December 31, 2000, an increase of $1.3 million, or 11.6%, during 2000 as compared to 1999. Net interest income increased primarily due to the increase in interest income exceeding the increase in interest expense. The increase in interest income resulted from increases in both the average balance of and the average rate of interest on interest-earning assets. The increase in interest expense resulted from increases in both the average balance of and the average rate of interest on interest-bearing liabilities.

Interest Income
Interest income totaled $30.3 million for the year ended December 31, 2000, an increase of $3.4 million or 12.8%, as compared to $26.9 million for 1999. This resulted from an increase in the yield earned on assets from 7.18% during 1999 to 7.63% during 2000, and from a $22.9 million increase in average interest-earning assets from $374.7 million during 1999 to $397.6 million during 2000.

Interest on loans was $24.2 million for 2000, an increase of $3.8 million, or 18.7%, as compared to 1999. This was primarily attributable to the effect of an increase of $41.6 million in average outstanding loans, and by an increase in the yield on loans from 7.79% during 1999 to 7.98% during 2000. The increase in interest income on loans and the decrease in interest earned on investment securities discussed below resulted in part from the Company's continued efforts to shift its asset mix to higher yielding loans.

Interest earned on mortgage-backed securities was $1.2 million for 2000, as compared to $1.1 million for 1999. This represented an increase of 8.6% between the periods and was primarily due to an increase in the yield on mortgage-backed securities to 6.99% during 2000 from 5.90% during 1999, which was partially offset by a decrease of $1.6 million in average mortgage-backed securities.

Interest earned on investment securities and other interest-earning assets and dividends on FHLB stock totaled $4.9 million for 2000, as compared to $5.4 million for 1999. This represented a decrease of 8.8% during 2000. This was primarily due to a decrease in the average balance of these assets from $93.8 million in 1999 to $76.6 million in 2000, which was partially offset by an increase in average yield on these assets from 5.72% in 1999 to 6.39% in 2000.

Interest Expense
Interest expense was $17.4 million for 2000, or $2.1 million (13.7%) greater than in 1999. This was due to an increase in average yield to 4.50% for 2000 from 4.19% for 1999 and an increase of $21.3 million in the average balance of interest-bearing liabilities to $387.3 million for 2000 from $366.0 million for 1999. The higher average yield during 2000 was attributable to increases in the average cost of deposit accounts, which resulted from an aggressive growth strategy which increased the rates of the average balance of certificates of deposit to average total deposits from 60.7% in 1999 to 62.7% in 2000, certificates of deposit renewing at slightly higher rates during most of the year, and from an increase in the use of borrowing as a funding source.

During 2000, $1.1 million of the Company's interest expense, compared to $1.0 million during 1999, related to advances from the FHLB and from securities sold under agreements to repurchase.

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Provision for Losses on Loans
Based on management's review of the adequacy of the allowance for losses on loans, a $50,000 provision for losses on loans was recorded during 2000. No provision for losses on loans was deemed necessary during 1999. Charge-offs during 2000 decreased by more than half to $135,000, from $287,000 during 1999. Recoveries during 2000 decreased to $70,000 from $83,000 in 1999. The ratio of net charge-offs to average outstanding loans decreased to 0.02% in 2000 from 0.08% in 1999.

The allowance for losses on loans is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's methodology to determine the adequacy of the allowance for losses on loans considers specific credit reviews, past loan loss experience, current economic conditions and trends, and the volume, growth and composition of the loan portfolio. Based upon the Company's quarterly analysis of the adequacy of the allowance for losses on loans, considering remaining collateral of loans with more than a normal degree of risk, historical loan loss percentages and economic conditions, it is management's belief that the $2.2 million allowance for losses on loans at December 31, 2000 was adequate. However, there can be no assurance that the allowance for losses on loans will be adequate to cover all losses.

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

The following is a summary of loan loss experience and nonperforming assets for the years ended December 31, 2000 and 1999:

                                                                2000     1999
                                                              -------- --------
Total loans.................................................. $341,113 $272,531
Total assets.................................................  459,894  404,718
Allowance for losses on loans................................    2,156    2,171
Net loan charge-offs.........................................       65      204
Net loan charge-offs as a percentage of average loans........    0.02%    0.08%
Nonperforming loans.......................................... $  2,570 $  1,748
Nonperforming assets.........................................    3,487    2,781
Nonperforming assets to total assets.........................    0.76%    0.69%
Allowance for losses on loans to total loans.................    0.63%    0.80%
Allowance for losses on loans to nonperforming loans.........    83.9%   124.2%

The Company will continue to monitor and adjust its allowance for losses on loans based on management's analysis of its loan portfolio and general economic conditions.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Other Income
Other income decreased $451,000 for 2000 to $2.5 million, compared to $3.0 million for 1999. The 15.2% decrease in other income was primarily related to a decrease of $304,000 in the net gain on the sale of office-related properties, and to decreases of $19,000 in gain on the sale of real estate held for sale, $11,000 in gain on sale of loans held for sale and $149,000 in other income. These decreases were partially offset by increases of $18,000 in fee income and $65,000 in insurance commissions. The decrease in net gain on the sale of office-related properties was the result of a $316,000 gain during 1999 which did not recur during 2000. The $149,000 decrease in other income was primarily the result of the receipt, during 1999, of rental income of $171,000 on a commercial building in real estate held for sale, which did not recur during 2000 due to the sale of the building in 1999. Additionally, appraisal fees decreased by $26,000 in 2000 compared to 1999. The increase in fee income was attributable to the increase in outstanding balances of transaction accounts through growth.

Other Expenses
Other expenses were $11.5 million for 2000, as compared to $11.9 million for 1999. This represented a decrease of $428,000 or 3.6% during 2000. The decrease in other expenses during 2000 was reflected in all but three categories of such expense. Federal insurance premiums decreased by $96,000 (56.8%), occupancy decreased by $9,000 (0.8%), furniture and equipment expense decreased by $15,000 (2.0%), advertising expense decreased by $37,000 (9.9%), the amortization of intangibles decreased by $13,500 (3.5%), data processing services decreased by $30,000 (7.7%) and other general and administrative expenses decreased by $350,000 (15.3%). These decreases were partially offset by increases in compensation and benefits of $24,000 (0.4%), the provision for losses on foreclosed assets of $95,000 (215.9%) and telephone and postage of $3,000 (0.9%). The decreases in expenses, as well as the modest increases in two of the three categories which increased, was primarily due to ongoing efforts to contain costs. The increase in provisions for losses on foreclosed assets was primarily due to one foreclosed property which had experienced substantial deterioration during the period preceding foreclosure.

Income Taxes
Federal income tax expense was $1.3 million for 2000, as compared to $862,000 for 1999. This increase was primarily the result of the increase in pre-tax income. The Company's effective tax rate was 34% for the year ended December 31, 2000 and 33% for the year ended December 31, 1999. A summary of the significant tax components is provided in Note 10 of the Notes to Consolidated Financial Statements included later in this report.

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

Net Interest Income
Net interest income was $11.6 million for the year ended December 31, 1999, an increase of $162,000, or 1.4%, during 1999 as compared to 1998. Net interest income increased primarily due to the decrease in interest expense resulting from the decrease in the rate of interest-bearing liabilities exceeding the decrease in interest income resulting from the decrease in the rate of interest-earning assets.

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

Interest Expense
Interest expense was $15.3 million for 1999, or $784,000 (4.9%) less than in 1998. This was due to a decrease in average yield to 4.19% for 1999 from 4.50% for 1998, which was partially offset by an increase of $7.4 million in the average balance of interest-bearing liabilities to $366.0 million for 1999 from $358.6 million for 1998. The lower average yield during 1999 was attributable to decreases in the average cost of deposit accounts, which resulted from lower market rates during most of the year, and from a reduction in higher cost borrowings.

During 1999, $1.0 million of the Company's interest expense, compared to $1.3 million during 1998, related to advances from the FHLB and from securities sold under agreements to repurchase.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Provision for Losses on Loans
No provision for losses on loans was deemed necessary during either 1999 or 1998 based on management's review of the adequacy of the allowance for losses on loans subsequent to the acquisition of $398,000 in allowance for losses on loans as part of the purchase of Coal City National Bank ("CCNB") in January, 1998. Charge-offs during 1999 increased to $287,000, from $224,000 during 1998. However, recoveries during 1999 increased to $83,000 from $71,000 in 1998. The ratio of net charge-offs to average outstanding loans increased to 0.08% in 1999 from 0.06% in 1998.

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

Other Expenses
Other expenses were $11.9 million for 1999, as compared to $10.4 million for 1998. This represented an increase of $1.5 million or 14.1% during 1999. The increase in other expenses during 1999 was reflected in all but one category of such expense. The amortization of intangible assets decreased by $16,000 (4.0%) during 1999. The increases were due to several factors, including: the operation of fifteen offices throughout 1999 compared to nine offices at the start of 1998, additional costs related to staffing changes in the second year of operations of a trust department; higher than anticipated operating costs associated with the in-house item processing operation; and, an ongoing high level of training required to continue moving the Company to a sales oriented business approach. Compensation and benefits increased by $516,000 (9.3%), occupancy increased by $200,000 (22.0%), furniture and equipment expense increased by $116,000 (19.5%), advertising expense increased by $43,000 (12.8%), the provision for losses on foreclosed assets increased by $23,000 (114.9%) and other general and administrative expenses increased by $573,000 (33.5%).

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

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

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

The Company's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended December 31, 2000, 1999 and 1998, respectively:

                                                    Years Ended December 31,
                                                   ----------------------------
                                                     2000      1999      1998
                                                   --------  --------  --------
                                                     (Dollars in Thousands)
Net income.......................................  $  2,584  $  1,759  $  2,289
Adjustments to reconcile net income to net cash
provided (used) by operating activities..........     1,437     3,724      (774)
                                                   --------  --------  --------
Net cash provided by operating activities........     4,021     5,483     1,515
Net cash used by investing activities............   (59,140)  (14,903)  (12,591)
Net cash provided (used) by financing activities.    50,172    (7,477)   13,496
                                                   --------  --------  --------
Net increase (decrease) in cash and cash
equivalents......................................    (4,947)  (16,897)    2,420
Cash and cash equivalents at beginning of period.    30,094    46,991    22,826
Cash acquired with Coal City National Bank.......        --        --    21,745
                                                   --------  --------  --------
Cash and cash equivalents at end of period.......  $ 25,147  $ 30,094  $ 46,991
                                                   ========  ========  ========

The primary investing activities of the Company are the origination of loans, the purchase of investment and mortgage-backed securities, and, to a lesser extent, the purchase of loans and loan participations. During the years ended December 31, 2000, 1999 and 1998, respectively, the Company's loan originations totaled $175.5 million, $133.5 million and $142.7 million, respectively. Purchases of loans totaled $1.4 million and $300,000 for 1999 and 1998, respectively. There were no loans purchased in 2000. Purchases of mortgage-backed securities totaled $2.0 million, $7.0 million and $8.8 million for 2000, 1999 and 1998, respectively. Other investment activities included the purchase of investment securities which totaled $8.7 million, $17.0 million and $57.1 million for 2000, 1999 and 1998, respectively. During 2000, 1999 and 1998, these activities were funded primarily by maturities of investment securities totaling $17.1 million, $24.0 million and $33.4 million, respectively, by principal repayments on loans and mortgage-backed securities and proceeds from the sale of mortgaged-backed securities totaling $110.0 million, $107.7 million and $133.5 million, respectively, and, by sales of investment securities totaling $2.0 million in 1999. There were no sales of investment securities during either 2000 or 1998.

The major sources of cash from financing activities during 2000 were a net increase of $33.0 million in deposit accounts and a net increase of $17.8 million in borrowed money. Additionally, financing activities for 2000 included the purchase of common stock totaling $1.0 million, the payment of dividends to stockholders of $607,000 and proceeds from the exercise of stock options of $726,000. The major source of cash from financing activities during 1999 was a net increase of $8.1 million in deposit accounts. Additionally, financing activities for 1999 included the purchase of common stock totaling $3.5 million, the payment of dividends to stockholders totaling $634,000 and the net repayment of borrowings totaling $11.7 million. The major source of cash from financing activities during 1998 was a net increase of $14.8 million in deposit accounts. Additionally, financing activities for 1998 included the purchase of common stock totaling $347,000, the payment of dividends to stockholders totaling $661,000 and the net repayment of borrowings totaling $595,000. Net cash used in investing activities was offset by cash provided by

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
operating and financing activities for 2000. Net cash used in financing activities and investing activities was offset by the net cash provided by operating activities for 1999. Net cash provided from financing activities was used to offset the net cash used in investing activities for 1998.

The Bank is required to maintain minimum levels of liquid assets as defined by the OTS regulations. This requirement, which may be waived at the discretion of the OTS depending upon economic conditions and deposit flows, currently requires the Bank to maintain, for each calendar quarter, an average daily balance of liquid assets (including cash and cash equivalent investments) equal to at least 4% of its liquidity base as of the end of the preceding calendar quarter or the average daily balance of its liquidity base during the preceding calendar quarter. The liquidity base consists of net withdrawable accounts plus borrowings repayable in 12 months or less. The Bank's regulatory liquidity ratio was 13.8% at December 31, 2000.

The Company's most liquid assets are cash, cash in banks and highly liquid, short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 2000, 1999 and 1998, these liquid assets totaled $25.1 million, $30.1 million, and $47.0 million, respectively. The level of liquid assets at December 31, 2000, while less than the previous two year ends, was inflated by significant year-end, holiday weekend deposits at the end of 2000. The high level of liquid assets at December 31, 1999 was due, in part, to larger than normal levels of cash on hand at the Company's offices during the weeks preceding the Year 2000. The very high level of liquid assets at December 31, 1998 was due to the net acquisition of cash with the CCNB acquisition, loan principal repayments and loan sales. Additionally, securities available-for-sale may be utilized to meet liquidity needs.

Liquidity management for the Company is both a daily and long-term function of the Company's management strategy. Excess funds are generally invested in short-term investments such as federal funds. In the event that the Company should require funds beyond its ability to generate them internally, additional sources of funds are available, including FHLB advances. At December 31, 2000, the Company had outstanding borrowings totaling $29.0 million, all of which were advances from the FHLB.

At December 31, 2000, the Company had outstanding commitments to originate mortgage loans of $6.5 million, of which 96.6% were at fixed interest rates. These commitments provided that the loans would be secured by properties located, for the most part, in the Company's primary market areas. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which were scheduled to mature in one year or less from December 31, 2000, totaled $175.8 million. Based upon the historically stable nature of the Company's deposit base, management believes that a significant portion of such deposits will remain with the Company. The Company also had unused lines of credit provided to customers of $26.4 million and $26.1 million at December 31, 2000, and 1999, respectively.

At December 31, 2000, the Bank exceeded all of its capital requirements on a fully phased-in basis. See Note 11 of the Notes to Consolidated Financial Statements and the discussion of the Company's financial condition above.

Dividends
A federal thrift institution is precluded under current regulations of the OTS from declaring or paying a dividend or repurchasing any of its common stock if either of such actions would reduce the institution's core, tangible or risk-based capital levels below its liquidation account balance or any of the three current minimum regulatory capital requirements. Under presently effective OTS regulations, the maximum amount of dividends that a thrift institution will be permitted to pay in any calendar year without prior OTS approval is limited to the institution's year-to-date net income plus its retained net income for the preceding two years. The Bank declared and paid dividends totaling $1.3 million, $1.0 million and $1.2 million to the Company, its sole stockholder, during 2000, 1999 and 1998, respectively.

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Cash dividends in the total amount of $.48 per share were paid during each year from 1998 through 2000. The Board of Directors of the Company has declared a quarterly cash dividend of $.12 per share payable on February 28, 2001, to stockholders of record as of February 9, 2001. Future dividends will depend primarily upon the Company's earnings, financial condition and need for funds, as well as restrictions imposed by regulatory authorities regarding dividend payments and net worth requirements.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995
This report, including the Letter to Stockholders, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, implementation by the Company of new technologies, the Company's ability to develop and maintain secure and reliable electronic systems and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

INDEPENDENT AUDITOR'S
REPORT
--------------------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------

To the Stockholders and Board of Directors
Kankakee Bancorp, Inc.
Kankakee, Illinois

We have audited the accompanying consolidated statements of financial condition of Kankakee Bancorp, Inc. and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kankakee Bancorp, Inc. and Subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

/s/ McGladry & Pullen, LLP

Champaign, Illinois
February 2, 2001

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                   -----------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                            December 31,
                                                      -------------------------
                                                          2000         1999
                                                      ------------ ------------
Assets
  Cash and due from banks............................ $ 18,707,762 $ 19,118,528
  Federal funds sold.................................    1,329,776    6,321,834
  Money market funds.................................    5,109,735    4,653,221
                                                      ------------ ------------
   Cash and cash equivalents.........................   25,147,273   30,093,583
                                                      ------------ ------------
  Certificates of deposit............................       50,000       50,000
                                                      ------------ ------------
  Securities:
  Investment securities:
    Available-for-sale, at fair value................   57,169,644   65,131,965
    Held-to-maturity, at cost (fair value: 2000
     $1,434,708; 1999 $284,038)......................    1,447,846      306,241
                                                      ------------ ------------
    Total investment securities......................   58,617,490   65,438,206
                                                      ------------ ------------
  Mortgage-backed securities:
    Available-for-sale, at fair value................   16,050,792   17,490,841
    Held-to-maturity, at cost (fair value: 2000
     $67,727; 1999 $109,819).........................       66,867      108,724
                                                      ------------ ------------
    Total mortgage-backed securities.................   16,117,659   17,599,565
                                                      ------------ ------------
  Nonmarketable equity securities, at cost...........      501,000      501,100
  Loans, net of allowance for losses on loans of
   $2,156,420 in 2000 and $2,171,040 in 1999.........  338,956,136  270,360,059
  Real estate held for sale..........................      484,320      575,164
  Federal Home Loan Bank stock, at cost..............    2,112,000    1,811,400
  Office properties and equipment....................    8,594,823    8,850,579
  Accrued interest receivable........................    3,282,214    2,889,498
  Prepaid expenses and other assets..................    1,225,070    1,352,138
  Intangible assets..................................    4,805,849    5,196,634
                                                      ------------ ------------
Total assets......................................... $459,893,834 $404,717,926
                                                      ============ ============

                                                          December 31,
                                                    --------------------------
                                                        2000          1999
                                                    ------------  ------------
Liabilities and Stockholders' Equity
  Liabilities
    Deposits
      Noninterest bearing..........................  $25,357,749   $21,455,669
      Interest bearing.............................  362,692,592   333,521,782
    Short term borrowings..........................   14,000,000            --
    Other borrowings...............................   15,000,000    11,200,000
    Advance payments by borrowers for taxes and
     insurance.....................................    1,813,412     1,548,998
    Other liabilities..............................    1,740,938       743,750
                                                    ------------  ------------
  Total liabilities................................  420,604,691   368,470,199
                                                    ------------  ------------

  Stockholders' Equity
    Preferred stock, $.01 par value; authorized,
     500,000 shares; none outstanding..............           --            --
    Common stock, $.01 par value; authorized
     3,500,000 shares; shares issued 1,750,000.....       17,500        17,500
    Additional paid-in capital.....................   15,328,249    16,019,390
    Retained income, partially restricted..........   34,285,960    32,309,425
    Treasury stock (486,892 and 506,617 shares in
     2000 and 1999, respectively), at cost.........  (10,458,535)  (10,851,899)
    Accumulated other comprehensive income (loss)..      115,969    (1,095,478)
                                                    ------------  ------------
  Total stockholders' equity before Employee Stock
   Ownership Plan Loan.............................   39,289,143    36,398,938
    Employee Stock Ownership Plan Loan.............           --      (151,211)
                                                    ------------  ------------
  Total stockholders' equity.......................   39,289,143    36,247,727
                                                    ------------  ------------
Total liabilities and stockholders' equity......... $459,893,834  $404,717,926
                                                    ============  ============

          See Accompanying Notes to Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                        -------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                 Years Ended December 31,
                                            -----------------------------------
                                               2000        1999        1998
                                            ----------- ----------- -----------
Interest income:
  Loans.................................... $24,220,459 $20,406,989 $20,291,307
  Investment securities and other..........   4,897,215   5,368,712   5,745,120
  Mortgage-backed securities...............   1,221,687   1,124,621   1,485,642
                                            ----------- ----------- -----------
    Total interest income..................  30,339,361  26,900,322  27,522,069
                                            ----------- ----------- -----------
Interest expense:
  Deposits.................................  16,318,219  14,326,288  14,838,161
  Borrowed funds...........................   1,118,979   1,016,271   1,288,296
                                            ----------- ----------- -----------
    Total interest expense.................  17,437,198  15,342,559  16,126,457
                                            ----------- ----------- -----------
    Net interest income....................  12,902,163  11,557,763  11,395,612
Provision for losses on loans..............      50,000          --          --
                                            ----------- ----------- -----------
    Net interest income after provision for
     losses on loans.......................  12,852,163  11,557,763  11,395,612
                                            ----------- ----------- -----------
Other income:
  Net gain on sales of securities
   available-for-sale......................          --       1,094          --
  Net gain on sales of real estate held for
   sale....................................      29,968      37,187      20,367
  Net gain on sales of loans held for sale.         328      10,880     158,551
  Net gain on sale of property held for
   expansion...............................      11,552     315,596          --
  Fee income...............................   1,942,223   1,924,663   1,673,609
  Insurance commissions....................     187,928     122,880     130,470
  Other....................................     341,404     551,884     493,151
                                            ----------- ----------- -----------
    Total other income.....................   2,513,403   2,964,184   2,476,148
                                            ----------- ----------- -----------
Other expenses:
  Compensation and benefits................   6,093,309   6,069,433   5,553,788
  Occupancy................................   1,097,369   1,106,006     906,201
  Furniture and equipment..................     695,048     709,565     593,600
  Federal deposit insurance premiums.......      72,792     168,388     168,322
  Advertising..............................     340,257     377,605     334,659
  Provision for losses on real estate held
   for sale................................     138,805      43,936      20,442
  Data processing services.................     361,006     391,155     382,263
  Telephone and postage....................     361,987     358,887     353,626
  Amortization of intangible assets........     377,538     391,043     407,191
  Other general and administrative.........   1,933,943   2,284,297   1,711,455
                                            ----------- ----------- -----------
    Total other expenses...................  11,472,054  11,900,315  10,431,547
                                            ----------- ----------- -----------
    Income before income taxes.............   3,893,512   2,621,632   3,440,213
Income taxes...............................   1,309,950     862,150   1,151,047
                                            ----------- ----------- -----------
    Net income............................. $ 2,583,562 $ 1,759,482 $ 2,289,166
                                            =========== =========== ===========
Basic Earnings Per Share................... $      2.05 $      1.35 $      1.66
                                            =========== =========== ===========
Diluted Earnings Per Share................. $      1.99 $      1.28 $      1.56
                                            =========== =========== ===========

          See Accompanying Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 2000, 1999 and 1998
                  -------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                             Accumulated  Employee
                                    Additional                                  Other       Stock        Total
                            Common    Paid-In     Retained      Treasury    Comprehensive Ownership  Stockholders'
                             Stock    Capital      Income        Stock      Income (Loss) Plan Loan     Equity
                            ------- -----------  -----------  ------------  ------------- ---------  -------------
Balance, December 31,
1997......................  $17,500 $16,090,239  $29,554,920  $ (7,459,540)  $   71,881   $(453,633)  $37,821,367
Comprehensive income:
 Net income...............       --          --    2,289,166            --           --          --     2,289,166
 Unrealized gain on
 securities available-for-
 sale arising during the
 period, net of tax of
 $162,880.................       --          --           --            --      257,564          --       257,564
                                                                                                      -----------
                                                                                                          257,564
                                                                                                      -----------
  Comprehensive income....                                                                              2,546,730
Purchase of 13,650 shares
of treasury stock.........       --          --           --      (346,995)          --          --      (346,995)
Exercise of stock options.       --          --           --        92,529           --          --        92,529
Adjustment to paid-in
capital due to exercise of
stock options.............       --     (20,082)          --        92,407           --          --        72,325
Dividends paid on common
stock--$.48 per share.....       --          --     (660,558)           --           --          --      (660,558)
Principal payment on ESOP
loan......................       --          --           --            --           --     151,211       151,211
                            ------- -----------  -----------  ------------   ----------   ---------   -----------
Balance, December 31,
1998......................   17,500  16,070,157   31,183,528    (7,621,599)     329,445    (302,422)   39,676,609
Comprehensive income:
 Net income...............       --          --    1,759,482            --           --          --     1,759,482
 Unrealized loss on
 securities available-for-
 sale arising during the
 period, net of tax of
 $(705,677).................     --          --           --            --   (1,425,645)         --    (1,425,645)
 Less: Reclassifications
 adjustment for gains
 included in net income,
 net of tax of $372.......       --          --           --            --          722          --           722
                                                                                                      -----------
                                                                                                       (1,424,923)
                                                                                                      -----------
  Comprehensive income....                                                                                334,559
Purchase of 136,000 shares
of treasury stock.........       --          --           --    (3,472,591)          --          --    (3,472,591)
Exercise of stock options.       --          --           --       118,747           --          --       118,747
Adjustment to paid-in
capital due to exercise of
stock options.............       --     (50,767)          --       123,544           --          --        72,777
Dividends paid on common
stock--$.48 per share.....       --          --     (633,585)           --           --          --      (633,585)
Principal payment on ESOP
loan......................       --          --           --            --           --     151,211       151,211
                            ------- -----------  -----------  ------------   ----------   ---------   -----------
Balance, December 31,
1999......................   17,500  16,019,390   32,309,425   (10,851,899)  (1,095,478)   (151,211)   36,247,727
Comprehensive income:
 Net income...............       --          --    2,583,562            --           --          --     2,583,562
 Unrealized gain on
 securities available-for-
 sale arising during the
 period, net of tax of
 $624,070.................       --          --           --            --    1,211,447          --     1,211,447
                                                                                                      -----------
                                                                                                        1,211,447
                                                                                                      -----------
  Comprehensive income....                                                                              3,795,009
Purchase of 46,300 shares
of treasury stock.........       --          --           --    (1,023,572)          --          --    (1,023,572)
Exercise of stock options.       --          --           --       654,653           --          --       654,653
Adjustment to paid-in
capital due to exercise of
stock options.............       --    (691,141)          --       762,283           --          --        71,142
Dividends paid on common
stock--$.48 per share.....       --          --     (607,027)           --           --          --      (607,027)
Principal payment on ESOP
loan......................       --          --           --            --           --     151,211       151,211
                            ------- -----------  -----------  ------------   ----------   ---------   -----------
Balance, December 31,
2000......................  $17,500 $15,328,249  $34,285,960  $(10,458,535)  $  115,969   $      --   $39,289,143
                            ======= ===========  ===========  ============   ==========   =========   ===========

          See Accompanying Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      ----------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                           Years Ended December 31,
                                   -------------------------------------------
                                       2000           1999           1998
                                   -------------  -------------  -------------
Cash Flows from Operating
 Activities
 Net income....................... $   2,583,562  $   1,759,482  $   2,289,166
 Adjustments to reconcile net
  income to net cash provided by
  operating activities:
  Provision for losses on loans...        50,000             --             --
  Provision for losses on real
   estate held for sale...........       138,805         43,936         20,442
  Depreciation and amortization...     1,299,133      1,287,009      1,064,712
  Amortization of investment
   premiums and discounts, net....          (832)       250,846        299,937
  Accretion of loan fees and
   discounts, net.................         6,722         41,295        (45,066)
  Deferred income tax provision
   (benefit)......................       (41,838)       100,107        (33,968)
  Origination of loans held for
   sale...........................      (327,882)    (9,091,292)   (38,590,159)
  Proceeds from sales of loans....       328,210     11,013,138     37,092,150
  (Increase) decrease in interest
   receivable.....................      (392,716)      (116,626)           196
  Increase in interest payable on
   deposits.......................        60,641         71,234         86,190
  Net gain on sales of loans......          (328)       (10,880)      (158,551)
  Net gain on sales of securities
   available-for-sale.............            --         (1,094)            --
  Net gain on sales of real estate
   held for sale..................       (29,968)       (37,187)       (20,367)
  Net gain on sale of property
   held for expansion.............       (11,552)      (315,596)            --
  Federal Home Loan Bank stock
   dividend.......................     (100,600)             --             --
  Other, net......................       459,383        488,978       (489,956)
                                   -------------  -------------  -------------
Net cash from operating
 activities.......................     4,020,740      5,483,350      1,514,726
                                   -------------  -------------  -------------
Cash Flow from Investing
 Activities
 Investment securities:
  Available-for-sale:
   Purchases......................    (7,499,291)   (16,972,198)   (55,944,227)
   Proceeds from sales............            --      2,001,094             --
   Proceeds from calls and
    maturities....................    17,000,000     24,000,000     32,295,000
  Held-to-maturity:
   Purchases......................    (1,200,000)            --     (1,150,000)
   Proceeds from maturities.......        56,976         33,797      1,056,629
 Mortgage-backed securities:
  Available-for-sale:
   Purchases......................    (1,962,724)    (6,991,551)    (8,771,840)
   Proceeds from maturities and
    paydowns......................     3,702,154      7,453,485     18,473,627
  Held-to-maturity:
   Proceeds from maturities and
    paydowns......................        41,857         59,017         35,921
 Purchases of certificates of
  deposit.........................            --             --       (765,692)
 Proceeds from maturities of
  certificates of deposit.........            --             --      2,317,692
 Proceeds from sales of real
  estate..........................       212,951      3,409,153        323,492
 Deferred loan fees and costs,
  net.............................        90,445        (79,600)        23,210
 Loans originated.................  (175,146,655)  (124,417,009)  (104,134,300)
 Loans purchased..................            --     (1,366,276)      (300,000)
 Principal collected on loans.....   106,274,103    100,159,376    115,028,208
 Purchases of office properties
  and equipment, net..............      (709,549)    (1,845,158)    (2,665,242)
 Acquisition of Coal City National
  Bank............................            --             --     (8,084,596)
 Payments for improvements on real
  estate..........................            --       (347,623)      (328,986)
                                   -------------  -------------  -------------
Net cash from investing
 activities.......................   (59,139,733)   (14,903,493)   (12,591,104)
                                   -------------  -------------  -------------

                  ------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                              Years Ended December 31,
                                       ----------------------------------------
                                           2000          1999          1998
                                       ------------  ------------  ------------
Cash Flows from Financing Activities
 Net increase in non-certificate of
  deposit accounts...................  $  6,165,886  $    448,994  $  7,039,825
 Net increase in certificate of
  deposit accounts...................    26,846,363     7,654,377     7,790,818
 Increase in advance payments by
  borrowers for taxes and insurance..       265,238        34,369       103,172
 Proceeds from short-term borrowings.    41,000,000     3,000,000            --
 Repayments of short-term borrowings.   (27,000,000)   (3,000,000)   (8,220,000)
 Proceeds from other borrowings......    10,000,000            --     8,000,000
 Repayments of other borrowings......    (6,200,000)  (11,700,000)     (375,000)
 Proceeds from exercise of stock
  options............................       725,795       191,524       164,854
 Dividends paid......................      (607,027)     (633,585)     (660,558)
 Purchase of treasury stock..........    (1,023,572)   (3,472,591)     (346,995)
                                       ------------  ------------  ------------
Net cash from financing activities...    50,172,683    (7,476,912)   13,496,116
                                       ------------  ------------  ------------
Increase (decrease) in cash and cash
 equivalents.........................    (4,946,310)  (16,897,055)    2,419,738
Cash and cash equivalents:
 Beginning of year...................    30,093,583    46,990,638    22,825,892
 Cash acquired with Coal City
  National Bank......................            --            --    21,745,008
                                       ------------  ------------  ------------
 End of year.........................  $ 25,147,273  $ 30,093,583  $ 46,990,638
                                       ============  ============  ============
Supplemental Disclosures of Cash Flow
 Information
 Cash paid during the year for:
  Interest on deposits...............  $ 16,257,600  $ 14,255,000  $ 14,924,400
                                       ============  ============  ============
  Interest on borrowed funds.........  $  1,037,800  $  1,068,200  $  1,308,500
                                       ============  ============  ============
  Income taxes.......................  $    776,824  $    632,072  $  1,177,335
                                       ============  ============  ============
Supplemental Disclosures of Noncash
 Investing Activities:
 Real estate acquired through
  foreclosure........................  $    129,308  $    534,936  $    550,603
                                       ============  ============  ============
 Reduction of Employee Stock
  Ownership Plan loan................  $    151,211  $    151,211  $    151,211
                                       ============  ============  ============
Acquisition of Coal City National
 Bank
 Cash paid...........................  $         --  $         --  $ (8,084,596)
 Assets acquired:
  Cash...............................            --            --    21,745,008
  Investments........................            --            --    15,538,921
  Loans..............................            --            --    17,560,127
  Accrued interest receivable........            --            --       307,474
  Premises and equipment.............            --            --       696,288
  Other assets.......................            --            --       122,646
 Liabilities assumed:                            --
  Non-certificates of deposit........            --            --   (28,996,351)
  Certificates of deposit............            --            --   (22,691,676)
  Accrued interest payable...........            --            --      (176,247)
  Other liabilities..................            --            --      (459,339)
  Equity.............................            --            --    (3,646,851)
                                       ------------  ------------  ------------
                                       $         --  $         --  $ (8,084,596)
                                       ============  ============  ============

          See Accompanying Notes to Consolidated Financial Statements.

                                                NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------
KANKAKEE BANCORP, INC. AND SUBSIDIARY

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

The significant accounting and reporting policies of the Company and its subsidiary follow:

Basis of Consolidation and Financial Statement Presentation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank and the Bank's wholly-owned subsidiary, KFS Service Corporation. Significant intercompany accounts and transactions have been eliminated in consolidation. Based on the Company's approach to decision making, it has decided that its business is comprised of a single business segment.

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

Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

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

Securities classified as available-for-sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available-for-sale are carried at fair value. The difference between fair value and cost, adjusted for amortization of premium and accretion of discounts, results in an unrealized gain or loss. Unrealized gains or losses are reported as accumulated other comprehensive income (loss), net of the related deferred tax

NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------
effect. Gains or losses on the sale of securities are determined on the basis of the specific security sold and are included in earnings. Premiums and discounts are recognized in interest income using the interest method over their contractual lives.

Nonmarketable Equity Securities
Nonmarketable equity securities are carried at cost, as fair values are not readily determinable.

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

Allowance for Losses on Loans
The allowance for losses on loans ("allowance") is established as losses are estimated to have occurred through a provision for losses on loans charged to earnings. Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated values of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

                                                NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

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

Earnings Per Share
Basic earnings per share is computed by dividing net income for the year by the average number of shares outstanding of 1,256,713, 1,312,235 and 1,375,553 for 2000, 1999 and 1998, respectively.

Diluted earnings per share are determined by dividing net income for the year by the average number of shares of common stock and dilutive potential common shares outstanding. Dilutive potential common shares assume exercise of stock options and use of proceeds to purchase treasury stock at the average market price for the period. The average shares outstanding were 1,296,231, 1,383,613 and 1,464,029 for 2000, 1999 and 1998, respectively.

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

Emerging Accounting Standards
Accounting for Derivative Instruments and Hedging Activities Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position

NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------
and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This Statement applies to all entities. FAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application is encouraged. The Statement is not to be applied retroactively to financial statements of prior periods. In June 1999, Statement of Financial Accounting Standard No. 137 was issued to extend the effective date by one year to all fiscal quarters of fiscal years beginning after June
15, 2000. In June 2000, the Statement of Financial Accounting Standard No. 138 (FAS 138) was issued to modify and clarify various provisions of FAS 133. The Company does not believe the adoption of FAS 133, as amended by FAS 137 and 138, will have a material impact on the consolidated financial statements.

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities In September 2000, Statement on Financial Accounting Standards No. 140 (FAS 140), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued to replace Statement on Financial Accounting Standards No. 125 (FAS 125), which was issued in June 1996. FAS 125 addressed issues related to transfers of financial assets in which the transferor has some continuing involvement with the transferred assets or with the transferee. FAS 140 resolves implementation issues which arose as a result of FAS 125, but carries forward most of FAS 125's provisions. FAS 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Management does not believe the adoption of FAS 140 will have a significant impact on its financial statements.

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

                                                NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

Note 3. Securities
Amortized costs and fair values of securities are summarized as follows:

                                               Available-for-Sale
                                  ---------------------------------------------
                                                Gross      Gross
                                   Amortized  Unrealized Unrealized    Fair
                                     Cost       Gains      Losses      Value
                                  ----------- ---------- ---------- -----------
December 31, 2000
U. S. government and agency
 securities...................... $56,547,040  $386,348  $  174,340 $56,759,048
Mutual fund shares...............     432,894        --      22,298     410,596
                                  -----------  --------  ---------- -----------
  Total investment securities....  56,979,934   386,348     196,638  57,169,644
Mortgage-backed securities.......  16,064,679    90,074     103,961  16,050,792
                                  -----------  --------  ---------- -----------
  Total.......................... $73,044,613  $476,422  $  300,599 $73,220,436
                                  ===========  ========  ========== ===========
December 31, 1999
U. S. government and agency
 securities...................... $66,059,685  $  4,939  $1,309,264 $64,755,360
Mutual fund shares...............     409,040        --      32,435     376,605
                                  -----------  --------  ---------- -----------
  Total investment securities....  66,468,725     4,939   1,341,699  65,131,965
Mortgage-backed securities.......  17,813,775    61,365     384,299  17,490,841
                                  -----------  --------  ---------- -----------
  Total.......................... $84,282,500  $ 66,304  $1,725,998 $82,622,806
                                  ===========  ========  ========== ===========

                                                Held-to-Maturity
                                  ---------------------------------------------
                                                Gross      Gross
                                   Amortized  Unrealized Unrealized    Fair
                                     Cost       Gains      Losses      Value
                                  ----------- ---------- ---------- -----------
December 31, 2000
Municipal bonds.................. $ 1,447,846  $     39  $   13,177 $ 1,434,708
Mortgage-backed securities.......      66,867       860          --      67,727
                                  -----------  --------  ---------- -----------
  Total.......................... $ 1,514,713  $    899  $   13,177 $ 1,502,435
                                  ===========  ========  ========== ===========
December 31, 1999
Municipal bonds.................. $   306,241  $     --  $   22,203 $   284,038
Mortgage-backed securities.......     108,724     1,095          --     109,819
                                  -----------  --------  ---------- -----------
  Total.......................... $   414,965  $  1,095  $   22,203 $   393,857
                                  ===========  ========  ========== ===========

The amortized cost and fair value of securities classified as held-to-maturity and available-for-sale at December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties, and certain securities require principal repayments prior to maturity. Therefore, these securities and mutual fund shares are not included in the maturity categories in the following maturity summary.

                                     Held-to-Maturity      Available-for-Sale
                                   --------------------- -----------------------
                                   Amortized     Fair     Amortized     Fair
                                      Cost      Value       Cost        Value
                                   ---------- ---------- ----------- -----------
Due within 1 year................  $  640,000 $  640,039 $ 7,994,207 $ 8,004,680
Due after 1 year through 5 years.     579,630    578,542  44,552,833  44,821,516
Due after 5 through 10 years.....     166,865    154,776   4,000,000   3,932,852
Due after 10 years...............      61,351     61,351          --          --
Mortgage-backed securities.......      66,867     67,727  16,064,679  16,050,792
Mutual fund shares...............          --         --     432,894     410,596
                                   ---------- ---------- ----------- -----------
  Total..........................  $1,514,713 $1,502,435 $73,044,613 $73,220,436
                                   ========== ========== =========== ===========

The Bank, as a member of the Federal Home Loan Bank of Chicago (the "FHLB"), is required to maintain an investment in capital stock of the FHLB in an amount equal to 1% of its outstanding home loans. No ready market exists for the FHLB stock, and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value which is equal to cost.

NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

U. S. government and agency securities with a carrying value of approximately $23,693,000 and $19,695,000 at December 31, 2000 and 1999, respectively, were pledged to in connection with certain deposit accounts and for other purposes as required or permitted by law.

Realized gains and losses were as follows:

                                                        Year Ended December 31,
                                                        ------------------------
                                                         2000     1999    1998
                                                        ------- -------- -------
Realized gains......................................... $    -- $  1,094 $    --
Realized losses........................................      --       --      --
                                                        ------- -------- -------
  Net gain............................................. $    -- $  1,094 $    --
                                                        ======= ======== =======

Note 4. Loans

Loans consist of the following;

                                                            December 31,
                                                      -------------------------
                                                          2000         1999
                                                      ------------ ------------
Real estate mortgage loans:
  One-to-four family................................. $211,891,202 $165,088,747
  Multifamily........................................   11,608,341    8,923,474
  Commercial.........................................   39,564,924   28,868,801
  Construction and development.......................   17,796,945   14,235,389
Consumer loans:
  Mobile home loans..................................    1,734,407    2,157,624
  Student loans......................................           --      151,055
  Home improvement loans.............................           --        2,396
  Home equity loans..................................   17,814,212   17,027,560
  Credit card loans..................................    1,285,772    1,285,937
  Motor vehicle loans................................    7,280,778    5,541,134
  Personal loans.....................................   11,132,818    7,945,906
  Loans secured by savings accounts..................      785,830      788,276
Commercial loans.....................................   23,749,610   22,012,684
                                                      ------------ ------------
Gross loans..........................................  344,644,839  274,028,983
Less:
  Unearned discounts.................................          859          882
  Deferred loan fees, net............................      190,760      102,707
  Undisbursed portion of loan proceeds...............    3,340,664    1,394,295
  Allowance for losses on loans......................    2,156,420    2,171,040
                                                      ------------ ------------
                                                      $338,956,136 $270,360,059
                                                      ============ ============

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

Loans serviced by the Company for others approximated $63,138,000, $70,545,000 and $71,322,000 at December 31, 2000, 1999 and 1998.

At December 31, 2000, one-to-four family real estate mortgage loans of approximately $206,535,000 were pledged to secure advances from the Federal Home Loan Bank of Chicago.

                                                NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

Note 5. Allowance for Losses on Loans
Changes in the allowance for losses on loans were as follows:

                                                 Year Ended December 31,
                                             ----------------------------------
                                                2000        1999        1998
                                             ----------  ----------  ----------
Balance at beginning of year................ $2,171,040  $2,375,533  $2,130,146
Balance acquired............................         --          --     398,178
Provision for losses on loans...............     50,000          --          --
Charge-offs.................................   (134,718)   (287,719)   (223,869)
Recoveries..................................     70,098      83,226      71,078
                                             ----------  ----------  ----------
Balance at end of year...................... $2,156,420  $2,171,040  $2,375,533
                                             ==========  ==========  ==========

Note 6. Office Properties and Equipment
Office properties and equipment consist of:

                                                             December 31,
                                                        -----------------------
                                                           2000        1999
                                                        ----------- -----------
Office properties:
  Land................................................. $ 1,763,733 $ 1,751,039
  Building.............................................   7,160,936   7,036,809
  Leasehold improvements...............................     444,902     444,902
Parking facilities:
  Land.................................................     340,862     340,862
  Improvements.........................................     189,572     133,418
Land acquired for future use...........................     997,359   1,020,074
Furniture and equipment................................   5,948,208   5,471,423
                                                        ----------- -----------
                                                         16,845,572  16,198,527
Less: Accumulated depreciation and amortization........   8,250,749   7,347,948
                                                        ----------- -----------
                                                        $ 8,594,823 $ 8,850,579
                                                        =========== ===========

Depreciation and amortization expense amounted to $921,595, $895,966 and $657,521 for the years ended December 31, 2000, 1999 and 1998, respectively.

The Company leases space inside three grocery stores, which are the locations of the Bank's Braidwood and Bradley offices, and one of its Coal City offices. The leases on the Braidwood and Coal City locations expire in 2005 with options to renew for two additional periods of five years. The lease on the Bradley location expires in 2013, but the lease terms provide for early termination in either 2003 or 2008, providing certain advance notice requirements are met.

The total minimum rental commitment including all option periods, at December 31, 2000, under the leases mentioned above is as follows:

                                                                        Amount
Year of Maturity                                                      ----------
2001................................................................. $   84,067
2002.................................................................     84,067
2003.................................................................     85,911
2004.................................................................     93,593
2005.................................................................     95,723
Thereafter...........................................................    859,878
                                                                      ----------
                                                                      $1,303,239
                                                                      ==========

The total rental expense included in the income statement for the years ended December 31, 2000, 1999 and 1998 was $81,449, $74,083 and $27,797,
respectively.

NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

Note 7. Deposits
As of December 31, 2000, certificates of deposit had scheduled maturity dates as follows:

                                                                       Amount
Year of Maturity                                                    ------------
2001............................................................... $175,763,831
2002...............................................................   53,927,235
2003...............................................................    3,931,918
2004...............................................................    4,281,502
2005 and thereafter................................................    6,999,290
                                                                    ------------
                                                                    $244,903,776
                                                                    ============

The aggregate amount of time certificates of deposit in denominations of $100,000 or more was $29,700,045 and $26,427,470 at December 31, 2000 and 1999,
respectively.

Note 8. Short-Term Borrowings
Short-term borrowings consist of:

                                                              December 31,
                                                         -----------------------
                                                            2000        1999
                                                         ----------- -----------
Federal Home Loan Bank short-term advances.............. $14,000,000 $        --
                                                         =========== ===========

Advances from the FHLB which were due within three months or less are considered short-term. The advances from the FHLB are collateralized by one-to-four family residential mortgages.

Average and maximum balances and rates on aggregate short-term borrowings outstanding were as follows:

                                                          Year Ended December
                                                                  31,
                                                         ----------------------
                                                            2000        1999
                                                         ----------- ----------
Maximum month-end balance............................... $14,000,000 $7,500,000
Average month-end balance...............................   5,833,000  4,636,000
Weighted average interest rate for the year.............       6.83%      5.26%
Weighted average interest rate at year-end..............       6.62%         --

Note 9. Other Borrowings
Other borrowings at December 31, 2000 and 1999 consisted of advances from the FHLB of $15,000,000 and $11,200,000, respectively. The weighted average maturity date was approximately 34 months and 60 months, respectively, and the weighted average interest rates were approximately 5.91% and 5.37%, respectively.

Advances from the FHLB are collateralized by one-to-four family residential mortgages.

Future payments at December 31, 2000, for all other borrowings were as follows:

                                                                       Amount
Year Ended                                                           -----------
2001................................................................ $10,000,000
2002................................................................          --
2003................................................................          --
2004................................................................          --
2005................................................................          --
Thereafter..........................................................   5,000,000
                                                                     -----------
Total............................................................... $15,000,000
                                                                     ===========

                                                NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

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

Retained earnings at December 31, 2000 and 1999 includes approximately $8,998,000 of the tax reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $3,059,000 as of December 31, 2000 and 1999.

As of December 31, 2000, the Company had State net operating loss carryforwards of approximately $9,692,000 for income tax purposes. The difference between book and tax net operating income results from interest income from certain investments which is exempt from income tax for state income tax purposes. For financial reporting purposes, a valuation allowance of $459,000 based on the net effective state tax rate of 4.74% has been recognized to offset the deferred tax assets related to those carryforwards. The net operating loss carryforwards expire through 2007.

Income taxes consist of:

                                                 Year Ended December 31,
                                              --------------------------------
                                                 2000       1999       1998
                                              ----------  --------  ----------
Current...................................... $1,351,788  $762,043  $1,185,015
Deferred.....................................    (41,838)  100,107     (33,968)
                                              ----------  --------  ----------
                                              $1,309,950  $862,150  $1,151,047
                                              ==========  ========  ==========

The Company's income tax expense differed from the maximum statutory federal rate of 35% as follows:

                                                 Year Ended December 31,
                                              --------------------------------
                                                 2000       1999       1998
                                              ----------  --------  ----------
Expected income taxes........................ $1,362,729  $917,571  $1,204,075
Income tax effect of:
  State income tax (carryforward), net of
   federal benefit...........................   (174,254)  (46,246)      9,816
  Income taxed at lower rate.................    (38,935)  (26,216)    (34,402)
  Utilization of (addition to) state net
   operating loss carryforwards..............    174,254    46,246      (9,816)
  Other......................................    (13,844)  (29,205)    (18,626)
                                              ----------  --------  ----------
                                              $1,309,950  $862,150  $1,151,047
                                              ==========  ========  ==========

NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

Significant components of the deferred tax liabilities and assets are as follows:

                                                              December 31,
                                                           --------------------
                                                             2000       1999
                                                           ---------  ---------
Deferred tax assets:
  Allowance for losses on loans..........................  $ 837,334  $ 743,560
  State net operating loss carryforwards.................    459,261    545,521
  Accrued benefits.......................................    151,229    138,863
  Intangible assets......................................      8,214     27,627
  OREO...................................................    134,323    115,387
  Unrealized loss on assets available for sale...........         --    564,216
  Other..................................................     34,137         --
                                                           ---------  ---------
   Total deferred tax assets.............................  1,624,498  2,135,174
  Valuation allowance for deferred tax assets............    459,261    545,521
                                                           ---------  ---------
   Total deferred tax assets, net of valuation allowance.  1,165,237  1,589,653
                                                           ---------  ---------
Deferred tax liabilities:
  Unrealized gain in assets available-for-sale...........    (59,854)        --
  Loan fees deferred for income tax purposes.............    (59,925)   (63,607)
  Excess of tax accumulated provision for losses over
   base year.............................................    (41,683)   (73,165)
  Stock dividend on FHLB stock...........................   (128,833)   (50,280)
  Loan costs deferred for book purposes..................   (318,256)  (215,760)
  Mortgage servicing rights..............................   (138,483)  (146,161)
  Other..................................................    (42,762)   (93,953)
                                                           ---------  ---------
   Total deferred tax liabilities........................   (789,796)  (642,926)
                                                           ---------  ---------
Net deferred tax assets..................................  $ 375,441  $ 946,727
                                                           =========  =========

The Company believes that it is more likely than not that the deferred tax asset will be realized based upon historical taxable income levels. The Company has reported federal taxable income and pretax book income amounts totaling approximately $6.0 million and $10.0 million over the past three years, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Core capital (as defined by the regulations) to tangible assets (as defined) and Total and Tier I capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

                                                NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

As of December 31, 2000, the most recent notification from the Office of Thrift Supervision (the "OTS"), categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                   To be Well
                                                                  Capitalized
                                                                  Under Prompt
                                                    For Capital    Corrective
                                                      Adequacy       Action
                                         Actual       Purposes     Provisions
                                     -------------- ------------ --------------
                                     Amount  Ratio  Amount Ratio Amount  Ratio
                                     ------- ------ ------ ----- ------- ------
                                               (Dollars in thousands)
As of December 31, 2000
Tangible Capital to Tangible Assets
 Kankakee Federal Savings Bank...... $31,325  6.93% $6,785 1.50%     N/A

Core Capital to Tangible Assets
 Kankakee Federal Savings Bank......  31,325  6.93% 18,092 4.00% $22,615  5.00%

Tier I Capital to Risk Weighted
 Assets Kankakee Federal Savings
 Bank...............................  31,325 11.02%    N/A        17,061  6.00%

Total Capital to Risk Weighted
 Assets Kankakee Federal Savings
 Bank...............................  33,407 11.75% 22,748 8.00%  28,435 10.00%

As of December 31, 1999
Tangible Capital to Tangible Assets
 Kankakee Federal Savings Bank...... $29,525  7.40% $5,982 1.50%     N/A

Core Capital to Tangible Assets
 Kankakee Federal Savings Bank......  29,525  7.40% 15,951 4.00% $19,939  5.00%

Tier I Capital to Risk Weighted
 Assets Kankakee Federal Savings
 Bank...............................  29,525 12.44%    N/A        14,237  6.00%

Total Capital to Risk Weighted
 Assets Kankakee Federal Savings
 Bank...............................  31,621 13.33% 18,983 8.00%  23,728 10.00%

A liquidation account in the amount of $17,720,139 was established for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after the December 30, 1992 conversion from a mutual savings and loan association to a stock savings bank. In the unlikely event of a complete liquidation of the Bank, each eligible deposit account holder would be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then-current adjusted balance for deposit accounts held, before any distribution may be made with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock if the effect thereof would cause the net worth of the Bank to be reduced below the amount required for the liquidation account. Due to various natural events, such as death, relocation and general attrition of accounts, the balance in the liquidation account has been reduced to $1,875,286 as of December 31, 2000.

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

Note 12. Officer, Director and Employee Plans

Money Purchase Pension Plan and Trust
The Bank sponsors a Money Purchase Pension Plan and Trust (the "Money Purchase Plan") for the benefit of its employees meeting certain age and service requirements. The Bank contributes to

NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------
the Money Purchase Plan on behalf of each Participant an amount equal to 7% of the Participant's compensation, as defined by the Money Purchase Plan. Expense related to the Money Purchase Plan amounted to approximately $254,000, $267,000 and $245,000, for the years ended December 31, 2000, 1999 and 1998, respectively.

401(k) Savings Plan
The Bank established a qualified, tax-exempt pension plan qualifying under section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Virtually all employees are eligible to participate after meeting certain age and service requirements. Eligible employees are permitted to contribute 1% to 10% of their compensation to the 401(k) Plan. Expense related to the 401(k) Plan, including plan administration, amounted to approximately $19,600, $12,700 and $15,400, for the years ended December 31, 2000, 1999 and 1998, respectively.

Employee Stock Ownership Plan
The Kankakee Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP") covers all full time employees who have completed twelve months of service and have attained the minimum age of twenty-one. A participant is 100 percent vested after seven years of credited service.

The ESOP operated as a leveraged employee stock ownership plan. These shares were held in trust and allocated to participants' accounts in the ESOP as the related loan obligation was repaid. The final loan payment was made in December 2000.

Beginning in 2001, the Company will make direct cash contributions to the ESOP in an amount determined annually by the Board of Directors. The trust will use the contributions to acquire Company stock in the open market, and the acquired shares will be allocated to the participants at the end of each plan year.

The following table reflects the shares held by the ESOP:

                                                          December 31,
                                                  -----------------------------
                                                    2000      1999      1998
                                                  --------- --------- ---------
Share allocated to participants.................. 106,081.0  93,552.5  82,172.0
Unallocated shares (grandfathered under SOP 93-
 6)..............................................        --  15,312.5  30,625.0
                                                  --------- --------- ---------
Total............................................ 106,081.0 108,865.0 112,797.0
                                                  ========= ========= =========

The ESOP borrowed from the Company to purchase the shares of common stock. The loan obligation was considered unearned employee compensation and was recorded as a reduction of stockholders' equity, while the loan was outstanding.

                                                NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

The Bank made discretionary cash contributions to the ESOP which, along with dividend payments, were sufficient to service the principal payments plus interest at 7 percent over the eight year loan term.

Interest expense recognized by the ESOP was $7,939, $18,523 and $29,108 for the years ended December 31, 2000, 1999 and 1998, respectively. The Bank contributed $151,698, $162,883 and $158,061 to the ESOP to fund principal and interest payments for the years ended December 31, 2000, 1999 and 1998, respectively.

The Board of Directors of the Company may direct payment of dividends with respect to shares allocated to the participants to be paid in cash to the participants. Dividends on unallocated shares were used to make payments on the loan. All shares of stock owned by the ESOP are considered outstanding and included in the weighted average shares outstanding for calculating earnings per share.

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

                                2000               1999               1998
                          ------------------ ------------------ ------------------
                                   Weighted-          Weighted-          Weighted-
                                    Average            Average            Average
                                   Exercise           Exercise           Exercise
                          Shares     Price   Shares     Price   Shares     Price
Fixed Options             -------  --------- -------  --------- -------  ---------
Outstanding at beginning
 of year................  115,610   $ 9.960  127,635   $9.952   137,005   $9.947
Granted.................    2,500    20.500       --       --        --       --
Exercised...............  (66,025)    9.915  (12,025)   9.875    (9,370)   9.875
Forfeited...............   (1,750)   15.500       --       --        --       --
                          -------            -------            -------
Outstanding at end of
 year...................   50,335    10.350  115,610    9.960   127,635    9.952
                          =======            =======            =======
Options exercisable at
 year-end...............   50,335            115,610            127,635
                          =======            =======            =======
Weighted-average fair
 value of options
 granted during the
 year...................               4.60                --                 --
                                    =======            ======             ======

The fair value of the stock options granted in 2000 has been estimated using the Black-Scholes option pricing model with the following weighted average assumptions. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions. In addition, such models require the use of subjective assumptions, including expected stock price volatility. In management's opinion, such valuation models may not necessarily provide the best single measure of option value. There were no stock options granted in 1999 or 1998.

                                                                          2000
                                                                         ------
Number of options granted...............................................  2,500
Risk-free interest rate.................................................  5.13%
Expected life, in years.................................................   5.00
Expected volatility.....................................................    22%
Expected dividend yield.................................................  2.34%
Estimated fair value per option......................................... $ 4.60

NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

Grants under the stock option plan are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for incentive stock option grants under the plan. Had compensation cost for all of the stock-based compensation plan been determined based on the fair values of awards (the method described by Statement No. 123), on the grant date, reported income and earnings per common share would have been reduced to the pro forma amounts shown below:

                                                  2000       1999       1998
                                               ---------- ---------- ----------
Net income on common stock:
  As reported................................. $2,583,562 $1,759,482 $2,289,166
  Pro forma...................................  2,575,969  1,759,482  2,289,166
Basic earnings per share:
  As reported................................. $     2.05 $     1.35 $     1.66
  Pro forma...................................       2.05       1.35       1.66
Diluted earnings per share:
  As reported................................. $     1.99 $     1.28 $     1.56
  Pro forma...................................       1.99       1.28       1.56

Stockholders' Rights Plan
On May 14, 1999, the Company's Board of Directors adopted a Stockholders' Rights Plan. The Plan provided for the distribution of one Right on June 15, 1999, for each share of the Company's outstanding common stock as of May 24, 1999. The Rights have no immediate economic value to stockholders because they cannot be exercised unless and until a person, group or entity acquires 15% or more of the Company's common stock or announces a tender offer. The Plan also permits the Company's Board of Directors to redeem each Right for one cent under various circumstances.

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

Financial instruments whose contract represent credit risk follows:

                                                             December 31,
                                                        -----------------------
                                                           2000        1999
                                                        ----------- -----------
Commitments to originate new loans..................... $14,695,000 $16,944,000
Commitments to extend credit...........................  26,420,000  26,080,000
Standby letters of credit..............................     841,000   2,093,000

                                                NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

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

Note 15. Fair Value of Financial Instruments
The following table reflects a comparison of carrying amounts and the fair values of the financial instruments:

                                               December 31,
                            ---------------------------------------------------
                                      2000                      1999
                            ------------------------- -------------------------
                              Carrying                  Carrying
                               Amount     Fair Value     Amount     Fair Value
                            ------------ ------------ ------------ ------------
Assets:
  Cash and cash
   equivalents............. $ 25,147,273 $ 25,147,273 $ 30,093,583 $ 30,093,583
  Certificates of deposit..       50,000       50,000       50,000       50,000
  Investment and mortgage-
   backed securities.......   74,735,149   74,722,871   83,037,771   83,016,663
  Nonmarketable equity
   securities..............      501,000      501,000      501,100      501,100
  Loans....................  341,112,556  342,677,559  272,531,099  269,036,875
  FHLB stock...............    2,112,000    2,112,000    1,811,400    1,811,400
  Accrued interest
   receivable..............    3,282,214    3,282,214    2,889,498    2,889,498
Liabilities:
  Deposits................. $388,050,341 $389,087,939 $354,977,451 $355,501,883
  Borrowed funds...........   29,000,000   28,985,775   11,200,000   11,157,454
  Advance payments by
   borrowers for taxes and
   insurance...............    1,813,412    1,813,412    1,548,998    1,548,998

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

Investment and mortgage-backed securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amounts of accrued interest approximate their fair values.

Nonmarketable equity securities and FHLB stock: Those securities are carried at cost, as fair values are not readily determinable.

NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amounts of accrued interest approximate their fair value.

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

Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable-rate, fixed-term money market accounts approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amounts of accrued interest payable, which is included in the deposit amount, and advance payments by borrowers for taxes and insurance approximates their fair value.

Borrowed funds: Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Note 16. Condensed Parent Company Only Financial Statements

                                                          December 31,
                                                    --------------------------
                                                        2000          1999
                                                    ------------  ------------
Statement of financial condition
Assets:
  Cash and cash equivalents........................ $  1,626,075  $  1,284,825
  Certificate of deposit...........................       50,000        50,000
  Investment securities, available-for-sale........      410,596       376,605
  Equity in net assets of Kankakee Federal Savings
   Bank............................................   37,106,194    34,413,574
  Other assets.....................................      183,346       203,161
                                                    ------------  ------------
                                                    $ 39,376,211  $ 36,328,165
                                                    ============  ============
Liabilities and stockholders' equity:
  Other liabilities................................ $     87,068  $     80,438
  Common stock.....................................       17,500        17,500
  Additional paid-in capital.......................   15,328,249    16,019,390
  Retained income..................................   34,285,960    32,309,425
  Accumulated comprehensive income (loss)..........      115,969    (1,095,478)
  Treasury stock...................................  (10,458,535)  (10,851,899)
  Employee Stock Ownership Plan loan...............           --      (151,211)
                                                    ------------  ------------
                                                    $ 39,376,211  $ 36,328,165
                                                    ============  ============

                                                NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

                                                Year Ended December 31,
                                          -------------------------------------
                                             2000         1999         1998
                                          -----------  -----------  -----------
Statement of operations
Dividends from subsidiary...............  $ 1,300,989  $ 1,011,253  $ 1,210,525
Interest income.........................      110,498      170,631      259,616
                                          -----------  -----------  -----------
  Operating income......................    1,411,487    1,181,884    1,470,141
                                          -----------  -----------  -----------
Equity in undistributed earnings of
 Kankakee Federal Savings Bank..........    1,487,864      948,175    1,155,542
Other noninterest income................        6,388           --          400
                                          -----------  -----------  -----------
  Total other income....................    1,494,252      948,175    1,155,942
Other expenses..........................      427,927      473,577      404,670
                                          -----------  -----------  -----------
  Income before income tax benefit......    2,477,812    1,656,482    2,221,413
Income tax benefit......................      105,750      103,000       67,753
                                          -----------  -----------  -----------
  Net income............................  $ 2,583,562  $ 1,759,482  $ 2,289,166
                                          ===========  ===========  ===========

                                                Year Ended December 31,
                                          -------------------------------------
                                             2000         1999         1998
                                          -----------  -----------  -----------
Statement of cash flows
Operating activities:
  Net income............................  $ 2,583,562  $ 1,759,482  $ 2,289,166
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
   Equity in undistributed earnings of
    Kankakee Federal Savings Bank.......   (1,487,864)    (948,175)  (1,155,542)
   Other................................       22,999      (13,253)      41,956
                                          -----------  -----------  -----------
     Net cash provided by operating
      activities........................    1,118,697      798,054    1,175,580
                                          -----------  -----------  -----------
Investing activities:
  Available-for-sale investment and
   mortgage backed securities:
   Purchase.............................      (23,854)     (21,999)     (23,118)
   Proceeds from maturities and
    paydowns............................           --           --      109,593
  Purchase of equipment.................           --         (579)          --
                                          -----------  -----------  -----------
     Net cash provided by (used in)
      investing activities..............      (23,854)     (22,578)      86,475
                                          -----------  -----------  -----------
Financing activities:
  Principal collected on ESOP loan......      151,211      151,211      151,211
  Purchase of treasury stock............   (1,023,572)  (3,472,591)    (346,995)
  Dividends paid to stockholders........     (607,027)    (633,585)    (660,558)
  Proceeds from exercise of stock
   options..............................      725,795      191,524      164,854
                                          -----------  -----------  -----------
     Net cash used in financing
      activities........................     (753,593)  (3,763,441)    (691,488)
                                          -----------  -----------  -----------
Increase (decrease) in cash and cash
 equivalents............................      341,250   (2,987,965)     570,567
Cash and cash equivalents:
  Beginning of period...................    1,284,825    4,272,790    3,702,223
                                          -----------  -----------  -----------
  End of period.........................  $ 1,626,075  $ 1,284,825  $ 4,272,790
                                          ===========  ===========  ===========

NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------

Note 17. Quarterly Results of Operations (Unaudited)

                                          Year Ended December 31, 2000
                                 ----------------------------------------------
                                               Three Months Ended
                                 December 31 September 30  June 30    March 31
                                 ----------- ------------ ---------- ----------
Interest income................. $8,246,923   $7,894,213  $7,302,284 $6,895,941
Interest expense................  4,924,226    4,659,789   4,027,440  3,825,743
                                 ----------   ----------  ---------- ----------
 Net interest income............  3,322,697    3,234,424   3,274,844  3,070,198
Provision for losses on loans...     30,000       20,000          --         --
                                 ----------   ----------  ---------- ----------
 Net interest income after
  provision for losses on loans.  3,292,697    3,214,424   3,274,844  3,070,198
Other income....................    656,215      662,705     593,181    601,302
Other expense...................  2,879,926    2,968,690   2,703,719  2,919,719
                                 ----------   ----------  ---------- ----------
 Income before income taxes.....  1,068,986      908,439   1,164,306    751,781
Income taxes....................    361,900      300,625     395,925    251,500
                                 ----------   ----------  ---------- ----------
 Net income..................... $  707,086   $  607,814  $  768,381 $  500,281
                                 ==========   ==========  ========== ==========
Basic earnings per share........ $     0.56   $     0.48  $     0.61 $     0.40
                                 ==========   ==========  ========== ==========
Diluted earnings per share...... $     0.54   $     0.47  $     0.59 $     0.39
                                 ==========   ==========  ========== ==========
                                          Year Ended December 31, 1999
                                 ----------------------------------------------
                                               Three Months Ended
                                 December 31 September 30  June 30    March 31
                                 ----------- ------------ ---------- ----------
Interest income................. $6,771,650   $6,737,789  $6,752,705 $6,638,178
Interest expense................  3,815,453    3,804,947   3,837,556  3,884,603
                                 ----------   ----------  ---------- ----------
 Net interest income............  2,956,197    2,932,842   2,915,149  2,753,575
Provision for losses on loans...         --           --          --         --
                                 ----------   ----------  ---------- ----------
 Net interest income after
  provision for losses on loans.  2,956,197    2,932,842   2,915,149  2,753,575
Other income....................    942,170      605,044     631,285    785,685
Other expense...................  3,163,023    2,964,017   2,903,529  2,869,746
                                 ----------   ----------  ---------- ----------
 Income before income taxes.....    735,344      573,869     642,905    669,514
Income taxes....................    241,800      188,600     204,108    227,642
                                 ----------   ----------  ---------- ----------
 Net income..................... $  493,544   $  385,269  $  438,797 $  441,872
                                 ==========   ==========  ========== ==========
Basic earnings per share........ $     0.40   $     0.29  $     0.33 $     0.33
                                 ==========   ==========  ========== ==========
Diluted earnings per share...... $     0.38   $     0.28  $     0.31 $     0.31
                                 ==========   ==========  ========== ==========