Form 10-K, Exhibit 13
period 2001-12-31
KANKAKEE BANCORP INC
filed 2002-03-25
CIK 891523

                                    [GRAPHIC]

                  Kankakee Bancorp, Inc.

2000 Annual Report
                            [Kankakee Bancorp Logo]

CORPORATE PROFILE
Kankakee Bancorp, Inc. (the "Company") is the holding company for Kankakee Federal Savings Bank (the "Bank"). As a community-oriented financial institution, the Bank operates fifteen retail banking offices. Its mission is to provide comprehensive financial services to families and local businesses residing in Kankakee, Champaign, Iroquois and Livingston Counties, and portions of Will, Grundy and Vermilion Counties in Illinois.

The common stock of the Company is publicly traded on the American Stock Exchange under the symbol "KNK".

TABLE OF CONTENTS

Letter to Stockholders...............................................................  4

Directors and Officers...............................................................  6

Selected Consolidated Financial Information..........................................  7

Management's Discussion and Analysis of Financial Condition and Results of Operations  9

Independent Auditor's Report......................................................... 27

Consolidated Financial Statements.................................................... 28

Notes to Consolidated Financial Statements........................................... 34

Corporate Information................................................................ 51

Office Locations/Map................................................................. 53


 Factors That May Affect Future Results

 This publication contains statements concerning earnings, revenues, operating margins, growth and other financial measurements; new business and business opportunities; acquisitions; and other aspects of future operating or financial performance. These statements are based on assumptions currently believed to be valid and may be "forward-looking statements" under the securities laws, as further detailed on pages 25 and 26 of this Annual Report. Various factors could materially affect actual results. These include, among other things, changes in general economic or market conditions, government regulation and competition. For additional information about these factors, see our report on Form 10-K for 2001 and reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission.



                                          CORPORATE PROFILE & TABLE OF CONTENTS

--------------------------------------------------------------------------------

                             FINANCIAL HIGHLIGHTS
                           ------------------------

                                                            Years Ended December 31,
                                                  ---------------------------------------------
                                                    2001      2000     1999     1998     1997
                                                  --------  -------- -------- -------- --------
                                                  (Dollars in thousands, except per share data)
Selected Financial Condition Data:
   Total assets.................................. $490,280  $459,894 $404,718 $411,779 $343,409
   Loans, net, including loans held for sale.....  394,618   338,956  270,360  247,144  239,050
   Mortgage-backed securities held-to-maturity...       38        67      109      168      204
   Mortgage-backed securities available-for-sale.   11,636    16,051   17,491   18,578   28,300
   Investment securities held-to-maturity (1)....    1,516     1,999      857      893    2,173
   Investment securities available-for-sale......   34,755    57,170   65,132   75,943   36,823
   Deposits......................................  415,467   388,050  354,977  346,803  280,022
   Total borrowings..............................   30,000    29,000   11,200   22,900   23,495
   Stockholders' equity..........................   41,191    39,289   36,248   39,677   37,821
For the period:
   Net interest income after provision
     for losses on loans......................... $ 13,528  $ 12,852 $ 11,557 $ 11,396 $ 10,589
   Net income....................................    3,261     2,584    1,759    2,289    3,012
Per common share:
   Book value per share outstanding.............. $  33.86  $  31.11 $  29.15 $  29.02 $  27.57
   Tangible book value per share
     outstanding (2).............................    30.22     27.30    24.97    24.93    26.00
Financial ratios:
   Stockholders' equity to total assets..........    8.40%     8.54%    8.96%    9.64%   11.01%
   Non-performing assets to total assets.........    0.45%     0.76%    0.69%    0.82%    1.27%
   Net charge-offs to average loans..............    0.02%     0.02%    0.08%    0.06%    0.11%
   Net interest margin...........................    3.16%     3.25%    3.08%    3.07%    3.22%
   Operating expenses to average assets..........    2.58%     2.68%    2.92%    2.60%    2.36%
   Return on average assets......................    0.69%     0.60%    0.43%    0.57%    0.87%
   Return on average stockholders' equity........    8.20%     6.95%    4.61%    5.86%    8.04%

--------
(1) Includes certificates of deposit and non-marketable equity securities.
(2) Calculated by subtracting intangible assets from stockholders' equity.

4




[PHOTO] [PHOTO]



Larry D. Huffman; Vice Chairman, President and CEO of Kankakee
Bancorp, Inc. (left); William Cheffer, Chairman, Kankakee Bancorp, Inc.

TO OUR STOCKHOLDERS AND FRIENDS:

The year 2001 brought much emotional and financial upheaval to our country. Despite these conditions and the Federal Open Market Committee's (the "FOMC") unprecedented action of incrementally reducing its target short-term interest rates by a total of 4.75% during the year, Kankakee Bancorp experienced an impressive increase in our year to year earnings. Building on such growth strategies as aggressive balance sheet management and fee income enhancement initiated last year, in 2001 the Company realized better than 26 percent net income growth and increased diluted earnings per share by more than 31 percent, to $2.62 from $1.99 for 2000. Stockholders' equity per share rose from $31.11 to $33.86 during 2001. The Company's return on equity has increased by 78 percent in two years, from 4.61% in 1999 to 8.20% in 2001.

During 2001, the Company's assets grew by more than $30 million, net loans increased by nearly $55 million and stockholders' equity grew nearly $2 million. The FOMC's reduction of the discount rate had an effect of reduced yields on securities and loans, but increased activity in mortgage and commercial lending grew the loan portfolio. As part of our normal course of balance sheet management, sales of mortgage loans with terms of 12 years and longer (servicing rights retained) were initiated during the year in order to reduce interest-rate risk as the Federal Reserve discount rate fell. The Company's loan portfolio increased in 2001, with the larger proportion of growth occurring in residential mortgages as compared to commercial loans, resulting in a narrowing of the net interest margin.
                                  [LOGO]

                         Two Year Financial Performance
                        . Increased Diluted EPS by 104%!
                      . Increased Return on Equity by 78%!
                             . 21% Growth in Assets
                            . 17% Growth in Deposits

                      . Resulting Stock Price Appreciation
                           12/31/1999       12/31/2001
                           ---------------------------
                             $19.75           $29.30

                                                         LETTER TO STOCKHOLDERS

--------------------------------------------------------------------------------

As was pointed out in the letter to stockholders in the 2000 Annual Report, the Company is committed to continuing profitable growth. As management and the Board of Directors continue to build stockholder value, we also recognize the importance of managing the various opportunities and types of risk which may be encountered. In 2001, management engaged consultants to study the Company's operations and advise management and the Board regarding additional opportunities for profitable growth, as well as cost-cutting measures which might improve efficiency, increase profitability, and maintain our high level of customer service. We will make this our major focus in 2002.

The Company's current operating locations and our recently upgraded data processing facilities provide capacity for growth without significant additional capital outlay. During 2001 we also continued our practice of evaluating opportunities to grow through acquisition. In 2002 we will continue to evaluate possible acquisitions, in both the Company's current markets and other markets where profitable growth seems likely. However, we will not acquire just for the sake of acquiring. Only acquisitions which will have a positive impact on operating results and which will enhance stockholder value will be pursued.

Kankakee Federal Savings Bank and its predecessors have steadfastly supported local civic and charitable organizations for more than 116 years. Members of the Board of Directors and staff have filled leadership roles in many of these organizations, leading to increased recognition of the importance of the Bank in the communities we serve. This recognition, in turn, has resulted in additional business for the Bank as the organizations and other individuals who serve in them have decided to "invest" in a bank that demonstrates its commitment to the community. We feel privileged to serve with Board members and staff who have demonstrated success in their own fields of endeavor as well as having been actively involved in community affairs.

The Company's financial results in 2001 exemplify the progress being made toward our goal of becoming one of the highest performing in our industry. As is the case when a work is "in-progress", however, one is not able to reach the desired goal in one large leap but, instead, through a series of progressively positive movements in the desired direction. We believe that plans for 2002 will enable the Company to continue the trend of increased earnings and to provide enhanced value to stockholders over the long term.

We appreciate the confidence and support of our stockholders and wish you well in 2002.

/s/ William Cheffer
WILLIAM CHEFFER
Chairman
KANKAKEE BANCORP, INC.

/s/ Larry D. Huffman
LARRY D. HUFFMAN
Vice Chairman, President and CEO
KANKAKEE BANCORP, INC.


LETTER TO STOCKHOLDERS

--------------------------------------------------------------------------------

[PHOTO]


                                    [Photo]

Kankakee Bancorp, Inc. Board of Directors, seated left to right:
Larry D. Huffman; William Cheffer; back row, left to right: Charles C. Huber; Mark L. Smith;
Wesley E. Walker; Ronald J. Walters, Vice President and Treasurer, Kankakee Bancorp, Inc.;
Brenda L. Baird; Michael A. Stanfa; David B. Cox.

DIRECTORS AND OFFICERS
-----------------------------

Kankakee Bancorp, Inc. Directors
William Cheffer, Chairman of the Board
Larry D. Huffman, Vice Chairman; President and CEO
Charles C. Huber, Retired; Former Plant Manager, Armstrong World Industries Wesley E. Walker, Retired; Former Executive Director, Kankakee YMCA
Michael A. Stanfa, Executive Vice President and Secretary
Brenda L. Baird, President, Mobile Communications Corporation
Mark L. Smith, President, Bacon, Smith, Koelling & Ohm, PC

Kankakee Bancorp, Inc. Officers
William Cheffer, Chairman of the Board
Larry D. Huffman, Vice Chairman, President and CEO
Michael A. Stanfa, Executive Vice President and Secretary
Ronald J. Walters, Vice President and Treasurer
Thomas G. Henry, Assistant Treasurer
Jeannie Cyrier, Assistant Secretary
Carol S. Hoekstra, Assistant Secretary
Lynn O'Brien, Assistant Secretary

Kankakee Federal Savings Bank Officers
Chairman of the Board, William Cheffer
Vice Chairman of the Board, Larry D. Huffman and President and Chief Executive Officer
Senior Vice President and Secretary, Michael A. Stanfa
Senior Vice President and Treasurer, Ronald J. Walters
Senior Vice Presidents: Carol S. Hoekstra, Keith M. Roseland
Vice Presidents: Georgann J. Butterfield, Monte S. Crowl, Ronald R. Grubbs, Thomas G. Henry, Marsha S. Lloyd, Tammy J. Lucht, Terry L. Ralston, Dorcilla C. Schoolman, W. Eric Volkmann
Assistant Secretaries: Margaret Johnston, Joyce A. Jones, Lynn O'Brien Assistant Treasurer, Marvin G. Saxsma


                                                         DIRECTORS AND OFFICERS

--------------------------------------------------------------------------------

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
            -------------------------------------------------------

                                                                     December 31,
                                                ------------------------------------------------------
                                                   2001       2000       1999       1998       1997
                                                ---------- ---------- ---------- ---------- ----------
                                                     (Dollar in thousands, except per share data)
Selected Financial Condition Data:
   Total assets................................ $  490,280 $  459,894 $  404,718 $  411,779 $  343,409
   Loans, net, including loans held for sale...    394,618    338,956    270,360    247,144    239,050
   Mortgage-backed securities held-to-
     maturity..................................         38         67        109        168        204
   Mortgage-backed securities available-for-
     sale......................................     11,636     16,051     17,491     18,578     28,300
   Investment securities held-to-
     maturity (1)..............................      1,516      1,999        857        893      2,173
   Investment securities available-for-sale....     34,755     57,170     65,132     75,943     36,823
   Deposits....................................    415,467    388,050    354,977    346,803    280,022
   Total borrowings............................     30,000     29,000     11,200     22,900     23,495
   Stockholders' equity........................     41,191     39,289     36,248     39,677     37,821
   Shares outstanding..........................  1,216,358  1,263,108  1,243,383  1,367,358  1,371,638
   Stockholders' equity per share.............. $    33.86 $    31.11 $    29.15 $    29.02 $    27.57
   Stockholders' tangible equity
     per share (2).............................      30.22      27.30      24.97      24.93      26.00

                                                               Years Ended December 31,
                                                ------------------------------------------------------
                                                   2001       2000       1999       1998       1997
                                                ---------- ---------- ---------- ---------- ----------
                                                                (Dollars in thousands)
Selected Operations Data:
   Total interest income....................... $   32,759 $   30,339 $   26,900 $   27,522 $   24,895
   Total interest expense......................     18,729     17,437     15,343     16,126     14,273
                                                ---------- ---------- ---------- ---------- ----------
       Net interest income.....................     14,030     12,902     11,557     11,396     10,622
   Provision for losses on loans...............        502         50         --         --         33
                                                ---------- ---------- ---------- ---------- ----------
   Net interest income after provision for
     losses on loans...........................     13,528     12,852     11,557     11,396     10,589
                                                ---------- ---------- ---------- ---------- ----------
   Fee income..................................      2,353      1,942      1,925      1,532      1,023
   Gain on sales of loans and securities.......        730         --        365        179        112
   Other non-interest income...................        521        572        674        765        554
                                                ---------- ---------- ---------- ---------- ----------
       Total non-interest income...............      3,604      2,514      2,964      2,476      1,689
                                                ---------- ---------- ---------- ---------- ----------
   Other expenses..............................     12,231     11,472     11,900     10,432      8,185
   Income tax expense..........................      1,640      1,310        862      1,151      1,081
                                                ---------- ---------- ---------- ---------- ----------
       Total non-interest expense..............     13,871     12,782     12,762     11,583      9,266
                                                ---------- ---------- ---------- ---------- ----------
   Net income.................................. $    3,261 $    2,584 $    1,759 $    2,289 $    3,012
                                                ========== ========== ========== ========== ==========

--------
(1) Includes certificates of deposit and non-marketable equity securities.
(2) Calculated by subtracting intangible assets from stockholders' equity.

      -------------------------------------------------------------------

                                                               Years Ended December 31,
                                                        ---------------------------------------
                                                         2001    2000    1999    1998    1997
                                                        ------- ------- ------- ------- -------
Selected Financial Ratios and Other Data:
Performance Ratios:
   Return on assets (ratio of net income to average
     total assets).....................................   0.69%   0.60%   0.43%   0.57%   0.87%
   Interest rate spread information:
       Average during the year.........................   3.02%   3.13%   2.99%   2.92%   2.86%
       End of year.....................................   3.01%   2.85%   2.96%   2.68%   2.73%
       Net interest margin (1).........................   3.16%   3.25%   3.08%   3.07%   3.22%
       Ratio of operating expense to average total
         assets........................................   2.58%   2.68%   2.92%   2.60%   2.36%
       Return on equity (ratio of net income to
         average equity)...............................   8.20%   6.95%   4.61%   5.86%   8.04%
       Ratio of average interest-earning assets to
         average interest-bearing liabilities.......... 103.25% 102.66% 102.39% 103.47% 108.25%
Quality Ratios:
   Non-performing assets to total assets at end of
     period............................................   0.45%   0.76%   0.69%   0.82%   1.27%
   Allowance for losses on loans to non-performing
     loans............................................. 230.33%  83.89% 124.20% 160.43%  75.64%
   Classified assets to total assets at end of
     period (2)........................................   1.80%   1.29%   1.20%   1.70%   1.89%
   Allowance for losses on loans to classified assets..  29.32%  36.34%  44.84%  33.95%  32.86%
Capital Ratios:
   Equity to total assets at end of period.............   8.40%   8.54%   8.96%   9.64%  11.01%
   Average equity to average assets....................   8.41%   8.70%   9.38%   9.75%  10.71%
   Dividend payout ratio...............................  18.32%  24.12%  37.50%  30.77%  24.00%
Other Data:
   Number of full service branch offices...............      15      15      15      15       9

--------
(1) Net interest income divided by average interest earning assets.
(2) Includes items classified as special mention.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
Overview

Kankakee Bancorp, Inc. (the "Company") is the holding company for Kankakee Federal Savings Bank (the "Bank"). All references to the Company in the following discussion include the Bank and the Bank's wholly-owned service corporation, KFS Service Corporation ("KFS"), unless indicated otherwise. In the last two years, the Company has implemented much of its strategic plan, resulting in significant asset and core earnings growth. During that time, operating results have shown significant improvement. Net income rose 26% and 47% respectively in 2001 and 2000. Diluted earnings per share also rose 32% and 55% in the same periods. Assets grew from $404.8 million in 1999 to $490.3 million at the end of 2001, representing an increase of 21% over the two-year period.

The Company has also employed an aggressive capital management plan over the last two years. As part of this strategy, the Company made open market purchases of its own stock, repurchasing 64,200 common shares at an average cost of $24.03 per share in 2001 and 46,300 common shares at an average cost of $22.11 per share in 2000. Since converting to a stock organization in 1992, the Company has repurchased 669,507 shares at an average cost of $21.44 per share. In addition, the Company is continuously evaluating balance sheet opportunities to augment and leverage its strong capital base to maximize stockholder's return on equity. As a result, the Company's return on equity has increased almost 78% in two years, from 4.61% in 1999 to 8.20% in 2001. The Company will continue to evaluate opportunities and believes that 2002 should continue the positive earnings trend.

In an effort to increase profitability and efficiency, in 2001 the Company began an overall analysis of its expense structure, including a branch network profitability analysis. Upon completion, management believes that significant reductions in the efficiency ratio may occur in 2002 and 2003. The Company made significant fixed asset and technological expenditures throughout the 1990s which have provided the organization with a platform that can sustain the high growth objectives of the strategic plan while minimizing increases of the expense base. Management is making improved efficiency a major focus of 2002.

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

Current Economic Climate

During 2001, the Federal Open Market Committee lowered its target short-term interest rates by a total of four and three-quarters percentage points. The federal funds target went from 6.50% to 1.75% and the Federal Reserve discount rate went from 6.00% to 1.25%. The federal funds rate is the rate at which financial institutions borrow from each other, while the discount rate is the rate at which member banks borrow from the Federal Reserve. During 2001, the FOMC cited a slowing economy and a possible recession as the primary reasons for lowering interest rates. Lower short-term interest rates would tend to stimulate economic activity by reducing the financing costs on borrowed funds for both businesses and individuals.

A slowing economy would usually result in some increase in problem assets, and could possibly result in some increase in loan losses. In a slowing economy or recession, cash flows and profits of commercial customers decrease, which could result in an increase in delinquencies. Additionally,


MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
individual borrowers experience cash flow problems from job loss, reduction in investment returns or other causes. This could also result in an increase in delinquencies. Management continuously reviews asset quality and aggressively addresses delinquent situations. Historically, the Company's non-performing assets and net charge offs have been low.

Most recently, the FOMC has held target interest rates at the current levels while maintaining a cautionary posture on the state of the economy. While some economic indicators are pointing toward a recovery, others are still weak, indicating that the economy remains slow. If the economy does move into a full recovery, then the next FOMC interest rate move would likely be an increase in its target rates.

Rising interest rates, because of the Company's current structure of assets and liabilities, could have a detrimental effect on the Company's interest rate spread and results of operations. Since the Company has a negative cumulative one-year gap (see section on Asset/Liability Management) of 5.0%, an increase in market interest rates might negatively affect net interest income and the results of operations. This is due to liabilities maturing, and repricing, from their current rates to higher rates, more quickly than assets will mature and reprice to higher rates. Management continuously reviews the Company's gap position and evaluates potential strategies to offset interest rate risk. Furthermore, the Company will continue to look for strategic opportunities to take advantage of interest rate movements. Management believes that the Company's current level of interest rate sensitivity is reasonable, in light of the current market rates and the possibility of increasing market rates. However, significant fluctuations in interest rates may have an adverse effect on the Company's financial condition and results of operations.

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

During the fourth quarter of 2001, management discussed methods of evaluating growth potential within the Company's market areas, appropriateness and cost effectiveness of current delivery systems and possible expansion into new markets. Subsequently, the Company engaged the services of a consultant to conduct a review and evaluation of the Company's branch network and other delivery systems, such as ATMs. Each of the Company's existing market areas, and a few market areas identified as potential expansion targets for the Company, are being reviewed as to competitive environment, demographics, economic factors and associated costs. Demographic factors include such things as total population, ages, income levels and other factors. Economic factors include such things as the level of business activity and business growth within the area, the area's long term growth expectations and other factors. As a result of this review, the Company will be better positioned to make strategic decisions regarding contraction or expansion of its branch network, acquisitions in markets where an acquisition provides the best opportunity to expand and modifications of other systems. Decisions resulting from this review will be driven by their impact on profitability and stockholder value.

During the late 1990s, the Company also began the process of shifting its operating philosophy to a sales orientation and away from traditional approaches to banking services. Management continues to support and encourage this process, recognizing that changes, particularly of this type and magnitude, require employee education and customer communication. These changes in philosophy and culture require not only time but allocation of other Company resources. None of these efforts were without cost, and have been, and, to some degree, will continue to be, reflected in operating expenses and net income. These efforts have been successful to date. Non-interest income has increased by 43% during 2001, although primarily due to some balance sheet management. Management believes that the strategic shift to a more sales and marketing oriented culture will continue to increase non-interest income as the employees become more comfortable cross-selling various product lines.


                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

In the first quarter of 2000, management initiated an aggressive growth strategy aimed at increasing deposits and growing the loan portfolio, resulting in the reduction of the size of the investment portfolio. The strategy was intended to improve earnings in a number of ways which included:

   . improved utilization of facilities and increased productivity of personnel;

   . increased capital leverage;

   . improved asset yields, due to increased commercial and consumer lending;
     and

   . replacement of some investments with fixed-rate, long-term mortgage loans.

It was recognized that such a strategy would:

   . likely increase the cost of funds, due to aggressive deposit pricing and the potential need to borrow money at wholesale market rates;

   . necessitate the assumption of an increased level of interest rate risk, due to aggressive loan pricing and the need to retain longer term, fixed-rate mortgages for the portfolio; and

   . require an even more market-sensitive approach to interest rate risk management, as short-term objectives replaced a long-standing policy of selling newly-originated, long-term, fixed-rate mortgage loans in the secondary market.

The Company is committed to continuing the profitable growth of its assets and liabilities, if market conditions warrant, although management may control the rate of growth. During 2001, in light of declining market interest rates, the Company resumed its usual practice of selling newly-originated, long-term, fixed-rate mortgage loans. The favorable climate for such sales resulted in gains for the year and an increase in servicing income. The Company monitors interest rates and economic conditions in its own market, as well as on a regional and national basis.

During 2000, the Company began offering 100% financing on the purchase of single-family, owner occupied homes. Loans under this program are required to have private mortgage insurance covering the top 35% of the loan balance, and can be either fixed rate or adjustable rate. This program continued through 2001.

Since receiving regulatory approval in 1998, the Bank has offered trust services. Although granted full trust powers, the Bank has initially focused on personal trust services and limited employee plan services. Initially, it was anticipated that the trust operations would generate operating losses through 2000, after which it would break even or produce a small profit. However, current projections indicate that trust operations will continue to generate small operating losses in the near term. The trust department is continuing to increase its business, having more than doubled its assets under management in 2001.

Results of Operations
The Company's results of operations depend primarily on the level of its net interest and non-interest income and its control of operating expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned from or paid on them.

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


MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                              Year Ended December 31, 2001  Year Ended December 31, 2000   Year Ended December 31, 1999
                              ---------------------------  ------------------------------  ---------------------------
                                Average   Interest/          Average   Interest              Average    Interest
                              Outstanding  Earned   Yield/ Outstanding Earned/             Outstanding  Earned/  Yield/
                                Balance     Paid     Rate    Balance     Paid   Yield/Rate   Balance      Paid    Rate
                              ----------- --------- ------ ----------- -------- ---------- -----------  -------- ------
                                                               (Dollars in thousands)
Interest-earning assets:
Loans receivable (1).........  $368,955   $ 28,403   7.70%  $303,499   $ 24,220    7.98%    $261,883    $ 20,407  7.79%
Mortgage-backed securities
 (2).........................    13,938        970   6.96%    17,488      1,222    6.99%      19,075       1,125  5.90%
Investments securities (3)...    43,599      2,529   5.80%    60,764      3,788    6.23%      69,980       4,138  5.91%
Other interest-earning assets    14,980        709   4.73%    13,915        966    6.94%      21,998       1,109  5.04%
FHLB stock...................     2,325        148   6.37%     1,903        143    7.51%       1,808         121  6.69%
                               --------   --------          --------   --------             --------    --------
Total interest-earning assets   443,797     32,759   7.38%   397,569     30,339    7.63%     374,744      26,900  7.18%
                                          --------                     --------             --------    --------
Other assets.................    29,551                       29,827                          32,194
                               --------                     --------                        --------
Total assets.................  $473,348                     $427,396                        $406,938
                               ========                     ========                        ========
Interest-bearing liabilities:
Time deposits................  $251,367     13,952   5.55%  $231,198     12,981    5.61%    $210,899      11,141  5.28%
Savings deposits.............    62,035      1,573   2.54%    59,637      1,502    2.52%      61,413       1,503  2.45%
Demand and NOW deposits......    88,715      1,861   2.10%    77,776      1,835    2.36%      74,903       1,683  2.25%
Borrowings...................    27,692      1,343   4.85%    18,662      1,119    6.00%      18,769       1,016  5.41%
                               --------   --------          --------   --------             --------    --------
Total interest-bearing
 liabilities.................   429,809     18,729   4.36%   387,273     17,437    4.50%     365,984      15,343  4.19%
                               --------   --------                     --------                         --------
Other liabilities............     3,751                        2,951                           2,799
                               --------                     --------                        --------
Total liabilities............   433,560                      390,224                         368,783
Stockholders' equity.........    39,788                       37,172                          38,155
                               --------                     --------                        --------
Total liabilities and
 stockholders' equity........  $473,348                     $427,396                        $406,938
                               ========                     ========                        ========
Net interest income..........             $ 14,030                     $ 12,902                         $ 11,557
                                          ========                     ========                         ========
Net interest rate spread.....                        3.02%                         3.13%                          2.99%
                                                     ====                          ====                           ====
Net earning assets...........  $ 13,988                     $ 10,296                        $  8,760
                               ========                     ========                        ========
Net yield on average
 interest-earning assets (net
 interest margin)............                        3.16%                         3.25%                          3.08%
                                                     ====                          ====                           ====
Average interest-earning
 assets to average interest-
 bearing liabilities.........             103.25%                      102.66%                          102.39%
                                          ========                     ========                         ========

--------
(1) Calculated including loans held for sale, and net of deferred loan fees, loan discounts, loans in process and the allowance for losses on loans.
(2) Calculated including mortgage-backed securities available-for-sale,
(3) Calculated including investment securities available-for-sale and certificated of deposit.

The following table sets forth the weighted average yields on the Company's interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the Company's weighted average yields and rates at the dates indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                                     As of December 31,
                                                                     ------------------
                                                                      2001  2000  1999
                                                                     -----  ----- -----
Weighted average yield on:
 Loans receivable (1)............................................... 7.12%  8.12% 7.78%
 Mortgaged-backed securities (2).................................... 6.82%  7.09% 6.41%
 Investment securities (3).......................................... 5.46%  6.04% 5.85%
 Other interest-earning assets...................................... 1.41%  6.08% 4.44%
 Combined weighted average yield on interest-earning assets......... 6.79%  7.74% 7.22%
Weighted average rate paid on:
 Saving deposits.................................................... 2.08%  2.57% 2.50%
 Demand and NOW deposits............................................ 1.61%  2.55% 2.19%
 Certificates....................................................... 4.97%  6.09% 5.42%
 Borrowings......................................................... 4.47%  6.25% 5.37%
 Combined weighted average rate paid on interest-bearing liabilities 3.78%  4.89% 4.26%
Spread.............................................................. 3.01%  2.85% 2.96%

--------
(1) Includes loans held for sale.
(2) Includes mortgage-backed securities available-for-sale.
(3) Includes investment securities available-for-sale and certificates of deposit.



                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

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

                                          Year Ended December 31,        Year Ended December 31,
                                               2001 vs. 2000                  2000 vs. 1999
                                       ----------------------------- -----------------------------
                                       Increase (Decrease)            Increase (Decrease)
                                             Due to                         Due to
                                       ------------------            -------------------
                                                            Total                          Total
                                                           Increase                       Increase
                                        Volume     Rate   (Decrease)  Volume      Rate   (Decrease)
                                       -------   -------  ---------- ------      ------  ----------
                                                          (Dollars in thousands)
Interest earning assets:
 Loans receivable..................... $ 5,063   ($  880)  $ 4,183   $3,305     $  508     $3,813
 Mortgage-backed securities...........    (247)       (5)     (252)    (101)       198         97
 Investment securities................  (1,012)     (247)   (1,259)    (560)       210       (350)
 Other interest-earning assets........      74      (331)     (257)    (482)       339       (143)
 Federal Home Loan Bank stock.........      25       (20)        5        6         16         22
                                       -------   -------   -------    ------     ------    ------
   Total interest-earning assets...... $ 3,903   ($1,483)  $ 2,420   $2,168     $1,271     $3,439
                                       =======   =======   =======    ======     ======    ======
Interest bearing liabilities:
 Certificate accounts................. $ 1,122   ($  151)  $   971   $1,116     $  724     $1,840
 Savings deposits.....................      60        11        71      (44)        43         (1)
 Demand and NOW deposits..............     243      (217)       26       67         85        152
 Borrowings...........................     474      (250)      224       (7)       110        103
                                       -------   -------   -------    ------     ------    ------
   Total interest-bearing liabilities. $ 1,899   ($  607)  $ 1,292   $1,132     $  962     $2,094
                                       =======   =======   =======    ======     ======    ======
Net interest income...................                     $ 1,128                         $1,345
                                                           =======                         ======

Comparison of Operating Results for 2001 to 2000
General
Consolidated net income was $3.3 million, or $2.62 per share (diluted), for the year ended December 31, 2001 compared to $2.6 million, or $1.99 per share (diluted), for the year ended December 31, 2000. The 26% increase in net income occurred primarily due to the continuing success of strategic initiatives begun in 2000.

Net Interest Income
Net interest income was $14.0 million for the year ended December 31, 2001, an increase of $1.1 million, or 8.7%, during 2001 as compared to 2000. Net interest income increased primarily due to the increase in interest income exceeding the increase in interest expense. The increase in interest income resulted from the increase in the average balance of interest-earning assets, which was partially offset by a decrease in the average rate of interest on interest-earning assets. The increase in interest expense resulted from the increase in the average balance of interest-bearing liabilities, which was partially offset by a decrease in the average rate of interest on interest-bearing liabilities.

Interest Income
Interest income totaled $32.8 million for the year ended December 31, 2001, an increase of $2.5 million or 8.0%, as compared to $30.3 million for 2000. This resulted from a $46.2 million increase in average interest-earning assets from $397.6 million during 2000 to $443.8 million during 2001, which was partially offset by a decrease in the yield earned on assets from 7.63% during 2000 to 7.38% during 2001.

Interest on loans was $28.4 million for 2001, an increase of $4.2 million, or 17.3%, as compared to 2000. This was primarily attributable to the effect of an increase of $65.5 million in average outstanding loans, which was partially offset by a decrease in the yield on loans from 7.98% during


MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

2000 to 7.70% during 2001. The increase in interest income on loans and the decrease in interest earned on investment securities discussed below resulted in part from the Company's continued efforts during 2000 and 2001 to shift its asset mix to higher yielding loans.

Interest earned on mortgage-backed securities was $970,000 for 2001, as compared to $1.2 million for 2000. This represented a decrease of 20.6% between the periods and was primarily due to a decrease of $3.6 million in average mortgage-backed securities, and to a decrease in the yield on mortgage-backed securities to 6.96% during 2001 from 6.99% during 2000.

Interest earned on investment securities and other interest-earning assets and dividends on Federal Home Loan Bank of Chicago ("the FHLB") stock totaled $3.4 million for 2001, as compared to $4.9 million for 2000. This represented a decrease of 30.9% during 2001. This was primarily due to a decrease in the average balance of these assets from $76.6 million in 2000 to $60.9 million in 2001 and to a decrease in average yield on these assets from 6.39% in 2000 to 5.56% in 2001.

Interest Expense
Interest expense was $18.7 million for 2001, or $1.3 million (7.4%) greater than in 2000. This was due to an increase of $42.5 million in the average balance of interest-bearing liabilities to $429.8 million for 2001 from $387.3 million for 2000, which was partially offset by a decrease in average rates to 4.36% for 2001 from 4.50% for 2000. During 2001, the deposit mix of average deposits remained stable with the ratio of average certificates of deposit to average total deposits decreasing slightly from 62.7% in 2000 to 62.5% in 2001. The decreases in the average cost of funds were the result of market interest rates trending lower throughout 2001.

During 2001, $1.3 million of the Company's interest expense, compared to $1.1 million during 2000, related to advances from the FHLB. The increase in interest expense on borrowed funds was the result of a $9.0 million increase in average balance of borrowed funds from $18.7 million to $27.7 million in 2001, which was partially offset by a decrease in the average interest rate on borrowed funds to 4.85% in 2001 from 6.00% in 2000.

Provision for Losses on Loans
The Company recorded a $502,000 provision for losses on loans during 2001 compared to a $50,000 provision during 2000. Charge-offs during 2001 decreased to $103,000 from $135,000 during 2000. Recoveries during 2001 decreased to $26,000 from $70,000 in 2000. The ratio of net charge-offs to average outstanding loans was 0.02% in 2001 and in 2000. The increase in the provision for losses on loans during 2001 was the result of several factors, including the increase in the total loan portfolio and the increase in classified assets. Additionally, based on management's review of the adequacy of the allowance for losses on loans, the provision in 2000, as well as in the prior two years, was somewhat lower than might otherwise have been expected. This was due to the Company having acquired a significant amount of reserves with the purchase of Coal City National Bank in 1998.

The allowance for losses on loans is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Management's methodology to determine the adequacy of the allowance for losses on loans considers specific credit reviews, past loan loss experience, current economic conditions and trends, and the volume, growth and composition of the loan portfolio. Based upon the Company's quarterly analysis of the adequacy of the allowance for losses on loans, considering remaining collateral of loans with more than a normal degree of risk, historical loan loss percentages and economic conditions, it is management's belief that the $2.6 million allowance for losses on loans at December 31, 2001 was adequate. However, there can be no assurance that the allowance for losses on loans will be adequate to cover all losses.

Each credit on the Company's internal loan "watch list" is evaluated periodically to estimate potential losses. In addition, minimum loss estimates for each category of watch list credits are provided for based on management's judgment which considers past loan loss experience and other


                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
factors. For installment and real estate mortgage loans, specific allocations are based on past loss experience adjusted for recent portfolio growth and economic trends. The total of the estimated loss exposure resulting from the analysis is considered the allocated portion of the allowance for losses on loans. The amounts specifically provided for individual loans and pools of loans are supplemented by an unallocated portion of the allowance for losses on loans. This unallocated amount is determined based on management's judgment which considers, among other things, the risk of error in the specific allocations, other potential exposure in the loan portfolio, economic conditions and trends, and other factors.

The allowance for losses on loans is charged when management determines that the prospects of recovery of the principal of a loan have significantly diminished. Subsequent recoveries, if any, are credited to the allowance for losses on loans. Credit card loans are charged off at the earliest of notice of bankruptcy, when at least 120 days past due, or when otherwise deemed to be uncollectible. All other installment loans that are 90 to 120 days past due are charged off monthly unless the loans are insured for credit loss or where scheduled payments are being received. Real estate mortgage loans are written down to fair value upon the earlier of receipt of a deed of foreclosure or upon completion of foreclosure proceedings. Commercial and other loan charge-offs are made based on management's on-going evaluation of non-performing loans. Net charge-offs have not exceeded .11% of average loans for the last five years, and averaged less than .06% of average loans during those five years.

The following is a summary of loan loss experience and nonperforming assets for the years ended December 31, 2001 and 2000:

                                                            2001        2000
                                                          --------    --------
                                                         (Dollars in thousands)
   Total loans.......................................... $396,371     $341,113
   Total assets.........................................  490,280      459,894
   Allowance for losses on loans........................    2,582        2,156
   Net loan charge-offs.................................       77           65
   Net loan charge-offs as a percentage of average loans     0.02%        0.02%
   Nonperforming loans.................................. $  1,121     $  2,570
   Nonperforming assets.................................    2,201        3,487
   Nonperforming assets to total assets.................     0.45%        0.76%
   Allowance for losses on loans to total loans.........     0.65%        0.63%
   Allowance for losses on loans to nonperforming loans.    230.3%        83.9%

The Company will continue to monitor and adjust its allowance for losses on loans based on management's analysis of its loan portfolio and general economic conditions.

Other Income
Other income increased $1.1 million for 2001 to $3.6 million, compared to $2.5 million for 2000. The 43.4% increase in other income was the result of increases of $401,000 in the net gain on the sale of securities, $411,000 in fee income, $329,000 in gain on sale of loans held for sale and $37,000 in other income. These increases were partially offset by decreases of $12,000 in gain on the sale of office related property and $84,000 in insurance commissions. The increase in net gain on the sale of securities was the result of a $441,000 gain on a $5.0 million investment in securities available-for-sale, which was partially offset by a loss of $40,000 on the sale of non-marketable equity securities. The increase in the gain on the sale of loans was the result of a resumption in loan sales during the year. The increase in fee income was primarily the result of an increase in checking related fees due to an increase in the number of checking accounts and to an increase in discount fees related to debit cards. The increase in other income was the result of a $50,000 increase in appraisal fees in 2001 compared to 2000. The decrease in insurance premiums was due to reduced volume of sales of insurance related products.


MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

Other Expenses
Other expenses were $12.2 million for 2001, as compared to $11.5 million for 2000. This represented an increase of $759,000 or 6.6% during 2001. There were increases in compensation and benefits of $307,000 (5.0%), occupancy costs of $144,000 (13.1%), advertising of $47,000 (13.7%), data processing costs of $43,000 (11.9%), telephone and postage of $69,000 (19.1%) and other expenses of $248,000 (12.8%). These increases were partially offset by decreases in furniture and equipment expenses of $47,000 (7.0%), the provision for losses on foreclosed assets of $48,000 (34.7%) and amortization of intangibles of $3,000 (0.7%). The increase in compensation and benefits was the result of several factors, including a small increase in total employees, increased health insurance costs and, due to an unusually low rate of employee turnover, an increase in retirement benefits. The increase in occupancy costs was primarily the result of an increase in repair and maintenance work during the year. The increase in advertising was due in part to the promotion of an on-line banking system which was begun mid-year. The data processing cost increase was primarily due to increased maintenance costs associated with new equipment. The increase in telephone and postage expense was due in part to an extensive mailing related to privacy policy disclosures and to the increase in checking accounts. The increase in other expenses was due to several factors, including increases in expenses related to debit cards and ATMs and a second provision for the Company's grant program for first-time home buyers. The first provision was made in 1999.

Income Taxes
Federal income tax expense was $1.6 million for 2001, as compared to $1.3 million for 2000. This increase was primarily the result of the increase in pre-tax income. The Company's effective tax rate was 34% for both 2001 and 2000. A summary of the significant tax components is provided in Note 8 of the Notes to Consolidated Financial Statements included later in this report.

Comparison of Operating Results for 2000 to 1999
General
Consolidated net income was $2.6 million, or $1.99 per share (diluted), for the year ended December 31, 2000 compared to $1.8 million, or $1.28 per share (diluted), for the year ended December 31, 1999. This 47% increase in net income occurred primarily due to the successful implementation of the growth strategy initiatives implemented during 2000.

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


                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

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

Other Expenses
Other expenses were $11.5 million for 2000, as compared to $11.9 million for 1999. This represented a decrease of $428,000 or 3.6% during 2000. The decrease in other expenses during 2000 was reflected in all but three categories of such expense. Federal insurance premiums decreased by $96,000 (56.8%), occupancy decreased by $9,000 (0.8%), furniture and equipment expense decreased by $15,000 (2.0%), advertising expense decreased by $37,000 (9.9%), the amortization of intangibles decreased by $13,500 (3.5%), data processing services decreased by $30,000 (7.7%) and other general and administrative expenses decreased by $350,000 (15.3%). These decreases were partially offset by increases in compensation and benefits of $24,000 (0.4%), the provision for losses


MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
on foreclosed assets of $95,000 (215.9%) and telephone and postage of $3,000 (0.9%). The decreases in expenses, as well as the modest increases in two of the three categories which increased, was primarily due to ongoing efforts to contain costs. The increase in provisions for losses on foreclosed assets was primarily due to one foreclosed property which had experienced substantial deterioration during the period preceding foreclosure.

Income Taxes
Federal income tax expense was $1.3 million for 2000, as compared to $862,000 for 1999. This increase was primarily the result of the increase in pre-tax income. The Company's effective tax rate was 34% for the year ended December 31, 2000 and 33% for the year ended December 31, 1999. A summary of the significant tax components is provided in Note 8 of the Notes to Consolidated Financial Statements included later in this report.

Financial Condition
Total assets increased by $30.4 million or 6.6% to $490.3 million at December 31, 2001, from $459.9 million at December 31, 2000. The increase in total assets during 2001 was primarily attributed to an increase in loans which was partially offset by decreases in investment securities and mortgage-backed securities.

Cash and cash equivalents increased by $1.5 million to $26.7 million at December 31, 2001, from $25.2 million at December 31, 2000. The increase was primarily attributed to increased levels of loan repayments and issuer calls on nearly all securities subject to call, which were substantially offset by growth in loans.

At December 31, 2001, investment securities available-for-sale totaled $34.8 million, a decrease of $22.4 million or 39.2% from the amount classified as available-for-sale at December 31, 2000. The Company used these funds, in part, to continue shifting its asset mix in favor of higher yielding loans. The decrease was the result of maturities and calls of $40.1 million and sales of $5.0 million of available-for-sale securities, which were partially offset by a positive adjustment of $538,000 in the market value of available-for-sale securities and by purchases totaling $22.1 million of available-for-sale securities, during the year ended December 31, 2001.

At December 31, 2001, mortgage-backed securities available-for-sale totaled $11.6 million, a decrease of $4.4 million or 27.5% from the amount classified as available-for-sale at December 31, 2000. The decrease in mortgage-backed securities available-for-sale was the result of principal repayments totaling $4.9 million, which was partially offset by a positive adjustment to market value of $205,000 and by the purchase of $301,000 in mortgage-backed securities available-for-sale.

During the year ended December 31, 2001, net loans increased by $54.8 million or 16.2% to $393.8 million from $339.0 million at December 31, 2000. The increase was the result of the origination of $139.8 million of real estate loans, the origination of $57.6 million of consumer and commercial business loans and loan repayments which totaled $141.2 million. There were no loans purchased during 2001. The year 2001 was a period of falling market rates, during which the Company experienced a high volume of loan origination. This was particularly so with mortgage loans and both real estate and non-real estate commercial loans. The volume in mortgage loans resulted from a competitive price structure and a high volume of refinancing of both the Company's mortgage loans and those of other lenders.

Loans held for sale totaled $829,000 at December 31, 2001. There were no loans held for sale at December 31, 2000. During 2001, $23.1 million of loans held for sale were originated which were offset by $22.3 million in the sale of such loans. Additionally, $1.8 million of commercial real estate loans were sold.


                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

The Company participates in government-sponsored, insured and guaranteed loan programs, such as those offered by the Veterans' Administration and the Federal Housing Authority but does not aggressively seek such originations. During 2001, no such loans were either originated or sold. Borrowers under these programs are notified at the time of application that their loan will be sold to, and serviced by, a party other than the Company.

Held-to-maturity investment securities and non-marketable equity securities decreased by $483,000 to $1.5 million at December 31, 2001, from $1.9 million at December 31, 2000. This 24.8% decrease was the result of the maturity of $643,000 of held-to-maturity securities and the sale of $500,000 of non-marketable equity securities. These decreases were partially offset by the purchase of $660,000 of held-to-maturity securities.

Real estate held for sale decreased by $15,000 (3.1%) to $469,000 at December 31, 2001 from $484,000 at December 31, 2000. The decrease was the result of the disposal of four one-to-four family properties, the disposal of one commercial property and write downs to fair value totaling $70,000. The decreases were partially offset by the transfer of six one-to-four family properties to real estate held for sale during the year ended December 31, 2001, and to additional capital expenditures incurred.

Deposits increased by $27.4 million (7.1%) to $415.5 million at December 31, 2001, from $388.1 million at December 31, 2000. The increase resulted from a $19.0 million increase in certificates of deposit, and an $8.5 million increase in passbook savings, checking and money market accounts.

Borrowed money increased by $1.0 million (3.4%) to $30.0 million at December 31, 2001, from $29.0 million at December 31, 2000. Borrowed money consisted entirely of advances from the FHLB. During 2001, borrowed money was primarily used for both short-term and long-term cash management requirements and as a method of increasing the leverage on the Company's capital.

Stockholders' equity on a per share basis increased by 8.8% from $31.11 at December 31, 2000, to $33.86 at December 31, 2001. Stockholders' equity increased by $1.9 million (4.8%) to $41.2 million at December 31, 2001. The increase in stockholders' equity was attributed to net income of $3.3 million, an increase in the market value adjustment on available-for-sale securities, which, net of provision for income taxes, amounted to $489,000 and proceeds from the exercise of stock options totaling $278,000. These increases were partially offset by the payment of dividends of $583,000 during the year ended December 31, 2001 and the repurchase of 64,200 shares of Company common stock at a total cost of $1.5 million.

Asset Quality
Asset quality is an important aspect of the economic condition of a financial institution such as the Company. Measurements of asset quality are indicators of both the current strength of a financial institution and of its ability to generate the desired returns from its business activities.

Non-performing assets include foreclosed assets, loans that have been placed on non-accrual status, loans 90 days or more past due that continue to accrue interest and restructured troubled debt. During the year ended December 31, 2001, total non-performing assets decreased by $1.3 million, or 36.9%, to $2.2 million from $3.5 million at December 31, 2000. The decrease was due to decreases of $108,000 in non-accruing one-to-four family loans, $808,000 in accruing commercial business loans 90 days or more past due and $900,000 in accruing construction and development loans 90 days or more past due. These decreases were partially offset by increases of $125,000 in non-accruing commercial business loans, $219,000 in accruing consumer loans 90 days or more past due, $33,000 in non-accruing commercial real estate loans and $172,000 in restructured troubled debt. Based on its review of the non-performing loans, management does not anticipate that the Company will incur a material loss with respect to these non-performing assets. However, there can be no assurance that adverse developments, either in the general or local economy, or in the operation of individual businesses, would not result in possible losses.



MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

Company management performs a quarterly analysis of the adequacy of the allowance for losses on loans. Management classifies problem assets into one of four categories: Substandard, Doubtful, Loss and Special Mention. During the year ended December 31, 2001, total classified assets increased by $2.9 million to $8.8 million from $5.9 million at December 31, 2000. This increase was due to increases of $31,000 in assets classified as Loss and $5.0 million in assets classified as Substandard. These increases were partially offset by a decrease of $2.1 million in assets classified as Special Mention. The increase in assets categorized as Substandard was due to the inclusion of $1.9 million in commercial loans, $1.0 million in subdivision loans and $2.0 million in townhome development loans. Several commercial borrowers experienced cash flow problems, and the loans on both the subdivision and townhome development have experienced slower than anticipated sales.

For additional information with respect to asset quality, please refer to the section on Provision for Losses on Loans, which is part of the analysis of the Company's results of operations.

Asset/Liability Management
The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity gap. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. At December 31, 2001, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $24.3 million, representing a negative cumulative one-year gap equal to 5.0% of total assets.

In an attempt to manage its exposure to changes in interest rates, management closely monitors the Company's interest rate risk. The Bank has a funds management committee, consisting of the president, certain vice presidents and the controller of the Bank, which meets weekly and reviews the Bank's interest rate risk position and evaluates its current asset/liability pricing and strategies. This committee adjusts pricing and strategies as needed and makes recommendations to the Bank's board of directors regarding significant changes in strategy. In addition, on a quarterly basis the board reviews the Bank's asset/liability position, including simulations of the effect on the Bank's capital of various interest rate scenarios.

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


                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

The Company attempts to manage its interest rate risk to the extent consistent with its interest margin objectives through management of the mix of its assets and liabilities in a number of ways, including the following:

    . To the extent requested in its lending areas, the Company has focused its one-to-four family residential lending program on adjustable rate mortgages ("ARMs"). However, ARMs are not currently in great demand, and only about 14% of one-to-four family residential loans originated in 2001 were ARMs. The remaining 86% of the one-to-four family loan originations during 2001 were for fixed rates with maturities ranging from ten years to 30 years. At December 31, 2001, approximately $70.2 million, or 28.5%, of the Company's one-to-four family residential loan portfolio consisted of ARMs.

    . The Company has continued its origination of consumer loans having terms to maturity that are significantly shorter than residential loans.

    . The Company has increased originations of commercial business and construction loans having adjustable or floating interest rates, relatively short terms to maturity, or a combination thereof.

    . The Company regularly reviews its policy on newly originated fixed-rate mortgage loans, as to the question of which loans, if any, should be retained in portfolio versus which should be sold in the secondary market. Trends in the economy,trends in market interest rates, the Company's interest margin and the Company's current asset/liability mix are among the factors considered. Changes resulting from these reviews take effect on a specific calendar date and impact either those loans which are applied for on or after that date, or those loans which are closed on or after that date.

At December 31, 2001, the Company held $176.4 million of fixed-rate one-to-four family loans, of which $77.7 million had original terms of more than 15 years (i.e., long-term loans). These loans are carried as part of the Company's permanent loan portfolio and are intended to be held until maturity. Through December 31, 1999, the Company's policy was to sell substantially all newly originated 30 year, fixed-rate loans. During 2000, the Company began to retain substantially all newly originated 30 year, fixed-rate loans, as part of its growth strategy. During 2001, market interest rates declined steadily in response to the actions of the FOMC. As interest rates decreased, the Company began selling newly originated, fixed-rate loans. Initially, newly originated loans with maturities greater than 20 years were sold, adjusted later to include newly originated loans with maturities greater than 15 years, until by the fourth quarter virtually all newly-originated, fixed-rate loans were designated for sale. At December 31, 2001, there were $829,000 of fixed-rate loans classified as held for sale.

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

Commitments to extend credit and letters of credit are not recorded as an asset by the Company until the commitment is accepted and funded or the letter of credit is exercised. The Company's exposure to market risk is reviewed on a regular basis by the funds management committee. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. Tools used by management include the standard GAP report and the quarterly Office of Thrift Supervision (the "OTS") report measuring interest rate sensitivity. The OTS report provides the Company the economic value of each type of asset, liability, and off-balance sheet contract under the assumption that the Treasury yield curve shifts instantaneously and parallel up and down by 100 to 300 basis points in 100 basis point increments. The Company has no market risk sensitive instruments held for trading purposes. It appears that the Company's market risk is reasonable at this time. The following condensed GAP report summarizing the Company's interest rate sensitivity sets forth the interest rate



MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
sensitivity of the Bank's assets and liabilities at December 31, 2001. Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period are determined in accordance with the earlier of the term to repricing or maturity of the asset or liability. The Bank has assumed that its passbook and statement savings accounts, checking accounts and money market accounts, which totaled $162.7 million at December 31, 2001, are withdrawn at the annual percentage rates of 15.0%, 37.4% and 37.6%, respectively. Certificate accounts are assumed to reprice at the date of contractual maturity.

                                                                              Maturing or Repricing
                                                           -----------------------------------------------------------
                                                                     4 Months
                                                             1-3      to One    Over 1-3   Over 3-5  Over 5
                                                            Months     Year      Years      Years    Years     Total
                                                           --------  ---------  ---------  --------  -------  --------
                                                            Amount    Amount     Amount     Amount   Amount    Amount
                                                           --------  ---------  ---------  --------  -------  --------
                                                                             (Dollars in thousands)
Fixed rate one-to-four family (including mortgage-
 backed securities, commercial real estate and
 construction loans)...................................... $ 15,397   $ 23,884   $ 46,307   $34,818  $87,260  $207,666
Adjustable rate one-to-four family (including
 mortgage-backed securities, commercial real estate
 and construction loans)..................................   39,556     70,114     17,144     8,168       --   134,982
Commercial business loans.................................   18,368      5,126      5,823     1,363      127    30,807
Consumer loans............................................   16,785      7,035      9,578     3,196    1,168    37,762
Investment securities and other...........................   16,112      5,173     12,235    16,289    2,533    52,342
                                                           --------  ---------  ---------  --------  -------  --------
  Total interest-earning assets...........................  106,218    111,332     91,087    63,834   91,088   463,559
                                                           --------  ---------  ---------  --------  -------  --------
Savings deposits..........................................    2,539      7,616     15,968    11,537   30,037    67,697
Checking and money market.................................    8,905     26,715     36,183    14,138    9,067    95,008
Certificates..............................................   60,267    119,801     58,893    14,447       --   253,408
FHLB advances.............................................    9,000      7,000      7,000     7,000       --    30,000
Other borrowings..........................................       --         --         --        --       --        --
                                                           --------  ---------  ---------  --------  -------  --------
  Total interest-bearing liabilities......................   80,711    161,132    118,044    47,122   39,104   446,113
                                                           --------  ---------  ---------  --------  -------  --------
Interest-earning assets less interest- bearing liabilities $ 25,507  ($ 49,800) ($ 26,957)  $16,712  $51,984  $ 17,446
                                                           ========  =========  =========  ========  =======  ========
Cumulative interest-rate sensitivity gap.................. $ 25,507  ($ 24,293) ($ 51,250) ($34,538) $17,446
                                                           ========  =========  =========  ========  =======
Cumulative interest-rate gap as a percentage of assets....     5.20%     -4.95%    -10.45%    -7.04%    3.56%
                                                           ========  =========  =========  ========  =======

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

Liquidity and Capital Resources
The Company's primary sources of funds are deposits, proceeds from principal and interest payments on loans and on investment and mortgage-backed securities. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In a period of declining interest rates, mortgage loan prepayments generally increase. As a result, the proceeds from mortgage loan prepayments are invested in lower yielding loans or other investments which have the effect of reducing interest income. In a period of rising interest rates, mortgage loan prepayments generally decrease and the proceeds from such prepayments are invested in higher yielding loans or investments which would have the effect of increasing interest income.

The Company's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized as follows for the years ended December 31, 2001, 2000 and 1999, respectively:


                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                                                                     Years Ended December 31,
                                                                   ----------------------------
                                                                     2001      2000      1999
                                                                   --------  --------  --------
                                                                      (Dollars in thousands)
Net income........................................................ $  3,261  $  2,584  $  1,759
Adjustments to reconcile net income to net cash provided (used) by
  operating activities............................................     (904)    1,437     3,724
                                                                   --------  --------  --------
Net cash provided by operating activities.........................    2,357     4,021     5,483
Net cash used by investing activities.............................  (27,596)  (59,140)  (14,903)
Net cash provided (used) by financing activities..................   26,755    50,172    (7,477)
                                                                   --------  --------  --------
Net increase (decrease) in cash and cash equivalents..............    1,516    (4,947)  (16,897)
Cash and cash equivalents at beginning of period..................   25,147    30,094    46,991
                                                                   --------  --------  --------
Cash and cash equivalents at end of period........................ $ 26,663  $ 25,147  $ 30,094
                                                                   ========  ========  ========

The primary investing activities of the Company are the origination of loans, the purchase of investment and mortgage-backed securities, and, to a lesser extent, the purchase of loans and loan participations. During the years ended December 31, 2001, 2000 and 1999, respectively, the Company's loan originations totaled $197.4 million, $175.5 million and $133.5 million, respectively. Purchases of loans totaled $1.4 million for 1999. There were no loans purchased in either 2001 or 2000. Purchases of mortgage-backed securities totaled $301,000, $2.0 million and $7.0 million for 2001, 2000 and 1999, respectively. Other investment activities included the purchase of investment securities which totaled $22.8 million, $8.7 million and $17.0 million for 2001, 2000 and 1999, respectively. During 2001, 2000 and 1999, these activities were funded primarily by maturities of investment securities totaling $40.7 million, $17.1 million and $24.0 million, respectively, by principal repayments on loans and mortgage-backed securities and proceeds from the sale of mortgaged-backed securities totaling $146.2 million, $110.0 million and $107.7 million, respectively, and, by sales of investment securities totaling $5.4 million in 2001 and $2.0 million in 1999. There were no sales of investment securities during 2000.

The major sources of cash from financing activities during 2001 were a net increase of $27.4 million in deposit accounts and a $1.0 million net increase in borrowed money. Additionally, financing activities for 2001 included the purchase of common stock totaling $1.5 million, the payment of dividends to stockholders of $583,000 and proceeds from the exercise of stock options of $278,000. The major sources of cash from financing activities during 2000 were a net increase of $33.0 million in deposit accounts and a net increase of $17.8 million in borrowed money. Additionally, financing activities for 2000 included the purchase of common stock totaling $1.0 million, the payment of dividends to stockholders of $607,000 and proceeds from the exercise of stock options of $726,000. The major source of cash from financing activities during 1999 was a net increase of $8.1 million in deposit accounts. Additionally, financing activities for 1999 included the purchase of common stock totaling $3.5 million, the payment of dividends to stockholders totaling $634,000 and the net repayment of borrowings totaling $11.7 million. Net cash used in investing activities was offset by cash provided by operating and financing activities for both 2001 and 2000. Net cash used in financing activities and investing activities was offset by the net cash provided by operating activities for 1999.

The Company maintains a certain level of cash and other liquid assets to fund normal volumes of loan commitments, deposit withdrawals and other obligations. The OTS regulations currently require each savings association to maintain sufficient liquidity to ensure its safe and sound operation. Liquidity has traditionally been measured as a percentage of a base consisting of net withdrawable accounts plus borrowed money repayable in 12 months or less. The Bank's liquidity ratio was 7.4% at December 31, 2001.

The Company's most liquid assets are cash, cash in banks and highly liquid, short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 2001, 2000 and 1999, these liquid assets totaled $26.7 million, $25.2 million, and $30.1 million, respectively. The level of liquid assets at both December 31, 2001 and December 31, 2000 was somewhat inflated by significant year-end,


MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
holiday weekend deposits at the end of each year. The higher level of liquid assets at December 31, 1999 was due, in part, to larger than normal levels of cash on hand at the Company's offices during the weeks preceding the Year 2000. Additionally, securities available-for-sale may be utilized to meet liquidity needs.

Liquidity management for the Company is both a daily and long-term function of the Company's management strategy. Excess funds are generally invested in short-term investments such as federal funds. In the event that the Company should require funds beyond its ability to generate them internally, additional sources of funds are available, including FHLB advances. At December 31, 2001, the Company had outstanding borrowings totaling $30.0 million, all of which were advances from the FHLB.

At December 31, 2001, the Company had outstanding commitments to originate mortgage loans of $21.5 million, of which 84.7% were at fixed interest rates. These commitments provided that the loans would be secured by properties located, for the most part, in the Company's primary market areas. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which were scheduled to mature in one year or less from December 31, 2001, totaled $178.3 million. Based upon the historically stable nature of the Company's deposit base, management believes that a significant portion of such deposits will remain with the Company. The Company also had unused lines of credit provided to customers of $23.8 million and $26.4 million at December 31, 2001, and 2000, respectively.

At December 31, 2001, the Bank exceeded all of its capital requirements on a fully phased-in basis. See Note 9 of the Notes to Consolidated Financial Statements and the discussion of the Company's financial condition above.

Dividends
A federal thrift institution is precluded under current regulations of the OTS from declaring or paying a dividend or repurchasing any of its common stock if either of such actions would reduce the institution's core, tangible or risk-based capital levels below its liquidation account balance or any of the three current minimum regulatory capital requirements. Under presently effective OTS regulations, the maximum amount of dividends that a thrift institution will be permitted to pay in any calendar year without prior OTS approval is limited to the institution's year-to-date net income plus its retained net income for the preceding two years. The Bank declared and paid dividends totaling $1.7 million, $1.3 million and $1.0 million to the Company, its sole stockholder, during 2001, 2000 and 1999, respectively.

Cash dividends in the total amount of $.48 per share were paid during each year from 1999 through 2001. The Board of Directors of the Company has declared a quarterly cash dividend of $.12 per share payable on February 28, 2002, to stockholders of record as of February 8, 2002. Future dividends will depend primarily upon the Company's earnings, financial condition and need for funds, as well as restrictions imposed by regulatory authorities regarding dividend payments and net worth requirements.

Mission and Goals
The Company's mission is to provide, safely and profitably, financial services to families and businesses in the communities served by its offices. In seeking to accomplish this mission, management has adopted a business strategy designed to accomplish a number of goals, including:

    .  increase return on equity and increase stockholders' value;

    . maintain the Bank's tangible capital at a level that exceeds regulatory requirements;

    .  maintain a high level of asset quality;

    .  manage the Company's exposure to changes in market interest rates;

    .  increase the Company's interest rate spread; and


                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

    . to the extent available, take advantage of loan and deposit growth opportunities in the Company's principal market areas.

The Company has attempted to achieve these goals by focusing on a number of areas, including:

    .  management of the Company's capital to enhance stockholders' value;

    . the origination, to the extent requested in its lending areas, of ARMs on residential properties for retention in its portfolio;

    . actively monitoring local and national economic trends to determine if fixed-rate loans originated will be retained in portfolio or sold, with servicing retained.

    . the origination of commercial real estate, consumer, commercial business, and, to a lesser extent, multi-family and construction loans;

    .  providing high quality service to enhance customer loyalty; and

    . offering a variety of financial products and services to serve as comprehensively as practicable the financial needs of families and community businesses in its market areas.

Special Note Concerning Forward-Looking Statements
This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, the following:

    . The strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which may be less favorable than expected and may result in, among other things, a deterioration in the credit quality and value of the Company's assets.

    . The economic impact of the terrorist attacks that occurred on September 11, 2001 as well as any future threats and attacks, and the response of the United States to any such threats and attacks.

    . The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, securities, insurance and monetary and financial matters.

    . The effects of changes in interest rates (including the effects of changes in the rate of prepayments of the Company's assets) and the policies of the Board of Governors of the Federal Reserve System.

    . The ability of the Company to compete with other financial institutions as effectively as the Company currently intends due to increases in competitive pressures in the financial services sector.

    . The inability of the Company to obtain new customers and to retain existing customers.

    . The timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the Internet.



                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

    . Technological changes implemented by the Company and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to the Company and its customers.

    . The ability of the Company to develop and maintain secure and reliable electronic systems.

    . The ability of the Company to retain key executives and employees and the difficulty that the Company may experience in replacing key executives and employees in an effective manner.

    . Consumer spending and saving habits which may change in a manner that affects the Company's business adversely.

    . Business combinations and the integration of acquired businesses which may be more difficult or expensive than expected.

    .  The costs, effects and outcomes of existing or future litigation.

    . Changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board.

    . The ability of the Company to manage the risks associated with the foregoing as well as anticipated.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including other factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.


                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------

To the Stockholders and Board of Directors
Kankakee Bancorp, Inc.
Kankakee, Illinois

We have audited the accompanying consolidated statements of financial condition of Kankakee Bancorp, Inc. and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kankakee Bancorp, Inc. and Subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen, LLP
Champaign, Illinois
February 1, 2002


INDEPENDENT AUDITOR'S
REPORT

--------------------------------------------------------------------------------

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
          -----------------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                                           December 31,
                                                                                     -------------------------
                                                                                         2001         2000
                                                                                     ------------ ------------
Assets
   Cash and due from banks.......................................................... $ 15,432,128 $ 18,707,762
   Federal funds sold...............................................................    7,112,641    1,329,776
   Money market funds...............................................................    4,117,945    5,109,735
                                                                                     ------------ ------------
     Cash and cash equivalents......................................................   26,662,714   25,147,273
                                                                                     ------------ ------------
   Certificates of deposit..........................................................       50,000       50,000
                                                                                     ------------ ------------
   Securities:
   Investment securities:
       Available-for-sale, at fair value............................................   34,755,192   57,169,644
       Held-to-maturity, at cost (fair value: 2001 $1,483,946; 2000 $1,434,708).....    1,464,804    1,447,846
                                                                                     ------------ ------------
       Total investment securities..................................................   36,219,996   58,617,490
                                                                                     ------------ ------------
   Mortgage-backed securities:
       Available-for-sale, at fair value............................................   11,635,592   16,050,792
       Held-to-maturity, at cost (fair value: 2001 $38,003; 2000 $67,727)...........       37,627       66,867
                                                                                     ------------ ------------
       Total mortgage-backed securities.............................................   11,673,219   16,117,659
                                                                                     ------------ ------------
   Nonmarketable equity securities, at cost.........................................        1,000      501,000
   Loans, net of allowance for losses on loans of $2,582,234 in 2001 and $2,156,420 in 2000........................................................................  393,789,828  338,956,136
   Loans held for sale..............................................................      828,610           --
   Real estate held for sale........................................................      469,165      484,320
   Federal Home Loan Bank stock, at cost............................................    2,443,300    2,112,000
   Office properties and equipment..................................................    8,397,173    8,594,823
   Accrued interest receivable......................................................    2,823,090    3,282,214
   Prepaid expenses and other assets................................................    2,490,672    1,225,070
   Intangible assets................................................................    4,431,101    4,805,849
                                                                                     ------------ ------------
Total assets........................................................................ $490,279,868 $459,893,834
                                                                                     ============ ============

                                                                    (Continued)

                                                                                                 December 31,
                                                                                          --------------------------
                                                                                              2001          2000
                                                                                          ------------  ------------
Liabilities and Stockholders' Equity
   Liabilities
       Deposits
          Noninterest bearing............................................................ $ 25,854,152  $ 25,357,749
          Interest bearing...............................................................  389,612,684   362,692,592
       Short term borrowings.............................................................           --    14,000,000
       Other borrowings..................................................................   30,000,000    15,000,000
       Advance payments by borrowers for taxes and insurance.............................    1,905,766     1,813,412
       Other liabilities.................................................................    1,716,366     1,740,938
                                                                                          ------------  ------------
   Total liabilities.....................................................................  449,088,968   420,604,691
                                                                                          ------------  ------------
   Stockholders' Equity
       Preferred stock, $.01 par value; authorized, 500,000 shares; none outstanding                --            --
       Common stock, $.01 par value; authorized 3,500,000 shares; shares issued
         1,750,000.......................................................................       17,500        17,500
       Additional paid-in capital........................................................   15,226,853    15,328,249
       Retained income, partially restricted.............................................   36,964,331    34,285,960
       Treasury stock (533,642 and 486,892 shares in 2001 and 2000, respectively), at cost.........................................................................  (11,622,862)  (10,458,535)
       Accumulated other comprehensive income............................................      605,078       115,969
                                                                                          ------------  ------------
   Total stockholders' equity............................................................   41,190,900    39,289,143
                                                                                          ------------  ------------
Total liabilities and stockholders' equity............................................... $490,279,868  $459,893,834
                                                                                          ============  ============




         See Accompanying Notes to Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                 ---------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                         Years Ended December 31,
                                                                    -----------------------------------
                                                                       2001        2000        1999
                                                                    ----------- ----------- -----------
Interest income:
   Loans........................................................... $28,403,156 $24,220,459 $20,406,989
   Investment securities and other.................................   3,385,323   4,897,215   5,368,712
   Mortgage-backed securities......................................     970,242   1,221,687   1,124,621
                                                                    ----------- ----------- -----------
       Total interest income.......................................  32,758,721  30,339,361  26,900,322
                                                                    ----------- ----------- -----------
Interest expense:
   Deposits........................................................  17,385,414  16,318,219  14,326,288
   Borrowings......................................................   1,343,239   1,118,979   1,016,271
                                                                    ----------- ----------- -----------
       Total interest expense......................................  18,728,653  17,437,198  15,342,559
                                                                    ----------- ----------- -----------
       Net interest income.........................................  14,030,068  12,902,163  11,557,763
Provision for losses on loans......................................     502,500      50,000          --
                                                                    ----------- ----------- -----------
       Net interest income after provision for losses on loans.....  13,527,568  12,852,163  11,557,763
                                                                    ----------- ----------- -----------
Other income:
   Net gain on sales of securities.................................     401,120          --       1,094
   Net gain on sales of real estate held for sale..................      27,484      29,968      37,187
   Net gain on sales of loans held for sale........................     329,097         328      10,880
   Net gain on sale of property held for expansion.................         800      11,552     315,596
   Fee income......................................................   2,352,991   1,942,223   1,924,663
   Insurance commissions...........................................     103,516     187,928     122,880
   Other...........................................................     389,243     341,404     551,884
                                                                    ----------- ----------- -----------
       Total other income..........................................   3,604,251   2,513,403   2,964,184
                                                                    ----------- ----------- -----------
Other expenses:
   Compensation and benefits.......................................   6,400,114   6,093,309   6,069,433
   Occupancy.......................................................   1,241,435   1,097,369   1,106,006
   Furniture and equipment.........................................     646,637     695,048     709,565
   Federal deposit insurance premiums..............................      73,187      72,792     168,388
   Advertising.....................................................     386,847     340,257     377,605
   Provision for losses on real estate held for sale...............      90,643     138,805      43,936
   Data processing services........................................     404,104     361,006     391,155
   Telephone and postage...........................................     431,081     361,987     358,887
   Amortization of intangible assets...............................     374,748     377,538     391,043
   Other general and administrative................................   2,181,691   1,933,943   2,284,297
                                                                    ----------- ----------- -----------
       Total other expenses........................................  12,230,487  11,472,054  11,900,315
                                                                    ----------- ----------- -----------
       Income before income taxes..................................   4,901,332   3,893,512   2,621,632
Income taxes.......................................................   1,640,350   1,309,950     862,150
                                                                    ----------- ----------- -----------
       Net income.................................................. $ 3,260,982 $ 2,583,562 $ 1,759,482
                                                                    =========== =========== ===========
Basic Earnings Per Share........................................... $      2.68 $      2.05 $     $1.35
                                                                    =========== =========== ===========
Diluted Earnings Per Share......................................... $      2.62 $      1.99 $     $1.28
                                                                    =========== =========== ===========

         See Accompanying Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years Ended December 31, 2001, 2000 and 1999
        --------------------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                                             Accumulated  Employee
                                                    Additional                                  Other       Stock
                                            Common   Paid-In      Retained      Treasury    Comprehensive Ownership
                                            Stock    Capital       Income        Stock      Income (Loss) Plan Loan
                                            ------- -----------  -----------  ------------  ------------- ---------
Balance, December 31, 1998................. $17,500 $16,070,157  $31,183,528  $ (7,621,599)  $   329,445  $(302,422)
Comprehensive income:
  Net income...............................      --          --    1,759,482            --            --         --
  Unrealized loss on securities available-
   for-sale arising during the period, net
   of tax of $(705,677)....................      --          --           --            --    (1,425,645)        --
  Less: Reclassifications adjustment for
   gains included in net income, net of
   tax of $372.............................      --          --           --            --           722         --



   Comprehensive income....................
Purchase of 136,000 shares of treasury
 stock.....................................      --          --           --    (3,472,591)           --         --
Exercise of stock options..................      --          --           --       118,747            --         --
Adjustment to paid-in capital due to
 exercise of stock options.................      --     (50,767)          --       123,544            --         --
Dividends paid on common stock--$.48 per
 share.....................................      --          --     (633,585)           --            --         --
Principal payment on ESOP loan.............      --          --           --            --            --    151,211
                                            ------- -----------  -----------  ------------   -----------  ---------
Balance, December 31, 1999.................  17,500  16,019,390   32,309,425   (10,851,899)   (1,095,478)  (151,211)
Comprehensive income:
  Net income...............................      --          --    2,583,562            --            --         --
  Unrealized gain on securities available-
   for-sale arising during the period, net
   of tax of $624,070......................      --          --           --            --     1,211,447         --



   Comprehensive income....................
Purchase of 46,300 shares of treasury stock      --          --           --    (1,023,572)           --         --
Exercise of stock options..................      --          --           --       654,653            --         --
Adjustment to paid-in capital due to
 exercise of stock options.................      --    (691,141)          --       762,283            --         --
Dividends paid on common stock--$.48 per
 share.....................................      --          --     (607,027)           --            --         --
Principal payment on ESOP loan.............      --          --           --            --            --    151,211
                                            ------- -----------  -----------  ------------   -----------  ---------
Balance, December 31, 2000.................  17,500  15,328,249   34,285,960   (10,458,535)      115,969         --
Comprehensive income:
  Net income...............................      --          --    3,260,982            --            --         --
  Unrealized gain on securities available-
   for-sale arising during the period, net
   of tax of $401,942......................      --          --           --            --       780,248         --
  Less: Reclassifications adjustment for
   gains included in net income, net of
   tax of $(149,981).......................      --          --           --            --      (291,139)        --



   Comprehensive income....................
Purchase of 64,200 shares of treasury stock      --          --           --    (1,543,360)           --         --
Exercise of stock options..................      --          --           --       172,320            --         --
Adjustment to paid-in capital due to
 exercise of stock options.................      --    (101,396)          --       206,713            --         --
Dividends paid on common stock--$.48 per
 share.....................................      --          --     (582,611)           --            --         --
                                            ------- -----------  -----------  ------------   -----------  ---------
Balance, December 31, 2001................. $17,500 $15,226,853  $36,964,331  $(11,622,862)  $   605,078  $      --
                                            ======= ===========  ===========  ============   ===========  =========

                                                Total
                                            Stockholders'
                                               Equity
                                            -------------
Balance, December 31, 1998.................  $39,676,609
Comprehensive income:
  Net income...............................    1,759,482
  Unrealized loss on securities available-
   for-sale arising during the period, net
   of tax of $(705,677)....................   (1,425,645)
  Less: Reclassifications adjustment for
   gains included in net income, net of
   tax of $372.............................          722
                                             -----------
                                              (1,424,923)
                                             -----------
   Comprehensive income....................      334,559
Purchase of 136,000 shares of treasury
 stock.....................................   (3,472,591)
Exercise of stock options..................      118,747
Adjustment to paid-in capital due to
 exercise of stock options.................       72,777
Dividends paid on common stock--$.48 per
 share.....................................     (633,585)
Principal payment on ESOP loan.............      151,211
                                             -----------
Balance, December 31, 1999.................   36,247,727
Comprehensive income:
  Net income...............................    2,583,562
  Unrealized gain on securities available-
   for-sale arising during the period, net
   of tax of $624,070......................    1,211,447
                                             -----------
                                               1,211,447
                                             -----------
   Comprehensive income....................    3,795,009
Purchase of 46,300 shares of treasury stock   (1,023,572)
Exercise of stock options..................      654,653
Adjustment to paid-in capital due to
 exercise of stock options.................       71,142
Dividends paid on common stock--$.48 per
 share.....................................     (607,027)
Principal payment on ESOP loan.............      151,211
                                             -----------
Balance, December 31, 2000.................   39,289,143
Comprehensive income:
  Net income...............................    3,260,982
  Unrealized gain on securities available-
   for-sale arising during the period, net
   of tax of $401,942......................      780,248
  Less: Reclassifications adjustment for
   gains included in net income, net of
   tax of $(149,981).......................     (291,139)
                                             -----------
                                                 489,109
                                             -----------
   Comprehensive income....................    3,750,091
Purchase of 64,200 shares of treasury stock   (1,543,360)
Exercise of stock options..................      172,320
Adjustment to paid-in capital due to
 exercise of stock options.................      105,317
Dividends paid on common stock--$.48 per
 share.....................................     (582,611)
                                             -----------
Balance, December 31, 2001.................  $41,190,900
                                             ===========

         See Accompanying Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               -------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                          Years Ended December 31,
                                                                -------------------------------------------
                                                                    2001           2000           1999
                                                                -------------  -------------  -------------
Cash Flows from Operating Activities
 Net income.................................................... $   3,260,982  $   2,583,562  $   1,759,482
 Adjustments to reconcile net income to net cash from operating activities:
   Provision for losses on loans...............................       502,500         50,000             --
   Provision for losses on real estate held for sale...........        90,643        138,805         43,936
   Depreciation and amortization...............................     1,276,306      1,299,133      1,287,009
   Amortization of investment premiums and discounts, net......       (17,790)          (832)       250,846
   Accretion of loan fees and discounts, net...................       (37,999)         6,722         41,295
   Deferred income tax provision (benefit).....................        23,858        (41,838)       100,107
   Origination of loans held for sale..........................   (24,884,672)      (327,882)    (9,091,292)
   Proceeds from sales of loans................................    24,385,159        328,210     11,013,138
   (Increase) decrease in interest receivable..................       459,124       (392,716)      (116,626)
   Increase (decrease) in interest payable on deposits.........       (99,747)        60,641         71,234
   Net gain on sales of loans..................................      (329,097)          (328)       (10,880)
   Net gain on sales of securities.............................      (401,120)            --         (1,094)
   Net gain on sales of real estate held for sale..............       (27,484)       (29,968)       (37,187)
   Net gain on sale of property held for expansion.............          (800)       (11,552)      (315,596)
   Federal Home Loan Bank stock dividend.......................      (154,000)      (100,600)            --
   Other, net..................................................    (1,689,605)       459,383        488,978
                                                                -------------  -------------  -------------
Net cash from operating activities.............................     2,356,258      4,020,740      5,483,350
                                                                -------------  -------------  -------------
Cash Flow from Investing Activities
 Investment securities:
   Available-for-sale:
     Purchases.................................................   (22,113,099)    (7,499,291)   (16,972,198)
     Proceeds from sales.......................................     5,437,350             --      2,001,094
     Proceeds from calls and maturities........................    40,070,000     17,000,000     24,000,000
   Held-to-maturity:
     Purchases.................................................      (660,404)    (1,200,000)            --
     Proceeds from maturities..................................       643,166         56,976         33,797
 Mortgage-backed securities:
   Available-for-sale:
     Purchases.................................................      (300,890)    (1,962,724)    (6,991,551)
     Proceeds from maturities and paydowns.....................     4,936,631      3,702,154      7,453,485
   Held-to-maturity:
     Proceeds from maturities and paydowns.....................        29,241         41,857         59,017
 Proceeds from sale of non-marketable equity securities........       460,000             --             --
 Proceeds from sales of real estate............................       361,140        212,951      3,409,153
 Deferred loan fees and costs, net.............................       403,633         90,445        (79,600)
 Loans originated..............................................  (197,403,420)  (175,146,655)  (124,417,009)
 Loans purchased...............................................            --             --     (1,366,276)
 Principal collected on loans..................................   141,244,204    106,274,103    100,159,376
 Purchases of office properties and equipment, net.............      (703,108)      (709,549)    (1,845,158)
 Payments for improvements on real estate......................            --             --       (347,623)
                                                                -------------  -------------  -------------
Net cash from investing activities.............................   (27,595,556)   (59,139,733)   (14,903,493)
                                                                -------------  -------------  -------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               -------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                           Years Ended December 31,
                                                                   ----------------------------------------
                                                                       2001          2000          1999
                                                                   ------------  ------------  ------------
Cash Flows from Financing Activities
 Net increase in non-certificate of deposit accounts..............   19,012,040     6,165,886       448,994
 Net increase in certificate of deposit accounts..................    8,504,202    26,846,363     7,654,377
 Increase in advance payments by borrowers for taxes and insurance       86,831       265,238        34,369
 Proceeds from short-term borrowings..............................   15,000,000    41,000,000     3,000,000
 Repayments of short-term borrowings..............................  (29,000,000)  (27,000,000)   (3,000,000)
 Proceeds from other borrowings...................................   25,000,000    10,000,000            --
 Repayments of other borrowings...................................  (10,000,000)   (6,200,000)  (11,700,000)
 Proceeds from exercise of stock options..........................      277,637       725,795       191,524
 Dividends paid...................................................     (582,611)     (607,027)     (633,585)
 Purchase of treasury stock.......................................   (1,543,360)   (1,023,572)   (3,472,591)
                                                                   ------------  ------------  ------------
Net cash from financing activities................................   26,754,739    50,172,683    (7,476,912)
                                                                   ------------  ------------  ------------

Increase (decrease) in cash and cash equivalents..................    1,515,441    (4,946,310)  (16,897,055)

Cash and cash equivalents:
 Beginning of year................................................   25,147,273    30,093,583    46,990,638
                                                                   ------------  ------------  ------------
 End of year...................................................... $ 26,662,714  $ 25,147,273  $ 30,093,583
                                                                   ============  ============  ============
Supplemental Disclosures of Cash Flow Information
 Cash paid during the year for:
   Interest on deposits........................................... $ 17,485,200  $ 16,257,600  $ 14,255,000
                                                                   ============  ============  ============
   Interest on borrowed funds..................................... $  1,360,600  $  1,037,800  $  1,068,200
                                                                   ============  ============  ============
   Income taxes................................................... $  1,744,718  $    776,824  $    632,072
                                                                   ============  ============  ============
Supplemental Disclosures of Noncash Investing Activities:
 Real estate acquired through foreclosure......................... $    385,674  $    129,308  $    534,936
                                                                   ============  ============  ============
 Reduction of Employee Stock Ownership Plan loan.................. $         --  $    151,211  $    151,211
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

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to predominate practice within the banking industry.

In preparing the consolidated financial statements, Company management is required to make estimates and assumptions which significantly affect the amounts reported in the consolidated financial statements. Significant estimates which are particularly susceptible to change in a short period of time include the determination of the market value of investment and mortgage backed acquired in connection with foreclosures or in satisfaction of amounts due from borrowers on loans. Actual results could differ from those estimates.

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



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

Real Estate Held for Sale
Real estate acquired through foreclosure or deed in lieu of foreclosure represents specific assets to which the Company has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at the property's fair value at the date of foreclosure (cost). Initial valuation adjustments, if


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
any, are charged against the allowance for losses on loans. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value. Subsequent declines in estimated fair value are charged to expense when incurred. Revenues and expenses related to holding and operating these properties are included in operations.

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

Earnings Per Share
Basic earnings per share is computed by dividing net income for the year by the average number of shares outstanding of 1,215,084, 1,256,713 and 1,312,235 for 2001, 2000 and 1999, respectively.

Diluted earnings per share are determined by dividing net income for the year by the average number of shares of common stock and dilutive potential common shares outstanding. Dilutive potential common shares assume exercise of stock options and use of proceeds to purchase treasury stock at the average market price for the period. The average shares outstanding for computing diluted earnings per share were 1,239,964, 1,296,231 and 1,383,613 for 2001, 2000 and
1999, respectively.

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

Emerging Accounting Standards

Business Combinations and Goodwill and Other Intangible Assets In June 2001, the Financial Accounting Standards Board issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 141 requires that all business combinations consummated after June 30, 2001 be accounted for by the purchase method unless the combination was initiated on or prior to that date and it meets the conditions to be accounted for by the pooling-of-interests method in accordance with APB Opinion No. 16, Business Combinations. Statement No. 142 is required to be applied in years beginning after December 15, 2001. Under



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Statement No. 142, goodwill and intangible assets that management concludes has indefinite useful lives will no longer be amortized but will be subject to impairment tests performed at least annually. Also, upon initial application, the Company is required to perform a transitional impairment test to all previously recognized goodwill and to assign all recognized assets and liabilities. Other intangible assets will continue to be amortized over their useful lives as determined at the date of initial application.

The Company will apply Statement No. 142 beginning in 2002. Application of the nonamortization provisions of Statement No. 142 is expected to result in an increase in net income of approximately $124,000 ($.10 per share) per year. During 2002, the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets, but has not yet determined what effect those tests will have on the earnings and financial position of the Company.

Accounting for Asset Retirement In June 2001, Statement on Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, was issued to address financial reporting and obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities and to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal operations of a long-lived asset, except for certain obligations of lessees. Statement No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of Statement No. 143 to have a material impact on the consolidated financial statements.

Accounting for the Impairment or Disposal of Long-Lived Assets In August 2001, Statement on Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued to supersede Statement No 121, Accounting for the Impairment and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. Statement No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The Company does not expect the adoption of Statement No. 144 to have a material impact on the consolidated financial statements.

Note 2. Securities
Amortized costs and fair values of securities are summarized as follows:

                                                    Available-for-sale
                                       ---------------------------------------------
                                                     Gross      Gross
                                        Amortized  Unrealized Unrealized
                                          Cost       Gains      Losses   Fair Value
                                       ----------- ---------- ---------- -----------
December 31, 2001.....................
U. S. government and agency securities $33,572,272 $  813,694  $ 63,825  $34,322,141
Mutual fund shares....................     457,275         --    24,224      433,051
                                       ----------- ----------  --------  -----------
   Total investment securities........  34,029,547    813,694    88,049   34,755,192
Mortgage-backed securities............  11,444,344    202,437    11,189   11,635,592
                                       ----------- ----------  --------  -----------
   Total.............................. $45,473,891 $1,016,131  $ 99,238  $46,390,784
                                       =========== ==========  ========  ===========
December 31, 2000
U. S. government and agency securities $56,547,040 $  386,348  $174,340  $56,759,048
Mutual fund shares....................     432,894         --    22,298      410,596
                                       ----------- ----------  --------  -----------
   Total investment securities........  56,979,934    386,348   196,638   57,169,644
Mortgage-backed securities............  16,064,679     90,074   103,961   16,050,792
                                       ----------- ----------  --------  -----------
   Total.............................. $73,044,613 $  476,422  $300,599  $73,220,436
                                       =========== ==========  ========  ===========


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                             Held-to-maturity
                                -------------------------------------------
                                             Gross      Gross
                                Amortized  Unrealized Unrealized
                                  Cost       Gains      Losses   Fair Value
                                ---------- ---------- ---------- ----------
     December 31, 2001
     Municipal bonds........... $1,464,804  $22,141    $ 2,999   $1,483,946
     Mortgage-backed securities     37,627      376         --       38,003
                                ----------  -------    -------   ----------
        Total.................. $1,502,431  $22,517    $ 2,999   $1,521,949
                                ==========  =======    =======   ==========
     December 31, 2000
     Municipal bonds........... $1,447,846  $    39    $13,177   $1,434,708
     Mortgage-backed securities     66,867      860         --       67,727
                                ----------  -------    -------   ----------
        Total.................. $1,514,713  $   899    $13,177   $1,502,435
                                ==========  =======    =======   ==========


The amortized cost and fair value of securities classified as held-to-maturity and available-for-sale at December 31, 2001, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties, and certain securities require principal repayments prior to maturity. Therefore, these securities and mutual fund shares are not included in the maturity categories in the following maturity summary.

                                    Held-to-Maturity      Available-for-Sale
                                  --------------------- -----------------------
                                  Amortized    Fair      Amortized     Fair
                                    Cost       Value       Cost        Value
                                  ---------- ---------- ----------- -----------
 Due within 1 year............... $  560,000 $  567,202 $ 4,493,781 $ 4,650,320
 Due after 1 year through 5 years    815,350    827,738  29,078,491  29,671,821
 Due after 5 through 10 years....     31,269     30,821          --          --
 Due after 10 years..............     58,185     58,185          --          --
 Mortgage-backed securities......     37,627     38,003  11,444,344  11,635,592
 Mutual fund shares..............         --         --     457,194     433,051
                                  ---------- ---------- ----------- -----------
    Total........................ $1,502,431 $1,521,949 $45,473,810 $46,390,784
                                  ========== ========== =========== ===========

The Bank, as a member of the Federal Home Loan Bank of Chicago (the "FHLB"), is required to maintain an investment in capital stock of the FHLB in an amount equal to 1% of its outstanding home loans. No ready market exists for the FHLB stock, and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value which is equal to cost.

U. S. government and agency securities with a carrying value of approximately $30,508,000 and $23,693,000 at December 31, 2001 and 2000, respectively, were pledged in connection with certain deposit accounts and for other purposes as required or permitted by law.

Realized gains and losses were as follows:

                                     Year Ended December 31,
                                     -----------------------
                                       2001     2000   1999
                                     --------   ----- ------
                     Realized gains. $441,120   $  -- $1,094
                     Realized losses  (40,000)     --     --
                                     --------   ----- ------
                        Net gain.... $401,120   $  -- $1,094
                                     ========   ===== ======

The tax expense applicable to these net realized gains and losses amounted to $136,381, $0, and $372, respectively.



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3. Loans
Loans consisted of the following:

                                                      December 31,
                                                -------------------------
                                                    2001         2000
                                                ------------ ------------
       Real estate mortgage loans:
          One-to-four family................... $246,607,410 $211,891,202
          Multifamily..........................   11,982,786   11,608,341
          Commercial...........................   48,543,332   39,564,924
          Construction and development.........   22,555,019   17,796,945
       Consumer loans:
          Mobile home loans....................    1,408,214    1,734,407
          Home equity loans....................   18,407,160   17,814,212
          Credit card loans....................    1,212,847    1,285,772
          Motor vehicle loans..................    7,005,889    7,280,778
          Personal loans.......................    9,704,747   11,132,818
          Loans secured by savings accounts....      830,612      785,830
       Commercial loans........................   31,254,811   23,749,610
                                                ------------ ------------
       Gross loans.............................  399,512,827  344,644,839
       Less:
          Unearned discounts...................          835          859
          Deferred loan fees, net..............      468,877      190,760
          Undisbursed portion of loan proceeds.    2,671,053    3,340,664
          Allowance for losses on loans........    2,582,234    2,156,420
                                                ------------ ------------
                                                $393,789,828 $338,956,136
                                                ============ ============

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

Loans serviced by the Company for others approximated $70,772,000, $63,138,000 and $70,545,000 at December 31, 2001, 2000 and 1999.

At December 31, 2001, one-to-four family real estate mortgage loans of approximately $255,700,000 were pledged to secure advances from the Federal Home Loan Bank of Chicago.

Note 4. Allowance for Losses on Loans
Changes in the allowance for losses on loans were as follows:

                                           Year Ended December 31,
                                     ----------------------------------
                                        2001        2000        1999
                                     ----------  ----------  ----------
       Balance at beginning of year. $2,156,420  $2,171,040  $2,375,533
       Provision for losses on loans    502,500      50,000          --
       Charge-offs..................   (102,912)   (134,718)   (287,719)
       Recoveries...................     26,226      70,098      83,226
                                     ----------  ----------  ----------
       Balance at end of year....... $2,582,234  $2,156,420  $2,171,040
                                     ==========  ==========  ==========


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 5. Office Properties and Equipment
Office properties and equipment consisted of:

                                                         December 31,
                                                    -----------------------
                                                       2001        2000
                                                    ----------- -----------
    Office properties:
       Land........................................ $ 1,763,733 $ 1,763,733
       Building....................................   7,225,507   7,160,936
       Leasehold improvements......................     444,902     444,902
    Parking facilities:
       Land........................................     340,862     340,862
       Improvements................................     189,572     189,572
    Land acquired for future use...................     997,359     997,359
    Furniture and equipment........................   6,485,688   5,948,208
                                                    ----------- -----------
                                                     17,447,623  16,845,572
    Less: Accumulated depreciation and amortization   9,050,450   8,250,749
                                                    ----------- -----------
                                                    $ 8,397,173 $ 8,594,823
                                                    =========== ===========

Depreciation and amortization expense amounted to $901,558, $921,595 and $895,966 for the years ended December 31, 2001, 2000 and 1999, respectively.

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

The total minimum rental commitment including all option periods, at December 31, 2001, under the leases mentioned above is as follows:

                                              Amount
                          Year of Operation ----------
                             2002.......... $   87,764
                             2003..........     89,608
                             2004..........     97,290
                             2005..........     99,675
                             2006..........     95,723
                             Thereafter....    798,156
                                            ----------
                                            $1,268,216
                                            ==========

The total rental expense included in the income statement for the years ended December 31, 2001, 2000 and 1999 was $84,067, $81,449 and $74,803, respectively.

Note 6. Deposits
As of December 31, 2001, certificates of deposit had scheduled maturity dates as follows:

                                             Amount
                         Year of Maturity ------------
                               2002...... $178,288,700
                               2003......   54,835,833
                               2004......    5,833,814
                               2005......    9,753,422
                               2006......    4,696,209
                                          ------------
                                          $253,407,978
                                          ============



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

The aggregate amount of time certificates of deposit in denominations of $100,000 or more was $34,949,941 and $29,700,045 at December 31, 2001 and 2000,
respectively.

Note 7. Borrowings
Short-term borrowings at December 31, 2001 and 2000 consisted of advances from the FHLB of none and $14,000,000, respectively.

Other borrowings at December 31, 2001 and 2000 consisted of advances from the FHLB of $30,000,000 and $15,000,000, respectively. The weighted average maturity date was approximately 54 months and 18 months, respectively, and the weighted average interest rates were approximately 4.47% and 6.25%, respectively.

Advances from the FHLB are collateralized by one-to-four family residential mortgages.

Future payments at December 31, 2001, for all borrowings were as follows:

                                          Amount
                             Year Ended -----------
                             2002...... $ 4,000,000
                             2003......   2,000,000
                             2004......   5,000,000
                             2005......          --
                             2006......   9,000,000
                             Thereafter  10,000,000
                                        -----------
                             Total..... $30,000,000
                                        ===========

Note 8. Income Taxes
Under provisions of the Internal Revenue Code and similar sections of the Illinois income tax law that apply to tax years beginning before December 31, 1995, qualifying thrifts were allowed to claim bad debt deductions based on the greater of (1) a specified percentage of taxable income, as defined, or (2) actual loss experience. If, in the future, any of the accumulated bad debt deductions are used for any purpose other than to absorb bad debt losses, gross taxable income may result and income taxes may be payable.

Retained earnings at December 31, 2001 and 2000 included approximately $8,998,000 of the tax reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $3,059,000 as of December 31, 2001 and 2000.

As of December 31, 2001, the Company had state net operating loss carryforwards of approximately $6,543,000 for income tax purposes. The difference between book and tax net operating income results from interest income from certain investments which is exempt from income tax for state income tax purposes. For financial reporting purposes, a valuation allowance of $310,000 and $459,000 based on the net effective state tax rate of 4.74% for the years ended December 31, 2001 and 2000, respectively, has been recognized to offset the deferred tax assets related to those carryforwards. The net operating loss carryforwards expire through 2007.

Income taxes consisted of:

                                 Year Ended December 31,
                             -------------------------------
                                2001       2000       1999
                             ---------- ----------  --------
                    Current. $1,616,492 $1,351,788  $762,043
                    Deferred     23,858    (41,838)  100,107
                             ---------- ----------  --------
                             $1,640,350 $1,309,950  $862,150
                             ========== ==========  ========


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

The Company's income tax expense differed from the maximum statutory federal rate of 35% as follows:

                                                   Year Ended December 31,
                                              --------------------------------
                                                 2001        2000       1999
                                              ----------  ----------  --------
Expected income taxes........................ $1,715,466  $1,362,729  $917,571
Income tax effect of:
State income tax (carryforward), net of
 federal benefit.............................   (149,305)   (174,254)  (46,246)
    Income taxed at lower rate...............    (49,013)    (38,935)  (26,216)
    Utilization of (addition to) state net
     operating loss carryforwards............    149,305     174,254    46,246
    Other....................................    (26,103)    (13,844)  (29,205)
                                              ----------  ----------  --------
                                              $1,640,350  $1,309,950  $862,150
                                              ==========  ==========  ========

Significant components of the deferred tax liabilities and assets were as follows:

                                                                           December 31,
                                                                     -----------------------
                                                                        2001         2000
                                                                     -----------  ----------
Deferred tax assets:
    Allowance for losses on loans................................... $   877,959  $  837,334
    State net operating loss carryforwards..........................     309,970     459,261
    Accrued benefits................................................     136,680     151,229
    Intangible assets...............................................          --       8,214
    OREO............................................................     141,342     134,323
    Premises and equipment..........................................      62,949          --
    Other...........................................................       5,765      34,137
                                                                     -----------  ----------
       Total deferred tax assets....................................   1,534,665   1,624,498
    Valuation allowance for deferred tax assets.....................     309,970     459,261
                                                                     -----------  ----------
       Total deferred tax assets, net of valuation
        allowance...................................................   1,224,695   1,165,237
                                                                     -----------  ----------
Deferred tax liabilities:
    Unrealized gain in assets available-for-sale....................    (311,815)    (59,854)
    Loan fees deferred for income tax purposes......................     (38,292)    (59,925)
    Excess of tax accumulated provision for losses over base year...          --     (41,683)
    Stock dividend on FHLB stock....................................    (148,884)   (128,833)
    Loan costs deferred for book purposes...........................    (346,168)   (318,256)
    Mortgage servicing rights.......................................    (146,108)   (138,483)
    Intangible assets...............................................     (12,982)         --
    Prepaid expense.................................................    (109,635)         --
    Other...........................................................     (11,189)    (42,762)
                                                                     -----------  ----------
       Total deferred tax liabilities...............................  (1,125,073)   (789,796)
                                                                     -----------  ----------
Net deferred tax assets............................................. $    99,622  $  375,441
                                                                     ===========  ==========

The Company believes that it is more likely than not that the deferred tax asset will be realized based upon historical taxable income levels. The Company has reported federal taxable income and pretax book income amounts totaling approximately $9.9 million and $11.4 million over the past three years, respectively.



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 9. Stockholders' Equity and Regulatory Capital
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Core capital (as defined by the regulations) to tangible assets (as defined) and Total and Tier I capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the Office of Thrift Supervision (the "OTS"), categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                To be Well
                                                                             Capitalized Under
                                                           For Capital       Prompt Corrective
                                           Actual       Adequacy Purposes    Action Provisions
                                       -------------- ---------------------- -----------------
                                       Amount  Ratio     Amount      Ratio    Amount    Ratio
                                       ------- -----    -------     -----     -------   -----
                                                      (Dollars in thousands)
As of December 31, 2001
Tangible Capital to Tangible Assets
 Kankakee Federal Savings Bank........ $33,522  6.94% $ 7,248       1.50%        N/A
Core Capital to Tangible Assets
 Kankakee Federal Savings Bank........  33,522  6.94%  19,328       4.00%    $24,160     5.00%
Tier I Capital to Risk Weighted Assets
 Kankakee Federal Savings Bank........  33,522 10.32%     N/A                 19,497     6.00%
Total Capital to Risk Weighted Assets
 Kankakee Federal Savings Bank........  36,080 11.10%  25,996       8.00%     32,496    10.00%
As of December 31, 2000
Tangible Capital to Tangible Assets
 Kankakee Federal Savings Bank........ $31,325  6.93% $ 6,785       1.50%        N/A
Core Capital to Tangible Assets
 Kankakee Federal Savings Bank........  31,325  6.93%  18,092       4.00%    $22,615     5.00%
Tier I Capital to Risk Weighted Assets
 Kankakee Federal Savings Bank........  31,325 11.02%     N/A                 17,061     6.00%
Total Capital to Risk Weighted Assets
 Kankakee Federal Savings Bank........  33,407 11.75%  22,748       8.00%     28,435    10.00%

A liquidation account in the amount of $17,720,139 was established for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after the December 30, 1992 conversion from a mutual savings and loan association to a stock savings bank. In the unlikely event of a complete liquidation of the Bank, each eligible deposit account holder would be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then-current adjusted balance for deposit accounts held, before any distribution may be made with


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock if the effect thereof would cause the net worth of the Bank to be reduced below the amount required for the liquidation account. Due to various natural events, such as death, relocation and general attrition of accounts, the balance in the liquidation account has been reduced to $1,668,955 as of December 31, 2001.

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

Note 10. Officer, Director and Employee Plans
Money Purchase Pension Plan and Trust
The Bank sponsors a Money Purchase Pension Plan and Trust (the "Money Purchase Plan") for the benefit of its employees meeting certain age and service requirements. The Bank contributes to the Money Purchase Plan on behalf of each Participant an amount equal to 7% of the Participant's compensation, as defined by the Money Purchase Plan. Expense related to the Money Purchase Plan amounted to approximately $309,000, $254,000 and $267,000, for the years ended December 31, 2001, 2000 and 1999, respectively.

401(k) Savings Plan
The Bank sponsors a qualified, tax-exempt pension plan qualifying under section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Virtually all employees are eligible to participate after meeting certain age and service requirements. Eligible employees are permitted to contribute 1% to 10% of their compensation to the 401(k) Plan. Expense related to the 401(k) Plan, including plan administration, amounted to approximately $15,300, $19,600 and $12,700, for the years ended December 31, 2001, 2000 and 1999, respectively.

Employee Stock Ownership Plan
The Kankakee Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP") covers all full time employees who have completed twelve months of service and have attained the minimum age of twenty-one. A participant is 100 percent vested after seven years of credited service.

During 2001, the Company made a direct cash contribution totaling $120,000 to the ESOP. The trust used the contribution to acquire Company stock in the open market, and the acquired shares were allocated to the participants at the end of the plan year. The contribution amount for 2002 and future years will be determined annually by the Board of Directors.

The following table reflects the shares held by the ESOP:

                                                           December 31
                                                   ----------------------------
                                                     2001     2000      1999
                                                   -------- --------- ---------
 Shares allocated to participants................. 99,920.0 106,081.0  93,552.5
 Unallocated shares (grandfathered under SOP 93-6)       --        --  15,312.5
                                                   -------- --------- ---------
 Total............................................ 99,920.0 106,081.0 108,865.0
                                                   ======== ========= =========

Prior to 2001, the ESOP operated as a leveraged employee stock ownership plan. The ESOP borrowed from the Company to purchase the shares of common stock. The shares were held in trust and allocated to participants' accounts in the ESOP as the loan obligation was repaid. The loan obligation was considered unearned employee compensation and was recorded as a reduction of stockholders' equity, while the loan was outstanding. The final loan payment was made in December 2000.



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

The Bank made discretionary cash contributions to the ESOP which, along with dividend payments, were sufficient to service the principal payments plus interest at 7 percent over the eight year loan term.

Interest expense recognized by the ESOP was $7,939 and $18,523 for the years ended December 31, 2000 and 1999, respectively. The Bank contributed $151,698 and $162,883 to the ESOP to fund principal and interest payments for the years ended December 31, 2000 and 1999, respectively.

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

                                         2001               2000               1999
                                  ------------------ ------------------ ------------------
                                           Weighted-          Weighted-          Weighted-
                                            Average            Average            Average
                                           Exercise           Exercise           Exercise
                                  Shares     Price   Shares     Price   Shares     Price
Fixed Options                     -------  --------- -------  --------- -------  ---------
Outstanding at beginning
  of year........................  50,335   $10.350  115,610   $ 9.960  127,635   $9.952
Granted..........................   2,500    26.390    2,500    20.500       --       --
Exercised........................ (17,450)    9.875  (66,025)    9.915  (12,025)   9.875
Forfeited........................      --        --   (1,750)   15.500       --       --
                                  -------            -------            -------   ------
Outstanding at end of year.......  35,385    11.717   50,335    10.350  115,610    9.960
                                  =======            =======            =======
Options exercisable at year-end..  35,385             50,335            115,610
                                  =======            =======            =======
Weighted-average fair value of
  options granted during the year              5.41               4.60                --
                                            =======            =======            ======

The fair value of the stock options granted in 2001 and 2000 has been estimated using the Black-Scholes option pricing model with the following weighted average assumptions. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions. In addition, such models require the use of subjective assumptions, including expected stock price volatility. In management's opinion, such valuation models may not necessarily provide the best single measure of option value. There were no stock options granted in 1999.

                                              2001   2000
                                              -----  -----
                    Number of options granted 2,500  2,500
                    Risk-free interest rate..  3.09%  5.13%

                 Expected life, in years........  5.00   5.00
                 Expected volatility............    23%    22%
                 Expected dividend yield........  1.82%  2.34%
                 Estimated fair value per option $5.41  $4.60


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

                                         2001       2000       1999
                                      ---------- ---------- ----------
          Net income on common stock:
             As reported............. $3,260,982 $2,583,562 $1,759,482
             Pro forma...............  3,252,057  2,575,969  1,759,482
          Basic earnings per share:
             As reported............. $     2.68 $     2.05 $     1.35
             Pro forma...............       2.68       2.05       1.35
          Diluted earnings per share:
             As reported............. $     2.62 $     1.99 $     1.28
             Pro forma...............       2.62       1.99       1.28

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

Note 11. Commitments and Contingencies
In the normal course of business, there are outstanding various contingent liabilities such as claims and legal action, which are not reflected in the consolidated financial statements. In the opinion of management, the ultimate resolution of these matters is not expected to have a material effect on the financial position or on the results of operations of the Company and its subsidiary.

Note 12. Financial Instruments
The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss, in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit, is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Financial instruments whose contract represent credit risk follows:

                                                   December 31,
                                              -----------------------
                                                 2001        2000
                                              ----------- -----------
           Commitments to originate new loans $34,672,000 $14,695,000
           Commitments to extend credit......  23,792,000  26,420,000
           Standby letters of credit.........   1,712,000     841,000



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Note 13. Fair Value of Financial Instruments
The following table reflects a comparison of carrying amounts and the fair values of the financial instruments:

                                                   December 31,
                                ---------------------------------------------------
                                          2001                      2000
                                ------------------------- -------------------------
                                  Carrying                  Carrying
                                   Amount     Fair Value     Amount     Fair Value
                                ------------ ------------ ------------ ------------
Assets:
   Cash and cash equivalents... $ 26,662,714 $ 26,662,714 $ 25,147,273 $ 25,147,273
   Certificates of deposit.....       50,000       50,000       50,000       50,000
   Investment and mortgage-
     backed securities.........   47,893,215   47,912,733   74,735,149   74,722,871
   Nonmarketable equity
     securities................        1,000        1,000      501,000      501,000
   Loans, gross................  396,372,062  397,542,235  341,112,556  342,677,559
   Loans held for sale.........      828,610      832,268           --           --
   FHLB stock..................    2,443,300    2,443,300    2,112,000    2,112,000
   Accrued interest receivable.    2,823,090    2,823,090    3,282,214    3,282,214
Liabilities:
   Deposits.................... $415,466,836 $420,301,232 $388,050,341 $389,087,939
   Borrowed funds..............   30,000,000   29,204,398   29,000,000   28,985,775
   Advance payments by
     borrowers for taxes and
     insurance.................    1,905,766    1,905,766    1,813,412    1,813,412

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


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

Note 14. Condensed Parent Company Only Financial Statements

                                                                 December 31,
                                                          --------------------------
                                                              2001          2000
                                                          ------------  ------------
Statements of financial condition
Assets:
   Cash and cash equivalents............................. $  1,104,576  $  1,626,075
   Certificate of deposit................................       50,000        50,000
   Investment securities, available-for-sale.............      433,051       410,596
   Equity in net assets of Kankakee Federal Savings Bank.   39,417,652    37,106,194
   Other assets..........................................      273,908       183,346
                                                          ------------  ------------
                                                          $ 41,279,187  $ 39,376,211
                                                          ============  ============
Liabilities and stockholders' equity:
   Other liabilities..................................... $     88,287  $     87,068
   Common stock..........................................       17,500        17,500
   Additional paid-in capital............................   15,226,853    15,328,249
   Retained income.......................................   36,964,331    34,285,960
   Accumulated comprehensive income......................      605,078       115,969
   Treasury stock........................................  (11,622,862)  (10,458,535)
                                                          ------------  ------------
                                                          $ 41,279,187  $ 39,376,211
                                                          ============  ============



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                                         Years Ended December 31,
                                                     --------------------------------
                                                        2001       2000       1999
                                                     ---------- ---------- ----------
Statements of income
Dividends from subsidiary........................... $1,714,888 $1,300,989 $1,011,253
Interest income.....................................     53,630    110,498    170,631
                                                     ---------- ---------- ----------
   Operating income.................................  1,768,518  1,411,487  1,181,884
                                                     ---------- ---------- ----------
Equity in undistributed earnings of Kankakee Federal
  Savings Bank......................................  1,821,132  1,487,864    948,175
Other noninterest income............................         --      6,388         --
                                                     ---------- ---------- ----------
   Total other income...............................  1,821,132  1,494,252    948,175
Other expenses......................................    470,318    427,927    473,577
                                                     ---------- ---------- ----------
   Income before income tax benefit.................  3,119,332  2,477,812  1,656,482
Income tax benefit..................................    141,650    105,750    103,000
                                                     ---------- ---------- ----------
   Net income....................................... $3,260,982 $2,583,562 $1,759,482
                                                     ========== ========== ==========

                                                                   Years Ended December 31,
                                                            -------------------------------------
                                                               2001         2000         1999
                                                            -----------  -----------  -----------
Statements of cash flows
Operating activities:
   Net income.............................................. $ 3,260,982  $ 2,583,562  $ 1,759,482
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Equity in undistributed earnings of Kankakee
         Federal Savings Bank..............................  (1,821,132)  (1,487,864)    (948,175)
       Other...............................................     (88,715)      22,999      (13,253)
                                                            -----------  -----------  -----------
          Net cash provided by operating activities........   1,351,135    1,118,697      798,054
                                                            -----------  -----------  -----------
Investing activities:
   Available-for-sale investment and mortgage backed
     securities:
       Purchase............................................     (24,300)     (23,854)     (21,999)
   Purchase of equipment...................................          --           --         (579)
                                                            -----------  -----------  -----------
          Net cash provided by (used in) investing
            activities.....................................     (24,300)     (23,854)     (22,578)
                                                            -----------  -----------  -----------
Financing activities:
   Principal collected on ESOP loan........................          --      151,211      151,211
   Purchase of treasury stock..............................  (1,543,360)  (1,023,572)  (3,472,591)
   Dividends paid to stockholders..........................    (582,611)    (607,027)    (633,585)
   Proceeds from exercise of stock options.................     277,637      725,795      191,524
                                                            -----------  -----------  -----------
          Net cash used in financing activities............  (1,848,334)    (753,593)  (3,763,441)
                                                            -----------  -----------  -----------
Increase (decrease) in cash and cash equivalents...........    (521,499)     341,250   (2,987,965)
Cash and cash equivalents:
   Beginning of period.....................................   1,626,075    1,284,825    4,272,790
                                                            -----------  -----------  -----------
   End of period........................................... $ 1,104,576  $ 1,626,075  $ 1,284,825
                                                            ===========  ===========  ===========


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 15. Quarterly Results of Operations (Unaudited)

                                                     Year Ended December 31, 2001
                                            ----------------------------------------------
                                                          Three Months Ended
                                            December 31 September 30  June 30    March 31
                                            ----------- ------------ ---------- ----------
Interest income............................ $8,093,804   $8,212,360  $8,257,817 $8,194,740
Interest expense...........................  4,359,799    4,666,657   4,852,741  4,849,456
                                            ----------   ----------  ---------- ----------
   Net interest income.....................  3,734,005    3,545,703   3,405,076  3,345,284
Provision for losses on loans..............    308,500      139,000      40,000     15,000
                                            ----------   ----------  ---------- ----------
   Net interest income after provision for
     losses on loans.......................  3,425,505    3,406,703   3,365,076  3,330,284
Other income...............................    974,804    1,242,460     789,422    597,565
Other expense..............................  3,082,929    3,116,248   3,051,764  2,979,546
                                            ----------   ----------  ---------- ----------
   Income before income taxes..............  1,317,380    1,532,915   1,102,734    948,303
Income taxes...............................    441,200      512,700     369,150    317,300
                                            ----------   ----------  ---------- ----------
   Net income.............................. $  876,180   $1,020,215  $  733,584 $  631,003
                                            ==========   ==========  ========== ==========
Basic earnings per share................... $     0.72   $     0.84  $     0.61 $     0.51
                                            ==========   ==========  ========== ==========
Diluted earnings per share................. $     0.71   $     0.82  $     0.59 $     0.50
                                            ==========   ==========  ========== ==========


                                                     Year Ended December 31, 2000
                                            ----------------------------------------------
                                                          Three Months Ended
                                            December 31 September 30  June 30    March 31
                                            ----------- ------------ ---------- ----------
Interest income............................ $8,246,923   $7,894,213  $7,302,284 $6,895,941
Interest expense...........................  4,924,226    4,659,789   4,027,440  3,825,743
                                            ----------   ----------  ---------- ----------
   Net interest income.....................  3,322,697    3,234,424   3,274,844  3,070,198
Provision for losses on loans..............     30,000       20,000          --         --
                                            ----------   ----------  ---------- ----------
   Net interest income after provision for
     losses on loans.......................  3,292,697    3,214,424   3,274,844  3,070,198
Other income...............................    656,215      662,705     593,181    601,302
Other expense..............................  2,879,926    2,968,690   2,703,719  2,919,719
                                            ----------   ----------  ---------- ----------
   Income before income taxes..............  1,068,986      908,439   1,164,306    751,781
Income taxes...............................    361,900      300,625     395,925    251,500
                                            ----------   ----------  ---------- ----------
   Net income.............................. $  707,086   $  607,814  $  768,381 $  500,281
                                            ==========   ==========  ========== ==========
Basic earnings per share................... $     0.56   $     0.48  $     0.61 $     0.40
                                            ==========   ==========  ========== ==========
Diluted earnings per share................. $     0.54   $     0.47  $     0.59 $     0.39
                                            ==========   ==========  ========== ==========



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

CORPORATE INFORMATION
-----------------------------

Corporate Headquarters
Kankakee Bancorp, Inc.
310 South Schuyler Avenue
P.O. Box 3
Kankakee, Illinois 60901-0003
(815) 937-4440
(815) 937-3674 FAX

Special Counsel
Barack Ferrazzano Kirschbaum Perlman & Nagelberg
333 West Wacker Drive
Suite 2700
Chicago, Illinois 60606
(312) 984-3100

Transfer Agent and Registrar
The Company's transfer agent, LaSalle Bank N.A., maintains all stockholder records and can assist with stock transfer and registration, address changes, corrections in social security or tax identification numbers and 1099 tax reporting questions. If you have any questions, please contact the stock transfer agent at the address below:
LaSalle Bank N.A.
135 S. LaSalle Street, Suite 1960
Chicago, Illinois 60603
Attn: Shareholder Services
(312) 904-2458

Independent Auditors
McGladrey & Pullen, LLP
1806 Fox Drive
Champaign, Illinois 61820

Internal Audit Review
Jeffrey A. Rice
P.O. Box 135
Windsor, Illinois 61957

Annual Report on Form 10-K
Copies of Kankakee Bancorp, Inc.'s 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission is available without charge to stockholders after April 1, 2002, upon written request to:
Kankakee Bancorp, Inc.
310 South Schuyler Avenue
P.O. Box 3
Kankakee, Illinois 60901-0003
Also available on the Internet at www.sec.gov


CORPORATE INFORMATION

--------------------------------------------------------------------------------

Quarterly Press Releases
Copies of Kankakee Bancorp, Inc.'s quarterly press releases and other public information are available upon request, without charge by contacting:
Kankakee Bancorp, Inc.
310 South Schuyler Avenue
P.O. Box 3
Kankakee, Illinois 60901-0003
(815) 937-4440

Annual Meeting
The annual meeting of stockholders will be held at 10:00 a.m. on Friday, April 26, 2002, at Sully's-Sullivan's Warehouse, 555 South West Avenue, Kankakee, Illinois. Stockholders are encouraged to attend.

Common Stock - Market and Dividend Information
The common stock of the Company is traded on the American Stock Exchange under the symbol KNK. At March 4, 2002, there were 1,241,793 shares of the Company's common stock issued and outstanding and there were approximately 641 holders of record.

The price range of the Company's common stock from January 1, 2000 through March 4, 2002, is set forth in the following table:

                                                     2001           2000
                                                 ------------- ---------------
                                                  High   Low    High     Low
                                                 ------ ------ ------- -------
      1st Quarter............................... $24.00 $22.00 $23.750 $17.625
      2nd Quarter...............................  26.00  23.00  21.875  18.500
      3rd Quarter...............................  26.90  24.70  23.000  20.875
      4th Quarter...............................  29.30  25.20  22.375  19.750
      January 1, 2002, through March 4, 2002....  37.00  28.27

The Company paid its first cash dividend since becoming a public company during the first quarter of 1995. Cash dividends in the total amount of $.48 per share per year were paid during 2001 and 2000. The Board of Directors of the Company declared a quarterly cash dividend of $.12 per share payable on February 28, 2002, to stockholders of record as of February 8, 2002. Future dividends will depend primarily upon the Company's earnings, financial condition and need for funds, as well as restrictions imposed by regulatory authorities regarding dividend payments and net worth requirements. See Note 9 of the Notes to Consolidated Financial Statements for additional information regarding restrictions on the payment of dividends by the Bank to the Company.



                                                                      CORPORATE
                                                                    INFORMATION

--------------------------------------------------------------------------------

[LOGO] Kankakee Federal Savings Bank
                    [LOGO OF KANKAKEE FEDERAL SAVINGS BANK]
                                     [MAP]
                                    [GRAPHIC]

                                     Office Map
                                [LOGO OF FDIC]


OFFICE LOCATIONS

--------------------------------------------------------------------------------

[LOGO] FDIC
INSURED
EQUAL HOUSING
LENDER

             (This page has been left blank intentionally.)

             (This page has been left blank intentionally.)