Form 10-K, Exhibit 13
period 2002-12-31
KANKAKEE BANCORP INC
filed 2003-03-26
CIK 891523

                                                                     Exhibit 13


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
Overview

Kankakee Bancorp, Inc. (the "Company") is the holding company for KFS Bank, F.S.B. (the "Bank"). All references to the Company in the following discussion include the Bank and the Bank's wholly-owned service corporation, KFS Service Corporation ("KFS"), unless indicated otherwise. In the last two years, the Company has continued to implement much of the strategic plan developed in early 2000, resulting in significant asset and core earnings growth. Net income rose 26% in 2001, but declined by 32% in 2002 due to asset quality issues which resulted in almost $4.0 million in provision for losses on loans during the year. Assets grew from $459.9 million in 2000 to $546.4 million at the end of 2002, representing an increase of 19% over the two-year period.

The Company has also continued an aggressive capital management plan over the last two years. As part of this strategy, the Company made open market purchases of its own stock, repurchasing 83,600 common shares at an average cost of $38.30 per share in 2002 and 64,200 common shares at an average cost of $24.03 per share in 2001. During the first quarter of 2003 through February 28, 2003, the Company repurchased 193,270 additional shares of stock at a total cost of $7.7 million. Since converting to a stock organization in 1992, the Company has repurchased 946,389 shares at anaverage cost of $26.72 per share. In addition, the Company is continuously evaluating balance sheet opportunities to augment and leverage its strong capital base to maximize stockholders' return on equity. The Company will continue to evaluate opportunities in 2003 in an effort to resume a positive earnings trend.

The Company's results of operations are dependent primarily on net interest income, which is the difference, or "spread", between the interest income earned on its loans, mortgage-backed securities and investment portfolios and its cost of funds, consisting of interest paid on its deposits and on borrowed funds. The Company's operating expenses principally consist of employee compensation and benefits, occupancy, marketing and other general and administrative expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Economic Climate
During 2001, the Federal Open Market Committee ("the FOMC") lowered its target short-term interest rates by a total of four and three-quarters percentage points. The federal funds target went from 6.50% to 1.75% and the Federal Reserve discount rate went from 6.00% to 1.25%. The federal funds rate is the rate at which financial institutions borrow from each other, while the discount rate is the rate at which member banks borrow from the Federal Reserve. In November 2002, the FOMC reduced its target short-term interest rates by an additional fifty basis points. This action lowered the federal funds target to 1.25% and the Federal Reserve discount rate to 0.75%. As was the case in 2001, the FOMC cited a slowing economy and recessionary trends as the primary reasons for the November 2002 move. Lower short-term interest rates would tend to stimulate economic activity by reducing the financing costs on borrowed funds for both businesses and individuals.

A slowing economy would usually result in some increase in problem assets, and could possibly result in some increase in loan losses. In a slowing economy or recession, cash flows and profits of commercial customers decrease, which could result in an increase in delinquencies. Additionally, individual borrowers experience cash flow problems from job loss, reduction in investment returns or other causes. This could also result in an increase in delinquencies. Due in part to recent economic conditions, the Company experienced an increase of delinquencies and problem loans. During the third quarter of 2002, this resulted in a substantial increase in the Company's provision for losses on loans during that quarter and a higher than expected provision for losses on loans during the fourth quarter.

--------------------------------------------------------------------------------

While some economic indicators are pointing toward a recovery, others are still weak, indicating that the economy remains slow. During 2002, a number of accounting and corporate governance problems at large, publicly-held companies came to light, contributing to the volatility in the markets, which could impact the speed at which the economy moves into a full recovery. If the economy does move into a full recovery, then the next FOMC interest rate move would likely be an increase in its target rates.

Changing interest rates, because of the Company's current structure of assets and liabilities, could have a detrimental effect on the Company's interest rate spread and results of operations. The Company had a negative cumulative one-year gap of 5.0% at December 31, 2001 and a positive cumulative one-year gap of 9.7% at December 31, 2002. A positive gap indicates that an increase in market interest rates might positively affect net interest income and the results of operations, due to assets maturing, and repricing, from their current rates to higher rates, more quickly than liabilities will mature and reprice to higher rates. Management believes that the Company's current level of interest rate sensitivity is reasonable, in light of the current market rates and the possibility of increasing market rates. However, significant fluctuations in interest rates may have an adverse effect on the Company's financial condition and results of operations.

Recent Business Initiatives
During the late 1990s, the Company experienced significant growth and improvement in its office facilities and a widening of its market areas. This was accomplished through the acquisition of a bank, the opening of several new offices and the replacement of an outdated office building. There were also significant changes and improvements in products and services brought about through the use of technology.

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

In the first quarter of 2000, management initiated an aggressive growth strategy which was aimed at increasing deposits and growing the loan portfolio, which resulted in the reduction of the size of the investment portfolio. The strategy, which continued into the first quarter of 2001, was intended to improve earnings in a number of ways which included:

  .  Improved utilization of facilities and increased productivity of personnel;

  .  Increased capital leverage; and

  . Improved asset yields, due to increased commercial and consumer lending and the replacement of investments with fixed-rate mortgage loans.

It was recognized that such a strategy would:

  . Likely increase the cost of funds, due to aggressive deposit pricing and the potential need to borrow money at wholesale market rates;

  . Necessitate the assumption of an increased level of interest rate risk, due to aggressive loan pricing and the need to retain longer term, fixed-rate mortgages for the portfolio.

In response to rapidly falling interest rates during 2001, the Company modified its growth strategy and, once again, began to sell its fixed-rate mortgage originations in the secondary market. This modified strategy remained in effect through 2002.


MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

During 2002, the Company has initiated a number of strategies to improve profitability and enhance stockholder value. These include:

  . The Company has conducted an evaluation of the branch network and other service delivery systems, including locations, market areas, physical layouts, accessibility, market potentials and corporate identity. As part of this process, the organizational structure, including lines of authority, job functions and supervisory responsibilities, was also reviewed. A number of changes have resulted from this process. These include:

    . the recent change of the name of the Bank to KFS Bank, F.S.B., effective December 1, 2002;

    . the announced construction of a new office in Bradley, Illinois, to replace an in-store office, as well as a new office in Bourbonnais, Illinois. Construction of the new Bradley office is scheduled to begin this spring;

    . the renovation of the Coal City main office, and the planned renovation of offices in Bourbonnais, Manteno and Momence, all in Illinois. The Coal City office renovation has been completed, the renovations at Bourbonnais are underway and will be completed, along with those at Manteno and Momence, during the second quarter of 2003;

    . the announcement in October 2002 of the sale of the Bank's branch office in Hoopeston, Illinois, which was completed on February 14, 2003; and

    .  the elimination of three positions at the vice president level.

  . The Company's wholly-owned subsidiary, KFS Bank, F.S.B., invested $8.0 million in Bank Owned Life Insurance (commonly referred to as "BOLI"). This investment provides non-taxable current income through increases in cash surrender values of these policies. Net income of $349,000 from this investment was recorded during 2002.

  . The Bank implemented a capital utilization strategy in which $30.0 million of adjustable-rate, mortgage-backed securities were purchased using borrowed funds. This strategy increased net interest income and pre-tax income for 2002 by $411,000.

  . The Company issued $10.0 million in variable-rate trust preferred securities, as part of a large pool of such securities. These securities are includable, within specified limits, in regulatory capital, and the funds have been used primarily for the repurchase of stock.

  . Starting in the fourth quarter of 2002 and continuing into the first quarter of 2003, the Company initiated, and substantially completed, changes in the composition of its board, in the roles of outside directors, and in the organizational structure of the Company and the Bank. This was done in light of the announced resignation of the CEO, formulation of plans to search for a new CEO and the recent enactment of new laws and regulations that address the need to improve corporate governance of and financial reporting by public companies. These new laws and regulations emphasize greater independence of board members and higher levels of expertise and experience for board members.

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


                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                                Year Ended December 31, 2002 Year Ended December 31, 2001 Year Ended December 31, 2000
                                --------------------------   --------------------------   --------------------------
                                  Average    Interest          Average    Interest          Average    Interest
                                Outstanding  Earned/  Yield/ Outstanding  Earned/  Yield/ Outstanding  Earned/  Yield/
                                  Balance      Paid    Rate    Balance      Paid    Rate    Balance      Paid    Rate
                                -----------  -------- ------ -----------  -------- ------ -----------  -------- ------
                                                              (Dollars in thousands)
Interest-earning assets:
Loans receivable (1)...........  $394,523    $ 27,615  7.00%  $368,955    $ 28,403  7.70%  $303,499    $ 24,220  7.98%
Mortgage-backed securities
 (2)...........................    34,118       1,944  5.70%    13,938         970  6.96%    17,488       1,222  6.99%
Investments securities (3).....    38,751       1,898  4.90%    43,599       2,529  5.80%    60,764       3,788  6.23%
Other interest-earning assets..    28,082         518  1.84%    14,980         709  4.73%    13,915         966  6.94%
FHLB stock.....................     2,634         139  5.28%     2,325         148  6.37%     1,903         143  7.51%
                                 --------    --------         --------    --------         --------    --------
Total interest-earning assets..   498,108      32,114  6.45%   443,797      32,759  7.38%   397,569      30,339  7.63%
                                             --------                     --------         --------    --------
Other assets...................    37,185                       29,551                       29,827
                                 --------                     --------                     --------
Total assets...................  $535,293                     $473,348                     $427,396
                                 ========                     ========                     ========
Interest-bearing liabilities:
Time deposits..................  $254,239      10,412  4.10%  $251,367      13,952  5.55%  $231,198      12,981  5.61%
Savings deposits...............    72,196       1,397  1.94%    62,035       1,573  2.54%    59,637       1,502  2.52%
Demand and NOW deposits........   100,445       1,485  1.48%    88,715       1,861  2.10%    77,776       1,835  2.36%
Borrowings.....................    63,038       2,793  4.43%    27,692       1,343  4.85%    18,662       1,119  6.00%
                                 --------    --------         --------    --------         --------    --------
Total interest-bearing
 liabilities...................   489,918      16,087  3.28%   429,809      18,729  4.36%   387,273      17,437  4.50%
                                 --------    --------         --------    --------         --------    --------
Other liabilities..............     4,170                        3,751                        2,951
                                 --------                     --------                     --------
Total liabilities..............   494,088                      433,560                      390,224
                                 --------                     --------                     --------
Stockholders' equity...........    41,205                       39,788                       37,172
                                 --------                     --------                     --------
Total liabilities and
 stockholders' equity..........  $535,293                     $473,348                     $427,396
                                 ========                     ========                     ========
Net interest income............              $ 16,027                     $ 14,030                     $ 12,902
                                             ========                     ========                     ========
Net interest rate spread.......                        3.16%                        3.02%                        3.13%
                                                       ====                         ====                         ====
Net earning assets.............  $  8,190                     $ 13,988                     $ 10,296
                                 ========                     ========                     ========
Net yield on average interest-
 earning assets (net interest
 margin).......................                        3.22%                        3.16%                        3.25%
                                                       ====                         ====                         ====
Average interest-earning assets
 to average interest-bearing
 liabilities...................               101.67%                      103.25%                      102.66%
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

The following table sets forth weighted average yields on the Company's interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the Company's weighted average yields and rates at the dates indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                             As of December 31,
                                                             -----------------
                                                             2002   2001  2000
                                                             -----  ----- -----
 Weighted average yield on:
  Loans receivable (1)...................................... 6.64%  7.12% 8.12%
  Mortgaged-backed securities (2)........................... 5.46%  6.82% 7.09%
  Investment securities (3)................................. 4.74%  5.46% 6.04%
  Other interest-earning assets............................. 1.13%  1.41% 6.08%
  Combined weighted average yield on interest-earning assets 6.01%  6.79% 7.74%
 Weighted average rate paid on:
  Saving deposits........................................... 1.29%  2.08% 2.57%
  Demand and NOW deposits................................... 1.24%  1.61% 2.55%
  Certificates.............................................. 3.62%  4.97% 6.09%
  Borrowings................................................ 4.29%  4.47% 6.25%
  Combined weighted average rate paid on interest-bearing
    liabilities............................................. 2.88%  3.78% 4.89%
 Spread..................................................... 3.13%  3.01% 2.85%

--------
(1) Includes loans held for sale.
(2) Includes mortgage-backed securities available for sale.
(3) Includes investment securities available for sale and certificates of deposit.


MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (i.e., changes in volume multiplied by old rate) and
(ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

                                         Year Ended December 31,     Year Ended December 31,
                                              2002 vs. 2001               2001 vs. 2000
                                       --------------------------  -----------------------------
                                           Increase
                                          (Decrease)               Increase (Decrease)
                                            Due to        Total         Due to           Total
                                       ---------------   Increase  ------------------   Increase
                                       Volume    Rate   (Decrease)  Volume     Rate    (Decrease)
                                       ------  -------  ---------- -------   -------   ----------
                                                        (Dollars in thousands)
Interest earning assets:
 Loans receivable..................... $2,527  ($3,315)  ($  788)  $ 5,063   ($  880)   $ 4,183
 Mortgage-backed securities...........  1,113     (139)      974      (247)       (5)      (252)
 Investment securities................   (263)    (368)     (631)   (1,012)     (247)    (1,259)
 Other interest-earning assets........    432     (623)     (191)       74      (331)      (257)
 Federal Home Loan Bank stock.........     19      (28)       (9)       25       (20)         5
                                       ------  -------   -------   -------   -------    -------
   Total interest-earning assets...... $3,828  ($4,473)  ($  645)  $ 3,903   ($1,483)   $ 2,420
                                       ======  =======   =======   =======   =======    =======
Interest bearing liabilities:
 Certificate accounts................. $  161  ($3,701)  ($3,540)  $ 1,122   ($  151)   $   971
 Savings deposits.....................    295     (471)     (176)       60        11         71
 Demand and NOW deposits..............    305     (681)     (376)      243      (217)        26
 Borrowings...........................  1,555     (105)    1,450       474      (250)       224
                                       ------  -------   -------   -------   -------    -------
   Total interest-bearing liabilities. $2,316  ($4,958)  ($2,642)  $ 1,899   ($  607)   $ 1,292
                                       ======  =======   =======   =======   =======    =======
Net interest income...................                    $1,997                        $ 1,128
                                                         =======                        =======

Comparison of Operating Results for 2002 to 2001
General
Consolidated net income was $2.2 million, or $1.86 per share (diluted), for the year ended December 31, 2002 compared to $3.3 million, or $2.62 per share (diluted), for the year ended December 31, 2001. The 32% decrease in net income occurred primarily due to an increase in problem loans which led to the recording of $4.0 million in provision for losses on loans during 2002.

Net Interest Income
Net interest income was $16.0 million for the year ended December 31, 2002, an increase of $2.0 million, or 14.2%, during 2002 compared to 2001. Net interest income increased primarily due to the decrease in interest expense exceeding the decrease in interest income. The decrease in interest income resulted from the decrease in the average rate of interest on interest earning assets, which was partially offset by an increase in the average balance of interest-earning assets. The decrease in interest expense resulted from the decrease in the average rate of interest on interest-bearing liabilities, which was partially offset by an increase in the average balance of interest-bearing liabilities.

Interest Income
Interest income totaled $32.1 million for the year ended December 31, 2002, a decrease of $645,000 or 2.0%, as compared to $32.8 million for 2001. This resulted from a decrease in the yield


                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
earned on assets from 7.38% during 2001 to 6.45% during 2002, which was partially offset by a $54.3 million increase in average interest-earning assets from $443.8 million during 2001 to $498.1 million during 2002.

Interest on loans was $27.6 million for 2002, a decrease of $788,000, or 2.8%, as compared to 2001. This was primarily attributable to the effect of a decrease in the yield on loans from 7.70% during 2001 to 7.00% during 2002, which was partially offset by an increase of $25.6 million in average outstanding loans. The decrease in interest earned on loans resulted in part from the Company's sale during 2002 of a substantial portion of its long-term, fixed-rate, one-to-four family loan originations.

Interest earned on mortgage-backed securities was $1.9 million for 2002, compared to $970,000 for 2001. This represented an increase of 100.3% between the years and was primarily due to an increase of $20.2 million in average mortgage-backed securities, which was partially offset by a decrease in the yield on mortgage-backed securities to 5.70% during 2002 from 6.96% during 2001. The increase in average balances of mortgage-backed securities was the result of the implementation of a $30.0 million leveraging strategy late in the first quarter of 2002.

Interest earned on investment securities and other interest-earning assets and dividends on Federal Home Loan Bank of Chicago ("FHLB") stock totaled $2.6 million for 2002, compared to $3.4 million for 2001. This represented a decrease of 24.5% during 2002. This was primarily due to a decrease in average yield on these assets from 5.56% in 2001 to 3.68% in 2002, which was partially offset by an increase in the average balance of these assets from $60.9 million in 2001 to $69.5 million in 2002. The increase in these assets was partially due to cash flows resulting from loan sales.

Interest Expense
Interest expense was $16.1 million for 2002, or $2.6 million (14.1%) less than in 2001. This was due to a decrease in average rates to 3.28% for 2002 from 4.36% for 2001, which was partially offset by an increase of $60.1 million in the average balance of interest-bearing liabilities to $489.9 million for 2002 from $429.8 million for 2001. During 2002, average deposits increased by $24.8 million, with $21.9 million (88.3%) of the increase in average deposits in non-certificate accounts. The ratio of average certificates of deposit to average total deposits decreased from 62.5% in 2001 to 59.6% in 2002. The decreases in the average cost of funds were the result of market interest rates trending lower throughout 2001 and well into 2002.

During 2002, $2.8 million of the Company's interest expense, compared to $1.3 million during 2001, related to advances from the FHLB and other borrowed money. The increase in interest expense on borrowed funds was the result of a $35.3 million increase in average balance of borrowed funds from $27.7 million in 2001 to $63.0 million in 2002, which was partially offset by a decrease in the average interest rate on borrowed funds to 4.43% in 2002 from 4.85% in 2001.

Provision for Losses on Loans
The Company recorded a $4.0 million provision for losses on loans during 2002 compared to a $502,000 provision during 2001. Charge-offs during 2002 decreased to $81,000 from $103,000 during 2001. Recoveries during 2002 increased to $33,000 from $26,000 in 2001. The ratio of net charge-offs to average outstanding loans was 0.01% in 2002 and 0.02% in 2001. A substantial portion of the increase in the provision for losses on loans during 2002 took place during the third quarter of the year, when the Company recorded additions of $3.1 million. These reserves related to commercial real estate and real estate development loans. Real estate development loans relate to land acquisition, development planning, land improvements, such as streets and utilities, and either building construction or sales of developed parcels. The two principal sets of problem loans were made, in one case, to a group of related borrowers and, in the other case, to an individual borrower. The lead borrower of the group filed a petition for bankruptcy protection under Chapter 11 on October 18, 2002.



MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

Based on the then-available information, management was able to identify the Company's exposure under the credits at the end of the third quarter, and the allowance for losses on loans was increased accordingly. During the fourth quarter, based on additional information obtained from the bankruptcy process, the continuing review of the loans involving the related borrowers and discussions with the related parties, an additional $258,000 in reserves for losses on loans were recorded relative to these loans. It is possible that the Company will have to take future charges in relation to these loans. Management currently believes that the Company's maximum additional exposure under these loans is approximately $2.5 million. However, management has concluded that it is not appropriate at this time to add additional reserves for this amount, and is continuing to examine the loans with the parties involved to determine the best course of action to realize maximum satisfaction of these credits.

The allowance for losses on loans is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Management's methodology to determine the adequacy of the allowance for losses on loans considers specific credit reviews, past loan loss experience, current economic conditions and trends, and the volume, growth and composition of the loan portfolio. Based upon the Company's quarterly analysis of the adequacy of the allowance for losses on loans, considering remaining collateral of loans with more than a normal degree of risk, historical loan loss percentages and economic conditions, it is management's belief that the $6.5 million allowance for losses on loans at December 31, 2002 was adequate. However, there can be no assurance that the allowance for losses on loans will be adequate to cover all losses.

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

The allowance for losses on loans is charged when management determines that the prospects of recovery of the principal of a loan have significantly diminished. Subsequent recoveries, if any, are credited to the allowance for losses on loans. Credit card loans are charged off at the earliest of notice of bankruptcy, when at least 120 days past due, or when otherwise deemed to be uncollectible. All other installment loans that are 90 to 120 days past due are charged off monthly unless the loans are insured for credit loss or where scheduled payments are being received. Real estate mortgage loans are written down to fair value upon the earlier of receipt of a deed of foreclosure or upon completion of foreclosure proceedings. Commercial and other loan charge-offs are made based on management's on-going evaluation of non-performing loans. In order to strengthen and expand the commercial loan review process, a new position at the vice president level has been created and staffed at the Bank. This officer, an experienced lender, is responsible for reviewing credit and other loan quality issues on both existing and proposed commercial business and commercial real estate loans. Net charge-offs have not exceeded .08% of average loans for the last five years, and averaged less than .04% of average loans during those five years. However, in light of the magnitude of the provision for losses on loans during 2002, it is anticipated that the ratio of net charge offs to average loans will increase during 2003, and possibly 2004. This will result from charge offs occurring when final determinations of loss are made on the loans for which reserves were established in 2002.


                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

The following is a summary of loan loss experience and nonperforming assets for the years ended December 31, 2002 and 2001:

                                                           2002        2001
                                                          --------   --------
                                                         (Dollars in thousands)
   Total loans.......................................... $390,763    $396,371
   Total assets.........................................  546,404     490,280
   Allowance for losses on loans........................    6,524       2,582
   Net loan charge-offs.................................       48          77
   Net loan charge-offs as a percentage of average loans     0.01%       0.02%
   Nonperforming loans.................................. $ 10,273    $  1,121
   Nonperforming assets.................................   11,069       2,201
   Nonperforming assets to total assets.................     2.03%       0.45%
   Allowance for losses on loans to total loans.........     1.67%       0.65%
   Allowance for losses on loans to nonperforming loans.    63.51%      230.3%

The Company will continue to monitor and adjust its allowance for losses on loans based on management's analysis of its loan portfolio and general economic conditions.

Other Income
Other income increased $948,000 for 2002 to $4.6 million, compared to $3.6 million for 2001. The 26.3% increase in other income was the result of increases of $787,000 in gain on the sale of loans, $392,000 in other income, $182,000 in fee income and $24,000 in gain on the sale of real estate held for sale. These increases were partially offset by a decrease of $37,000 in insurance commissions, and by a $401,000 net gain on the sale of securities during 2001, which did not recur during 2002. The increase in the gain on the sale of loans was the result of an increase of $35.5 million (147.7%) in loan sales in 2002 to $59.6 million from $24.1 million in 2001. Current estimates indicate that the volume of loans sold during 2003 will be significantly less than those of 2002, although greater than those of 2001. The increase in fee income was primarily the result of an increase in checking related fees due to an increase in the number of checking accounts and to an increase in discount fees related to debit cards. The increase in other income was primarily the result of $349,000 in income from the Bank's $8.0 million investment in Bank Owned Life Insurance. The decrease in insurance premiums was due to reduced volume of sales of insurance related products.

Other Expenses
Other expenses were $13.5 million for 2002, as compared to $12.2 million for 2001. This represented an increase of $1.3 million or 10.2% during 2002. There were increases in other expenses of $771,000 (35.3%), compensation and benefits of $751,000 (11.7%), telephone and postage of $21,000 (5.0%) and data processing costs of $13,000 (3.2%). These increases were partially offset by decreases in advertising of $61,000 (15.9%), furniture and equipment expenses of $34,000 (5.3%), the provision for losses on foreclosed assets of $33,000 (36.8%) and amortization of intangibles of $191,000 (50.9%). The increase in compensation and benefits was the result of three primary factors, including a general increase in compensation levels, an increase of $126,000 in insurance costs and a $402,000 provision for an employee incentive compensation plan. The increase in occupancy costs was primarily the result of an increase in repair and maintenance work during the year. The data processing cost increase was primarily due to increased maintenance costs associated with new equipment. The major reason for the increase in other expenses, and a significant factor in the overall increase in general and administrative expenses, was costs related to a proxy contest in connection with the annual meeting in April, 2002.

Income Taxes
Federal income tax expense was $884,000 for 2002, as compared to $1.6 million for 2001. This decrease was the result of the decrease in pre-tax income and to an increase in non-taxable income resulting from the Bank's investment in BOLI. The Company's effective tax rate was 34% for 2001 and 28.4% for 2002. A summary of the significant tax components is provided in Note 10 of the Notes to Consolidated Financial Statements included later in this report.


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

Interest on loans was $28.4 million for 2001, an increase of $4.2 million, or 17.3%, as compared to 2000. This was primarily attributable to the effect of an increase of $65.5 million in average outstanding loans, which was partially offset by a decrease in the yield on loans from 7.98% during 2000 to 7.70% during 2001. The increase in interest income on loans and the decrease in interest earned on investment securities discussed below resulted in part from the Company's continued efforts during 2000 and 2001 to shift its asset mix to higher yielding loans.

Interest earned on mortgage-backed securities was $970,000 for 2001, as compared to $1.2 million for 2000. This represented a decrease of 20.6% between the periods and was primarily due to a decrease of $3.6 million in average mortgage-backed securities, and to a decrease in the yield on mortgage-backed securities to 6.96% during 2001 from 6.99% during 2000.

Interest earned on investment securities and other interest-earning assets and dividends on FHLB stock totaled $3.4 million for 2001, as compared to $4.9 million for 2000. This represented a decrease of 30.9% during 2001. This was primarily due to a decrease in the average balance of these assets from $76.6 million in 2000 to $60.9 million in 2001 and to a decrease in average yield on these assets from 6.39% in 2000 to 5.56% in 2001.

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


MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

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

Other Income
Other income increased $1.1 million for 2001 to $3.6 million, compared to $2.5 million for 2000. The 43.4% increase in other income was the result of increases of $411,000 in fee income, $401,000 in the net gain on the sale of securities, $329,000 in gain on sale of loans held for sale and $37,000 in other income. These increases were partially offset by decreases of $84,000 in insurance commissions and $12,000 in gain on the sale of office related property. The increase in net gain on the sale of securities was the result of a $441,000 gain on a $5.0 million investment in securities available-for-sale, which was partially offset by a loss of $40,000 on the sale of non-marketable equity securities. The increase in the gain on the sale of loans was the result of a resumption in loan sales during the year. The increase in fee income was primarily the result of an increase in checking related fees due to an increase in discount fees related to debit cards. The increase in other income was the result of a $50,000 increase in appraisal fees in 2001 compared to 2000. The decrease in insurance premiums was due to reduced volume of sales of insurance related products.

Other Expenses
Other expenses were $12.2 million for 2001, as compared to $11.5 million for 2000. This represented an increase of $759,000 or 6.6% during 2001. There were increases in compensation and benefits of $307,000 (5.0%), other expenses of $248,000 (12.8%), occupancy costs of $144,000 (13.1%), telephone and postage of $69,000 (19.1%), advertising of $47,000 (13.7%), and data processing costs of $43,000 (11.9%). These increases were partially offset by decreases in furniture and equipment expenses of $47,000 (7.0%), the provision for losses on foreclosed assets of $48,000 (34.7%) and amortization of intangibles of $3,000 (0.7%). The increase in compensation and benefits was the result of several factors, including a small increase in total employees, increased health insurance costs and, due to an unusually low rate of employee turnover, an increase in retirement benefits. The increase in occupancy costs was primarily the result of an increase in repair and maintenance work during the year. The increase in advertising was due in part to the promotion of an on-line banking system which was begun mid-year. The data processing cost increase was primarily due to increased maintenance costs associated with new equipment. The increase in telephone and postage expense was due in part to an extensive mailing related to privacy policy disclosures and to the increase in checking accounts. The increase in other expenses was due to several factors, including increases in expenses related to debit cards and ATMs and a second provision for the Company's grant program for first-time home buyers. The first provision was made in 1999.

Income Taxes
Federal income tax expense was $1.6 million for 2001, as compared to $1.3 million for 2000. This increase was primarily the result of the increase in pre-tax income. The Company's effective tax rate was 34% for both 2001 and 2000. A summary of the significant tax components is provided in Note 10 of the Notes to Consolidated Financial Statements included later in this report.

Financial Condition
Total assets increased by $56.1 million or 11.4% to $546.4 million at December 31, 2002, from $490.3 million at December 31, 2001. The increase in total assets during 2002 was primarily attributed to increases in mortgage-backed securities, cash and cash equivalents, investment securities and other assets, which were partially offset by a decrease in loans.


MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

Cash and cash equivalents increased by $20.7 million to $47.4 million at December 31, 2002, from $26.7 million at December 31, 2001. The increase was primarily attributed to loan sales and to increases in deposits and borrowings, which were partially offset by growth in mortgage-backed securities and investment securities.

At December 31, 2002, investment securities available-for-sale totaled $44.5 million, an increase of $9.7 million or 27.9% from the amount classified as available-for-sale at December 31, 2001. The increase was the result of purchases totaling $17.5 million of available-for-sale securities and a positive adjustment of $756,000 in the market value of available-for-sale securities which were partially offset by maturities and calls of $8.5 million of such securities during the year ended December 31, 2002.

At December 31, 2002, mortgage-backed securities available-for-sale totaled $38.2 million, an increase of $26.6 million or 228.1% from the amount classified as available-for-sale at December 31, 2001. The increase in mortgage-backed securities available-for-sale was the result of the purchase of $34.6 million of such securities and a positive adjustment to market value of $799,000, which were partially offset by principal repayments totaling $8.8 million.

During the year ended December 31, 2002, net loans decreased by $9.6 million or 2.4% to $384.2 million from $393.8 million at December 31, 2001. The decrease was the result of the origination of $100.8 million of real estate loans, the purchase of $2.2 million of real estate loans, the origination of $52.5 million of consumer and commercial business loans, the purchase of $866,000 of commercial business loans and loan repayments which totaled $161.4 million. During the course of the year in 2002, market rates decreased marginally following a significant decrease in the prior year. The Company experienced a high volume of loan origination for the second consecutive year, particularly with mortgage loans and both real estate and non-real estate commercial loans. The volume in mortgage loans resulted from a competitive price structure and a high volume of refinancing of both the Company's mortgage loans and those of other lenders. While interest rates remain very low going into 2003, the volume of loan originations is expected to decrease because of current economic conditions and level of refinancing that has already taken place.

Loans held for sale totaled $128,000 at December 31, 2002, compared to $829,000 at December 31, 2001. During 2002, $56.8 million of loans held for sale were originated which were offset by $57.5 million in the sale of such loans. Additionally, $1.8 million of commercial real estate loans were sold.

The Company participates in government-sponsored, insured and guaranteed loan programs, such as those offered by the Veterans' Administration and the Federal Housing Authority ("FHA") but does not aggressively seek such originations. During 2002, three FHA loans totaling $355,000 were originated and sold with servicing released. Borrowers under these programs are notified at the time of application that their loan will be sold to, and serviced by, a party other than the Company.

Held-to-maturity investment securities decreased by $398,000 to $1.1 million at December 31, 2002, from $1.5 million at December 31, 2001. This 26.2% decrease was the result of the maturity of $593,000 of held-to-maturity securities, which was partially offset by the purchase of $195,000 of held-to-maturity securities.

Real estate held for sale decreased by $153,000, (32.6%) to $316,000 at December 31, 2002 from $469,000 at December 31, 2001. The decrease was the result of the disposal of nine one-to-four family properties, the disposal of two commercial properties and write downs to fair value totaling $32,000. The decreases were partially offset by the transfer of seven one-to-four family properties to real estate held for sale during the year ended December 31, 2002, and to additional capital expenditures incurred.

Deposits increased by $16.6 million (4.0%) to $432.0 million at December 31, 2002, from $415.5 million at December 31, 2001. The increase resulted from a $2.6 million increase in certificates of deposit, and a $14.0 million increase in passbook savings, checking and money market accounts.


                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

Borrowed money increased by $29.7 million (99.0%) to $59.7 million at December 31, 2002, from $30.0 million at December 31, 2001. Borrowed money consisted of $32.1 million in advances from the FHLB and $27.6 million in funds from securities sold under agreements to repurchase. During 2002, borrowed money from the FHLB was primarily used for both short-term and long-term cash management requirements. Borrowed money from securities sold under agreements to repurchase was part of a strategy designed to increase the leverage on the Company's capital and enhance earnings.

As discussed earlier, the Company issued $10.0 million in variable-rate trust preferred securities, as part of a large pool of such securities. These funds were used primarily for the repurchase of the Company's stock.

Stockholders' equity on a per share basis increased by 4.1% from $33.86 at December 31, 2001, to $35.26 at December 31, 2002. Total stockholders' equity decreased by $84,000 (0.2%) to $41.1 million at December 31, 2002. The decrease in stockholders' equity was attributed to the repurchase of 83,612 shares of Company common stock at a total cost of $3.2 million and the payment of dividends of $680,000 during the year ended December 31, 2002. These decreases were substantially offset by net income of $2.2 million, an increase in the market value adjustment on available-for-sale securities, which, net of provision for income taxes, amounted to $1.0 million, and proceeds from the exercise of stock options totaling $539,000.

Critical Accounting Policies
Accounting policies, the implementation of which requires difficult, complex or subjective judgments on the part of management are critical to the Company's financial condition and results of operations, and they may relate to matters that are inherently uncertain. Changes in facts and circumstances can result in material changes in estimates determined under these policies. Changes in interest rates, deterioration in the performance of the economy, changes in laws and regulations and deterioration in the financial condition of borrowers are among those facts and circumstances that could affect the evaluation process. Management believes that the Company's critical accounting policies include determining the allowance for losses on loans and the impairment, if any, in goodwill. A summary of significant accounting policies may be found in
Note 1 to the consolidated financial statements.

Asset Quality
Asset quality is an important aspect of the economic condition of a financial institution such as the Company. Measurements of asset quality are indicators of both the current strength of a financial institution and of its ability to generate the desired returns from its business activities.

Non-performing assets include foreclosed assets, loans that have been placed on non-accrual status, loans 90 days or more past due that continue to accrue interest and restructured troubled debt. During


MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
the year ended December 31, 2002, total non-performing assets increased by $8.9 million, or 402.9%, to $11.1 million from $2.2 million at December 31, 2001. Changes in the individual loan categories are detailed in the following table:

                                                       December 31,
                                                  ---------------------
                                                   2002    2001  Change
                                                  ------- ------ ------
                                                  (Dollars in thousands)
        Non-accruing loans
         Real estate:
           One-to-four family.................... $ 1,115 $  572 $  543
           Multi-family..........................     118     --    118
           Commercial............................   3,039     33  3,006
           Construction and development..........   1,687     --  1,687
           Commercial business...................     875    125    750
                                                  ------- ------ ------
               Total.............................   6,834    730  6,104
                                                  ------- ------ ------
        Accruing loans delinquent 90 days or more
         Real estate:
           Commercial............................   2,516     --  2,516
           Consumer..............................     290    375    (85)
           Commercial business...................     633     16    617
                                                  ------- ------ ------
               Total.............................   3,439    391  3,048
                                                  ------- ------ ------
        Total non-performing loans...............  10,273  1,121  9,152
        Foreclosed assets........................     316    469   (153)
        Troubled debt restructuring..............     480    611   (131)
                                                  ------- ------ ------
        Total non-performing assets.............. $11,069 $2,201 $8,868
                                                  ======= ====== ======

Based on its review of non-performing loans at December 31, 2002, and the increased and continuing level of review of the commercial business and commercial real estate loan portfolios, management, at this time, does not anticipate that the Company will incur material losses in excess of established reserves. However, there can be no assurance that adverse developments, either in the general or local economy, or in the operation of individual businesses, would not result in possible losses.

Company management performs a quarterly analysis of the adequacy of the allowance for losses on loans. Management classifies problem assets into one of four categories: Substandard, Doubtful, Loss and Special Mention. During the year ended December 31, 2002, total classified assets increased by $7.2 million to $16.0 million from $8.8 million at December 31, 2001. This increase was due to increases of $3.4 million in assets classified as Loss, $31,000 in assets classified as doubtful and $4.5 million in assets classified as Special Mention. These increases were partially offset by a decrease of $703,000 in assets classified as Substandard. The increase in assets categorized as Loss was due to the inclusion of $3.5 million in commercial loans and real estate development loans on which specific reserves for losses on loans were established in the last six months of 2002. The increase in loans classified as Special Mention was the result of decreases experienced by borrowers in cash flows and business activity in a slow economic environment.

For additional information with respect to asset quality, please refer to the sections on Provision for Losses on Loans, which are part of the analysis of the Company's results of operations.

Asset/Liability Management
The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity gap. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest



                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. At December 31, 2002, total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing in the same period by $53.0 million, representing a positive cumulative one-year gap equal to 9.7% of total assets.

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

The Company attempts to manage its interest rate risk to the extent consistent with its interest margin objectives through management of the mix of its assets and liabilities in a number of ways, including the following:

  . To the extent requested in its lending areas, the Company has offered its one-to-four family residential lending program on adjustable rate mortgages ("ARMs"). However, ARMs are not currently in great demand, and only about 13% of one-to-four family residential loans originated in 2002 were ARMs. The remaining 87% of the one-to-four family loan originations during 2002 were for fixed rates with maturities ranging from ten years to 30 years. At December 31, 2002, approximately $64.4 million, or 28.2%, of the Company's one-to-four family residential loan portfolio consisted of ARMs.

  . The Company has increased originations of commercial business and construction loans having adjustable or floating interest rates, relatively short terms to maturity, or a combination thereof.

  . The Company has continued its origination of consumer loans having terms to maturity that are significantly shorter than residential loans.

  . The Company regularly reviews its policy on newly originated fixed-rate mortgage loans, as to the question of which loans, if any, should be retained in portfolio versus which should be sold in the secondary market. Trends in the economy, trends in market interest rates, the Company's interest margin and the Company's current asset/liability mix are among the factors considered. Changes resulting from these reviews take effect on a specific calendar date and impact either those loans which are applied for on or after that date, or those loans which are closed on or after that date.

At December 31, 2002, the Company held $164.1 million of fixed-rate one-to-four family loans, of which $66.9 million had original terms of more than 15 years (i.e., long-term loans). These loans are carried as part of the Company's permanent loan portfolio and are intended to be held until maturity. Prior to 2000, the Company's policy was to sell substantially all newly originated 30 year, fixed-rate loans. During 2000, the Company began to retain substantially all newly originated 30 year, fixed-


MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
rate loans, as part of its growth strategy. During 2001, market interest rates declined steadily in response to the actions of the FOMC. As interest rates decreased, the Company began selling newly originated, fixed-rate loans. Initially, newly originated loans with maturities greater than 20 years were sold, adjusted later to include newly originated loans with maturities greater than 15 years, until by the fourth quarter of 2001 virtually all newly-originated, fixed-rate loans were designated for sale. This policy continued through 2002 with the exception of approximately $10.0 million in fixed rate, one-to-four family loans with terms of 20 years or less which were designated for portfolio at the time of origination. At December 31, 2002, there were $128,000 of fixed-rate loans classified as held for sale.

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

The Company's exposure to market risk is reviewed on a regular basis by the funds management committee. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. Tools used by management include the standard GAP report and the quarterly Office of Thrift Supervision (the "OTS" report measuring interest rate sensitivity. The OTS report provides the Company the economic value of each type of asset, liability, and off-balance sheet contract under the assumption that the Treasury yield curve shifts instantaneously and parallel up and down by 100 to 300 basis points in 100 basis point increments. The Company has no market risk sensitive instruments held for trading purposes. It appears that the Company's market risk is reasonable at this time. The following condensed GAP report summarizing the Company's interest rate sensitivity sets forth the interest rate sensitivity of the Bank's assets and liabilities at December 31, 2002. Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period are determined in accordance with the earlier of the term to repricing or maturity of the asset or liability. The Bank has assumed that its passbook and statement savings accounts, checking accounts and money market accounts, which totaled $175.8 million at December 31, 2002, are withdrawn at the annual percentage rates, or range of rates, of 32%, 30% to 33% and 32% to 47%, respectively. Ranges of withdrawal rates result from varying interest rates within account types. Certificate accounts are assumed to reprice at the date of contractual maturity.


                                                                             Maturing or Repricing
                                                          -----------------------------------------------------------
                                                                     4 Months
                                                            1-3       to One    Over 1-3  Over 3-5   Over 5
                                                           Months      Year      Years     Years     Years    Total
                                                          --------  ---------  ---------  --------  -------  --------
                                                           Amount     Amount     Amount    Amount    Amount   Amount
                                                          --------  ---------  ---------  --------  -------  --------
Fixed rate one-to-four family (including mortgage-
 backed securities, commercial real estate and
 construction loans)..................................... $ 21,737   $ 34,900   $ 57,277   $33,190  $46,014  $193,118
Adjustable rate one-to-four family (including mortgage-
 backed securities, commercial real estate and
 construction loans).....................................   54,833     87,050     11,831    10,046       --   163,760
Commercial business loans................................   21,269      5,969      5,350       999      126    33,713
Consumer loans...........................................   20,815      6,115      8,313     2,618    1,048    38,909
Investment securities and other..........................   42,736     16,440      8,435    12,980    2,817    83,408
                                                          --------  ---------  ---------  --------  -------  --------
   Total interest-earning assets.........................  161,390    150,474     91,206    59,833   50,005   512,908
                                                          --------  ---------  ---------  --------  -------  --------
Savings deposits.........................................    4,827     16,768     25,614    12,731   12,581    72,521
Checking and money market................................    7,498     26,090     38,358    16,754   14,542   103,242
Certificates.............................................   61,950    120,363     62,996    10,742       --   256,051
FHLB advances............................................    6,300      5,900     11,400     8,500       --    32,100
Other borrowings.........................................    9,200         --     18,400        --       --    27,600
                                                          --------  ---------  ---------  --------  -------  --------
   Total interest-bearing liabilities....................   89,775    169,121    156,768    48,727   27,123   491,514
                                                          --------  ---------  ---------  --------  -------  --------
Interest-earning assets less interest-bearing liabilities $ 71,615  ($ 18,647) ($ 65,562)  $11,106  $22,882  $ 21,394
                                                          ========  =========  =========  ========  =======  ========
Cumulative interest-rate sensitivity gap................. $ 71,615   $ 52,968  ($ 12,594) ($ 1,488) $21,394
                                                          ========  =========  =========  ========  =======
Cumulative interest-rate gap as a percentage of assets...    13.11%      9.69%     -2.30%    -0.27%    3.92%
                                                          ========  =========  =========  ========  =======


                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

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

The Company's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended December 31, 2002, 2001 and 2000, respectively:

                                                           Years Ended December 31,
                                                         ----------------------------
                                                           2002      2001      2000
                                                         --------  --------  --------
                                                            (Dollars in thousands)
Net income.............................................. $  2,233  $  3,261  $  2,584
Adjustments to reconcile net income to net cash provided
  (used) by operating activities........................    5,219      (904)    1,437
                                                         --------  --------  --------
Net cash provided by operating activities...............    7,452     2,357     4,021
Net cash used by investing activities...................  (39,541)  (27,596)  (59,140)
Net cash provided by financing activities...............   52,852    26,755    50,172
                                                         --------  --------  --------
Net increase (decrease) in cash and cash equivalents....   20,763     1,516    (4,947)
Cash and cash equivalents at beginning of period........   26,663    25,147    30,094
                                                         --------  --------  --------
Cash and cash equivalents at end of period.............. $ 47,426  $ 26,663  $ 25,147
                                                         ========  ========  ========

The primary investing activities of the Company are the origination of loans, the purchase of investment and mortgage-backed securities, and, to a lesser extent, the purchase of loans and loan participations. During the years ended December 31, 2002, 2001 and 2000, respectively, the Company's loan originations totaled $153.3 million, $197.4 million and $175.1 million, respectively. Purchases of loans totaled $3.1 million for 2002. There were no loans purchased in either 2001 or 2000. Purchases of mortgage-backed securities totaled $34.6 million, $301,000 and $2.0 million for 2002, 2001 and 2000, respectively. Other investment activities included the purchase of investment securities which totaled $17.7 million, $22.8 million and $8.7 million for 2002, 2001 and 2000, respectively. During 2002, 2001 and 2000, these activities were funded primarily by maturities of investment securities totaling $9.1 million, $40.7 million and $17.1 million, respectively, by principal repayments on loans and mortgage-backed securities and proceeds from the sale of mortgaged-backed securities totaling $170.2 million, $146.2 million and $110.0 million, respectively, and, by sales of investment securities totaling $5.4 million in 2001. There were no sales of investment securities during either 2002 or 2000.


MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

The major sources of cash from financing activities during 2002 were a net increase of $16.6 million in deposit accounts, a net increase of $29.7 million in borrowed money, the issue of $10.0 million in trust preferred debentures and proceeds from the exercise of stock options of $539,000. Additionally, financing activities for 2002 included the purchase of common stock totaling $3.2 million and the payment of dividends to stockholders totaling $680,000. The major sources of cash from financing activities during 2001 were a net increase of $27.4 million in deposit accounts and a $1.0 million net increase in borrowed money. Additionally, financing activities for 2001 included the purchase of common stock totaling $1.5 million, the payment of dividends to stockholders of $583,000 and proceeds from the exercise of stock options of $278,000. The major sources of cash from financing activities during 2000 were a net increase of $33.0 million in deposit accounts and a net increase of $17.8 million in borrowed money. Additionally, financing activities for 2000 included the purchase of common stock totaling $1.0 million, the payment of dividends to stockholders of $607,000 and proceeds from the exercise of stock options of $726,000. Net cash used in investing activities was offset by cash provided by operating and financing activities for 2002, 2001 and 2000.

The Company maintains a certain level of cash and other liquid assets to fund normal volumes of loan commitments, deposit withdrawals and other obligations. The OTS regulations currently require each savings association to maintain sufficient liquidity to ensure its safe and sound operation. Liquidity has traditionally been measured as a percentage of a base consisting of net withdrawable accounts plus borrowed money repayable in 12 months or less. The Bank's liquidity ratio was 13.0% at December 31, 2002.

The Company's most liquid assets are cash, cash in banks and highly liquid, short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. Securities available-for-sale may also be utilized to meet liquidity needs. At December 31, 2002, 2001 and 2000, these liquid assets totaled $47.4 million, $26.7 million, and $25.2 million, respectively. The level of liquid assets at December 31, 2002 was higher than usual due to a number of factors including sales of loans and higher than expected prepayments on loans and mortgage-backed securities. The level of liquid assets at both December 31, 2001 and December 31, 2000 was somewhat inflated by significant year-end, holiday weekend deposits at the end of each year.

Liquidity management for the Company is both a daily and long-term function of the Company's management strategy. Excess funds are generally invested in short-term investments such as federal funds. In the event that the Company should require funds beyond its ability to generate them internally, additional sources of funds are available, including FHLB advances. At December 31, 2002, the Company had outstanding borrowings totaling $59.7 million, of which $32.1 were advances from the FHLB and $27.6 were funds from securities sold under agreement to repurchase.

At December 31, 2002, the Company had outstanding commitments to originate mortgage loans of $12.9 million, of which 95% were at fixed interest rates. These commitments provided that the loans would be secured by properties located, for the most part, in the Company's primary market areas. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which were scheduled to mature in one year or less from December 31, 2002, totaled $180.5 million. Based upon the historically stable nature of the Company's deposit base, management believes that a significant portion of such deposits will remain with the Company. The Company also had unused lines of credit provided to customers of $31.1 million and $23.8 million at December 31, 2002, and 2001, respectively.

At December 31, 2002, the Bank exceeded all of its capital requirements on a fully phased-in basis. See Note 11 of the Notes to Consolidated Financial Statements and the discussion of the Company's financial condition above.


                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

Dividends
A federal thrift institution is precluded under current regulations of the OTS from declaring or paying a dividend or repurchasing any of its common stock if either of such actions would reduce the institution's core, tangible or risk-based capital levels below its liquidation account balance or any of the three current minimum regulatory capital requirements. Under presently effective OTS regulations, the maximum amount of dividends that a thrift institution will be permitted to pay in any calendar year without prior OTS approval is limited to the institution's year-to-date net income plus its retained net income for the preceding two years. The Bank declared and paid dividends totaling $1.9 million, $1.7 million and $1.3 million to the Company, its sole stockholder, during 2002, 2001 and 2000, respectively.

Cash dividends in the total amount of $.48 per share were paid by the Company during 2000 and 2001. Cash dividends in the total amount of $.57 per share were paid during 2002, with $.12 per share paid in the first quarter and $.15 per share paid in the remaining three quarters. The Board of Directors of the Company declared a quarterly cash dividend of $.15 per share payable on February 28, 2003, to stockholders of record as of February 7, 2003. Future dividends will depend primarily upon the Company's earnings, financial condition and need for funds, as well as restrictions imposed by regulatory authorities regarding dividend payments and net worth requirements.

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

  . actively monitoring local and national economic trends to determine if fixed-rate loans originated will be retained in portfolio or sold, with servicing retained;

  . the origination of commercial real estate, consumer, commercial business, and, to a lesser extent, multi-family and construction loans;

  .  providing high quality service to enhance customer loyalty; and

  . offering a variety of financial products and services to serve as comprehensively as practicable the financial needs of families and community businesses in its market areas.

Special Note Concerning Forward-Looking Statements
This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and


MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

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

  . The economic impact of past and any future terrorist threats and attacks, acts of war or threats thereof, and the response of the United States to any such threats and attacks.

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


                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------

To the Stockholders and Board of Directors
Kankakee Bancorp, Inc.
Kankakee, Illinois

We have audited the accompanying consolidated statements of financial condition of Kankakee Bancorp, Inc. and Subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kankakee Bancorp, Inc. and Subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Paller, LLP
Champaign, Illinois
February 6, 2003, except for Note 17 as to which the date is February 24, 2003



INDEPENDENT AUDITOR'S
REPORT

--------------------------------------------------------------------------------

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                                              December 31,
                                                                                        -------------------------
                                                                                            2002         2001
                                                                                        ------------ ------------
Assets
   Cash and due from banks............................................................. $ 16,576,706 $ 15,432,128
   Federal funds sold..................................................................   19,178,334    7,112,641
   Money market funds..................................................................   11,670,916    4,117,945
                                                                                        ------------ ------------
       Cash and cash equivalents.......................................................   47,425,956   26,662,714
                                                                                        ------------ ------------
   Certificates of deposit.............................................................       50,000       50,000
                                                                                        ------------ ------------
   Securities:
     Investment securities:
       Available-for-sale, at fair value...............................................   44,459,135   34,755,192
       Held-to-maturity, at cost (fair value: 2002 $1,076,979; 2001 $1,483,946)........    1,066,664    1,464,804
                                                                                        ------------ ------------
       Total investment securities.....................................................   45,525,799   36,219,996
                                                                                        ------------ ------------
   Mortgage-backed securities:
       Available-for-sale, at fair value...............................................   38,179,459   11,635,592
       Held-to-maturity, at cost (fair value: 2002 $25,525; 2001 $38,003)..............       25,525       37,627
                                                                                        ------------ ------------
       Total mortgage-backed securities................................................   38,204,984   11,673,219
                                                                                        ------------ ------------
   Loans, net of allowance for losses on loans of $6,524,306 in 2002 and $2,582,234 in
     2001..............................................................................  384,238,637  393,789,828
   Loans held for sale.................................................................      128,000      828,610
   Real estate held for sale...........................................................      316,170      469,165
   Federal Home Loan Bank stock, at cost...............................................    2,740,500    2,443,300
   Office properties and equipment.....................................................   10,377,731    8,397,173
   Accrued interest receivable.........................................................    2,795,701    2,823,090
   Goodwill............................................................................    3,065,821    3,065,821
   Other intangible assets.............................................................    1,181,212    1,365,280
   Other assets........................................................................   10,353,190    2,491,672
                                                                                        ------------ ------------
Total assets........................................................................... $546,403,701 $490,279,868
                                                                                        ============ ============

                                                                    (Continued)

                                                                                                  December 31,
                                                                                           --------------------------
                                                                                               2002          2001
                                                                                           ------------  ------------
Liabilities and Stockholders' Equity
   Liabilities
       Deposits
          Noninterest bearing............................................................. $ 28,633,800  $ 25,854,152
          Interest bearing................................................................  403,397,808   389,612,684
       Borrowings.........................................................................   59,700,000    30,000,000
       Trust preferred debentures.........................................................   10,000,000            --
       Advance payments by borrowers for taxes and insurance..............................    1,751,128     1,905,766
       Other liabilities..................................................................    1,814,306     1,716,366
                                                                                           ------------  ------------
   Total liabilities......................................................................  505,297,042   449,088,968
                                                                                           ------------  ------------
   Stockholders' Equity
       Preferred stock, $.01 par value; authorized, 500,000 shares; none outstanding......           --            --
       Common stock, $.01 par value; authorized 3,500,000 shares; shares issued
         1,750,000........................................................................       17,500        17,500
       Additional paid-in capital.........................................................   15,039,598    15,226,853
       Retained income, partially restricted..............................................   38,517,217    36,964,331
       Treasury stock (584,119 and 533,642 shares in 2002 and 2001, respectively), at cost.............................................................................  (14,099,004)  (11,622,862)
       Accumulated other comprehensive income.............................................    1,631,348       605,078
                                                                                           ------------  ------------
   Total stockholders' equity.............................................................   41,106,659    41,190,900
                                                                                           ------------  ------------
Total liabilities and stockholders' equity................................................ $546,403,701  $490,279,868
                                                                                           ============  ============




         See Accompanying Notes to Consolidated Financial Statements.

    CONSOLIDATED STATEMENTS OF INCOME KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                         Years Ended December 31,
                                                                    -----------------------------------
                                                                       2002        2001        2000
                                                                    ----------- ----------- -----------
Interest income:
   Loans........................................................... $27,614,632 $28,403,156 $24,220,459
   Investment securities and other.................................   2,556,068   3,385,323   4,897,215
   Mortgage-backed securities......................................   1,943,688     970,242   1,221,687
                                                                    ----------- ----------- -----------
       Total interest income.......................................  32,114,388  32,758,721  30,339,361
                                                                    ----------- ----------- -----------
Interest expense:
   Deposits........................................................  13,294,191  17,385,414  16,318,219
   Borrowings......................................................   2,792,526   1,343,239   1,118,979
                                                                    ----------- ----------- -----------
       Total interest expense......................................  16,086,717  18,728,653  17,437,198
                                                                    ----------- ----------- -----------
       Net interest income.........................................  16,027,671  14,030,068  12,902,163
Provision for losses on loans......................................   3,990,033     502,500      50,000
                                                                    ----------- ----------- -----------
       Net interest income after provision for losses on loans.....  12,037,638  13,527,568  12,852,163
                                                                    ----------- ----------- -----------
Other income:
   Net gain on sales of securities.................................          --     401,120          --
   Net gain on sales of real estate held for sale..................      51,820      27,484      29,968
   Net gain on sales of loans held for sale........................   1,116,423     329,097         328
   Net gain on sale of property held for expansion.................          --         800      11,552
   Fee income......................................................   2,535,375   2,352,991   1,942,223
   Insurance commissions...........................................      66,701     103,516     187,928
   Other...........................................................     781,810     389,243     341,404
                                                                    ----------- ----------- -----------
       Total other income..........................................   4,552,129   3,604,251   2,513,403
                                                                    ----------- ----------- -----------
Other expenses:
   Compensation and benefits.......................................   7,150,815   6,400,114   6,093,309
   Occupancy.......................................................   1,249,169   1,241,435   1,097,369
   Furniture and equipment.........................................     612,364     646,637     695,048
   Federal deposit insurance premiums..............................      72,067      73,187      72,792
   Advertising.....................................................     325,383     386,847     340,257
   Provision for losses on real estate held for sale...............      57,315      90,643     138,805
   Data processing services........................................     417,055     404,104     361,006
   Telephone and postage...........................................     452,430     431,081     361,987
   Amortization of goodwill and intangible assets..................     184,068     374,748     377,538
   Other general and administrative................................   2,952,814   2,181,691   1,933,943
                                                                    ----------- ----------- -----------
       Total other expenses........................................  13,473,480  12,230,487  11,472,054
                                                                    ----------- ----------- -----------
       Income before income taxes..................................   3,116,287   4,901,332   3,893,512
Income taxes.......................................................     883,546   1,640,350   1,309,950
                                                                    ----------- ----------- -----------
       Net income.................................................. $ 2,232,741 $ 3,260,982 $ 2,583,562
                                                                    =========== =========== ===========
Basic Earnings Per Share........................................... $      1.87 $      2.68 $      2.05
                                                                    =========== =========== ===========
Diluted Earnings Per Share......................................... $      1.86 $      2.62 $      1.99
                                                                    =========== =========== ===========

         See Accompanying Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years Ended December 31, 2002, 2001 and 2000
        --------------------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                                              Accumulated  Employee
                                                      Additional                                 Other       Stock
                                             Common    Paid-In      Retained     Treasury    Comprehensive Ownership
                                             Stock     Capital       Income       Stock      Income (Loss) Plan Loan
                                             ------- -----------  -----------  ------------- ------------- ---------
Balance, December 31, 1999.................. $17,500 $16,019,390  $32,309,425  $(10,851,899)  $(1,095,478) $(151,211)
Comprehensive income:
  Net income................................      --          --    2,583,562             --           --         --
  Unrealized gain on securities available-
   for-sale arising during the period, net
   of tax of $624,070.......................      --          --           --             --    1,211,447         --



   Comprehensive income.....................
Purchase of 46,300 shares of treasury
 stock......................................      --          --                 (1,023,572)           --         --
Exercise of stock options...................      --          --           --        654,653           --         --
Adjustment to paid-in capital due to
 exercise of stock options..................      --    (691,141)          --        762,283           --         --
Dividends paid on common stock--$.48
 per share..................................      --          --     (607,027)            --           --         --
Principal payment on ESOP loan..............      --          --           --             --           --    151,211
                                             ------- -----------  -----------  -------------  -----------  ---------
Balance, December 31, 2000..................  17,500  15,328,249   34,285,960   (10,458,535)      115,969         --
Comprehensive income:
  Net income................................      --          --    3,260,982             --           --         --
  Unrealized gain on securities available-
   for-sale arising during the period, net
   of tax of $401,942.......................      --          --           --             --      780,248         --
  Less: Reclassifications adjustment for
   gains included in net income, net of
   tax of $(149,981)........................      --          --           --             --     (291,139)        --



   Comprehensive income.....................
Purchase of 64,200 shares of treasury
 stock......................................      --          --           --    (1,543,360)           --         --
Exercise of stock options...................      --          --           --        172,320           --         --
Adjustment to paid-in capital due to
 exercise of stock options..................      --    (101,396)          --        206,713           --         --
Dividends paid on common stock--$.48
 per share..................................      --          --     (582,611)            --           --         --
                                             ------- -----------  -----------  -------------  -----------  ---------
Balance, December 31, 2001..................  17,500  15,226,853   36,964,331   (11,622,862)      605,078         --
Comprehensive income:
Net income..................................      --          --    2,232,741             --           --         --
Unrealized gain on securities available-for-
 sale arising during the period, net of tax
 of $528,717................................      --          --           --             --    1,026,270         --


   Comprehensive income.....................
Purchase of 83,612 shares of treasury
 stock......................................      --          --           --    (3,202,133)           --         --
Exercise of stock options...................      --          --           --        368,495           --         --
Adjustment to paid-in capital due to
 exercise of stock options..................      --    (187,255)          --        357,496           --         --
Dividends paid on common stock--$.57
 per share..................................      --          --     (679,855)            --           --         --
                                             ------- -----------  -----------  -------------  -----------  ---------
Balance, December 31, 2002.................. $17,500 $15,039,598  $38,517,217  $(14,099,004)  $ 1,631,348  $      --
                                             ======= ===========  ===========  =============  ===========  =========

                                                 Total
                                             Stockholders'
                                                Equity
                                             -------------
Balance, December 31, 1999..................  $36,247,727
Comprehensive income:
  Net income................................    2,583,562
  Unrealized gain on securities available-
   for-sale arising during the period, net
   of tax of $624,070.......................    1,211,447
                                              -----------
                                                1,211,447
                                              -----------
   Comprehensive income.....................    3,795,009
Purchase of 46,300 shares of treasury
 stock......................................   (1,023,572)
Exercise of stock options...................      654,653
Adjustment to paid-in capital due to
 exercise of stock options..................       71,142
Dividends paid on common stock--$.48
 per share..................................     (607,027)
Principal payment on ESOP loan..............      151,211
                                              -----------
Balance, December 31, 2000..................   39,289,143
Comprehensive income:
  Net income................................    3,260,982
  Unrealized gain on securities available-
   for-sale arising during the period, net
   of tax of $401,942.......................      780,248
  Less: Reclassifications adjustment for
   gains included in net income, net of
   tax of $(149,981)........................     (291,139)
                                              -----------
                                                  489,109
                                              -----------
   Comprehensive income.....................    3,750,091
Purchase of 64,200 shares of treasury
 stock......................................   (1,543,360)
Exercise of stock options...................      172,320
Adjustment to paid-in capital due to
 exercise of stock options..................      105,317
Dividends paid on common stock--$.48
 per share..................................     (582,611)
                                              -----------
Balance, December 31, 2001..................   41,190,900
Comprehensive income:
Net income..................................    2,232,741
Unrealized gain on securities available-for-
 sale arising during the period, net of tax     1,026,270
 of $528,717................................  -----------
                                                1,026,270
                                              -----------
   Comprehensive income.....................    3,259,011
Purchase of 83,612 shares of treasury
 stock......................................   (3,202,133)
Exercise of stock options...................      368,495
Adjustment to paid-in capital due to
 exercise of stock options..................      170,241
Dividends paid on common stock--$.57
 per share..................................     (679,855)
                                              -----------
Balance, December 31, 2002..................  $41,106,659
                                              ===========

         See Accompanying Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               -------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                             Years Ended December 31,
                                                                   -------------------------------------------
                                                                        2002           2001           2000
                                                                   -------------  -------------  -------------
Cash Flows from Operating Activities
 Net income....................................................... $   2,232,741  $   3,260,982  $   2,583,562
 Adjustments to reconcile net income to net cash from operating activities:
   Provision for losses on loans..................................     3,990,033        502,500         50,000
   Provision for losses on real estate held for sale..............        57,315         90,643        138,805
   Depreciation and amortization..................................     1,077,906      1,276,306      1,299,133
   Amortization (accretion) of investments, net...................        69,240        (17,790)          (832)
   Accretion of loan fees and discounts, net......................       (52,418)       (37,999)         6,722
   Deferred income tax provision (benefit)........................    (1,400,000)        23,858        (41,838)
   (Increase) decrease in interest receivable.....................        27,389        459,124       (392,716)
   Increase (decrease) in interest payable on deposits............       (95,618)       (99,747)        60,641
   Net gain on sales of loans.....................................    (1,116,423)      (329,097)          (328)
   Net gain on sales of securities................................            --       (401,120)            --
   Net gain on sales of real estate held for sale.................       (51,820)       (27,484)       (29,968)
   Net gain on sale of property held for expansion................            --           (800)       (11,552)
   Federal Home Loan Bank stock dividend..........................      (132,900)      (154,000)      (100,600)
   Increase in cash surrender value of bank owned life insurance..      (349,236)            --             --
   Other, net.....................................................     1,362,990     (1,689,605)       459,383
                                                                   -------------  -------------  -------------
Net cash provided by operations before loan originations and sales     5,619,199      2,855,771      4,020,412
   Origination of loans held for sale.............................   (58,865,231)   (24,884,672)      (327,882)
   Proceeds from sales of loans...................................    60,698,465     24,385,159        328,210
                                                                   -------------  -------------  -------------
Net cash from operating activities................................     7,452,433      2,356,258      4,020,740
                                                                   -------------  -------------  -------------
Cash Flow from Investing Activities
 Investment securities:
   Available-for-sale:
     Purchases....................................................   (17,473,494)   (22,113,099)    (7,499,291)
     Proceeds from sales..........................................            --      5,437,350             --
     Proceeds from calls and maturities...........................     8,500,000     40,070,000     17,000,000
   Held-to-maturity:
     Purchases....................................................      (195,000)      (660,404)    (1,200,000)
     Proceeds from maturities.....................................       592,367        643,166         56,976
 Mortgage-backed securities:
   Available-for-sale:
     Purchases....................................................   (34,567,058)      (300,890)    (1,962,724)
     Proceeds from maturities and paydowns........................     8,779,262      4,936,631      3,702,154
   Held-to-maturity:
     Proceeds from maturities and paydowns........................        12,102         29,241         41,857
 Proceeds from sale of non-marketable equity securities...........            --        460,000             --
 Proceeds from sales of real estate held for sale.................       601,127        361,140        212,951
 Deferred loan fees and costs, net................................        61,808        403,633         90,445
 Loans originated.................................................  (153,318,322)  (197,403,420)  (175,146,655)
 Loans purchased..................................................    (3,078,245)            --             --
 Principal collected on loans.....................................   161,418,997    141,244,204    106,274,103
 Purchases of office properties and equipment, net................    (2,874,396)      (703,108)      (709,549)
 Purchases of bank owned life insurance...........................    (8,000,000)            --             --
                                                                   -------------  -------------  -------------
Net cash from investing activities................................   (39,540,852)   (27,595,556)   (59,139,733)
                                                                   -------------  -------------  -------------

                                                                    (Continued)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               -------------------------------------------------
                     KANKAKEE BANCORP, INC. AND SUBSIDIARY

                                                                            Years Ended December 31,
                                                                    ----------------------------------------
                                                                        2002          2001          2000
                                                                    ------------  ------------  ------------
Cash Flows from Financing Activities
 Net increase in non-certificate of deposit accounts...............   14,017,238    19,012,040     6,165,886
 Net increase in certificate of deposit accounts...................    2,643,152     8,504,202    26,846,363
 Increase (decrease) in advance payments by borrowers for taxes and
   insurance.......................................................     (165,477)       86,831       265,238
 Proceeds from short-term borrowings...............................           --    15,000,000    41,000,000
 Repayments of short-term borrowings...............................           --   (29,000,000)  (27,000,000)
 Proceeds from other borrowings....................................   42,600,000    25,000,000    10,000,000
 Repayments of other borrowings....................................  (12,900,000)  (10,000,000)   (6,200,000)
 Proceeds from issuance of trust preferred debentures..............   10,000,000            --            --
 Proceeds from exercise of stock options...........................      538,736       277,637       725,795
 Dividends paid....................................................     (679,855)     (582,611)     (607,027)
 Purchase of treasury stock........................................   (3,202,133)   (1,543,360)   (1,023,572)
                                                                    ------------  ------------  ------------
Net cash from financing activities.................................   52,851,661    26,754,739    50,172,683
                                                                    ------------  ------------  ------------
Increase (decrease) in cash and cash equivalents...................   20,763,242     1,515,441    (4,946,310)
Cash and cash equivalents:
 Beginning of year.................................................   26,662,714    25,147,273    30,093,583
                                                                    ------------  ------------  ------------
 End of year....................................................... $ 47,425,956  $ 26,662,714  $ 25,147,273
                                                                    ============  ============  ============
Supplemental Disclosures of Cash Flow Information
 Cash paid during the year for:
   Interest on deposits............................................ $ 13,389,809  $ 17,485,200  $ 16,257,600
                                                                    ============  ============  ============
   Interest on borrowed funds...................................... $  2,653,747  $  1,360,600  $  1,037,800
                                                                    ============  ============  ============
   Income taxes.................................................... $  1,854,014  $  1,744,718  $    776,824
                                                                    ============  ============  ============
Supplemental Disclosures of Noncash Investing Activities:
 Real estate acquired through foreclosure.......................... $    461,690  $    385,674  $    129,308
                                                                    ============  ============  ============
 Reduction of Employee Stock Ownership Plan loan................... $         --  $         --  $    151,211
                                                                    ============  ============  ============



         See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------
KANKAKEE BANCORP, INC. AND SUBSIDIARY

Note 1. Significant Accounting Policies
Through KFS Bank, F.S.B. (the "Bank"), Kankakee Bancorp, Inc. (the "Company") provides a full range of banking services to individual and corporate customers through its 15 locations throughout central Illinois. The Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products. Additionally, the Company and the Bank are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

The significant accounting and reporting policies of the Company and its subsidiary follow:

Basis of Consolidation and Financial Statement Presentation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank and the Bank's wholly-owned subsidiary, KFS Service Corporation. Kankakee Bancorp Capital Trust I ("Capital Trust I"), a statutory business trust organized under the Delaware Business Trust Act, was formed in March 2002. Kankakee Bancorp owns all of the Common Securities of Capital Trust I. Kankakee Bancorp and Capital Trust I, as part of a pooled trust preferred offering, issued $10 million variable rate Cumulative Trust Preferred Securities issued by Wilmington Trust Company and guaranteed by Kankakee Bancorp.

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

Securities classified as available-for-sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available-for-sale are carried at fair value. The difference between fair value and cost, adjusted for amortization of premium and accretion of discounts, results in an unrealized gain or loss. Unrealized gains or losses are reported as



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
accumulated other comprehensive income (loss), net of the related deferred tax effect. Gains or losses on the sale of securities are determined on the basis of the specific security sold and are included in earnings. Premiums and discounts are recognized in interest income using the interest method over their contractual lives.

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

Other Intangible Assets
Other intangible assets consist of core deposit intangibles from the purchase of branch locations. This amount is amortized into other expense on a straight-line basis using periods of 8 to 15 years. On a periodic basis, the Company reviews the intangible assets for events or circumstances that may indicate a change in recoverability of the underlying basis.

Goodwill
Goodwill resulted from the acquisition of Coal City National Bank in 1998. This amount was originally amortized into expense on a straight-line basis assuming a life of twenty years. As more fully explained in Note 2, the Company adopted Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets," and ceased amortization of the goodwill. The Company performed an initial impairment assessment as of January 1, 2002 and an annual impairment assessment as of September 30, 2002.

Deferred Income Taxes
Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are also recognized for operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to an amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Earnings Per Share
Basic earnings per share are computed by dividing net income for the year by the average number of shares outstanding.

Diluted earnings per share are determined by dividing net income for the year by the average number of shares of common stock and dilutive potential common shares outstanding. Dilutive potential common shares assume exercise of stock options and use of proceeds to purchase treasury stock at the average market price for the period.

The following reflects earnings per share calculations for basic and diluted methods:

                                                        December 31,
                                              --------------------------------
                                                 2002       2001       2000
                                              ---------- ---------- ----------
  Net income available to common stockholders $2,232,741 $3,260,982 $2,583,562
                                              ========== ========== ==========
  Basic potential common shares:
     Weighted average shares outstanding.....  1,193,555  1,215,084  1,256,713
                                              ---------- ---------- ----------
  Basic average shares outstanding...........  1,193,555  1,215,084  1,256,713
  Diluted potential common shares:
     Stock option equivalents................      4,370     24,880     39,518
                                              ---------- ---------- ----------
  Diluted average shares outstanding.........  1,197,925  1,239,964  1,296,231
                                              ========== ========== ==========
  Basic earnings per share................... $     1.87 $     2.68 $     2.05
                                              ========== ========== ==========
  Diluted earnings per share................. $     1.86 $     2.62 $     1.99
                                              ========== ========== ==========



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

Stock-Based Employee Compensation
The Company has one stock-based employee compensation plan which has been in existence for all periods presented, and which is more fully described in Note
12. As permitted under accounting principles generally accepted in the United States of America, grants of options under the plan are accounted for under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Because options granted under the plan had an exercise price equal to market value of the underlying common stock on the date of the grant, no stock-based employee compensation cost is included in determining net income. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                                2002        2001        2000
                                                             ----------  ----------  ----------
Net income, as reported..................................... $2,232,741  $3,260,982  $2,583,562
Deduct total stock-based compensation expense determined
  under the fair value method for all awards, net of related
  tax effects...............................................     (5,844)     (8,925)     (7,593)
                                                             ----------  ----------  ----------
Pro forma net income........................................ $2,226,897  $3,252,057  $2,575,969
                                                             ==========  ==========  ==========
Earnings per share:
   Basic:
       As reported.......................................... $     1.87  $     2.68  $     2.05
       Pro forma............................................       1.87        2.68        2.05
   Diluted:
       As reported.......................................... $     1.86  $     2.62  $     1.99
       Pro forma............................................       1.86        2.62        1.99

The fair value of the stock options granted in 2002, 2001 and 2000 has been estimated using the Black-Scholes option pricing model with the following weighted average assumptions. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions. In addition, such models require the use of subjective assumptions, including expected stock price volatility. In management's opinion, such valuation models may not necessarily provide the best single measure of option value.

                                               2002   2001   2000
                                              -----  -----  -----
              Number of options granted...... 2,500  2,500  2,500
              Risk-free interest rate........  1.44%  3.09%  5.13%
              Expected life, in years........  1.00   5.00   5.00
              Expected volatility............    25%    23%    22%
              Expected dividend yield........  1.62%  1.82%  2.34%
              Estimated fair value per option $3.54  $5.41  $4.60

Emerging Accounting Standards
Accounting for Asset Retirement Obligations In June 2001, Statement on Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, was issued to address financial reporting and obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities and to legal obligations


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal operations of a long-lived asset, except for certain obligations of lessees. Statement No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of Statement No. 143 to have a material impact on the consolidated financial statements.

Acquisitions of Certain Financial Institutions--an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9 In October 2002, Statement on Financial Accounting Standards No. 147, Acquisitions of Certain Financial Institutions--an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, was issued. FASB Statement No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method, provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of this Statement. In addition, this Statement amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. Paragraph 5 of this Statement, which relates to the application of the purchase method of accounting, is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets in paragraphs 8-14 are effective on October 1, 2002, with earlier application permitted. The Company does not anticipate this statement having a significant impact upon the operations of the Company or the Bank.

Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others--an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34 The Financial Accounting Standards Board has issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others--an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Implementation of these provisions of the Interpretation is not expected to have a material impact on the Bank's financial statements.

Note 2. Adoption of Statement 142
On January 1, 2002, the Company implemented Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Under the provisions of SFAS 142, goodwill is no longer subject to amortization over its estimated useful life, but instead will be subject to at least annual assessments for impairment by applying a fair value based test. SFAS 142 also requires that an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer's intent to do so. The Company determined that no transitional impairment loss was required at January 1, 2002.



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Goodwill and intangible asset disclosures are as follows (in thousands):

                                               As of December 31, 2002
                                             ---------------------------
                                             Gross Carrying Accumulated
                                                 Amount     Amortization
                                             -------------- ------------
        Amortized intangible assets.........   $2,707,764    $1,526,552
        Aggregate amortization expense:
        For the year ended December 31, 2002   $  184,068
        Estimated amortization expense:*
           For the year ended:
               2003.........................   $  142,322
               2004-2008....................   $  122,272
               2009.........................   $  122,275
        Goodwill............................   $3,065,821

--------
  *Excludes amortization of the intangible asset, with annual amortization of approximately $48,000 for the years ended 2003 to 2006, related to the branch contracted for sale in 2002 as discussed in Note 16.

Had the provisions of SFAS 142 been applied in 2001 and 2000, the Company's net income and earnings per share would have been as follows:

                                                       December 31,
                                             --------------------------------
                                                2002       2001       2000
                                             ---------- ---------- ----------
   Reported net income...................... $2,232,741 $3,260,982 $2,583,562
      Add goodwill amortization, net of tax.         --    125,849    127,690
                                             ---------- ---------- ----------
      Adjusted net income................... $2,232,741 $3,386,831 $2,711,252
                                             ========== ========== ==========
   Basic earnings per share:
      Reported net income................... $     1.87 $     2.68 $     2.05
      Goodwill amortization, net of tax.....         --       0.11       0.11
                                             ---------- ---------- ----------
      Adjusted net income................... $     1.87 $     2.79 $     2.16
                                             ========== ========== ==========
   Diluted earnings per share:
      Reported net income................... $     1.86 $     2.62 $     1.99
      Goodwill amortization, net of tax.....         --       0.11       0.10
                                             ---------- ---------- ----------
      Adjusted net income................... $     1.86 $     2.73 $     2.09
                                             ========== ========== ==========

Note 3. Securities
Amortized costs and fair values of securities are summarized as follows:

                                                    Available-for-Sale
                                       ---------------------------------------------
                                                     Gross      Gross
                                        Amortized  Unrealized Unrealized
                                          Cost       Gains      Losses   Fair Value
                                       ----------- ---------- ---------- -----------
December 31, 2002
U. S. government and agency securities $42,498,673 $1,495,482  $    --   $43,994,155
Mutual fund shares....................     478,907         --   13,927       464,980
                                       ----------- ----------  -------   -----------
   Total investment securities........  42,977,580  1,495,482   13,927    44,459,135
Mortgage-backed securities............  37,189,134    995,736    5,411    38,179,459
                                       ----------- ----------  -------   -----------
   Total.............................. $80,166,714 $2,491,218  $19,338   $82,638,594
                                       =========== ==========  =======   ===========

December 31, 2001
U. S. government and agency securities $33,572,272 $  813,694  $63,825   $34,322,141
Mutual fund shares....................     457,275         --   24,224       433,051
                                       ----------- ----------  -------   -----------
   Total investment securities........  34,029,547    813,694   88,049    34,755,192
Mortgage-backed securities............  11,444,344    202,437   11,189    11,635,592
                                       ----------- ----------  -------   -----------
   Total.............................. $45,473,891 $1,016,131  $99,238   $46,390,784
                                       =========== ==========  =======   ===========


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                             Held-to-Maturity
                                -------------------------------------------
                                             Gross      Gross
                                Amortized  Unrealized Unrealized
                                  Cost       Gains      Losses   Fair Value
                                ---------- ---------- ---------- ----------
     December 31, 2002
     Municipal bonds........... $1,066,664  $12,957     $2,642   $1,076,979
     Mortgage-backed securities     25,525       --         --       25,525
                                ----------  -------     ------   ----------
        Total.................. $1,092,189  $12,957     $2,642   $1,102,504
                                ==========  =======     ======   ==========
     December 31, 2001
     Municipal bonds........... $1,464,804  $22,141     $2,999   $1,483,946
     Mortgage-backed securities     37,627      376         --       38,003
                                ----------  -------     ------   ----------
        Total.................. $1,502,431  $22,517     $2,999   $1,521,949
                                ==========  =======     ======   ==========

The amortized cost and fair value of securities classified as held-to-maturity and available-for-sale at December 31, 2002, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties, and certain securities require principal repayments prior to maturity. Therefore, these securities and mutual fund shares are not included in the maturity categories in the following maturity summary.

                                    Held-to-Maturity      Available-for-Sale
                                  --------------------- -----------------------
                                  Amortized              Amortized
                                    Cost     Fair Value    Cost     Fair Value
                                  ---------- ---------- ----------- -----------
 Due within 1 year............... $  120,000 $  120,000 $10,005,568 $10,190,720
 Due after 1 year through 5 years    871,115    881,789  32,493,105  33,803,435
 Due after 5 through 10 years....     20,731     20,372          --          --
 Due after 10 years..............     54,818     54,818          --          --
 Mortgage-backed securities......     25,525     25,525  37,189,134  38,179,459
 Mutual fund shares..............         --         --     478,907     464,980
                                  ---------- ---------- ----------- -----------
    Total........................ $1,092,189 $1,102,504 $80,166,714 $82,638,594
                                  ========== ========== =========== ===========

The Bank, as a member of the Federal Home Loan Bank of Chicago (the "FHLB"), is required to maintain an investment in capital stock of the FHLB in an amount equal to 1% of its outstanding home loans. No ready market exists for the FHLB stock, and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value which is equal to cost.

U. S. government and agency securities with a carrying value of approximately $32,375,000 and $30,508,000 at December 31, 2002 and 2001, respectively, were pledged in connection with certain deposit accounts and for other purposes as required or permitted by law.

Realized gains and losses were as follows:

                                      Year Ended December 31,
                                      -----------------------
                                      2002     2001     2000
                                      ----   --------   ----
                      Realized gains. $--    $441,120   $--
                      Realized losses  --     (40,000)   --
                                      ---    --------   ---
                         Net gain.... $--    $401,120   $--
                                      ===    ========   ===

The tax expense applicable to these net realized gains and losses amounted to $0, $136,381, and $0, respectively.



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 4. Loans
Loans consisted of the following:

                                                      December 31,
                                                -------------------------
                                                    2002         2001
                                                ------------ ------------
       Real estate mortgage loans:
          One-to-four family................... $228,495,051 $246,607,410
          Multifamily..........................   13,671,816   11,982,786
          Commercial...........................   56,588,938   48,543,332
          Construction and development.........   21,285,868   22,555,019
       Consumer loans:
          Mobile home loans....................    1,131,977    1,408,214
          Home equity loans....................   22,560,137   18,407,160
          Credit card loans....................    1,128,274    1,212,847
          Motor vehicle loans..................    5,350,807    7,005,889
          Personal loans.......................    7,984,726    9,704,747
          Loans secured by savings accounts....      811,877      830,612
       Commercial loans........................   33,301,468   31,254,811
                                                ------------ ------------
       Gross loans.............................  392,310,939  399,512,827
       Less:
          Unearned discounts...................          809          835
          Deferred loan fees, net..............      504,436      468,877
          Undisbursed portion of loan proceeds.    1,042,751    2,671,053
          Allowance for losses on loans........    6,524,306    2,582,234
                                                ------------ ------------
                                                $384,238,637 $393,789,828
                                                ============ ============

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

The Company utilizes their data processing system to identify loan payments not made by their contractual due date and calculate the number of days each loan exceeds the contractual due dates. The accrual of interest on any loan is discontinued when, in the opinion of management, there is reasonable doubt as to the collectibility of interest or principal.

Information about impaired loans and non-accrual loans as of and for the years ended December 31, 2002, 2001 and 2000 is as follows:

                                                               December 31,
                                                      ------------------------------
                                                         2002      2001      2000
                                                      ---------- -------- ----------
Impaired loans with a valuation allowance............ $4,820,000 $     -- $       --
Impaired loans without a valuation allowance.........    350,000       --         --
                                                      ---------- -------- ----------
   Total impaired loans.............................. $5,170,000 $     -- $       --
                                                      ========== ======== ==========
Related valuation allowance.......................... $3,162,000 $     -- $       --
Non-accrual loans, excluding impaired loans.......... $1,664,000 $730,000 $  600,000
Loans past due ninety days or more and still accruing $3,439,000 $391,000 $1,890,000
Average monthly balance of impaired loans
  (based on month-end balances)...................... $3,026,800 $     -- $       --
Interest income recognized on impaired loans......... $   69,954 $     -- $       --
Interest income recognized on a cash basis
  on impaired loans.................................. $   69,954 $     -- $       --


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Loans serviced by the Company for others approximated $104,764,000, $70,772,000 and $63,138,000 at December 31, 2002, 2001 and 2000. Loans serviced for others are not included in the accompanying consolidated balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees and is net of amortization of capitalized mortgage servicing rights. At December 31, 2002 and 2001, the Company had capitalized mortgage servicing rights of $556,332 and $426,330, respectively.

At December 31, 2002, one-to-four family real estate mortgage loans of approximately $234,157,000 were pledged to secure advances from the Federal Home Loan Bank of Chicago.

5. Allowance for Losses on Loans
Changes in the allowance for losses on loans were as follows:

                                           Year Ended December 31,
                                     ----------------------------------
                                        2002        2001        2000
                                     ----------  ----------  ----------
       Balance at beginning of year. $2,582,234  $2,156,420  $2,171,040
       Provision for losses on loans  3,990,033     502,500      50,000
       Charge-offs..................    (80,994)   (102,912)   (134,718)
       Recoveries...................     33,033      26,226      70,098
                                     ----------  ----------  ----------
       Balance at end of year....... $6,524,306  $2,582,234  $2,156,420
                                     ==========  ==========  ==========

Note 6. Office Properties and Equipment
Office properties and equipment consisted of:

                                                         December 31,
                                                    -----------------------
                                                       2002        2001
                                                    ----------- -----------
    Office properties:
       Land........................................ $ 1,870,798 $ 1,763,733
       Building....................................   8,223,437   7,225,507
       Leasehold improvements......................     462,691     444,902
    Parking facilities:
       Land........................................     340,862     340,862
       Improvements................................     194,937     189,572
    Land acquired for future use...................   1,548,224     997,359
    Furniture and equipment........................   7,639,482   6,485,688
                                                    ----------- -----------
                                                     20,280,431  17,447,623
    Less: Accumulated depreciation and amortization   9,902,700   9,050,450
                                                    ----------- -----------
                                                    $10,377,731 $ 8,397,173
                                                    =========== ===========

Depreciation and amortization expense amounted to $893,838, $901,558 and $921,595 for the years ended December 31, 2002, 2001 and 2000, respectively.

The Company leases space inside three grocery stores, which are the locations of the Bank's Braidwood and Bradley offices, and one of its Coal City offices. The leases on the Braidwood and Coal City locations expire in 2005 with options to renew for two additional periods of five years. The lease on the Bradley location expires in 2013, but the lease terms provide for early termination in either 2003 or 2008, providing certain advance notice requirements are met. The Company has provided advance notice to the lessor of the Bradley location, and the lease will terminate in the fourth quarter of 2003. The Bank's Bradley office will relocate to a new building to be built on nearby leased property. The new lease expires in 2012 with an option to renew for an additional ten-year period



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

The total minimum rental commitment including all option periods, at December 31, 2002, under the leases mentioned above is as follows:

                                              Amount
                          Year of Operation ----------
                             2003.......... $  183,404
                             2004..........    145,212
                             2005..........    147,938
                             2006..........    151,754
                             2007..........    151,754
                             Thereafter....  2,090,973
                                            ----------
                                            $2,871,035
                                            ==========

The total rental expense included in the income statement for the years ended December 31, 2002, 2001 and 2000 was $132,539, $84,067 and $81,449,
respectively.

Note 7. Deposits
As of December 31, 2002, certificates of deposit had scheduled maturity dates as follows:

                                             Amount
                         Year of Maturity ------------
                            2003......... $180,525,033
                            2004.........   23,935,940
                            2005.........   40,847,818
                            2006.........    5,731,853
                            2007.........    4,965,487
                            Thereafter...       45,000
                                          ------------
                                          $256,051,131
                                          ============

The aggregate amount of time certificates of deposit in denominations of $100,000 or more was $40,907,051 and $34,949,941 at December 31, 2002 and 2001,
respectively.

Note 8. Borrowings
Borrowings consist of:

                                                         December 31,
                                                    -----------------------
                                                       2002        2001
                                                    ----------- -----------
     Securities sold under agreements to repurchase $27,600,000 $        --
     Federal Home Loan Bank advances...............  32,100,000  30,000,000
                                                    ----------- -----------
     Total......................................... $59,700,000 $30,000,000
                                                    =========== ===========

Mortgage-backed securities available-for-sale with a carrying value of approximately $30,798,000 were pledged to collateralize the repurchase agreements as of December 31, 2002. The advances from the FHLB are collateralized by one-to-four family residential mortgages.

The weighted average maturity date was approximately 30 months and 54 months, respectively, and the weighted average interest rates were approximately 4.12% and 4.47%, respectively.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Future payments at December 31, 2002, for all borrowings were as follows:

                                          Amount
                             Year Ended -----------
                             2003...... $12,400,000
                             2004......  17,400,000
                             2005......  12,400,000
                             2006......   8,200,000
                             2007......     300,000
                             Thereafter   9,000,000
                                        -----------
                             Total..... $59,700,000
                                        ===========

Note 9. Trust Preferred Debentures
In April 2002, Kankakee Bancorp, Inc. issued $10,000,000 in cumulative trust preferred securities through a newly formed special-purpose trust, Kankakee Bancorp Capital Trust I, L.P. The proceeds of the offering were invested by Kankakee Bancorp Capital Trust I in junior subordinated deferrable interest debentures of the Company. The Trust is a wholly-owned consolidated subsidiary of the Company, and its sole assets are the junior subordinated deferrable interest debentures. Distributions are cumulative and are payable quarterly at a variable rate of 3.70% over the LIBOR rate (an effective rate of 5.32% at December 31, 2002) per annum of the stated liquidation amount of $1,000 per preferred security. Interest expense on the trust preferred securities was $451,834 for the year ended December 31, 2002. The obligations of the trust are fully and unconditionally guaranteed, on a subordinated basis, by the Company. The trust preferred securities are mandatorily redeemable upon the maturity of the debentures on April 7, 2032, or to the extent of any earlier redemption of any debentures by the Company, and are callable beginning April 7, 2007. Issuance costs of $310,000 related to the trust preferred securities were deferred and are being amortized over the period until mandatory redemption of the securities in April 2032.

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

As of December 31, 2002, the Company had state net operating loss carryforwards of approximately $2,740,000 for income tax purposes. The difference between book and tax net operating income results from interest income from certain investments which is exempt from income tax for state income tax purposes. The net operating loss carryforwards expire through 2007.

Income taxes consisted of:

                                                 Year Ended December 31,
                                           ----------------------------------
                                               2002        2001       2000
                                           -----------  ---------- ----------
  Current................................. $ 2,283,546  $1,616,492 $1,351,788
  Deferred................................  (1,400,000)     23,858    (41,838)
                                           -----------  ---------- ----------
                                           $   883,546  $1,640,350 $1,309,950
                                           ===========  ========== ==========



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

The Company's income tax expense differed from the maximum statutory federal rate of 35% as follows:

                                                  Year Ended December 31,
                                            ----------------------------------
                                               2002        2001        2000
                                            ----------  ----------  ----------
Expected income taxes...................... $1,090,700  $1,715,466  $1,362,729
Income tax effect of:
   State income tax (carryforward), net of
     federal benefit.......................   (180,115)   (149,305)   (174,254)
   Income taxed at lower rate..............    (31,163)    (49,013)    (38,935)
   Bank owned life insurance...............   (122,233)         --          --
   Tax exempt interest, net................   (105,617)   (106,178)    (58,402)
   Utilization of (addition to) state net
     operating loss carryforwards..........    180,115     149,305     174,254
   Other...................................     51,859      80,075      44,558
                                            ----------  ----------  ----------
                                            $  883,546  $1,640,350  $1,309,950
                                            ==========  ==========  ==========

Significant components of the deferred tax liabilities and assets were as follows:

                                                                        December 31,
                                                                  ------------------------
                                                                      2002         2001
                                                                  -----------  -----------
Deferred tax assets:
   Allowance for losses on loans................................. $ 2,218,264  $   877,959
   State net operating loss carryforwards........................     129,855      309,970
   Accrued benefits..............................................     139,855      136,680
   OREO..........................................................     107,497      141,342
   Premises and equipment........................................      84,939       62,949
   Other.........................................................     209,882        5,765
                                                                  -----------  -----------
       Total deferred tax assets.................................   2,890,292    1,534,665
   Valuation allowance for deferred tax assets...................     129,855      309,970
                                                                  -----------  -----------
       Total deferred tax assets, net of valuation allowance.....   2,760,437    1,224,695
                                                                  -----------  -----------
Deferred tax liabilities:
   Unrealized gain in assets available-for-sale..................    (840,532)    (311,815)
   Loan fees deferred for income tax purposes....................     (26,719)     (38,292)
   Stock dividend on FHLB stock..................................    (198,207)    (148,884)
   Loan costs deferred for book purposes.........................    (349,556)    (346,168)
   Mortgage servicing rights.....................................    (189,153)    (146,108)
   Intangible assets.............................................     (94,828)     (12,982)
   Prepaid expense...............................................     (79,751)    (109,635)
   Other.........................................................     (10,786)     (11,189)
                                                                  -----------  -----------
       Total deferred tax liabilities............................  (1,789,532)  (1,125,073)
                                                                  -----------  -----------
Net deferred tax assets.......................................... $   970,905  $    99,622
                                                                  ===========  ===========

Retained earnings at December 31, 2002 and 2001 included approximately $8,998,000 of the tax reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $3,059,000 as of December 31, 2002 and 2001.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Core capital (as defined by the regulations) to tangible assets (as defined) and Total and Tier I capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent notification from the Office of Thrift Supervision (the "OTS"), categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                               To be Well
                                                                             Capitalized Under
                                                       For Capital           Prompt Corrective
                                           Actual     Adequacy Purposes      Action Provisions
                                       -------------  ----------------       ----------------
                                       Amount  Ratio  Amount         Ratio   Amount    Ratio
                                       ------- -----   -------       -----    -------  -----
                                                      (Dollars in thousands)
As of December 31, 2002
Tangible Capital to Tangible Assets
 KFS Bank, F.S.B...................... $35,726  6.73% $ 7,961        1.50%       N/A
Core Capital to Tangible Assets
 KFS Bank, F.S.B......................  35,726  6.73%  21,230        4.00%   $26,537    5.00%
Tier I Capital to Risk Weighted Assets
 KFS Bank, F.S.B......................  35,726 10.57%     N/A                 20,280    6.00%
Total Capital to Risk Weighted Assets
 KFS Bank, F.S.B......................  38,785 11.47%  27,040        8.00%    33,800   10.00%
As of December 31, 2001
Tangible Capital to Tangible Assets
 KFS Bank, F.S.B......................  33,522  6.94%   7,248        1.50%       N/A
Core Capital to Tangible Assets
 KFS Bank, F.S.B......................  33,522  6.94%  19,328        4.00%    24,160    5.00%
Tier I Capital to Risk Weighted Assets
 KFS Bank, F.S.B......................  33,522 10.32%     N/A                 19,497    6.00%
Total Capital to Risk Weighted Assets
 KFS Bank, F.S.B......................  36,080 11.10%  25,996        8.00%    32,496   10.00%

A liquidation account in the amount of $17,720,139 was established for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after the December 30, 1992 conversion from a mutual savings and loan association to a stock savings bank. In the unlikely event of a complete liquidation of the Bank, each eligible deposit account holder would be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then-current adjusted balance for deposit accounts held, before any distribution may be made with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock if the effect thereof would cause the net worth of the Bank



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
to be reduced below the amount required for the liquidation account. Due to various natural events, such as death, relocation and general attrition of accounts, the balance in the liquidation account has been reduced to $1,466,071 as of December 31, 2002.

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

Note 12. Officer, Director and Employee Plans
Money Purchase Pension Plan and Trust
The Bank sponsored a Money Purchase Pension Plan and Trust (the "Money Purchase Plan") for the benefit of its employees meeting certain age and service requirements. The Bank contributed to the Money Purchase Plan on behalf of each Participant an amount equal to 7% of the Participant's compensation, as defined by the Money Purchase Plan. Expense related to the Money Purchase Plan amounted to approximately $309,000 and $254,000, for the years ended December 31, 2001 and 2000, respectively. On January 1, 2002, the Money Purchase Plan was merged into the 401(k) Savings Plan, where it retained its identity as a separate part of the 401(k) Plan. The Bank contributed $301,000 for the year ended December 31, 2002, representing 7% of each Participant's compensation as defined by the plan.

401(k) Savings Plan
The Bank sponsors a qualified, tax-exempt pension plan qualifying under section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Virtually all employees are eligible to participate after meeting certain age and service requirements. Eligible employees are permitted to contribute 1% to 10% of their compensation to the 401(k) Plan. Expense related to the 401(k) Plan, including plan administration, amounted to approximately $17,400, $15,300 and $19,600, for the years ended December 31, 2002, 2001 and 2000, respectively.

Employee Stock Ownership Plan
The Kankakee Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP") covers all full time employees who have completed twelve months of service and have attained the minimum age of twenty-one. A participant is 100 percent vested after seven years of credited service.

During 2002, the Company made a direct cash contribution totaling $120,000 to the ESOP. The trust used the contribution to acquire Company stock in the open market, and the acquired shares were allocated to the participants at the end of the plan year. The contribution amount for 2003 and future years will be determined annually by the Board of Directors.

Shares allocated to participants totaled 99,187, 99,920 and 106,081 at December 31, 2002, 2001 and 2000. There were no unallocated shares during this time period.

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


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Interest expense recognized by the ESOP was $7,939 for the year ended December 31, 2000. The Bank contributed $151,698 to the ESOP to fund principal and interest payments for the year ended December 31, 2000.

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

                                        2002               2001               2000
                                 ------------------ ------------------ ------------------
                                          Weighted-          Weighted-          Weighted-
                                           Average            Average            Average
                                          Exercise           Exercise           Exercise
                                  Shares    Price    Shares    Price    Shares    Price
Fixed Options                    -------  --------- -------  --------- -------  ---------
Outstanding at beginning of year  35,385   $11.717   50,335   $10.350  115,610   $ 9.960
Granted.........................   2,500    37.150    2,500    26.390    2,500    20.500
Exercised....................... (33,135)   11.121  (17,450)    9.875  (66,025)    9.915
Forfeited.......................      --        --       --        --   (1,750)   15.500
                                 -------            -------            -------
Outstanding at end of year......   4,750    29.263   35,385    11.717   50,335    10.350
                                 =======            =======            =======
Options exercisable at year-end.   4,750             35,385             50,335
                                 =======            =======            =======
Weighted-average fair value of
  options granted during the
  year..........................              3.54               5.41               4.60
                                           =======            =======            =======

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



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

Financial instruments whose contract amount represent credit risk follows:

                                                   December 31,
                                              -----------------------
                                                 2002        2001
                                              ----------- -----------
           Commitments to originate new loans $19,100,000 $34,672,000
           Commitments to extend credit......  31,106,000  23,792,000
           Standby letters of credit.........   1,228,000   1,712,000

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

Standby letters of credit written are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2002 and 2001, no amounts have been recorded as liabilities for the Bank's potential obligations under these guarantees.

The Company and the Bank do not engage in the use of interest rate swaps, futures, forwards, or option contracts.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 15. Fair Value of Financial Instruments
The following table reflects a comparison of carrying amounts and the fair values of the financial instruments:

                                                    December 31
                                ---------------------------------------------------
                                          2002                      2001
                                ------------------------- -------------------------
                                  Carrying                  Carrying
                                   Amount     Fair Value     Amount     Fair Value
                                ------------ ------------ ------------ ------------
Assets:
   Cash and cash equivalents... $ 47,425,956 $ 47,425,956 $ 26,662,714 $ 26,662,714
   Certificates of Deposit.....       50,000       50,000       50,000       50,000
   Investment and mortgage-
     backed securities.........   83,730,783   83,741,098   47,893,215   47,912,733
   Loans, gross................  390,762,943  395,142,336  396,372,062  397,542,235
   Loans held for sale.........      128,000      130,225      828,610      832,268
   FHLB stock..................    2,740,500    2,740,500    2,443,300    2,443,300
   Accrued interest receivable.    2,795,701    2,795,701    2,823,090    2,823,090
Liabilities:
   Deposits.................... $432,031,608 $436,033,508 $415,466,836 $420,301,232
   Borrowed funds..............   59,700,000   62,219,740   30,000,000   29,204,398
   Trust preferred debentures..   10,000,000   10,000,000           --           --
   Advance payments by
     borrowers for taxes and
     insurance.................    1,751,128    1,751,128    1,905,766    1,905,766
   Accrued interest payable--
     borrowed funds and trust
     preferred debentures......      254,361      254,361      115,582      115,582

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



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Borrowed funds: Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. The Trust Preferred Debentures are privately held, therefore the carrying amount approximates fair value.

Accrued interest payable: The carrying amounts of accrued interest payable on borrowings and trust preferred debentures approximate their fair value.

Note 16. Sale of Branch
On October 10, 2002, the Company signed an agreement to sell their Hoopeston bank branch at a premium. At December 31, 2002, the branch had approximately $6.6 million in loans and $19.9 million in deposits. The transaction, which was completed on February 14, 2003, resulted in a net gain of approximately $460,000, which will be included in the Company's 2003 operating results.

Note 17. Subsequent Event
On February 24, 2003, the Company purchased 174,270 shares of stock from existing stockholders for a total cost of $6,982,999. As a result, purchases of treasury stock for the period of January 1, 2003 to February 24, 2003 totaled 193,270 shares at a total cost of $7,737,244.

Note 18. Condensed Parent Company Only Financial Statements

                                                        December 31,
                                                 --------------------------
                                                     2002          2001
                                                 ------------  ------------
   Statements of financial condition
   Assets:
      Cash and cash equivalents................. $  8,727,801  $  1,104,576
      Certificate of deposit....................       50,000        50,000
      Investment securities, available-for-sale.      464,980       433,051
      Equity in net assets of KFS Bank, F.S.B...   41,613,916    39,417,652
      Investment in Kankakee Capital Trust I....      310,000            --
      Other assets..............................      538,011       273,908
                                                 ------------  ------------
                                                 $ 51,704,708  $ 41,279,187
                                                 ============  ============
   Liabilities and stockholders' equity:
      Trust preferred debentures................ $ 10,000,000  $         --
      Other liabilities.........................      598,049        88,287
      Common stock..............................       17,500        17,500
      Additional paid-in capital................   15,039,598    15,226,853
      Retained income...........................   38,517,217    36,964,331
      Accumulated comprehensive income..........    1,631,348       605,078
      Treasury stock............................  (14,099,004)  (11,622,862)
                                                 ------------  ------------
                                                 $ 51,704,708  $ 41,279,187
                                                 ============  ============


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                                                  Years Ended December 31,
                                                           -------------------------------------
                                                               2002         2001         2000
                                                           -----------  -----------  -----------
Statements of income
Dividends from subsidiary................................. $ 1,874,497  $ 1,714,888  $ 1,300,989
Interest income...........................................     141,172       53,630      110,498
                                                           -----------  -----------  -----------
   Operating income.......................................   2,015,669    1,768,518    1,411,487
                                                           -----------  -----------  -----------
Equity in undistributed earnings of Kankakee
  Federal Savings Bank....................................   1,176,736    1,821,132    1,487,864
Other noninterest income..................................         253           --        6,388
                                                           -----------  -----------  -----------
   Total other income.....................................   1,176,989    1,821,132    1,494,252
Interest expense..........................................     451,834           --           --
Other expenses............................................     985,737      470,318      427,927
                                                           -----------  -----------  -----------
   Income before income tax benefit.......................   1,755,087    3,119,332    2,477,812
Income tax benefit........................................     477,654      141,650      105,750
                                                           -----------  -----------  -----------
   Net income............................................. $ 2,232,741  $ 3,260,982  $ 2,583,562
                                                           ===========  ===========  ===========

                                                                  Years Ended December 31,
                                                           -------------------------------------
                                                               2002         2001         2000
                                                           -----------  -----------  -----------
Statements of cash flows
Operating activities:
   Net income............................................. $ 2,232,741  $ 3,260,982  $ 2,583,562
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Equity in undistributed earnings of
         Kankakee Federal Savings Bank....................  (1,176,736)  (1,821,132)  (1,487,864)
       Other..............................................     (67,815)     (88,715)      22,999
                                                           -----------  -----------  -----------
          Net cash provided by operating
            activities....................................     988,190    1,351,135    1,118,697
                                                           -----------  -----------  -----------
Investing activities:
   Available-for-sale investment and mortgage backed
     securities:..........................................
       Purchase...........................................     (21,713)     (24,300)     (23,854)
                                                           -----------  -----------  -----------
          Net cash (used in) investing activities.........     (21,713)     (24,300)     (23,854)
                                                           -----------  -----------  -----------
Financing activities:
   Principal collected on ESOP loan.......................          --           --      151,211
   Purchase of treasury stock.............................  (3,202,133)  (1,543,360)  (1,023,572)
   Dividends paid to stockholders.........................    (679,855)    (582,611)    (607,027)
   Proceeds from issuance of trust preferred debentures     10,000,000           --           --
   Proceeds from exercise of stock options................     538,736      277,637      725,795
                                                           -----------  -----------  -----------
          Net cash provided by (used in) financing
            activities....................................   6,656,748   (1,848,334)    (753,593)
                                                           -----------  -----------  -----------
Increase (decrease) in cash and cash equivalents..........   7,623,225     (521,499)     341,250
Cash and cash equivalents:
   Beginning of period....................................   1,104,576    1,626,075    1,284,825
                                                           -----------  -----------  -----------
   End of period.......................................... $ 8,727,801  $ 1,104,576  $ 1,626,075
                                                           ===========  ===========  ===========



                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 19. Quarterly Results of Operations (Unaudited)

                                                     Year Ended December 31, 2002
                                            ----------------------------------------------
                                                          Three Months Ended
                                            December 31 September 30  June 30    March 31
                                            ----------- ------------ ---------- ----------
Interest income............................ $7,899,153  $ 8,118,907  $8,316,556 $7,779,772
Interest expense...........................  3,852,476    4,062,755   4,238,416  3,933,070
                                            ----------  -----------  ---------- ----------
   Net interest income.....................  4,046,677    4,056,152   4,078,140  3,846,702
Provision for losses on loans..............    234,413    3,143,700     463,952    147,968
                                            ----------  -----------  ---------- ----------
   Net interest income after provision for
     losses on loans.......................  3,812,264      912,452   3,614,188  3,698,734
Other income...............................  1,397,464    1,081,245   1,113,959    959,461
Other expense..............................  3,478,706    3,238,743   3,375,869  3,380,162
                                            ----------  -----------  ---------- ----------
   Income (loss) before income taxes.......  1,731,022   (1,245,046)  1,352,278  1,278,033
Income taxes...............................    541,100     (456,250)    413,850    384,846
                                            ----------  -----------  ---------- ----------
   Net income (loss)....................... $1,189,922  $  (788,796) $  938,428 $  893,187
                                            ==========  ===========  ========== ==========
Basic earnings (loss) per share............ $     1.02  $     (0.67) $     0.78 $     0.73
                                            ==========  ===========  ========== ==========
Diluted earnings (loss) per share.......... $     1.02  $     (0.67) $     0.77 $     0.72
                                            ==========  ===========  ========== ==========

                                                     Year Ended December 31, 2001
                                            ----------------------------------------------
                                            December 31 September 30  June 30    March 31
                                            ----------- ------------ ---------- ----------
Interest income............................ $8,093,804  $ 8,212,360  $8,257,817 $8,194,740
Interest expense...........................  4,359,799    4,666,657   4,852,741  4,849,456
                                            ----------  -----------  ---------- ----------
   Net interest income.....................  3,734,005    3,545,703   3,405,076  3,345,284
Provision for losses on loans..............    308,500      139,000      40,000     15,000
                                            ----------  -----------  ---------- ----------
   Net interest income after
     provision for losses on loans.........  3,425,505    3,406,703   3,365,076  3,330,284
Other income...............................    974,804    1,242,460     789,422    597,565
Other expense..............................  3,082,929    3,116,248   3,051,764  2,979,546
                                            ----------  -----------  ---------- ----------
   Income before income taxes..............  1,317,380    1,532,915   1,102,734    948,303
Income taxes...............................    441,200      512,700     369,150    317,300
                                            ----------  -----------  ---------- ----------
   Net income.............................. $  876,180  $ 1,020,215  $  733,584 $  631,003
                                            ==========  ===========  ========== ==========
Basic earnings per share................... $     0.72  $      0.84  $     0.61 $     0.51
                                            ==========  ===========  ========== ==========
Diluted earnings per share................. $     0.71  $      0.82  $     0.59 $     0.50
                                            ==========  ===========  ========== ==========


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------