Form 10-K, Exhibit 13
period 2003-12-31
CENTRUE FINANCIAL CORP
filed 2004-03-30
CIK 891523

CENTRUE FINANCIAL CORPORATION

2003 ANNUAL REPORT

CORPORATE
PROFILE &
TABLE OF CONTENTS

CORPORATE PROFILE

Centrue Financial Corporation (the “Company”) is the holding company for Centrue Bank (the “Bank”). As a community-oriented financial institution, the Bank operates eighteen retail banking offices and provides comprehensive financial services to families and local businesses residing in Kankakee, Champaign, Clinton, Grundy, Iroquois, Livingston and St. Clair counties, and portions of Will County in Illinois.

The common stock of the Company is publicly traded on the American Stock Exchange under the symbol “CFF”.

TABLE OF CONTENTS

Letter to Stockholders	2
Financial Highlights	4
Management’s Discussion and Analysis of Financial Condition and Results of Operations	5
Independent Auditor’s Report	23
Consolidated Financial Statements	24
Notes to Consolidated Financial Statements	29
Corporate Information	52
Directors and Officers	54
Office Locations/ Map	55

Factors That May Affect Future Results

This publication contains statements concerning earnings, revenues, operating margins, growth and other financial measurements; new business and business opportunities; acquisitions; and other aspects of future operating or financial performance. These statements are based on assumptions currently believed to be valid and may be “forward-looking statements” under the securities laws, as further detailed on pages 21 and 22 of this Annual Report. Various factors could materially affect actual results. These include, among other things, changes in general economic or market conditions, government regulation and competition. For additional information about these factors, see our report on Form 10-K for 2003 and reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission.

LETTER TO
STOCKHOLDERS

The mission of Centrue Financial Corporation is to be the premier bank serving central Illinois, southern Illinois, western Indiana and metropolitan St. Louis, Missouri with a return on equity within the upper quartile of our peer group. Our regional banking philosophy is to support and empower our employees to provide superior customer service.

Dear Stockholder,

We are pleased to provide this report on the accomplishments and vision of Centrue Financial Corporation. As you are aware, we became Centrue Financial in October 2003 through the merger of Kankakee Bancorp, Inc., and Aviston Financial Corporation. We are proud of our banking history and community service that encompasses the last 120 years. We have taken the initiatives summarized in this letter to build on this tradition while improving the return on our shareholders’ investment.

The merger allowed us to combine the management talent of two long-standing and respected financial institutions. It also allowed us to recruit other experienced bankers to supplement and enhance our management team. Most of our senior officer positions have been filled with new executives during the last twelve months, including the Chief Executive Officer, the Chief Financial Officer, the Chief Lending Officer, new Regional Presidents for three of our four Banking regions (each of these Presidents is also a commercial lender with more than 15 years of experience), a new Corporate Controller and two other seasoned commercial lenders. We now have a results-oriented team of bankers with the experience and track record to help us fulfill our mission to be the premier bank in the communities we serve and to improve the operating performance of our company.

We believe that our regional banking philosophy provides us a competitive advantage and allows us to support and empower our employees to provide superior customer service. Each of our four community-focused regions now has its own budget and profit and loss statement. The regional presidents and managers have the authority to make loans, price deposits, and make personnel and administrative decisions that affect their branches and customers. Each of our managers now runs their own business, which we believe provides better service to our communities and customers and makes Centrue Financial a challenging and rewarding place to work.

While sharpening our focus to improve the delivery of our banking services, we have also significantly improved our operating efficiency. In the latter part of 2003, we completed a reduction in our operational and administrative work force and restructured our employee benefit programs. We have also reorganized and consolidated our finance, operations, and information technology functions. We have reassigned many duties that involve customer service, moving them from our centralized operations group to the branch level. The remaining support functions have been consolidated to maximize efficiency and improve responsiveness. We have implemented a cost accounting based budgeting system throughout our organization. We have also significantly strengthened our asset and liability management system in order to help us manage our net interest margin while minimizing our exposure to changes in interest rates.

As of December 31, 2003, we reported assets of $609 million, an increase of 12% from 2002. During 2003, loans increased 11% to $433 million and deposits increased 15% to $494 million. Our net income for 2003 was $1.4 million compared to $2.2 million in 2002. The Company recognized large loan loss provisions of approximately 1% of total loans in both 2003 and 2002 on a group of commercial real estate and real estate development loans that were made in previous years. We are working hard to clean up these inherited asset quality issues. During 2003, we adopted a new loan policy and implemented new loan approval, documentation, and monitoring procedures. We have recruited and employed an experienced commercial lending team that will allow us to improve our asset quality and has given us the capacity to prudently expand our commercial loan portfolio.

LETTER TO
STOCKHOLDERS

During the first quarter of 2004, we completed the acquisition of Parish Bank, an institution with $20 million in assets located in Momence, Illinois. The all cash acquisition allowed us to expand our banking presence in that community where we now have the #1 market share. We have consolidated our banking operations into Parish Bank’s facilities and have retained several talented employees who have joined the Centrue Financial team.

We will continue to look for acquisition opportunities and merger partners within our geographic footprint that allow us to strategically expand our banking presence. We will also supplement our growth strategy by opening new branches in adjacent communities when we can demonstrate that the performance of the new branch is expected to exceed our weighted average cost of capital. Consistent with this strategy, we opened a new permanent branch in Bradley and a temporary facility in Fairview Heights during 2003, and have opened a new branch in Dwight and a loan production office in Channahon in the first quarter of 2004. We are building a permanent branch in Fairview Heights, a fast growing area approximately 12 miles outside of St. Louis, which will be completed this year.

Our current marketing is focused on brand awareness for our new name. Our campaign promotes the idea that “Centrue is... Service... Centered on You”, but our people know that this is more than just marketing. At Centrue, highly qualified people are empowered to meet our customers’ banking needs at the local level.

We are proud of how much Centrue Financial has accomplished during 2003, and are committed to take the steps necessary to accomplish the goals outlined in our mission statement. We appreciate your confidence and we expect to reward your support with positive results in the coming year.

Sincerely,

Michael A. Griffith Chairman of the Board	Thomas A. Daiber President and CEO

FINANCIAL
HIGHLIGHTS

FINANCIAL HIGHLIGHTS

	Years Ended December 31,

	2003	2002	2001	2000	1999

	(Dollar in Thousands, except per share data)
Selected Financial Condition Data:
Total assets	$609,208	$546,404	$490,280	$459,894	$404,718
Loans, net, including loans held for sale	425,840	384,367	394,618	338,956	270,360
Investment securities held-to-maturity (1)	942	1,143	1,554	2,066	966
Investment securities available-for-sale	87,712	82,638	46,391	73,221	82,623
Deposits	494,352	431,814	415,153	387,637	354,624
Total borrowings	64,396	69,700	30,000	29,000	11,200
Stockholders’ equity	45,643	41,107	41,191	39,289	36,248
Shares outstanding (3)	2,606,022	2,331,762	2,432,716	2,526,216	2,486,766
For the period:
Net interest income after provision for loan losses	$11,358	$12,037	$13,528	$12,852	$11,557
Net income	1,363	2,233	3,261	2,584	1,759
Per common share:
Book value per share outstanding (3)	$17.51	$17.63	$16.93	$15.56	$14.58
Tangible book value per share outstanding (2)(3)	12.66	15.81	15.11	13.65	12.49
Basic earnings per share (3)	0.65	0.94	1.34	1.03	0.68
Diluted earnings per share (3)	0.65	0.93	1.31	1.00	0.64
Financial ratios:
Stockholders’ equity to total assets	7.49%	7.52%	8.40%	8.54%	8.96%
Non-performing assets to total assets	1.00%	2.03%	0.45%	0.76%	0.69%
Net charge-offs to average loans	1.53%	0.01%	0.02%	0.02%	0.08%
Net interest margin	3.16%	3.22%	3.16%	3.25%	3.08%
Operating expenses to average assets	2.86%	2.52%	2.58%	2.68%	2.92%
Return on average assets	0.25%	0.42%	0.69%	0.60%	0.43%
Return on average stockholders’ equity	4.00%	5.42%	8.20%	6.95%	4.61%
Average equity to average assets	6.33%	7.70%	8.41%	8.70%	9.38%
Dividend payout ratio	46.15%	30.32%	18.32%	24.12%	37.50%

(1)	Includes certificates of deposit.

(2)	Calculated by subtracting goodwill and other intangible assets from stockholders’ equity.

(3)	Restated for 2 for 1 stock split in October 2003.

MANAGEMENT’S
DISCUSSION AND
ANALYSIS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview
Centrue Financial Corporation (the “Company”) is the holding company for Centrue Bank, (the “Bank”). All references to the Company in the following discussion include the Bank and the Bank’s wholly-owned service corporation, Centrue Service Corporation (“CSC”), unless indicated otherwise. On October 9, 2003, Kankakee Bancorp, Inc. merged with Aviston Financial Corporation (“Aviston Financial”). At the time of the merger, Aviston Financial had approximately $98 million in total assets. Subsequent to the merger, the remaining corporation changed its name to Centrue Financial Corporation. On October 17, 2003, the subsidiary banks were merged to form Centrue Bank, a state-chartered commercial bank. During February 2003, the Company sold its Hoopeston, Illinois branch with assets of approximately $19 million.

The Company also assembled a new experienced management team during 2003. Headed by Thomas A. Daiber, who joined the Company as CEO most of the senior officer positions have been filled with new executives during the last twelve months, including the Chief Financial Officer, the Chief Lending Officer, new Regional Presidents for three of our four Banking regions (each of these Presidents is also a commercial lender with more than 15 years of experience), a new Corporate Controller and two other seasoned commercial lenders. Management has reorganized the Company into four operating regions and is working to improve operations and profitability throughout the branch system, while it continues to clean up the asset quality issues it inherited. The Company incurred severance and termination expenses as well as non-recurring merger related expenses during this year of transition.

Net income declined 32% in 2002, and declined an additional 39% in 2003 due to asset quality issues which resulted in almost $4.0 million in provision for loan losses during 2002 and $4.1 million for 2003. Assets grew from $546.4 million at the end of 2002 to $609.2 million, or 11%, at the end of 2003. Without the merger with Aviston Financial or the sale of the Hoopeston branch, total assets would have decreased by $16 million or 3%. The decrease was due to the Company positioning itself for profitable growth by reducing higher rate interest bearing liabilities, as well as low rate assets, in an effort to improve the net interest margin.

The Company has had an aggressive capital management plan over the last two years. As part of this strategy, the Company made open market purchases of its own stock, repurchasing 167,224 common shares at a total cost of $3.2 million ($19.15 per share) in 2002 and 466,540 additional shares of stock at a total cost of $9.3 million ($19.95 per share) in early 2003. The Company executed a 2 for 1 stock split during October of 2003. All references in this discussion to the prices and number of shares have been adjusted for this split. In addition, the Company is continuously evaluating balance sheet opportunities to augment and leverage its strong capital base to maximize stockholders’ return on equity. The Company will continue to evaluate opportunities in 2004 in an effort to resume a positive earnings trend.

The Company’s results of operations are dependent primarily on net interest income, which is the difference, or “spread”, between the interest income earned on its loans, investments and its cost of funds, consisting of interest paid on its deposits and on borrowed funds. The Company’s operating expenses principally consist of employee compensation and benefits, occupancy, marketing and other general and administrative expenses. The Company’s results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

MANAGEMENT’S
DISCUSSION AND
ANALYSIS

Mission and Goals

The Company’s mission is to provide, safely and profitably, financial services to families and businesses in the communities served by its offices. The recently adopted mission statement of the Bank is:

To be the premier bank serving central Illinois, southern Illinois, western Indiana and metropolitan St. Louis, Missouri with a return on equity within the upper quartile of our peer group. Our regional banking philosophy is to support and empower our employees to provide superior customer service.

In seeking to accomplish this mission, management has adopted a business strategy designed to accomplish a number of goals, including:

•	increase return on equity and increase stockholders’ value;

•	maintain the Bank’s capital at a level that exceeds regulatory requirements;

•	maintain a high level of asset quality;

•	manage the Company’s exposure to changes in market interest rates;

•	increase the Company’s net interest margin; and

•	to the extent available, take advantage of loan and deposit growth opportunities in the Company’s principal market areas.

The Company has attempted to achieve these goals by focusing on a number of areas, including:

•	management of the Company’s capital to enhance stockholders’ value;

•	establishment of regional banking centers with a local regional president;

•	the origination of commercial real estate, consumer, commercial business, and, multi-family and construction loans;

•	providing high quality service to enhance customer loyalty; and

•	offering a variety of financial products and services to serve as comprehensively as practicable the financial needs of families and community businesses in its market areas.

Critical Accounting Policies

In the ordinary course of business, the Company has made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in preparing its financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates under different assumptions and conditions. The Company believes the following discussion, including the allowance for loan losses, goodwill, and mortgage servicing rights, addresses the Company’s most critical accounting policies, which are those that are most important to the portrayal of the Company’s financial condition and results and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Allowance for Loan Losses — The allowance for loan losses is a material estimate that is particularly susceptible to significant changes in the near term and is established through a provision for loan losses. The allowance is based upon past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating loan losses. The evaluation includes a review of all loans on which full collectibility may not be reasonably assured. Other factors considered by management include the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions and historical losses on each portfolio category. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties,

MANAGEMENT’S
DISCUSSION AND
ANALYSIS

which collateralize loans. Management believes it uses the best information available to make such determinations. If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected. While the Company believes it has established its existing allowance for loan loses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing the Bank’s loan portfolio, will not request an increase in the allowance for loan losses. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary if loan quality deteriorates.

Goodwill — Costs in excess of the estimated fair value of identified net assets acquired through purchase transactions are recorded as an asset by the Company. This amount was originally amortized into expense on a straight-line basis assuming a life of twenty years. Effective January 1, 2002, the Company ceased amortization in accordance with newly adopted accounting standards generally accepted in the United States of America. The Company performed an initial impairment assessment as of January 1, 2002 and annual impairment assessment as of September 30, 2002 and 2003. No impairment of goodwill was identified as a result of these tests. In making these impairment assessments, management must make subjective assumptions regarding the fair value of the Company’s assets and liabilities. It is possible that these judgments may change over time as market conditions or Company strategies change, and these changes may cause the Company to record impairment charges to adjust the goodwill to its estimated fair value.

Mortgage Servicing Rights — The Company recognizes as a separate asset the rights to service mortgage loans for others. The value of mortgage servicing rights is amortized in relation to the servicing revenue expected to be earned. Mortgage servicing rights are periodically evaluated for impairment based upon the fair value of those rights. Estimating the fair value of the mortgage servicing rights involves judgment, particularly of estimated prepayments speeds of the underlying mortgages serviced. Net income could be affected if management’s assumptions and estimates differ from actual prepayments.

The above listing is not intended to be a comprehensive list of all the Company’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States of America, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

Economic Climate

During 2002, the Federal Open Market Committee (“the FOMC”) kept the federal funds target at 1.75% and the Federal Reserve discount rate at 1.25%. The federal funds rate is the rate at which financial institutions borrow from each other, while the discount rate is the rate at which member banks borrow from the Federal Reserve. In November 2002, the FOMC reduced its target short-term interest rates by an additional fifty basis points. This action lowered the federal funds target to 1.25% and the Federal Reserve discount rate to 0.75%. During 2003, the rates were reduced an additional 25 basis points. While lower short-term interest rates would tend to stimulate economic activity by reducing the financing costs on borrowed funds for both businesses and individuals, they also reduce the interest income for institutions that rely on short term investments for interest income. Centrue had an average balance of $30.2 million in short term investments including federal funds sold and other interest-earning investments at other financial institutions. Because deposits were already at a level that could not be repriced downward, this level of short-term investments decreased the net interest margin of the Company and as a result the net income.

Results of Operations

The Company’s results of operations depend primarily on the level of its net interest and non-interest income and its control of operating expenses. Net interest income depends upon the

MANAGEMENT’S
DISCUSSION AND
ANALYSIS

volume of interest-earning assets and interest-bearing liabilities and the interest rate earned from or paid on them.

Net Interest Income Analysis

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. All amounts are tax equivalent assuming a 34% tax rate. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

	Year Ended December 31, 2003			Year Ended December 31, 2002			Year Ended December 31, 2001

	Average	Interest		Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate

				(Dollars in Thousands)
Interest-earning assets:
Loans receivable (1)	$366,305	$23,523	6.42%	$394,523	$27,615	7.00%	$368,955	$28,403	7.70%
Investments securities (2)	75,088	3,554	4.73%	72,869	3,842	5.27%	57,537	3,499	6.08%
Other interest-earning assets	49,296	313	0.63%	28,082	518	1.84%	14,980	709	4.73%
FHLB stock	2,929	195	6.66%	2,634	139	5.28%	2,325	148	6.37%

Total interest-earning assets	493,618	27,585	5.59%	498,108	32,114	6.45%	443,797	32,759	7.38%

Other assets	45,080			37,185			29,551

Total assets	$538,698			$535,293			$473,348

Interest-bearing liabilities:
Time deposits	$243,629	7,564	3.10%	$254,239	10,412	4.10%	$251,367	13,952	5.55%
Savings deposits	78,450	860	1.10%	72,196	1,397	1.94%	62,035	1,573	2.54%
Interest Bearing Demand deposits	83,001	792	0.95%	73,312	1,485	2.03%	65,478	1,861	2.84%
Borrowings	62,115	2,780	4.48%	63,038	2,793	4.43%	27,692	1,343	4.85%

Total interest-bearing liabilities	467,194	11,996	2.57%	462,785	16,087	3.48%	406,572	18,729	4.61%

Non-Interest Bearing Demand Deposits	33,719			27,133			23,237
Other liabilities	3,700			4,170			3,751

Total liabilities	504,614			494,088			433,560

Stockholders’ equity	34,084			41,205			39,788

Total liabilities and stockholders’ equity	$538,698			$535,293			$473,348

Net interest income		$15,589			$16,027			$14,030

Net interest rate spread			3.02%			2.97%			2.77%

Net earning assets	$26,424			$35,323			$37,225

Net yield on average interest-earning assets (net interest margin)			3.16%			3.22%			3.16%

Average interest-earning assets to average interest-bearing liabilities		105.66%			107.63%			109.16%

(1)	Calculated on a tax-equivalent basis, including loans held for sale, and net of deferred loan fees, loan discounts, loans in process and the allowance for loan losses. Includes net loan fees of $142, $45, and $(15) for 2003, 2002, and 2001, respectively.

(2)	Calculated on a tax-equivalent basis, including investment securities available-for-sale and certificates of deposit.

MANAGEMENT’S
DISCUSSION AND
ANALYSIS

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the levels of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

	Year Ended December 31,			Year Ended December 31,
	2003 vs. 2002			2002 vs. 2001

	Increase (Decrease)			Increase (Decrease)
	Due to		Total	Due to		Total
			Increase			Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)

			(Dollars in thousands)
Interest earning assets:
Loans receivable	($1,899)	($2,193)	($4,092)	$1,891	($2,679)	($788)
Investment securities	114	(402)	(288)	850	(507)	343
Other interest-earning assets	254	(459)	(205)	397	(588)	(191)
Federal Home Loan Bank stock	17	39	56	18	(27)	(9)

Total interest-earning assets	($1,514)	($3,015)	($4,529)	$3,156	($3,801)	($645)

Interest bearing liabilities:
Certificate accounts	($422)	($2,426)	($2,848)	$158	($3,698)	($3,540)
Savings deposits	112	(649)	(537)	233	(409)	(176)
Interest Bearing Deposits	176	(869)	(693)	204	(580)	(376)
Borrowings	(41)	28	(13)	1,587	(137)	1,450

Total interest-bearing liabilities	($175)	($3,916)	($4,091)	$2,182	($4,824)	($2,642)

Net interest income			($438)			$1,997

Comparison of Operating Results for 2003 to 2002

General

Consolidated net income was $1.4 million, or $.65 per share (diluted), for the year ended December 31, 2003 compared to $2.2 million, or $.93 per share (diluted), for the year ended December 31, 2002. The 39% decrease in net income occurred primarily due to a decrease in net interest income of $547,000, an increase of $132,000 in provision for loan losses, and an increase in noninterest expenses of $2.0 million offset by an increase in noninterest income of $1.2 million as well as a decrease in income taxes of $593,000.

Net Interest Income

Net interest income was $15.5 million for the year ended December 31, 2003, a decrease of $547,000, or 3.4%, during 2003 compared to 2002. Net interest income decreased primarily due to a decrease in interest income of $4.6 million or 14.4% partially offset by a decrease in interest expense of $4.1 million or 25.4%. The decrease in interest income resulted from the decrease of 86 basis points in the average rate of interest on interest earning assets, as well as a decrease in the average balance of interest-earning assets of $4.5 million. The decrease in interest expense resulted primarily from the decrease in the average rate of interest on interest-bearing liabilities of 91 basis points, which was partially offset by an increase in the average balance of interest-

MANAGEMENT’S
DISCUSSION AND
ANALYSIS

bearing liabilities of $4.4 million. As discussed previously, during 2003, the interest rate environment shifted slightly lower during the beginning of the year and remained low throughout the end of 2003. This decrease reduced all interest rates and had a negative effect on net interest income during 2003.

Interest Income

Tax equivalent interest income totaled $27.6 million for the year ended December 31, 2003, a decrease of $4.5 million or 14.1%, as compared to $32.1 million for 2002. This resulted from a decrease in the yield earned on assets from 6.45% during 2002 to 5.59% during 2003, as well as a $4.5 million decrease in average interest-earning assets from $498.1 million during 2002 to $493.6 million during 2003.

Tax equivalent interest on loans was $23.5 million for 2003, a decrease of $4.1 million, or 14.8%, as compared to 2002. This was primarily attributable to the effect of a decrease in the yield on loans from 7.00% during 2002 to 6.42% during 2003, as well as a decrease of $28.2 million in average outstanding loans. The decrease in interest earned on loans resulted from loans repricing to lower interest rates during 2003 as well as a decrease in average balances.

Tax equivalent interest earned on investment securities and other interest-earning assets and dividends on Federal Home Loan Bank of Chicago (“FHLB”) stock totaled $4.1 million for 2003, compared to $4.5 million for 2002. This represented a decrease of 9.7% during 2003. This was primarily due to a decrease in average yield on these assets from 4.34% in 2002 to 3.19% in 2003, which was partially offset by an increase in the average balance of these assets from $103.6 million in 2002 to $127.3 million in 2003. The increase in these assets was funded primarily by an increase in total deposits.

Interest Expense

Interest expense was $12.0 million for 2003 or $4.1 million (25.4%) less than in 2002. This was due to a decrease in average rates to 2.57% for 2003 from 3.48% for 2002, which was partially offset by an increase of $4.4 million in the average balance of interest-bearing liabilities to $467.2 million for 2003 compared to $462.8 million for 2002.

During 2003, average interest bearing deposits increased by $5.3 million, to $405.1 million for 2003, compared to $399.7 million for 2002. The rate paid on interest bearing deposits decreased 105 basis points to 2.28% from 3.33%. The decrease in the average cost of deposits was due to the lower interest rate environment as well as a continued focus by the Company to shift to lower yielding deposits. The increase in average balances was primarily due to the Aviston Financial merger, partially offset by the sale of the Hoopeston branch.

During 2003 and 2002, $2.8 million of the Company’s interest expense related to advances from the FHLB and other borrowed money. While interest expense on borrowed funds remained constant, the average balance of borrowed funds decreased $923,000 from $63.0 million in 2002 to $62.1 million in 2003. The decrease in average balance was offset against an increase of five basis points in the average interest rate on borrowed funds to 4.48% in 2003 from 4.43% in 2002. The increase in rates was due to the maturity of lower rate borrowings.

Provision for Loan Losses

The Company recorded a $4.1 million provision for loan losses during 2003 compared to a $4.0 provision during 2002. Charge-offs during 2003 increased to $6.2 million from $81,000 during 2002. Recoveries during 2003 increased to $632,000 from $33,000 in 2002. The ratio of net charge-offs to average outstanding loans was 1.53% in 2003 and 0.01% in 2002. A substantial portion of the 2002 provision for loan losses related to commercial real estate and real estate development loans. Real estate development loans relate to land acquisition, development planning, land improvements, such as streets and utilities, and either building construction or sales of developed parcels. Two principal sets of problem loans were made, in one case, to a group of

MANAGEMENT’S
DISCUSSION AND
ANALYSIS

related borrowers and, in the other case, to an individual borrower. The lead borrower of the group filed a petition for bankruptcy protection under Chapter 11 on October 18, 2002. The majority of the problem loans that were provided for in 2002 were charged-off in 2003. The provision for loan losses for 2003 was increased as part of the Company’s asset quality program in an effort to ensure that the Company is adequately reserved for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Management’s methodology to determine the adequacy of the allowance for loan losses considers specific credit reviews, past loan loss experience, current economic conditions and trends, and the volume, growth and composition of the loan portfolio. Based upon the Company’s quarterly analysis of the adequacy of the allowance for loan losses, considering remaining collateral of loans with more than a normal degree of risk, historical loan loss percentages and economic conditions, it is management’s belief that the $7.5 million allowance for loan losses at December 31, 2003 is adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover all losses.

Each credit on the Company’s internal loan “watch list” is evaluated periodically to estimate potential losses. In addition, minimum loss estimates for each category of watch list credits are provided for based on management’s judgment which considers past loan loss experience and other factors. For installment and real estate mortgage loans, specific allocations are based on past loss experience adjusted for recent portfolio growth and economic trends. The total of the estimated loss exposure resulting from the analysis is considered the allocated portion of the allowance for loan losses. The amounts specifically provided for individual loans and pools of loans are supplemented by an unallocated portion of the allowance for loan losses. This unallocated amount is determined based on management’s judgment which considers, among other things, the risk of error in the specific allocations, other potential exposure in the loan portfolio, economic conditions and trends, and other factors.

The allowance for loan losses is charged when management determines that the prospects of recovery of the principal of a loan have significantly diminished. Subsequent recoveries, if any, are credited to the allowance for loan losses. Credit card loans are charged off at the earliest of notice of bankruptcy, when at least 120 days past due, or when otherwise deemed to be uncollectible. All other installment loans that are 90 to 120 days past due are charged off monthly unless the loans are insured for credit loss or where scheduled payments are being received. Real estate mortgage loans are written down to fair value upon foreclosure. Commercial and other loan charge-offs are made based on management’s on-going evaluation of non-performing loans.

The following is a summary of loan loss experience and nonperforming assets for the years ended December 31, 2003 and 2002:

	2003	2002

	(Dollars in thousands)
Total loans	$433,311	$390,763
Total assets	609,208	546,404
Allowance for loan losses	7,471	6,524
Net loan charge-offs	5,610	48
Nonperforming loans	5,480	10,273
Nonperforming assets	6,080	11,069
Net loan charge-offs as a percentage of average loans	1.53%	0.01%
Nonperforming assets to total assets	1.00%	2.03%
Allowance for loan losses to gross loans	1.72%	1.67%
Allowance for loan losses to nonperforming loans	136.34%	63.51%

MANAGEMENT’S
DISCUSSION AND
ANALYSIS

The Company will continue to improve the reporting and monitoring of the adequacy of the allowance for loan losses based on management’s analysis of its loan portfolio and general economic conditions.

Other Income

Other income increased $1.2 million for 2003 to $5.7 million, compared to $4.6 million for 2002. The 26.5% increase in other income was the result of increases of $201,000 in gain on sale of real estate, $155,000 in gain on sales of loans, $478,000 in gain on sale of branch, and a $339,000 increase in fee income. The increase in the gain on the sale of real estate was due to deferred gains from previous sales being recognized during 2003. The increase in gains on sales of loans was the result of a continued increase in refinancings during the first nine months of 2003. Due to the rate structure in early 2004 and the large amount of loans that refinanced during 2002 and 2003, current estimates indicate that the gain on sale of loans during 2004 will be significantly less than 2003 or 2002. The gain on sale of branch was due to the Company selling a branch in Hoopeston, Illinois during 2003. The increase in fee income was primarily the result of an overall restructuring of fees to be more competitive with other local banks.

Other Expenses

Other expenses were $15.4 million for 2003, as compared to $13.4 million for 2002. This represented an increase of $2.0 million or 14.7%. The increase in other expenses primarily resulted from increases in compensation and benefits of $635,000, occupancy expenses of $149,000, furniture and equipment of $333,000, advertising of $115,000, and other of $513,000. The increase in compensation and benefits was partially the result of $297,000 of severance payments associated with the departure of three executive officers and severance payments associated with reorganizational reductions of workforce, as well as normal merit and inflationary increases to both salaries and benefits. Additional personnel resulting from the Aviston Financial merger also contributed to the increase in compensation and benefits. The increase in occupancy costs was primarily the result of an increase in repair and maintenance work during the year. The increase in furniture and equipment expenses was primarily due to increased maintenance costs associated with new equipment. The increase in other expenses was primarily due non-recurring expenses relating to the merger of Aviston Financial and the Company’s name change as well as other miscellaneous non-recurring expenses of $169,000.

Income Taxes

Income tax expense was $290,000 for 2003, as compared to $883,000 for 2002. This decrease was the result of the decrease in pre-tax income and to an increase in non-taxable income resulting from an increase in the cash surrender value of life insurance. The Company’s effective tax rate was 17.5% for 2003 and 28.4% for 2002. A summary of the significant tax components is provided in Note 13 of the Notes to Consolidated Financial Statements included later in this report.

Comparison of Operating Results for 2002 to 2001

General

Consolidated net income was $2.2 million, or $.93 per share (diluted), for the year ended December 31, 2002 compared to $3.3 million, or $1.31 per share (diluted), for the year ended December 31, 2001. The 32% decrease in net income occurred primarily due to an increase in problem loans which led to the recording of $4.0 million in provision for loan losses during 2002.

Net Interest Income

Net interest income was $16.0 million for the year ended December 31, 2002, an increase of $2.0 million, or 14.2%, during 2002 compared to 2001. Net interest income increased primarily due to the decrease in interest expense exceeding the decrease in interest income. The decrease in

MANAGEMENT’S
DISCUSSION AND
ANALYSIS

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

Interest Income

Interest income totaled $32.1 million for the year ended December 31, 2002, a decrease of $645,000 or 2.0%, as compared to $32.8 million for 2001. This resulted from a decrease in the yield earned on assets from 7.38% during 2001 to 6.45% during 2002, which was partially offset by a $54.3 million increase in average interest-earning assets from $443.8 million during 2001 to $498.1 million during 2002.

Interest on loans was $27.6 million for 2002, a decrease of $788,000, or 2.8%, as compared to 2001. This was primarily attributable to the effect of a decrease in the yield on loans from 7.70% during 2001 to 7.00% during 2002, which was partially offset by an increase of $25.6 million in average outstanding loans. The decrease in interest earned on loans resulted in part from the Company’s sale during 2002 of a substantial portion of its long-term, fixed-rate, one-to-four family loan originations.

Interest earned on investment securities and other interest-earning assets and dividends on FHLB stock totaled $4.5 million for 2002, compared to $4.4 million for 2001. This represented an increase of $143,000 during 2002. This was primarily due to a decrease in average yield on these assets from 5.82% in 2001 to 4.34% in 2002, which was partially offset by an increase in the average balance of these assets from $74.8 million in 2001 to $103.6 million in 2002. The increase in these assets was primarily due to a leveraging strategy implemented by the bank and was funded by borrowings.

Interest Expense

Interest expense was $16.1 million for 2002, or $2.6 million 14.1% less than in 2001. This was due to a decrease in average rates to 3.48% for 2002 from 4.61% for 2001, which was partially offset by an increase of $56.2 million in the average balance of interest-bearing liabilities to $462.8 million for 2002 from $406.6 million for 2001. Interest expense on deposits decreased $4.1 million or 23.5% from 2001 to 2002. During 2002, average deposits increased by $20.8 million or 5.5%. The rate paid on interest bearing liabilities decreased 126 basis points from 4.59% in 2001 to 3.33% in 2002. The decrease in the average cost of funds was the result of market interest rates trending lower throughout 2001 and well into 2002.

During 2002, $2.8 million of the Company’s interest expense, compared to $1.3 million during 2001, related to advances from the FHLB and other borrowed money. The increase in interest expense on borrowed funds was the result of a $35.3 million increase in average balance of borrowed funds from $27.7 million in 2001 to $63.0 million in 2002, which was partially offset by a decrease in the average interest rate on borrowed funds to 4.43% in 2002 from 4.85% in 2001.

Provision for Loan losses

The Company recorded a $4.0 million provision for loan losses during 2002 compared to a $502,000 provision during 2001. Charge-offs during 2002 decreased to $81,000 from $103,000 during 2001. Recoveries during 2002 increased to $33,000 from $26,000 in 2001. The ratio of net charge-offs to average outstanding loans was 0.01% in 2002 and 0.02% in 2001. A substantial portion of the increase in the provision for loan losses during 2002 took place during the third quarter of the year, when the Company recorded additions of $3.1 million. As discussed previously, these reserves related to commercial real estate and real estate development loans.

MANAGEMENT’S
DISCUSSION AND
ANALYSIS

Other Income

Other income increased $907,000 for 2002 to $4.5 million, compared to $3.6 million for 2001. The 25.2% increase in other income was the result of increases of $787,000 in gain on the sale of loans, $349,000 in increase in cash surrender value of life insurance, and $182,000 in fee income. These increases were partially offset by a $401,000 net gain on the sale of securities during 2001, which did not recur during 2002. The increase in the gain on the sale of loans was the result of an increase of $35.5 million (147.7%) in loan sales in 2002 to $59.6 million from $24.1 million in 2001. The increase in fee income was primarily the result of an increase in checking related fees due to an increase in the number of checking accounts and to an increase in discount fees related to debit cards. The increase in cash surrender value of life insurance was the result of income from the Bank’s $8.0 million investment in life insurance.

Other Expenses

Other expenses were $13.4 million for 2002, as compared to $12.2 million for 2001. This represented an increase of $1.2 million or 9.8% during 2002. There were increases in other expenses of $729,000, compensation and benefits of $751,000. These increases were partially offset by decreases in amortization of intangibles of $191,000. The increase in compensation and benefits was the result of three primary factors, including a general increase in compensation levels, an increase in insurance costs and an employee incentive compensation plan. The major reason for the increase in other expenses, and a significant factor in the overall increase in other expenses, was costs related to a proxy contest in connection with the annual meeting in April, 2002. The decrease in amortization expense was a result of the implementation of Statement of Financial Accounting Standards (SFAS) No. 142. SFAS 142 stopped the amortization of all previously acquired goodwill as of January 1, 2002. The effect of the change in accounting principle is more fully described in Note 1 of the Notes to Consolidated Financial Statements included later in this report.

Income Taxes

Income tax expense was $883,000 for 2002, as compared to $1.6 million for 2001. This decrease was the result of the decrease in pre-tax income and to an increase in non-taxable income resulting from an increase in the cash surrender value of life insurance. The Company’s effective tax rate was 34% for 2001 and 28.4% for 2002. A summary of the significant tax components is provided in Note 13 of the Notes to Consolidated Financial Statements included later in this report.

Financial Condition

Total assets increased by $62.8 million or 11.5% to $609.2 million at December 31, 2003, from $546.4 million at December 31, 2002. The increase in total assets during 2003 was primarily attributed to the Aviston Financial merger, partially offset by the sale of the Hoopeston branch and also included increases in investment securities, net loans, office properties and equipment, goodwill and other assets, which were partially offset by a decrease in cash and cash equivalents.

Cash and cash equivalents decreased by $1.8 million to $45.6 million at December 31, 2003, from $47.4 million at December 31, 2002. Cash and cash equivalents decreased $12.3 million from the sale of the Hoopeston branch as well as $9.3 million from purchases of treasury stock. These decreases were partially offset by an increase in deposits and borrowings as well as cash and cash equivalents acquired in the Aviston Financial merger.

Investment securities available-for-sale increased $5.1 million to $87.7 million at December 31, 2003 compared to $82.6 million at December 31, 2002. Investment securities acquired in the merger with Aviston Financial totaled $15.4 million. This increase was partially offset by paydowns on mortgage backed securities. The Company further expects to realign short-term investments such as Federal funds sold into higher yielding investment securities during 2004 in an effort to increase the overall net interest margin.

MANAGEMENT’S
DISCUSSION AND
ANALYSIS

Net loans increased by $41.6 million or 10.8% to $425.8 million at December 31, 2003 from $384.2 million at December 31, 2002. The increase was the result of the merger with Aviston Financial which had net loans of approximately $72.0 million. Additionally, the Company sold approximately $6.4 million in loans as part of the sale of the Hoopeston branch. Without the Aviston Financial merger and before the sale of the Hoopeston branch, the net loans would have decreased by $24.0 million. During the course of the year in 2003, market rates decreased marginally following a significant decrease in the preceding two years. The Company experienced a high volume of mortgage loan origination for the second consecutive year. The majority of these loans were sold into the secondary market with servicing retained. As such, the increase in mortgage lending is not reflected in the net loan balance. The volume in mortgage loans resulted from a competitive price structure and a high volume of refinancing of both the Company’s mortgage loans and those of other lenders. While interest rates remain very low going into 2004, the volume of loan originations is expected to decrease because of current economic conditions and level of refinancing that has already taken place. The Company has focused on increasing the commercial lending portfolio for 2004 and beyond while continuing to maintain a strong focus on mortgage lending.

Office properties and equipment increased $6.7 million to $17.1 million at December 31, 2003 compared to $10.4 million at December 31, 2002. The increase was primarily attributable to the additional fixed assets acquired in the Aviston Financial merger the construction of a new branch office in Bradley, Illinois, as well as various equipment upgrades.

Goodwill increased $8.4 million to $11.4 million at December 31, 2003 compared to $3.1 million at December 31, 2002. The increase in goodwill was a result of the merger with Aviston Financial and represented the full amount of goodwill created in the transaction. Accounting for goodwill and the measurement of impairment is discussed in more detail in Note 1 of the Notes to Consolidated Financial Statements included later in this report.

Other assets increased $2.4 million to $4.5 million at December 31, 2003 compared to $2.0 million at December 31, 2002. The increase in other assets was primarily attributable to an increase in deferred tax assets as well as various other miscellaneous increases.

Deposits increased by $62.5 million or 14.5% to $494.4 million at December 31, 2003, from $431.8 million at December 31, 2002. The merger with Aviston Financial increased deposits $80.6 million and the sale of the Hoopeston branch decreased deposits by $19.4 million. Without these two events, deposits would have increased $1.3 million. During 2003, the Company attempted to reduce higher rate interest-bearing liabilities in the face of intense competition in the various markets in which the Company operates. In 2004, the Company will continue to look for ways to reduce the overall cost of funds including pursuing lower rate deposits.

Borrowed money decreased by $5.3 million or 8.9% to $54.4 million at December 31, 2003, from $59.7 million at December 31, 2002. Borrowed money consists of advances from the FHLB, notes payable, and funds from securities sold under agreements to repurchase. The Aviston Financial merger added an additional $4.2 million in borrowings, bringing the actual decrease of borrowings to $9.5 million during 2003. The majority of the decrease was primarily due to a maturity of $9.2 million of securities sold under agreements to repurchase.

Stockholders’ equity on a per share basis decreased by .7% from $17.63 at December 31, 2002, to $17.51 at December 31, 2003. Total stockholders’ equity increased by $4.5 million or 11.0% to $45.6 million at December 31, 2003. The increase in stockholders’ equity was primarily due to the issuance of stock in connection with the Aviston Financial merger of $13.5 million and net income of $1.4 million, partially offset by the repurchase of 466,540 shares of treasury stock for a total cost of $9.3 million.

MANAGEMENT’S
DISCUSSION AND
ANALYSIS

Asset Quality

The Company’s asset quality management program, particularly with regard to loans, is designed to analyze potential risk elements and to support the growth of a profitable and high quality loan portfolio. The existing loan portfolio is monitored in a number of ways, including through the Company’s loan rating system. The loan rating system is also used to determine the adequacy of the allowance for loan losses. The Company’s loan analysis process proactively identifies, monitors and works with borrowers for whom there are indications of future repayment difficulties.

The Company’s lending philosophy is to invest in loans in the communities served by its banking centers so it can effectively monitor and control risk. The majority of the loan portfolio is comprised of retail loans and loans to small-to-midsize businesses. The loan portfolio does not include any loans to foreign countries.

Non-performing assets include foreclosed assets, loans that have been placed on non-accrual status, loans 90 days or more past due that continue to accrue interest and restructured troubled debt. During the year ended December 31, 2003, total non-performing assets decreased by $5.0 million, or 45.0%, to $6.1 million from $11.1 million at December 31, 2002. The decrease in nonperforming assets was primarily due to $6.2 million of charge-offs taken by the Company during 2003. Changes in the individual loan categories are detailed in the following table:

	December 31,

	2003	2002	Change

	(Dollars in thousands)
Non-accruing loans	$3,248	$6,834	$(3,586)
Accruing loans delinquent 90 days or more	2,232	3,439	(1,207)

Total non-performing loans	5,480	10,273	(4,793)

Foreclosed assets	319	316	3
Troubled debt restructuring	281	480	(199)

Total non-performing assets	$6,080	$11,069	$(4,989)

Company management performs a quarterly analysis of the adequacy of the allowance for loan losses. Management classifies problem assets into one of four categories: Special Mention Substandard, Doubtful, and Loss. During the year ended December 31, 2003, total classified assets increased by $9.1 million to $25.1 million from $16.0 million at December 31, 2002. This increase was due in part to the company’s implementation of a six month comprehensive loan review as well as the adoption of a new comprehensive loan policy that has identified problem loans in a more timely manner. The new program is designed to assist management in focusing collection efforts in problem areas and should result in a lower charge-off ratio.

Certain loans may require frequent management attention and are reviewed on a monthly or more frequent basis. Although payments on these loans may be current or less than 90 days past due, the borrowers presently have or have had a history of financial difficulties and management has a concern as to the borrowers’ ability to comply with the present loan payment terms. Management believes such loans present more than the normal risk of collectibility. As such, these loans may result in classification at some future point in time as nonperforming. At December 31, 2003, such loans amounted to approximately $14.3 million, as compared to $5.7 million at December 31, 2002.

For additional information with respect to asset quality, please refer to the sections on Provision for Loan Losses, which are part of the analysis of the Company’s results of operations.

MANAGEMENT’S
DISCUSSION AND
ANALYSIS

Asset/ Liability Management

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity gap. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a positive gap would tend to result in an increase in net interest income while a negative gap would tend to adversely affect net interest income. During a period of falling interest rates, a positive gap would tend to adversely affect net interest income while a negative gap would tend to result in an increase in net interest income.

In an attempt to manage its exposure to changes in interest rates, management closely monitors the Company’s interest rate risk. The Bank has a funds management committee, which meets monthly and reviews the Bank’s interest rate risk position and evaluates its current asset/ liability pricing and strategies. This committee adjusts pricing and strategies as needed and makes recommendations to the Bank’s board of directors regarding significant changes in strategy. In addition, on a quarterly basis the board reviews the Bank’s asset/ liability position, including simulations of the effect on the Bank’s capital of various interest rate scenarios. This is accomplished using a simulation model. Modeling techniques encompass contractual maturity, prepayment assumptions covering interest rate increases and decreases and index-driven repricing characteristics. The model projects changes in net interest income over a one-year period should interest rates rise, fall or remain constant. These effects are analyzed assuming interest rate increases or decreases of 100, 200 and 300 basis points. The model also incorporates key assumptions involving the Company’s ability to control and direct deposit rates, particularly on non-maturity categories. As of December 31, 2003, the simulation model indicates that over a twelve month horizon if interest rates were to increase 100 basis points, net income would increase $214,000. If interest rates were to decrease 100 basis points, net income would decrease $387,000.

In managing its asset/ liability mix, the Company, at times, depending on the relationship between long-term and short-term interest rates, market conditions and consumer preferences, may place somewhat greater emphasis on maximizing its net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to improve its net income. While the Company does have some exposure to changing interest rates, management believes that the Company is positioned to protect earnings throughout changing interest rate environments.

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

The Company’s exposure to market risk is reviewed on a regular basis by the funds management committee. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. Tools used by management include the standard GAP report and a

MANAGEMENT’S
DISCUSSION AND
ANALYSIS

quarterly interest rate risk report measuring interest rate sensitivity. The report provides the Company the economic value of each type of asset, liability, and off-balance sheet contract under the assumption that the Treasury yield curve shifts instantaneously and parallel up and down by 100 to 300 basis points in 100 basis point increments. The Company has no market risk sensitive instruments held for trading purposes. It appears that the Company’s market risk is reasonable at this time. The following condensed GAP report summarizing the Company’s interest rate sensitivity sets forth the interest rate sensitivity of the Bank’s assets and liabilities at December 31, 2003. Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period are determined in accordance with the earlier of the term to repricing or maturity of the asset or liability. Based on the Company’s historical trends, interest bearing demand deposits, money market deposits, and savings deposits have been proven to be a very stable source of funds, even through interest rate fluctuations. Accordingly, Company management believes these deposits are not 100% rate sensitive within the three months or less time frame. As a result, interest bearing demand and savings deposits have been allocated between the four repricing categories as follows: three months or less— 20%, after three through twelve months— 20%, after one through five years— 40%, and after five years— 20%. Money market deposits have been allocated between the categories as follows: after three through twelve months— 50% and after one through five years— 50%. Certificate accounts are assumed to reprice at the date of contractual maturity.

	Maturing or Repricing

		4 Months
	1-3	to One	Over 1-3	Over 3-5	Over 5
	Months	Year	Years	Years	Years	Total

	Amount	Amount	Amount	Amount	Amount	Amount

Fixed rate one-to-four family (including commercial real estate and construction loans)	$6,673	$9,170	$12,345	$10,676	$154,277	$193,141
Adjustable rate one-to-four family (including commercial real estate and construction loans)	6,136	33,464	27,786	33,673	11,981	113,040
Construction & Development	5,290	4,313	14,334	3,528	1,175	28,640
Commercial business loans	20,403	14,482	10,836	10,506	2,008	58,235
Consumer loans	22,851	1,785	8,037	7,628	2,986	43,287
Investment securities and other	471	4,280	24,025	32,716	27,112	88,604
Federal Funds Sold, interest bearing due from banks, money market funds, and certificates of deposit	32,097	—	—	—	—	32,097

Total interest-earning assets	93,921	67,494	97,363	98,727	199,539	557,044

Savings deposits	5,734	19,558	29,762	15,306	14,456	84,816
Checking and money market	6,505	23,231	34,186	14,868	13,008	91,798
Certificates	52,814	103,097	101,980	17,447	—	275,338
FHLB advances	2,000	6,000	12,188	8,900	4,068	33,156
Other borrowings	9,200	1,448	9,200	10,000	1,392	31,240

Total interest-bearing liabilities	76,253	153,334	187,316	66,521	32,924	516,348

Interest-earning assets less interest-bearing liabilities	$17,668	($85,840)	($89,953)	$32,206	$166,615	$40,696

Cumulative interest-rate sensitivity gap	$17,668	($68,172)	($158,125)	($125,919)	$40,696

Cumulative interest-rate gap as a percentage of assets	2.90%	(11.19)%	(25.96)%	(20.67)%	6.68%

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing,

MANAGEMENT’S
DISCUSSION AND
ANALYSIS

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

Liquidity and Capital Resources

The Company’s primary sources of funds are deposits, proceeds from principal and interest payments on loans and on investment securities. While maturities and scheduled amortization of loans and investment securities are a predictable source of funds, deposit flows and mortgage loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In a period of declining interest rates, mortgage loan prepayments generally increase. As a result, the proceeds from mortgage loan prepayments are invested in lower yielding loans or other investments which have the effect of reducing interest income. In a period of rising interest rates, mortgage loan prepayments generally decrease and the proceeds from such prepayments are invested in higher yielding loans or investments which would have the effect of increasing interest income.

The Company’s liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities. The primary investing activities of the Company are the origination of loans, the purchase of investment securities, and, to a lesser extent, the purchase of loans and loan participations. The Company manages the investing activities primarily by investing in or selling loans and investment securities. During 2003, the Company sold a branch, and acquired Aviston Financial. Both of these transactions involved investing activities that are not part of the day to day operations of the Company. All other transactions from the purchase of fixed assets to the reinvestment of investment security maturities are common activities of the Company.

The Company’s investing activities have a direct correlation to the financing activities. Factors that influence the Company’s financing activities involve the collection of deposits and advances and repayments of borrowings. The Company has the ability to borrow funds from the FHLB. Additionally, the Company has approximately $8.6 million available on a line of credit from a third party financial institution. The issuance or purchase of stock also has a direct effect on the Company’s financing activities. Additional financing activities that the Company engages in on a regular basis include the purchase and issuance of common stock, as well as, the payment of dividends on common stock. During 2003, the Company repurchased 466,540 shares of stock and issued 700,300 shares in the acquisition of Aviston Financial.

MANAGEMENT’S
DISCUSSION AND
ANALYSIS

The Company maintains a certain level of cash and other liquid assets to fund normal volumes of loan commitments, deposit withdrawals and other obligations. The following table summarizes significant contractual obligations and other commitments at December 31, 2003 (in thousands):

			Trust (1)
	Time		Preferred
Years Ended December 31,	Deposits	Borrowings (1)	Debentures	Total

2004	$155,748	$27,648	—	$183,396
2005	93,130	14,388	—	107,518
2006	9,013	7,000	—	16,013
2007	8,090	3,900	$10,000	21,990
2008 and thereafter	9,357	1,460	—	10,817

Total	$275,338	$54,396	$10,000	$339,734

Financial instruments whose contract amounts represent credit risk:
Commitment to originate loans				$13,803
Commitments to extend credit				46,451
Standby letters of credit				2,506

Total				$62,760

(1)	Fixed rate callable borrowings are included in the period of their modified duration rather than in the period in which they are due. Borrowings include fixed rate callable advances of $5 million maturing in fiscal year 2008 and $4 million maturing in fiscal year 2011. Trust preferred debentures mature in 2032 but are callable in 2007.

The Company’s most liquid assets are cash, cash in banks and highly liquid, short-term investments. The levels of these assets are dependent on the Company’s operating, financing, lending and investing activities during any given period. Securities available-for-sale may also be utilized to meet liquidity needs. At December 31, 2003 and 2002 these liquid assets totaled $45.6 million and $47.4 million, respectively. The level of liquid assets at December 31, 2003 and 2002 was higher than usual due to a number of factors, including sales of loans and higher than expected prepayments on loans and investment securities. In addition, the current interest rate environment has not presented many opportunities for prudent investing.

Liquidity management for the Company is both a daily and long-term function of the Company’s management strategy. Excess funds are generally invested in short-term investments such as federal funds. In the event that the Company should require funds beyond its ability to generate them internally, additional sources of funds are available, including FHLB advances. At December 31, 2003, the Company had outstanding borrowings totaling $54.4 million, of which $33.2 were advances from the FHLB, $18.4 were funds from securities sold under agreement to repurchase, and $2.8 million were funds from notes payable.

At December 31, 2003, the Company had outstanding commitments to originate mortgage loans of $13.8 million, of which 95% were at fixed interest rates. These commitments provided that the loans would be secured by properties located, for the most part, in the Company’s primary market areas. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit that were scheduled to mature in one year or less from December 31, 2003, totaled $155.7 million. Based upon the historically stable nature of the Company’s deposit base, management believes that a significant portion of such deposits will remain with the Company. The Company also had unused lines of credit provided to customers of $46.5 million at December 31, 2003.

MANAGEMENT’S
DISCUSSION AND
ANALYSIS

At December 31, 2003, the Company and Bank were categorized as “well capitalized” under prompt corrective action as set by federal and state regulatory agencies. See Note 14 of the Notes to Consolidated Financial Statements and the discussion of the Company’s financial condition above.

Dividends

The Federal Reserve Board’s policy is that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality an overall financial condition, an that it is inappropriate for a bank holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under certain circumstances, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if a bank subsidiary of the holding company is classified under prompt corrective action as “undercapitalized”.

The Company’s primary source for cash dividends is the dividends received from our subsidiary bank. The Bank is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The Bank, in general, may not pay dividends in excess of its net profits. The Bank declared and paid dividends totaling $1.9 million, $1.9 million and $1.7 million to the Company, its sole stockholder, during 2003, 2002 and 2001, respectively.

Cash dividends in the total amount of $.30, $.29, and $.24 per share were paid by the Company during 2003, 2002 and 2001, respectively. The Board of Directors of the Company declared a quarterly cash dividend of $.075 per share payable on March 1, 2004, to stockholders of record as of February 16, 2004. Future dividends will depend primarily upon the Company’s earnings, financial condition and need for funds, as well as restrictions imposed by regulatory authorities regarding dividend payments and net worth requirements.

Special Note Concerning Forward-Looking Statements

This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, the following:

•	The strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which may be less favorable than expected and may result in, among other things, a deterioration in the credit quality and value of the Company’s assets.

•	The economic impact of past and any future terrorist threats and attacks, acts of war or threats thereof, and the response of the United States to any such threats and attacks.

•	The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, securities, insurance and monetary and financial matters.

MANAGEMENT’S
DISCUSSION AND
ANALYSIS

•	The effects of changes in interest rates (including the effects of changes in the rate of prepayments of the Company’s assets) and the policies of the Board of Governors of the Federal Reserve System.

•	The ability of the Company to compete with other financial institutions as effectively as the Company currently intends due to increases in competitive pressures in the financial services sector.

•	The inability of the Company to obtain new customers and to retain existing customers.

•	The timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the Internet.

•	Technological changes implemented by the Company and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to the Company and its customers.

•	The ability of the Company to develop and maintain secure and reliable electronic systems.

•	The ability of the Company to retain key executives and employees and the difficulty that the Company may experience in replacing key executives and employees in an effective manner.

•	Consumer spending and saving habits which may change in a manner that affects the Company’s business adversely.

•	Business combinations and the integration of acquired businesses which may be more difficult or expensive than expected.

•	The costs, effects and outcomes of existing or future litigation.

•	Changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board.

•	The ability of the Company to manage the risks associated with the foregoing as well as anticipated.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

INDEPENDENT
AUDITOR’S
REPORT

INDEPENDENT AUDITOR’S REPORT

To the Stockholders and Board of Directors

Centrue Financial Corporation
Kankakee, Illinois

We have audited the accompanying consolidated balance sheets of Centrue Financial Corporation and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Centrue Financial Corporation and Subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Champaign, Illinois
February 24, 2004

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY

	2003	2002

	(in thousands,
	except share and
	per share data)
Assets
Cash and due from banks	$13,558	$11,714
Interest bearing deposits with banks	14,373	4,863
Federal funds sold	17,216	19,178
Money market funds	458	11,671

Cash and cash equivalents	45,605	47,426

Certificates of deposit	50	50
Investment securities:
Available-for-sale, at fair value	87,712	82,638
Held-to-maturity, at cost (fair value: 2003 $912; 2002 $1,103)	892	1,093
Loans, net of allowance for loan losses of $7,471 in 2003 and $6,524 in 2002	425,840	384,239
Loans held for sale	—	128
Office properties and equipment	17,113	10,378
Goodwill	11,433	3,066
Life insurance contracts	8,752	8,349
Federal Home Loan Bank stock, at cost	3,298	2,740
Accrued interest receivable	2,552	2,796
Intangible assets	1,229	1,181
Real estate held for sale	319	316
Other assets	4,413	2,004

Total assets	$609,208	$546,404

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest bearing	$42,400	$28,416
Interest bearing	451,952	403,398
Borrowings	54,396	59,700
Trust preferred debentures	10,000	10,000
Other liabilities	4,817	3,783

Total liabilities	563,565	505,297

Commitments and Contingencies (Notes 16 and 17)
Stockholders’ Equity
Preferred stock, $.01 par value; authorized and unissued, 500,000 shares	—	—
Common stock, $.01 par value; authorized 5,500,000 and 3,500,000 shares in 2003 and 2002; shares issued 4,200,300 and 3,500,000 in 2003 and 2002	42	36
Additional paid-in capital	28,929	15,022
Retained income, partially restricted	39,231	38,517
Accumulated other comprehensive income	1,088	1,631
Unearned restricted stock	(820)	—
Treasury stock (1,594,278 and 1,168,238 shares in 2003 and 2002, respectively), at cost	(22,827)	(14,099)

Total stockholders’ equity	45,643	41,107

Total liabilities and stockholders’ equity	$609,208	$546,404

See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2003, 2002 and 2001

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY

	2003	2002	2001

	(in thousands,
	except per share data)
Interest income:
Loans	$23,442	$27,615	$28,403
Investment securities and certificates of deposit	3,526	3,842	3,499
Other	508	657	857

Total interest income	27,476	32,114	32,759

Interest expense:
Deposits	9,216	13,294	17,386
Borrowings	2,780	2,793	1,343

Total interest expense	11,996	16,087	18,729

Net interest income	15,480	16,027	14,030
Provision for loan losses	4,122	3,990	502

Net interest income after provision for loan losses	11,358	12,037	13,528

Other income:
Fee income	2,874	2,535	2,353
Net gain on sales of securities	8	—	401
Net gain on sales of real estate held for sale	253	52	27
Net gain on sales of loans held for sale	1,271	1,116	329
Gain on sale of branch	478	—	—
Increase in cash surrender value of life insurance	403	349	—
Other	419	459	494

Total other income	5,706	4,511	3,604

Other expenses:
Compensation and benefits	7,786	7,151	6,400
Occupancy	1,398	1,249	1,241
Furniture and equipment	945	612	647
Advertising	440	325	387
Data processing services	514	417	404
Telephone and postage	534	453	431
Amortization	147	184	375
Legal fees	540	447	72
Other	3,107	2,594	2,274

Total other expenses	15,411	13,432	12,231

Income before income taxes	1,653	3,116	4,901
Income taxes	290	883	1,640

Net income	$1,363	$2,233	$3,261

Basic Earnings Per Share	$0.65	$0.94	$1.34

Diluted Earnings Per Share	$0.65	$0.93	$1.31

Dividends Per Share	$0.30	$0.29	$0.24

See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

Years Ended December 31, 2003, 2002 and 2001

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY

				Accumulated
		Additional		Other	Unearned		Total
	Common	Paid-In	Retained	Comprehensive	Restricted	Treasury	Stockholders’
	Stock	Capital	Income	Income	Stock	Stock	Equity

	(in thousands, except share and per share data)
Balance, December 31, 2000, as originally stated	$18	$15,328	$34,286	$116	$—	$(10,459)	$39,289
Stock split, 2 for 1	18	(18)	—	—	—	—	—

Balance, December 31, 2000, as restated	36	15,310	34,286	116	—	(10,459)	39,289
Comprehensive income:
Net income	—	—	3,261	—	—	—	3,261
Unrealized gain on securities available-for-sale arising during the period, net of tax of $402	—	—	—	780	—	—	780
Less: Reclassifications adjustment for gains included in net income, net of tax of $(150)	—	—	—	(291)	—	—	(291)

							489

Comprehensive income							3,750
Purchase of 128,400 shares of treasury stock	—	—	—	—	—	(1,543)	(1,543)
Exercise of stock options	—	(101)	—	—	—	379	278
Dividends paid on common stock— $.24 per share	—	—	(583)	—	—	—	(583)

Balance, December 31, 2001	36	15,209	36,964	605	—	(11,623)	41,191
Comprehensive income:
Net income	—	—	2,233	—	—	—	2,233
Unrealized gain on securities available-for-sale arising during the period, net of tax of $529	—	—	—	1,026	—	—	1,026

							1,026

Comprehensive income							3,259
Purchase of 167,224 shares of treasury stock	—	—	—	—	—	(3,202)	(3,202)
Exercise of stock options	—	(187)	—	—	—	726	539
Dividends paid on common stock — $.29 per share	—	—	(680)	—	—	—	(680)

Balance, December 31, 2002	36	15,022	38,517	1,631	—	(14,099)	41,107
Comprehensive income:
Net income	—	—	1,363	—	—	—	1,363
Unrealized gain (loss) on securities available-for-sale arising during the period, net of tax of $(326)	—	—	—	(538)	—	—	(538)
Less: Reclassifications adjustment for gains included in net income, net of tax of $(3)	—	—	—	(5)	—	—	(5)

							(543)

Comprehensive income							820
Purchase of 466,540 shares of treasury stock	—	—	—	—	—	(9,308)	(9,308)
Exercise of stock options	—	20	—	—	—	182	202
Restricted stock awards	—	422	—	—	(820)	398	—
Stock issued in acquisition (700,300 shares)	6	13,465	—	—	—	—	13,471
Dividends paid on common stock— $.30 per share	—	—	(649)	—	—	—	(649)

Balance, December 31, 2003	$42	$28,929	$39,231	$1,088	$(820)	$(22,827)	$45,643

See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY

	2003	2002	2001

	(in thousands)
Cash Flows from Operating Activities
Net income	$1,363	$2,233	$3,261
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	4,122	3,990	502
Depreciation	1,293	894	901
Amortization (accretion) of investments, net	179	69	(18)
Amortization of intangibles	147	184	375
Deferred income taxes	551	(1,400)	24
Decrease in interest receivable	559	27	459
Origination of loans held for sale	(56,224)	(58,865)	(24,885)
Proceeds from sales of loans held for sale	57,623	60,698	24,385
Net gain on sales of loans held for sale	(1,271)	(1,116)	(329)
Net gain on sales of securities	(8)	—	(401)
Net gain on sales of real estate held for sale	(253)	(52)	(27)
Gain on sale of branch	(478)	—	—
Increase in cash surrender value of life insurance	(403)	(349)	—
Federal Home Loan Bank stock dividend	(229)	(133)	(154)
Other, net	(2,760)	1,159	(1,612)

Net cash provided by operations	4,211	7,339	2,481

Cash Flow from Investing Activities
Purchases of available for sale securities	(37,784)	(52,040)	(22,414)
Proceeds from sales of available for sale securities	96	-	5,437
Proceeds from maturities of available for sale securities	47,226	17,279	45,007
Purchases of held-to-maturity securities	—	(195)	(660)
Proceeds from maturities of held-to-maturity securities	201	604	672
Proceeds from sale of non-marketable equity securities	—	—	460
Proceeds from sales of real estate held for sale	678	601	361
Cash paid for branch sale	(12,315)	—	—
Purchase of Aviston Financial Corporation, net cash acquired	2,984	—	—
(Increase) decrease in loans	19,547	5,033	(55,793)
Purchases of office properties and equipment, net	(6,767)	(2,874)	(704)
Purchases of bank owned life insurance	—	(8,000)	—

Net cash from investing activities	13,866	(39,592)	(27,634)

Cash Flows from Financing Activities
Net increase in deposit accounts	1,355	16,660	27,516
Proceeds from other borrowings	902	42,600	40,000
Repayments of other borrowings	(12,400)	(12,900)	(39,000)
Proceeds from issuance of trust preferred debentures	—	10,000	—
Proceeds from exercise of stock options	202	539	278
Dividends paid	(649)	(680)	(583)
Purchase of treasury stock	(9,308)	(3,202)	(1,543)

Net cash from financing activities	(19,898)	53,017	26,668

Increase (decrease) in cash and cash equivalents	(1,821)	20,764	1,515
Cash and cash equivalents:
Beginning of year	47,426	26,662	25,147

End of year	$45,605	$47,426	$26,662

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$12,017	$16,044	$18,846

Income taxes	$1,104	$1,854	$1,745

(Continued)

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY

	2003	2002	2001

	(in thousands)
Supplemental Disclosures of Noncash Investing Activities:
Real estate acquired through foreclosure	$428	$462	$386

Sale of Hoopeston Branch:
Assets disposed:
Loans	$(6,370)	$—	$—
Accrued interest receivable	(24)	—	—
Premises and equipment	(165)	—	—
Other assets	(197)	—	—
Liabilities assumed by buyer:
Demand deposits	2,162	—	—
Certificates of deposit	17,243	—	—
Other liabilities	144	—	—
Gain on sale of branch	(478)	—	—

Cash paid	$12,315	$—	$—

Acquisition of Aviston Financial:
Stock issued	$(13,471)	$—	$—
Cost incurred	(601)	—	—
Assets acquired:
Investments	15,355	—	—
Loans	72,068	—	—
Accrued interest receivable	339	—	—
Premises and equipment	1,426	—	—
Federal Home Loan Bank stock	329	—	—
Goodwill	8,367	—	—
Intangible assets	358	—	—
Liabilities assumed:
Demand deposits	(31,568)	—	—
Certificates of deposit	(49,020)	—	—
Borrowings	(6,194)	—	—
Other liabilities	(372)	—	—

Cash acquired	$(2,984)	$—	$—

See Accompanying Notes to Consolidated Financial Statements.

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY

Note 1. Significant Accounting Policies

Through Centrue Bank (the “Bank”), Centrue Financial Corporation (the “Company,” which was formerly known as Kankakee Bancorp, Inc.) provides a full range of banking services to individual and corporate customers through its 18 locations throughout Illinois. The Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products. Additionally, the Company and the Bank are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

The significant accounting and reporting policies of the Company and its subsidiary follow:

Basis of Consolidation and Financial Statement Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank and the Bank’s wholly-owned subsidiary, Centrue Service Corporation. Kankakee Capital Trust I (“Capital Trust I”), a statutory business trust organized under the Delaware Business Trust Act, was formed in March 2002. Centrue Financial Corporation owns all of the Common Securities of Capital Trust I. Centrue Financial Corporation and Capital Trust I, as part of a pooled trust preferred offering, issued $10 million variable rate Cumulative Trust Preferred Securities issued by Wilmington Trust Company and guaranteed by the Company.

Significant intercompany accounts and transactions have been eliminated in consolidation. Based on the Company’s approach to decision making, it has decided that its business is comprised of a single business segment.

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to predominate practice within the banking industry.

In preparing the consolidated financial statements, Company management is required to make estimates and assumptions which significantly affect the amounts reported in the consolidated financial statements. Significant estimates which are particularly susceptible to change in a short period of time include the determination of the market value of investment securities, the allowance for loan losses and valuation of mortgage servicing rights, goodwill and real estate and other properties acquired in connection with foreclosures or in satisfaction of amounts due from borrowers on loans. Actual results could differ from those estimates.

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

Securities classified as available-for-sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available-for-sale are carried at fair value. The difference between fair value and cost, adjusted for amortization of premium and accretion of discounts, results in an unrealized gain or loss. Unrealized gains or losses are reported as accumulated other comprehensive income (loss), net of the related deferred tax effect. Gains or losses on the sale of securities are determined on the basis of the specific security sold and are included in earnings. Premiums and discounts are recognized in interest income using the interest method over their contractual lives.

The Bank, as a member of the Federal Home Loan Bank of Chicago (the “FHLB”), is required to maintain an investment in capital stock of the FHLB in an amount equal to 1% of its outstanding home loans. No ready market exists for the FHLB stock, and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value which is equal to cost.

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

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

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

The accrual of interest income on loans is discontinued when, in the opinion of management, there is reasonable doubt as to the borrower’s ability to meet payments of interest or principal when they become due. Interest income on these loans is recognized to the extent interest payments are received and the principal is considered fully collectible.

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

Loan origination fees and certain direct origination costs are being amortized as an adjustment of the yield over the contractual life of the related loan, adjusted for prepayments, using the interest method.

Allowance for Loan Losses

The allowance for loan losses (“allowance”) is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated values of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

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

Real Estate Held for Sale

Real estate acquired through foreclosure or deed in lieu of foreclosure represents specific assets to which the Company has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at the property’s fair value at the date of foreclosure (cost). Initial valuation adjustments, if any, are charged against the allowance for loan losses. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value. Subsequent declines in estimated fair value are charged to expense when incurred. Revenues and expenses related to holding and operating these properties are included in operations.

Office Properties and Equipment

Office properties and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Estimated lives are 15 to 39 years for buildings and leasehold improvements and 3 to 15 years for furniture and equipment.

Intangible Assets

Intangible assets consist of core deposit intangibles from the purchase of branch locations. This amount is amortized into other expense on a straight-line basis using periods of 8 to 15 years. On a periodic basis, the Company reviews the intangible assets for events or circumstances that may indicate a change in recoverability of the underlying basis.

Goodwill

Goodwill resulted from the acquisition of Coal City National Bank in 1998 and Aviston Financial Corporation in 2003. The Coal City amount was originally amortized into expense on a straight-line basis assuming a life of twenty years. As more fully explained in Note 2, the Company adopted Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, and ceased amortization of the goodwill on January 1, 2002. The Company performed an initial impairment assessment as of January 1, 2002 and an annual impairment assessment as of September 30, 2003 and 2002.

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

Loan Servicing

The cost of mortgage-servicing rights acquired is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

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

Earnings Per Share

Basic earnings per share are computed by dividing net income for the year by the average number of shares outstanding. Shares of unearned restricted stock are not considered outstanding in this calculation.

Diluted earnings per share are determined by dividing net income for the year by the average number of shares of common stock and dilutive potential common shares outstanding. Dilutive potential common shares assume exercise of stock options and use of proceeds to purchase treasury stock at the average market price for the period.

The following reflects earnings per share calculations for basic and diluted methods:

	December 31,

	2003	2002 (1)	2001 (1)

Net income available to common shareholders	$1,363,000	$2,233,000	$3,261,000

Basic potential common shares:
Weighted average shares outstanding	2,098,386	2,387,110	2,430,138

Basic average shares outstanding	2,098,386	2,387,110	2,430,168
Diluted potential common shares:
Stock option equivalents	2,891	8,740	49,760

Diluted average shares outstanding	2,101,277	2,395,850	2,479,928

Basic earnings per share	$0.65	$0.94	$1.34

Diluted earnings per share	$0.65	$0.93	$1.31

(1)	The earnings per common share for the year ended December 31, 2002 and 2001 have been adjusted to give retroactive effect to the two-for-one stock split (discussed in Note 2) effected in the form of a stock dividend on October 30, 2003 as if the stock split had occurred on January 1, 2001.

Cash and Cash Equivalents

For reporting cash flows, cash and cash equivalents represent highly liquid investments with maturities of 90 days or less at the time of purchase and includes cash on hand, due from bank

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

accounts (including cash items in process of clearing), money market funds and federal funds sold. Cash flows from loans and deposits are reported net.

Trust Assets

Assets of the trust department, other than trust cash on deposit at the Bank, are not included in these financial statements because they are not assets of the Company.

Reclassification

Certain amounts in the 2002 and 2001 consolidated financial statements have been reclassified to conform with the 2003 presentation. Such reclassifications have no effect on previously reported net income or stockholders’ equity.

Stock-Based Employee Compensation

The Company has two stock-based employee compensation plans which have been in existence for all periods presented, and which is more fully described in Note 15. As permitted under accounting principles generally accepted in the United States of America, grants of options under the plan are accounted for under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Because options granted under the plan had an exercise price equal to market value of the underlying common stock on the date of the grant, no stock-based employee compensation cost is included in determining net income. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	2003	2002	2001

	(in thousands,
	except per share data)
Net income, as reported	$1,363	$2,233	$3,261
Deduct total stock-based compensation expense determined under the fair value method for all awards, net of related tax effects	(328)	(6)	(9)

Pro forma net income	$1,035	$2,227	$3,252

Earnings per share:
Basic:
As reported	$0.65	$0.94	$1.34
Pro forma	0.49	0.94	1.34
Diluted:
As reported	$0.65	$0.93	$1.31
Pro forma	0.49	0.93	1.31

The fair value of the stock options granted in 2003, 2002 and 2001 has been estimated using the Black-Scholes option pricing model with the following weighted average assumptions. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions. In addition, such models require the use of subjective assumptions, including expected stock price volatility. In management’s opinion, such valuation models may not necessarily provide the best single measure of option value.

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

	2003	2002	2001

Number of options granted	107,000	5,000	5,000
Risk-free interest rate	3.41%-4.27%	1.44%	3.09%
Expected life, in years	5-10	1	5
Expected volatility	22%-25%	25%	23%
Expected dividend yield	1.14%-1.29%	1.62%	1.82%
Estimated weighted average fair value per option	$9.70	$3.54	$5.41

Emerging Accounting Standards

FIN No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (Revised December 2003): FIN 46 establishes accounting guidance for consolidation of variable interest entities (VIE) that function to support the activities of the primary beneficiary. The primary beneficiary of a VIE entity is the entity that absorbs a majority of the VIE’s expected losses, receives a majority of the VIEs expected residual returns, or both, as a result of ownership, controlling interest, contractual relationship or other business relationship with a VIE. Prior to the implementation of FIN 46, VIEs were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority of voting interest in the entity. The provisions of FIN 46 were effective immediately for all arrangements entered into after January 31, 2003. However, subsequent revisions to the interpretation deferred the implementation date of FIN 46 until the first period ending after March 15, 2004.

The Company will adopt FIN 46, as revised, in connection with its consolidated financial statements for the quarter ended March 31, 2004. The implementation of FIN 46 will require the Company to de-consolidate its investment in Capital Trust I because the Company is not the primary beneficiary. There will be no impact on shareholders equity or net income upon adoption of the standard.

The trust preferred securities issued by Capital Trust I are currently included in the Tier 1 capital of the Company for regulatory capital purposes. However, because the financial statements of Capital Trust I will no longer be included in the Company’s consolidated financial statements, the Federal Reserve Board may in the future disallow inclusion of the trust preferred securities in Tier 1 capital for regulatory capital purposes. In July 2003, the Federal Reserve Board issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary. The Federal Reserve Board intends to review the regulatory implications of the change in accounting treatment of subsidiary trusts that issue trust preferred securities and, if necessary or warranted, provide further appropriate guidance. There can be no assurance that the Federal Reserve Board will continue to permit institutions to include trust preferred securities in Tier I capital for regulatory capital purposes.

The interpretations of FIN 46 and its application to various transaction types and structures are evolving. Management continuously monitors emerging issues related to FIN 46, some of which could potentially impact the Company’s financial statements.

Note 2. Common Stock Split

On October 30, 2003, the Company issued 1,282,761 additional shares to effect a 2-for-1 common stock split. All share and per share amounts for the years ended December 31, 2002 and 2001 have been retroactively adjusted for this split as if it occurred on January 1, 2001.

Note 3. Acquisition of Aviston Financial Corporation

On October 9, 2003, the Company acquired for stock all of the outstanding shares of Aviston Financial Corporation (“Aviston Financial”) for a total cost of $14.1 million. The acquisition has been accounted for using the purchase method of accounting. As such, the results of operations of

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

the acquired entity are excluded from the consolidated financial statements of income for the periods prior to the acquisition date. The purchase price has been allocated based on the fair values at the date of acquisition. This allocation resulted in intangible assets of $358,000 and goodwill of $8.4 million. The intangible assets are being amortized over ten years. At closing, Aviston Financial had assets of $96.5 million, including $4.0 million of goodwill, deposits of $80.6 million and stockholders’ equity of $9.3 million.

The following information presents a summary of consolidated operations of unaudited pro forma results of operations for the years ended December 31, 2003 and 2002 as though Aviston Financial had been acquired as of January 1, 2002:

	2003	2002

	(in thousands, except
	per share data)
Interest income	$31,738	$38,080
Interest expense	13,625	18,943
Net income	1,388	3,369
Basic earnings per share	0.66	1.09
Diluted earnings per share	0.66	1.09

These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense as a result of intangible assets and additional depreciation expense on the revaluation of purchased assets. They do not purport to be indicative of the results of operations that actually would have resulted had the combination occurred on January 1, 2002 or of future results of operations of the consolidated entities.

Note 4. Adoption of Statement 142

On January 1, 2002, the Company implemented Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Under the provisions of SFAS 142, goodwill is no longer subject to amortization over its estimated useful life, but instead will be subject to at least annual assessments for impairment by applying a fair value based test. SFAS 142 also requires that an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so. The Company determined that no transitional impairment loss was required at January 1, 2002.

Goodwill and intangible asset disclosures are as follows:

	As of December 31, 2003

	Gross Carrying	Accumulated
	Amount	Amortization

	(in thousands)
Amortized intangible assets:
Core deposit intangible	$2,320	$1,091
Aggregate amortization expense:
For the year ended December 31, 2003	$147
Estimated amortization expense:
For the year ended:
2004-2005	$340
2006-2010	$791
2011-2012	$72
2013	$26
Goodwill:	$11,433

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

Had the provisions of SFAS 142 been applied in 2001, the Company’s net income and earnings per share would have been as follows:

	December 31,

	2003	2002	2001

	(in thousands,
	except per share data)
Reported net income	$1,363	$2,233	$3,261
Add goodwill amortization, net of tax	—	—	126

Adjusted net income	$1,363	$2,233	$3,387

Basic earnings per share:
Reported net income	$0.65	$0.94	$1.34
Goodwill amortization, net of tax	—	—	0.06

Adjusted net income	$0.65	$0.94	$1.40

Diluted earnings per share:
Reported net income	$0.65	$0.93	$1.31
Goodwill amortization, net of tax	—	—	0.06

Adjusted net income	$0.65	$0.93	$1.37

Note 5. Investment Securities

Amortized costs and fair values of investment securities are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Available-for-sale	Cost	Gains	Losses	Value

	(in thousands)
December 31, 2003
U. S. Treasury securities	$1,208	$—	$—	$1,208
U. S. government and agency securities	53,289	1,119	27	54,381
Municipal bonds	4,142	51	11	4,182
Mortgage-backed securities	26,864	540	116	27,288
Mutual funds	400	—	21	379
Other securities	250	24	—	274

Total	$86,153	$1,734	$175	$87,712

December 31, 2002
U. S. government and agency securities	$42,499	$1,495	$—	$43,994
Mutual fund shares	479	—	14	465
Mortgage-backed securities	37,189	995	5	38,179

Total	$80,167	$2,490	$19	$82,638

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

	Held-to-maturity

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

	(in thousands)
December 31, 2003
Municipal bonds	$892	$20	$—	$912

December 31, 2002
Municipal bonds	$1,067	$13	$3	$1,077
Mortgage-backed securities	26	—	—	26

Total	$1,093	$13	$3	$1,103

Unrealized losses on investment securities have not been in a continuous loss position for more than 12 consecutive months. The unrealized losses are generally due to changes in interest rates and, as such, are considered to be temporary, by the Company.

The amortized cost and fair value of securities classified as held-to-maturity and available-for-sale at December 31, 2003, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties, and certain securities require principal repayments prior to maturity. Therefore, these securities and mutual fund shares are not included in the maturity categories in the following maturity summary.

	Held-to-Maturity		Available-for-Sale

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

	(in thousands)
Due within 1 year	$210	$210	$4,478	$4,541
Due after 1 year through 5 years	672	691	50,247	51,276
Due after 5 through 10 years	10	11	3,664	3,703
Due after 10 years	—	—	250	251
Mortgage-backed securities	—	—	26,864	27,288
Mutual fund shares	—	—	400	379
Other securities	—	—	250	274

Total	$892	$912	$86,153	$87,712

Investment securities available-for-sale with a carrying value of approximately $34.4 million and $30.5 million at December 31, 2003 and 2002, respectively, were pledged in connection with certain deposit accounts and for other purposes as required or permitted by law.

Realized gains and losses were as follows:

	Year Ended December 31,

	2003	2002	2001

	(in thousands)
Realized gains	$8	$—	$441
Realized losses	—	—	(40)

Net gain	$8	$—	$401

The tax expense applicable to these net realized gains and losses amounted to $3,000, $0, and $136,000, respectively.

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

Note 6. Loans

Loans consisted of the following:

	December 31,

	2003	2002

	(in thousands)
Real estate mortgage loans:
One-to-four family	$212,578	$228,495
Multifamily	16,461	13,672
Commercial	77,142	56,589
Construction and development	28,640	21,286

	334,821	320,042

Commercial loans	58,235	33,301

Consumer loans:
Home equity loans	24,305	22,560
All other consumer loans	18,982	16,408

	43,287	38,968

Gross loans	436,343	392,311
Less:
Deferred loan fees, net	565	505
Undisbursed portion of loan proceeds	2,467	1,043
Allowance for loan losses	7,471	6,524

	$425,840	$384,239

The Company’s opinion as to the ultimate collectibility of these loans is subject to estimates regarding the future cash flows from operations and the value of property, real and personal, pledged as collateral. These estimates are affected by changing economic conditions and the economic prospects of the borrowers.

Information about impaired loans and non-accrual loans as of and for the years ended December 31, 2003, 2002 and 2001 is as follows:

	December 31,

	2003	2002	2001

	(in thousands)
Impaired loans with a valuation allowance	$4,545	$4,820	$—
Impaired loans without a valuation allowance	—	350	—

Total impaired loans	$4,545	$5,170	$—

Related valuation allowance	$2,524	$3,162	$—
Non-accrual loans, excluding impaired loans	$1,438	$1,664	$730
Loans past due ninety days or more and still accruing	$2,232	$3,439	$391
Average monthly balance of impaired loans (based on month-end balances)	$5,097	$3,027	$—
Interest income recognized on impaired loans	$199	$70	$—
Interest income recognized on a cash basis on impaired loans	$199	$70	$—

At December 31, 2003, one-to-four family real estate mortgage loans of approximately $157.1 million were pledged to secure advances from the Federal Home Loan Bank of Chicago.

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

Note 7. Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans at December 31 are summarized as follows:

	December 31,

	2003	2002

	(in thousands)
Mortgage loan portfolios serviced for:
Freddie Mac	$104,606	$96,778
Fannie Mae	1,885	4,329

	$106,491	$101,107

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in deposits, were approximately $809,000 and $768,000 at December 31, 2003 and 2002, respectively.

A summary of the changes in the balance of mortgage servicing rights in 2003 and 2002 is as follows:

	December 31,

	2003	2002

	(in thousands)
Balance, beginning	$725	$427
Servicing assets recognized during the year	485	499
Amortization of servicing assets	(388)	(201)

Balance, ending	$822	$725

The aggregate changes in the valuation allowances for mortgage servicing rights in 2003 and 2002 were as follows:

	December 31,

	2003	2002

	(in thousands)
Balance, beginning	$169	$—
Additions	506	169
Reductions	(469)	—

Balance, ending	$206	$169

Note 8. Allowance for Loan Losses

Changes in the allowance for loan losses were as follows:

	Year Ended December 31,

	2003	2002	2001

	(in thousands)
Balance at beginning of year	$6,524	$2,582	$2,156
Provision for loan losses	4,122	3,990	502
Purchased allowance	2,435	—	—
Charge-offs	(6,242)	(81)	(102)
Recoveries	632	33	26

Balance at end of year	$7,471	$6,524	$2,582

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

Note 9. Office Properties and Equipment

Office properties and equipment consisted of:

	December 31,

	2003	2002

	(in thousands)
Land	$4,963	$2,212
Buildings and leasehold improvements	11,851	8,881
Land acquired for future use	1,438	1,548
Furniture and equipment	9,326	7,639

	27,578	20,280
Less: Accumulated depreciation and amortization	10,465	9,902

	$17,113	$10,378

Depreciation and amortization expense amounted to $1.3 million, $894,000 and $901,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Note 10. Deposits

The composition of deposits is as follows:

	December 31,

	2003	2002

	(in thousands)
Demand deposits — noninterest bearing	$42,400	$28,416

Savings	84,816	72,739
NOW	48,411	40,816
Money market	43,387	33,792
Time deposits, $100,000 or more	39,649	40,907
Other time deposits	235,689	215,144

Interest bearing deposits	451,952	403,398

Total deposits	$494,352	$431,814

As of December 31, 2003, time deposits had scheduled maturity dates as follows:

Year of Maturity	Amount

(in thousands)
2004	$155,748
2005	93,130
2006	9,013
2007	8,090
2008	9,357

$275,338

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

Note 11. Borrowings

Borrowings consisted of:

	December 31,

	2003	2002

	(in thousands)
Securities sold under agreements to repurchase	$18,400	$27,600
Other borrowings	2,840	—
Federal Home Loan Bank advances	33,156	32,100

Total	$54,396	$59,700

The Company holds two securities sold under agreement to repurchase in the amount of $9.2 million each, due in March 2004 and March 2005, respectively.

Other borrowings of $2.8 million consist of a note payable of $1.4 million to an individual and a line of credit with a financial institution in the amount of $1.4 million. The note payable bears an imputed rate of interest of 5.25% and matures in 2012 with semi-annual payments of $100,000. The Company has drawn $1.4 million on a $10 million line of credit which bears interest at a rate of Prime minus .5%, an effective rate of 3.5% at December 31, 2003.

Mortgage-backed securities available-for-sale with a carrying value of approximately $18.4 million were pledged to collateralize the repurchase agreements as of December 31, 2003. The advances from the FHLB are collateralized by one-to-four family residential mortgages.

The weighted average maturity date was approximately 26 months and 30 months and the weighted average interest rates were approximately 4.16% and 4.12%, respectively, at December 31, 2003 and 2002, respectively.

Future payments at December 31, 2003, for all borrowings were as follows:

Year Ended	Amount

(in thousands)
2004	$19,976
2005	15,723
2006	8,342
2007	449
2008	5,157
Thereafter	4,749

Total	$54,396

Note 12. Trust Preferred Debentures

In April 2002, the Company issued $10.0 million in cumulative trust preferred securities through a newly formed special-purpose trust, Kankakee Capital Trust I, L.P. The proceeds of the offering were invested by Capital Trust I in junior subordinated deferrable interest debentures of the Company. Capital Trust I is a wholly-owned consolidated subsidiary of the Company, and its sole assets are the junior subordinated deferrable interest debentures. Distributions are cumulative and are payable quarterly at a variable rate of 3.70% over the LIBOR rate (an effective rate of 4.92% at December 31, 2003) per annum of the stated liquidation amount of $1,000 per preferred security. Interest expense on the trust preferred securities was $558,000 and $452,000 for the years ended December 31, 2003 and 2002, respectively. The obligations of the trust are fully and unconditionally guaranteed, on a subordinated basis, by the Company. The trust preferred securities are mandatorily redeemable upon the maturity of the debentures on April 7, 2032, or to the extent of any earlier redemption of any debentures by the Company, and are callable beginning April 7, 2007. Issuance costs of $310,000 related to the trust preferred securities were

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

deferred and are being amortized over the period until mandatory redemption of the securities in April 2032. See discussion in Note 1 of Notes to Consolidated Financial Statements regarding current accounting developments relating to the inclusion of trust preferred securities in tier I capital for regulatory purposes. Holders of the capital securities have no voting rights, are unsecured, and rank junior in priority of payment to all of the Company’s indebtedness and senior to the Company’s capital stock. For regulatory purposes, the entire amount of the capital securities is allowed in the calculation of Tier 1 capital. The capital securities are included in the consolidated balance sheet as a liability with the cash distributions included in interest expense.

Note 13. Income Taxes

As of December 31, 2003, the Company had Illinois net operating loss carryforwards of approximately $3.5 million for income tax purposes. The difference between book and tax net operating income results from interest income from certain investments which is exempt from income tax for state income tax purposes. The net operating loss carryforwards expire through 2015.

Income taxes consisted of:

	Year Ended December 31,

	2003	2002	2001

	(in thousands)
Current	$(261)	$2,283	$1,616
Deferred	551	(1,400)	24

	$290	$883	$1,640

The Company’s income tax expense differed from the maximum statutory federal rate of 35% as follows:

	Year Ended December 31,

	2003	2002	2001

	(in thousands)
Expected income taxes	$579	$1,091	$1,715
Income tax effect of:
State income tax (carryforward), net of federal benefit	—	(180)	(149)
Income taxed at lower rate	(16)	(31)	(49)
Increase in cash surrender value of life insurance	(137)	(122)	—
Tax exempt interest, net	(80)	(106)	(106)
Utilization of state net operating loss carryforwards	—	180	149
Other	(56)	51	80

	$290	$883	$1,640

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

Significant components of the deferred tax liabilities and assets, included in other assets, were as follows:

	December 31,

	2003	2002

	(in thousands)
Deferred tax assets:
Allowance for loan losses	$2,900	$2,218
State net operating loss carryforwards	169	130
Accrued benefits	164	140
OREO	20	107
Premises and equipment	581	85
Other	35	210

Total deferred tax assets	3,869	2,890
Valuation allowance for deferred tax assets	169	130

Total deferred tax assets, net of valuation allowance	3,700	2,760

Deferred tax liabilities:
Unrealized gain on securities available-for-sale	(511)	(840)
Loan fees deferred for income tax purposes	(16)	(27)
Stock dividend on FHLB stock	(297)	(198)
Loan costs deferred for book purposes	(388)	(350)
Mortgage servicing rights	(239)	(189)
Intangible assets	(278)	(95)
Basis in acquired assets	(120)	—
Other	—	(90)

Total deferred tax liabilities	(1,849)	(1,789)

Net deferred tax assets	$1,851	$971

Retained earnings at December 31, 2003 and 2002 included approximately $9.0 million of the tax reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $3.1 million as of December 31, 2003 and 2002.

Note 14. Stockholders’ Equity and Regulatory Capital

Prior to the acquisition of Aviston Financial and merger of KFS Bank, FSB into the State Bank of Aviston on October 9, 2003, Kankakee Bancorp, Inc was regulated by the Office of Thrift Supervision. The Company was not subject to regulatory capital requirements separate from the Bank. KFS Bank, FSB was well capitalized under the regulatory framework for prompt corrective action. Subsequent to the acquisition and merger, the Company and the Bank became subject to the various regulatory capital requirements administered by the federal and state banking agencies.

Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

balance-sheet items as calculated under regulatory accounting practices. The Company and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined by the regulations) to average assets (as defined) and Total and Tier I capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from the Bank’s primary regulators, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

					To be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
As of December 31, 2003
Tier 1 Capital to Average Assets
Centrue Financial	$41,893	7.26%	$23,090	4.00%	N/A
Centrue Bank	43,944	7.63%	23,038	4.00%	$28,797	5.00%
Tier I Capital to Risk Weighted Assets
Centrue Financial	41,893	9.90%	16,925	4.00%	N/A
Centrue Bank	43,944	10.46%	16,802	4.00%	25,203	6.00%
Total Capital to Risk Weighted Assets
Centrue Financial	47,173	11.14%	33,850	8.00%	N/A
Centrue Bank	49,201	11.71%	33,604	8.00%	42,006	10.00%

As of December 31, 2002
Tangible Capital to Tangible Assets
KFS Bank, FSB	$35,726	6.73%	$7,961	1.50%	N/A
Core Capital to Tangible Assets
KFS Bank, FSB	35,726	6.73%	21,230	4.00%	$26,537	5.00%
Tier I Capital to Risk Weighted Assets
KFS Bank, FSB	35,726	10.57%	N/A		20,280	6.00%
Total Capital to Risk Weighted Assets
KFS Bank, F.S.B.	38,785	11.47%	27,040	8.00%	33,800	10.00%

A liquidation account in the amount of $17.7 million was established for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after the December 30, 1992 conversion from a mutual savings and loan association to a stock savings bank. In the unlikely event of a complete liquidation of the Bank, each eligible deposit account holder would be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then-current adjusted balance for deposit accounts held, before any distribution may be made with respect to the Bank’s capital stock. The Bank may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock if the effect thereof would cause the net worth of the Bank to be reduced below the amount required for the liquidation account. Due to various natural events, such as death, relocation and general attrition of accounts, the balance in the liquidation account has been reduced to $1.3 million as of December 31, 2003.

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

Note 15. Officer, Director and Employee Plans

Money Purchase Pension Plan and Trust
The Bank sponsored a Money Purchase Pension Plan and Trust (the “Money Purchase Plan”) for the benefit of its employees meeting certain age and service requirements. The Bank contributed to the Money Purchase Plan on behalf of each Participant an amount equal to 7% of the Participant’s compensation, as defined by the Money Purchase Plan. Expense related to the Money Purchase Plan amounted to approximately $309,000, for the year ended December 31, 2001. On January 1, 2002, the Money Purchase Plan was merged into the 401(k) Savings Plan, where it retained its identity as a separate part of the 401(k) Plan. The Bank contributed $305,000 and $301,000 for the years ended December 31, 2003 and 2002, respectively, representing 7% of each Participant’s compensation as defined by the plan.

401(k) Savings Plan

The Bank sponsors a qualified, tax-exempt pension plan qualifying under section 401(k) of the Internal Revenue Code (the “401(k) Plan”). Virtually all employees are eligible to participate after meeting certain age and service requirements. Eligible employees are permitted to contribute 1% to 10% of their compensation to the 401(k) Plan. Expense related to the 401(k) Plan, including plan administration, amounted to approximately $8,000, $17,000 and $15,000, for the years ended December 31, 2003, 2002 and 2001, respectively.

Employee Stock Ownership Plan

The Centrue Financial Corporation Employee Stock Ownership Plan (the “ESOP”) covers all full time employees who have completed twelve months of service and have attained the minimum age of twenty-one. A participant is 100 percent vested after seven years of credited service.

During 2003 and 2002, the Company made a direct cash contribution totaling $120,000, to the ESOP. The trust used the contribution to acquire Company stock in the open market, and the acquired shares were allocated to the participants at the end of the plan year. As of January 1, 2004, the ESOP was merged into the Company’s 401(k) Plan. All participant balances were considered 100% vested upon the merger.

Shares allocated to participants totaled 149,973, 198,374 and 199,840 at December 31, 2003, 2002 and 2001. There were no unallocated shares during this time period.

The Board of Directors of the Company may direct payment of dividends with respect to shares allocated to the participants to be paid in cash to the participants. All shares of stock owned by the ESOP are considered outstanding and included in the weighted average shares outstanding for calculating earnings per share.

Stock Option Plan

In 1992, the Company adopted an incentive stock option plan for the benefit of directors, officers, and employees of the Company or the Bank (the “1992 Stock Option Plan”). The number of shares of common stock authorized under the 1992 Stock Option Plan is 350,000. The option exercise price of an incentive stock option must be at least equal to the fair market value per share of the common stock on the date of grant. The 1992 Stock Option Plan also provides for the issuance of nonqualified stock options, restricted stock and stock appreciation rights and limited stock appreciation rights. All options available under the Plan have been granted.

In 2003, the Company adopted an incentive stock option plan for the benefit of directors, officers, and employees of the Company or the Bank (the “2003 Stock Option Plan”). The number of shares of common stock authorized under the 2003 Stock Option Plan is 233,000. The option exercise price of an incentive stock option must be at least equal to the fair market value per share of the common stock on the date of grant. The 2003 Stock Option Plan also provides for the issuance of nonqualified stock options, restricted stock and stock appreciation rights and limited stock appreciation rights.

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

Activity in the stock option plan was as follows:

	2003		2002		2001

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Fixed Options
Outstanding at beginning of year	9,500	$14.632	70,770	$5.859	100,670	$5.175
Granted	107,000	22.666	5,000	18.575	5,000	13.195
Exercised	(12,700)	15.988	(66,270)	5.561	(34,900)	4.938
Forfeited	(2,000)	26.250	—	—	—	—

Outstanding at end of year	101,800	22.690	9,500	14.632	70,770	5.859

Options exercisable at year-end	46,800		9,500		35,385

Weighted-average fair value of options granted during the year		$9.70		$3.54		$5.41

	Options Outstanding			Options Exercisable

	Outstanding	Weighted	Weighted	Outstanding	Weighted
	as of	Average	Average	as of	Average
	December 31,	Contractual	Exercise	December 31,	Exercise
	2003	Life (in Years)	Price	2003	Price
Exercise Price
$18.575	5,000	8.9	$18.575	5,000	$18.575
19.000	21,800	9.3	19.000	21,800	19.000
20.250	20,000	9.4	20.250	20,000	20.250
23.185	15,000	9.5	23.185	—	23.185
26.250	40,000	9.8	26.250	—	26.250

	101,800	9.5	$22.690	46,800	$22.690

Stockholders’ Rights Plan

On May 14, 1999, the Company’s Board of Directors adopted a Stockholders’ Rights Plan. The Plan provided for the distribution of one Right on June 15, 1999, for each share of the Company’s outstanding common stock as of May 24, 1999. The Rights have no immediate economic value to stockholders because they cannot be exercised unless and until a person, group or entity acquires 15% or more of the Company’s common stock or announces a tender offer. The Plan also permits the Company’s Board of Directors to redeem each Right for one cent under various circumstances.

In general, the Rights Plan provides that if a person, group or entity acquires a 15% or larger stake in the Company or announces a tender offer, and the Company’s Board chooses not to redeem the Rights, all holders of Rights, other than the 15% stockholder or the tender offeror, will be able to purchase a certain amount of the Company’s common stock for half of its market price.

Restricted Stock Awards

On October 30, 2003, the Company issued restricted stock awards to certain key employees and directors. The shares awarded to participants totaled 27,800, at a market price of $29.50 per share. The shares vest over either a two or five year period. As the shares vest, they will be charged to compensation expense at the market price at date of grant.

Directors’ Deferred Compensation Plan

The Company has a deferred compensation plan for nonemployee directors of the Company in which a participating director may defer directors’ fees in the form of “phantom stock units.” For

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

directors electing to participate in the plan, a deferred compensation account, included in other liabilities on the consolidated balance sheet, is credited with phantom stock units. Phantom stock units shall also be increased by any dividends or stock splits declared by the Company. At December 31, 2003, the liability for deferred compensation was $43,000 which represented approximately 1,770 phantom stock units.

Note 16. Commitments and Contingencies

In the normal course of business, there are outstanding various contingent liabilities such as claims and legal action, which are not reflected in the consolidated financial statements. In the opinion of management, the ultimate resolution of these matters is not expected to have a material effect on the financial position or on the results of operations of the Company and its subsidiary.

Note 17. Financial Instruments

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

The Bank’s exposure to credit loss, in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit, is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Financial instruments whose contract amount represent credit risk follows:

	December 31,

	2003	2002

	(in thousands)
Commitments to originate new loans	$13,803	$19,100
Commitments to extend credit	46,451	31,106
Standby letters of credit	2,506	1,228

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

Standby letters of credit written are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2003 and 2002, no amounts have been recorded as liabilities for the Bank’s potential obligations under these guarantees.

The Company and the Bank do not engage in the use of interest rate swaps, futures, forwards, or option contracts.

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

Note 18. Fair Value of Financial Instruments

The following table reflects a comparison of carrying amounts and the fair values of the financial instruments:

	December 31

	2003		2002

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

	(in thousands)
Assets:
Cash and cash equivalents	$45,605	$45,605	$47,426	$47,426
Certificates of deposit	50	50	50	50
Investment securities	88,604	88,624	83,731	83,741
Loans, gross	433,311	445,733	390,763	395,142
Loans held for sale	—	—	128	130
FHLB stock	3,298	3,298	2,740	2,740
Accrued interest receivable	2,552	2,552	2,796	2,796
Liabilities:
Deposits	$494,352	$498,772	$431,814	$435,816
Borrowings	54,396	55,323	59,700	62,220
Trust preferred debentures	10,000	10,000	10,000	10,000
Accrued interest payable	451	451	472	472

The fair values utilized in the table were derived using the information described below for the group of instruments listed. It should be noted that the fair values disclosed in this table do not represent market values of all assets and liabilities of the Company and, thus, should not be interpreted to represent a market or liquidation value for the Company.

The following methods and assumptions were used by the Company in estimating the fair value disclosures for financial instruments:

Cash and cash equivalents and certificates of deposit: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Investment securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amounts of accrued interest approximate their fair values.

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

Off-balance-sheet instruments: Fair values for the Bank’s off-balance-sheet instruments (guarantees and loan commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value for such commitments is nominal.

Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable-rate, fixed-term money market accounts approximate their fair values at the balance sheet date. Fair values for

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amounts of advance payments by borrowers for taxes and insurance approximate their fair value.

Borrowed funds: Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. The Trust Preferred Debentures are privately held; therefore the carrying amount approximates fair value.

Accrued interest payable: The carrying amounts of accrued interest payable approximate their fair value.

Note 19. Sale of Branch

On February 14, 2003, the Company sold its Hoopeston bank branch at a premium resulting in a gain of $478,000. The branch had approximately $6.4 million in loans and $19.4 million in deposits.

Note 20. Condensed Parent Company Only Financial Statements

	December 31,

	2003	2002
Statements of financial condition

	(in thousands)
Assets:
Cash and cash equivalents	$76	$8,728
Certificate of deposit	50	50
Investment securities, available-for-sale	379	465
Equity in net assets of Centrue Bank	57,715	41,614
Investment in Kankakee Capital Trust I	310	310
Other assets	803	538

	$59,333	$51,705

Liabilities and stockholders’ equity:
Trust preferred debentures	$10,000	$10,000
Other borrowings	2,840	—
Other liabilities	850	598
Common stock	42	36
Additional paid-in capital	28,929	15,022
Retained income	39,231	38,517
Accumulated comprehensive income	1,088	1,631
Unearned restricted stock	(820)	—
Treasury stock	(22,827)	(14,099)

	$59,333	$51,705

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

	Years Ended December 31,

	2003	2002	2001
Statements of income

	(in thousands)
Dividends from subsidiary	$1,894	$1,875	$1,715
Interest income	41	141	54
Net gain on sale of investments	8	—	—

Operating income	1,943	2,016	1,769

Equity in undistributed earnings of Centrue Bank	415	1,177	1,821
Interest expense	611	452	—
Other expenses	983	986	471

Income before income tax benefit	764	1,755	3,119
Income tax benefit	599	478	142

Net income	$1,363	$2,233	$3,261

	Years Ended December 31,

	2003	2002	2001
Statements of cash flows

	(in thousands)
Operating activities:
Net income	$1,363	$2,233	$3,261
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of securities	(8)	—	—
Equity in undistributed earnings of Centrue Bank	(415)	(1,177)	(1,821)
Other	(772)	(68)	(89)

Net cash provided by operating activities	168	988	1,351

Investing activities:
Available-for-sale investment securities:
Proceeds from sale of securities	96	—	—
Purchases	(14)	(22)	(24)
Purchase of State Bank of Aviston	20	—	—

Net cash provided by (used in) investing activities	102	(22)	(24)

Financing activities:
Purchase of treasury stock	(9,308)	(3,202)	(1,543)
Dividends paid	(649)	(680)	(583)
Proceeds from issuance of trust preferred debentures	—	10,000	—
Proceeds from borrowings	933	—	—
Payments on borrowings	(100)	—	—
Proceeds from exercise of stock options	202	539	278

Net cash provided by (used in) financing activities	(8,922)	6,657	(1,848)

Increase (decrease) in cash and cash equivalents	(8,652)	7,623	(521)
Cash and cash equivalents:
Beginning of period	8,728	1,105	1,626

End of period	$76	$8,728	$1,105

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

Note 21. Quarterly Results of Operations (Unaudited)

	Year Ended December 31, 2003

	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$7,164	$6,339	$6,641	$7,333
Interest expense	2,980	2,696	2,979	3,342

Net interest income	4,184	3,643	3,662	3,991
Provision for loan losses	101	272	3,683	66

Net interest income (loss) after provision for loan losses	4,083	3,371	(21)	3,925
Other income	1,315	1,534	1,116	1,741
Other expense	4,633	3,508	3,601	3,669

Income (loss) before income taxes	765	1,397	(2,506)	1,997
Income taxes	93	574	(1,003)	626

Net income (loss)	$672	$823	$(1,503)	$1,371

Basic earnings (loss) per share	$0.27	$0.44	$(0.80)	$0.64

Diluted earnings (loss) per share	$0.26	$0.44	$(0.80)	$0.64

	Year Ended December 31, 2002

	Three Months Ended
	December 31	September 30	June 30	March 31

	(in thousands, except per share data)
Interest income	$7,899	$8,119	$8,316	$7,780
Interest expense	3,852	4,063	4,238	3,933

Net interest income	4,047	4,056	4,078	3,847
Provision for loan losses	234	3,144	464	148

Net interest income after provision for loan losses	3,813	912	3,614	3,699
Other income	1,397	1,082	1,114	959
Other expense	3,479	3,239	3,376	3,380

Income (loss) before income taxes	1,731	(1,245)	1,352	1,278
Income taxes	541	(456)	414	385

Net income (loss)	$1,190	$(789)	$938	$893

Basic earnings (loss) per share	$0.51	$(0.34)	$0.39	$0.37

Diluted earnings (loss) per share	$0.51	$(0.34)	$0.39	$0.36

CORPORATE
INFORMATION

CORPORATE INFORMATION

Corporate Headquarters

Centrue Financial Corporation
310 South Schuyler Avenue
P.O. Box 3
Kankakee, Illinois 60901-0003
(815) 937-4440
(815) 937-3674 FAX

Special Counsel

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC
333 West Wacker Drive
Suite 2700
Chicago, Illinois 60606
(312) 984-3100

Transfer Agent and Registrar

The Company’s transfer agent, LaSalle Bank N.A., maintains all stockholder records and can assist with stock transfer and registration, address changes, corrections in social security or tax identification numbers and 1099 tax reporting questions. If you have any questions, please contact the stock transfer agent at the address below:

LaSalle Bank N.A.

135 S. LaSalle Street, Suite 1960
Chicago, Illinois 60603
Attn: Shareholder Services
(312) 904-2458

Independent Auditors

McGladrey & Pullen, LLP
1806 Fox Drive
Champaign, Illinois 61820

WEB SITE ACCESS TO UNITED STATES SECURITIES AND EXCHANGE COMMISSION FILINGS

All reports filed electronically by the Company with the United Stated Securities Exchange Commission (the “SEC”), including the annual report on Form 10-K, quarterly reports on Form 10-Q, and current events reports on Form 8-K, as well as any amendments to those reports are accessible at no cost on our internet site at www.centrue.com and on the SEC’s web site at www.sec.gov. We will also provide you with a copy free of charge by contacting:

Centrue Financial Corporation

310 South Schuyler Avenue
P.O. Box 3
Kankakee, Illinois 60901-0003
(815) 937-4440

CORPORATE GOVERNANCE

The Company’s corporate governance practices are described in the following documents, which are available on the Company’s Web site at www.centrue.com or which may be obtained in print form from us at the above address:

•	Audit Committee charter
•	Executive Committee charter
•	Code of Conduct

CORPORATE
INFORMATION

Quarterly Press Releases

Copies of Centrue Financial Corporation’s quarterly press releases and other public information are available upon request, without charge by contacting:

Centrue Financial Corporation

310 South Schuyler Avenue
P.O. Box 3
Kankakee, IL 60901-0003
(815) 937-4440

Annual Meeting

The annual meeting of stockholders will be held at 10:00 a.m. on Friday, April 24, 2003, at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, located at 333 West Wacker Drive, Suite 2700, Chicago, Illinois. Stockholders are encouraged to attend.

Common Stock – Market and Dividend Information

The common stock of the Company is traded on the American Stock Exchange under the symbol CFF. At March 4, 2004, there were 2,607,816 shares of the Company’s common stock issued and outstanding and there were approximately 635 holders of record.

The price range of the Company’s common stock from January 1, 2002 through March 4, 2004, is set forth in the following table:

	2003		2002

	High	High	High	Low

1st Quarter	$19.70	$17.90	$19.70	$11.00
2nd Quarter	23.10	18.20	20.25	11.50
3rd Quarter	28.30	23.00	19.75	12.35
4th Quarter	32.30	25.70	18.93	12.60
January 1, 2003, through March 4, 2004	28.20	27.60

The Company paid its first cash dividend since becoming a public company during the first quarter of 1995. Cash dividends in the total amount of $.30 per share and $.28 per share were paid during 2003 and 2002, respectively. The Board of Directors of the Company declared a quarterly cash dividend of $.075 per share payable on March 1, 2004, to stockholders of record as of February 16, 2004. Future dividends will depend primarily upon the Company’s earnings, financial condition and need for funds, as well as restrictions imposed by regulatory authorities regarding dividend payments and net worth requirements. See Note 14 of the Notes to Consolidated Financial Statements for additional information regarding restrictions on the payment of dividends by the Bank to the Company.

DIRECTORS AND
OFFICERS

DIRECTORS AND OFFICERS

As of March 1, 2004

Centrue Financial Corporation Directors

Chairman of the Board, Michael A. Griffith

President and Chief Executive Officer, Centrue Financial Corporation, Thomas A. Daiber
President, Gundaker Commercial Group, Inc., Michael J. Hejna
President, Smith, Koelling, Dykstra & Ohm, PC, Mark L. Smith
Retired; Former Executive Director, Kankakee YMCA, Wesley E. Walker

Centrue Financial Corporation Officers

President and Chief Executive Officer, Thomas A. Daiber

Chief Financial Officer, James M. Lindstrom
Secretary, Lynn O’Brien

Centrue Bank, Directors and Officers

Chairman of the Board, Michael A. Griffith

Directors, Mark L. Smith, Michael J. Hejna, Wesley E. Walker, Thomas A. Daiber,
President and Chief Executive Officer, Thomas A. Daiber
Chief Financial Officer, James M. Lindstrom
Chief Lending Officer, Bradley S. Rench
President, Centrue North, Michael A. O’Gorman
President, Centrue South, Bryan L. Marsh
President, Centrue East, John N. Kempen
President, Centrue West, Keith M. Roseland
Senior Vice President, Carol S. Hoekstra
Vice Presidents: Robert E. Bardash, Donald E. Bayston, John A. Betts,
Hollice Clark, Cynthia T. Knebel, Staci Lightfoot, Marsha S. Lloyd,
Christopher W. Maschoff, Rick R. Parks, Terry L. Ralston,
Dorcilla C. Schoolman, Lynda L. Tite, Adam B. Yeazel

OFFICE LOCATIONS

CentrueBank

Service. Centered on you!

Illinois
BOURBONNAIS
DIAMOND
COAL CITY
BRAIDWOOD
MOMENCE
Will County
MANTENO
Grundy County
MAIN OFFICE
KANKAKEE
Kankakee County
BRADLEY
Livingston County
DWIGHT
ASHKUM
Iroquois County
HERSCHER
Champaign County
URBANA
CHAMPAIGN
Clinton County
St Clair County
AVISTON
ST. ROSE
FAIRVIEW HEIGHTS
FDIC